Form 10-K, Exhibit 13
period 1996-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 1997-03-31
CIK 744485

                             SELECTED CONSOLIDATED FINANCIAL DATA
                               ($000'S, EXCEPT PER SHARE DATA)


AT OR FOR THE YEAR ENDED DECEMBER 31,          1996        1995        1994        1993        1992
-------------------------------------          ----        ----        ----        ----        ----
INCOME STATEMENT DATA:

Interest income                            $ 31,671    $ 30,893       $ 27,375    $ 26,836    $ 29,598
Interest expense                             14,808      14,705         11,429      11,708      14,583
                                           --------    --------       --------    --------    --------
Net interest income                          16,863      16,188         15,946      15,128      15,015
Provision for loan losses                     1,190       1,480          1,440       1,481       1,474
                                           --------    --------       --------    --------    --------
Net interest income after
 provision for loan losses                   15,673      14,708         14,506      13,647      13,541
Noninterest income                            3,239       2,702          2,764       3,540       3,431
Noninterest expenses                         10,372      10,433         11,010      11,387      11,169
                                           --------    --------       --------    --------    --------
Income before income taxes                    8,540       6,977          6,260       5,800       5,803
Provision for income taxes                    2,529       2,040          1,785       1,366       1,633
                                           --------    --------       --------    --------    --------
NET INCOME                                 $  6,011    $  4,937       $  4,475    $  4,434    $  4,170
                                           --------    --------       --------    --------    --------
                                           --------    --------       --------    --------    --------
BALANCE SHEET DATA:
Cash and due from banks                    $ 15,247    $ 18,119       $ 16,539    $ 19,133    $ 15,717
Investments (2)                             166,585     171,125        164,254     164,542     150,233
Loans, net                                  227,814     220,865        212,823     216,163     229,807
Direct lease financing                          999         622            373         993       1,281
All other assets                             15,919      17,160         17,646      15,298      15,440
                                           --------    --------       --------    --------    --------
TOTAL ASSETS                               $426,564    $427,891       $411,635    $416,129    $412,478
                                           --------    --------       --------    --------    --------
                                           --------    --------       --------    --------    --------
Deposits                                   $328,795    $327,555       $329,363    $349,360    $352,623
Other borrowings                             36,758      43,278         30,654      18,113      15,080
All other liabilities                         6,176       6,053          5,918       4,858       4,491
Stockholders' equity                         54,835      51,005         45,700      43,798      40,284
                                           --------    --------       --------    --------    --------
Total liabilities and
 stockholders' equity                       $426,564    $427,891       $411,635    $416,129    $412,478
                                           --------    --------       --------    --------    --------
                                           --------    --------       --------    --------    --------
PER SHARE DATA:
Net income                                  $  6.76    $   5.57       $   5.05 $      5.01 $      4.71
Cash dividends declared                        2.00        1.65           1.45        1.30        1.15
Book value (at end of year)                   61.66       57.47          51.57       49.43       45.47

SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (1)                   1.43%       1.21%          1.08%       1.09%       1.03%
Return on average equity (1)                  11.47       10.15           9.89       10.35       10.68
Average stockholders' equity
 to average assets (1)                        12.47       11.93          10.96       10.53        9.63
Tax equivalent interest
 rate spread                                   3.64        3.62           3.78        3.73        3.62
Tax equivalent net interest income
 to average earning assets (1)                 4.50        4.46           4.34        4.23        4.20
Non-performing loans and other
 real estate owned to total assets             0.94        2.25           2.39        2.72        1.72
Dividend payout ratio (3)                     29.60       29.63          28.72       25.98       24.44


(1) Does not reflect impact of securities available-for-sale fair values on average balances.
(2) Includes interest-bearing deposits in other financial institutions, federal funds sold, securities available-for-sale and securities held-to-maturity.
(3) Total cash dividends divided by net income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of Northern States Financial Corporation's (Company) financial position and results of operations. It should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has two wholly-owned subsidiaries (the Subsidiaries): The Bank of Waukegan (Bank), a commercial banking company providing traditional banking services, including trust services, to corporate, retail and civic entities in the market; and First Federal Bank, fsb, (Thrift), a savings institution providing traditional thrift services primarily to individuals and small businesses in the local market area.

     The Company and its subsidiaries are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Illinois Office of Banks and Real Estate and the Office of Thrift Supervision. Among other things, these agencies limit the activities in which the Company and its Subsidiaries may engage, the investments and loans which the Bank and/or Thrift funds, and the reserves against deposits which the Bank and Thrift must maintain.

     The reader should recognize that the financial results vary significantly between a commercial bank and a traditional savings and loan entity. A savings and loan institution normally has a higher percentage of fixed rate loans to total earning assets, a much lower volume of noninterest bearing transaction accounts, and a relatively low allowance for loan losses to total loans. Approximately 25% of the Company's assets are invested in the Thrift.

     The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company cautions readers of this Annual Report that a number of important factors could cause the Company's actual results in 1997 and beyond to differ materially from those expressed in any such forward-looking statements.

TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES
($000's)

                                                     1996                          1995                           1994
                                        ---------------------------    ---------------------------    ---------------------------
                                        AVERAGE                        AVERAGE                        AVERAGE
FOR THE YEARS ENDED DECEMBER 31,        BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
--------------------------------        -------    --------    ----    -------    --------    ----    -------    --------    ----
ASSETS
Loans (1) (2) (3)                      $233,167    $ 22,296    9.56%   $223,806   $ 21,788    9.74%   $214,922   $ 19,006    8.84%
Taxable securities (5)                  124,271       7,663    6.12     122,401      7,313    5.95     127,328      6,428    5.02
Securities exempt
 from federal
 income taxes (2) (5)                    22,058       1,799    8.36      20,838      1,751    8.43      21,769      1,893    8.70
Interest-bearing deposits
 in financial institutions                  504          28    5.56       1,572        117    7.44       9,520        381    4.00
Bankers' acceptances                          0           0    0.00           0          0    0.00         564         21    3.72
Federal funds sold                       13,844         742    5.36      12,541        740    5.90       9,590        383    3.99
                                       --------    --------   -----    --------    -------   -----    --------   --------   -----
 Interest-earning assets                393,844      32,528    8.25     381,158     31,709    8.31     383,693     28,112    7.31
Noninterest earning assets               25,818                          26,018                         28,469
                                       --------    --------   -----    --------    -------   -----    --------   --------   -----
  Average assets (4)                   $419,662                        $407,176                       $412,162
                                       --------                        --------                       --------
                                       --------                        --------                       --------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW deposits                           $ 39,474       1,177    2.98    $ 39,361      1,149     2.92   $ 36,911        982    2.66
Money market deposits                    44,272       1,792    4.05      39,980      1,866     4.67     52,029      1,442    2.77
Savings deposits                         46,828       1,395    2.98      48,796      1,436     2.94     55,585      1,573    2.83
Time deposits                           155,378       8,720    5.61     150,994      8,381     5.55    152,933      6,349    4.15
Other borrowings                         35,006       1,724    4.92      34,633      1,873     5.41     26,086      1,083    4.15
                                       --------    --------   -----    --------    -------    -----    --------   --------  -----
 Interest-bearing
  liabilities                           320,958      14,808    4.61     313,764     14,705     4.69    323,544     11,429    3.53
                                       --------    --------   -----    --------    -------    -----    --------   --------   -----
Demand deposits and
 other noninterest bear-
 ing liabilities                         46,580                          45,125                         43,797
Stockholders' equity                     52,124                          48,287                         44,821
                                       --------    --------   -----    --------    -------    -----    --------   --------   -----
 Average liabilities and
  stockholders' equity                 $419,662                        $407,176                       $412,162
                                       --------                        --------                       --------
                                       --------                        --------                       --------
 Net interest income                                $17,720                        $17,004                                 $16,683
                                                    -------                        -------                                 -------
                                                    -------                        -------                                 -------
 Net yield on interest
  earning assets                                               4.50%                           4.46%                         4.34%
                                                              ------                          ------                        ------
                                                              ------                          ------                        ------
 Interest-bearing liabilities
  to earning assets ratio                                     81.40%                          82.22%                        84.19%
                                                              ------                          ------                        ------
                                                              ------                          ------                        ------

(1) - Interest income on loans includes loan origination and other fees of $443 for 1996, $540 for 1995 and $706 for 1994.
Average loans include direct lease financing.
(2) - Tax exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate for all years presented.
(3) - Nonaccrual loans are included in average loans.
(4) - Average balances are derived from the average daily balances.
(5) - Rate information was calculated based on the average amortized cost for securities. The 1996, 1995 and 1994 average balance information includes an average valuation allowance for taxable securities of $(985), $(521) and $(623). The 1996 and 1995 average balance information includes an average valuation allowance of $540 and $58 for tax-exempt securities.

NET INTEREST INCOME

     Table 1 shows a comparison of net interest income and average volumes, together with effective yields earned and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

     Interest income is the primary source of revenue for the Company. It comprised 90.7% of the Company's total revenues in 1996, 92.0% in 1995 and 90.8% in 1994.

     Net interest income is the difference between interest income earned on average interest-earning assets, such as loans and securities, and interest expense on average interest-bearing liabilities, such as deposits and other borrowings. In table 1, interest income on non-taxable securities and loans has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities.

     Several factors affect net interest income of which one factor is changes in interest rates which are usually indicated by the changes in the prime lending rate. The prime rate decreased and stabilized in 1996, peaked in 1995, and significantly increased in 1994. The weighted average prime lending rate in 1996 was 8.27%, a decrease of 56 basis points from 8.83% in 1995, and was 7.15% in 1994. During 1996 the prime lending rate began the year at 8.50% and dropped to 8.25% on February 1, 1996 where it remained for the balance of the year. The decline in the prime lending rate in 1996 caused corresponding decreases in rates earned on variable rate loans that were tied to the prime rate and on fixed rate loans as they were renewed or new fixed rate loans were made. Table 1 shows that rates earned on average loans in 1996 decreased to 9.56% in 1996 from 9.74% in 1995 after increasing in 1995 from 8.84% in 1994. The general decline in rates in 1996 is evidenced by the decline in yields on total average interest-earning assets which declined 6 basis points in 1996 while rates on average interest-bearing liabilities dropped 8 basis points in 1996 after increasing 116 basis points in 1995.

     Another important factor affecting net interest income is the average earning asset ratio, which is the percentage of average assets that earn interest income to total average assets. For the Company this ratio exceeded 93% for all periods shown in table 1.

     As indicated in table 1, the Company's net interest income rose in 1996, with a higher growth rate than experienced in 1995 compared to 1994. Net interest income increased $716,000 in 1996 or 4.21% as compared to 1995 net
interest income which had increased $321,000 or 1.92% over 1994.   A
significant reason for the 1996 increase was that average interest-earning assets increased $12.7 million in 1996 while average interest-bearing liabilities only increased $7.2 million. This is further evidenced in Table 2 which shows that the 1996 increase in net interest income is primarily attributable to changes due to volume.

     Another factor that influenced net interest income in 1996 was a slight increase in the interest rate spread. The interest rate spread is the difference between the yield earned on assets less the rates paid on liabilities. The interest rate spread was 3.64% in 1996 as compared to 3.62% in 1995 and 3.78% in 1994.

     The Company's average deposit and other borrowing rates were 4.61% in 1996, a slight drop from 4.69% in 1995 which had increased from 3.53% in 1994. The rates earned on average earning assets during 1996 decreased slightly to 8.25% from 8.31% in 1995 which had risen from 7.31% in 1994. In 1996 the Company had more interest-bearing liabilities repricing than assets. On a forward looking basis, the Company is "liability sensitive" out to at least one year. This means that in a decreasing rate environment, interest-bearing deposits and other liabilities will reprice downward faster than our interest-earning assets. This is evidenced in 1996 that as rates declined and stabilized, yields on interest-earning assets declined only 6 basis points while the rates on interest-bearing liabilities declined 8 basis points.

     Another factor influencing net interest income is the "interest-bearing liabilities to earning assets ratio" as shown in table 1 which indicates how many cents of each dollar of earning assets are funded by an interest-bearing liability. As table 1 indicates, this relationship has declined to less than 82% in 1996 from 84% in 1994. The decline in this ratio has a positive impact on interest income.

     The mix of assets and liabilities also affects net interest income. Average assets increased by 3.1% in 1996, as compared with a decrease of 1.2% in 1995. Local economic conditions continued to improve in 1996 as evidenced by the increase in average loans. Average loan volume increased 4.2% in 1996 after an increase of 4.1% in 1995. Average total securities increased 2.2% in 1996 after declining 3.9% in 1995.

     In 1996, total average interest-bearing deposits increased $6.8 million from 1995 levels while average other borrowings, which consists primarily of repurchase agreement products, increased only $373,000 from 1995. The increase in average interest-bearing deposits occurred at the Bank where average interest-bearing deposits increased $8.2 million. At the Thrift average interest-bearing deposits declined $1.4 million in 1996 while the decline in 1995 was $7.8 million. Thrifts traditionally have paid slightly higher rates on deposits. In 1995, the Company adjusted the Thrift's deposit rate structure to be in line with the Bank's and as a consequence some deposits left the Thrift. In 1996, customers at both institutions continued to increase their deposits in money market accounts which had higher yields compared to savings deposits, which balances decreased.

     Interest rates paid on deposits and charged for loans dur-ing 1996 remained comparable with other local financial institutions during the year. In spite of the many non-bank investment products available to our customers today, as well as from other financial institutions, the Company is pleased in its ability to maintain the level of interest-bearing liabilities.

     As table 1 indicates, the average balances of other borrowings increased only slightly in 1996 after increasing $8.5 million in 1995. Most of the other borrowings are in the form of securities sold under repurchase agreements (repurchase agreements) which the Company continues to offer as an alternative to certificates of deposit. A repurchase agreement is not subject to FDIC insurance and to reserve requirements, and therefore is less costly to the Company. The repurchase agreement also gives the customer added security for the borrowing in the form of a security pledged by the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

     Many other factors beyond Management's control can have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

     The components of the changes in net interest income are shown in table
2. Table 2 allocates changes in net interest income between amounts attributable to changes in rate and changes in volume for the various categories of interest-earning assets and interest-bearing liabilities.


TABLE 2    ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
($ 000'S)

                                         1996 COMPARED TO 1995         1995 COMPARED TO 1994
                                      --------------------------    --------------------------
                                          INCREASE (DECREASE)           INCREASE (DECREASE)
                                      --------------------------    --------------------------
                                                CHANGE    CHANGE              CHANGE    CHANGE
                                      TOTAL     DUE TO    DUE TO    TOTAL     DUE TO    DUE TO
FOR THE YEAR ENDED DECEMBER 31        CHANGE    VOLUME    RATE      CHANGE    VOLUME    RATE
------------------------------        ------    ------    ------    ------    ------    ------
INTEREST INCOME
Loans                                 $ 508     $  902    $(394)    $2,782     $ 809     $1,973
Taxable securities                      350        140      210        885      (261)     1,146
Securities exempt from
 federal income taxes                    48         62      (14)      (142)      (84)       (58)
Interest-bearing deposits
 in financial institutions              (89)       (65)     (24)      (264)     (453)       189
Bankers' acceptances                      0          0        0        (21)      (21)         0
Federal funds sold                        2         73      (71)       357       140        217
                                     ------      -----    -----     ------     -----     ------
  Total interest income                 819      1,112     (293)     3,597       130      3,467
                                     ------      -----    -----     ------     -----     ------
INTEREST EXPENSE
NOW deposits                             28          3       25        167        68         99
Money market deposits                   (74)       188     (262)       424      (392)       816
Savings deposits                        (41)       (58)      17       (137)     (198)        61
Time deposits                           339        245       94      2,032       (81)     2,113
Other borrowings                       (149)        20     (169)       790       411        379
                                     ------      -----    -----     ------     -----     ------
  Total interest expense                103        398     (295)     3,276      (192)     3,468
                                     ------      -----    -----     ------     -----     ------
NET INTEREST INCOME                   $ 716     $  714    $   2     $  321     $ 322     $   (1)
                                     ------      -----    -----     ------     -----     ------
                                     ------      -----    -----     ------     -----     ------

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.
Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

TABLE 3 SECURITIES
($ 000'S)


DECEMBER 31,                             1996                   1995                  1994
-----------                       -------------------    -------------------    -------------------
                                           % OF TOTAL             % OF TOTAL             % OF TOTAL
SECURITIES AVAILABLE-FOR-SALE     AMOUNT    PORTFOLIO    AMOUNT    PORTFOLIO    AMOUNT    PORTFOLIO
-----------------------------     ------   ----------    ------   ----------    ------   ----------
U.S. Treasury                   $ 16,114     10.76%     $ 37,248    24.01%     $40,448      56.06%
U.S. Government agencies
 and corporations                 89,604     59.84        71,581    46.13       17,233      23.88
States and political
 subdivisions                     25,482     17.02        22,065    14.22            0       0.00
Mortgage-backed securities        16,430     10.97        20,472    13.19       10,979      15.22
Equity securities and
 mutual fund investment
 in debt securities                2,120      1.41         3,804     2.45        3,493       4.84
                                --------    -------     --------   -------     -------     -------
  Total                         $149,750    100.00%     $155,170   100.00%     $72,153     100.00%
                                --------    -------     --------   -------     -------     -------
                                --------    -------     --------   -------     -------     -------

($ 000'S)

DECEMBER 31,                                       1994
------------                                 -------------------
                                                      % OF TOTAL
SECURITIES HELD-TO-MATURITY                  AMOUNT    PORTFOLIO
---------------------------                  ------   ----------

U.S. Treasury                                $19,224     24.50%
U.S. Government agencies
 and corporations                             23,352     29.75
States and political
 subdivisions                                 23,838     30.37
Mortgage-backed securities                    12,074     15.38
                                             -------    -------
  Total                                      $78,488    100.00%
                                             -------    -------
                                             -------    -------

As of December 31, 1996, the Company held no securities of any single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the Federal Home Loan Mortgage Corporation (FHLMC), the Federal Home Loan Bank (FHLB), the Federal National Mortgage Association (FNMA), and the Government National Mortgage Association (GNMA), that exceeded 10% of consolidated stockholders' equity. Virtually all of the Company's securities at December 31, 1996 are considered investment grade. Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of consolidated stockholders' equity, none of the holdings from individual municipal issuers exceed this threshold.

The Company also holds local municipal bonds which, although not rated, are considered low risk investments.

The carrying value of interest-bearing balances with banks and federal funds sold consisted of the following at December 31, 1996:

First USA Bank, Dallas                $ 8,000
LaSalle National Bank, Chicago          7,500
Federal Home Loan Bank, Chicago         1,200
Bank of America, Illinois                 100
Harris Bank, Chicago                       35
                                      -------
  Total carrying value                $16,835
                                      -------
                                      -------

SECURITIES

    All securities of the Company at December 31, 1996 are classified as available-for-sale. The Company classifies its securities as available-for-sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes, to adjust the portfolio for interest rate risk purposes or to adjust for income tax purposes. In previous years, until late in 1995, securities that were subject to repricing or had an original maturity of two years or less were classified as available-for-sale while all other securities were classified as held-to-maturity.

     Late in 1995, the Company, as permitted by the Statement of Financial Accounting Standards ("SFAS") No. 115 implementation guide released in 1995, exercised a one time opportunity to reassess the appropriateness of the classification of all securities held. Based on this review, the Company reclassified securities, having an amortized cost of $96,547,000 and a net unrealized gain of $772,000 during 1995, from held-to-maturity to available-for-sale. This reclassification transferred all held-to-maturity securities to the available-for-sale classification and provided the Company with an improved ability to manage its securities portfolio.

     The securities portfolio decreased $5.4 million at year end 1996 from 1995, after an increase of $4.5 million at year-end 1995 from 1994. However, average securities, as shown in table 1, increased in 1996 from 1995 by $3.1 million. The increase was the result of increased average interest-bearing liabilities, of which the excess, after being used to increase our loans, was invested in securities. Holdings of U.S. Treasury securities declined $21.1 million at December 31, 1996 compared to December 31, 1995. As U.S. Treasury securities matured they were reinvested into U.S. Government agency issues which increased by $18.0 million to $89.6 million at December 31, 1996, from $71.6 million at December 31, 1995. The increase in U.S. Government agency issues is the result of the Company investing in higher yielding agency issues that have call provisions in order to maximize yields on the Company's securities portfolio while helping to minimize state income taxes.

     The Company attempts to keep at least half its portfolio in U.S. Treasury and U.S. Government agency issues, which was the case for all
periods reported in table 3.   This allows the Company to better manage its
exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury and U.S. Government agency issues comprised over 70% of the total portfolio at December 31, 1996.

     Holdings of tax-exempt securities had an increase of $3.4 million to $25.5 million at December 31, 1996. Reflecting the change applicable to commercial banks in the federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. However, the Company was able to purchase "bank qualified" tax-exempt issues from local taxing bodies. The Company will continue to buy securities issued by local tax-exempt entities, in an effort to support the local community, consistent with the investment standards contained in the investment policy. During 1996 a loan that was made to a local taxing body was converted by the Bank into a "bank qualified" tax-exempt security in the amount of $4.7 million.

     In as much as the Thrift is required, by regulation, to have 65% of its assets invested in mortgage related product, the Thrift invests in pools of collateralized mortgage obligations and other mortgage-backed securities as an alternative to keeping mortgage loans originated at long-term fixed-rates in their portfolio. As a result, mortgage-backed securities balances at December 31, 1996 were $16.4 million, a decrease of $4.0 million from the previous year. The majority of the mortgage-backed securities portfolio is at the Thrift and the decrease is consistent with the Thrift's decrease in total assets during 1996.

     First Federal sold its investment in a mutual fund during 1996 with proceeds of $2,675,000 and a gain of $5,000. The Company's equity securities at December 31, 1996 consist of Student Loan Marketing Association (SLMA) and Federal Home Loan Bank (FHLB) stock.

     Efforts by the Company to maintain appropriate liquidity includes periodic adjustments to the securities portfolio as management considers necessary, typically accomplished through the maturity schedule of securities purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 1996 is shown in table 4.

TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

                                                    GREATER THAN 1 YR.   GREATER THAN 5 YRS.
SECURITIES AVAILABLE-FOR-SALE    LESS THAN OR       AND LESS THAN OR      AND LESS THAN OR        GREATER
($ 000'S)                        EQUAL TO 1 YR.     EQUAL TO 5 YRS.       EQUAL TO 10 YRS.       THAN 10 YRS.          TOTALS
-----------------------------    ---------------    -----------------    -------------------    --------------     ---------------
AS OF DECEMBER 31, 1996          BALANCE   YIELD    BALANCE   YIELD       BALANCE   YIELD       BALANCE   YIELD    BALANCE   YIELD
-----------------------------    -------   -----    -------   -----       -------   -----       -------   -----    -------   ----
U.S. Treasury                    $11,033   5.62%    $  5,081   5.69%     $     0    0.00%       $    0    0.00%    $ 16,114  5.64%
U.S. Government
 agencies and
 corporations                      6,490   5.00       78,095   6.38        5,019    7.09             0    0.00       89,604  6.32
States and political
 subdivisions (1)                  2,285   7.95       14,730   8.02        8,467    8.74             0    0.00       25,482  8.25
Mortgage-backed
 securities (2)                    8,463   6.22        5,031   7.05          859    6.36         2,077    7.12       16,430  6.60
Equity and other
 securities                        2,120   6.49            0   0.00            0    0.00             0    0.00        2,120  6.49
                                 -------   -----    --------   -----    --------    ----        ------    -----    --------  -----
  Total                          $30,391   5.89%    $102,937   6.61%     $14,345    8.02%       $2,077    7.12%    $149,750  6.61%
                                 -------   -----    --------   -----    --------    ----        ------    -----    --------  -----
                                 -------   -----    --------   -----    --------    ----        ------    -----    --------  -----


(1) - The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2) - Mortgage-backed securities reflect the contractual maturity of the related instrument.

TABLE 5 LOAN PORTFOLIO
$000'S)

DECEMBER 31,                    1996        1995        1994       1993       1992
------------                    ----        ----        ----       ----       ----
Commercial                   $ 50,762    $ 53,886    $ 50,495    $ 54,902   $ 56,393
Real estate-construction       26,905      23,720      21,815      19,719     18,369
Real estate-mortgage          146,552     137,941     132,830     135,224    144,408
Installment                     9,203      10,903      13,069      11,761     15,793
                             --------    --------    --------    --------   --------
  Total loans                 233,422     226,450     218,209     221,606    234,963
Unearned income                  (240)       (370)       (592)       (755)    (1,261)
Deferred loan fees               (529)       (701)       (829)       (924)    (1,086)
                             --------    --------    --------    --------   --------
  Loans, net of unearned income
   and deferred loan fees     232,653     225,379     216,788     219,927    232,616
Allowance for loan losses      (4,839)     (4,514)     (3,965)     (3,764)    (2,809)
                             --------    --------    --------    --------   --------
  Loans, net                 $227,814    $220,865    $212,823    $216,163   $229,807
                             --------    --------    --------    --------   --------
                             --------    --------    --------    --------   --------

The Company had one foreign loan outstanding in the amount of $188 at December 31, 1996.

LOAN PORTFOLIO

     Loans for the Company continued to grow in 1996 due to lower loan interest rates and a strong local economy. As shown in table 5, gross loans increased $6,972,000 or 3.1% at year end 1996, following an increase of
$8,241,000 or 3.8% in 1995.   Table 1 shows that average loans in 1996 were
$233,167,000 an increase of $9,361,000 over the average loans in 1995.

     The Company's commercial loans at year end declined $3.1 million after growing $3.4 million in 1995. During 1996 one commercial loan to a local taxing body was converted by the Bank into a "bank qualified" tax-exempt security in the amount of $4.7 million which contributed to the decrease in commercial loans. As projects funded by short-term commercial loans during 1996 were completed, the loans were transferred to the longer term mortgage loan portfolio.

     Increases in the Company's real estate construction lending portfolio reflected the strong local economy in 1996. Construction lending at year end 1996 increased by 13.4% to $26,905,000.

     The Company has developed an expertise in construction lending and has
developed a portfolio of construction and construction-related loans.   This
portfolio has averaged approximately $22 million over the last five years. The construction portfolio consists of loans to residential builders, housing
developers, and for commercial building projects.   The Bank recognizes that
successful construction lending is dependent upon the successful completion of construction contracts and good management of the construction company. Construction loans are generally made on properties which have been sold on
contract.   Loans are secured by first lien positions on the real estate and
have loan to value ratios between 50% - 80% of appraised value.   These loans
are usually processed through a title company construction escrow.   Terms
generally range from six months to three years.   The Bank attempts to
minimize the risk of construction lending by granting credit to established customers and restricting these loans to our market area.

     The Company increased its mortgage loan portfolio in 1996 as shown in table 5 by $8,611,000. A large percentage of the mortgages booked were commercial related mortgages that had initially been short-term commercial loans or construction loans in which the related projects were completed and
transferred to mortgage loans.   These commercial mortgages were primarily
made at fixed rates with call features after five years.

     The home equity loan program, classified as real estate-mortgage in table 5, is a product that allows consumers to use the equity in their homes to finance purchases and to receive an interest deduction on their tax
return.   This product is new since the 1986 Reform Act phased out interest
deductions on consumer loans.   The interest deduction has made this product
an attractive alternative to traditional consumer financing and is a product
that the Company expects to grow in the future.   The home equity portfolio
continued to grow during 1996 with balances of approximately $13.0 million at December 31, 1996, an increase of 11.3% over last year.

     At First Federal, mortgage loans originated for sale increased to $9.2
million in 1996 from $8.3 million in 1995.   First Federal's loans originated
for sale are normally sold through the Federal Home Loan Mortgage Corporation (FHLMC) gold or Federal National Mortgage Association (FNMA) live pricing programs.

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated market
value in the aggregate.   These loans are Company financed mortgage loans
awaiting sale to FHLMC or FNMA.   The sale generally occurs approximately
three days after funding. Loans held for sale on December 31, 1996 and 1995 were $893,000 and $3,641,000, and are classified as real estate mortgage loans.

     The Company services the mortgages sold on the secondary market, which
generates additional fee income.   The unpaid principal balances of these
loans at December 31, 1996 and 1995 were $65.3 million and $64.5 million.

     Installment lending decreased by $1.7 million during 1996, a decline of 15.6%, as consumers were provided with lower cost loan incentives to purchase consumer goods. Prior to 1995, half of the consumer loan portfolio was made up of indirect automobile paper. At December 31, 1996 this percentage had
decreased to less than 15%.   There are three primary factors for the decline
in indirect paper that have negatively impacted consumer loan volume. Dealer incentives have driven the interest rate spread lower, the customer has lost the interest deduction for taxes, and other institutions have securitized these portfolios for sale in the bond market, thereby making loan rates unattractive. It is expected that the consumer loan portfolio will decline in 1997, but at a smaller rate.

     The Company has a small direct lease financing portfolio, which increased in 1996 to $999,000. While the Company does not presently solicit leasing business, the Company does occasional make leases to provide customers with financial alternatives.

_______________________________________________________________________________

MATURITY OF LOANS

     Table 6 highlights the maturity distribution of the Company's loan portfolio, excluding mortgage and installment loans.

     The short-term sensitivity of the portfolio to interest rate changes is reflected in the fact that approximately 53.1% of the loans are scheduled to mature or are subject to rate change within one year. Of the remaining loans maturing beyond one year, 73.2% of that total are loans subject to immediate repricing.

TABLE 6 LOAN MATURITY SCHEDULE

                                                    MATURING AFTER
($ 000'S)                         LESS THAN OR     1 YR.AND LESS THAN     MATURING
AS OF DECEMBER 31, 1996           EQUAL TO 1 YR.    OR EQUAL TO 5 YRS.    AFTER 5 YRS.   TOTAL
-----------------------           --------------   -------------------    ------------   -----
Commercial                           $22,083             $23,710             $4,969      $50,762
Real estate-construction              19,180               5,140              2,585       26,905
                                     -------             -------             ------      -------
  Total                              $41,263             $28,850             $7,554      $77,667
                                     -------             -------             ------      -------
                                     -------             -------             ------      -------
Percent of total                       53.13%              37.15%              9.72%      100.00%
                                     -------             -------             ------      -------
                                     -------             -------             ------      -------

Commercial and construction loans maturing after one year:

Fixed rate     $ 9,746
Variable rate   26,658
               -------
Total          $36,404
               -------
               -------

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated rollovers of real estate-construction notes, management estimates that the loans will actually mature between one
and five years based upon the related types of construction.   Loans that
mature within one year are considered to be variable rate loans as they can be repriced upon maturity.

_______________________________________________________________________________

NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans, which include impaired loans, are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total non-performing loans at December 31, 1996 were $1,166,000.

     Impaired loans, as defined by Statement of Financial Accounting Standards (SFAS) No. 114 and No. 118, are included in non-performing loans and totaled $828,000 and $5,161,000 at December 31, 1996 and December 31, 1995. SFAS No. 114 and No. 118 became effective January 1, 1995 and consider a loan to be impaired if full principal or interest payments are not
anticipated.   Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair
value of the collateral, if the loan is collateral dependent.   At December
31, 1996 approximately 3.0% of the allowance for loan losses is specifically allocated for impaired loans as compared to 21.6% at December 31, 1995.

     Other real estate owned includes assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

     As illustrated in table 7, non-performing assets decreased significantly by $5,644,000 or 58.5% in 1996. This reduction follows a slight decrease of $163,000, or 1.7% in 1995. The loans on nonaccrual status decreased to $1,108,000 in 1996 from $5,692,000 in 1995. Loans 90 days or more past due still accruing were reduced to $58,000 in 1996 as compared to $1,653,000 in
1995.   These reductions can be primarily attributed to the Company charging off $1,141,000 in loans and the foreclosure and transfer of $2,432,000 in
loans to other real estate owned during 1996.   Collection efforts resulted
in additional payoffs or the bringing of payments up to date on nonaccrual loans or 90 days or more past due still accruing loans, which further reduced the non-performing loans at December 31, 1996.

     During 1996, the Company resumed accruing interest on a loan that was classified as nonaccrual as of December 31, 1995. This loan was delinquent in prior years, which prompted classification as nonaccrual. However, all payments were brought current and the loan was being paid in accordance with the loan agreement during 1996. Therefore, the loan was returned to accrual status in the third quarter of 1996 and the Company recorded $494,000 of previously unrecognized interest income.

     Despite the foreclosure and transfer of $2.4 million of loans to other real estate owned during 1996, other real estate owned increased only $535,000 at December 31, 1996. The Company was able to liquidate a major portion of its other real estate, realizing sale proceeds of $2.2 million with gains of $305,000 on the sale of other real estate owned in 1996.

     Management continues to be conservative in placing loans on nonaccrual
status.   This conservative approach eliminates any unearned interest income
which would inflate the Company's earnings.   Management will continue its
emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

     On December 31, 1996, one piece of property accounted for approximately
62.6% of the total of other real estate owned.   The property was acquired by
the Bank through the receipt of a deed in lieu of foreclosure in 1987.   The
parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan.

     During 1994, a purchase agreement for the property, along with some neighboring parcels, was negotiated for an amount that satisfies the current
carrying value.   The agreement provides for the sale of the property and
provides for a fee to be paid to the Bank for the agreement and any 6 month
extensions of the agreement.   During 1996 all option and extension fees have
been received by the Bank at the appropriate time and the agreement remains
in force.   Conditions necessary to finalize the purchase include approvals from the City of Waukegan and favorable legislative action by the State of
Illinois Senate and House of Representatives.   It is still uncertain as to
when the state legislature will consider approval of the required legislation.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest-bearing assets at December 31, 1996 that would be required to be disclosed as non-performing if such assets were loans.

TABLE 7 NON-PERFORMING ASSETS
$000'S)


DECEMBER 31,                         1996       1995       1994       1993       1992
------------                         ----       ----       ----       ----       ----
LOANS
Nonaccrual status                   $1,108     $5,692     $4,912     $ 7,873    $2,962
90 days or more past due,
 still accruing                         58      1,653      2,179         557       519
                                    ------     ------     ------     -------    ------
Total non-performing loans           1,166      7,345      7,091       8,430     3,481
Other real estate owned              2,846      2,311      2,728       2,891     3,607
                                    ------     ------     ------     -------    ------
Total non-performing assets         $4,012     $9,656     $9,819     $11,321    $7,088
                                    ------     ------     ------     -------    ------
                                    ------     ------     ------     -------    ------
Non-performing loans as a percentage
 of total loans, net of unearned
 income and deferred loan fees         .50%      3.24%      3.27%       3.83%     1.50%
Non-performing assets as a
 percentage of total assets            .94       2.25       2.39        2.72      1.72
Non-performing loans as a percentage
 of the allowance for loan losses    24.10     161.74     178.84      223.96    123.92


Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

     Impaired Loans - At December 31, 1996 and 1995 impaired loans totaled $828 and $5,161 and are included in nonaccrual loans.

Potential Problem Loans - At December 31, 1996 there were no other loans classified as problem loans that are not included above.

Other Problem Assets - At December 31, 1996, there were no other classified assets, including direct lease financing, other than the loans and other real estate owned shown above.

_______________________________________________________________________________


PROVISION FOR LOAN LOSSES

     A provision is credited to an allowance for loan losses, which is maintained at a level considered by management to be adequate to absorb
future loan losses.   The adequacy of the loan loss allowance is analyzed at
least quarterly.   Factors considered in assessing the adequacy of the
allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within each subsidiary; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

     As mentioned previously, SFAS No. 114 and SFAS No. 118 were adopted in January, 1995. The standards require management to discount impaired loans based on expected cash flows or collateral values. A portion of the allowance for loan losses is then allocated to each impaired loan.

     Throughout the year, management determines the level of provision necessary to maintain an adequate allowance based upon current conditions and outstanding loan volumes.

     The level of non-performing loans at December 31, 1996 was significantly lower than the Company's historical average between 1995 and 1992.
Therefore, management during 1996 lowered the loan loss provision to $1,190,000 from $1,480,000 in 1995 which was increased from $1,440,000 in
1994. If the level of non-performing assets remains low in 1997 it is expected that there will be further reductions to the loan loss provision.

     In 1996, the loan loss provision of $1,190,000 exceeded actual net
charged-off loans by $325,000.   As a result, the allowance for loan losses
increased to 2.08% of total loans outstanding at December 31, 1996 from 2.00% of total loans outstanding at December 31, 1995.

     First Federal has experienced few loan losses in its history; therefore, like most savings institutions, it had little or no loan loss allowance prior to 1990. Management recognizes the importance of having a general allowance for loan losses at the Thrift and has built its allowance to $1,138,000 or
1.7% of total loans compared to 1.4% of total loans last year.   The Bank's
allowance as a percentage of loans on December 31, 1996 was 2.2% of total loans outstanding, compared to 2.3% on December 31, 1995.

     Table 8 indicates the types of loans charged-off and recovered for the five years ending in 1996 as well as each year's provision.

     Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the
Company's allocation of the allowance for loan losses.   As illustrated in
table 9, the unallocated portion of the allowance, the portion of the allowance that is not specifically reserved for any particular problem credit, was 59.0% of the total allowance at December 31, 1996 as compared to
an average of 36.9% over the previous four years.   The December 31, 1996
increase in the level of unallocated allowance was a result of management's assessment of non-performing loans which required a lesser percentage of the allowance to be allocated to those credits identified as impaired per SFAS
No.  114 and No. 118.   The allocation of the allowance for installment loans
continued to decline from the previous years' levels due to the continued
decline in the installment portfolio.   The allocation for real
estate-construction loans declined significantly by $543,000 due to the reduction in non-performing real estate-construction loans during 1996 due to collection efforts which included foreclosure and transferring of loans to other real estate owned. The allocation for commercial loans for similar
reasons was reduced in 1996.   The allocation of the allowance for mortgage
loans increased during 1996 by $165,000 as a result of the increases made in the mortgage loan portfolio.

     Based upon management's analysis, the allowance for loan losses at December 31, 1996, is adequate to cover future possible loan losses.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
($000'S)


YEARS ENDED DECEMBER 31,                    1996       1995       1994       1993       1992
------------------------                    ----       ----       ----       ----       ----
Balance at the beginning of year           $4,514     $3,965     $3,764     $2,809     $2,296
                                           ------     ------     ------     ------     ------
Charge-offs:
  Commercial                                  288        145        687        488        946
  Real estate-construction                    523        334         22          8          0
  Real estate-mortgage                        145        473        496          0         13
  Installment                                 185         57        110        147        245
                                           ------     ------     ------     ------     ------
    Total charge-offs                       1,141      1,009      1,315        643      1,204
                                           ------     ------     ------     ------     ------
Recoveries:
  Commercial                                  183         18          9         14        125
  Real estate-construction                     50          0          0          0          0
  Real estate-mortgage                          0          0          0          0          0
  Installment                                  43         60         67        103        118
                                           ------     ------     ------     ------     ------
    Total recoveries                          276         78         76        117        243
                                           ------     ------     ------     ------     ------
Net charge-offs                               865        931      1,239        526        961
                                           ------     ------     ------     ------     ------
Additions charged to operations             1,190      1,480      1,440      1,481      1,474
                                           ------     ------     ------     ------     ------
Balance at end of year                     $4,839     $4,514     $3,965     $3,764     $2,809
                                           ------     ------     ------     ------     ------
                                           ------     ------     ------     ------     ------
Allowance as a % of total
  loans, net of unearned
  income and deferred loan fees              2.08%      2.00%      1.83%      1.71%      1.21%
                                           ------     ------     ------     ------     ------
                                           ------     ------     ------     ------     ------
Net charge-offs
  during the year to average loans
  outstanding during the year                 .37%      0.42%      0.58%      0.23%      0.40%
                                           ------     ------     ------     ------     ------
                                           ------     ------     ------     ------     ------

In addition to management's assessment, loans are examined periodically by federal and state banking authorities.

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
($000'S)


DECEMBER 31,                     1996                   1995                   1994
-----------                ---------------------  ---------------------  -----------------------
                                   PERCENT OF             PERCENT OF               PERCENT OF
                                   LOANS IN EACH          LOANS IN EACH            LOANS IN EACH
                                   CATEGORY TO            CATEGORY TO              CATEGORY TO
                           AMOUNT  TOTAL LOANS    AMOUNT  TOTAL LOANS    AMOUNT    TOTAL LOANS
                           ------  -------------  ------  -------------  ------    -------------
Commercial                 $  947     21.75%      $1,741     23.80%      $1,468       23.14%
Real estate-construction      184     11.53          727     10.47          168       10.00
Real estate-mortgage          809     62.78          644     60.92          813       60.87
Installment                    45      3.94           87      4.81          116        5.99
Unallocated                 2,854      NA          1,315      NA          1,400        NA
                           ------    -------      ------   -------       ------      -------
  Total                    $4,839    100.00%      $4,514   100.00%       $3,965      100.00%
                           ------    -------      ------   -------       ------      -------
                           ------    -------      ------   -------       ------      -------


DECEMBER 31,                     1993                   1992
-----------                ---------------------  ---------------------
                                   PERCENT OF             PERCENT OF
                                   LOANS IN EACH          LOANS IN EACH
                                   CATEGORY TO            CATEGORY TO
                           AMOUNT  TOTAL LOANS    AMOUNT  TOTAL LOANS
                           ------  -------------  ------  -------------
Commercial                 $1,553        24.77%     $  865      24.00%
Real estate-construction       95         8.90          50       7.82
Real estate-mortgage          609        61.02         224      61.46
Installment                   138         5.31         206       6.72
Unallocated                 1,369          NA        1,464       NA
                           ------       -------      ------     -------
  Total                    $3,764       100.00%     $2,809     100.00%
                           ------       -------      ------     -------
                           ------       -------      ------     -------

NONINTEREST INCOME

     Noninterest income increased by $537,000 or 19.9% during 1996 following a decrease of $62,000 or 2.2% during 1995.

     Service fees on deposits declined by $76,000 in 1996. The major portion of this decline occurred at the Bank where overdraft fee income fell $66,000 from 1995 as average customer demand deposit balances increased in 1996 from 1995.

     Trust income increased $62,000 or 13.4% from the same period in 1995 due to increased fees and additional trust business.

     During 1996 a sale of equity securities classified as available-for-sale took place at the Thrift for liquidity purposes which realized proceeds of $2,675,000 and a resulting gain of $5,000.

     Effective January 1, 1996 the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." For mortgage sales during 1996 a
cost basis or value was   added to the servicing rights which resulted in
additional net gains on the sale of loans of approximately $96,000.   Total
net gains on sales of loans were $210,000 for 1996 an increase of $85,000 over 1995 which had declined $194,000 from 1994.

     Other operating income rose $461,000 or 67.5% in 1996.   The majority of
this increase is attributable to the Company booking, during 1996, gains on sales of other real estate owned totaling $305,000. Other income also increased $131,000 due to the one-time collection of back interest and fees on a loan in excess of the amount charged off by the Bank.

     Comparing 1995 to 1994, noninterest income declined slightly by $62,000 or 2.2%. Much of the decrease is attributable to declines in gains on loans
sold which decreased $194,000 in 1995 from 1994.   This is the result of
higher loan interest rates in 1995 which created lower levels of home mortgage refinancing. Loans originated for sale at First Federal decreased in 1995 to $8.2 million from $15.4 million in 1994.

     Service fees on deposits remained stable in 1995 increasing only $8,000 from 1994.

     Trust fees declined due to decreased fiduciary activity levels in 1995
as compared to 1994.   The decrease amounted to $91,000 or 16.5%.

     Other operating income rose $147,000 in 1995 from 1994.   Much of this
increase was attributable to gains on sales of other real estate owned totaling $93,000.

_______________________________________________________________________________

NONINTEREST EXPENSES

     In 1996, total noninterest expenses remained stable and declined
slightly by $61,000 to $10,372,000.   Over the last three years total other
expenses averaged $10,605,000 as the Company emphasized its desire to control
operating expenses.   As a percent of average assets, noninterest expense was
2.5% in 1996 compared to 2.6% in 1995 and 2.7% in 1994.   Compared to its
bank holding company peers, the Company's ability to control overhead expenses is one of its operating strengths.

     Salaries and other employee expenses decreased $222,000 or 3.9% in 1996. This decrease is primarily related to First Federal, which continued to
experience staff reductions during 1996 due to increased efficiencies.   No
layoffs of staff occurred, but as employees left or retired their responsibilities were closely examined by management and delegated to others if possible. Benefit costs were approximately the same in 1996 as 1995 and 1994. Management will continue to monitor this expense closely in 1997 and seek out ways to increase efficiencies. Management expects that the decline in salaries and other employee expenses will not continue to the extent that it has in 1996 and 1995 and expects an approximate increase of 4.0% during 1997 in this area.

     Occupancy expenses declined slightly by $32,000 or 2.4% during 1996 as compared to the same period in 1995. This is the result of a reduction of depreciation expense of $41,000 which occurred at the Thrift as building and equipment became fully depreciated.

     Data processing expense increased $15,000 or 2.8% during 1996 as compared to the same period in 1995. This is due to a small increase in our data processing service bureau charges. It is expected that data processing expenses will increase 4.5% in 1997 due to contractual yearly data processing service bureau price increases and data processing disaster plan implementation.

     FDIC deposit insurance expense increased significantly in 1996 by $334,000 or 69.2% as compared to 1995. This increase is a result of First Federal booking a $603,000 one-time FDIC expense due to legislation requiring recapitalization of the FDIC Savings Association Insurance Fund (SAIF) during 1996. The Bank had only nominal FDIC insurance premiums during 1996 as the Bank Insurance Fund (BIF) was fully funded. With both FDIC SAIF and BIF being funded it is expected that FDIC expense in 1997 will decline significantly.

     Other real estate owned expenses increased $51,000 or 29.7% during 1996 compared to last year due to the increase in transfers of loans to other real estate owned which occurred in 1996. During 1996, loans totaling $2,432,000 were transferred to other real estate owned compared to $981,000 during 1995. Balances held in other real estate owned increased $535,000 at December 31, 1996 as compared to December 31, 1995.

     Other operating expenses for 1996 declined by $207,000 or 9.3% as compared to last year. Much of this decrease is attributable to one-time expenses during the early part of 1995 related to the conversion to a new data processing service bureau and the installation of new data processing equipment that went along
with the conversion.   Printing and supplies declined $31,000 as last year
new forms had to be ordered for the new data processing system. Professional fees declined $110,000 as consultants were used during the conversion to
assist and train Company personnel on the new system and equipment.   Other
expenses related to the employment of new employees decreased $21,000 in 1996 and other expenses pertaining to goodwill decreased $24,000 as goodwill associated with the purchase of a branch office were fully amortized in 1995.

     Comparing 1995 to 1994, total noninterest expenses declined $577,000 or 5.2% to $10,433,000.

     Salaries and other employee expenses decreased $233,000 or 3.9% in 1995. This decrease from 1994 resulted from staff reductions at First Federal due
to increased efficiencies.   No layoffs of staff occurred, but management
closely scrutinized job responsibilities as employees left or retired and whenever possible the job tasks were delegated to others.

     Occupancy expenses increased $116,000 during 1995 as compared to 1994. This is the result of new equipment purchases made during the fourth quarter of 1994 in which a full years depreciation was taken in 1995 and increased maintenance costs which were incurred in 1995 as the warranty period ended.

     Data processing expense declined $181,000 or 25.6% during 1995 compared to the same period in 1994 due to lower data processing service bureau charges brought about by utilizing a new data processing service bureau and by putting all Subsidiaries on the same data processing system. The data processing conversion took place in the fourth quarter in 1994 at both the Bank and the Thrift.

     FDIC deposit insurance expense declined significantly in 1995 by
$301,000 or 38.4% as compared to 1994.   This decrease is a result of the
FDIC deposit Bank Insurance Fund (BIF) becoming fully funded during 1995 with the FDIC issuing banks a one time refund of which the Bank received a refund of $137,000. As a result of the funding of the BIF the 1995 Bank FDIC insurance premiums were also significantly reduced.

     Other real estate owned expenses decreased $36,000 or 17.31% during 1995 compared to 1994. This is the result of lower balances held in other real estate owned which declined $417,000 at December 31, 1995 as compared to December 31, 1994, a decrease of 15.3%.

     Other operating expenses for 1995 increased slightly by $58,000 or 2.7% as compared to the previous year. The Company experienced increases to professional and consulting fees of $114,000 during 1995 related to the changes to our operations during 1995 as a result of the data processing
conversion which occurred during the fourth quarter of 1994.   Business
development expenses decreased $35,000 during 1995 as the Bank and Thrift were able in certain situations experience economies of scale through combined advertising.

_______________________________________________________________________________

FEDERAL AND STATE INCOME TAXES

     For the years ended December 31, 1996 and 1995, the Company's provision for federal and state taxes as a percentage of pretax earnings were 29.6% and 29.2%.

     The actual tax rates differ from the statutory rates because the pretax earnings include significant amounts of interest on United States Government securities, which are nontaxable for state income tax purposes, qualified interest on loans to local political subdivisions, which are nontaxable for federal income tax purposes, and interest on qualified state and local political subdivision securities, which are nontaxable for federal income tax purposes.

TABLE 10  MATURITY OR REPRICING OF  ASSETS AND LIABILITIES

                                                                         SUBJECT TO REPRICING WITHIN
                                                  -----------------------------------------------------------------------------
($000)s                                            IMMEDIATE        91 DAYS        181 DAYS       1 - 3       3 - 5      5 - 10
DECEMBER 31, 1996                     BALANCES     TO 90 DAYS     TO 180 DAYS     TO 365 DAYS     YEARS       YEARS      YEARS
-----------------                     --------     ----------     -----------     -----------     -----       -----      -----
Assets:
 Interest-bearing deposits
 in financial institutions            $  1,335     $  1,235         $    0          $    0        $    0    $     0      $   100
 Federal funds sold                     15,500       15,500              0               0             0          0            0

 Securities:
  U.S.  Treasury                        16,114        4,009          3,020           4,004          5,081         0            0
  U.S.  Government agencies
   and corporations                     89,604        9,073              0               0         18,628    56,884        5,019
  States & political
   subdivisions                         25,482          185            284           1,816          5,676     9,054        8,467
  Equity securities                      2,120        1,622            498               0              0         0            0
  Mortgage-backed securities (1)        16,430        5,519             78           3,012          6,185     1,636            0

Loans:
  Commercial                            50,762       39,009            274           1,098          2,988     6,804          589
  Real estate - construction            26,905       25,479          1,054             122              0         0          250
  Real estate - mortgage               146,552       57,559          6,580           5,155         27,480    29,957       19,821
  Installment, net of unearned income    8,963        3,608            736           1,094          2,208     1,220           97
  Direct lease financing                   999          325             30             120            290       234            0
                                      --------     --------        -------         -------        -------  ---------     -------
TOTAL INTEREST-EARNING ASSETS         $400,766     $163,123        $12,554         $16,421        $68,536  $105,789      $34,343
                                      --------     --------        -------         -------        -------  ---------     -------
                                      --------     --------        -------         -------        -------  ---------     -------
Liabilities:
  Now accounts                        $ 38,159     $ 38,159        $     0         $     0        $     0  $      0      $    0
  Money market accounts                 44,426       44,426              0               0              0         0           0
  Savings                               44,843       44,843              0               0              0         0           0
  Time deposits, $100,000 and over      69,052       31,814         22,348          11,105          3,785         0           0
  Time deposits, under $100,000         89,092       34,392         18,973          19,517         16,015       184          11
  Other interest-bearing liabilities    36,758       25,918          4,515           3,225          3,100         0           0
                                      --------     --------        -------         -------        -------  ---------     -------
TOTAL INTEREST-BEARING LIABILITIES    $322,330     $219,552      $  45,836        $ 33,847        $22,900  $    184      $   11
                                      --------     --------        -------         -------        -------  ---------     -------
                                      --------     --------        -------         -------        -------  ---------     -------
EXCESS INTEREST-EARNING ASSETS (LIABILITIES)       $(56,429)     $ (33,282)       $(17,426)       $45,636  $105,605      $34,332
CUMULATIVE EXCESS INTEREST-EARNING
 ASSETS (LIABILITIES)                               (56,429)       (89,711)       (107,137)       (61,501)   44,104       78,436
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (2)         0.74           0.66            0.64           0.81      1.14         1.24

(1) Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2) Interest-earning assets divided by interest-bearing liabilities.

This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

NORTHERN STATES FINANCIAL CORPORATION

--------------------------------------------------------------------------------

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest-bearing liabilities.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that
time period.   A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

     A gap is considered negative when the amount of interest rate sensitive
liabilities exceeds the amount of interest rate sensitive assets.   During a
period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in
net interest income.   During a period of falling interest rates, a negative gap
would tend to result in an increase in net interest income while a positive gap
would tend to adversely affect net interest income.   The Company's gap position
is illustrated in table 10.

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers knowing that sufficient funds will be available to meet their credit needs.

     In addition to federal funds sold and interest-bearing deposits in banks, marketable securities, particularly those of shorter maturities, are a principal
source of asset liquidity.   The Company classifies all of its securities as
available-for-sale which increases the Company's flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available-for-sale amounted to $149,750,000 at December 31, 1996, representing 100% of the securities portfolio. Securities at December 31, 1996 in the amount of $97,052,000 were pledged to secure public deposits and repurchase agreements.

     Rate sensitivity varies with different types of interest-earning assets and
interest-bearing liabilities.   Federal funds sold on which the rate varies
daily and loans tied to the prime rate differ considerably from long-term
securities and fixed rate loans.   Time deposits over $100,000 are more rate
sensitive than savings accounts.   Management has portrayed savings accounts as
immediately repriceable, because of management's ability to change the savings interest rate.

     Table 11 illustrates the maturity schedule as of December 31, 1996 of the
time deposits $100,000 and over portfolio.   As shown, 5.5% of the time deposits
$100,000 and over mature after a year. At December 31, 1995, 16.5% of time deposits matured after a year showing a shift by large time deposit customers to
shorter term certificates of deposit.   This shortening of maturity lengths on
time deposits of $100,000 and over has increased the Company's negative gap position in 1996.

      The Company historically has a high level of time deposits and other
borrowings over $100,000.   As of December 31, 1996, time deposits and other
borrowings over $100,000 were 28.9% of total deposits and other borrowings, a
slight increase from the 28.5% total in 1995.   This level of deposits and
borrowings is stable and has not fluctuated significantly year-to-year. Being located in the county seat, the Company accepts time deposits over $100,000 from various government agencies.

     With 53.8% of the Company's loan portfolio floating with the prime rate or repriceable within 90 days, the effect on interest income when rates rise or fall is felt quickly while expense changes more slowly as certificates of deposit mature.

     As the gap table shows, the Company is liability sensitive through the
three year time horizon by $61.5 million.   This is a change from last year,
where the Company was liability sensitive through the three year time horizon by
$40.5 million.   Although management has attempted during the past year to
reduce its liability sensitive gap position, its efforts continue to be restricted by competitive pressures in the area of commercial and commercial real estate loans which have increased the level of fixed rate loans with intermediate term balloon maturities at the Bank. The Bank has increased the maturity time horizon on its securities by purchasing intermediate term U.S. Government agency securities that have call provisions in order to maximize
yields on its securities portfolio.   Management has continued its efforts to
reduced its liability sensitive position at First Federal by continuing to sell
a majority of fixed rate loans originated there.   First Federal continues to
maintain fixed rate business and nonconforming owner-occupied residential real estate and ARM loans in its portfolio. It is management's desire to reduce the liability gap position during the upcoming year.

--------------------------------------------------------------------------------

TABLE 11
TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

                                                             GREATER THAN           GREATER THAN
 ($ 000's)                              LESS THAN OR      3 MOS. & LESS THAN     6 MOS. & LESS THAN      GREATER THAN
AS OF DECEMBER 31, 1996                EQUAL TO 3 MOS.    OR EQUAL TO 6 MOS.     OR EQUAL TO 12 MOS.        12 MOS.         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Time deposits, $100,000 and over:
    Retail deposits                      $  11,039           $   6,212               $   6,837            $   2,518      $  26,606
    Corporate deposits                       5,618               8,298                     550                  950         15,416
    Public fund deposits                    15,157               7,838                   3,718                  317         27,030
                                        ------------------------------------------------------------------------------------------
       Total time deposits,
       $100,000 and over                 $  31,814           $  22,348               $  11,105            $   3,785      $  69,052
                                        ------------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------------

The Company has no foreign banking offices or deposits.

--------------------------------------------------------------------------------

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

     Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 1996 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 1996 the Company had other borrowings balances of $36,758,000 which were entirely made up of repurchase agreements. Most municipalities, other public entities and some other organizations, require that their funds are insured or collateralized as a matter of their policies. Commercial depositors also find the collateralization of repurchase agreements attractive as an alternative to certificates of
deposits.   Repurchase agreements provide a source of funds and do not increase the Company's reserve requirements with the Federal Reserve Bank or create an expense relating to FDIC insurance. Repurchase agreements consequently are less
costly to the Company.   Management expects to continue to offer repurchase
agreements as an alternative to certificates of deposit in the future.
Table 12 shows that the average balances of repurchase agreements increased $373,000 in 1996 after an increase of $8.5 million in 1995. Growth slowed in repurchase agreements at the Bank. This decline in growth is because as the Bank's FDIC insurance rate declined the rate differential between repurchase agreements and certificates of deposit narrowed making repurchase agreements less attractive in 1996 than in previous years.

     Table 12 provides information as to balances and interest rates pertaining to securities sold under repurchase agreements and other short-term borrowings.

--------------------------------------------------------------------------------

TABLE 12
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

($ 000's)
AT OR FOR THE YEAR ENDED DECEMBER 31,                      1996               1995                 1994
---------------------------------------------------------------------------------------------------------
Balance at end of year                                  $  36,758           $  43,278           $  30,654
   Weighted average interest rate at end of year             4.93%               5.28%               4.62%
Maximum amount outstanding                              $  44,135           $  78,116           $  37,891
Average amount outstanding                                 35,006              34,633              26,086
   Weighted average interest rate                            4.92%               5.41%               4.15%

--------------------------------------------------------------------------------

CAPITAL RESOURCES

     Capital provides the foundation for future growth.   Regulatory agencies
have developed minimum guidelines by which the adequacy of a financial institution's capital may be evaluated.

     Northern States' capital ratios exceed these minimum guidelines, both in terms of Tier I capital (stockholders' equity of the Company less intangible assets), and in terms of Tier II capital (Tier I capital plus qualifying long-term debt and the allowance for loan losses). The portion of the allowance for loan losses qualifying as Tier II capital is limited to 1.25% of risk
weighted assets.   The effect of the unrealized gains (losses) on securities
available-for-sale is excluded from the capital ratio calculations.   The
Company has never had any long-term debt outstanding. Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company's balance sheet and off-balance sheet exposure. Capital requirements in order for the Company to be considered well capitalized are that Tier I capital to average assets must be 5.00% and Tier I capital to risk
weighted assets must be 6.00%.   The requirements are that Tier II capital must
be 10.00% of risk adjusted assets in order for the Company to be considered well capitalized.
     All of the Company's capital ratios exceed the level required under regulatory guidelines as shown in table 13.

--------------------------------------------------------------------------------
TABLE 13
CAPITAL STANDARDS

($ 000'S) AS OF DECEMBER 31, 1996
TIER I CAPITAL:
---------------
Common stock                                       $   1,779
Surplus                                               11,216
Retained earnings                                     41,849
Less - Intangible assets                                (140)
                                                   ---------
   TOTAL QUALIFYING TIER I CAPITAL                    54,704


QUALIFYING FOR TIER II CAPITAL:
-------------------------------
Allowance for loan losses                              3,432
                                                   ---------
   TOTAL QUALIFYING TIER II CAPITAL                $  58,136
                                                   ---------
                                                   ---------
TOTAL ASSETS                                       $ 426,597
                                                   ---------
                                                   ---------


RISK-BASED ASSETS                                    TOTAL       RISK-BASED
---------------------------------------------------------------------------

Zero percent risk                                  $  21,304      $       0
                                                   ------------------------
Twenty percent risk                                  158,339         31,668
Fifty percent risk                                   106,618         53,309
One hundred percent risk (1)                         189,565        189,565
                                                   ------------------------
TOTAL RISK-WEIGHTED ASSETS                         $ 475,826      $ 274,542
                                                   ------------------------
                                                   ------------------------
(1) Includes off-balance-sheet items

CAPITAL REQUIREMENTS                                    $              %
---------------------------------------------------------------------------
(Tier I Capital to Average Assets)

REQUIRED                                           $  21,005           5.00%
   ACTUAL                                             54,704          13.02

RISK-BASED CAPITAL:

Tier I:
   REQUIRED                                        $  16,473           6.00%
   ACTUAL                                             54,704          19.93
Tier II:
   REQUIRED                                        $  27,454          10.00%
                                                   ------------------------
   ACTUAL                                             58,136          21.18
                                                   ------------------------
                                                   ------------------------

--------------------------------------------------------------------------------

CASH FLOWS

     Cash flows from operating activities were greater than accrual basis net income by $6.2 million in 1996. In 1995, cash flows from operating income were below net income by $.2 million. In 1994, cash flows from operating income exceeded net income by $2.1 million. Cash flows from the change in loans held for sale significantly increased by $2.8 million in 1996.

     Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     Deposits increased $1.2 million or .38% in 1996. The Company has experienced a stable deposit level over the past several years, which has helped
maintain an adequate level of cash for the Company's activities.   While
competition for deposits is expected to remain keen and future deposit growth cannot be predicted with any certainty, the Company plans to continue to actively seek profitable new deposit business.

     The increase in loans during 1996 provided greater interest income revenues for the Company. These increases to loans were funded through cash flows from operating activities, proceeds of maturities and sales of securities available-for-sale, and increases to deposits.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $20 million in federal funds lines of credit from two independent banks. In addition, the Company, through its Subsidiaries, also has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank and the Federal Home Loan Bank.

     The Company has no notes payable or similar debt on its balance sheet. The lack of a debt service requirement allows the Company to use its funds for other operating purposes.

     Equity capital is in excess of regulatory requirements, as determined on
both risk-based and leverage ratio criteria.   Cash dividends have been a
relatively modest percentage of net income for the past three years, ranging from 29.6% in 1996 to 28.7% in 1994.

     During 1996 the Bank made a $61,000 outlay for an updated new telephone system and $49,000 to replace 2 ATMs that were over 10 years old. During 1994, $700,000 was expended on new data processing equipment necessary as part of the Company's conversion to a new data processing service bureau. There are no planned significant capital outlays in 1997 which would be a significant burden on the Company's cash flows.

--------------------------------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities",
was issued by the Financial Accounting Standards Board in 1996.   It revises the
accounting for transfers of financial assets, such as loans and securities, and
for distinguishing between sales and secured borrowings.   It is effective for
some transactions in 1997 and others in 1998.   The effect of on the financial
statements has not yet been determined.

--------------------------------------------------------------------------------

STATEMENT OF MANAGEMENT RESPONSIBILITY

     Northern States Financial Corporation's management is responsible for the accompanying consolidated financial statements which have been prepared in
conformity with generally accepted accounting principles.   They are based on
our best estimates and judgments.   Financial information elsewhere in this
annual report is consistent with the data presented in these statements.

     We acknowledge the integrity and objectivity of published financial data. To this end, we maintain an accounting system and related internal controls which we believe sufficient in all material respects to provide reasonable assurance that financial records are reliable for preparing financial statements and that assets are safeguarded from loss or unauthorized use.

     Our independent auditing firm, Crowe, Chizek and Company LLP, provides an objective review as to management's discharge of its responsibilities insofar as they relate to the fairness of reported operating results and the financial
condition of the Company.   This firm obtains and maintains an understanding of
our accounting and financial controls and employs such testing and verification procedures as it deems necessary to arrive at an opinion on the fairness of the consolidated financial statements.

     The Board of Directors pursues its responsibilities for the accompanying consolidated financial statements through its Audit Committee. The Committee meets periodically with Northern States Financial Corporation's internal auditor and/or independent auditors to review and approve the scope and timing of the internal and external audits and the findings therefrom. The Committee recommends to the Board of Directors the engagement of the independent auditors and the auditors have direct access to the Audit Committee.

/s/ Fred Abdula                         /s/ Thomas M. Nemeth
FRED ABDULA                             THOMAS M. NEMETH
CHAIRMAN OF THE BOARD & CHIEF           ASSISTANT VICE PRESIDENT
EXECUTIVE OFFICER


--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each
of the three years in the period ended December 31, 1996.   These financial
statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material
misstatement.   An audit includes examining, on a test basis, evidence
supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement
presentation.   We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Crowe, Chizek and Company LLP

CROWE, CHIZEK AND COMPANY LLP

OAK BROOK, ILLINOIS
FEBRUARY 13, 1997

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


($ 000's, EXCEPT PER SHARE DATA)
DECEMBER 31,                                                                                       1996           1995
------------------------------------------------------------------------------------------------------------------------
    ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   15,247     $   18,119
Interest-bearing deposits in financial institutions - maturities less than 90 days . . . .          1,235            355
Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15,500         15,500
                                                                                               -------------------------
  Total cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31,982         33,974
Interest-bearing deposits in financial institutions - maturities over 90 days. . . . . . .            100            100
Securities available-for-sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        149,750        155,170
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        232,653        225,379
Less: Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (4,839)        (4,514)
                                                                                               -------------------------
  Loans, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        227,814        220,865
Direct lease financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            999            622
Office buildings and equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,250          6,587
Other real estate owned, net of allowance for losses of $532 and $510. . . . . . . . . . .          2,846          2,311
Accrued interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,955          4,366
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,868          3,896
                                                                                               -------------------------
    Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  426,564     $  427,891
                                                                                               -------------------------
                                                                                               -------------------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand - noninterest-bearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   43,223     $   43,774
  NOW accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38,159         39,818
  Money market accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44,426         43,639
  Savings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44,843         47,259
  Time, $100,000 and over. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         69,052         62,309
  Time, under $100,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89,092         90,756
                                                                                               -------------------------
    Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        328,795        327,555
Securities sold under repurchase agreements and other short-term borrowings. . . . . . . .         36,758         43,278
Advances from borrowers for taxes and insurance. . . . . . . . . . . . . . . . . . . . . .          1,021          1,281
Accrued interest payable and other liabilities . . . . . . . . . . . . . . . . . . . . . .          5,155          4,772
                                                                                               -------------------------
    Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        371,729        376,886
                                                                                               -------------------------
STOCKHOLDERS' EQUITY
  Common stock - $2 par value: 1,750,000 shares authorized;
    889,273 and 887,431 shares issued and outstanding
    at December 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,779          1,775
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11,216         11,123
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41,849         37,617
  Unrealized gain (loss) on securities available-for-sale, net . . . . . . . . . . . . . .             (9)           490
                                                                                               -------------------------
    Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         54,835         51,005
                                                                                               -------------------------
    Total liabilities and stockholders' equity . . . . . . . . . . . . . . . . . . . . . .     $  426,564     $  427,891
                                                                                               -------------------------
                                                                                               -------------------------

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME


($ 000's, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                                                                     1996           1995           1994
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans (including fee income) . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   22,050     $   21,567     $   18,913
  Securities
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,663          7,313          6,428
    Exempt from federal income tax . . . . . . . . . . . . . . . . . . . . . . . . .           1,188          1,156          1,249
  Interest-bearing deposits in financial institutions. . . . . . . . . . . . . . . .              28            117            381
  Bankers' acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               0              0             21
  Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             742            740            383
                                                                                          ----------------------------------------
    Total interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,671         30,893         27,375
                                                                                          ----------------------------------------

INTEREST EXPENSE
  Time deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,720          8,381          6,349
  Other deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,364          4,451          3,997
  Other borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,724          1,873          1,083
                                                                                          ----------------------------------------
    Total interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14,808         14,705         11,429
                                                                                          ----------------------------------------

NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16,863         16,188         15,946
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,190          1,480          1,440
                                                                                          ----------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . . . . .          15,673         14,708         14,506
                                                                                          ----------------------------------------

NONINTEREST INCOME
  Service fees on deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,357          1,433          1,425
  Trust income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             523            461            552
  Net security gains (losses). . . . . . . . . . . . . . . . . . . . . . . . . . . .               5              0            (68)
  Net gains on sales of loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .             210            125            319
  Other operating income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,144            683            536
                                                                                          ----------------------------------------
  Total noninterest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,239          2,702          2,764
                                                                                          ----------------------------------------

NONINTEREST EXPENSES
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . .           5,477          5,699          5,932
  Occupancy and equipment expenses, net. . . . . . . . . . . . . . . . . . . . . . .           1,301          1,333          1,217
  Data processing expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             542            527            708
  FDIC deposit insurance expense . . . . . . . . . . . . . . . . . . . . . . . . . .             817            483            784
  Other real estate owned expenses . . . . . . . . . . . . . . . . . . . . . . . . .             223            172            208
  Other operating expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,012          2,219          2,161
                                                                                          ----------------------------------------
    Total noninterest expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .          10,372         10,433         11,010
                                                                                          ----------------------------------------
INCOME BEFORE INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,540          6,977          6,260
Provision for income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,529          2,040          1,785
                                                                                          ----------------------------------------

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    6,011     $    4,937     $    4,475
                                                                                          ----------------------------------------
                                                                                          ----------------------------------------

Earnings per common share. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     6.76     $     5.57     $     5.05

Weighted average common shares outstanding . . . . . . . . . . . . . . . . . . . . .         888,913       887,081         886,131

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


($ 000's)
YEARS ENDED DECEMBER 31,                                                                     1996           1995           1994
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    6,011     $    4,937     $    4,475
  Adjustments to reconcile net income to cash from operating activities:
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             546            621            557
    Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,190          1,480          1,440
    Provision for losses on other real estate owned. . . . . . . . . . . . . . . . .              22             23             25
    Amortization of unearned portion of restricted stock awards. . . . . . . . . . .               0              0             14
    Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (172)          (128)           (95)
    Net (gain) loss on sales of securities . . . . . . . . . . . . . . . . . . . . .              (5)             0             68
    Net change in loans held for sale. . . . . . . . . . . . . . . . . . . . . . . .           2,863         (1,029)           851
    Net gains on sales of loans. . . . . . . . . . . . . . . . . . . . . . . . . . .            (115)          (125)          (319)
    Net gains on sales of other real estate owned. . . . . . . . . . . . . . . . . .            (305)             0              0
    Net change in interest receivable. . . . . . . . . . . . . . . . . . . . . . . .             411           (579)          (756)
    Net change in interest payable . . . . . . . . . . . . . . . . . . . . . . . . .             342            428            373
    Net change in other assets . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,138           (656)          (582)
    Net change in other liabilities. . . . . . . . . . . . . . . . . . . . . . . . .             290           (269)           565
                                                                                          ----------------------------------------
      Net cash from operating activities . . . . . . . . . . . . . . . . . . . . . .          12,216          4,703          6,616
                                                                                          ----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposits in financial institutions -
    maturities over 90 days. . . . . . . . . . . . . . . . . . . . . . . . . . . . .               0          4,100         13,895
  Proceeds from sales of securities available-for-sale . . . . . . . . . . . . . . .           2,675              0          4,501
  Proceeds from maturities of securities available-for-sale. . . . . . . . . . . . .          90,571         66,116         36,777
  Proceeds from maturities of securities held-to-maturity. . . . . . . . . . . . . .               0         27,584         29,054
  Purchases of securities available-for-sale . . . . . . . . . . . . . . . . . . . .         (83,959)       (49,799)       (67,741)
  Purchases of securities held-to-maturity . . . . . . . . . . . . . . . . . . . . .               0        (45,642)       (27,177)
  Change in loans made to customers. . . . . . . . . . . . . . . . . . . . . . . . .         (17,847)        (9,221)           537
  Property and equipment expenditures. . . . . . . . . . . . . . . . . . . . . . . .            (209)           (97)          (993)
  Net change in direct lease financing . . . . . . . . . . . . . . . . . . . . . . .            (377)          (249)           620
  Proceeds from sales of other real estate owned . . . . . . . . . . . . . . . . . .           2,180          1,375          1,064
                                                                                          ----------------------------------------
      Net cash from investing activities . . . . . . . . . . . . . . . . . . . . . .          (6,966)        (5,833)        (9,463)
                                                                                          ----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in:
    Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,240         (1,808)       (19,997)
    Securities sold under repurchase agreements and other short-term borrowings. . .          (6,520)        12,624         12,541
    Advances from borrowers for taxes and insurance. . . . . . . . . . . . . . . . .            (260)          (255)           126
  Net proceeds from exercise of stock options. . . . . . . . . . . . . . . . . . . .              77             54              0
  Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (1,779)        (1,463)        (1,285)
                                                                                          ----------------------------------------
      Net cash from financing activities . . . . . . . . . . . . . . . . . . . . . .          (7,242)         9,152         (8,615)
                                                                                          ----------------------------------------

Net change in cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .          (1,992)         8,022        (11,462)
Cash and cash equivalents at beginning of year . . . . . . . . . . . . . . . . . . .          33,974         25,952         37,414
                                                                                          ----------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . .      $   31,982     $   33,974     $   25,952
                                                                                          ----------------------------------------
                                                                                          ----------------------------------------

Supplemental disclosures
  Cash paid during the year for
    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   14,466     $   14,277     $   11,056
    Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,335          1,833          2,159
    Noncash investing activities
    Transfers from loans to other real estate owned. . . . . . . . . . . . . . . . .           2,432            981            926
    Transfers made from securities held-to-maturity to securities
      available-for-sale, at fair value. . . . . . . . . . . . . . . . . . . . . . .               0         97,319              0
    Transfers made from tax-exempt loans to securities available-for-sale,
      at fair value. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,700              0              0

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                         UNREALIZED GAIN
                                                                                            (LOSS) ON
                                                                ADDITIONAL                  SECURITIES      UNEARNED      TOTAL
($ 000's, EXCEPT PER SHARE DATA)                     COMMON       PAID-IN      RETAINED      AVAILABLE,    RESTRICTED  STOCKHOLDERS'
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994         STOCK        CAPITAL      EARNINGS    FOR-SALE, NET  STOCK AWARDS    EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994 . . . . . . . . . . .     $   1,772     $  11,050     $  30,953     $      37     $     (14)    $  43,798
Net income . . . . . . . . . . . . . . . . . .                                     4,475                                     4,475
Cash dividends ($1.45 per share) . . . . . . .                                    (1,285)                                   (1,285)
Tax benefit from the increase in the fair
  value of restricted stock issued . . . . . .                           4                                                       4
Amortization of unearned portion of restricted
  stock awards . . . . . . . . . . . . . . . .                                                                    14            14
Unrealized net loss on securities
  available-for-sale . . . . . . . . . . . . .                                                  (1,306)                     (1,306)
                                                   -------------------------------------------------------------------------------

Balance, December 31, 1994 . . . . . . . . . .         1,772        11,054        34,143        (1,269)            0        45,700
Net income . . . . . . . . . . . . . . . . . .                                     4,937                                     4,937
Cash dividends ($1.65 per share) . . . . . . .                                    (1,463)                                   (1,463)
Exercise of stock options on 1,300 shares
  of common stock. . . . . . . . . . . . . . .             3            51                                                      54
Tax benefit from the increase in the fair
  value of restricted stock issued . . . . . .                           7                                                       7
Tax benefit from the exercise of stock options                          11                                                      11
Transfer of securities from held-to-maturity
  to available-for-sale. . . . . . . . . . . .                                                     473                         473
Unrealized net gain on securities
  available-for-sale . . . . . . . . . . . . .                                                   1,286                       1,286
                                                   -------------------------------------------------------------------------------

Balance, December 31, 1995 . . . . . . . . . .         1,775        11,123        37,617           490             0        51,005
Net income . . . . . . . . . . . . . . . . . .                                     6,011                                     6,011
Cash dividends ($2.00 per share) . . . . . . .                                    (1,779)                                   (1,779)
Exercise of stock options on 1,842 shares
  of common stock. . . . . . . . . . . . . . .             4            73                                                      77
Tax benefit from the exercise of stock options                          20                                                      20
Unrealized net loss on securities
  available-for-sale . . . . . . . . . . . . .                                                    (499)                       (499)
                                                   -------------------------------------------------------------------------------
Balance, December 31, 1996 . . . . . . . . . .     $   1,779     $  11,216     $  41,849     $      (9)    $       0     $  54,835
                                                   -------------------------------------------------------------------------------
                                                   -------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1996, 1995 & 1994

--------------------------------------------------------------------------------

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Northern States Financial Corporation (Company) and its wholly owned subsidiaries, Bank of Waukegan (Bank) and First Federal Bank, fsb
(Thrift).   The Bank and the Thrift are referred to collectively as "the
Subsidiaries".   All significant intercompany transactions and balances have been eliminated in consolidation.

     NATURE OF OPERATIONS: The Company's and the Subsidiaries' revenues and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois, and surrounding areas, and include a wide
range of individuals, businesses, and other organizations.   A major portion of
loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items. The Thrift also engages in mortgage banking operations.

     USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and
assumptions based on available information.   These estimates and assumptions
affect the amounts reported in the financial statements and the disclosures
provided, and future results could differ.   The collectibility of loans, fair
values of financial instruments, and status of contingencies are particularly subject to change.

     CASH FLOW REPORTING: Cash and cash equivalents are defined as cash and due from banks, federal funds sold, and interest-bearing deposits in financial
institutions with original maturities under 90 days.   Net cash flows are
reported for customer loan and deposit transactions, securities sold under agreements to repurchase and other short-term borrowings, and interest bearing deposits in financial institutions with maturities over 90 days.

     SECURITIES: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them
to maturity.   Securities are classified as available-for-sale when they might
be sold before maturity.   Securities available-for-sale are carried at fair
value, with unrealized holding gains and losses reported separately in
shareholders' equity, net of tax.   Securities are written down to fair value by
charges to income when a decline in fair value is not temporary.

     Gains and losses on sales are determined using the amortized cost of the
specific security sold.   Interest income includes amortization of purchase
premiums and discounts.

     As permitted by the Statement of Financial Accounting Standards (SFAS) No. 115 implementation guide released in 1995, the Company exercised a one time opportunity to reassess the appropriateness of the classifications of all
securities held.   Based on this review, the Company reclassified securities
having an amortized cost of $96,547,000 and a net unrealized gain of $772,000 during 1995 from held-to-maturity to available-for-sale.

     LOANS HELD FOR SALE: Loans held for sale are reported at the lower of cost or market value in the aggregate.

     LOANS.   Loans are reported at the principal balance outstanding, net of
deferred loan fees and costs and the allowance for loan losses.   Interest
income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

     Interest income is not reported when full loan repayment is in doubt,
typically when payments are past due over 90 days.   Payments received on such
loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES.   Because some loans may not be repaid in full, an
allowance for loan losses is recorded.   Increases to the allowance are recorded
by a provision for loan losses charged to expense.   Estimating the risk of loss
and the amount of loss on any loan is necessarily subjective.   Accordingly, the
allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and
estimates which are subject to change over time.   While management may
periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that
occur.   A loan is charged-off by management as a loss when deemed
uncollectible, although collection efforts continue and future recoveries may occur.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic
conditions.   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's and the Thrift's
allowances for loan losses.   Such agencies may require the Bank and the Thrift
to provide additions to the allowance based on their judgements at the time of their examinations.

     SFAS No. 114 and No. 118 became effective January 1, 1995 regarding loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at fair value of the collateral if the loan is collateral dependent.

--------------------------------------------------------------------------------

     A portion of the allowance for loan losses is allocated to impaired loans. The effect of adopting these new accounting standards was not material to the financial statements.

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other
properties are evaluated individually for impairment.   All loans in nonaccrual
status and other selected watch list loans are considered impaired.   Impaired
loans or portions thereof are charged off when deemed uncollectible.

     The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual, renegotiated, non-performing and past-due loan
disclosures.   Increases or decreases in the valuation allowance for an impaired loan are reported as reductions or increases to the provision of loan losses.

     OFFICE BUILDINGS AND EQUIPMENT.   Asset cost is reported net of
accumulated depreciation.   Depreciation expense is calculated on the
straight-line method over asset useful lives.

     OTHER REAL ESTATE:  Real estate acquired in settlement of loans is
initially reported at estimated fair value at acquisition.   After
acquisition, a valuation allowance reduces the reported amount to the lower
of the initial amount or fair value less costs to sell.   Revenue and
expenses from operations and changes in the valuation allowance are included in other real estate owned expenses.

     SERVICING RIGHTS:  The Company has not purchased rights to service loans
for others.   Subsequent to adopting Financial Accounting Standard No. 122 at the start of 1996, servicing rights represent the allocated value of servicing
rights retained on loans sold.   Servicing rights are expensed in proportion to,
and over the period of, estimated net servicing revenues.   Impairment is
evaluated based on the fair value of the rights, using groupings of the
underlying loans as to interest rates.   Any impairment of a grouping is
reported as a valuation allowance.   The effect of adopting SFAS No. 122 was
not material to the Company's consolidated net income.

     GOODWILL AND IDENTIFIED INTANGIBLES:  Goodwill is the excess of purchase
price over the fair value of net assets in business acquisitions.   Goodwill is
expensed on the straight-line method over 25 years.   Identified intangibles
represent the value of depositor relationships purchased and was expensed over 7 years ending in 1995, with expense of $24,000 and $29,000 in 1995 and 1994. Goodwill and identified intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

     EMPLOYEE BENEFITS:  A profit sharing plan covers substantially all
employees.   Contributions are expensed annually and are made at the discretion
of the Board of Directors.   Contributions totaled $255,000, $224,000 and
$251,000 in 1996, 1995 and 1994.   The plan allows employees to make voluntary
contributions, although such contributions are not matched by the Company.

     STOCK COMPENSATION.   Expense for employee compensation under stock option
plans is based on Accounting Principles Board Opinion 25, with expense reported
only if options are granted below market price at grant date.   Pro forma
disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 are used for any stock-based compensation awarded after January 1, 1995.

     INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and
liabilities, computed using enacted tax rates.   A valuation allowance, if
needed, reduces deferred tax assets to the amount expected to be realized.

     FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more
fully disclosed separately.   Fair value estimates involve uncertainties and
matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for
particular items.   Changes in assumptions or in market conditions could
significantly affect the estimates.   The fair value estimates of existing on
and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

     EARNINGS PER SHARE:  Earnings per share are based on weighted-average
outstanding shares during the year.   The effect of stock options was not
material to earnings per share for any years presented.

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

--------------------------------------------------------------------------------

NOTE 2 SECURITIES

Year-end securities were as follows:


                                                   AMORTIZED         GROSS UNREALIZED
DECEMBER 31, 1996                                    COST          GAINS          LOSSES       FAIR VALUE
---------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury                                   $   16,098     $       25     $       (9)    $   16,114
  U.S. Government agencies and corporations           90,359             32           (787)        89,604
  States and political  subdivisions                  24,827            699            (44)        25,482
  Mortgage-backed securities                          16,408            131           (109)        16,430
  Equity securities and mutual fund
    investment in debt securities                      2,091            128            (99)         2,120
                                                  -------------------------------------------------------
      Total                                       $  149,783     $    1,015     $   (1,048)    $  149,750
                                                  -------------------------------------------------------
                                                  -------------------------------------------------------

                                                AMORTIZED             GROSS UNREALIZED
DECEMBER 31, 1996                                 COST              GAINS          LOSSES       FAIR VALUE
---------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury                                   $   37,176     $       93     $      (21)    $   37,248
  U.S. Government agencies and corporations           71,718            162           (299)        71,581
  States and political  subdivisions                  21,337            763            (35)        22,065
  Mortgage-backed securities                          20,320            211            (59)        20,472
  Equity securities and mutual fund
    investment in debt securities                      3,814             89            (99)         3,804
                                                  -------------------------------------------------------
      Total                                       $  154,365     $    1,318     $     (513)    $  155,170
                                                  -------------------------------------------------------
                                                  -------------------------------------------------------

--------------------------------------------------------------------------------

     Contractual maturities of debt securities at year end 1996 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                       AMORTIZED
                                                          COST        FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less                                $   19,793     $   19,808
Due after one year through five years                      98,296         97,906
Due after five years through ten years                     13,195         13,486
                                                       -------------------------
                                                          131,284        131,200
Mortgage-backed securities                                 16,408         16,430
Equity securities and mutual fund investment
  in debt securities                                        2,091          2,120
                                                       -------------------------
     Total                                             $  149,783     $  149,750
                                                       -------------------------
                                                       -------------------------

     Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA), and the Government National Mortgage Association (GNMA).

     As of December 31, 1996, the Company held structured notes with an amortized cost of $3,101,000 and a fair value of $3,082,000. These securities were issued by the Federal Home Loan Bank (FHLB). The structured notes are comprised primarily of securities which have coupon interest rates which "step up" periodically during the term to maturity.

     There were no sales of debt securities during the years ended December 31, 1996, 1995, and 1994. Proceeds from sales of equity securities in 1996 and 1994 totaled $2,675,000 and $4,501,000 with a resulting gain of $5,000 in 1996 and a loss of $68,000 in 1994. During 1996 and 1994, the Federal Home Loan Bank of Chicago redeemed 250 and 2,201 shares of its stock held by the Thrift, with proceeds of $25,000 and $220,100 and with no resulting gain or loss.

     Securities carried at $97,052,000 and 97,970,000 at year-end 1996 and 1995 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 1996, the Company had no securities of a single issuer, other than U.S. Treasury and U.S. Government agencies and corporations including FHLB, FHLMC, FNMA, and GNMA, that exceeded 10% of stockholders' equity.
Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of stockholders' equity, none of the holdings from individual municipal issuers exceeded this threshold.

     Interest-bearing balances with other financial institutions and federal funds sold consisted of the following at December 31, 1996:

          First USA Bank,  Dallas                                     $    8,000
          LaSalle National Bank, Chicago                                   7,500
          Federal Home Loan Bank, Chicago                                  1,200
          Bank of America, Illinois                                          100
          Harris Bank, Chicago                                                35
                                                                      ----------
          Total                                                       $   16,835
                                                                      ----------
                                                                      ----------

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

--------------------------------------------------------------------------------

NOTE 3 LOANS

     Year end loans were as follows:
                                                         1996           1995
-------------------------------------------------------------------------------
Commercial                                            $   50,762     $   53,886
Real estate - construction                                26,905         23,720
Real estate - mortgage                                   146,552        137,941
Installment                                                9,203         10,903
                                                      -------------------------
  Total loans                                            233,422        226,450

Less:
Unearned income                                             (240)          (370)
Deferred loan fees                                          (529)          (701)
                                                      -------------------------
  Loans, net of unearned income and
    deferred loan fees                                   232,653        225,379
Allowance for loan losses                                 (4,839)        (4,514)
                                                      -------------------------

  Total loans, net                                    $  227,814      $ 220,865
                                                      -------------------------
                                                      -------------------------

     Impaired loans were as follows:

                                                         1996           1995
-------------------------------------------------------------------------------
Year-end loans with no allowance for
  losses allocated                                    $        0      $       0
Year-end loans with allowance for
  losses allocated                                           828          5,161
Amount of the allowance allocated                            146            975

Average of impaired loans during the year                  2,620          5,111
Interest income recognized during impairment                 587            113
Cash-basis interest income recognized                        218            111

     Loans on nonaccrual status amounted to $4,912,000 at December 31, 1994. Interest income which would have been recognized had these loans been on an accrual basis throughout the year approximated $545,000 in 1994. Interest recognized on nonaccrual loans in 1994 amounted to $108,000.

     Related party loans were as follows for 1996:

Total loans at beginning of year                      $      413
New loans                                                    925
Repayments                                                  (354)
Other Changes                                                  7
                                                      ----------
Total loans at end of year                            $      991
                                                      ----------
                                                      ----------

     Real estate loans with a carrying value of $15,454,000 and $14,624,000 were pledged to secure public deposits at December 31, 1996 and 1995.

     Loans held for sale at year-end 1996 and 1995 were approximately $893,000 and $3,641,000 and are classified as real estate mortgage loans.

--------------------------------------------------------------------------------

NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES

     Activity in the allowance for loan losses for the year ended December 31, follows:


                                                          1996           1995           1994
-----------------------------------------------------------------------------------------------
Balance at beginning of year                           $    4,514     $    3,965     $    3,764
Provision charged to operating expense                      1,190          1,480          1,440
Loans charged off                                          (1,141)        (1,009)        (1,315)
Recoveries on loans previously charged-off                    276             78             76
                                                       ----------------------------------------
  Balance at end of year                               $    4,839     $    4,514     $    3,965
                                                       ----------------------------------------
                                                       ----------------------------------------

     Activity in the allowance for other real estate owned losses for the year ended December 31, follows:


                                                          1996           1995           1994
-----------------------------------------------------------------------------------------------
Balance at beginning of year                           $      510     $      526     $      679
Provision charged to operating expense                         22             23             25
Losses on other real estate owned                               0            (39)          (178)
                                                       ----------------------------------------
  Balance at end of year                               $      532     $      510     $      526
                                                       ----------------------------------------
                                                       ----------------------------------------

--------------------------------------------------------------------------------

NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

     Office buildings and equipment consisted of the following at December 31, 1996 and 1995:

                                           1996           1995
-----------------------------------------------------------------
Land                                    $    1,489     $    1,489
Office buildings and improvements            7,203          7,248
Furniture and equipment                      3,802          3,824
                                        -------------------------
   Total cost                               12,494         12,561
Accumulated depreciation                    (6,244)        (5,974)
                                        -------------------------
   Net book value                       $    6,250     $    6,587
                                        -------------------------
                                        -------------------------

     Depreciation expense amounted to $546,000 in 1996, $621,000 in 1995 and $557,000 in 1994.

--------------------------------------------------------------------------------

NOTE 6 LOAN SERVICING

     Mortgage loans serviced for others are not reported as assets. These loans totalled $65,321,000 and $64,519,000 at year-end 1996 and 1995. Related escrow deposit balances were $612,000 and $594,000 at year-end 1996 and 1995.


     Activity for capitalized mortgage servicing rights was as follows for 1996:

Beginning of year                                      $        0
Additions                                                      95
Amortized to expense                                          (15)
                                                       ----------
End of year                                            $       80
                                                       ----------
                                                       ----------

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

--------------------------------------------------------------------------------

NOTE 7 DEPOSITS

     At year-end 1996, stated maturities of time deposits were:

1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  138,149
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,693
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,107
2000 and thereafter. . . . . . . . . . . . . . . . . . . . . . . . .        195
                                                                     ----------
                                                                     $  158,144
                                                                     ----------
                                                                     ----------

     Related party deposits at year-end 1996 totalled $10,953,000.

--------------------------------------------------------------------------------

NOTE 8 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM
       BORROWINGS

     Securities sold under repurchase agreements and other short-term borrowings are financing arrangements. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under repurchase agreements is summarized as follows:

                                                         1996           1995
-------------------------------------------------------------------------------
Average daily balance during the year                 $   35,006     $   34,633
Average interest rate during the year                       4.92%          5.41%
Maximum month end balance during the year             $   37,804     $   43,278

     Securities sold under repurchase agreements with directors of the Company and related interests totaled $18,757,000 at December 31, 1996 and have a weighted maturity of 3 months.

--------------------------------------------------------------------------------

NOTE 9 INCOME TAXES

     A summary of federal and state income taxes on operations follows:

                                          1996           1995           1994
-------------------------------------------------------------------------------
Current payable
  Federal                              $    2,184     $    1,877     $    1,652
  State                                       151            316            116
Deferred income tax benefit                   194           (153)            17
                                       ----------------------------------------
    Provision for income taxes         $    2,529     $    2,040     $    1,785
                                       ----------------------------------------
                                       ----------------------------------------

     The components of the deferred tax assets and liabilities at December 31, 1996 and 1995 follow:

                                                         1996           1995
-------------------------------------------------------------------------------
Deferred tax assets:
  Allowances for loan and other real estate losses    $    1,791     $    1,660
  Deferred loan fees                                         134            215
  Deferred compensation and directors' fees                  148            150
  Unrealized net loss on securities
    available-for-sale                                        25              0
  Taxable income on non-performing loans not
    recorded for book purposes                                 7            192
                                                      -------------------------
      Gross deferred tax assets                            2,105          2,217

Deferred tax liabilities:
  Depreciation                                              (575)          (538)
  Federal Home Loan Bank stock dividend                      (37)           (37)
  Unrealized net gain on securities
    available-for-sale                                         0           (315)
  Other items                                                (61)           (41)
                                                      -------------------------
      Gross deferred tax liabilities                        (673)          (931)
                                                      -------------------------
Net deferred tax asset                                $    1,432     $    1,286
                                                      -------------------------
                                                      -------------------------

     The Thrift has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture of the excess bad debt reserve accumulated in tax years after 1987. The related amount of deferred tax liability which must be recaptured is $1,400 and is payable over a six-year period beginning no later than 1998. Retained earnings at December 31, 1996 includes approximately $3,269,000 for which no pro vision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.

--------------------------------------------------------------------------------

NOTE 9 INCOME TAXES CONTINUED

     No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                          1996           1995           1994
-------------------------------------------------------------------------------
Income tax calculated at
  statutory rate (34%)                 $    2,904     $    2,372     $    2,128
Add (subtract) tax effect of:
  Tax-exempt income, net of disallowed
    interest expense                         (503)          (483)          (436)
  State income tax, net of
    federal tax benefit                       120            186             61
  Other items, net                              8            (35)            32
                                       ----------------------------------------
      Provision for income taxes       $    2,529     $    2,040     $    1,785
                                       ----------------------------------------
                                       ----------------------------------------

--------------------------------------------------------------------------------

NOTE 10 OMNIBUS INCENTIVE PLAN INSTRUMENTS

     The 1992 Omnibus Incentive Plan (the "Plan") authorizes the issuance of up to 75,000 shares of the Company's common stock, including the granting of non-qualified stock options, restricted stock and stock appreciation rights.

     Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company did not grant any stock options during 1996 or 1995.

     Stock options are used to reward directors and employees and provide them with an additional equity interest. Options are issued for 10 year periods and are fully vested when granted. Information about option grants follow:

                                               NUMBER OF         WEIGHTED-AVG.
                                                OPTIONS         EXERCISE PRICE
                                               ---------        --------------
Outstanding, beginning of 1994                    8,320              $41.64
Exercised 1994                                        0                   0
                                               ---------
Outstanding, end of 1994                          8,320               41.64
Exercised 1995                                   (1,300)              41.69
                                               ---------
Outstanding, end of 1995                          7,020               41.63
Exercised 1996                                   (1,842)              41.64
                                               ---------
Outstanding, end of 1996                          5,178               41.62
                                               ---------
                                               ---------


     At year-end 1996, options outstanding ranged in exercise price from $41.60 to $42.00 and had a weighted average remaining option life of 5.1 years.

     On May 1, 1992, 2,950 restricted stock shares were awarded without payment to the Company. Recipients have all of the rights of stockholders, except that the shares cannot be disposed of until the restrictions have lapsed. On the date of grant, the estimated market price of the shares was added to common stock and capital surplus and an equal amount was deducted from stockholders' equity (unearned portion of restricted stock awards). The unearned portion was amortized to expense over the three-year vesting period on the straight-line method and was completely amortized at December 31, 1994. Amortization of the restricted stock awards was approximately $14,000 for the year ended December 31, 1994.

     The Committee at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company's common stock which is the subject of such grant over the grant price. As of December 31, 1996 and 1995, 3,904 and 6,812 stock appreciation rights were awarded at $41.60. The Company's expense was $70,000, $21,000 and $117,000 for the years ended December 31, 1996, 1995 and 1994. The stock appreciation rights will expire on April 30, 2002.

--------------------------------------------------------------------------------

NOTE 11 COMMITMENTS, OFF BALANCE SHEET RISK, AND CONTINGENCIES

     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

     At year-end 1996 and 1995 reserves of $2,756,000 and $2,757,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

     Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. Collateral or other security is normally not required to support financial instruments with credit risk.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

     A summary of the notional or contractual amounts of financial instruments with off balance sheet risk at year-end follows:

                                                      1996           1995
     ----------------------------------------------------------------------
     Unused lines of credit and
     commitments to make loans:
       Fixed rate                                 $   17,696     $   12,995
       Variable rate                                  57,979         49,984
                                                  -------------------------
       Total                                      $   75,675     $   62,979
                                                  -------------------------
                                                  -------------------------
       Standby letters of credit                  $    6,250     $    5,579

     Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.00% to 9.00%.

--------------------------------------------------------------------------------

NOTE 12 FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and cash equivalents, interest-bearing deposits in financial institutions, demand deposits, advances from borrowers for taxes and insurance, and accrued interest. Securities' fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and/or information about the issuer. For fixed rate loans or deposits and securities sold under repurchase agreements, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements.

     The estimated year-end fair values of financial instruments were:

                                                                                                    ESTIMATED
1996                                                                               CARRYING VALUE   FAIR VALUE
--------------------------------------------------------------------------------------------------------------
Financial assets:

  Cash and cash equivalents                                                          $   31,982     $   31,982
  Interest-bearing deposits in financial institutions - maturities over 90 days             100            100
  Securities available-for-sale                                                         149,750        149,750
  Loans                                                                                 232,653        233,017
  Allowance for loan losses                                                              (4,839)        (4,839)
  Direct lease financing                                                                    999            999
  Accrued interest receivable                                                             3,955          3,955

Financial liabilities:

  Deposits                                                                           $ (328,795)    $ (328,909)
  Securities sold under repurchase agreements and other short-term borrowings           (36,758)       (36,770)
  Advances from borrowers for taxes and insurance                                        (1,021)        (1,021)
  Accrued interest payable                                                               (2,498)        (2,498)

--------------------------------------------------------------------------------

                                                                                                    ESTIMATED
1995                                                                               CARRYING VALUE   FAIR VALUE
--------------------------------------------------------------------------------------------------------------
Financial assets:

  Cash and cash equivalents                                                        $     33,974     $   33,974
  Interest-bearing deposits in financial institutions -maturities over 90 days              100            100
  Securities available-for-sale                                                         155,170        155,170
  Loans                                                                                 225,379        226,415
  Allowance for loan losses                                                              (4,514)        (4,514)
  Direct lease financing                                                                    622            622
  Accrued interest receivable                                                             4,366          4,366

Financial liabilities:

  Deposits                                                                         $   (327,555)    $ (328,109)
  Securities sold under repurchase agreements and other short-term borrowings           (43,278)       (43,310)
  Advances from borrowers for taxes and insurance                                        (1,281)        (1,281)
  Accrued interest payable                                                               (1,741)        (1,741)

--------------------------------------------------------------------------------

NOTE 13 REGULATORY MATTERS

     The Company and Subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                                     TIER 1
                           CAPITAL TO RISK-WEIGHTED ASSETS         CAPITAL TO
                              TOTAL              TIER I          AVERAGE ASSETS
-------------------------------------------------------------------------------
Well capitalized             10.00%               6.00%               5.00%
Adequately capitalized        8.00%               4.00%               4.00%
Undercapitalized              6.00%               3.00%               3.00%

--------------------------------------------------------------------------------

     At year end, actual capital levels and minimum required levels were:


                                                                                                   MINIMUM REQUIRED TO BE
                                                                        MINIMUM REQUIRED              WELL CAPITALIZED
                                                                          FOR CAPITAL              UNDER PROMPT CORRECTIVE
                                               ACTUAL                  ADEQUACY PURPOSES             ACTION REGULATIONS
--------------------------------------------------------------------------------------------------------------------------
                                           AMOUNT    RATIO               AMOUNT    RATIO               AMOUNT    RATIO
--------------------------------------------------------------------------------------------------------------------------
1996
     Total Capital
        (to risk weighted assets)
        Consolidated                     $  58,136   21.18%            $  21,963    8.00%             $ 27,454   10.00%
        Bank                                43,335   20.18                17,182    8.00                21,478   10.00
     Tier I Capital
        (to risk weighted assets)
        Consolidated                        54,704   19.93                10,982    4.00                16,473    6.00
        Bank                                40,650   18.93                 8,591    4.00                12,887    6.00
     Tier I Capital
        (to average assets)
        Consolidated                        54,704   13.02                16,804    4.00                21,005    5.00
        Bank                                40,650   12.98                12,523    4.00                15,654    5.00

1995
     Total Capital
        (to risk weighted assets)
        Consolidated                     $  53,674   20.22%            $  21,228    8.00%         $     26,536   10.00%
        Bank                                39,272   19.29                16,289    8.00                20,361   10.00
     Tier I Capital
        (to risk weighted assets)
        Consolidated                        50,365   19.98                10,614    4.00                15,921    6.00
        Bank                                36,727   18.04                 8,144    4.00                12,217    6.00
     Tier I Capital
        (to average assets)
        Consolidated                        50,365   11.79                16,305    4.00                20,381    5.00
        Bank                                36,727   12.32                11,929    4.00                14,911    5.00

     The Company and the Subsidiaries at year end 1996 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

     The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Subsidiaries. The Subsidiaries are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At December 31, 1996, $24,900,000 of the Subsidiaries' retained earnings were available for dividend declaration without prior regulatory approval.

--------------------------------------------------------------------------------

NOTE 14 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements:

CONDENSED BALANCE SHEETS

DECEMBER 31,                                             1996           1995
--------------------------------------------------------------------------------
Assets
Cash on deposit at subsidiary
  bank - noninterest-bearing                          $      807     $      831
Interest-bearing deposits in unaffiliated bank                35             34
                                                      -------------------------
    Total cash and cash equivalents                          842            865

Investment in wholly-owned subsidiaries
  Equity in underlying book value:
    Bank of Waukegan                                      40,645         37,109
    First Federal Bank, fsb                               13,445         13,079
  Goodwill, net                                              140            150
                                                      -------------------------
    Total investment in subsidiaries                      54,230         50,338
Other assets                                                 419            270
                                                      -------------------------
    Total assets                                      $   55,491     $   51,473
                                                      -------------------------
                                                      -------------------------

Liabilities and Stockholders' Equity
Accounts payable and other liabilities                    $  656         $  468
Stockholders' equity                                      54,835         51,005
                                                      -------------------------
  Total liabilities and stockholders' equity          $   55,491     $   51,473
                                                      -------------------------
                                                      -------------------------


CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                           1996       1995       1994
-------------------------------------------------------------------------------
Operating Income
  Dividends from subsidiaries                    $  1,745   $    758   $  1,261
  Interest income                                       1          1          0
                                                 ------------------------------
    Total operating income                          1,746        759      1,261
Operating expenses                                    214        293        257
                                                 ------------------------------
Income before income taxes and equity in
  undistributed earnings of subsidiaries            1,532        466      1,004
Income tax benefit                                     78        130         55
                                                 ------------------------------
Income before equity in undistributed
  earnings of subsidiaries                          1,610        596      1,059
Equity in undistributed
  earnings of subsidiaries                          4,401      4,341      3,416
                                                 ------------------------------
Net income                                       $  6,011   $  4,937   $  4,475
                                                 ------------------------------
                                                 ------------------------------

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31,                             1996       1995       1994
-------------------------------------------------------------------------------
Cash flows from operating activities
  Net income                                     $  6,011   $  4,937   $  4,475
  Adjustments to reconcile net income to
    net cash from operating activities
  Equity in undistributed earnings of
    subsidiaries                                   (4,401)    (4,341)    (3,416)
  Amortization of unearned portion
    of restricted stock award                           0          0         14
  Goodwill amortization                                10         11         11
  (Increase) decrease in other assets                (149)       321        226
  Increase in other liabilities                       208        110        125
                                                 ------------------------------
  Net cash provided by operating activities         1,679      1,038      1,435
                                                 ------------------------------

Cash flows provided by investing activities
  Capital distribution from
    Northern States Trust Company                       0          0          1
                                                 ------------------------------
Cash flows from financing activities
    Exercise of stock options                          77         54          0
    Dividends paid                                 (1,779)    (1,463)    (1,285)
                                                 ------------------------------
  Net cash used in financing activities            (1,702)    (1,409)    (1,285)
                                                 ------------------------------
Increase (decrease) in cash and cash equivalents      (23)      (371)       151
Cash and cash equivalents at beginning of year        865      1,236      1,085
                                                 ------------------------------
Cash and cash equivalents at end of year         $    842   $    865   $  1,236
                                                 ------------------------------
                                                 ------------------------------

STOCKHOLDER INFORMATION

     ANNUAL MEETING: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 24, 1997 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any shareholder unable to attend this year's meeting is invited to send questions and comments in writing to Fred Abdula, Chairman of the Board and Chief Executive Officer, at Northern States Financial Corporation.

     FORM 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation's Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Assistant Vice President, at Northern States Financial Corporation.

     FOR FURTHER INFORMATION: Stockholders and prospective investors are welcome to call or write Northern States Financial Corporation with questions or requests for additional information. Please direct inquiries to:

     Thomas M. Nemeth
     Assistant Vice President
     Northern States Financial Corporation
     1601 N. Lewis Avenue
     Waukegan, Illinois 60085
     (847) 244-6000 ext. 269

     TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSEMENTS: Stockholders with a change of address or related inquiries should contact:

     Investors Services Unit
     Firstar Trust Company
     615 E. Michigan Street, 4th Floor
     Milwaukee, Wisconsin 53202
     (800) 637-7549

     QUARTERLY CALENDAR: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

     SEMI-ANNUAL DIVIDEND DATES: Dividends are expected to be announced and paid on the following schedule during 1997:

               HALF                RECORD DATE             PAYMENT DATE
--------------------------------------------------------------------------------
               First                 May 16                   June 1
              Second               November 15              December 1

     STOCK MARKET INFORMATION: The common stock of Northern States Financial Corporation is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ Small-Cap Market) under the ticker symbol NSFC. Stock price quotations are published daily in the Chicago Tribune and Chicago Sun-Times newspapers and, when traded, in The Wall Street Journal. The stock is commonly listed as NthStat.

     As of December 31, 1996, there were 1,750,000 common shares authorized; 889,273 common shares were outstanding, held by approximately 452 registered stockholders.

     As of December 31, 1996, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and acting as market makers:

ABN AMRO Chicago Corp.           Howe Barnes & Johnson, Inc.
Chicago, Illinois                          Chicago, Illinois
(800) 621-0686 ext. 6195                      (800) 800-4693
(312) 855-6195                                (312) 655-2954

     PRICE SUMMARY: The following schedule details our stock's quarter ending bid and ask price.

                               1996                 1995
------------------------------------------------------------
                           BID       ASK       BID       ASK
                           ---       ---       ---       ---
Quarter Ended:
   March 31                $69       $74       $63       $68
   June 30                  71        76        63        68
   September 30             74        79        64        69
   December 31              83        87        66        71

     CASH DIVIDENDS: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company's formation in 1984 and have been increased each year since then. The table below shows semi-annual cash dividends per share for the past seven years. Dividends have been restated to reflect the five-for-one stock split which occurred in June of 1991.


                         JUNE 1       DECEMBER 1       TOTAL
------------------------------------------------------------
1990                     $ .46          $ .46          $ .92
1991                       .47            .53           1.00
1992                       .55            .60           1.15
1993                       .63            .67           1.30
1994                       .70            .75           1.45
1995                       .80            .85           1.65
1996                       .95           1.05           2.00

INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
Oak Brook, Illinois