Form 10-K, Exhibit 13
period 1997-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 1998-03-23
CIK 744485

NORTHERN STATES FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA


($ 000's, except per share data)
---------------------------------------------------------------------------------------------------------------------------------
At or for the Year Ended December 31,                      1997            1996            1995            1994             1993
---------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:

Interest income                                          $ 32,759        $ 31,671        $ 30,893        $ 27,375        $ 26,836
Interest expense                                           15,615          14,808          14,705          11,429          11,708
                                                         -------------------------------------------------------------------------
Net interest income                                        17,144          16,863          16,188          15,946          15,128
Provision for loan losses                                     480           1,190           1,480           1,440           1,481
                                                         -------------------------------------------------------------------------
Net interest income after provision for loan losses        16,664          15,673          14,708          14,506          13,647
Noninterest income                                          2,687           3,239           2,702           2,764           3,540
Noninterest expenses                                        9,132          10,372          10,433          11,010          11,387
                                                         -------------------------------------------------------------------------
Income before income taxes                                 10,219           8,540           6,977           6,260           5,800
Provision for income taxes                                  3,209           2,529           2,040           1,785           1,366
                                                         -------------------------------------------------------------------------
NET INCOME                                               $  7,010        $  6,011        $  4,937        $  4,475        $  4,434
                                                         -------------------------------------------------------------------------
                                                         -------------------------------------------------------------------------

BALANCE SHEET DATA:
Cash, non-interest bearing                               $ 14,200        $ 15,247        $ 18,119        $ 16,539        $ 19,133
Investments (2)                                           192,078         166,585         171,125         164,254         164,542
Loans, net                                                236,794         227,814         220,865         212,823         216,163
Direct lease financing                                      1,274             999             622             373             993
All other assets                                           14,640          15,919          17,160          17,646          15,298
                                                         -------------------------------------------------------------------------
TOTAL ASSETS                                             $458,986        $426,564        $427,891        $411,635        $416,129
                                                         -------------------------------------------------------------------------
                                                         -------------------------------------------------------------------------

Deposits                                                 $347,950        $328,795        $327,555        $329,363        $349,360
Other borrowings                                           43,504          36,758          43,278          30,654          18,113
All other liabilities                                       7,337           6,176           6,053           5,918           4,858
Stockholders' equity                                       60,195          54,835          51,005          45,700          43,798
                                                         -------------------------------------------------------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                                  $458,986        $426,564        $427,891        $411,635        $416,129
                                                         -------------------------------------------------------------------------
                                                         -------------------------------------------------------------------------

PER SHARE DATA:
Basic earnings per share                                 $   7.88        $   6.76        $   5.57        $   5.05        $   5.01
Diluted earnings per share                                   7.87            6.75            5.56            5.04            5.00
Cash dividends declared                                      2.40            2.00            1.65            1.45            1.30
Book value (at end of year)                                 67.68           61.66           57.47           51.57           49.43

SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (1)                                 1.61%           1.43%           1.21%           1.08%           1.09%
Return on average equity (1)                                12.28           11.47           10.15            9.89           10.35
Average stockholders' equity to average assets (1)          13.13           12.47           11.93           10.96           10.53
Tax equivalent interest rate spread                          3.39            3.64            3.62            3.78            3.73
Tax equivalent net interest income
   to average earning assets (1)                             4.33            4.50            4.46            4.34            4.23
Non-performing loans and other real
   estate owned to total assets                              0.78            0.94            2.25            2.39            2.72
Dividend payout ratio (3)                                   30.44           29.60           29.63           28.72           25.98


(1) Does not reflect impact of securities available for sale on average balances.

(2) Includes interest-bearing deposits in other financial institutions, federal funds sold, securities available for sale and securities held to maturity.

(3) Total cash dividends divided by net income.


10  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                                          RESULTS OF OPERATIONS

     The following is a discussion and analysis of Northern States Financial Corporation's (Company) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has two wholly-owned subsidiaries: The Bank of Waukegan (Bank), a commercial banking company providing traditional banking services, including trust services, to corporate, retail and civic entities in the market; and First Federal Bank, fsb, (Thrift), a savings institution providing traditional thrift services primarily to individuals and small businesses in the local market area.

    The Company and its subsidiaries are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Illinois Office of Banks and Real Estate and the Office of Thrift Supervision. Among other things, these agencies limit the activities in which the Company and its subsidiaries may engage, limit the investments and loans which the Bank and/or Thrift funds, and determine the reserves against deposits which the Bank and Thrift must maintain.

    The reader should recognize that the financial results vary significantly between a commercial bank and a traditional savings and loan entity. A savings and loan institution normally has a higher percentage of fixed rate loans to total earning assets, a much lower volume of non-interest bearing transaction accounts, and a relatively low allowance for loan losses to total loans. Approximately 24% of the Company's assets are invested in the Thrift.

    The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words "believe", "expect", "intend", "estimate" or similar expressions. The Company cautions readers of this Annual Report that a number of important factors such as changes in interest rates, general economic conditions, regulatory policies, loan demand, and competition could cause the Company's actual results in 1998 and beyond to differ materially from those expressed in any such forward-looking statements.

          TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES


($ 000's)
------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,            1997                            1996                         1995
------------------------------------------------------------------------------------------------------------------------
                                 Average                         Average                      Average
                                 Balance    Interest   Rate      Balance    Interest  Rate    Balance    Interest  Rate
                                 ---------------------------------------------------------------------------------------
ASSETS
Loans (1) (2) (3)                $241,019   $22,343    9.27%     $233,167   $22,296   9.56%   $223,806   $21,788   9.74%
Taxable securities (5)            132,128     8,411    6.34       124,271     7,663   6.12     122,401     7,313   5.95
Securities exempt from
   federal income taxes (2) (5)    21,301     1,741    8.38        22,058     1,799   8.36      20,838     1,751   8.43
Interest bearing deposits
   in financial institutions          617        35    5.67           504        28   5.56       1,572       117   7.44
Federal funds sold                 17,437       965    5.53        13,844       742   5.36      12,541       740   5.90
                                 ---------------------------------------------------------------------------------------
   Interest earning assets        412,502    33,495    8.12       393,844    32,528   8.25     381,158    31,709   8.31
Noninterest earning assets         22,344                          25,818                       26,018
                                 ---------------------------------------------------------------------------------------
   Average assets (4)            $434,846                        $419,662                     $407,176
                                 --------                        --------                     --------
                                 --------                        --------                     --------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW deposits                     $ 37,672     1,120    2.97     $  39,474     1,177   2.98    $ 39,361     1,149   2.92
Money market deposits              41,945     1,672    3.99        44,272     1,792   4.05      39,980     1,866   4.67
Savings deposits                   44,458     1,322    2.97        46,828     1,395   2.98      48,796     1,436   2.94
Time deposits                     171,149     9,714    5.68       155,378     8,720   5.61     150,994     8,381   5.55
Other borrowings                   35,082     1,787    5.09        35,006     1,724   4.92      34,633     1,873   5.41
                                 ---------------------------------------------------------------------------------------
   Interest bearing liabilities   330,306    15,615    4.73       320,958    14,808   4.61     313,764    14,705   4.69
Demand deposits and
   other noninterest
   bearing liabilities             47,453                          46,580                       45,125
Stockholders' equity               57,087                          52,124                       48,287
                                 ---------------------------------------------------------------------------------------
   Average liabilities and
       stockholders' equity      $434,846                        $419,662                     $407,176
                                 --------                        --------                     --------
                                 --------                        --------                     --------
   Net interest income (2)                  $17,880                         $17,720                      $17,004
                                            -------                         -------                      -------
                                            -------                         -------                      -------
   Net yield on interest
       earning assets                                  4.33%                          4.50%                        4.46%
                                                       -----                          -----                        -----
                                                       -----                          -----                        -----
   Interest-bearing liabilities
       to earning assets ratio                        80.07%                         81.40%                       82.22%
                                                      ------                         ------                       ------
                                                      ------                         ------                       ------


(1) - Interest income on loans includes loan origination and other fees of $492 for 1997, $443 for 1996 and $540 for 1995. Average loans include direct lease financing.

(2) - Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

(3) - Non-accrual loans are included in average loans.

(4) - Average balances are derived from the average daily balances.

(5) - Rate information was calculated based on the average amortized cost for securities. The 1997, 1996 and 1995 average balance information includes an average valuation allowance for taxable securities of $(526), $(985) and $(521). The 1997, 1996 and 1995 average balance information includes an average valuation allowance of $530, $540 and $58 for tax-exempt securities.

                                                    NSFC ANNUAL REPORT 1997  11

NORTHERN STATES FINANCIAL CORPORATION

NET INTEREST INCOME

    Table 1 shows a comparison of net interest income and average volumes, together with effective yields earned and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

    Interest income is the primary source of revenue for the Company. It comprised 92.4% of the Company's total revenues in 1997, 90.7% in 1996 and 92.0% in 1995.

    Net interest income is the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. In Table 1, interest income on non-taxable securities and loans has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities.

    Several factors affect net interest income of which one factor is changes in interest rates which are usually indicated by the changes in the prime lending rate. The weighted average prime lending rate in 1997 was 8.44%, an increase of 17 basis points from 8.27% in 1996, and was 8.83% in 1995. During 1997 the prime lending rate began the year at 8.25% and increased to 8.50% on March 26, 1997, where it remained for the balance of the year. The rises in rates in 1997 caused corresponding increases in rates earned on taxable securities. Average rates earned on taxable securities increased to 6.34%, up 22 basis points from 1996 levels, after increasing only 17 basis points in 1996 from 1995 levels. Rates on federal funds sold increased 17 basis points in 1997 after declining 54 basis points in 1996.

    Another major factor affecting the net interest margin is rates earned on loans. Table 1 shows that rates earned on average loans in 1997 decreased to 9.27% in 1997 from 9.56% in 1996 after declining in 1996 from 9.74% in 1995.
The yields on loans decreased 29 basis points from 1996 even though the weighted average prime lending rate in 1997 increased 17 basis points from 1996. Competitive pressures have caused our loan rates to decline and increased the Company's portfolio of fixed rate loans. It is expected that competitive pressures will continue to affect loan pricing in 1998. Loan rates in 1996 declined 18 basis points from 1995 which resulted from the general decrease in loan rates during 1996 as evidenced by the reduction in the prime rate during 1996.

    The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets. This ratio has increased for the Company during 1997 to 94.86% compared to 93.85% in 1996 and 93.61% in 1995.

    As indicated in Table 1, the Company's net interest income rose in 1997 to $17,880,000. Net interest income increased $160,000 in 1997 from 1996. During 1996 net interest income increased $716,000 from 1995. A significant reason for the 1997 increase was that interest earning assets increased $18.7 million in 1996 while interest bearing liabilities only increased by $9.3 million. This is further evidenced in Table 2 which shows that the 1997 increase in net interest income is attributable to changes due to volume, which was partially offset by a decrease in the net interest spread.

    The interest rate spread is the difference between the yield earned on assets less the rates paid on liabilities. The interest rate spread decreased to 3.39% in 1997 as compared to 3.64% in 1996 and 3.62% in 1995.

    The Company's average deposit and other borrowing rates were 4.73% in 1997, an increase from 4.61% in 1996, which had declined slightly from 4.69% in 1995. The rates earned on average earning assets during 1997 decreased slightly to 8.12% from 8.25% in 1996, which had declined from 8.31% in 1995. The rates on average earning assets decreased due to competitive pressures on loan rates during 1997. In 1997 the Company had more interest bearing liabilities repricing than assets. On a forward looking basis, the Company is "liability sensitive" out to at least one year. This means that in an increasing rate environment as experienced in 1997, interest bearing deposits and other liabilities will reprice upward faster than our interest earning assets. This is evidenced in 1997 when rates increased and stabilized which caused yields on interest bearing liabilities to increase by 12 basis points.

    Another factor influencing net interest income is the "interest bearing liabilities to earning assets ratio", as shown in Table 1. This ratio indicates how many cents of each dollar of earning assets are funded by an interest bearing liability. As Table 1 indicates, this relationship has declined to 80.07% in 1997 from 81.40% in 1996, which was lower than 1995's ratio of 82.22%. The decline in this ratio has a positive impact on interest income.

    The mix of assets and liabilities also affects net interest income. Average assets increased by 3.62% in 1997, as compared with an increase of 3.07% in 1996. Local economic conditions continued to improve in 1997 as evidenced by the increase in average loans. Average loan volume increased 3.37% in 1997 after an increase of 4.18% in 1996. Average total securities increased 4.85% in 1997 after increasing 2.16% in 1996.

    In 1997, total average interest bearing deposits increased $9.3 million from 1996 levels while average other borrowings, which consists primarily of repurchase agreement products and a term advance from the Federal Home Loan Bank, increased only $76 thousand from 1996. The 1997 increase in average interest bearing deposits was in time deposits which increased $15.8 million while lower cost savings and NOW deposits declined $4.2 million and money market deposits declined $2.3 million.

    Interest rates paid on deposits and charged for loans during 1997 remained comparable with other local financial institutions during the year. In spite of the many non-bank investment products available to our customers today, as well as from other financial institutions, the Company is pleased with its ability to maintain the level of interest bearing liabilities.

    As Table 1 indicates, the average balances of other borrowings increased only slightly in 1997 and 1996. Most of the other borrowings are in the form of securities sold under repurchase agreements (repurchase agreements) which the Company continues to offer as an alternative to certificates of deposit. A repurchase agreement is not subject to FDIC insurance and is not subject to reserve requirements, and therefore is less costly to the Company. The repurchase agreement also gives the customer added security for the borrowing in the form of a security pledged by the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

    Many other factors beyond Management's control can have a


12  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                                                  NET INTEREST INCOME CONTINUED

significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers;
(2) fiscal and debt management policy of federal and state governments;
(3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

    The components of the changes in net interest income are shown in Table 2. This table allocates changes in net interest income between amounts attributable to changes in volume and changes in rate for the various categories of interest earning assets and interest bearing liabilities.

                     TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE


($ 000's)
---------------------------------------------------------------------------------------------------------------------------------
For the Year Ended December 31                     1997 Compared to 1996                            1996 Compared to 1995
---------------------------------------------------------------------------------------------------------------------------------
                                                    Increase (Decrease)                              Increase (Decrease)
                                                          Change         Change                            Change         Change
                                            Total         Due To         Due To              Total         Due To         Due To
                                            Change        Volume          Rate               Change        Volume          Rate
                                            -------------------------------------------------------------------------------------
INTEREST INCOME

Loans                                       $  47         $  737         $(690)              $ 508         $  902         $(394)
Taxable securities                            748            463           285                 350            140           210
Securities exempt from
   federal income taxes                       (58)           (63)            5                  48             62           (14)
Interest-bearing deposits
   in financial institutions                    7              6             1                 (89)           (65)          (24)
Federal funds sold                            223            198            25                   2             73           (71)
                                            -------------------------------------------------------------------------------------
   Total interest income                      967          1,341          (374)                819          1,112          (293)
                                            -------------------------------------------------------------------------------------

INTEREST EXPENSE
NOW deposits                                  (57)           (54)           (3)                 28              3            25
Money market deposits                        (120)           (93)          (27)                (74)           188          (262)
Savings deposits                              (73)           (70)           (3)                (41)           (58)           17
Time deposits                                 994            894           100                 339            245            94
Other borrowings                               63              4            59                (149)            20          (169)
                                            -------------------------------------------------------------------------------------
   Total interest expense                     807            681           126                 103            398          (295)
                                            -------------------------------------------------------------------------------------

NET INTEREST INCOME                         $ 160         $  660         $(500)              $ 716         $  714        $    2
                                            -------------------------------------------------------------------------------------
                                            -------------------------------------------------------------------------------------


Volume/rate variances are allocated to the volume variance and the rate variance on an absolute basis. Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.


                                                    NSFC ANNUAL REPORT 1997  13

NORTHERN STATES FINANCIAL CORPORATION

TABLE 3 SECURITIES



($ 000's)
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                              1997                        1996                          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                             % of Total                    % of Total                    % of Total
Securities available for sale                      Amount    Portfolio         Amount      Portfolio         Amount      Portfolio
                                                 -----------------------------------------------------------------------------------
U.S. Treasury                                    $ 14,031       7.77%         $ 16,114       10.76%         $ 37,248       24.01%
U.S. Government agencies and corporations         128,872      71.33            89,604       59.84            71,581       46.13
States and political subdivisions                  22,408      12.40            25,482       17.02            22,065       14.22
Mortgage-backed securities                         13,123       7.26            16,430       10.97            20,472       13.19
Equity securities                                   2,238       1.24             2,120        1.41             3,804        2.45
                                                 -----------------------------------------------------------------------------------

      Total securities available for sale        $180,672    100.00%          $149,750     100.00%          $155,170     100.00%
                                                 -----------------------------------------------------------------------------------
                                                 -----------------------------------------------------------------------------------


     As of December 31, 1997, the Company held no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB), the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA), the Federal Farm Credit Bank (FFCB), and the Student Loan Marketing Association
(SLMA), that exceeded 10% of stockholders' equity. Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of consolidated stockholders equity, none of the holdings from individual municipal issuers exceed this threshold.

     The Company also holds local municipal bonds which, although not rated, are considered low risk investments.

     The carrying value of interest bearing balances with banks and federal funds sold consisted of the following at December 31, 1997:


    First USA Bank, Dallas                       $ 5,500
    LaSalle National Bank, Chicago                 4,000
    Harris Bank, Chicago                           1,736
    Bank of America, Illinois                        100
    Federal Home Loan Bank, Chicago                   70
                                                 -------
        Total carrying value                     $11,406
                                                 -------
                                                 -------



14  NSFC ANNUAL REPORT 1997

                                         NORTHERN STATES FINANCIAL CORPORATION


                                                                    SECURITIES

     All securities of the Company at December 31, 1997 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes, to adjust the portfolio for interest rate risk purposes or to adjust for income tax purposes. In previous years, until late in 1995, securities that were subject to repricing or had an original maturity of two years or less were classified as available for sale while all other securities were classified as held to maturity.

     Late in 1995, the Company, as permitted by the Statement of Financial Accounting Standards ("SFAS") No. 115 implementation guide released in 1995, exercised a one time opportunity to reassess the appropriateness of the classification of all securities held. Based on this review, the Company reclassified securities, having an amortized cost of $96,547,000 and a net unrealized gain of $772,000 during 1995, from held to maturity to available for sale. This reclassification transferred all held to maturity securities to the available for sale classification and provided the Company with an improved ability to manage its securities portfolio.

     The securities portfolio increased $30.9 million at year end 1997 from 1996, after a decline of $5.4 million at year end 1996 from 1995. However, average securities as shown in Table 1, increased in 1997 from 1996 by $7.1 million. The increase was the result of increased average interest bearing liabilities, of which the excess, after being used to increase our loans, was invested in securities. Holdings of U.S. Treasury securities declined $2.1 million at December 31, 1997 compared to December 31, 1996. U.S. Government agency issues increased by $39.3 million to $128.9 million at December 31, 1997, from $89.6 million at December 31, 1996. The increase in U.S. Government agency issues is the result of the Company investing in higher yielding agency issues that have call provisions in order to maximize yields on the Company's securities portfolio while helping to minimize state income taxes.

     The Company attempts to keep at least half its portfolio in U.S. Treasury and U.S. Government agency issues which was the case for all periods reported in Table 3. This allows the Company to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury and U.S. Government agency issues comprised over 79% of the total portfolio at December 31, 1997.

     Holdings of securities issued by states and public subdivisions, of which 90% are tax-exempt, declined by $3.1 million to $22.4 million at December 31, 1997. Reflecting the change applicable to commercial banks in the federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. However, the Company has been able to purchase "bank qualified" tax-exempt issues from local taxing bodies to offset some of the runoff in this portfolio. The Company will continue to buy bonds of local tax-exempt entities, in an effort to support the local community, consistent with the investment standards contained in the investment policy.

     In as much as the Thrift is required, by regulation, to have 65% of its assets invested in mortgage related products, the Thrift invests in pools of mortgage-backed securities as an alternative to keeping mortgage loans originated at long-term fixed-rates in their portfolio. As a result, mortgage-backed securities balances at December 31, 1997 were $13.1 million, a decrease of $3.3 million from the previous year. The majority of the mortgage-backed securities portfolio is at the Thrift and the decrease is consistent with the Thrift's decrease in total assets during 1997.

     The Company's equity securities consist of Student Loan Marketing Association (SLMA) and Federal Home Loan Bank (FHLB) stock which totaled $2.2 million at December 31, 1997.

     Efforts by the Company to maintain appropriate liquidity includes periodic adjustments to the securities portfolio as management considers necessary, typically accomplished through the maturity schedule of investments purchased.

   The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 1997 is shown in Table 4.


                                 TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

                                                    Greater than 1 yr.  Greater than 5 yrs.
Securities available for sale     Less than or      and less than or     and less than or         Greater
($ 000's)                        equal to 1 yr.      equal to 5 yrs.     equal to 10 yrs.       than 10 yrs.           Totals
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997         Balance    Yield     Balance    Yield    Balance    Yield     Balance    Yield    Balance    Yield
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                   $10,022    5.75%    $  4,009    5.76%    $     0    0.00%      $    0    0.00%    $ 14,031    5.75%

U.S. Government agencies
  and corporations                9,723    5.51      110,574    6.31       8,575    6.87            0    0.00      128,872    6.29

States and political
  subdivisions (1)                3,140    7.90       13,737    8.09       5,531    8.53            0    0.00       22,408    8.17

Mortgage-backed securities (2)        0    0.00          573    6.53       3,211    6.53        9,339    6.89       13,123    6.79

Equity securities                 1,561    7.00          677    4.91           0    0.00            0    0.00        2,238    6.37
                                ---------------------------------------------------------------------------------------------------
     Total                      $24,446    6.01%    $129,570    6.48%    $17,317    7.34%      $9,339    6.89%    $180,672    6.52%
                                ---------------------------------------------------------------------------------------------------
                                ---------------------------------------------------------------------------------------------------

(1) - The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2) - Mortgage-backed securities reflect the contractual maturity of the related instrument.


                                                   NSFC ANNUAL REPORT 1997   15

NORTHERN STATES FINANCIAL CORPORATION


TABLE 5 LOAN PORTFOLIO


($ 000's)
--------------------------------------------------------------------------------------------------
December 31,                           1997          1996         1995        1994         1993
--------------------------------------------------------------------------------------------------
Commercial                          $ 54,701      $ 50,762     $ 53,886     $ 50,495     $ 54,902

Real estate-construction              26,768        26,905       23,720       21,815       19,719

Real estate-mortgage                 152,856       146,552      137,941      132,830      135,224

Installment                            8,544         9,203       10,903       13,069       11,761
                                    --------------------------------------------------------------

   Total loans                       242,869       233,422      226,450      218,209      221,606

Unearned income                         (154)         (240)        (370)        (592)        (755)

Deferred loan fees                      (491)         (529)        (701)        (829)        (924)
                                    --------------------------------------------------------------
   Loans, net of unearned income
   and deferred loan fees            242,224       232,653      225,379      216,788      219,927

Allowance for loan losses             (5,430)       (4,839)      (4,514)      (3,965)      (3,764)
                                    --------------------------------------------------------------
       Loans, net                   $236,794      $227,814     $220,865     $212,823     $216,163
                                    --------------------------------------------------------------
                                    --------------------------------------------------------------

The Company has one foreign loan outstanding in the amount of $188 at December 31, 1997.


LOAN PORTFOLIO

     Loans for the Company continued to grow in 1997 due to a strong local economy. As shown in Table 5, gross loans increased $9,447,000 or 4.0% at year end 1997, following an increase of $6,972,000 or 3.1% in 1996. Table 1 shows that average loans in 1997 were $241,019,000, an increase of $7,852,000 over the average loans in 1996.

     The Company's commercial loans at year end increased $3.9 million to $54.7 million as of December 31, 1997 after declining $3.1 million in 1996. The growth in commercial loans reflects the strong local economy in 1997.

     The Company's real estate construction lending portfolio stabilized during 1997 with balances at December 31, 1997 of $26.8 million, a slight decrease from 1996 year end balances of $26.9 million. The Company has developed an expertise in construction lending and has developed a portfolio of construction and construction-related loans. This portfolio has averaged approximately $23 million over the last five years. The construction portfolio consists of loans to residential builders, housing developers, and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and efficient management of the construction company. Construction loans are generally made on properties which are under sold contracts. Loans are secured by first lien positions on the real estate and have loan to value ratios between 50% - 75% of appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to five years. The Company attempts to minimize the risk of construction lending by granting credit to established customers and restricting these loans to our market area.

     The mortgage loan portfolio of the Company increased by $6,304,000 at December 31, 1997 as compared to December 31, 1996 as shown in Table 5. A large percentage of the mortgages booked were commercial related mortgages that had initially been short term commercial loans or construction loans in which the related projects were completed and transferred to mortgage loans. These commercial mortgages were primarily made at fixed rates with call features after five years.

     The home equity loan program, classified as real estate-mortgage in Table 5, is a product that allows consumers to use the equity in their homes to finance purchases and to get an interest deduction on their tax return. This product is new since the 1986 Reform Act phased out interest deductions on consumer loans. The interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to grow in the future. The home equity portfolio continued to grow during 1997 with balances of approximately $14.7 million at December 31, 1997, an increase of 13.1% over last year.

     At First Federal, mortgage loans originated for sale increased to $11.2 million in 1997 from $9.2 million in 1996. First Federal's loans originated for sale are normally sold through the Federal Home Loan Mortgage Corporation (FHLMC) gold or Federal National Mortgage Association (FNMA) live pricing programs.

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated market value in the aggregate. These loans are Company financed mortgage loans awaiting sale to FHLMC or FNMA. The sale generally occurs approximately three days after funding. Loans held for sale on December 31, 1997 and 1996 were approximately $1,338,000 and $893,000 and are classified as real estate mortgage loans.


16   NSFC ANNUAL REPORT 1997

                                         NORTHERN STATES FINANCIAL CORPORATION


                                                      LOAN PORTFOLIO CONTINUED

     The Company services the mortgages sold on the secondary market, which generates additional fee income. The unpaid principal balances of these loans at December 31, 1997 and 1996 were $64.9 million and $65.3 million.

     Installment lending decreased by $.7 million during 1997, a decline of 7.2%, as consumers were provided with lower cost loan incentives to purchase consumer goods. Prior to 1995, half of the consumer loan portfolio was made up of indirect automobile paper. At December 31, 1997 this percentage had decreased to less than 10%. There are three primary factors for the decline in indirect paper that has negatively impacted consumer loan volume. Dealer incentives have driven the interest rate spread lower, the customer has lost the interest deduction for taxes, and other institutions have securitized these portfolios for sale in the bond market, thereby making loan rates unattractive. It is expected that the consumer loan portfolio will decline in 1998, but at a smaller rate.

     The Company has a small direct lease financing portfolio, which increased in 1997 to $1,274,000. While the Company does not presently solicit leasing business, the Company does occasionally make leases to provide customers with financial alternatives.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.


                                                              MATURITY OF LOANS

     Table 6 highlights the maturity distribution of the Company's loan portfolio, excluding mortgage and installment loans.

     The short-term sensitivity of the portfolio to interest rate changes is reflected in the fact that approximately 49.2% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 69.9% of that total are loans subject to immediate repricing.


                                                 TABLE 6 LOAN MATURITY SCHEDULE

                                                         Greater than
($ 000's)                        Less than or        1 yr. and less than       Greater than
----------------------------------------------------------------------------------------------------------
As of December 31, 1997         equal to 1 yr.        or equal to 5 yrs.           5 yrs.           Total
----------------------------------------------------------------------------------------------------------
Commercial                         $22,424                $25,579                 $6,698           $54,701

Real estate-construction            17,685                  7,963                  1,120            26,768
                                ---------------------------------------------------------------------------
   Total                           $40,109                $33,542                 $7,818           $81,469
                                ---------------------------------------------------------------------------
                                ---------------------------------------------------------------------------
Percent of total                     49.23%                 41.17%                  9.60%           100.00%
                                ---------------------------------------------------------------------------
                                ---------------------------------------------------------------------------

Commercial and construction loans maturing after one year:

   Fixed rate                      $12,436
   Variable rate                    28,924
                                -------------
   Total                           $41,360
                                -------------
                                -------------

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.


                                                   NSFC ANNUAL REPORT 1997   17

NORTHERN STATES FINANCIAL CORPORATION


NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans, which include impaired loans, are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower, of which there were none for any year in Table 7. Total non-performing loans at December 31, 1997, were $1,006,000.

     Impaired loans, as defined by Statement of Financial Accounting
Standards (SFAS) No. 114 and No. 118, are included in non-performing loans and totaled $754,000 and $828,000 at December 31, 1997 and 1996. SFAS No. 114 and No. 118 consider a loan impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. At December 31, 1997, approximately 2.3% of the allowance for loan losses is specifically allocated for impaired loans. Interest income recognized on impaired loans in 1997 was $36,000 which was all cash basis income, down from $587,000 and $113,000 of income recognized on impaired loans in 1996 and 1995.

     Other real estate owned includes assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Other real estate owned declined slightly to $2,555,000 at December 31, 1997 from $2,846,000 at December 31, 1996.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection. At December 31, 1997 the Company had $3,000 in loans that were 90 days past due, still accruing interest.

     As illustrated in Table 7, total non-performing assets during 1997 decreased slightly from the 1996 levels in the amount of $451,000. The loans on nonaccrual status decreased by $105,000 in 1997 from $1,108,000 in 1996. Loans 90 days or more past due, still accruing, were reduced by $55,000 in 1997.

     Loans in the amount of $174,000 were foreclosed upon and transferred to other real estate owned during 1997. In addition, other real estate owned decreased $291,000 during 1997. The Company was able to liquidate a portion of its other real estate, realizing sales proceeds of $586,000 with gains of $142,000.

     Management continues to be conservative by quickly placing loans on nonaccrual status. This approach is used to eliminate any unearned interest income which would inflate the Company's earnings. Management will continue its emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

     On December 31, 1997, one piece of property accounted for approximately 69.8% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan.

     During 1994, a purchase agreement for the property, along with some neighboring parcels, was negotiated for an amount that satisfies the current carrying value. The agreement provides for the sale of the property and provides for a fee to be paid to the Bank for the agreement and any 6 month extensions of the agreement. During 1997 all option and extension fees have been received by the Bank at the appropriate time and the agreement remains in force. Conditions necessary to finalize the purchase include approvals from the City of Waukegan and favorable legislative action by the State of Illinois Senate and House of Representatives. It is still uncertain as to when the state legislature will consider such approval of the required legislation.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest-bearing assets at December 31, 1997, that would be required to be disclosed as non-performing if such assets were loans.


TABLE 7 NON-PERFORMING ASSETS


($ 000's)
--------------------------------------------------------------------------------------------------------
December 31,                                     1997        1996        1995        1994        1993
--------------------------------------------------------------------------------------------------------
Loans
Non-accrual status                              $1,003      $1,108      $5,692      $4,912      $ 7,873
90 days or more past due, still accruing             3          58       1,653       2,179          557
                                              ----------------------------------------------------------
    Total non-performing loans                   1,006       1,166       7,345       7,091        8,430

Other real estate owned                          2,555       2,846       2,311       2,728        2,891
                                              ----------------------------------------------------------
    Total non-performing assets                 $3,561      $4,012      $9,656      $9,819      $11,321
                                              ----------------------------------------------------------
                                              ----------------------------------------------------------

Non-performing loans as a percentage
  of total loans, net of unearned
  income and deferred loan fees                   0.42%       0.50%       3.24%       3.27%        3.83%

Non-performing assets as a
  percentage of total assets                      0.78        0.94        2.25        2.39         2.72

Non-performing loans as a percentage
  of the allowance for loan losses               18.53       24.10      161.74      178.84       223.96


Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

Impaired Loans - At December 31, 1997, 1996 and 1995 impaired loans totaled $754, $828 and $5,161 and are included in non-accrual loans.

Potential Problem Loans - At December 31, 1997 there were no other loans classified as problem loans that are not included above.

Other Problem Assets - At December 31, 1997, there were no other classified assets, including direct lease financing, other than the loans and other real estate owned shown above.


18   NSFC ANNUAL REPORT 1997

                                         NORTHERN STATES FINANCIAL CORPORATION


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

     As mentioned previously, SFAS No. 114 and SFAS No. 118 require that management discount impaired loans based on expected cash flows or collateral values. A portion of the allowance for loan losses is then allocated to each impaired loan.

     Throughout the year, management determines the level of provision necessary to maintain an adequate allowance based upon current conditions and outstanding loan volumes.

     The level of non-performing loans at December 31, 1997, was lower than the Company's historical average between 1993 and 1995. Therefore, management during 1997 lowered the loan loss provision to $480,000 from $1,190,000 in 1996 which was decreased from $1,480,000 in 1995. If the level of non-performing assets remains low in 1998 it is expected that there will be further reductions to the loan loss provision.

     As shown in Table 8, during 1997 the loan loss provision of $480,000 plus net recoveries of $111,000 increased the allowance for loan losses to $5,430,000. As a result, the allowance for loan losses increased to 2.2% of total loans outstanding at December 31, 1997.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 1993 through 1997 as well as each year's provision.

     Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company's allocation of the allowance for loan losses. As illustrated in Table 9, the unallocated portion of the allowance, the portion of the allowance that is not specifically reserved for any particular problem credit, was 49.76% of the total allowance at December 31, 1997, which is a decrease from 58.98% of the total allowance at December 31, 1996.

     Based upon management's analysis, the allowance for loan losses at December 31, 1997, is adequate to cover future possible loan losses.


                              TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES



($ 000's)
------------------------------------------------------------------------------------------------------------
Years Ended December 31,                              1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                     $4,839      $4,514      $3,965      $3,764      $2,809
                                                     -------------------------------------------------------
Charge-offs:
        Commercial                                       86         288         145         687         488
        Real estate-construction                          0         523         334          22           8
        Real estate-mortgage                             38         145         473         496           0
        Installment                                      85         185          57         110         147
                                                     -------------------------------------------------------
            Total charge-offs                           209       1,141       1,009       1,315         643
                                                     -------------------------------------------------------
Recoveries:
        Commercial                                       33         183          18           9          14
        Real estate-construction                          0          50           0           0           0
        Real estate-mortgage                            206           0           0           0           0
        Installment                                      81          43          60          67         103
                                                     -------------------------------------------------------
            Total recoveries                            320         276          78          76         117
                                                     -------------------------------------------------------
Net charge-offs (recoveries)                           (111)        865         931       1,239         526
                                                     -------------------------------------------------------
Additions charged to operations                         480       1,190       1,480       1,440       1,481
                                                     -------------------------------------------------------
Balance at end of year                               $5,430      $4,839      $4,514      $3,965      $3,764
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Allowance as a % of total loans, net of
     unearned income and deferred loan fees            2.24%       2.08%       2.00%       1.83%       1.71%
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Net charge-offs (recoveries) during the year to
     average loans outstanding during the year        -0.05%       0.37%       0.42%       0.58%       0.23%
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------

In addition to management's assessment, loans are examined periodically by federal and state banking authorities.


                                                   NSFC ANNUAL REPORT 1997   19

NORTHERN STATES FINANCIAL CORPORATION

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


($ 000's)
------------------------------------------------------------------------------------------------------------------------------------
December 31,                           1997                 1996                 1995                 1994                 1993
------------------------------------------------------------------------------------------------------------------------------------
                                    Percent of           Percent of           Percent of           Percent of           Percent of
                                   loans in each        loans in each        loans in each        loans in each        loans in each
                                    category to          category to          category to          category to          category to
                            Amount  total loans  Amount  total loans  Amount  total loans  Amount  total loans  Amount  total loans
                            --------------------------------------------------------------------------------------------------------
Commercial                  $1,335     22.52%    $  947     21.75%    $1,741     23.80%    $1,468     23.14%    $1,553     24.77%
Real estate-construction       389     11.02        184     11.53        727     10.47        168     10.00         95      8.90
Real estate-mortgage           946     62.94        809     62.78        644     60.92        813     60.87        609     61.02
Installment                     58      3.52         45      3.94         87      4.81        116      5.99        138      5.31
Unallocated                  2,702       NA       2,854        NA      1,315        NA      1,400        NA      1,369        NA
                            --------------------------------------------------------------------------------------------------------
    Total                   $5,430    100.00%    $4,839    100.00%    $4,514    100.00%    $3,965    100.00%    $3,764    100.00%
                            --------------------------------------------------------------------------------------------------------
                            --------------------------------------------------------------------------------------------------------


NONINTEREST INCOME

     Noninterest income declined by $552,000 or 17.0% during 1997 following an increase of $537,000 or 19.9% during 1996.

     Service fees on deposits declined by $93,000 in 1997. The major portion of this decline was the result of decreased overdraft fee income which fell $31,000 from 1996 as average customer demand deposit balances increased in 1997. Service charges on retail deposits declined $21,000 in 1997 as average account balances increased from 1996. Service charge income from automated teller machines (ATMs) decreased $37,000 due to a change in the accounting treatment for credits received when noncustomers use our ATMs. These credits in 1997 were applied against data processing expense relating to ATM transactions.

     Trust income increased $102,000 or 19.5% from the same period in 1996 due to increased fees and additional trust business.

     There were no security sales during 1997 and there were no corresponding security gains. During 1996 there was a sale of equity securities classified as available for sale for liquidity purposes which realized proceeds of $2,675,000 and a resulting gain of $5,000.

     Gains on sales of loans declined $38,000 during 1997 as compared to 1996. Volume of loan sales during 1997 remained stable with $10.7 million in loans sold in 1997 as compared to $10.8 million sold in 1996. The decline in gains was the result of competitive pressures which caused the Company to narrow its profit margin on sales of loans in order to maintain sales volume.

     Other operating income declined $518,000 or 45.3% in 1997. The decrease is attributable to the Company booking $163,000 more in gains from the sale of other real estate owned during 1996 than in 1997. Other operating income also declined during 1997 due to the one-time collection during 1996 of back interest and fees on a loan in excess of the amount charged off of $131,000. Competitive pressures for the origination of loans for sale on the secondary market reduced other loan fee income by $37,000 during 1997.

     Comparing 1996 to 1995, noninterest income increased by $537,000 or 19.9%. The majority of this increase is attributable to increases in other operating income which rose $461,000 or 67.5% during 1996. The Company booked gains from the sale of other real estate owned of $305,000 during 1996. Other income also increased during 1996 due to the one-time collection of back interest and fees on a loan in excess of the amount charged off of $131,000.

     Service fees on deposits declined $76,000 in 1996 as compared to 1995 as average customer demand deposit balances increased.

     Income from trust activities increased $62,000 during 1996 as fiduciary activities rose in 1996 as compared to 1995.

     Gains on sales of loans rose $85,000 in 1996 from 1995 as a result of adopting SFAS 122, "Accounting for Mortgage Servicing Rights" during 1996 which allowed additional gains pertaining to servicing rights to be booked.

NONINTEREST EXPENSES

     In 1997, total noninterest expenses declined by $1,240,000 to $9,132,000, a decrease of 11.96%. Over the last three years total noninterest expenses averaged $9,979,000 as the Company emphasized its ability to control operating expenses. As a percent of average assets, noninterest expense was 2.1% in 1997 compared to 2.5% in 1996 and 2.6% in 1995.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator as to how well a financial institution manages its noninterest expenses. A decreasing ratio is an indication of improving performance. The Company's efficiency ratio was 46.1% in 1997, 51.6% in 1996 and 55.2% in 1995. Compared to its bank holding company peers, the Company's ability to control overhead expenses is one of its operating strengths.

     Salaries and other employee expenses decreased $70,000 in 1997 which was a smaller decrease than in 1996. The Company continued to experience staff reductions during 1997 due to increased efficiencies. The Company hired one senior lender during the third quarter of 1997 because of increases to the loan portfolio.

     Occupancy expenses declined $117,000 or 9% during 1997 as compared to the same period in 1996. A majority of this reduction is a result of decreases in the accrual for property taxes which declined $81,000 during 1997. Management was able to successfully protest and significantly decrease the assessed valuation of the Company's real property.


20  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                                                 NONINTEREST EXPENSES CONTINUED

     Data processing expense decreased $31,000 or 5.7% during 1997 as compared to the same period in 1996. The Company changed its accounting treatment for credits received for noncustomers' use of Company owned ATMs. These credits in 1997 amounted to $37,000 and were applied against data processing expense relating to ATM transactions.

     FDIC deposit insurance expense fell significantly in 1997 by $745,000 or 91.2% as compared to 1996. During 1996 the Thrift subsidiary booked a $603,000 one-time FDIC expense due to legislation requiring recapitalization of the FDIC Savings Association Insurance Fund (SAIF). With both FDIC SAIF and Bank Insurance Fund (BIF) being fully funded the Company's 1997 FDIC expense declined.

     Other real estate owned expenses decreased $83,000 or 37.2% during 1997 compared to the previous year due to the decline in transfers made from loans to the other real estate owned during 1997 compared to 1996. Only $174,000 in loans were transfered to other real estate owned in 1997 compared to $2,432,000 in 1996.

     Other operating expenses for 1997 declined by $194,000 or 9.6% as compared to last year. Auditing expenses declined $35,000 from last year as the internal audit staff took on some of the audit functions that previously were performed by the outside auditors. Loan and collection expenses declined $32,000 in 1997 resulting from the decrease in non-performing loans. Printing expenses declined $32,000 as the Company's loan and customer service areas continued to automate so that forms are printed internally by laser printers as needed, reducing inventories of forms. Business development expenses declined $34,000 during 1997 as greater use of joint advertisement of Bank and Thrift products occurred. Expenses relating to correspondent bank accounts were $18,000 less in 1997 as higher balances were maintained and earnings credit allowances were greater, thus reducing this expense.

     In 1996, total noninterest expenses declined slightly by $61,000 to $10,372,000 from 1995 levels.

     Salaries and other employee expenses decreased $222,000 or 3.9% in 1996. Staff reductions occurred during 1996 due to increased efficiencies.

      Occupancy expenses declined slightly by $32,000 or 2.4% during 1996 as compared to the same period in 1995. This is the result of a reduction of depreciation expense of $41,000 from building and equipment items becoming fully depreciated.

     Data processing expense increased $15,000 or 2.8% during 1996 as compared to the same period in 1995. This is due to a small increase in our data processing service bureau charges.

     FDIC deposit insurance expense increased significantly in 1996 by $334,000 or 69.2% as compared to 1995. This increase is a result of the Thrift booking a $603,000 one-time FDIC expense due to legislation requiring recapitalization of the FDIC Savings Association Insurance Fund (SAIF) during 1996.

     Other real estate owned expenses increased $51,000 or 29.7% during 1996 compared to 1995 due to the increase in transfers of loans to other real estate owned which occurred in 1996. During 1996 loans totaling $2,432,000 were transferred to other real estate owned compared to only $981,000 during 1995.

     Other operating expenses for 1996 declined by $207,000 or 9.3% as compared to 1995. Much of this decrease is attributable to one-time expenses during the early part of 1995 related to the conversion to a new data processing service bureau and the installation of new data processing equipment that went along with the conversion. Printing and supplies declined $31,000 in 1996 as during 1995 new forms had to be ordered for the new data processing system. Professional fees declined $110,000 as consultants were used in 1995 during the conversion to assist and train Company personnel on the new system and equipment. Other expenses related to the employment of new employees decreased $21,000 in 1996 and other expenses pertaining to goodwill decreased $24,000 as goodwill associated with the purchase of a branch office were fully amortized in 1995.

     On December 17, 1997 the Company's Board of Directors announced that it had approved the merger of its two wholly owned subsidiaries, Bank of Waukegan and First Federal Bank, fsb. The Bank of Waukegan will be the surviving entity in the merger. The proposed merger is subject to the receipt of various bank regulatory approvals. Subject to regulatory approval, the merger will become effective during the second quarter of 1998.

     Management believes that the merger will increase efficiencies and lower noninterest expenses in future years. The Company expects increases to other operating expenses as a result of the merger during 1998. Legal and other professional expenses related to the merger are estimated to be $60,000 during 1998. Merger expenses relating to data processing are estimated at $33,000. It is expected that marketing expenses for signs and notices to our customers will be approximately $35,000. Printing expenses may increase during 1998 as a result of the merger.

     The Company has established a "Year 2000 Team" made up of management in order to deal with risks associated with the new millennium especially in the area of data processing. This "Year 2000 Team" regularly updates the Company's Board of Directors as to the Company's ability to deal with year 2000 issues.

     An inventory of all computer hardware and software utilized by the Company has been conducted and the hardware and software vendors have been contacted requesting the status of the vendors' compliance with year 2000 issues. The Company contracts with an outside data processing service bureau for most of its data processing needs. The data processing service bureau has been testing for year 2000 compliance and expects to be prepared for all year 2000 issues.

     The Company's item processing system has been found not to be year 2000 compliant and new hardware and software will be installed during 1998 at an expected cost of $50,000. The teller platform system used by the Company has been determined as not compliant for the year 2000. Updating the teller platform will entail an expenditure for hardware and software of approximately $100,000.

                                                 FEDERAL AND STATE INCOME TAXES

     For the years ended December 31, 1997, 1996 and 1995, the Company's provision for federal and state taxes as a percentage of pretax earnings were 31.4%, 29.6% and 29.2%.

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


                                                    NSFC ANNUAL REPORT 1997  21

NORTHERN STATES FINANCIAL CORPORATION

TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES


                                                  -------------------SUBJECT TO REPRICING WITHIN -------------------------------
($ 000)s                                                      IMMEDIATE    91 DAYS     181 DAYS     1 - 3     3 - 5      5 - 10
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997                                 BALANCES   TO 90 DAYS  TO 180 DAYS  TO 365 DAYS   YEARS     YEARS      YEARS
--------------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Interest bearing deposits
     in financial institutions                    $    206   $     106   $        0   $        0   $   100   $      0   $     0
   Federal funds sold                               11,200      11,200            0            0         0          0         0

   SECURITIES:
     U.S.  Treasury                                 14,031       3,002        2,013        5,007     4,009          0         0
     U.S.  Government agencies and corporations    128,872       3,000        1,745        4,978    50,220     60,354     8,575
     States & political subdivisions                22,408         701          322        2,117     7,147      6,590     5,531
     Equity securities                               2,238       1,561            0            0         0        677         0
     Mortgage-backed securities (1)                 13,123       3,781           70        2,921       551         22     5,778
   LOANS:
     Commercial                                     54,701      41,400        1,171          683     3,697      6,749     1,001
     Real estate - construction                     26,768      24,653          594          423        69         82       947
     Real estate - mortgage                        152,856      55,728        3,918       10,818    28,866     35,095    18,431
     Installment, net of unearned income             8,390       3,056          834        1,343     1,684      1,377        96
     Direct lease financing                          1,274         571           45          133       269        256         0
                                                  ------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS                     $436,067   $ 148,759   $   10,712   $   28,423   $96,612   $111,202   $40,359
                                                  ------------------------------------------------------------------------------
                                                  ------------------------------------------------------------------------------
LIABILITIES:
   NOW accounts                                   $ 36,455   $  36,455   $        0   $        0   $     0   $      0   $     0
   Money market accounts                            38,790      38,790            0            0         0          0         0
   Savings                                          43,923      43,923            0            0         0          0         0
   Time deposits, $100,000 and over                 93,469      39,775       19,509       28,106     6,079          0         0
   Time deposits, under $100,000                    93,925      34,950       19,124       20,335    19,453         25        38
   Other interest bearing liabilities               43,504      23,618        8,784        5,102     6,000          0         0
                                                  ------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES                $350,066   $ 217,511   $   47,417   $   53,543   $31,532   $     25   $    38
                                                  ------------------------------------------------------------------------------
                                                  ------------------------------------------------------------------------------
EXCESS INTEREST EARNING ASSETS (LIABILITIES)                 $ (68,752)  $  (36,705)  $  (25,120)  $65,080   $111,177   $40,321

CUMULATIVE EXCESS INTEREST EARNING
   ASSETS (LIABILITIES)                                        (68,752)    (105,457)    (130,577)  (65,497)    45,680    86,001

CUMULATIVE INTEREST RATE SENSITIVITY RATIO (2)                    0.68         0.60         0.59      0.81       1.13      1.25


(1) Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2) Interest earning assets divided by interest bearing liabilities.
    This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.


22  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                               LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

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

     In addition to federal funds sold and interest bearing deposits in banks, marketable securities, particularly those of shorter maturities, are a principal source of asset liquidity. The Company classifies all of its securities as available for sale which increases the Company's flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale amounted to $180,672,000 at December 31, 1997. Securities at December 31, 1997 in the amount of $122,418,000 were pledged to secure public deposits and repurchase agreements.

     During 1997, the Company received a term advance from the Federal Home Loan Bank in the amount of $5,000,000. These funds were used to purchase a U.S. Government agency security that has a call provision on the same date as the advance is due to be repaid.

     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Federal funds sold on which the rate varies daily and loans tied to the prime rate differ considerably from long-term securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts, Management has portrayed savings accounts as immediately repricable, because of management's ability to change the savings interest rate.

     Table 11 illustrates the maturity schedule as of December 31, 1997 of the time deposits $100,000 and over portfolio. At December 31, 1997 6.5% of the time deposits $100,000 and over mature after a year. At December 31, 1996 only 5.5% of time deposits matured after a year showing a slight shift by large time deposit customers to long term certificates of deposit. This lengthening of maturity lengths on time deposits of $100,000 assists in lowering the Company's negative gap position.

     The Company historically has a high level of time deposits over $100,000 and securities sold under repurchase agreements and other short-term borrowings. As of December 31, 1997, time deposits over $100,000 and repurchase agreements were 33.7% of total deposits and other borrowings, an increase from 28.9% in 1996. The increase in time deposits over $100,000 was from existing local public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various government agencies.

     With approximately 51.4% of the Company's loan and lease portfolio floating with the prime rate or repricable within 90 days, the effect on interest income when rates rise or fall is felt quickly.

     As Table 10 shows, the Company is liability sensitive through the three year time horizon by $65.5 million. This is a change from last year, where the Company was liability sensitive through the three year time horizon by $61.5 million. Although management has attempted during the past year to reduce its liability sensitive gap position, its efforts continued to be restricted by competitive pressures in the area of commercial and commercial real estate loans which have increased the level of fixed rate loans with intermediate term balloon maturities. The Company has increased the maturity time horizon on its securities by purchasing intermediate term U.S. Government agency securities that have call provisions in order to maximize yields on its securities portfolio. Securities carried at $77,088,000 have call options allowing the issuers to redeem the securities prior to the contractual maturity date. Management has continued its efforts to reduced its liability sensitive position by continuing to sell fixed rate mortgage loans originated on the secondary market. Management has made efforts to reduce its liability sensitive position by lengthening the maturities of its time deposit. Time deposits maturing after one year as a percentage of total time deposits increased to 13.7% at December 31, 1997 from 12.6% last year. It is management's desire to reduce the liability gap position during the upcoming year.

                     TABLE 11 TIME DEPOSITS, $100,00 AND OVER MATURITY SCHEDULE


                                                           Greater than         Greater than
($ 000's)                              Less than or     3 mos.  & less than   3 mos.  & less than     Greater than
---------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997               equal to 3 mos.    or equal to 6 mos.    or equal to 12 mos.       12 mos.      Total
---------------------------------------------------------------------------------------------------------------------------
Time deposits, $100,000 and over:
     Retail deposits                    $10,399               $ 6,041               $ 8,188              $4,632      $29,260
     Corporate deposits                   6,712                 2,739                   950                 909       11,310
     Public fund deposits                22,664                10,729                18,968                 538       52,899
                                        ------------------------------------------------------------------------------------
        Total time deposits,
        $100,000 and over               $39,775               $19,509               $28,106              $6,079      $93,469
                                        ------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------


The Company has no foreign banking offices or deposits.


                                                    NSFC ANNUAL REPORT 1997  23

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

     Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 1997 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 1997 the Company had $38,504,000 of repurchase agreements. Most municipalities, other public entities and some other organizations, require that their funds are insured or collateralized as a matter of their policies. Commercial depositors also find the collateralization of repurchase agreements attractive as an alternative to certificates of deposits. Repurchase agreements provide a source of funds and do not increase the Company's reserve requirements with the Federal Reserve Bank or create an expense relating to FDIC insurance. Repurchase agreements consequently are less costly to the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

     Although the Company experienced a $1.7 million increase in its repurchase agreements and short term borrowing at year end 1997, average repurchase agreements during 1997 declined slightly by $830,000 from 1996. Average repurchase agreements increased during 1996 from 1995 levels by $373,000. These slight changes in average balances indicate that repurchase agreements are a stable source of funds to the Company.

     Table 12 provides information as to balances and interest rates pertaining to securities sold under repurchase agreements and other short-term borrowings.

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER
         SHORT-TERM BORROWINGS


($ 000's)
----------------------------------------------------------------------------------
At or for the Year Ended December 31,                1997        1996         1995
----------------------------------------------------------------------------------
Balance at end of year                             $38,504     $36,758      $43,278
  Weighted average interest rate at end of year       5.29%       4.93%        5.28%
Maximum amount outstanding                         $39,995     $44,135      $78,116
Average amount outstanding                          34,176      35,006       34,633
  Weighted average interest rate                      5.07%       4.92%        5.41%


CAPITAL RESOURCES

     Capital provides the foundation for future growth. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution's capital may be evaluated.

     Northern States' capital ratios exceed these minimum guidelines, both in terms of Tier I capital (stockholders' equity of the Company less intangible assets), and in terms of Tier II capital (Tier I capital plus qualifying long-term debt and the allowance for loan losses). The portion of the allowance for loan losses qualifying as Tier II capital is limited to 1.25% of risk weighted assets. The effect of the unrealized gains (losses) on securities available for sale is excluded from the capital ratio calculations.

     Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company's balance sheet and off-balance sheet exposure. Capital requirements in order for the Company to be considered well capitalized are that Tier I capital to average assets must be at least 5.00% and Tier I capital to risk weighted assets must be at least 6.00%. The requirements are that Tier II capital must be 10.00% of risk adjusted assets in order for the Company to be considered well capitalized.

     All of the Company's capital ratios exceed the level required under regulatory guidelines as shown in Table 13.


24  NSFC ANNUAL REPORT 1997
                                    36

                                           NORTHERN STATES FINANCIAL CORPORATION


($ 000's) As of December 31, 1997
----------------------------------------------------------
QUALIFYING FOR TIER I CAPITAL:
----------------------------------------------------------
Common stock                                      $ 1,779
Surplus                                            11,222
Retained earnings                                  46,725
Less - Intangible assets                             (129)
                                                  --------
    TOTAL QUALIFYING TIER I CAPITAL               $59,597
                                                  --------
                                                  --------



($ 000's) As of December 31, 1997
-----------------------------------------------------------
QUALIFYING FOR TIER II CAPITAL:
-----------------------------------------------------------
Total Qualifying Tier I Capital                   $ 59,597
Allowance for loan losses                            3,652
                                                  --------
    TOTAL QUALIFYING TIER II CAPITAL              $ 63,249
                                                  --------
TOTAL ASSETS                                      $458,222
                                                  --------
                                                  --------



($ 000's) As of December 31, 1997
---------------------------------------------------------------------------
RISK-BASED ASSETS                                 TOTAL          RISK-BASED
---------------------------------------------------------------------------
Zero percent risk                               $ 20,111         $      0
Twenty percent risk                              183,275           36,655
Fifty percent risk                               101,019           50,510
One hundred percent risk (1)                     205,034          205,034
                                                -------------------------
    TOTAL RISK-WEIGHTED ASSETS                  $509,439         $292,199
                                                -------------------------
                                                -------------------------


(1) Includes off-balance-sheet items


($ 000's) As of December 31, 1997
----------------------------------------------------------------
CAPITAL REQUIREMENTS                        $              %
----------------------------------------------------------------
(Tier I Capital to Average Assets)
REQUIRED                                 $21,742          5.00%
    ACTUAL                                59,597         13.71

RISK-BASED CAPITAL:

Tier I:
    REQUIRED                             $17,532          6.00%
    ACTUAL                                59,597         20.40
Tier II:
    REQUIRED                             $29,220         10.00%
    ACTUAL                                63,249         21.65


                                                                     CASH FLOWS

     Cash flows from operating activities were above accrual basis net income by $1.8 million in 1997. In 1996 cash flows from operating income exceeded net income by $6.2 million and in 1995 cash flows from operating income were below net income by $.2 million. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     Interest bearing deposits increased $21.0 million or 7.35% in 1997. The Company has experienced growth in its time deposits over $100,000 from existing local public depositors. Interest bearing deposits help the Company to maintain an adequate level of cash for the Company's activities. While competition for deposits is expected to remain keen and future deposit growth cannot be predicted with any certainty, the Company plans to continue to actively seek profitable new deposit business.

     The increase in loans during 1997 provided greater interest income revenues for the Company. These increases to loans were funded through cash flows from operating activities and increases to deposits.

     Securities available for sale increased $30.9 million during 1997 and also provided increased interest income revenues to the Company. The increase in securities available for sale came from proceeds from maturing securities available for sale, operating activities, a term advance of $5.0 million from the Federal Home Loan Bank and increases to deposits.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has a $23 million in federal funds lines of credit from two independent banks. In addition, the Company has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank and the Federal Home Loan Bank.

     The Company has a term advance of $5.0 million from the Federal Home Loan Bank which has been used to purchase a U.S. Government agency security that has a call provision on the same date as the advance is due to be repaid. Interest earned on the U.S. Government agency security is used to service the debt to the Federal Home Loan Bank. The Company has no other notes payable or similar debt on its balance sheet. The lack of a debt service requirement allows the Company to use its funds for other operating purposes.

     Equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Cash dividends have been a relatively modest percentage of net income for the past three years, ranging to 30.4% in 1997 from 29.6% in both 1996 and 1995.

     During 1997 the Company made a $64,000 outlay for expansion of its new telephone system to all its offices. Expenditures of $76,000 were made in 1997 to remodel and add offices at two of the Company's locations and addtional $77,000 was expended to update data processing equipment and printers. During 1996 a $61,000 outlay was made for new telephone equipment and $49,000 was used to purchase 2 new ATMs. There are planned expenditures during 1998 of $50,000 to purchase hardware and software to update the Company's item processing system in order to meet the year 2000 issues. It is possible that another $100,000 to update the Company's teller platform system to be compliant for the year 2000 may be expended during 1998.


                                                    NSFC ANNUAL REPORT 1997  25

NORTHERN STATES FINANCIAL CORPORATION

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which will be effective for fiscal years beginning after December 15, 1997. The statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The statement does not address when transactions are recorded, how they are measured in the financial statements or whether they should be included in net income or other comprehensive income. The effect of this statement on future financial statements is not expected to be material.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", which will become effective for fiscal years beginning after December 15, 1997. The statement establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Management does not expect that the effect of this statement on its financial reporting will be material.

QUANTITIVE AND QUALITIVE DISCLOSURES ABOUT MARKET RISK

     The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interest-rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value, however excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

     Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization's quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

     The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest-Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Several techniques might be used by an institution to minimize interest-rate risk. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the measurement of the Company's asset/liability gap, that is, the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be repriced during a given period.

     Several ways an institution can manage interest-rate risk include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, and by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. A large portion of an institution's liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

     Table 14 provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1997 based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized are reasonable. The Company had no derivative financial instruments, or trading portfolio, as of December 31, 1997. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. Expected maturity for interest bearing core deposits such as NOW, money market and savings accounts are assumed to be 5% each year. With respect to the Company's adjustable rate instruments, expected maturity date values were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. From a risk management perspective, however, the Company believes that repricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments. Similarly, 42.7% of the Company's securities portfolio is comprised of callable securities. Company borrowings consist of securities sold under repurchase agreements and a Federal Home Loan Bank term advance and were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.


26  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                    TABLE 14 EXPECTED MATURITY DATES  OF ON BALANCE SHEET ITEMS


($ 000's)                              ---------------------------------------- Maturing In --------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997                  1998        1999        2000       2001        2002     Thereafter    Totals   Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
    Loans (1) (2)
        Fixed rate                    $ 17,753     $10,862     $15,771    $24,867     $16,685     $20,776     $106,714   $107,151
        Average interest rate             8.88%       8.93%       8.98%      9.03%       8.98%       7.86%        8.75%
        Adjustable rate                 55,486      12,365      13,052      9,012      13,816      32,424      136,155    136,155
        Average interest rate             9.17        9.27        9.21       8.98        9.29        9.27         9.21
    Securities
        Fixed rate                      24,446      19,081      43,344     33,821      33,324      19,625      173,641    173,641
        Average interest rate             6.01        6.30        6.50       6.47        6.55        7.33         6.51
        Adjustable rate                      0           0           0          0           0       7,031        7,031      7,031
        Average interest rate             0.00        0.00        0.00       0.00        0.00        6.76         6.76
    Interest bearing deposits
      and federal funds sold
        Fixed rate                           0           0         100          0           0           0          100        100
        Average interest rate             0.00        0.00        7.30       0.00        0.00        0.00         7.30
        Adjustable rate                 11,306           0           0          0           0           0       11,306     11,306
        Average interest rate             5.57        0.00        0.00       0.00        0.00        0.00         5.57
    Direct lease financing
        Fixed rate                         749         202          67        149         107           0        1,274      1,274
        Average interest rate             7.74        7.80        8.74       7.30        7.14        0.00         7.70
                                      -------------------------------------------------------------------------------------------
            Total                     $109,740     $42,510     $72,334    $67,849     $63,932     $79,856     $436,221   $436,658
                                      -------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------------------------------
Interest bearing liabilities:
    Interest bearing deposits (3)
        Balances                      $167,753     $25,613     $10,958    $ 5,128     $ 4,859     $92,251     $306,562   $306,958
        Average interest rate             5.60%       5.46%       4.80%      3.35%       3.34%       3.34%        4.80%
    Borrowings
        Balances                        37,504       6,000           0          0           0           0       43,504     43,519
        Average interest rate             5.27        5.92        0.00       0.00        0.00        0.00         5.36
                                      -------------------------------------------------------------------------------------------
            Total                     $205,257     $31,613     $10,958    $ 5,128     $ 4,859     $92,251     $350,066   $350,477
                                      -------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------------------------------


(1) Does not include net deferred loan fees, unearned income or the allowance for loan losses.

(2) For fixed rate loans, amortization is based on aggregate payments due.

(3) NOW, money market and savings deposits assume 5% maturity each year.


                                                    NSFC ANNUAL REPORT 1997  27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

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


/s/ Fred Abdula                        /s/ Thomas M. Nemeth
------------------------               -------------------------
FRED ABDULA                            THOMAS M. NEMETH
Chairman of the Board &                Assistant Vice President
Chief Executive Officer


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/  Crowe, Chizek and Company LLP
----------------------------------
Crowe, Chizek and Company LLP
Oak Brook, Illinois
February 12, 1998, except for Note 14,
as to which the date is February 17, 1998


28  NSFC ANNUAL REPORT 1997

                                          NORTHERN STATES FINANCIAL CORPORATION

                                                    CONSOLIDATED BALANCE SHEETS


($ 000's, except per share data)
------------------------------------------------------------------------------------------------------------
December 31,                                                                             1997          1996
------------------------------------------------------------------------------------------------------------
    Assets

Cash and due from banks ............................................................   $ 14,200     $ 15,247
Interest bearing deposits in financial institutions - maturities less than 90 days..        106        1,235
Federal funds sold .................................................................     11,200       15,500
                                                                                       ----------------------
    Total cash and cash equivalents ................................................     25,506       31,982
Interest bearing deposits in financial institutions - maturities over 90 days ......        100          100
Securities available for sale ......................................................    180,672      149,750
Loans ..............................................................................    242,224      232,653
Less: Allowance for loan losses ....................................................     (5,430)      (4,839)
                                                                                       ----------------------
    Loans, net .....................................................................    236,794      227,814
Direct lease financing .............................................................      1,274          999
Office buildings and equipment, net ................................................      5,899        6,250
Other real estate owned, net of allowance for losses of $544 and $532 ..............      2,555        2,846
Accrued interest receivable ........................................................      4,308        3,955
Other assets .......................................................................      1,878        2,868
                                                                                       ----------------------
        Total assets ...............................................................   $458,986     $426,564
                                                                                       ----------------------
                                                                                       ----------------------
    Liabilities and Stockholders' Equity

Liabilities
Deposits
    Demand - noninterest bearing ...................................................   $ 41,388     $ 43,223
    NOW accounts ...................................................................     36,455       38,159
    Money market accounts ..........................................................     38,790       44,426
    Savings ........................................................................     43,923       44,843
    Time, $100,000 and over ........................................................     93,469       69,052
    Time, under $100,000 ...........................................................     93,925       89,092
                                                                                       ----------------------
        Total deposits .............................................................    347,950      328,795
Securities sold under repurchase agreements and other short-term borrowings ........     38,504       36,758
Federal Home Loan Bank term advance ................................................      5,000            0
Advances from borrowers for taxes and insurance ....................................      1,166        1,021
Accrued interest payable and other liabilities .....................................      6,171        5,155
                                                                                       ----------------------
        Total liabilities ..........................................................    398,791      371,729
                                                                                       ----------------------
Stockholders' Equity
Common stock - $2 par value: 1,750,000 shares authorized;
    889,373 and 889,273 shares issued and outstanding ..............................      1,779        1,779
Additional paid-in capital .........................................................     11,222       11,216
Retained earnings ..................................................................     46,725       41,849
Unrealized gain (loss) on securities available for sale, net .......................        469           (9)
                                                                                       ----------------------
    Total stockholders' equity .....................................................     60,195       54,835
                                                                                       ----------------------
    Total liabilities and stockholders' equity .....................................   $458,986     $426,564
                                                                                       ----------------------
                                                                                       ----------------------


The accompanying notes are an integral part of these consolidated financial statements.


                                                    NSFC ANNUAL REPORT 1997  29

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME


($ 000's, except per share data)
-------------------------------------------------------------------------------------------
Years Ended December 31,                                         1997      1996      1995
-------------------------------------------------------------------------------------------
Interest income
    Loans (including fee income).............................   $22,199   $22,050   $21,567
    Securities
        Taxable..............................................     8,411     7,663     7,313
        Exempt from federal income tax.......................     1,149     1,188     1,156
    Interest bearing deposits in financial institutions......        35        28       117
    Federal funds sold.......................................       965       742       740
                                                                ---------------------------
        Total interest income................................    32,759    31,671    30,893
                                                                ---------------------------
Interest expense
    Time deposits............................................     9,714     8,720     8,381
    Other deposits...........................................     4,114     4,364     4,451
    Other borrowings.........................................     1,787     1,724     1,873
                                                                ---------------------------
        Total interest expense...............................    15,615    14,808    14,705
                                                                ---------------------------
Net interest income..........................................    17,144    16,863    16,188
Provision for loan losses....................................       480     1,190     1,480
                                                                ---------------------------

Net interest income after provision for loan losses..........    16,664    15,673    14,708
                                                                ---------------------------
Noninterest income
    Service fees on deposits.................................     1,264     1,357     1,433
    Trust income.............................................       625       523       461
    Net security gains.......................................         0         5         0
    Net gains on sales of loans..............................       172       210       125
    Other operating income...................................       626     1,144       683
                                                                ---------------------------
        Total noninterest income.............................     2,687     3,239     2,702
                                                                ---------------------------
Noninterest expenses
    Salaries and employee benefits...........................     5,407     5,477     5,699
    Occupancy and equipment expenses, net....................     1,184     1,301     1,333
    Data processing expense..................................       511       542       527
    FDIC deposit insurance expense...........................        72       817       483
    Other real estate owned expenses.........................       140       223       172
    Other operating expenses.................................     1,818     2,012     2,219
                                                                ---------------------------
        Total noninterest expenses...........................     9,132    10,372    10,433
                                                                ---------------------------

Income before income taxes...................................    10,219     8,540     6,977
Provision for income taxes...................................     3,209     2,529     2,040
                                                                ---------------------------

Net income...................................................   $ 7,010   $ 6,011   $ 4,937
                                                                ---------------------------
                                                                ---------------------------

Basic earnings per common share..............................   $  7.88   $  6.76   $  5.57

Diluted earnings per share...................................   $  7.87   $  6.75   $  5.56


The accompanying notes are an integral part of these consolidated financial statements.


30   NSFC ANNUAL REPORT 1997

                                         NORTHERN STATES FINANCIAL CORPORATION

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

($ 000's)
--------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                 1997         1996      1995
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities
    Net income......................................................    $   7,010    $ 6,011    $  4,937
    Adjustments to reconcile net income to cash from
        operating activities:
        Depreciation................................................          568        546         621
        Provision for loan losses...................................          480      1,190       1,480
        Provision for losses on other real estate owned.............           21         22          23
        Deferred loan fees..........................................          (38)      (172)       (128)
        Net gains on sales of securities............................            0         (5)          0
        Net change in loans held for sale...........................         (349)     2,863      (1,029)
        Net gains on sales of loans.................................         (172)      (210)       (125)
        Net gains on sales of other real estate owned...............         (142)      (305)          0
        Amortization of mortgage servicing rights...................           36         15           0
        Net change in interest receivable...........................         (353)       411        (579)
        Net change in interest payable..............................        1,192        342         428
        Net change in other assets..................................          742      1,218        (656)
        Net change in other liabilities.............................         (205)       290        (269)
                                                                        --------------------------------
            Net cash from operating activities......................        8,790     12,216       4,703
                                                                        --------------------------------

Cash flows from investing activities
        Net change in interest bearing deposits in financial
        institutions - maturities over 90 days......................            0          0       4,100
        Proceeds from sales of securities available for sale........            0      2,675           0
        Proceeds from maturities of securities available for sale...       90,148     90,571      66,116
        Proceeds from maturities of securities held to maturity.....            0          0      27,584
        Purchases of securities available for sale..................     (120,273)   (83,959)    (49,799)
        Purchases of securities held to maturity....................            0          0     (45,642)
        Change in loans made to customers...........................       (9,151)   (17,847)     (9,221)
        Property and equipment expenditures.........................         (217)      (209)        (97)
        Net change in direct lease financing........................         (275)      (377)       (249)
        Proceeds from sales of other real estate owned..............          586      2,180       1,375
                                                                        --------------------------------
            Net cash from investing activities......................      (39,182)    (6,966)     (5,833)
                                                                        --------------------------------

Cash flows from financing activities
        Net increase (decrease) in:
           Deposits.................................................       19,155      1,240      (1,808)
           Securities sold under repurchase agreements and
               other short-term borrowings..........................        1,746     (6,520)     12,624
           Advances from borrowers for taxes and insurance..........          145       (260)       (255)
        Federal Home Loan Bank term advance.........................        5,000          0           0
        Net proceeds from exercise of stock options.................            4         77          54
        Dividends paid..............................................       (2,134)    (1,779)     (1,463)
                                                                        --------------------------------
            Net cash from financing activities......................       23,916     (7,242)      9,152
                                                                        --------------------------------

Net change in cash and cash equivalents.............................       (6,476)    (1,992)      8,022
Cash and cash equivalents at beginning of year......................       31,982     33,974      25,952
                                                                        --------------------------------
Cash and cash equivalents at end of year............................    $  25,506   $ 31,982    $ 33,974
                                                                        --------------------------------
                                                                        --------------------------------

Supplemental disclosures
    Cash paid during the year for
        Interest....................................................    $  14,423   $ 14,466    $ 14,277
        Income taxes................................................        3,089      2,335       1,833
    Noncash investing activities
        Transfers made from loans to other real estate owned........          174      2,432         981
        Transfers made from securities held to maturity to
            securities available for sale, at fair value............            0          0      97,319
        Transfers made from tax-exempt loans to securities
            available for sale, at fair value.......................            0      4,700           0


The accompanying notes are an integral part of these consolidated financial statements.


                                                NSFC ANNUAL REPORT 1997    31

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                 Unrealized Gain
                                                                                               (Loss) on Securities      Total
($ 000's, except per share data)                         Common     Additional      Retained    Available for Sale    Stockholders'
-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 1997, 1996 and 1995             Stock    Paid-In Capital   Earnings            Net              Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995.............................    $1,772       $11,054        $34,143          $(1,269)          $45,700
Net income...........................................                                  4,937                              4,937
Cash dividends ($1.65 per share).....................                                 (1,463)                            (1,463)
Exercise of stock options on 1,300 shares of
    common stock.....................................         3            51                                                54
Tax benefit from the increase in the fair value of
    restricted stock issued..........................                       7                                                 7
Tax benefit from the exercise of stock options.......                      11                                                11
Transfer of securities from held to maturity to
    available for sale...............................                                                     473               473
Unrealized net gain on securities available
    for sale.........................................                                                   1,286             1,286
                                                         ----------------------------------------------------------------------

Balance, December 31, 1995...........................     1,775        11,123         37,617              490            51,005
Net income...........................................                                  6,011                              6,011
Cash dividends ($2.00 per share).....................                                 (1,779)                            (1,779)
Exercise of stock options on 1,842 shares of
    common stock.....................................         4            73                                                77
Tax benefit from the exercise of stock options.......                      20                                                20
Unrealized net loss on securities available
    for sale.........................................                                                    (499)             (499)
                                                         ----------------------------------------------------------------------

Balance, December 31, 1996...........................     1,779        11,216         41,849               (9)           54,835
Net income...........................................                                  7,010                              7,010
Cash dividends ($2.40 per share).....................                                 (2,134)                            (2,134)
Exercise of stock options on 100 shares of
    common stock.....................................                       4                                                 4
Tax benefit from the exercise of stock options.......                       2                                                 2
Unrealized net gain on securities
    available for sale...............................                                                     478               478
                                                         ----------------------------------------------------------------------

Balance, December 31, 1997...........................    $1,779       $11,222        $46,725          $   469           $60,195
                                                         ----------------------------------------------------------------------
                                                         ----------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.


32   NSFC ANNUAL REPORT 1997

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

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

    NATURE OF OPERATIONS: The Company's and the Subsidiaries' revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas, and include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items. The Thrift also engages in mortgage banking operations.

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

    SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in stockholders' equity, net of tax. Other securities, such as Federal Home Loan Bank stock and Federal Reserve Bank stock, are carried at cost. Securities are written down to fair value when a decline in fair value is not temporary.

    Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

    A transfer of securities to available for sale was made in 1995 under new interpretive guidance.

    LOANS HELD FOR SALE: Loans held for sale are reported at the lower of cost or market value in the aggregate.

    LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

    Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

    ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

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

    Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans.

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

    Increases or decreases in the carrying value of impaired loans are reported as reductions or increases to the provision for loan losses.

    OFFICE BUILDINGS AND EQUIPMENT: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated on the straight-line method over asset useful lives.

    OTHER REAL ESTATE: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net loss on other real estate.

    SERVICING RIGHTS: The Company has not purchased rights to service loans for others. Subsequent to adopting Financial Accounting Standard (SFAS) No. 122, as amended by SFAS No. 125, at the start of 1996, servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates. Any impairment of a grouping is reported as a valuation allowance. The effect of adopting SFAS No. 122 and SFAS No. 125 was not material to the Company's consolidated net income.


                                                NSFC ANNUAL REPORT 1997    33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

    GOODWILL: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over 25 years. Goodwill is assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

    EMPLOYEE BENEFITS: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $260,000, $255,000, and $224,000 in 1997, 1996, and 1995. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

    STOCK COMPENSATION: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 was used for stock based compensation awarded after January 1, 1995.

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

    FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

    EARNINGS PER SHARE: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard.

    FUTURE ACCOUNTING CHANGES: New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on available for sale securities) and may require redetermination of industry segment financial information.


34   NSFC ANNUAL REPORT 1997
                                       46

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)    NORTHERN STATES FINANCIAL CORPORATION
                                                               NOTE 2 SECURITIES
Year end securities available for sale were as follows:

                                                             Amortized               Gross  Unrealized
--------------------------------------------------------------------------------------------------------------------------
December 31, 1997                                              Cost               Gains             Losses      Fair Value
--------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury                                            $ 14,017             $   15            $   (1)        14,031
    U.S. Government agencies and corporations                 129,077                 45              (250)       128,872
    States and political subdivisions                          21,712                720               (24)        22,408
    Mortgage-backed securities                                 13,033                137               (47)        13,123
    Equity securities                                           2,069                196               (27)         2,238
                                                             ------------------------------------------------------------
        Total                                                $179,908             $1,113            $ (349)       180,672
                                                             ------------------------------------------------------------
                                                             ------------------------------------------------------------


                                                             Amortized               Gross  Unrealized
--------------------------------------------------------------------------------------------------------------------------
December 31, 1996                                              Cost               Gains             Losses      Fair Value
--------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury                                            $ 16,098            $   25            $    (9)      $ 16,114
    U.S. Government agencies and corporations                  90,359                32               (787)        89,604
    States and political subdivisions                          24,827               699                (44)        25,482
    Mortgage-backed securities                                 16,408               131               (109)        16,430
    Equity and mutual fund investment in debt securities        2,091               128                (99)         2,120
                                                             ------------------------------------------------------------
        Total                                                $149,783            $1,015            $(1,048)      $149,750
                                                             ------------------------------------------------------------
                                                             ------------------------------------------------------------



     Contractual maturities of debt securities available for sale at year-end 1997 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


--------------------------------------------------------------------------------------------------------------------------
                                                                                       Amortized Cost           Fair Value
--------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                   $ 22,883               $ 22,885
Due after one year through five years                                                      127,639                127,821
Due after five years through ten years                                                      14,284                 14,605
                                                                                          -------------------------------
                                                                                           164,806                165,311
Mortgage-backed securities                                                                  13,033                 13,123
Equity securities                                                                            2,069                  2,238
                                                                                          -------------------------------
        Total                                                                             $179,908               $180,672
                                                                                          -------------------------------
                                                                                          -------------------------------



     Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA) or the Federal National Mortgage Association
(FNMA).

     Agency securities with call options totaled $77,088,000 at December 31, 1997. As of December 31, 1997, the Company held structured notes with an amortized cost of $2,000,000 and fair value of $1,995,000. These securities were issued by the Federal Home Loan Bank (FHLB) and the FHLMC. The structured notes are comprised primarily of securities which have coupon interest rates which "step up" periodically during the term to maturity.

     There were no sales of debt securities during 1997, 1996, and 1995. Proceeds from sales of equity securities in 1996 totaled $2,675,000 with a resulting gain of $5,000. During 1997 and 1996, the Federal Home Loan Bank of Chicago redeemed 220 and 250 shares of its stock from the Thrift, with proceeds of $22,000 and $25,000 and with no resulting gain or loss.

     Securities carried at $122,418,000 and $97,052,000 at year-end 1997 and 1996, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 1997, the Company had no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the FHLB, FHLMC, FNMA, GNMA, the Federal Farm Credit Bank (FFCB), and the Student Loan Marketing Association (SLMA) that exceeded 10% of stockholders' equity. Although the Company holds securities issued by municipalities within the state of Illinois which in aggregate exceed 10% of stockholders' equity, none of the holdings from individual municipal issuers exceeded this threshold.

     Interest-bearing balances with banks and federal funds sold consisted of the following at December 31, 1997:

            First USA Bank, Dallas                    $ 5,500
            LaSalle National Bank, Chicago              4,000
            Harris Bank, Chicago                        1,736
            Bank of America, Illinois                     100
            Federal Home Loan Bank, Chicago                70
                                                      -------
            Total                                     $11,406
                                                      -------
                                                      -------



                                                    NSFC ANNUAL REPORT 1997  35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

NOTE 3 LOANS

Year end loans were as follows:


-------------------------------------------------------------------
                                            1997            1996
-------------------------------------------------------------------
Commercial                                $ 54,701         $ 50,762
Real estate - construction                  26,768           26,905
Real estate - mortgage                     152,856          146,552
Installment                                  8,544            9,203
                                          --------------------------
    Total loans                            242,869          233,422

Less:
 Unearned income                              (154)            (240)
 Deferred loan fees                           (491)            (529)
                                          --------------------------
    Loans, net of unearned income
        and deferred loan fees             242,224          232,653

 Allowance for loan losses                  (5,430)          (4,839)
                                          --------------------------
    Total loans, net                      $236,794         $227,814
                                          --------------------------
                                          --------------------------



Related party loans were as follows:


-------------------------------------------------------------------
                                                            1997
-------------------------------------------------------------------
Total loans at beginning of year                           $ 991
New Loans                                                    218
Repayments                                                  (685)
Other changes                                                (15)
                                                           ------
Total loans at end of year                                 $ 509
                                                           ------
                                                           ------


     Real estate loans with a carrying value of $24,807,000 and $15,454,000 were pledged to secure public deposits at December 31, 1997 and 1996.

     Loans held for sale at year-end were approximately $1,338,000 and $893,000 and are classified as real estate mortgage loans.


Impaired loans were as follows:


-------------------------------------------------------------------------------------------
                                                               1997     1996        1995
-------------------------------------------------------------------------------------------
Year-end loans with no allowance for loan losses allocated     $  0     $    0      $    0
Year-end loans with allowance for loan losses allocated         754        828       5,161
Amount of allowance allocated                                   125        146         975
Average of impaired loans during the year                       776      2,620       5,111
Interest income recognized during impairment                     36        587         113
Cash-basis interest income recognized                            36        218         111



36  NSFC ANNUAL REPORT 1997

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)    NORTHERN STATES FINANCIAL CORPORATION


                   NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES

     Activity in the allowance for loan losses for the year ended December 31, follows:


-----------------------------------------------------------------------
                                       1997        1996          1995
-----------------------------------------------------------------------
Balance at beginning of year         $4,839      $ 4,514       $ 3,965
Provision charged to
    operating expense                   480        1,190         1,480
Loans charged off                      (209)      (1,141)       (1,009)
Recoveries on loans
    previously charged-off              320          276            78
                                     ---------------------------------
        Balance at end of year       $5,430      $ 4,839       $ 4,514
                                     ---------------------------------
                                     ---------------------------------



     Activity in the allowance for other real estate owned losses for the year ended December 31, follows:


----------------------------------------------------------------
                                     1997      1996        1995
----------------------------------------------------------------
Balance at beginning of year         $532      $510        $526
Provision charged to
    operating expense                  21        22          23
Losses on other real
    estate owned                       (9)        0         (39)
                                     ---------------------------
        Balance at end of year       $544      $532        $510
                                     ---------------------------
                                     ---------------------------



                                          NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

     Office buildings and equipment consisted of the following at December 31, 1997 and 1996:


-----------------------------------------------------------
                                       1997         1996
-----------------------------------------------------------
Land                                  $ 1,489      $ 1,489
Office buildings and improvements       7,239        7,203
Furniture and equipment                 3,622        3,802
                                      ---------------------
    Total cost                         12,350       12,494
Accumulated depreciation               (6,451)      (6,244)
                                      ---------------------
    Net book value                    $ 5,899      $ 6,250
                                      ---------------------
                                      ---------------------


     Depreciation expense amounted to $568,000 in 1997, $546,000 in 1996 and $621,000 in 1995.


                                                          NOTE 6 LOAN SERVICING

     Mortgage loans serviced for others are not reported as assets. These loans totaled $64,924,000 and $65,321,000 at year-end 1997 and 1996. Related escrow deposit balances were $639,000 and $612,000 at year-end 1997 and 1996.

     Activity for capitalized mortgage servicing rights was as follows for 1997 and 1996:


---------------------------------------------
                              1997      1996
---------------------------------------------
Beginning of year             $ 80      $  0
Additions                       76        95
Amortized to expense           (36)      (15)
                              -----     -----
End of year                   $120      $ 80
                              -----     -----
                              -----     -----



                                                    NSFC ANNUAL REPORT 1997  37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

NOTE 7 DEPOSITS

     At year-end 1997, stated maturities of time deposits were:


1998 ..............................       $161,799
1999 ..............................         19,952
2000 ..............................          5,580
2001 and thereafter ...............             63
                                          --------
                                          $187,394
                                          --------
                                          --------


     Related party deposits at year-end 1997 totaled $10,229,000.

NOTE 8 BORROWINGS

     Securities sold under repurchase agreements and other short-term borrowings are financing arrangements. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under repurchase agreements is summarized as follows:


----------------------------------------------------------------------------
                                                     1997             1996
----------------------------------------------------------------------------
Average daily balance during the year              $34,176          $35,006
Average interest rate during the year                 5.07%            4.92%
Maximum month end balance during the year          $38,504          $37,804


     Securities sold under repurchase agreements to directors of the Company and related interests totaled $22,088,000 at December 31, 1997, and have a weighted remaining maturity of 4 months.

     The Company had a fixed rate advance from the Federal Home Loan Bank of Chicago (the "FHLB") at December 31, 1997, as follows:


            --------------------------------------------------------------
             Maturity Date           Interest Rate             Balance
            --------------------------------------------------------------
             April 30, 1999              5.90%                $5,000,000


     The Thrift maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Thrift agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.


38  NSFC ANNUAL REPORT 1997

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)   NORTHERN STATES FINANCIAL CORPORATION


                                                            NOTE 9 INCOME TAXES

     A summary of federal and state income taxes on operations follows:


----------------------------------------------------------------------------
                                                 1997       1996       1995
----------------------------------------------------------------------------
Current payable
    Federal                                     $2,940     $2,184     $1,877
    State                                          262        151        316
Deferred income tax (benefit)                        7        194       (153)
                                                -----------------------------
        Provision for income taxes              $3,209     $2,529     $2,040
                                                -----------------------------
                                                -----------------------------



     The components of deferred tax assets and liabilities at December 31, 1997 and 1996 follows:


---------------------------------------------------------------------------------
                                                                1997       1996
---------------------------------------------------------------------------------
Deferred tax assets:
    Allowances for loan and other real estate owned losses      $ 1,922    $1,791
    Deferred loan fees                                               25       134
    Deferred compensation and directors' fees                       182       148
    Unrealized net loss on securities available for sale              0        25
    Taxable income on nonperforming loans not
        recorded for book purposes                                    5         7
                                                                 -------   -------
          Gross deferred tax assets                               2,134     2,105
                                                                 -------   -------
Deferred tax liabilities:
    Depreciation                                                   (586)     (575)
    Federal Home Loan Bank stock dividend                           (37)      (37)
    Unrealized net gain on securities available for sale           (296)        0

    Other items                                                    (111)      (61)
                                                                 -------   -------
          Gross deferred tax liabilities                         (1,030)     (673)
                                                                 -------   -------
             Net deferred tax asset                             $ 1,104    $1,432
                                                                 -------   -------
                                                                 -------   -------



No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:


-----------------------------------------------------------------------------------------
                                                             1997       1996       1995
-----------------------------------------------------------------------------------------
Income tax calculated at statutory rate (34%)               $3,474     $2,904     $2,372
Add (subtract) tax effect of:
    Tax-exempt income, net of disallowed interest expense     (431)      (503)      (483)
    State income tax, net of federal tax benefit               156        120        186
    Other items, net                                            10          8        (35)
                                                            -----------------------------
          Provision for income taxes                        $3,209     $2,529     $2,040
                                                            -----------------------------
                                                            -----------------------------



     The Thrift has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture of the excess bad reserve accumulated in tax years after 1987. The related amount of deferred tax liability which must be recaptured is not material. Retained earnings at December 31, 1997 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.


                                                    NSFC ANNUAL REPORT 1997  39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995

NOTE 10 OMNIBUS INCENTIVE PLANS

     The 1992, Omnibus Incentive Plan (the "Plan") authorizes the issuance of up to 75,000 shares of the Company's common stock, including the granting of non-qualified stock options, restricted stock and stock appreciation rights.

     Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company has not granted any stock options since January 1, 1995.

     Stock options are used to reward directors and employees and provide them with an additional equity interest. Options are issued for 10 year periods and are fully vested when granted. Information about option grants follow:


                                         Number of     Weighted-average
-----------------------------------------------------------------------
                                          options       exercise price
-----------------------------------------------------------------------
Outstanding, beginning of 1995            8,320            $41.64
Exercised 1995                           (1,300)            41.69
                                         -------
Outstanding, end of 1995                  7,020             41.63
Exercised 1996                           (1,842)            41.64
                                         -------
Outstanding, end of 1996                  5,178             41.62
Exercised 1997                             (100)            42.00
                                         -------
Outstanding, end of 1997                  5,078             41.62
                                         -------
                                         -------


     At year-end 1997, options outstanding ranged in exercise price from $41.60 to $42.00 and had a weighted average remaining option life of 4 years.

     The Committee of the Board of Directors at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company's common stock which is the subject of such grant over the grant price. As of December 31, 1997 and 1996, 3,248 and 3,904 stock appreciation rights were outstanding, granted at $41.60. The Company's expense was $114,000, $70,000 and $21,000 for the years ended December 31, 1997, 1996 and 1995. The stock appreciation rights will expire during 2002.


40  NSFC ANNUAL REPORT 1997

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS) NORTHERN STATES FINANCIAL CORPORATION


                 NOTE 11 COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

     At year-end 1997 and 1996, reserves of $2,735,000 and $2,756,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

     Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. Collateral or other security is normally required to support financial instruments with credit risk.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitment does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

     A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:


-------------------------------------------------------------
                                          1997         1996
-------------------------------------------------------------
Unused lines of credit and
commitments to make loans:
  Fixed rate                             $20,388      $17,696
  Variable rate                           54,339       57,979
                                         --------------------
  Total                                  $74,727      $75,675
                                         --------------------
                                         --------------------
  Standby letters of credit              $ 6,891      $ 6,250


     Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.00% to 9.00%.

                                   NOTE 12 FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and cash equivalents, interest-bearing deposits in financial institutions, demand deposits, and advances from borrowers for taxes and insurance. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For fixed rate loans or deposits, securities sold under repurchase agreements, and Federal Home Loan Bank term advances, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance-sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not materal.

     The estimated year-end fair values of financial instruments were:


-------------------------------------------------------------------------------------------------------------------------
1997                                                                               Carrying Value    Estimated Fair Value
-------------------------------------------------------------------------------------------------------------------------
Financial assets:

    Cash and cash equivalents                                                         $  25,506          $  25,506
    Interest bearing deposits in financial institutions - maturities over 90 days           100                100
    Securities available for sale                                                       180,672            180,672
    Loans, net                                                                          236,794            237,231
    Direct lease financing                                                                1,274              1,274
    Accrued interest receivable                                                           4,308              4,308

Financial liabilities:

    Deposits                                                                          $(347,950)         $(348,346)
    Securities sold under repurchase agreements and other short-term borrowings         (38,504)           (38,519)
    Federal Home Loan Bank term advances                                                 (5,000)            (5,000)
    Advances from borrowers for taxes and insurance                                      (1,166)            (1,166)
    Accrued interest payable                                                             (3,691)            (3,691)



                                                    NSFC ANNUAL REPORT 1997  41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995


NOTE 12 CONTINUED


-------------------------------------------------------------------------------------------------------------------------
1996                                                                              Carrying Value     Estimated Fair Value
-------------------------------------------------------------------------------------------------------------------------
Financial assets:

    Cash and cash equivalents                                                       $  31,982            $  31,982
    Interest bearing deposits in financial institutions - maturities over 90 days         100                  100
    Securities available for sale                                                     149,750              149,750
    Loans, net                                                                        227,814              228,178
    Direct lease financing                                                                999                  999
    Accrued interest receivable                                                         3,955                3,955

Financial liabilities:

    Deposits                                                                        $(328,795)           $(328,909)
    Securities sold under repurchase agreements and other short-term borrowings       (36,758)             (36,770)
    Advances from borrowers for taxes and insurance                                    (1,021)              (1,021)
    Accrued interest payable                                                           (2,498)              (2,498)


NOTE 13 REGULATORY MATTERS

     The Company and Subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

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


                            Capital to risk-weighted assets   Tier 1 capital to
-------------------------------------------------------------------------------
                              Total                 Tier I     average assets
-------------------------------------------------------------------------------
Well capitalized              10.00%                6.00%            5.00%
Adequately capitalized         8.00%                4.00%            4.00%

Undercapitalized               8.00%                3.00%            3.00%



42  NSFC ANNUAL REPORT 1997

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS)   NORTHERN STATES FINANCIAL CORPORATION

                                                              NOTE 13 CONTINUED

     At year end, actual capital levels and minimum required levels were:


                                                                                           Minimum Required For
                                                              Minimum Required For     Well Capitalized Under Prompt
                                             Actual         Capital Adequacy Purposes  Corrective Action Regulations
--------------------------------------------------------------------------------------------------------------------
                                        Amount     Ratio         Amount     Ratio             Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
1997
    Total Capital
       (to risk weighted assets)
       Consolidated                    $63,249     21.65%       $23,376     8.00%            $29,220     10.00%
       Bank                             47,947     20.72         18,513     8.00              23,142     10.00

    Tier I Capital
       (to risk weighted assets)
       Consolidated                     59,597     20.40         11,688     4.00              17,532      6.00
       Bank                             45,054     19.47          9,257     4.00              13,885      6.00

    Tier I Capital
       (to average assets)
       Consolidated                     59,597     13.71         17,394     4.00              21,742      5.00
       Bank                             45,054     13.67         13,186     4.00              16,483      5.00


1996
    Total Capital
       (to risk weighted assets)
       Consolidated                    $58,136     21.18%       $21,963     8.00%            $27,454     10.00%
       Bank                             43,335     20.18         17,182     8.00              21,478     10.00

    Tier I Capital
       (to risk weighted assets)
       Consolidated                     54,704     19.93         10,982     4.00              16,473      6.00
       Bank                             40,650     18.93          8,591     4.00              12,887      6.00

    Tier I Capital
       (to average assets)
       Consolidated                     54,704     13.02         16,804     4.00              21,005      5.00
       Bank                             40,650     12.98         12,523     4.00              15,654      5.00


     The Company and the Subsidiaries at year end 1997 were categorized as well capitalized. Management knows of no circumstances or events which would change the categorizations.

     The Company's primary source of funds to pay dividends to stockholders is the dividends it receives from the Subsidiaries. The Subsidiaries are subject to certain restrictions on the amount of dividends that may be declared without regulatory approval. At December 31, 1997, $30,648,000 of the Subsidiaries' retained earnings were available for dividend declaration without prior regulatory approval.


                                                    NSFC ANNUAL REPORT 1997  43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997, 1996 & 1995


NOTE 14 EARNINGS PER SHARE AND SUBSEQUENT EVENT

     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:


----------------------------------------------------------------------------------------------------
                                                                 1997           1996          1995
----------------------------------------------------------------------------------------------------
Average outstanding common shares                               889,290        888,913       887,081
Effect of stock options                                           1,811          1,464         1,570
                                                                ------------------------------------
Average outstanding shares for diluted earnings per share       891,101        890,377       888,651
                                                                ------------------------------------
                                                                ------------------------------------


     On February 17, 1998, the Company's Board of Directors approved a proposal to amend the Company's certificate of incorporation to increase the authorized common shares from 1,750,000 to 6,500,000 and to effect a 5-for-1 stock split. The split is contingent upon stockholder approval at the April 23, 1998, annual meeting of stockholders. If ultimate approval is received, it is expected that the stock split will be effective to stockholders of record approximately ten days after the annual meeting. Because ultimate approval is pending until April 23, 1998, financial information contained in this report has not been adjusted to reflect the impact of the proposed stock split.

     Earnings per common share amounts, after giving retroactive effect to the 5-for-1 stock split, are presented below for all of the earnings per share amounts disclosed in the financial statements and the notes to the financial statements:


-------------------------------------------------------------------------------------------------------
                                                                     1997         1996          1995
-------------------------------------------------------------------------------------------------------
Basic earnings per share                                        $      1.58    $     1.35    $     1.11
Diluted earnings per share                                      $      1.57    $     1.35    $     1.11

Average outstanding common shares                                 4,446,450     4,444,565     4,435,405
Effect of stock options                                               9,055         7,320         7,850
                                                                ---------------------------------------
Average outstanding shares for diluted earnings per share         4,455,505     4,451,885     4,443,255
                                                                ---------------------------------------
                                                                ---------------------------------------



44  NSFC ANNUAL REPORT 1997

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS) NORTHERN STATES FINANCIAL CORPORATION

                         NOTE 15 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements:

CONDENSED BALANCE SHEETS


-------------------------------------------------------------------
December 31,                                      1997         1996
-------------------------------------------------------------------
Assets
Cash on deposit at subsidiary
    bank - noninterest-bearing                  $   874      $   807
Interest-bearing deposits in
    unaffiliated bank                                36           35
                                                --------------------
      Total cash and cash equivalents               910          842

Investment in wholly-owned subsidiaries
    Equity in underlying book value:
        Bank of Waukegan                         45,472       40,645
        First Federal Bank, fsb                  14,119       13,445
    Goodwill, net                                   129          140
                                                --------------------
        Total investment in subsidiaries         59,720       54,230
Other assets                                        108          419
                                                --------------------
      Total assets                              $60,738      $55,491
                                                --------------------
                                                --------------------
Liabilities and Stockholders' Equity

Accounts payable and other liabilities          $   543      $   656
Stockholders' equity                             60,195       54,835
                                                --------------------
    Total liabilities and
        stockholders' equity                    $60,738      $55,491
                                                --------------------
                                                --------------------


CONDENSED STATEMENTS OF INCOME


-------------------------------------------------------------------
Years ended December 31,                   1997     1996     1995
-------------------------------------------------------------------
Operating Income
    Dividends from subsidiaries           $2,124   $1,745   $  758
    Interest income                            1        1        1
                                          ------------------------
      Total operating income               2,125    1,746      759
Operating expenses                           218      214      293
                                          ------------------------
Income before income taxes
    and equity in undistributed
    earnings of subsidiaries               1,907    1,532      466
Income tax benefit                            80       78      130
                                          ------------------------
Income before equity in undistributed
     earnings of subsidiaries              1,987    1,610      596
Equity in undistributed
    earnings of subsidiaries               5,023    4,401    4,341
                                          ------------------------
Net income                                $7,010   $6,011   $4,937
                                          ------------------------
                                          ------------------------



CONDENSED STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------
Years ended December 31,                    1997      1996      1995
---------------------------------------------------------------------
Cash flows from operating activities
    Net income                            $ 7,010   $ 6,011   $ 4,937
    Adjustments to reconcile net
        income to net cash from
        operating activities:
      Equity in undistributed
        earnings of subsidiaries           (5,023)   (4,401)   (4,341)
      Goodwill amortization                    11        10        11
      (Increase) decrease in
        other assets                          311      (149)      321
      Increase (decrease) in
        other liabilities                    (111)      208       110
                                          ----------------------------
      Net cash from operating activities    2,198     1,679     1,038
                                          ----------------------------
Cash flows from financing activities
      Exercise of stock options                 4        77        54
      Dividends paid                       (2,134)   (1,779)   (1,463)
                                          ----------------------------
      Net cash from financing activities   (2,130)   (1,702)   (1,409)
Increase (decrease) in cash
  and cash equivalents                         68       (23)     (371)
Cash and cash equivalents at
  beginning of year                           842       865     1,236
                                          ----------------------------
Cash and cash equivalents at
  end of year                             $   910   $   842   $   865
                                          ----------------------------
                                          ----------------------------

                                                    NSFC ANNUAL REPORT 1997  45

                                          NORTHERN STATES FINANCIAL CORPORATION


STOCKHOLDER INFORMATION


ANNUAL MEETING: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 23, 1998 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any shareholder unable to attend this year's meeting is invited to send questions and comments in writing to Fred Abdula, Chairman of the Board and Chief Executive Officer, at Northern States Financial Corporation.

FORM 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Assistant Vice President, at Northern States Financial Corporation.

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

                    Thomas M. Nemeth
                    Assistant  Vice President
                    Northern States Financial Corporation
                    1601 N. Lewis Avenue
                    Waukegan, Illinois 60085
                    (847) 244-6000  ext. 269

TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSEMENTS: Stockholders with a change of address or related inquiries should contact:

                    Firstar Trust Company
                    Investors Services Unit
                    1555 N. Rivercenter Dr., Suite 301
                    Milwaukee, Wisconsin 53212
                    (800) 637-7549

QUARTERLY CALENDAR: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

SEMI-ANNUAL DIVIDEND DATES: Dividends are expected to be announced and paid on the following schedule during 1998:



-------------------------------------------------------------------------
                Half                Record Date             Payment Date
-------------------------------------------------------------------------
                First                  May 15                  June 1

               Second                November 16             December 1



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

     As of December 31, 1997, there were 1,750,000 common shares authorized; 889,373 common shares were outstanding, held by approximately 438 registered stockholders.

     As of February 28, 1998, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and acting as market makers:

      Herzog, Heine, Geduld, Inc.      Howe Barnes Investments, Inc.
      Miami, Florida                   Chicago, Illinois
      (800) 966-7022                   (800) 800-4693
      (305) 932-5880                   (312) 655-2946

PRICE SUMMARY: The following schedule details our stock's quarter ending bid and ask price.


------------------------------------------------------------------------
                                       1997                   1996
------------------------------------------------------------------------
                                 BID        ASK          BID        ASK
                                 ---        ---          ---        ---
Quarter Ended:

    March 31                    $ 88        $ 93        $ 69        $ 74

    June 30                       87          92          71          76

    September 30                  95         100          74          79

    December 31                  117     130 3/4          83          87




------------------------------------------------------------------------
                                                              1998
------------------------------------------------------------------------
                                                         BID        ASK
                                                         ---        ---
For the First Quarter (through March 6, 1998)          $ 161       $ 166



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



-------------------------------------------------------------------
                             June 1        December 1        Total
-------------------------------------------------------------------
    1991                     $ .47           $ .53           $1.00
    1992                       .55             .60            1.15
    1993                       .63             .67            1.30
    1994                       .70             .75            1.45
    1995                       .80             .85            1.65
    1996                       .95            1.05            2.00
    1997                      1.15            1.25            2.40



INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
Oak Brook, Illinois


46  NSFC ANNUAL REPORT 1997
                                    58