Form 10-K405, Exhibit 13
period 1998-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 1999-03-29
CIK 744485

                                           NORTHERN STATES FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans which the Bank funds, and the reserves against deposits which the Bank must maintain.

     The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words "believe", "expect", "intend", "estimate" or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company's actual results in 1999 and beyond to differ materially from those expressed in any such forward-looking statements.


           TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES


($ 000's)
For the Years Ended December 31,               1998                          1997                           1996
-------------------------------  ----------------------------    -------------------------     ----------------------------
                                 Average                         Average                       Average
                                 Balance   Interest      Rate    Balance  Interest     Rate    Balance   Interest      Rate
                                 -------   --------      ----    -------  --------     ----    -------   --------      ----
ASSETS
Loans (1) (2) (3)               $242,020   $ 21,903      9.05%  $241,019  $ 22,343     9.27%  $233,167  $ 22,296       9.56%
Taxable securities (5)           167,117     10,263      6.16    132,128     8,411     6.34    124,271     7,663       6.12
Securities exempt from
  federal income taxes (2) (5)    19,552      1,543      8.18     21,301     1,741     8.38     22,058     1,799       8.36
Interest bearing deposits
  in financial institutions          428         25      5.84        617        35     5.67        504        28       5.56
Federal funds sold                21,157      1,135      5.36     17,437       965     5.53     13,844       742       5.36
                                 -------     ------      ----    -------    ------     ----    -------    ------       ----
  Interest earning assets        450,274     34,869      7.76    412,502    33,495     8.12    393,844    32,528       8.25
Noninterest earning assets        20,823                          22,344                        25,818
                                 -------     ------      ----    -------    ------     ----    -------    ------       ----
  Average assets (4)            $471,097                        $434,846                     $ 419,662
                                --------                        --------                     ---------
                                --------                        --------                     ---------
Liabilities and
  stockholders' equity
NOW deposits                    $ 39,310      1,157      2.94   $ 37,672     1,120     2.97   $ 39,474     1,177       2.98
Money market deposits             42,400      1,656      3.91     41,945     1,672     3.99     44,272     1,792       4.05
Savings deposits                  44,067      1,311      2.98     44,458     1,322     2.97     46,828     1,395       2.98
Time deposits                    188,365     10,413      5.53    171,149     9,714     5.68    155,378     8,720       5.61
Other borrowings                  45,582      2,359      5.18     35,082     1,787     5.09     35,006     1,724       4.92
                                 -------     ------      ----    -------    ------     ----    -------    ------       ----
  Interest bearing liabilities   359,724     16,896      4.70    330,306    15,615     4.73    320,958    14,808       4.61
                                 -------     ------      ----    -------    ------     ----    -------    ------       ----
Demand deposits and
  other noninterest
  bearing liabilities             48,754                          47,453                        46,580
Stockholders' equity              62,619                          57,087                        52,124
                                  ------                          ------                        ------
  Average liabilities and
    stockholders' equity        $471,097                        $434,846                     $ 419,662
                                --------                        --------                     ---------
                                --------                        --------                     ---------
  Net interest income                      $ 17,973                       $ 17,880                     $  17,720
                                           --------                       --------                     ---------
                                           --------                       --------                     ---------
  Net yield on interest
    earning assets                                       3.99%                         4.33%                           4.50%
                                                        -----                         -----                            -----
                                                        -----                         -----                            -----
  Interest-bearing liabilities
    to earning assets ratio                             79.89%                        80.07%                           81.40%
                                                        -----                         -----                            -----
                                                        -----                         -----                            -----


(1) - Interest income on loans includes loan origination and other fees of $475 for 1998, $492 for 1997 and $443 for 1996. Average loans include direct lease financing.
(2) - Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.
(3) - Non-accrual loans are included in average loans.
(4) - Average balances are derived from the average daily balances.
(5) - Rate information was calculated based on the average amortized cost for securities. The 1998, 1997, and 1996, average balance information includes an average valuation allowance for taxable securities of $397, $(526) and $(985). The 1998, 1997 and 1996 average balance information includes an average valuation allowance of $682, $530, and $540 for tax-exempt securities.

                           NSFC ANNUAL 11 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
NET INTEREST INCOME


     Table 1 shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

     Interest income is the primary source of revenue for the Company. It comprised 92.1% of the Company's total revenues in 1998, 92.4% in 1997 and 90.7% in 1996.

     Net interest income is the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. In Table 1, interest income on non-taxable securities and loans has been adjusted to be fully tax equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities.

     Several factors affect net interest income, of which one factor is changes in interest rates, which are generally indicated by the changes in the prime lending rate. The prime rate was stable at 8.50% during the first three quarters of 1998 and declined during the fourth quarter to 7.75%. The average weighted prime lending rate in 1998 was 8.36%, a decrease of 8 basis points from 8.44% in 1997, and was 8.27% in 1996. Average rates earned on taxable securities in 1998 declined 18 basis points to 6.16% from 1997 levels after increasing 22 basis points in 1997 from 1996. Rates on federal funds sold in 1998 declined 17 basis points from 1997 after increasing 17 basis points in 1997 from 1996.

     Another major factor affecting the net interest margin is rates earned on loans. Table 1 shows that rates earned on average loans in 1998 decreased to 9.05% in 1998 from 9.27% in 1997 after declining in 1997 from 9.56% in 1996. The yields on loans during 1998 decreased 22 basis points from 1997 in part as a consequence of the 8 basis points decline of the average prime lending rate in 1998. Another factor impacting the overall decline in loan rates was competitive pressures, which have caused our loan rates to decline and increased the Company's portfolio of fixed rate loans. It is expected that competitive pressures will continue to affect loan pricing in 1999. Loan rates in 1997 declined 29 basis points from 1996, primarily as a result of competition.

     The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets and an increase in this ratio has a positive effect on net interest income. This percentage has increased for the Company during 1998 to 95.58% compared to 94.86% in 1997 and 93.85% in 1996.

     As indicated in Table 1, the Company's net interest income rose in 1998 to $17,973,000. Net interest income increased $93,000 in 1998 from 1997. During 1997 net interest income increased $160,000 from 1996. A significant reason for the 1998 increase was that interest earning assets increased $37.8 million while interest bearing liabilities only increased $29.4 million. This is further evidenced in Table 2, which shows that the 1998 increase in net interest income is primarily attributable to changes due to volume.

     Another factor that influenced net interest income in 1998 was the decrease in the interest rate spread. The interest rate spread is the yield earned on assets less the rates paid on liabilities. The interest rate spread decreased to 3.06% in 1998 as compared to 3.39% in 1997 and 3.64 % in 1996.

     The Company's average deposit and other borrowing rates were 4.70% in 1998, a slight decrease from 4.73% in 1997, which had increased from 4.61% in 1996. The rates earned on average earning assets during 1998 decreased to 7.76% from 8.12% in 1997, which had declined from 8.25% in 1996. The rates on average earning assets decreased during both years primarily due to competitive pressures on loan rates.

      Another factor influencing net interest income is the "interest bearing liabilities to earning assets ratio", as shown in Table 1, which indicates how many cents of each dollar of earning assets are funded by an interest bearing liability. As Table 1 indicates, this relationship has declined to 79.89% in 1998 from 80.07% in 1997, which was lower than 1996's percentage of 81.40%. The decline in this ratio has a positive impact on net interest income.

     The mix of assets and liabilities also affects net interest income. Average loans as a percentage of average earning assets declined to 53.8% in 1998 as compared to 58.4% in 1997 and 59.2% in 1996. As loans as a percentage of earning assets declines a larger percentage of earning assets consists of securities, which normally earn lower yields than loans.

     In 1998, total average interest bearing deposits increased $18.9 million from 1997 levels while average other borrowings, which consists primarily of repurchase agreement products and term advances from the Federal Home Loan Bank, increased $10.5 million. The 1998 increase in average interest bearing deposits was primarily in time deposits, which increased $17.2 million, while lower cost savings, NOW and money market deposits increased only $1.7 million. The growth in higher costing interest bearing liabilities, such as time deposits and other borrowings, during both 1998 and 1997 has impacted net interest income negatively.

     Interest rates paid on deposits and charged for loans during 1998 remained comparable with other local financial institutions. Management has lowered time deposits rates during 1998

                           NSFC ANNUAL 12 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                 NET INTEREST INCOME (CONTINUED)


by over 100 basis points as general interest rates have declined. The Bank's time deposits remain competitive despite the lower rates. Management expects that the Bank's net interest spread will improve as time deposits mature and reprice at lower rates. In spite of the many non-bank investment products available to our customers today, as well as from other financial institutions, the Company is pleased in its ability to maintain the level of interest bearing liabilities.

     As Table 1 indicates, the average balances of other borrowings increased $10.5 million in 1998 from 1997. Approximately $7.2 million of this increase was in securities sold under repurchase agreements (repurchase agreements), which the Company continues to offer as an alternative to certificates of deposit. A repurchase agreement is not subject to FDIC insurance and is not subject to reserve requirements, and therefore is less costly to the Company. A repurchase agreement also gives the customer added security for the borrowing in the form of an investment security pledged by the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future. The remaining $3.3 million increase in the average balance of the other borrowings consists of a $5 million term advance from the Federal Home Loan Bank which the Bank entered into on April 30, 1998, which raised the total advances to $10 million at year-end. Funds provided by these advances have been used to purchase U.S. Government agency securities that have call provisions on the same date that the advances are due to be repaid.

     Many other factors beyond Management's control can have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

     The components of the changes in net interest income are shown in Table 2. Table 2 allocates changes in net interest income between amounts attributable to changes in rate and changes in volume for the various categories of interest earning assets and interest bearing liabilities.





                      TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

($ 000's)
For the Year Ended December 31        1998 Compared to 1997                    1997 Compared to 1996
------------------------------  -----------------------------------      -------------------------------------
                                         Increase (Decrease)                     Increase (Decrease)
                                               Change        Change                     Change          Change
                                Total          Due To        Due To       Total         Due To          Due To
                                Change         Volume         Rate       Change         Volume           Rate
                                ------         ------         ----       ------         ------           ----
INTEREST INCOME
  Loans                        $  (440)       $    92        $(532)      $  47         $   737          $(690)
  Taxable securities             1,852          2,103         (251)        748             463            285
  Securities exempt from
    federal income taxes          (198)          (156)         (42)        (58)            (63)             5
  Interest-bearing deposits
    in financial institutions      (10)           (11)           1           7               6              1
  Federal funds sold               170            200          (30)        223             198             25
                               -------        -------        -----       -----         -------          -----
    Total interest income        1,374          2,228         (854)        967           1,341           (374)
                               -------        -------        -----       -----         -------          -----
INTEREST EXPENSE
  NOW deposits                      37             48          (11)        (57)            (54)            (3)
  Money market deposits            (16)            18          (34)       (120)            (93)           (27)
  Savings deposits                 (11)           (12)           1         (73)            (70)            (3)
  Time deposits                    699            957         (258)        994             894            100
  Other borrowings                 572            543           29          63               4             59
                               -------        -------        -----       -----         -------          -----
    Total interest expense       1,281          1,554         (273)        807             681            126
                               -------        -------        -----       -----         -------          -----
NET INTEREST INCOME            $    93        $   674        $(581)      $ 160         $   660          $(500)
                               -------        -------        -----       -----         -------          -----
                               -------        -------        -----       -----         -------          -----

Volume/rate variances are allocated to the volume variance and the rate variance on an absolute basis. Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.



                           NSFC ANNUAL 13 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
TABLE 3 SECURITIES


($ 000's)
December 31,                                     1998                 1997               1996
------------                                -----------------  -----------------  -----------------
                                                   % of Total         % of Total         % of Total
Securities available for sale               Amount  Portfolio  Amount  Portfolio  Amount  Portfolio
                                            ------  ---------  ------  ---------  ------  ---------
U.S. Treasury                              $ 13,109    6.53%  $ 14,031    7.77%  $ 16,114   10.76%
U.S. Government agencies and corporations   152,440   75.89    128,872   71.33     89,604   59.84
States and political subdivisions            23,428   11.67     22,408   12.40     25,482   17.02
Mortgage-backed securities                    9,728    4.84     13,123    7.26     16,430   10.97
Equity securities                             2,156    1.07      2,238    1.24      2,120    1.41
                                           --------  ------   --------  ------   --------  ------
    Total securities available for sale    $200,861  100.00%  $180,672  100.00%  $149,750  100.00%
                                           --------  ------   --------  ------   --------  ------
                                           --------  ------   --------  ------   --------  ------

As of December 31, 1998, the Company held no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB), the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA), the Federal Farm Credit Bank
(FFCB), and the Student Loan Marketing Association (SLMA), that exceeded 10% of consolidated stockholders' equity. Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of consolidated stockholders' equity, none of the holdings from individual municipal issuers exceed this threshold.

The Company also holds local municipal bonds which, although not rated, are considered low risk investments.

The carrying value of interest bearing balances with banks and federal funds sold consisted of the following at December 31, 1998:

First USA Bank, Dallas           $ 9,000
LaSalle National Bank, Chicago     3,100
Harris Bank, Chicago                 538
Bank of America, Illinois            145
Federal Home Loan Bank, Chicago      100
                                 -------
                                 $12,883
                                 -------
                                 -------

SECURITIES

     All securities of the Company at December 31, 1998 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

     The securities portfolio increased $20.2 million at year-end 1998 from 1997, after an increase of $30.9 million at year-end 1997 from 1996. However, average securities, as shown in Table 1, increased in 1998 from 1997 by $33.2 million. The increase was the result of increased average interest bearing liabilities, of which the excess, after being used to increase our loans, was invested in securities. Holdings of U.S. Treasury securities declined $.9 million at December 31, 1998 compared to December 31, 1997. U.S. Government agency issues increased by $23.5 million, to $152.4 million, at December 31, 1998, from $128.9 million at December 31, 1997. The increase in U.S. Government agency issues is the result of the Company investing in higher yielding agency issues, that may have call provisions, in order to maximize yields on the Company's investment portfolio while helping to minimize state income taxes. As can be seen in Table 3, U.S. Government agency securities increased to 75.9% of the total portfolio at year-end 1998, from 71.3% in 1997 and 59.8% in 1996.

     Another reason for the growth in U.S. Government agency securities is that the Company attempts to keep at least half its portfolio in U.S. Treasury and U.S. Government agency issues, as indicated for all periods reported in Table 3. This allows the Company to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury and U.S. Government agency issues comprised over 82% of the total portfolio at December 31, 1998.


                           NSFC ANNUAL 14 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                          SECURITIES (CONTINUED)




     Holdings of securities issued by states and political subdivisions, of which over 90% are tax-exempt, increased by $1.0 million to $23.4 million at December 31, 1998. According to the federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. The Company has been able to purchase "bank qualified" tax-exempt issues from local taxing bodies to offset the runoff in this portfolio. The Company will continue to buy bonds of local tax-exempt entities, in an effort to support the local community, consistent with the investment standards contained in the investment policy.

     The Company, at December 31, 1998 has 4.84% of its securities portfolio invested in mortgage-backed securities. Mortgage-backed securities balances at December 31, 1998 were $9.7 million, a decrease of $3.4 million from the previous year, which reflects principal reductions. These principal reductions are made to the mortgage-backed securities as scheduled principal payments are made by borrowers on the mortgages that underlie these securities.

     The Company's equity securities totaled $2.2 million at December 31, 1998 and consisted of SLMA and FHLB stock.

     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio as management considers necessary, typically accomplished through the maturity schedule of investments purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 1998 is shown in Table 4.



                                   TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

                                                     Greater than 1 yr.  Greater than 5 yrs.
Securities available for sale       Less than or      and less than or    and less than or      Greater
($ 000's)                          equal to 1 yr.      equal to 5 yrs.    equal to 10 yrs.     than 10 yrs.             Totals
-----------------------------    -----------------   -----------------   ------------------  -----------------   -------------------
As of December 31, 1998           Balance    Yield     Balance   Yield     Balance   Yield    Balance   Yield     Balance     Yield
-----------------------------    --------   ------   ---------   -----   ---------   ------  --------   ------   ---------    ------
U.S. Treasury                     $ 9,078    5.58%    $  4,031    5.54%    $     0    0.00%    $    0    0.00%    $ 13,109    5.57%
U.S. Government agencies
  and corporations                  7,507    5.45      106,290    5.94      38,643    5.97          0    0.00      152,440    5.92
States and political
  subdivisions (1)                  3,343    7.80       14,328    7.75       5,757    7.57          0    0.00       23,428    7.71
Mortgage-backed securities (2)        332    5.37        1,399    6.19       1,080    7.05      6,917    6.67        9,728    6.60
Equity securities                   1,417    6.81          739    5.36           0    0.00          0    0.00        2,156    6.31
                                  -------    ----     --------    ----     -------    ----     ------    ----     --------    ----
    Total                         $21,677    5.95%    $126,787    6.13%    $45,480    6.20%    $6,917    6.67%    $200,861    6.15%
                                  -------    ----     --------    ----     -------    ----     ------    ----     --------    ----
                                  -------    ----     --------    ----     -------    ----     ------    ----     --------    ----

(1) - The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.
(2) - Mortgage-backed securities reflect the contractual maturity of the related instrument.


                           NSFC ANNUAL 15 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION

TABLE 5 LOAN PORTFOLIO


($ 000's)
December 31,                             1998         1997         1996         1995         1994
--------------------------------     ---------    ---------    ---------    ---------    ---------
Commercial                           $  64,043    $  54,701    $  50,762    $  53,886    $  50,495
Real estate-construction                17,328       26,768       26,905       23,720       21,815

Real estate-mortgage                   141,241      138,134      133,566      126,268      122,856

Home equity                             15,579       14,722       12,986       11,673        9,974

Installment                              8,530        8,544        9,203       10,903       13,069
                                     ---------    ---------    ---------    ---------    ---------
    Total loans                        246,721      242,869      233,422      226,450      218,209

Unearned income                            (99)        (154)        (240)        (370)        (592)

Deferred loan fees                        (413)        (491)        (529)        (701)        (829)
                                     ---------    ---------    ---------    ---------    ---------
    Loans, net of unearned income
    and deferred loan fees             246,209      242,224      232,653      225,379      216,788

Allowance for loan losses               (5,433)      (5,430)      (4,839)      (4,514)      (3,965)
                                     ---------    ---------    ---------    ---------    ---------
     Loans, net                      $ 240,776    $ 236,794    $ 227,814    $ 220,865    $ 212,823
                                     ---------    ---------    ---------    ---------    ---------
                                     ---------    ---------    ---------    ---------    ---------


The Company has no foreign loans outstanding at December 31, 1998.


LOAN PORTFOLIO

     Loan growth slowed during 1998 as competition by financial institutions for loans continued. As shown in Table 5, gross loans increased $3,852,000 or 1.6% at year end 1998, following an increase of $9,447,000 or 4.0% in 1997. Table 1 shows that average loans in 1998 were $242,020,000, an increase of only $1,001,000 or .4% over the average loans in 1997.

     Commercial loans increased $9.3 million to $64 million as of December 31, 1998 after increasing $3.9 million in 1997. The growth in commercial loans in both years reflects the strong local economy.

     The real estate construction lending portfolio declined $9.4 million during 1998, with balances at December 31, 1998 of $17.3 million compared to $26.7 million for 1997. The reason for the decline is the completion, during 1998, of two projects to construct condominium complexes with the Bank receiving principal reductions of over $9 million. The Company has developed an expertise in construction lending and has developed a portfolio of construction and constructionrelated loans. The construction portfolio consists of loans to residential builders, housing developers, and developers of commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the construction company. Construction loans are generally made on properties which are under sold contracts. Loans are secured by first lien positions on the real estate and have loan to value ratios between 50% - 75% of appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years. The Company attempts to minimize the risk of construction lending by granting credit to established customers and restricting these loans to our market area.

     The mortgage loan portfolio increased by $3,107,000 at December 31, 1998 as compared to 1997, as shown in Table 5. A large percentage of the mortgages booked were commercial related mortgages that had initially been short term commercial loans or construction loans in which the related projects were completed and transferred to mortgage loans. These commercial mortgages were primarily made at fixed rates with call features after five years.

     Home equity loans are a product that allows consumers to use the equity in their homes to finance purchases and to get an interest deduction on their tax return. The interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to grow in the future. The home equity portfolio continued to grow during 1998 with balances of approximately $15.6 million at December 31, 1998, an increase of 5.8% from December 31, 1997, which had increased 13.4% from 1996.

     The Thrift had historically operated a mortgage banking operation whereby mortgage loans were originated and sold, primarily to the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) and the Illinois Housing Development Authority (IHDA). The Bank has continued this mortgage banking operation since


                           NSFC ANNUAL 16 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                      LOAN PORTFOLIO (CONTINUED)

the Thrift was merged into the Bank in 1998. In addition, during the second half of 1998, the Bank expanded the mortgage banking operation, which now also takes and processes loan applications that are "table funded" by the institution that ultimately will fund and own the loan, with the Bank receiving a fee. These loans are sold without the Bank retaining servicing. During 1998, $28.5 million in loans were originated by the Bank for sale on the secondary market, of which $24.2 were sold. An additional $16.5 million in loans were processed through "table funding" arrangements during 1998.

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated market value in the aggregate. The sale generally occurs approximately three days after funding. Loans held for sale on December 31, 1998 and 1997 were approximately $5,799,000 and $1,338,000 and are classified as real estate mortgage loans.

     The Bank still services mortgage loans funded and sold previous to its mortgage banking operations expansion in 1998, which generates additional fee income. The unpaid principal balances of these loans at December 31, 1998 and 1997 were $60.3 million and $64.9 million.

     Installment loans totaled $8.5 million at year-end 1998 and remained unchanged from 1997 levels after decreasing $.7 million during 1997 from 1996. Management has maintained installment loan levels despite lower cost financing alternatives to purchase consumer goods.

     The Company has a small direct lease financing portfolio, which decreased in 1998 to $987,000. While the Company does not presently solicit leasing business, the Company does occasionally make leases to provide customers with financial alternatives.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

                                                              MATURITY OF LOANS

     Table 6 highlights the maturity distribution of the Company's loan portfolio, excluding mortgage, home equity and installment loans.

     The short-term sensitivity of the portfolio to interest rate changes is reflected in the fact that approximately 48.8% of the loans scheduled to mature or subject to rate change occur within one year. Of the remaining loans maturing beyond one year, 55.6% of that total are loans subject to immediate repricing.

                                                TABLE 6 LOAN MATURITY SCHEDULE


                                                                              Greater than
($ 000's)                            Less than or     1 yr. and less than     Greater than
As of December 31, 1998          equal to 1 yr.   or equal to 5 yrs.          5 yrs.           Total
-----------------------         --------------   --------------------    -------------     ----------
Commercial                          $24,985           $31,568                $ 7,490        $  64,043
Real estate-construction             14,679             2,527                    122           17,328
                                 --------------   --------------------    -------------     ----------
  Total                             $39,664           $34,095                $ 7,612        $  81,371
                                 --------------   --------------------    -------------     ----------
                                 --------------   --------------------    -------------     ----------
Percent of total                      48.75%            41.90%                  9.35%          100.00%
                                 --------------   --------------------    -------------     ----------
                                 --------------   --------------------    -------------     ----------

Commercial and construction loans maturing after one year:
Fixed rate                                                     $18,507
Variable rate                                                   23,200
                                                            --------------
Total                                                          $41,707
                                                            --------------
                                                            --------------


Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.


                           NSFC ANNUAL 17 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans, which include impaired loans, are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total nonperforming loans at December 31, 1998 were $4,117,000, increasing from $1,006,000 at December 31, 1997.

     Impaired loans are included in non-performing loans and totaled $3,515,000 and $754,000 at December 31, 1998 and December 31, 1997. The Bank considers a loan impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. At December 31, 1998, approximately 10% of the allowance for loan losses is specifically allocated for impaired loans. Interest income recognized on impaired loans in 1998 was $84,000, which was all cash basis income, compared to $36,000 and $587,000 of income recognized on impaired loans in 1997 and 1996.

     Other real estate owned includes assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Other real estate owned declined slightly to $2,497,000 at December 31, 1998 from $2,555,000 at December 31, 1997.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection. At December 31, 1998, the Company had $313,000 in loans that were 90 days past due and still accruing interest.

     As illustrated in Table 7, total non-performing assets during 1998 increased $3,053,000 from the 1997 levels. Loans on nonaccrual status increased $2,801,000 in 1998 to $3,804,000, from $1,003,000 in 1997. Loans 90 days or more past due and still accruing increased by $310,000 in 1998. The majority of the increase in non-performing assets is a result of one credit in the amount of $3,010,000 that became 90 days past due during 1998 and was placed on nonaccrual status. This credit is secured by a 57,000 square foot office building located in Northbrook, Illinois. During the third quarter of 1998 the Bank became the mortgagee in possession and began managing the building and collecting the rents. Foreclosure proceedings have been instituted and the Bank expects to have title to the building in the first quarter of 1999 when the loan will be transferred to other real estate owned. Management is actively seeking to sell the building and has potential buyers for the building.

     Management continues to be conservative in placing loans on nonaccrual status. This conservative approach is used to eliminate any unearned interest income which would inflate the Company's earnings. Management will continue its emphasis on the collection of on all nonperforming loans, including the collection of unpaid interest.

     No loans secured by real estate were foreclosed upon and transferred to other real estate owned during 1998. Other real estate owned decreased $58 thousand at December 31, 1998 from December 31, 1997. During 1998, the Company was able to liquidate a portion of its other real estate owned, realizing sale proceeds of $46 thousand with losses of $2 thousand on the sale.

     On December 31, 1998, one piece of property accounted for approximately 69.8% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan.

     During 1994, a purchase agreement for the property, along with some neighboring parcels, was negotiated for an amount that satisfies the current carrying value. The option agreement provides for the sale of the property and provides for a fee to be paid to the Bank for the agreement and any 6 month extensions of the agreement. During 1998, all option and extension fees have been received by the Bank at the appropriate time and the agreement remains in force. Conditions necessary to finalize the purchase include approvals from the City of Waukegan and favorable legislative action by the State of Illinois Senate and House of Representatives. It is still uncertain as to when the state legislature will consider such approval of the required legislation.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower( s) to comply with the present loan payment terms. There were no other interest earning assets at December 31, 1998 that would be required to be disclosed as non-performing if such assets were loans.


                           NSFC ANNUAL 18 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                   TABLE 7 NON-PERFORMING ASSETS


($ 000's)
December 31,                                   1998         1997           1996          1995          1994
------------                                  -------     -------         -------       -------      -------
LOANS
Non-accrual status                            $ 3,804     $ 1,003         $ 1,108       $ 5,692      $ 4,912
90 days or more past due, still accruing          313           3              58         1,653        2,179
                                              -------     -------         -------       --------     -------
  Total non-performing loans                    4,117       1,006           1,166         7,345        7,091
Other real estate owned                         2,497       2,555           2,846         2,311        2,728
                                              -------     -------         -------       --------     -------
  Total non-performing assets                 $ 6,614     $ 3,561         $ 4,012       $ 9,656      $ 9,819
                                              -------     -------         -------       --------     -------
                                              -------     -------         -------       --------     -------
Non-performing loans as a percentage
of total loans, net of unearned
income and deferred loan fees                    1.67%       0.42%           0.50%         3.24%        3.27%

Non-performing assets as a
percentage of total assets                       1.36        0.78            0.94          2.25         2.39

Non-performing loans as a percentage
of the allowance for loan losses                75.78       18.53           24.10        161.74       178.84



Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. Impaired Loans - At December 31, 1998, 1997 and 1996 impaired loans totaled $3,515, $754 and $828 and are included in nonaccrual loans. Potential Problem Loans - At December 31, 1998 there were no other loans classified as problem loans that are not included above. Other Problem Assets - At December 31, 1998, there were no other classified assets other than the loans and other real estate owned shown above.

                                                      PROVISION FOR LOAN LOSSES

     A provision is credited to an allowance for loan losses, which is maintained at a level considered by management to be adequate to absorb future loan losses. The adequacy of the loan loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Bank; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

     As mentioned previously, management discounts impaired loans based on expected cash flows or collateral values. A portion of the allowance for loan losses is then allocated to each impaired loan with a calculated collateral shortage.

     Management during 1998 lowered the loan loss provision to $10,000 from $480,000 in 1997, which was decreased from $1,190,000 in 1996. Throughout the year, management determines the level of provision necessary to maintain an adequate allowance based upon current conditions and outstanding loan volumes. If the level of non-performing assets does not increase significantly during 1999 and the allowance for loan losses remains adequate, management does not expect to increase the loan loss provision for 1999.

     As shown in Table 8, during 1998 the loan loss provision of $10,000 less net charge-offs of $7,000 increased the allowance for loan losses to $5,433,000. As a result, the allowance for loan losses was 2.2% of gross loans outstanding at December 31, 1998.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 1994 through 1998 as well as each year's provision.

     Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company's allocation of the allowance for loan losses. As illustrated in Table 9, the unallocated portion of the allowance, the portion of the allowance that is not specifically reserved for any particular type of loan, was 38.14% of the total allowance at December 31, 1998 which is a change from 49.76% of the total allowance at December 31, 1997.

     Based upon management's analysis, the allowance for loan losses at December 31, 1998, is adequate to cover future possible loan losses.

                           NSFC ANNUAL 19 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


($ 000's)

Years Ended December 31,                       1998          1997          1996          1995          1994
------------------------                     -------        -------      -------       -------       -------
Balance at the beginning of year             $ 5,430        $ 4,839      $ 4,514       $ 3,965       $ 3,764
                                             -------        -------      -------       -------       -------
Charge-offs:
  Commercial                                       0             86          288           145           687
  Real estate-construction                         0              0          523           334            22
  Real estate-mortgage                             0             38          125           458           496
  Home equity                                      0              0           20            15             0
  Installment                                     73             85          185            57           110
                                             -------        -------      -------       -------       -------
    Total charge-offs                             73            209        1,141         1,009         1,315
                                             -------        -------      -------       -------       -------
Recoveries:
  Commercial                                      25             33          183            18             9
  Real estate-construction                         0              0           50             0             0
  Real estate-mortgage                             0            206            0             0             0
  Home equity                                      0              0           15             0             0
  Installment                                     41             81           28            60            67
                                             -------        -------      -------       -------       -------
    Total recoveries                              66            320          276            78            76
                                             -------        -------      -------       -------       -------
Net charge-offs (recoveries)                       7           (111)         865           931         1,239
                                             -------        -------      -------       -------       -------
Additions charged to operations                   10            480        1,190         1,480         1,440
                                             -------        -------      -------       -------       -------
Balance at end of year                       $ 5,433        $ 5,430      $ 4,839       $ 4,514       $ 3,965
                                             -------        -------      -------       -------       -------
                                             -------        -------      -------       -------       -------

Allowance as a % of total loans, net of
unearned income and deferred loan fees          2.21%          2.24%        2.08%         2.00%         1.83%
                                             -------        -------      -------       -------       -------
 Net charge-offs (recoveries) during the year
to average loans outstanding during the
year                                            0.00%         -0.05%        0.37%         0.42%         0.58%
                                             -------        -------      -------       -------       -------
                                             -------        -------      -------       -------       -------


In addition to management's assessment, loans are examined periodically by federal and state banking authorities.

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


($ 000's)
December 31,                     1998                     1997                   1996
------------            -----------------------  ----------------------- ---------------------
                                   Percent of              Percent of               Percent of
                                  loans in each           loans in each           loans in each
                                   category to             category to             category to
                         Amount    total loans    Amount   total loans    Amount   total loans
                        --------   -----------    ------   -----------    ------   -----------

Commercial               $ 1,312      25.96%       $ 1,335    22.52%      $ 947        21.75%
Real estate-construction   1,511       7.02            389    11.02         184        11.53
Real estate-mortgage         480      57.25            931    56.88         796        57.22
Home equity                   16       6.31             15     6.06          13         5.56
Installment                   42       3.46             58     3.52          45         3.94
Unallocated                2,072        NA           2,702      NA        2,854           NA
                         -------     ------        -------    ------    -------       ------
  Total                  $ 5,433     100.00%       $ 5,430    100.00%   $ 4,839       100.00%
                         -------     ------        -------    ------    -------       ------
                         -------     ------        -------    ------    -------       ------



                                                       1995                       1994
                                               -----------------------     ---------------------
                                                          Percent of                 Percent of
                                                         loans in each             loans in each
                                                         category to                category to
                                                Amount    total loans      Amount   total loans
                                               -------    -----------      ------   -----------
Commercial                                     $ 1,741       23.80%       $ 1,468      23.14%
Real estate-construction                           727       10.47            168      10.00
Real estate-mortgage                               632       55.76            803      56.30
Home equity                                         12        5.16             10       4.57
Installment                                         87        4.81            116       5.99
Unallocated                                      1,315          NA          1,400         NA
                                               -------      ------        -------     ------
  Total                                        $ 4,514      100.00%       $ 3,965     100.00%
                                               -------      ------        -------     ------
                                               -------      ------        -------     ------




                             NSFC ANNUAL 20 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                              NONINTEREST INCOME

     Noninterest income increased by $248,000 or 9.2% during 1998 following a decline of $552,000 or 17.0% during 1997.

     Service fees on deposits declined by $173,000 in 1998. The major portion of this decline was the result of decreased overdraft fee income, which fell $103,000 from 1997, as average customer demand deposit balances increased in 1998. Service charges assessed to deposit accounts, which generally increase as account balances decrease, declined $70,000 in 1998 as average account balances increased from 1997.

     Trust income increased $40,000 or 6.4% in 1998 from the same period in 1997 due to additional trust business.

     There were no debt security sales during 1998, 1997 and 1996. The Company did sell one mutual fund in 1996 resulting in a gain of $5,000.

     Gains on sales of loans increased $162,000 during 1998 as compared to 1997. Volume of mortgage loans originated, funded and then sold on the secondary market increased during 1998 with $24.2 million in loans sold in 1998 as compared to $10.7 million sold in 1997. Much of the increase in the volume of loan sales is the result of the Bank expanding its mortgage banking operation and actively pursuing this line of business during the second half of 1998.

     Other operating income increased $219,000 or 35% in 1998. The increase is attributable primarily to booking $319,000 in mortgage banking fee income during the second half of 1998. During 1998, $16.5 million in "table funded" mortgage loans were processed by the Bank. The $319,000 consists of the fees earned by the Bank on these "table funded" loans as well as fees for appraisals and credit bureau costs from borrowers of both "table funded" loans and loans originated and funded by the Bank and sold on the secondary mortgage market. Gains on the sale of other real estate owned, a component of other operating income, were $142,000 in 1997 compared to a $2,000 loss during 1998.

     Comparing 1997 to 1996, noninterest income declined by $552,000. Service fees on deposits declined by $93,000 in 1997. The major portion of this decline was the result of decreased overdraft fee income and service charges assessed on deposits accounts, which fell $31,000 from 1996 as average customer demand deposit balances increased in 1997. Service charge income from automated teller machines (ATMs) decreased $37,000 due to a change in the treatment for credits received when non-customers use our ATMs.

     Income from trust activities in 1997 increased $102,000 or 19.5% from the same period in 1996 due to increases in the trust fee schedule and additional trust business.

     Gains on sales of loans declined $38,000 during 1997 as compared to 1996. Volume of loan sales during 1997 remained stable with $10.7 million in loans sold in 1997 as compared to $10.8 million sold in 1996. The decline in gains was the result of competitive pressures which caused the Company to narrow its profit margin on sales of loans in order to maintain sales volume.

     Other operating income declined $518,000 or 45.3% in 1997. The decrease is attributable to the Company booking $163,000 less in gains from sales of other real estate owned during 1997 than in 1996. Other operating income also declined during 1997 due to the one-time collection during 1996 of back interest and fees on a loan in excess of the amount charged off of $131,000.

     Prior to September 1, 1998, the Company monitored operating segments in banking and trust. As of September 1, 1998, management also began monitoring mortgage banking as an operating segment. The Company adopted Statement of Financial Accounting Standards No. 131 in 1998 and has disclosed selected operating segment information in the notes to the Consolidated Financial Statements.

                                                            NONINTEREST EXPENSES

     In 1998, total noninterest expenses increased by $491,000 to $9,623,000, an increase of 5.38%. Over the last three years total other expenses averaged $9,709,000 as the Company emphasized control of operating expenses. As a percent of average assets, noninterest expense was 2.0% in 1998 compared to 2.1% in 1997 and 2.5% in 1996.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator as to how well a financial institution manages its noninterest expenses. A decreasing ratio is an indication of improving performance. The Company's efficiency ratio was 47.6% in 1998, 46.1% in 1997 and 51.6% in 1996. Compared to its bank holding company peers, the Company's ability to control overhead expenses is one of its operating strengths.

     Salaries and other employee expenses increased $389,000 in 1998, which was a 7.2% increase over 1997. Salaries for noncommissioned staff increased $200,000 during 1998, or 4.7%, increasing due to yearly pay raises and the addition of four clerical employees to the mortgage banking operation staff, which was expanded during the second half of 1998. Commissions paid to loan originators in the mortgage banking operation were $189,000 during 1998 and are based on a percentage of the gain on loans originated, funded and sold

                           NSFC ANNUAL 21 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
NONINTEREST EXPENSES (CONTINUED)

on the secondary market and a percentage of the fees earned on "table funded" loans.

     Occupancy expenses increased $67,000, or 5.7%, during 1998 as compared to the same period in 1997. During 1998, building and equipment maintenance costs increased $25,000 partially as a result of equipment updates as part of the Company's efforts to address Year 2000 issues. Building and equipment expenditures of $1,338,000 were made during 1998 and depreciation expense increased $22,000 as a result. Building salaries increased during 1998 by $18,000 as additional building staff was added due to the purchase of a new branch.

     During 1998, the Bank purchased and installed $216,000 of new computer equipment as part of the Company's efforts to address Year 2000 issues. In addition, during the fourth quarter of 1998, the Bank purchased a branch office in the neighboring community of Winthrop Harbor, Illinois, from another financial institution for $1,000,000 and opened the branch there in November, 1998. The Bank did not purchase any assets or liabilities other than the branch building as part of this transaction.

     With the merging of the Thrift into the Bank, the Bank had two branches within two city blocks of one another. The Bank closed the smaller of the branches during 1998, and the Bank entered into a sales contract with a party who wished to purchase the branch and utilize it for a purpose other than banking. The sale was completed during January, 1999, with a gain on the sale of $74,000. The result of these developments is that the Bank operates six branch locations while expanding its geographic presence.

     Data processing expense decreased $16,000 or 3.1% during 1998 as compared to the same period in 1997, due to decreased processing expenses resulting from the merger of the Thrift into the Bank.

     FDIC deposit insurance expense increased in 1998 by $14,000 as compared to 1997. This increase is a result of increases in deposits during 1998.

     Other real estate owned expenses decreased $64,000 during 1998 compared to the previous year as property taxes on the other real estate owned portfolio declined due to decreases in the assessed valuation of the other real estate owned. The slightly smaller real estate owned portfolio that amounted to $2,497,000 at December 31, 1998 as compared to $2,555,000 at December 31, 1997 also contributed to lower real estate owned expenses.

     During 1998, other operating expenses increased $101,000 or 5.6% from 1997. Legal expenses increased $153,000 during 1998 resulting from the merger between the two subsidiaries, the five-for-one stock split, the purchase of a branch office and the closing of another branch office. Expenses related to loans and to couriers increased $79,000 and $18,000 during 1998 resulting from the increased mortgage banking volume. Expenses from charged off checking accounts, bad checks and teller differences declined $74,000 during 1998. Expenses relating to correspondent bank accounts were $43,000 less during 1998 as accounts were consolidated as a result of the merger of the two subsidiaries. Directors fees also declined $30,000 during 1998 due to the combination of the two subsidiaries.

     In 1997, total noninterest expenses declined by $1,240,000 to $9,132,000, a decrease of 11.96% from 1996. Salaries and other employee expenses decreased $70,000 in 1997. The Company continued to experience staff reductions during 1997 due to increased efficiencies. No layoffs of staff occurred during 1997, but as employees left or retired their responsibilities were closely examined by management and delegated to others if possible.

     Occupancy expenses declined $117,000 or 9% during 1997 as compared to the same period in 1996. A majority of this reduction is a result of decreases in the accrual for property taxes which declined $81,000 during 1997. Management was able to successfully protest and significantly decrease the assessed valuation of the Company's real property.

      Data processing expense decreased $31,000 or 5.7% during 1997 as compared to the same period in 1996. The Company changed its treatment for credits received for non-customer use of Company owned ATMs, which amounted to increased fees of $37,000 and were applied against data processing expense.

     FDIC deposit insurance expense fell significantly in 1997 by $745,000 or 91.2% as compared to 1996. During 1996, the Thrift booked a $603,000 one-time FDIC expense due to legislation requiring recapitalization of the FDIC Savings Association Insurance Fund (SAIF).

     Other real estate owned expenses decreased $83,000 or 37.2% during 1997 compared to the previous year due to decreased balances held in other real estate owned at December 31, 1997, which declined $291,000 from December 31, 1996.

     Other operating expenses for 1997 declined by $194,000 as compared to 1996. Auditing expenses declined $35,000 from 1996 to 1997 as the internal audit staff took on some of the audit functions that previously were performed by the outside auditors. Loan and collection expenses declined $32,000 in 1997 resulting from the decrease in non-performing loans. Printing expenses declined $32,000 as the Company's loan and customer service areas continued to automate so that forms are printed internally by laser printers as needed, reducing inventories of forms. Business development expenses declined $34,000 during 1997 as greater use of joint advertising of Bank and Thrift products occurred. Expenses relating to correspondent bank accounts were $18,000 less in 1997 as higher balances were maintained and earnings credit allowances were greater, thus reducing this expense.

                           NSFC ANNUAL 22 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                                       YEAR 2000

     The Company, in compliance with the Federal Financial Institutions Examination Council's (FFIEC) guidelines, has established a "Year 2000 Action Plan" in order to deal with risks associated with the new millennium, especially in the area of data processing. As part of the "Year 2000 Action Plan", the Company's Board of Directors is regularly updated as to the Company's ability to deal with the Year 2000 risks.

     The "Year 2000 Policy and Action Plan" includes the five basic steps or phases recommended by the FFIEC: awareness, assessment, renovation, validation (testing) and implementation. At this time, the Company has completed the awareness and assessment phases of its action plan, and is well underway towards completing the renovation and testing phases. It had been determined during 1997 that both the Company's item processing system and its teller platform system were not Year 2000 compliant and during 1998 the Company purchased and installed new hardware and software for both systems in order to bring them up to Year 2000 standards. The combined cost of these projects was $216,000. Management anticipates the Company will incur $50,000 of additional Year 2000 costs in 1999.

     The major risk to the Company is that its data systems will inaccurately calculate date related accrual of interest on loans and deposits because of the Year 2000. This would impact customer confidence and Company earnings. Another risk to the Company is that its loan customers' businesses will be impaired by the Year 2000 in such a way that payments will not be made in a timely fashion. During the fourth quarter of 1998, the Company substantially completed a risk assessment of its entire loan portfolio rating each loan customer as to how susceptible the customer's business may be to Year 2000 risks. Those loan customers which were assessed as having a medium to high Year 2000 risk have been contacted to make them aware of possible problems caused by the Year 2000 and to request information as to the borrower's state of preparedness to Year 2000 issues. Information provided by our customers will allow the Company to better determine external risks caused by the Year 2000. The Company continues to monitor and work with these borrowers.

     The Company has instituted a customer awareness program in which information has been mailed to customers which discusses the Year 2000 problem in general and discloses the Bank's state of preparedness for the Year 2000. Efforts to communicate the Bank's preparedness to customers are expected to continue during 1999 in order to steady customer fears regarding this issue.

     A majority of the Company's data processing is performed by an outside bank data processing service bureau which has assured the Company that their core products are fully Year 2000 compliant. Our data processing service bureau has provided a "Test Bank" environment in order for tests to be conducted by users to make sure that the system will handle Year 2000 processing. The Bank belongs to a data processing users group that is jointly testing service bureau compliance for the Year 2000.

     The Company has developed and is refining contingency plans to deal with possible Year 2000 problems. Some strategies are to print, on December 31, 1999, subsidiary trials of loan and deposit applications which would provide balances and accrued interest figures on individual accounts in the event that difficulties occur on January 1, 2000. Another contingency strategy is to print, on December 31, 1999, customer loan and deposit account statements in order to preserve individual account histories if a situation develops. Using these strategies as a focal point, methods of recalculating interest and adjusting customer records are being developed in the event that Year 2000 problems result despite our implementations and testing to avoid them.

     Although management is confident that the Company has identified all necessary upgrades to its equipment, and budgeted accordingly, no assurance can be made that Year 2000 compliance can be achieved without additional unanticipated expenditures. It is not possible at this time to quantify the estimated future costs due to business disruption caused by vendors, suppliers, customers or even the possible loss of electric power or telephone service; however, such costs could be substantial. As a result of the Year 2000 project, the Company has not had any material delay regarding its information systems projects.

                                                  FEDERAL AND STATE INCOME TAXES

     For the years ended December 31, 1998, 1997 and 1996, the Company's provision for federal and state taxes as a percentage of pretax earnings were 31.2%, 31.4% and 29.6%.

     The actual tax rates differ from the statutory rates because the pretax earnings include significant amounts of interest on United States Government securities, which are nontaxable for state income tax purposes and qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities, which are nontaxable for federal income tax purposes.

                           NSFC ANNUAL 23 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION

TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES


                                                  ----------------------SUBJECT TO REPRICING WITHIN ------------------------------
($ 000)s                                           IMMEDIATE            91 DAYS       181 DAYS       1 - 3       3 - 5      5 - 10
DECEMBER 31, 1998                   BALANCES       TO 90 DAYS          TO 180 DAYS   TO 365 DAYS     YEARS       YEARS       YEARS
                                    --------       ----------          -----------   -----------     -----       -----      ------
ASSETS:
Interest bearing deposits
in financial institutions         $   283                $ 183            $ 0           $ 0          $ 100         $ 0        $ 0
Federal funds sold                 12,600               12,600              0             0              0           0          0
Securities:
U.S. Treasury                      13,109                    0          3,020         6,058          4,031           0          0
U.S. Government agencies
and corporations                  152,440                7,003              0           504         22,427      83,863     38,643
States & political subdivisions    23,428                  506            589         2,248         10,554       3,774      5,757
Equity securities                   2,156                1,417              0             0              0         739          0
Mortgage-backed securities (1)      9,728                3,306            719         1,676              0       1,400      2,627
Loans:
Commercial                         64,043               40,091          1,707         4,115          7,428       8,417      2,285
Real estate - construction         17,328               14,370          1,084         1,389            349          14        122
Real estate - mortgage            141,241               37,247          4,489         7,191         28,270      39,892     24,152
Home equity                        15,579               15,579              0             0              0           0          0
Installment, net of unearned
  income                            8,431                4,001            560           897          1,915         946        112
Direct lease financing                987                  479             50           136            199         123          0
                                ---------            ---------       --------      --------       --------   ---------   --------
TOTAL INTEREST EARNING ASSETS   $ 461,353            $ 136,782       $ 12,218      $ 24,214       $ 75,273   $ 139,168   $ 73,698
                                ---------            ---------       --------      --------       --------   ---------   --------
                                ---------            ---------       --------      --------       --------   ---------   --------
Liabilities:
NOW accounts                     $ 39,180             $ 39,180            $ 0           $ 0            $ 0         $ 0        $ 0
Money market accounts              41,003               41,003              0             0              0           0          0
Savings                            45,333               45,333              0             0              0           0          0
Time deposits, $100,000 and over   98,338               46,299         18,864        27,647          5,528           0          0
Time deposits, under $100,000      87,827               33,525         19,491        19,715         15,043          47          6
Federal Home Loan Bank term
advances                           10,000                    0          5,000             0              0           0      5,000
Other interest-bearing
 liabilities                       47,990               26,781          2,100        13,109          6,000           0          0
                                ---------            ---------       --------      --------       --------   ---------   --------
TOTAL INTEREST BEARING
 LIABILITIES                    $ 369,671            $ 232,121       $ 45,455      $ 60,471       $ 26,571        $ 47   $  5,006
                                ---------            ---------       --------      --------       --------   ---------   --------
                                ---------            ---------       --------      --------       --------   ---------   --------
EXCESS INTEREST EARNING
  ASSETS (LIABILITIES)                               $ (95,339)     $ (33,237)    $ (36,257)      $ 48,702   $ 139,121   $ 68,692
CUMULATIVE EXCESS INTEREST EARNING
ASSETS (LIABILITIES)                                 (95,339)      (128,576)     (164,833)      (116,131)     22,990     91,682
CUMULATIVE INTEREST RATE SENSITIVITY RATIO(2)           0.59           0.54          0.51           0.68        1.06       1.25

(1) Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2)  Interest earning assets divided by interest bearing liabilities.

     This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

TABLE 11 TIME DEPOSITS $100.00 AND OVER MATURITY SCHEDULE


                                                         Greater than               Greater than
($ 000's)                             Less than or     3 mos. & less than        6 mos. & less than      Greater than
As of December 31, 1998              equal to 3 mos.    or equal to 6 mos.       or equal to 12 mos.        12 mos.      Total
----------------------------------   ---------------   --------------------      -------------------     ------------- --------
Time deposits, $100,000 and over:
  Retail deposits ...............       $13,474             $ 7,803                  $ 7,533              $ 4,391      $33,201
  Corporate deposits ............         7,103               2,423                    1,521                  937       11,984
  Public fund deposits ..........        25,722               8,638                   18,593                  200       53,153
                                     ---------------   --------------------      -------------------     ------------- --------
    Total .........................       $46,299             $18,864                  $27,647              $ 5,528      $98,338
                                     ---------------   --------------------      -------------------     ------------- --------
                                     ---------------   --------------------      -------------------     ------------- --------


The Company has no foreign banking offices or deposits.

                            NSFC ANNUAL 24 REPORT 1998

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

     In addition to federal funds sold and interest bearing deposits in banks, marketable securities, particularly those of shorter maturities, are a principal source of asset liquidity. The Company classifies all of its securities as available for sale which increases its flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale amounted to $200,861,000 at December 31, 1998, representing the entire the securities portfolio. Securities at December 31, 1998 in the amount of $141,158,000 were pledged to secure public deposits and repurchase agreements.

     During 1998, the Company received an additional term advance from the Federal Home Loan Bank in the amount of $5,000,000, bringing the total of Federal Home Loan Bank term advances up to $10,000,000. The funds provided by these advances have been used to purchase U.S. Government agency securities that have call provisions on the same dates as the advances are due to be repaid.

     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Federal funds sold on which the rate varies daily and loans tied to the prime rate differ considerably from long-term securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts. Management has portrayed savings accounts as immediately repriceable in Table 10, because of management's ability to change the savings interest rate.

     Table 11 illustrates the maturity schedule as of December 31, 1998 of the time deposits $100,000 and over portfolio. As shown, 5.6% of the time deposits $100,000 and over mature after a year which differs only slightly from 5.5% at December 31, 1997.

     The Company historically has a high level of time deposits over $100,000 and securities sold under repurchase agreements and other short term borrowings. As of December 31, 1998, time deposits over $100,000 and repurchase agreements were 35.4% of total interest bearing liabilities, a slight decrease from 36.7% in 1997, and were primarily from existing local public depositors. Being located the county seat, the Company accepts time deposits over $100,000 from various government agencies.

     At December 31, 1998 approximately 47.3% of the Company's loan and lease portfolio floats with the prime rate or is repriceable within 90 days, a decrease from 51.4% at December 31, 1997. This shift to fixed rate loans is a result of customer demand and competitive pressures. The effect of this shift to fixed rate loans is a lengthening of loan maturities which increases the Bank's negative gap position.

     As the Table 10 shows, the Company is liability sensitive through the three year time horizon by $116.1 million. This is a change from last year, where the Company was liability sensitive through the three year time horizon by $65.5 million. Although management has attempted during the past year to reduce its liability sensitive gap position, its efforts continued to be restricted by competitive pressures in the area of commercial and commercial real estate loans, which have increased the level of fixed rate loans with intermediate term balloon maturities. The Company has increased the maturity time horizon on its securities by purchasing intermediate term U.S. Government agency securities that have call provisions in order to maximize yields on its securities portfolio. Securities carried at $104.7 million have call options allowing the issuers to redeem the securities prior to the contractual maturity date. Customer preferences and competitive pressures make it difficult for management to reduce the liability gap position.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $25 million in federal funds lines of credit from two independent banks. In addition, the Company has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank and the Federal Home Loan Bank approximating $12 million.

                           NSFC ANNUAL 25 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

     Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 1998 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 1998, the Company had $47,990,000 of repurchase agreements. Most municipalities, other public entities and some other organizations require that their funds are insured or collateralized as a matter of their policies. Commercial depositors also find the collateralization of repurchase agreements attractive as an alternative to certificates of deposits. Repurchase agreements provide a source of funds and do not increase the Company's reserve requirements with the Federal Reserve Bank or create an expense relating to FDIC insurance. Repurchase agreements consequently are less costly to the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

     The Company experienced a $9.5 million increase in its repurchase agreements and short term borrowings at year end 1998. Average repurchase agreements during 1998 were $36.2 million compared to $34.2 million during 1997 and $35.0 million during 1996. This data attests to the popularity and the stability of repurchase agreements to the Company.

     Table 12 provides information as to balances and interest rates pertaining to securities sold under repurchase agreements and other short-term borrowings.

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS


($ 000's)
At or for the Year Ended December 31,                        1998       1997       1996
-------------------------------------                      --------   --------   -------
Balance at end of year                                      $47,990    $38,504    $36,758
Weighted average interest rate at end of year                  4.91%      5.29%      4.93%
Maximum amount outstanding                                  $47,990    $39,995    $44,135
Average amount outstanding                                   36,155     34,176     35,006
Weighted average interest rate                                 5.11%      5.07%      4.92%


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

     All of the Company's capital ratios exceed the level required under regulatory guidelines as shown in Table 14.

                           NSFC ANNUAL 26 REPORT 1998

                                          NORTHERN STATES FINANCIAL CORPORATION
                                                     TABLE 13 CAPITAL STANDARDS


($ 000's) As of December 31, 1998
QUALIFYING FOR TIER I CAPITAL:
Common stock                           $  1,781
Additional paid-in capital               11,336
Retained earnings                        51,358
Less - Intangible assets                   (118)
                                       --------
  TOTAL QUALIFYING TIER I CAPITAL      $ 64,357
                                       --------
                                       --------

($ 000's) As of December 31, 1998
QUALIFYING FOR TIER II CAPITAL:
Total Qualifying Tier I Capital         $ 64,357
Allowance for loan losses                  3,907
                                        --------
  Total Qualifying TIER II Capital      $ 68,264
                                        --------
                                        --------
TOTAL ASSETS                            $484,880
                                        --------
                                        --------

($ 000's) As of December 31, 1998
RISK-BASED ASSETS                    TOTAL         RISK-BASED
Zero percent risk                   $ 16,907        $      0
Twenty percent risk                  207,526          41,505
Fifty percent risk                    90,517          45,259
One hundred percent risk (1)         225,792         225,792
                                    --------        --------
  TOTAL RISK-WEIGHTED ASSETS        $540,742        $312,556
                                    --------        --------
                                    --------        --------



($ 000's) As of December 31, 1998
CAPITAL REQUIREMENTS                     $                %

TIER I CAPITAL TO AVERAGE ASSETS:
  REQUIRED                           $23,501            5.00%
  ACTUAL                              64,357           13.69
RISK-BASED CAPITAL:
Tier I:
  REQUIRED                           $18,753            6.00%
  ACTUAL                              64,357           20.59
Tier II:
  REQUIRED                           $31,256           10.00%
  ACTUAL                              68,264           21.84

(1) Includes off-balance-sheet items


                                                                      CASH FLOWS

     Cash flows from operating activities were below accrual basis net income by $4.0 million in 1998. In 1997 cash flows from operating income exceeded net income by $1.8 million and in 1996 cash flows from operating income exceeded net income by $6.2 million. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     Deposits increased $7.8 million in 1998. The Company experienced growth in its time deposits over $100,000 from existing local public depositors. Demand-noninterest bearing deposits also grew during 1998 by $2.7 million. Deposits help the Company to maintain an adequate level of cash for the Company's activities. While competition for deposits is expected to remain keen and future deposit growth cannot be predicted with any certainty, the Company plans to continue to actively seek profitable new deposit business.

     Securities available for sale increased $20.2 million during 1998 and provide increased interest income revenues to the Company. The increase in securities available for sale came from operating activities, an additional term advance of $5.0 million from the Federal Home Loan Bank and increases to deposits.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $25 million in federal funds lines of credit from two independent banks. In addition, the Company has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank and the Federal Home Loan Bank approxi-


                           NSFC ANNUAL 27 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
CASH FLOWS (CONTINUED)

mating $12 million.

     The Company has term advances of $10 million from the Federal Home Loan Bank which have been used to purchase U.S. Government agency securities that have call provisions on the same dates as the advances are due to be repaid. Interest earned on the U.S. Government agency securities is used to service the debt to the Federal Home Loan Bank. The Company has no other notes payable or similar debt on its balance sheet.

     Equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Cash dividends as a percentage of net income have ranged from 36.6% in 1998 to 30.4% in 1997 and 29.6% in 1996.

     During 1998 the Company paid out $1,338,000 for purchases of property and equipment. An expenditures of $1,000,000 was made to purchase the branch office building located in Winthrop Harbor, Illinois. $216,000 was expended to update data processing equipment as part of the Bank's efforts to address Year 2000 issues. The majority of the balance of the 1998 expenditures were for equipment for the new Winthrop Harbor branch. Expenditures during 1997 for building and equipment totaled $217,000, of which $64,000 was for telephone equipment, $76,000 for office remodeling and $77,000 for updating data processing equipment. During 1996 major purchases were a $61,000 outlay for new telephone equipment and $49,000 used to purchase two new ATMs.


RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued by the Financial Accounting Standards Board (FASB) in 1998 and is effective for the Company on January 1, 2000. It requires that all derivatives are recorded at fair value in the balance sheet, with changes to fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in derivative fair value will be offset by an equal change in the fair value of the hedged item. Since the Company has no derivative or hedging activities, adoption of Statement 133 will have no material impact on the Company's consolidated financial statements.

     SFAS No., 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", will be effective for fiscal years beginning after December 15, 1998. The statement allows mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances, held to maturity. Currently, these must be classified as trading. Since the Company has not securitized mortgage loans, Statement 134 is not expected to affect the Company.

     American Institute of Certified Public Accountants Statement of Position
(SOP) 98-1, effective in 1999, sets the accounting requirement to capitalize costs incurred to develop or obtain software that is to be used solely to meet internal needs. Costs to capitalize are those direct costs incurred after the preliminary project stage, up to the date when all testing has been completed and the software is substantially ready for use. All training costs, research and development costs, costs incurred to convert data, and all other general and administrative costs are expensed as incurred. The capitalized cost of internal use software is to be amortized over its useful life and reviewed for impairment using the criteria in Statement No. 121. SOP 98-1 is not expected to have a material impact on the Company.

     SOP 98-5, effective in 1999, requires all start up, preopening and organization costs to be expense as incurred. Any such costs previously capitalized for financial reporting purposes must be written off to income at the start of the year. SOP 98-5 is not expected to have a material impact on the Company.


                           NSFC ANNUAL 28 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interestrate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value, however excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

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

     The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk. Specifically, the guidance emphasizes the need for active board of directors and senior management oversight and a comprehensive risk management process that effectively identifies, measures, and controls interest rate risk. Several techniques might be used by an institution to minimize interest rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the measurement of the Company's asset/liability gap, that is, the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be repriced during a given period. Another tool used by management is to shock the balance sheet by decreasing rates 2% and increasing rates 2% using computer simulation models to show the effect of rate changes on the fair value of the Company.

     Several ways an institution can manage interest rate risk include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. A large portion of an institution's liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

     Table 14, provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1998 and 1997 based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized are reasonable. The Company had no derivative financial instruments, or trading portfolio, as of December 31, 1998 and 1997. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. Expected maturity for interest bearing core deposits such as NOW, money market and savings accounts are assumed to be 5% each year. With respect to the Company's adjustable rate instruments, expected maturity date values were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. From a risk management perspective, however, the Company believes that repricing dates, as opposed to expected maturity dates, may be a more relevant in analyzing the value of such instruments. Similarly, 52.1% of the Company's investment securities portfolio is comprised of callable securities. Company borrowings consist of securities sold under repurchase agreements and Federal Home Loan Bank term advances and were tabulated by contractual maturity dates without regard to any conversion or repricing dates.

    Table 15, provides information about the current fair value of the Company's balance sheet. The effects of interest rate shocks of decreasing rates 2% and increasing rates 2% on the fair value of the Company's balance sheet are also shown. The Company's negative gap causes the fair value of the Company's balance sheet to increase by $21.5 million if interest rates immediately dropped 2%. The rate shock of increasing interest rates 2% would cause the fair value of the balance sheet to decline $20.1 million.


                           NSFC ANNUAL 29 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
TABLE 14 - EXPECTED MATURITY DATES OF ON BALANCE SHEET ITEMS


($ 000's)                                          ----------------------------Maturing in-------------------------------
As of December 31, 1998                             1 Year      2 Years     3 Years     4 Years     5 Years    Thereafter
------------------------------------------------   ---------   ---------   ---------   ---------   ---------   ----------
INTEREST EARNING ASSETS:
Loans (1) (2)
  Fixed rate                                       $ 23,539    $ 12,282    $ 18,001    $ 24,140    $ 21,407    $ 30,352
  Average interest rate                                8.48%       8.62%       8.82%       8.44%       8.50%       7.11%
  Adjustable rate                                    38,072      15,448      10,279      13,027       6,446      33,728
  Average interest rate                                8.41%       8.44%       8.25%       8.15%       8.42%       8.20%
Securities
  Fixed rate                                         20,677      12,225      24,787      36,620      53,155      47,027
  Average interest rate                                5.95%       6.64%       6.33%       6.14%       5.92%       6.23%
  Adjustable rate                                     1,000           0           0           0           0       5,370
  Average interest rate                                6.15%       0.00%       0.00%       0.00%       0.00%       6.52%
Interest-bearing deposits and federal funds sold
  Fixed rate                                              0         100           0           0           0           0
  Average interest rate                                0.00%       7.41%       0.00%       0.00%       0.00%       0.00%
  Adjustable rate                                    12,783           0           0           0           0           0
  Average interest rate                                4.59%       0.00%       0.00%       0.00%       0.00%       0.00%
Direct lease financing
  Fixed rate                                            665          99         100         123           0           0
  Average interest rate                                8.13%       8.02%       6.58%       7.44%       0.00%       0.00%
                                                   ---------   ---------   ---------   ---------   ---------   ----------
    Total                                          $ 96,736    $ 40,154    $ 53,167    $ 73,910    $ 81,008    $116,477
                                                   ---------   ---------   ---------   ---------   ---------   ----------
                                                   ---------   ---------   ---------   ---------   ---------   ----------
INTEREST BEARING LIABILITIES:
Interest bearing deposits (3)
  Balances                                         $171,816    $ 20,469    $ 11,729    $  5,428    $  5,112    $ 97,127
  Average interest rate                                5.00%       5.03%       4.46%       3.08%       3.06%       3.06%
Borrowings
  Balances                                           46,990       6,000           0           0           0       5,000
  Average interest rate                                5.00%       4.99%       0.00%       0.00%       0.00%       4.75%
                                                   ---------   ---------   ---------   ---------   ---------   ----------
    Total                                          $218,806    $ 26,469    $ 11,729    $  5,428    $  5,112    $102,127
                                                   ---------   ---------   ---------   ---------   ---------   ----------
                                                   ---------   ---------   ---------   ---------   ---------   ----------



                                                      Totals    Fair Value
                                                    ---------   -----------
INTEREST EARNING ASSETS:
Loans (1) (2)
  Fixed rate                                          $129,721    $135,604
  Average interest rate                                   8.22%
  Adjustable rate                                      117,000     121,062
  Average interest rate                                   8.31%
Securities
  Fixed rate                                           194,491     194,491
  Average interest rate                                   6.14%
  Adjustable rate                                        6,370       6,370
  Average interest rate                                   6.46%
Interest-bearing deposits and federal funds sold
  Fixed rate                                               100         100
  Average interest rate                                   7.41%
  Adjustable rate                                       12,783      12,783
  Average interest rate                                   4.59%
Direct lease financing
  Fixed rate                                               987       1,001
  Average interest rate                                   7.87%
                                                      ---------   -----------
    Total                                             $461,452    $471,411
                                                      ---------   -----------
                                                      ---------   -----------
INTEREST BEARING LIABILITIES:
Interest bearing deposits (3)
  Balances                                            $311,681    $312,896
  Average interest rate                                   4.31%
Borrowings
  Balances                                              57,990      56,472
  Average interest rate                                   4.98%
                                                      ---------   -----------
    Total                                             $369,671    $369,368
                                                      ---------   -----------
                                                      ---------   -----------




($ 000's)                             -------------------------------------------Maturing in----------------
As of December 31, 1997               1 Year      2 Years      3 Years    4 Years     5 Years     Thereafter
-----------------------               ------      -------      -------    -------     -------     ----------
INTEREST EARNING ASSETS:
Loans (1) (2)
  Fixed rate                         $ 17,753    $ 10,862    $ 15,771    $ 24,867    $ 16,685    $ 20,776
  Average interest rate                  8.88%       8.93%       8.98%       9.03%       8.98%       7.86%
  Adjustable rate                      55,486      12,365      13,052       9,012      13,816      32,424
  Average interest rate                  9.17%       9.27%       9.21%       8.98%       9.29%       9.27%
Securities
  Fixed rate                           24,446      19,081      43,344      33,821      33,324      19,625
  Average interest rate                  6.01%       6.30%       6.50%       6.47%       6.55%       7.33%
  Adjustable rate                           0           0           0           0           0       7,031
  Average interest rate                  0.00%       0.00%       0.00%       0.00%       0.00%       6.76%
Interest bearing deposits
and federal funds sold
  Fixed rate                                 0           0         100           0           0           0
  Average interest rate                   0.00%       0.00%       7.30%       0.00%       0.00%       0.00%
  Adjustable rate                       11,306           0           0           0           0           0
  Average interest rate                   5.57%       0.00%       0.00%       0.00%       0.00%       0.00%
Direct lease financing
  Fixed rate                               749         202          67         149         107           0
Average interest rate                     7.74%       7.80%       8.74%       7.30%       7.14%       0.00%
                                      --------    --------    --------    --------    --------    --------
    Total                             $109,740    $ 42,510    $ 72,334    $ 67,849    $ 63,932    $ 79,856
                                      --------    --------    --------    --------    --------    --------
                                      --------    --------    --------    --------    --------    --------

INTEREST BEARING LIABILITIES:
Interest bearing deposits (3)
  Balances                            $167,753    $ 25,613    $ 10,958    $  5,128    $  4,859    $ 92,251
  Average interest rate                   5.60%       5.46%       4.80%       3.35%       3.34%       3.34%
Borrowings
  Balances                              37,504       6,000           0           0           0           0
  Average interest rate                   5.27%       5.92%       0.00%       0.00%       0.00%       0.00%
                                      ---------   --------    ---------   ---------   ----------  ---------
     Total                            $205,257    $ 31,613    $ 10,958    $  5,128    $  4,859    $ 92,251
                                      ---------   --------    ---------   ---------   ----------  ---------
                                      ---------   --------    ---------   ---------   ----------  ---------



                                                Totals    Fair Value
                                                ------    ----------
INTEREST EARNING ASSETS:>
Loans (1) (2)
  Fixed rate                                    $106,714    $107,151
  Average interest rate                             8.75%
  Adjustable rate                                136,155     136,155
  Average interest rate                             9.21%
Securities
  Fixed rate
  Average interest rate                          173,641     173,641
  Adjustable rate                                   6.51%
  Average interest rate                            7,031       7,031
Interest bearing deposits                           6.76%
and federal funds sold
  Fixed rate                                          100        100
  Average interest rate                              7.30%
  Adjustable rate                                  11,306     11,306
  Average interest rate                              5.57%
Direct lease financing
  Fixed rate                                        1,274      1,274
Average interest rate                                7.70%
                                                 --------   --------
    Total                                        $436,221   $436,658
                                                 --------   --------
                                                 --------   --------

INTEREST BEARING LIABILITIES:
Interest bearing deposits (3)
  Balances                                        $306,562   $306,958
  Average interest rate                               4.80%
Borrowings
  Balances                                          43,504     43,519
  Average interest rate                               5.36%
                                                  --------   --------
    Total                                         $350,056   $350,477
                                                  --------   --------
                                                  --------   --------


(1) Does not include net deferred loan fees, unearned income or the allowance for loan losses.
(2)  For fixed rate loans amortization is based on aggregate payments due.
(3)  For NOW, money market and savings deposits assumed 5% maturity each year.



                         NSFC ANNUAL 30 REPORT 1998

                                                   INDEPENDENT AUDITORS' REPORT
                  TABLE 15 - EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS

                                                                               Fair Value at December 31, 1998
                                                                               -------------------------------
                                                                                Down 2%    Current      Up 2%
                                                                               --------    -------      -----
ASSETS
  Cash and cash equivalents                                                     $ 27,960   $ 27,959   $ 27,958
  Interest bearing deposits in financial institutions - maturities over 90 days      101        100         99
  Securities available for sale                                                  213,608    200,861    189,199
  Loans                                                                          259,503    250,721    242,283
  Direct lease financing                                                           1,017      1,001        987
  Other assets                                                                    15,238     15,238     15,238
                                                                                --------   --------   --------
  Total assets                                                                  $517,427   $495,880   $475,764
                                                                                --------   --------   --------
                                                                                --------   --------   --------
FINANCIAL LIABILITIES:
  Deposits                                                                      $363,356   $356,971   $350,093
  Securities sold under repurchase agreements and other short-term borrowings     47,994     47,990     47,986
  Federal Home Loan Bank term advances                                             9,039      8,482      8,005
  Other liabilities                                                                7,062      7,062      7,062
                                                                                --------   --------   --------
  Total liabilities                                                              427,451    420,505    413,146
                                                                                --------   --------   --------
  Total equity                                                                    89,976     75,375     62,618
                                                                                --------   --------   --------
  Total liabilities and equity                                                  $517,427   $495,880   $475,764
                                                                                --------   --------   --------
                                                                                --------   --------   --------

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

     We acknowledge the integrity and objectivity of published financial data. To this end, we maintain an accounting system and related internal controls which we believe are sufficient in all material respects to provide reasonable assurance that financial records are reliable for preparing financial statements and that assets are safeguarded from loss or unauthorized use.

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

     The Board of Directors pursues its responsibilities for the accompanying consolidated financial statements through its Audit Committee. The Committee meets periodically with Northern States Financial Corporation's internal auditor and/or independent auditors to review and approve the scope and timing of the internal and external audits and the findings there-from. The Committee recommends to the Board of Directors the engagement of the independent auditors and the auditors have direct access to the Audit Committee.

/s/ Fred Abdula
FRED ABDULA
Chairman of the Board &
Chief Executive Officer

/s/ Thomas M. Nemeth
THOMAS M. NEMETH
Vice President & Treasurer

                                                   INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows, stockholders' equity, and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


CROWE, CHIZEK AND COMPANY LLP
Oak Brook, Illinois
February 19,1999



                           NSFC ANNUAL 31 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS



($ 000's)
December 31,                                                                             1998            1997
------------                                                                             ----            ----
ASSETS
Cash and due from banks                                                                $  15,176      $  14,200
Interest-bearing deposits in financial institutions - maturities less than 90 days           183            106
Federal funds sold                                                                        12,600         11,200
                                                                                       ---------      ---------
  Total cash and cash equivalents                                                         27,959         25,506
Interest-bearing deposits in financial institutions - maturities over 90 days                100            100
Securities available for sale                                                            200,861        180,672
Loans                                                                                    246,209        242,224
Less: Allowance for loan losses                                                           (5,433)        (5,430)
                                                                                       ---------      ---------
  Loans, net                                                                             240,776        236,794
Direct lease financing                                                                       987          1,274
Office buildings and equipment, net                                                        6,647          5,899
Other real estate owned, net of allowance for losses of $552 and $544                      2,497          2,555
Accrued interest receivable                                                                4,408          4,308
Other assets                                                                               1,686          1,878
                                                                                       ---------      ---------
  Total assets                                                                         $ 485,921      $ 458,986
                                                                                       ---------      ---------
                                                                                       ---------      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
  Demand - noninterest bearing                                                         $  44,075      $  41,388
  NOW accounts                                                                            39,180         36,455
  Money market accounts                                                                   41,003         38,790
  Savings                                                                                 45,333         43,923
  Time, $100,000 and over                                                                 98,338         93,469
  Time, under $100,000                                                                    87,827         93,925
                                                                                       ---------      ---------
    Total deposits                                                                       355,756        347,950
Securities sold under repurchase agreements and other short-term borrowings               47,990         38,504
Federal Home Loan Bank term advance                                                       10,000          5,000
Advances from borrowers for taxes and insurance                                              992          1,166
Accrued interest payable and other liabilities                                             6,070          6,171
                                                                                       ---------      ---------
  Total liabilities                                                                      420,808        398,791
STOCKHOLDERS' EQUITY
Common stock                                                                               1,781          1,779
Additional paid-in capital                                                                11,336         11,222
Retained earnings                                                                         51,358         46,725
Accumulated other comprehensive income, net                                                  638            469
                                                                                       ---------      ---------
  Total stockholders' equity                                                              65,113         60,195
                                                                                       ---------      ---------
    Total liabilities and stockholders' equity                                         $ 485,921      $ 458,986
                                                                                       ---------      ---------
                                                                                       ---------      ---------

The accompanying notes are an integral part of these consolidated financial statements.


                           NSFC ANNUAL 32 REPORT 1998

                                          NORTHERN STATES FINANCIAL CORPORATION
                                              CONSOLIDATED STATEMENTS OF INCOME

($ 000's, except per share data)
Years Ended December 31,                                 1998         1997        1996
------------------------                                 ----         ----        ----
Interest income
  Loans (including fee income)                         $21,765     $22,199     $22,050
  Securities
    Taxable                                             10,263       8,411       7,663
    Exempt from federal income tax                       1,018       1,149       1,188
  Interest-bearing deposits in financial institutions       25          35          28
  Federal funds sold                                     1,135         965         742
                                                       -------     -------     -------
    Total interest income                               34,206      32,759      31,671
                                                       -------     -------     -------

Interest expense
  Time deposits                                         10,413       9,714       8,720
  Other deposits                                         4,124       4,114       4,364
  Other borrowings                                       2,359       1,787       1,724
                                                       -------     -------     -------
    Total interest expense                              16,896      15,615      14,808
                                                       -------     -------     -------
Net interest income                                     17,310      17,144      16,863
Provision for loan losses                                   10         480       1,190
                                                       -------     -------     -------
Net interest income after provision for loan losses     17,300      16,664      15,673
                                                       -------     -------     -------

Noninterest income
  Service fees on deposits                               1,091       1,264       1,357
  Trust income                                             665         625         523
  Net security gains                                         0           0           5
  Net gains on sales of loans                              334         172         210
  Other operating income                                   845         626       1,144
                                                       -------     -------     -------
    Total noninterest income                             2,935       2,687       3,239
                                                       -------     -------     -------
Noninterest expenses
  Salaries and employee benefits                         5,796       5,407       5,477
  Occupancy and equipment, net                           1,251       1,184       1,301
  Data processing                                          495         511         542
  FDIC deposit insurance                                    86          72         817
  Other real estate owned                                   76         140         223
  Other operating expenses                               1,919       1,818       2,012
                                                       -------     -------     -------
    Total noninterest expenses                           9,623       9,132      10,372
                                                       -------     -------     -------
Income before income taxes                              10,612      10,219       8,540
Provision for income taxes                               3,308       3,209       2,529
                                                       -------     -------     -------
Net income                                             $ 7,304     $ 7,010     $ 6,011
                                                       -------     -------     -------
                                                       -------     -------     -------
Basic earnings per share                               $  1.64     $  1.58     $  1.35

Diluted earnings per share                             $  1.64     $  1.57     $  1.35


The accompanying notes are an integral part of these consolidated financial statements.

                         NSFC ANNUAL 33 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS


($ 000's)
Years Ended December 31,                                                             1998           1997           1996
------------------------                                                             ----           ----           ----
Cash flows from operating activities
  Net income                                                                       $7,304         $7,010         $6,011
  Adjustments to reconcile net income to cash from operating activities:
    Depreciation                                                                      590            568            546
    Provision for loan losses                                                          10            480          1,190
    Provision for losses on other real estate owned                                    10             21             22
    Deferred loan fees                                                                (78)           (38)          (172)
    Net gains on sales of securities                                                    0              0             (5)
    Net change in loans held for sale                                              (4,267)          (349)         2,863
    Net gains on sales of loans                                                      (334)          (172)          (210)
    Net (gains) losses on sales of other real estate owned                              2           (142)          (305)
    Amortization of mortgage servicing rights                                          65             36             15
    Net change in interest receivable                                                (100)          (353)           411
    Net change in interest payable                                                    260          1,192            342
    Net change in other assets                                                        128            742          1,218
    Net change in other liabilities                                                  (268)          (205)           290
                                                                                    ------        ------         ------
     Net cash from operating activities                                             3,322          8,790         12,216
                                                                                    ------        ------         ------
    Cash flows from investing activities
    Proceeds from sales of securities available for sale                                0              0          2,675
    Proceeds from maturities of securities available for sale                     173,014         90,148         90,571
    Purchases of securities available for sale                                   (192,926)      (120,273)       (83,959)
    Change in loans made to customers                                                 547         (9,151)       (17,847)
    Property and equipment expenditures                                            (1,338)          (217)          (209)
    Net change in direct lease financing                                              287           (275)          (377)
    Proceeds from sales of other real estate owned                                     46            586          2,180
                                                                                    ------        ------         ------
     Net cash from investing activities                                           (20,370)       (39,182)        (6,966)
                                                                                    ------        ------         ------
Cash flows from financing activities
    Net increase (decrease) in:
     Deposits                                                                       7,806         19,155          1,240
     Securities sold under repurchase agreements
         and other short-term borrowings                                            9,486          1,746         (6,520)
     Advances from borrowers for taxes and insurance                                 (174)           145           (260)
     Federal Home Loan Bank term advance                                            5,000          5,000              0
     Net proceeds from exercise of stock options                                       54              4             77
     Dividends paid                                                                (2,671)        (2,134)        (1,779)
                                                                                    ------        ------         ------
      Net cash from financing activities                                            19,501        23,916         (7,242)
                                                                                    ------        ------         ------
Net change in cash and cash equivalents                                              2,453        (6,476)        (1,992)
Cash and cash equivalents at beginning of year                                      25,506        31,982         33,974
                                                                                   -------        -------        -------
Cash and cash equivalents at end of year                                           $27,959        $25,506        $31,982
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------
Supplemental disclosures
  Cash paid during the year for
    Interest                                                                       $16,636        $14,423        $14,466
    Income taxes                                                                     3,234          3,089          2,335
  Noncash investing activities
    Transfers made from loans to other real estate owned                                 0            174          2,432
    Transfers made from tax-exempt loans to
        securities available for sale, at fair value                                     0              0          4,700


The accompanying notes are an integral part of these consolidated financial statements.


                          NSFC ANNUAL 34 REPORT 1998

                                          NORTHERN STATES FINANCIAL CORPORATION
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                            Accumulated Other          Total
($ 000's, except per share data)                   Common      Additional      Retained      Comprehensive        Stockholders'
Years Ended December 31, 1998, 1997 and 1996       Stock    Paid-In Capital    Earnings       Income, Net            Equity
--------------------------------------------       ------   ---------------    --------    ------------------     -------------
Balance, January 1, 1996                           $  1,775      $ 11,123      $ 37,617         $    490            $ 51,005
Net income                                                                        6,011                                6,011
Cash dividends ($.40 per share)                                                  (1,779)                              (1,779)
Exercise of stock options on 9,210
  shares of common stock                                  4            73                                                 77
Tax benefit from the exercise of stock options                         20                                                 20
Unrealized net loss on securities
  available for sale                                                                                (499)               (499)
                                                   ---------     --------      --------         --------             -------
Balance, December 31, 1996                            1,779        11,216        41,849               (9)             54,835
Net income                                                                        7,010                                7,010
Cash dividends ($.48 per share)                                                  (2,134)                              (2,134)
Exercise of stock options on 500
  shares of common stock                                                4                                                  4
Tax benefit from the exercise of stock options                          2                                                  2
Unrealized net gain on securities
  available for sale                                                                                 478                 478
                                                   ---------     --------      --------         --------             -------
Balance, December 31, 1997                            1,779        11,222        46,725              469              60,195
Net income                                                                        7,304                                7,304
Cash dividends ($.60 per share)                                                  (2,671)                              (2,671)
Exercise of stock options on 6,535
  shares of common stock                                  2            52                                                 54
Tax benefit from the exercise of stock options                         62                                                 62
Unrealized net gain on securities
  available for sale                                                                                 169                 169
                                                   ---------     --------      --------         --------             -------
Balance, December 31, 1998                         $  1,781      $ 11,336      $ 51,358         $    638             $65,113
                                                   ---------     --------      --------         --------             -------
                                                   ---------     --------      --------         --------             -------

The accompanying notes are an integral part of these consolidated financial statements.

                               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


($ 000's)
Years ended December 31,                               1998               1997            1996
------------------------                               ----               ----            ----
Net Income                                           $ 7,304           $ 7,010          $ 6,011
Other Comprehensive Income:
    Unrealized net gains (losses) arising during
    year on securities available for sale, net of tax    169               478             (499)
                                                     -------           -------          -------
Comprehensive Income                                 $ 7,473           $ 7,488           $ 5,512
                                                     -------           -------          -------
                                                     -------           -------          -------

The accompanying notes are an integral part of these consolidated financial statements.



                           NSFC ANNUAL 35 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation ("Company") and its wholly owned subsidiary, Bank of Waukegan ("Bank" or "Subsidiary"). All significant intercompany transactions and balances have been eliminated in consolidation. During 1998, the Company received approval from all applicable regulatory agencies to merge First Federal Bank, fsb (the "Thrift") into the Bank. The merger was completed in 1998 and was accounted for as an internal reorganization. Accordingly, the notes to the consolidated financial statements where Bank-only information is presented have been restated to reflect the internal reorganization as if it had occurred on January 1, 1996.

     Nature of Operations: The Company's and the Bank's revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas, and include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property and other items.

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

     Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax. Other securities, such as Federal Home Loan Bank stock and Federal Reserve Bank stock, are carried at cost. Securities are written down to fair value when a decline in fair value is not temporary.

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

     Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgements at the time of their examinations.

     Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans.

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. All loans in nonaccrual status and other selected watch list loans are considered impaired. Impaired loans or portions thereof

                           NSFC ANNUAL 36 REPORT 1998

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
 FINANCIAL CORPORATION
                                                              NOTE 1 (CONTINUED)
are charged off when deemed uncollectible.

     Increases or decreases in the carrying value of impaired loans are reported as reductions or increases to the provision of loan losses.

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

     Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

     Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $259,000, $260,000 and $255,000 in 1998, 1997 and 1996. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

     Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board Opinion 25, with expense reported only if options are granted below the common stock market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation instruments awarded after January 1, 1995.

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

     Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

     Earnings Per Share: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes the issuance of any dilutive potential common shares related to outstanding stock options.

     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists of unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

     Future Accounting Changes: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect on the Company but the effect will depend on derivative holdings when this standard applies.

     Operating Segments: Internal financial information is primarily reported and aggregated in three lines of business, banking, trust and mortgage banking.

                           NSFC ANNUAL 37 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 2 SECURITIES


Year end securities available for sale were as follows:

                                              Amortized     Gross   Unrealized     Fair
December 31, 1998                               Cost        Gains     Losses      Value
-----------------                            -----------   -------  ----------   ---------
U.S. Treasury                                 $ 13,022     $   87     $   0      $ 13,109
U.S. Government agencies and corporations      152,558        208      (326)      152,440
States and political subdivisions               22,693        737        (2)       23,428
Mortgage-backed securities                       9,622        106         0         9,728
Equity securities                                1,925        242       (11)        2,156
                                              --------     ------     -----      --------
    Total                                     $199,820     $1,380     $(339)     $200,861
                                              --------     ------     -----      --------
                                              --------     ------     -----      --------

                                              Amortized     Gross   Unrealized     Fair
December 31, 1997                               Cost        Gains     Losses      Value
-----------------                            -----------   -------  ----------   ---------
U.S. Treasury                                 $ 14,017     $   15     $  (1)     $ 14,031
U.S. Government agencies and corporations      129,077         45      (250)      128,872
States and political subdivisions               21,712        720       (24)       22,408
Mortgage-backed securities                      13,033        137       (47)       13,123
Equity securities                                2,069        196       (27)        2,238
                                              --------     ------     -----      --------
    Total                                     $179,908     $1,113     $(349)     $180,672
                                              --------     ------     -----      --------
                                              --------     ------     -----      --------

Contractual maturities of debt securities available for sale at year-end 1998 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


                                          Amortized       Fair
                                          -----------------------
                                             Cost         Value
                                          -----------------------
Due in one year or less                    $ 19,836     $ 19,928
Due after one year through five years       124,202      124,649
Due after five years through ten years       44,235       44,400
                                           --------     --------
                                            188,273      188,977
Mortgage-backed securities                    9,622        9,728
Equity securities                             1,925        2,156
                                           --------     --------
    Total                                  $199,820     $200,861
                                           --------     --------
                                           --------     --------

     The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association
(GNMA) or the Federal National Mortgage Association (FNMA). Agency securities with call options totaled $104,748,000 and $77,088,000 at December 31, 1998 and 1997. As of December 31, 1998, the Company held two structured notes with aggregate amortized cost and fair value of $1,499,000.

     There were no sales of debt securities during 1998, 1997 and 1996. Proceeds from sales of equity securities in 1996 totaled $2,675,000 with a resulting gain of of $5,000. During 1998, 1997 and 1996, the Federal Home Loan Bank of Chicago
(FHLB) redeemed 1,441, 220 and 250 shares of its stock with proceeds of $144,000, $22,000 and $25,000 and with no resulting gain or loss.

     Securities carried at $141,158,000 and $122,419,000 at year-end 1998 and 1997 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

                           NSFC ANNUAL 38 REPORT 1998

 (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
                                                          FINANCIAL CORPORATION
                                                  NOTE 2 SECURITIES (CONTINUED)


     As of December 31, 1998, the Company had no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the FHLB, FHLMC, FNMA, GNMA, the Federal Farm Credit Bank (FFCB), and the Student Loan Marketing Association (SLMA), that exceeded 10% of consolidated stockholders' equity. Although the Company holds securities issued by municipalities with-in the state of Illinois which in aggregate exceed 10% of consolidated stockholders' equity, none of the holdings from individual municipal issuers exceeded this threshold. Interest-bearing balances with banks and federal funds sold consisted of the following at December 31, 1998:

First USA Bank, Dallas            $ 9,000
LaSalle National Bank, Chicago      3,100
Harris Bank, Chicago                  538
Bank of America, Illinois             145
Federal Home Loan Bank, Chicago       100
                                  -------
Total                             $12,883
                                  -------
                                  -------


                                                                    NOTE 3 LOANS



Year-end loans were as follows:                           1998          1997
-------------------------------                        ---------    ----------
Commercial                                             $  64,043    $  54,701
Real estate - construction                                17,328       26,768
Real estate - mortgage                                   141,241      138,134
Home Equity                                               15,579       14,722
Installment                                                8,530        8,544
                                                       ---------    ----------
  Total loans                                            246,721      242,869

Less:
Unearned income                                              (99)        (154)
Deferred loan fees                                          (413)        (491)
                                                       ---------    ----------
  Loans, net of unearned income and deferred loan fees   246,209      242,224
Allowance for loan losses                                 (5,433)      (5,430)
                                                       ---------    ----------
  Total loans, net                                     $ 240,776    $ 236,794
                                                       ---------    ----------
                                                       ---------    ----------


Impaired loans and nonaccrual were as follows:


                                                                         1998       1997      1996
                                                                        ------    ------    ------
Year-end impaired loans with no allowance for loan losses allocated     $    0    $    0    $    0
Year-end impaired loans with allowance for loan losses allocated         3,515       754       828
Amount of allowance allocated for impaired loans                           544       125       146
Year-end nonaccrual loans, including impaired loans                      3,804     1,003     1,108
Average of impaired loans during the year                                1,695       776     2,620
Interest income recognized during impairment                                84        36       587
Cash-basis interest income recognized on impaired loans                     84        36       218


Related party loans were as follows:


                                    1998
                                   ------
Total loans at beginning of year   $ 509
New loans                            428
Repayments                          (208)
Other changes                       (294)
                                   ------
  Total loans at end of year       $ 435
                                   ------
                                   ------


     Real estate loans with a carrying value of $20,596,000 and $24,807,000 were pledged to secure public deposits at December 31, 1998 and 1997.

     Loans held for sale at year-end 1998 and 1997 were $5,799,000 and $1,338,000 and are classified as real estate mortgage loans.


                           NSFC ANNUAL 39 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES

Activity in the allowance for loan losses for the year ended December 31, follows:


                                               1998       1997       1996
                                             --------   --------   --------
Balance at beginning of year                 $ 5,430    $ 4,839    $ 4,514
Provision charged to operating expense            10        480      1,190
Loans charged off                                (73)      (209)    (1,141)
Recoveries on loans previously charged-off        66        320        276
                                             --------   --------   --------
  Balance at end of year                     $ 5,433    $ 5,430    $ 4,839
                                             --------   --------   --------
                                             --------   --------   --------

     Activity in the allowance for other real estate owned losses for the year ended December 31, follows:


                                          1998     1997     1996
                                         ------   ------   ------
Balance at beginning of year             $ 544    $ 532    $ 510
Provision charged to operating expense      10       21       22
Losses on other real estate owned           (2)      (9)       0
                                         ------   ------   ------
Balance at end of year                   $ 552    $ 544    $ 532
                                         ------   ------   ------
                                         ------   ------   ------


NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

     Office buildings and equipment consisted of the following at December 31, 1998 and 1997:


                                       1998        1997
                                    ---------   --------
Land                                $  1,413    $  1,300
Office buildings and improvements      8,340       7,428
Furniture and equipment                3,918       3,622
                                    ---------   --------
Total cost                            13,671      12,350
Accumulated depreciation              (7,024)     (6,451)
                                    ---------   --------
Net book value                      $  6,647    $  5,899
                                    ---------   --------
                                    ---------   --------


Depreciation expense amounted to $590,000 in 1998, $568,000 in 1997 and $546,000 in 1996.

NOTE 6 LOAN SERVICING

     Mortgage loans serviced for others are not reported as assets. These loans totalled $60,288,000 and $64,924,000 at year-end 1998 and 1997. Related escrow deposit balances were $566,000 and $639,000 at year-end 1998 and 1997.

     Activity for capitalized mortgage servicing rights was as follows for 1998, 1997 and 1996:


                        1998     1997     1996
                       ------   ------   ------
Beginning of year      $ 120    $  80    $   0
Additions                140       76       95
Amortized to expense     (65)     (36)     (15)
                       ------   ------   ------
End of year            $ 195    $ 120    $  80
                       ------   ------   ------
                       ------   ------   ------





                           NSFC ANNUAL 40 REPORT 1998

  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
                                                           FINANCIAL CORPORATION
                                                                 NOTE 7 DEPOSITS


At year-end 1998, stated maturities of time deposits were:

1999                         $ 165,540
2000                            14,507
2001                             6,065
2002 and thereafter                 53
                             ---------
                             $ 186,165
                             ---------
                             ---------

     Related party deposits at year-end 1998 and 1997 totaled $11,738,000 and $10,229,000.

                                                               NOTE 8 BORROWINGS

     Securities sold under repurchase agreements and other short-term borrowings are financing arrangements. Physical control is maintained for all other securities sold under repurchase agreements. Information concerning securities sold under repurchase agreements is summarized as follows:

------------------------------------------------------------------
                                                1998         1997
------------------------------------------------------------------
Average daily balance during the year         $36,155      $34,176
Average interest rate during the year            5.11%        5.07%
Maximum month end balance during the year     $47,990      $38,504

     Securities sold under repurchase agreements with directors of the Company and related interests totalled $21,343,000 at December 31, 1998 and have a weighted remaining maturity of 7 months.

     The Company had fixed rate advances from the FHLB at December 31, 1998 and 1997 as follows:

                                      1998        1997
--------------------------------------------------------
  Maturity Date     Interest Rate    Balance     Balance
--------------------------------------------------------
  April 30, 1999        5.90%        $5,000      $5,000
February 11, 2008       4.75%         5,000

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.

                           NSFC ANNUAL 41 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 9 INCOME TAXES

     A summary of federal and state income taxes on operations follows:

---------------------------------------------------------------
                                    1998       1997       1996
---------------------------------------------------------------
Current payable:
  Federal                          $3,130     $2,940     $2,184
  State                                87        262        151
Deferred income tax                    91          7        194
                                   ------     ------     ------
    Provision for income taxes     $3,308     $3,209     $2,529
                                   ------     ------     ------
                                   ------     ------     ------

     The components of deferred tax assets and liabilities at December 31, 1998 and 1997 follows:

                                                                            1998        1997
                                                                           --------     -------
Deferred tax assets:
  Allowance for loan and other real estate losses                           $1,929       $1,922
  Deferred loan fees                                                             0           25
  Deferred compensation and directors' fees                                    182          182
  Taxable income on nonperforming loans not recorded for book purposes           0            5
                                                                           -------      -------
    Gross deferred tax assets                                                2,111        2,134

Deferred tax liabilities:
  Accumulated depreciation                                                    (567)        (586)
  Federal Home Loan Bank stock dividend                                        (37)         (37)
  Unrealized net gain on securities available for sale                        (403)        (295)
  Deferred loan fees                                                           (34)           0
  Mortgage servicing rights                                                    (75)         (65)
  Other items                                                                  (90)         (47)
                                                                           -------      -------
    Gross deferred tax liabilities                                          (1,206)      (1,030)
                                                                           -------      -------
      Net deferred tax asset                                               $   905      $ 1,104
                                                                           -------      -------
                                                                           -------      -------

No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                                           1998          1997        1996
                                                          -------      --------     -------
Income tax calculated at statutory rate (34%)             $ 3,608      $ 3,474      $ 2,904
Add (subtract) tax effect of:
  Tax-exempt income, net of disallowed interest expense      (380)        (431)        (503)
  State income tax, net of federal tax benefit                 71          156          120
  Other items, net                                              9           10            8
                                                          -------      -------      -------
    Provision for income taxes                            $ 3,308      $ 3,209      $ 2,529
                                                          -------      -------      -------
                                                          -------      -------      -------

     Prior to being merged with the Bank in 1998, the Thrift qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad reserve accumulated in tax years after 1987. These provisions carry forward to the Bank after the merger of the Thrift into the Bank. The


                           NSFC ANNUAL 42 REPORT 1998

                                           NORTHERN STATES FINANCIAL CORPORATION
                                                 NOTE 9 INCOME TAXES (CONTINUED)

related amount of deferred tax liability which must be recaptured is not material. Retained earnings at December 31, 1998 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.


(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION
                                               NOTE 10 - OMNIBUS INCENTIVE PLANS

Information about option grants follows:


                                  Number   Weighted-average
                                of options  exercise price
                                ---------- ----------------
Outstanding, beginning of 1996    35,100    $   8.33
Exercised in 1996                 (9,210)       8.33
                                  ------
Outstanding, end of 1996          25,890        8.32
Exercised in 1997                   (500)       8.40
                                  ------
Outstanding, end of 1997          25,390        8.32
Exercised in 1998                 (6,535)       8.32
                                  ------
Outstanding, end of 1998          18,855        8.32
                                  ------
                                  ------


     The 1992, Omnibus Incentive Plan (the "Plan") authorizes the issuance of up to 375,000 shares of the Company's common stock, including granting of non-qualified stock options, restricted stock and stock appreciation rights.

     Statement of Financial Accounting Standards No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company has not granted any stock options since January 1, 1995. Stock options are used to reward directors and employees and provide them with an additional equity interest. Options are issued for 10 year periods and are fully vested when granted.

     At year-end 1998, options outstanding and exercisable had a weighted average exercise price of $8.32 and a weighted average remaining option life of 3 years.

     A Committee of the Board of Directors at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount of cash equal to the excess, if any, of the fair market value of the Company's common stock which is the subject of such grant over the grant price. As of December 31, 1998 and 1997, 14,990 and 16,240 stock appreciation rights were outstanding at the grant price of $8.32 per share. The Company's expense was $25,000, $114,000 and $70,000 in 1998, 1997 and 1996. The stock appreciation rights will expire during 2002.

                           NSFC ANNUAL 43 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 11 - COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES


     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial condition or results of operations of the Company.

     At year-end 1998 and 1997, reserves of $3,165,000 and $2,735,000 were required as deposits with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest. Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

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

     A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:


                                 1998      1997
                               -------   -------
Unused lines of credit and
 commitments to make loans:
  Fixed rate                   $19,999   $20,388
  Variable rate                 60,009    54,339
                               -------   -------
   Total                       $80,008   $74,727
                               -------   -------
                               -------   -------
  Standby letters of credit    $ 6,598   $ 6,891


Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.00% to 9.00%.


                           NSFC ANNUAL 44 REPORT 1998

  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
                                                           FINANCIAL CORPORATION
                                  NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For loans or deposits and securities sold under repurchase agreements, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance-sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

     The estimated year-end fair values of financial instruments were:

                                                                                       Carrying Value Estimated
1998                                                                                           Fair Value
----                                                                                   ------------------------
Financial assets:
Cash and cash equivalents                                                               $  27,959    $  27,959
Interest-bearing deposits in financial institutions - maturities over 90 days                 100          100
Securities available for sale                                                             200,861      200,861
Loans, net                                                                                240,776      250,721
Direct lease financing                                                                        987        1,001
Accrued interest receivable                                                                 4,408        4,408
Financial liabilities:
Deposits                                                                                $(355,756)   $(356,971)

Securities sold under repurchase agreements and other short-term borrowings               (47,990)     (47,990)
Federal Home Loan Bank term advances                                                      (10,000)       8,482
Advances from borrowers for taxes and insurance                                              (992)        (992)
Accrued interest payable                                                                   (3,951)      (3,951)



                                                                              Carrying Value Estimated
1997                                                                                Fair Value
----                                                                          ------------------------
Financial assets:
Cash and cash equivalents                                                       $  25,506    $  25,506
Interest-bearing deposits in financial institutions - maturities over 90 days         100          100
Securities available for sale                                                     180,672      180,672
Loans, net                                                                        236,794      237,321
Direct lease financing                                                              1,274        1,274
Accrued interest receivable                                                         4,308        4,308
Financial liabilities:
Deposits                                                                        $(347,950)   $(348,346)
Securities sold under repurchase agreements and other short-term borrowings       (38,504)     (38,519)
Federal Home Loan Bank term advances                                               (5,000)      (5,000)
Advances from borrowers for taxes and insurance                                    (1,166)      (1,166)
Accrued interest payable                                                           (3,691)      (3,691)


                           NSFC ANNUAL 45 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 13 - REGULATORY MATTERS

     The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized,although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

     Actual capital levels and minimum required levels were as follows at December 31, 1998 and 1997. The Bank's 1997 information has been restated to reflect the 1998 merger of the Thrift into the Bank.


                                                                                                  Minimum Required to
                                                                      Minimum Required            be Well Capitalized
                                                                       For Capital                Under Prompt Corrective
                                      Actual                           Adequacy Purposes          Action Regulations
                               Amount       Ratio                    Amount          Ratio        Amount           Ratio
                               ------------------                    ---------------------        ------------------------

1998
 Total Capital
   (to risk weighted assets)
  Consolidated                $68,264       21.84%                  $25,004           8.00%        $31,256           10.00%
  Bank                         67,755       21.69                    24,993           8.00          31,241           10.00
 Tier I Capital
   (to risk weighted assets)
  Consolidated                 64,357       20.59                    12,502           4.00          18,753            6.00
  Bank                         63,850       20.44                    12,496           4.00          18,745            6.00
 Tier I Capital
  (to average assets)
 Consolidated                   64,357       13.69                    18,801           4.00          23,501            5.00
 Bank                           63,850       13.59                    18,795           4.00          23,493            5.00
1997
 Total Capital
  (to risk weighted assets)
 Consolidated                 $63,249       21.65%                   $23,376          8.00%        $29,220            10.00%
 Bank                          62,773       21.49                     23,365          8.00          29,206            10.00
Tier I Capital
  (to risk weighted assets)
 Consolidated                  59,597       20.40                     11,688          4.00          17,532             6.00
 Bank                          59,122       20.24                     11,682          4.00          17,524             6.00
Tier I Capital
   (to average assets)
 Consolidated                  59,597       13.71                     17,394          4.00          21,742             5.00
 Bank                          59,122       13.60                     17,388          4.00          21,735             5.00


                           NSFC ANNUAL 46 REPORT 1998

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
                                                         FINANCIAL CORPORATION
                                                  NOTE 13 - REGULATORY MATTERS

     The Company and Bank at year end 1998 and 1997 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations. The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 1998, $9,637,000 of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

                                NOTE 14 - EARNINGS PER SHARE AND CAPITAL MATTERS

     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows (restated for the five-for-one stock split in 1998):


                                       1998        1997        1996
                                    ---------   ---------   ---------
Average outstanding common shares   4,449,996   4,446,450   4,444,565
Effect of stock options                 9,987       9,055       7,320
                                    ---------   ---------   ---------
Average outstanding shares for
diluted earnings per share          4,459,983   4,455,505   4,451,885
                                    ---------   ---------   ---------
                                    ---------   ---------   ---------


     On April 23, 1998, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the authorized common shares and effect a five-for-one stock split through a reduction in the common stock par value. All prior period earnings per share and dividends per share information has been restated to reflect the five-for-one stock split. Information related to stockholders' equity at December 31, 1998 and 1997 was as follows:




                                  1998         1997
                                ---------   ---------
Par value per share             $    0.40   $    2.00
Authorized shares               6,500,000   1,750,000
Issued and outstanding shares   4,453,400     889,373


                           NSFC ANNUAL 47 REPORT 1998

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 & 1996
NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements. The 1997 and 1996 information has been restated to reflect the 1998 merger of the Thrift into the Bank.

Condensed Balance Sheets


December 31,                                                                  1998        1997
------------                                                                  ----        ----
Assets
Cash on deposit at subsidiary bank - noninterest bearing                     $   775     $   874
Interest-bearing deposits in unaffiliated bank                                    38          36
                                                                             -------     -------
  Total cash and cash equivalents                                                813         910
Investment in wholly-owned subsidiary Equity in underlying book value of
  Bank of Waukegan                                                            64,488      59,591
  Goodwill, net                                                                  118         129
                                                                             -------     -------
    Total investment in subsidiary                                            64,606      59,720
Other assets                                                                      51         108
                                                                             -------     -------
    Total assets                                                             $65,470     $60,738
                                                                             -------     -------
                                                                             -------     -------
Liabilities and Stockholders' Equity
Accounts payable and other liabilities                                       $   357     $   543
Stockholders' equity                                                          65,113      60,195
                                                                             -------     -------
  Total liabilities and stockholders' equity                                 $65,470     $60,738
                                                                             -------     -------
                                                                             -------     -------

Condensed Statements of Income


Years ended December 31,                                                     1998       1997      1996
------------------------                                                     ----       ----      ----
Operating income
  Dividends from Bank                                                       $2,677     $2,124     $1,745
  Interest income                                                                2          1          1
                                                                            ------     ------     ------
    Total operating income                                                   2,679      2,125      1,746
Operating expenses                                                             160        218        214
                                                                            ------     ------     ------
Income before income taxes and equity in undistributed earnings of Bank      2,519      1,907      1,532
Income tax benefit                                                              57         80         78
                                                                            ------     ------     ------
Income before equity in undistributed earnings of Bank                       2,576      1,987      1,610
Equity in undistributed earnings of Bank                                     4,728      5,023      4,401
                                                                            ------     ------     ------
  Net income                                                                $7,304     $7,010     $6,011
                                                                            ------     ------     ------
                                                                            ------     ------     ------

Condensed Statements of Cash Flows


Years ended December 31,                                                         1998         1997         1996
------------------------                                                         ----         ----         ----
Cash flows from operating activities
    Net income                                                                  $ 7,304      $ 7,010      $ 6,011
  Adjustments to reconcile net income to net cash from operating activities
    Equity in undistributed earnings of Bank                                     (4,728)      (5,023)      (4,401)
    Goodwill amortization                                                            11           11           10
    (Increase) decrease in other assets                                              77          311         (149)
    Increase (decrease) in other liabilities                                       (144)        (111)         208
                                                                                -------      -------      -------
    Net cash from operating activities                                            2,520        2,198        1,679
Cash flows from financing activities
  Exercise of stock options                                                          54            4           77
  Dividends paid                                                                 (2,671)      (2,134)      (1,779)
                                                                                -------      -------      -------
  Net cash from financing activities                                             (2,617)      (2,130)      (1,702)
                                                                                -------      -------      -------
Increase (decrease) in cash and cash equivalents                                    (97)          68          (23)
Cash and cash equivalents at beginning of year                                      910          842          865
                                                                                -------      -------      -------
Cash and cash equivalents at end of year                                        $   813      $   910      $   842
                                                                                -------      -------      -------
                                                                                -------      -------      -------

                                NSFC ANNUAL 48 REPORT 1998

         (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN
                                                    STATES FINANCIAL CORPORATION

NOTE 16 - OTHER COMPREHENSIVE INCOME

     Other comprehensive income components and related taxes were as follows:


                                                                          1998      1997      1996
                                                                          ----      ----      ----
Unrealized holding gains (losses) on securities available for sale        $277      $ 797      $ (833)
Less reclassification adjustments for gains later recognized in income       0          0          (5)
                                                                          ----      -----       -----
Net unrealized gains (losses)                                              277        797        (838)
Tax effect                                                                (108)      (319)        339
                                                                         ------     ------     --------
  Other comprehensive income (loss)                                      $ 169      $ 478      $ (499)
                                                                         ------     ------     --------
                                                                         ------     ------     --------

                                                NOTE 17 - SEGMENT INFORMATION

     The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, investments, and deposits provide the revenues in the banking operation, servicing fees and loan sales provide the revenues in mortgage banking, and trust fees provide the revenues in trust operations. All operations are domestic.

     Management began evaluating mortgage banking as a separate segment in August, 1998. The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments, and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 1998, 1997 or 1996.

     Information reported internally for performance assessment follows.



1998                                                        Other             Total
                                          Banking         Segments           Segments
                                          -------         --------           --------
Net interest income                        $ 17,310         $ 0              $ 17,310
Provision for loan losses                        10           0                    10
Other revenue                                 1,833       1,102                 2,935
Other expenses                                8,656         967                 9,623
                                           --------       -----              --------
Segment profit                             $ 10,477       $ 135              $ 10,612
                                           --------       -----              --------
                                           --------       -----              --------

1997
                                                          Other                Total
                                          Banking        Segments             Segments
                                          -------        --------             --------
Net interest income                        $ 17,144        $ 0              $ 17,144
Provision for loan losses                       480          0                   480
Other revenue                                 2,062        625                 2,687
Other expenses                                8,668        464                 9,132
                                           --------      -----              --------
Segment profit                             $ 10,058      $ 161              $ 10,219
                                           --------      -----              --------
                                           --------      -----              --------

1996
                                                          Other                Total
                                          Banking       Segments              Segments
                                          --------      --------              --------
Net interest income                        $ 16,863        $ 0              $ 16,863
Provision for loan losses                     1,190          0                 1,190
Other revenue                                 2,716        523                 3,239
Other expenses                                9,848        524                10,372
                                           --------      -----              --------
Segment profit                               $8,541       $ (1)             $  8,540
                                           --------      -----              --------
                                           --------      -----              --------


                              NSFC ANNUAL 49 REPORT 1998

NORTHERN STATES FINANCIAL CORPORATION
STOCKHOLDER INFORMATION

     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 22, 1999 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year's meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board and Chief Executive Officer, at Northern States Financial Corporation.

     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation's Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

     For Further Information: Stockholders and prospective investors are welcome to call or write Northern States Financial Corporation with questions or requests for additional information. Please direct inquiries to:

                          Thomas M. Nemeth
                          Vice President & Treasurer
                          Northern States Financial Corporation
                          1601 N. Lewis Avenue
                          Waukegan, Illinois 60085
                          (847) 244-6000 ext. 269

     Transfer Agent, Registrar & Dividend Disbursements: Stockholders with a change of address or related inquiries should contact:

                          Firstar Bank Milwaukee, NA
                          Investors Services Unit
                          1555 N. Rivercenter Dr., Suite 301
                          Milwaukee, Wisconsin 53212
                          (800) 637-7549

     Quarterly Calendar: The Company operates on a fiscal year ending December
31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 1999:

                 Half             Record Date        Payment Date
                 ----             -----------        ------------
                 First               May 17             June 1
                Second             November 15         December 1

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

     As of December 31, 1998 there were 6,500,000 common shares authorized; 4,453,400 common shares were outstand-ing, held by approximately 450 registered stockholders.

     As of February 28, 1999, the following securities firms indi-cated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as mar-ket makers:

                         Herzog, Heine, Geduld, Inc.
                         Miami, Florida
                         (800) 966-7022 or (305) 932-5880

                         Howe Barnes Investments, Inc.
                         Chicago, Illinois
                         (800) 800-4693 or (312) 655-2946

                         Knight Securities, Inc.
                         Jersey City, New Jersey
                         (888) 302-9197 or (212) 336-8861

     Price Summary: The following schedule details our stock's quarter ending bid and ask price restated to reflect the five-for- one stock-split which occured in May of 1998.


                       1998                1997
                     ---------          ----------
                  BID        ASK       BID       ASK
                  ---        ---       ---       ---
Quarter Ended:
  March 31        $32        $33 5/8  $17 5/8   $18 5/8
  June 30          34 1/2     34 3/4   17 3/8    18 3/8
  September 30     27 1/4     27 5/8   19        20
  December 31      24 5/8     25       23 3/8    26 1/8



                                   1999
                                   ----
                             BID           ASK
                             ---           ---

For the First Quarter:
  (through March 1, 1999)  $ 22 1/2      $ 22 3/4


     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company's formation in 1984 and have been increased each year since then. The table below shows semi-annual cash div-idends per share for the past seven years. Dividends have been restated to reflect the five-for-one stock split which occurred in May of 1998.


                           June 1                   December 1              Total
1994                       $ .14                     $ .15                  $ .29
1995                         .16                       .17                    .33
1996                         .19                       .21                    .40
1997                         .23                       .25                    .48
1998                         .28                       .32                    .60

Independent Auditors
Crowe, Chizek and Company LLP
Oak Brook, Illinois


                            NSFC ANNUAL 50 REPORT 1998