Form 10-K405, Exhibit 13
period 1999-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2000-03-28
CIK 744485

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

($ 000s, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED DECEMBER 31,                         1999          1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
 INCOME STATEMENT DATA:
 Interest income..........................................$  32,778     $  34,206      $ 32,759      $ 31,671        30,893
 Interest expense.........................................   15,005        16,896        15,615        14,808        14,705
                                                          -----------------------------------------------------------------
 Net interest income......................................   17,773        17,310        17,144        16,863        16,188
 Provision for loan losses................................        0            10           480         1,190         1,480
                                                          -----------------------------------------------------------------
 Net interest income after provision for loan losses......   17,773        17,300        16,664        15,673        14,708
 Noninterest income.......................................    3,501         2,935         2,687         3,239         2,702
 Noninterest expenses.....................................    9,779         9,623         9,132        10,372        10,433
                                                          -----------------------------------------------------------------
 Income before income taxes...............................   11,495        10,612        10,219         8,540         6,977
 Provision for income taxes...............................    3,611         3,308         3,209         2,529         2,040
                                                          -----------------------------------------------------------------
 NET INCOME...............................................$   7,884     $   7,304      $  7,010      $  6,011      $  4,937
                                                          =================================================================
 BALANCE SHEET DATA:
 Cash, noninterest bearing................................$  16,740     $  15,176      $ 14,200      $ 15,247      $ 18,119
 Investments (2)..........................................  196,944       213,744       192,078       166,585       171,125
 Loans, net...............................................  242,794       240,776       236,794       227,814       220,865
 Direct lease financing...................................    2,138           987         1,274           999           622
 All other assets.........................................   18,065        15,238        14,640        15,919        17,160
                                                          -----------------------------------------------------------------
 TOTAL ASSETS.............................................$ 476,681     $ 485,921      $458,986      $426,564      $427,891
                                                          =================================================================

 Deposits.................................................$ 334,251     $ 355,756      $347,950      $328,795      $327,555
 Other borrowings.........................................   70,436        47,990        38,504        36,758        43,278
 Federal Home Loan Bank advance...........................        0        10,000         5,000             0             0
 All other liabilities....................................    6,460         7,062         7,337         6,176         6,053
 Stockholders' equity.....................................   65,534        65,113        60,195        54,835        51,005
                                                          -----------------------------------------------------------------
 Total Liabilities & Stockholders' Equity.................$ 476,681     $ 485,921      $458,986      $426,564      $427,891
                                                          =================================================================
 PER SHARE DATA: (4)
 Basic earnings per share.................................$    1.77     $    1.64      $   1.58      $   1.35      $   1.11
 Diluted earnings per share...............................     1.77          1.64          1.57          1.35          1.11
 Cash dividends declared..................................      .75          0.60          0.48          0.40          0.33
 Book value (at end of year)..............................    14.70         14.63         13.54         12.33         11.49
 SELECTED FINANCIAL AND OTHER RATIOS:
 Return on average assets (1).............................     1.67%         1.55%         1.61%         1.43%         1.21%
 Return on average equity (1).............................    12.05         11.66         12.28         11.47         10.15
 Average stockholders' equity to average assets (1).......    13.84         13.29         13.13         12.47         11.93
 Tax equivalent interest rate spread......................     3.26          3.06          3.39          3.64          3.62
 Tax equivalent net interest income to average
   earning assets (1).....................................     4.11          3.99          4.33          4.50          4.46
 Non-performing assets to total assets....................     0.72          1.36          0.78          0.94          2.25
 Dividend payout ratio (3)................................    42.42         36.57         30.44         29.60         29.63



(1) - Does not reflect impact of unrealized gains (losses) on securities available for sale on average balances.
(2) - Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale.
(3) - Total cash dividends divided by net income.
(4) - Information prior to 1998 was restated to reflect five-for-one stock split.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following is a discussion and analysis of Northern States Financial Corporation's (the "Company") financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this report. The Company has one wholly owned subsidiary, the Bank of Waukegan (the "Bank"). During 1998, the Company received approval from the applicable regulatory agencies to merge First Federal Bank, fsb, (the "Thrift"), a wholly owned subsidiary of the Company, into the Bank. The Bank is a commercial banking company that provides traditional banking services, including mortgage and trust services, to corporate, retail and civic entities in the market.


14  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                          OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

   The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans that the Bank funds, and the reserves against deposits which the Bank must maintain.

   The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words "believe", "expect", "intend", "estimate" or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company's actual results in 2000 and beyond to differ materially from those expressed in any such forward-looking statements.

--------------------------------------------------------------------------------
           TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES
--------------------------------------------------------------------------------


 ($ 000s)
------------------------------------------------------------------------------------------------------------------------------
  FOR THE YEARS ENDED DECEMBER 31,           1999                              1998                             1997
------------------------------------------------------------------------------------------------------------------------------
                                AVERAGE                          AVERAGE                          AVERAGE
                                BALANCE    INTEREST    RATE      BALANCE     INTEREST    RATE     BALANCE     INTEREST   RATE
                              ------------------------------------------------------------------------------------------------
ASSETS

 Loans (1) (2) (3)............$ 244,039    $ 20,896    8.56%    $242,020    $  21,903    9.05%   $ 241,019    $ 22,343    9.27%
 Taxable securities (5).......  175,146      10,663    6.00      167,117       10,263    6.16      132,128       8,411    6.34
 Securities exempt from
   federal income taxes (2) (5)  20,754       1,568    7.68       19,552        1,543    8.18       21,301       1,741    8.38
 Interest bearing deposits
   in financial institutions..      296          16    5.41          428           25    5.84          617          35    5.67
 Federal funds sold...........    6,171         298    4.83       21,157        1,135    5.36       17,437         965    5.53
                              ------------------------------------------------------------------------------------------------
   Interest earning assets....  446,406      33,441    7.46      450,274       34,869    7.76      412,502      33,495    8.12
 Noninterest earning assets...   26,293                           20,823                            22,344
                              ---------                         --------                         ---------
   Average assets (4).........$ 472,699                         $471,097                         $ 434,846
                              =========                         ========                         =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
 NOW deposits.................$  46,403       1,204    2.59     $ 39,310        1,157    2.94    $  37,672       1,120    2.97
 Money market deposits........   40,557       1,416    3.49       42,400        1,656    3.91       41,945       1,672    3.99
 Savings deposits.............   45,553       1,275    2.80       44,067        1,311    2.98       44,458       1,322    2.97
 Time deposits................  169,901       8,526    5.02      188,365       10,413    5.53      171,149       9,714    5.68
 Other borrowings.............   54,852       2,584    4.71       45,582        2,359    5.18       35,082       1,787    5.09
                              ------------------------------------------------------------------------------------------------
   Interest bearing
     liabilities..............  357,266      15,005    4.20      359,724       16,896    4.70      330,306      15,615    4.73
                                           ----------------                 -----------------                 ----------------
 Demand deposits..............   43,128                           40,254                            40,112
 Other noninterest
   bearing liabilities........    6,886                            8,500                             7,341
 Stockholders' equity.........   65,419                           62,619                            57,087
                              ---------                         --------                         ---------
   Average liabilities and
      stockholders' equity....$ 472,699                         $471,097                         $ 434,846
                              =========                         ========                         =========
   Net interest income........             $ 18,436                         $  17,973                         $ 17,880
                                           ========                         =========                         ========
   Net yield on interest
      earning assets..........                         4.11%                             3.99%                            4.33%
                                                      =====                             =====                            =====
   Interest bearing liabilities
      to earning assets ratio.                        80.03%                            79.89%                           80.07%
                                                      =====                             =====                            =====


(1) - Interest income on loans includes loan origination and other fees of $353 for 1999, $475 for 1998 and $492 for 1997. Average loans include direct lease financing.
(2) - Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.
(3) - Non-accrual loans are included in average loans.
(4) - Average balances are derived from the average daily balances.
(5) - Rate information was calculated based on the average amortized cost for securities. The 1999, 1998, and 1997, average balance information includes an average unrealized gain (loss) for taxable securities of $(2,425), $397 and $(526). The 1999, 1998, and 1997 average balance information includes an average unrealized gain (loss) of $344, $682, and $530 for tax-exempt securities.





                                                    NSFC ANNUAL REPORT 1999  15

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
NET INTEREST INCOME
--------------------------------------------------------------------------------

Table 1, "Analysis of Average Balances, Tax Equivalent Yields and Rates", shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

   Interest income is the primary source of revenue for the Company. It comprised 90.4% of the Company's total revenues in 1999, 92.1% in 1998 and 92.4% in 1997.

   Net interest income is the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. In Table 1, interest income on non-taxable securities and loans has been adjusted to be fully tax equivalent to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities.

   Several factors affect net interest income, one of which is changes in interest rates that are generally indicated by the changes in the prime lending rate. The prime rate was stable at 7.75% during the first half of 1999 and increased during the third quarter to 8.25% and during the fourth quarter to 8.50%. The average weighted prime lending rate in 1999 was 8.02%, a decrease of 34 basis points from 8.36% in 1998, and was 8.44% in 1997. This decline in general interest rates is evidenced by the decline in average rates earned on taxable securities in 1999 that decreased 16 basis points to 6.00% from 1998 levels after decreasing 18 basis points in 1998 from 1997. Rates on federal funds sold in 1999 declined 53 basis points from 1998 after decreasing 17 basis points in 1998 from 1997. Although average rates in 1999 were below 1998 levels, rates during 1999 began to rise, especially during the second half of the year. It is expected that interest rates on average will be higher in 2000 than in 1999.

   Another major factor affecting the net interest margin is rates earned on loans. Table 1 shows that rates earned on average loans decreased to 8.56% in 1999 from 9.05% in 1998 after declining in 1998 from 9.27% in 1997. The yields on loans during 1999 decreased 49 basis points from 1998 in part as a consequence of the 34 basis point decline of the average prime lending rate in 1999. Another factor impacting the overall decline in loan rates was competitive pressures that caused loan rates to decline. It is expected that competitive pressures will continue to affect loan pricing in 2000. Loan rates in 1998 declined 22 basis points from 1997, primarily as a result of competition and the decline in the prime rate.

   The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets. This percentage declined slightly for the Company during 1999 to 94.44% compared to 95.58% in 1998 and 94.86% in 1997. The reasons for this slight decline are that the upswing in rates during the second half of 1999 caused the carrying value of the Bank's securities to decline and the Bank, because of potential customer Y2K concerns, kept higher levels of cash on hand toward the end of the year.

   As indicated in Table 1, the Company's net interest income on a fully tax equivalent basis rose in 1999 to $18,436,000, an increase of $463,000 from 1998. The primary reason for the 1999 increase in net interest income was the increase in the interest rate spread. The interest rate spread is the yield earned on interest earning assets less rates paid on interest bearing liabilities. The interest rate spread increased to 3.26% in 1999 as compared to 3.06% in 1998 and 3.39% in 1997. Increases to the interest rate spread have a positive impact on net interest income.

   Rates on interest earning assets declined by 30 basis points to 7.46% in 1999 from 7.76% in 1998 after declining 36 basis points in 1998 from 1997. Rates on interest bearing liabilities declined to a greater extent than the rates on interest earning assets during 1999 creating the increased interest rate spread. Rates on interest bearing liabilities decreased 50 basis points to 4.20% in 1999 from 4.70% in 1998 after declining only 3 basis points in 1998 from 1997. Rates on NOW, money market and savings deposits were 35, 42 and 18 basis points lower in 1999 than in 1998 after remaining relatively stable in 1998 compared to 1997. Rates on NOW and money market deposits were lowered during the fourth quarter of 1998 and rates on NOW deposits were lowered a second time during the second quarter of 1999 along with the rates paid on savings deposits. As market interest rates in general increased during the second half of 1999, evidenced by the increases in prime rate, rates on NOW, money market and savings deposits were not increased. Average time deposits rates were lower in 1999 than in 1998 by 51 basis points compared to a decrease of only 15 basis points in 1998 compared to 1997. Rates offered for time deposits increased during the second half of 1999 but the average rates on time deposits declined in 1999 compared to 1998. Many of the time deposits opened in 1998 that had 1999 maturity dates and time deposits opened during the first half of 1999 were opened at lower interest rates causing the 1999 average rates on time deposits to decline compared to 1998. It is expected that the average time deposit rates in 2000 will be higher compared to 1999, as many time deposits opened in the second half of 1999 at higher rates will remain open until maturity in 2000. The lower average rates on time deposits in 1999 is also due in part to management choosing in some cases not to match higher competitive rates offered on time deposits of $100,000 and over. Rates paid on other borrowings declined 47 basis points in 1999 from 1998 after increasing 9 basis points in 1998 from 1997.

   Another factor influencing net interest income is the "interest bearing liabilities to earning assets ratio" as shown in Table 1. This ratio indicates how many cents of each dollar of earning assets are funded by an interest bearing liability. As Table 1 shows, this relationship has increased to 80.03% in 1999 from 79.89% in 1998, which was lower than 1997's ratio of 80.07%. An increase in this ratio has a negative impact on net interest income.

   The mix of assets and liabilities also affects net interest income. Average loans as a percentage of earning assets increased to 54.7% in 1999 as compared to 53.8% in 1998 and 58.4% in 1997. As loans as a percentage of earning assets increases there is a positive impact on yields earned on earning assets as loans normally earn higher yields than securities.

   In 1999, total average interest bearing deposits decreased $11.7 million from 1998 levels after increasing $18.9 million in 1998 from 1997. The 1999 decline in average interest bearing deposits was primarily in time deposits, which decreased $18.5 million,



16 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                 NET INTEREST INCOME (CONTINUED)
--------------------------------------------------------------------------------

while lower cost NOW, money market and savings deposits increased $6.7 million. A portion of the decrease in time deposits was caused by some of the Bank's customers transferring their time deposits of $100,000 or more into repurchase agreement products as these products provide the customer with added security in the form of an investment security pledged by the Company. In some cases the decrease in time deposits was caused by management's choice not to meet higher competitive rates on time deposits of $100,000 or more in order to minimize rates paid on time deposits.

   Average other borrowings were $54.9 million in 1999 consisting primarily of repurchase agreements, advances from the Federal Home Loan Bank and federal funds purchased. Average borrowings increased $9.3 million in 1999 from 1998 after increasing $10.5 million in 1998 from 1997. Average term advances from the Federal Home Loan Bank for 1999 were $5.9 million and were paid off by year-end. Federal funds purchased averaged $2.0 million during 1999 and were borrowed for short periods of time necessitated by liquidity requirements. The remaining $46.9 million of the average other borrowings were in the form of securities sold under repurchase agreements (repurchase agreements) which the Company continues to offer as an alternative to certificates of deposit. A repurchase agreement is not subject to FDIC insurance and is not subject to reserve requirements, and therefore is less costly to the Company. A repurchase agreement also gives the customer added security for the borrowing in the form of an investment security pledged by the Company. Average repurchase agreements in 1999 were $10.7 million greater than 1998 levels, which had increased $2.0 million from 1997. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

   Interest rates paid on deposits and charged for loans during 1999 remained comparable with other local financial institutions. Management has raised time deposits rates during the second half of 1999 by 80 to 100 basis points as general interest rates have increased. The Bank's time deposits remain competitive except when management chooses not to get involved in a bidding war for deposits. Management expects that during 2000 average rates on time deposits will increase compared to 1999. This may have a negative impact on the Bank's net interest rate spread.

   Many other factors beyond management's control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

   The components of the changes in net interest income are shown in Table 2, "Analysis of Changes in Interest Income and Expense". Table 2 allocates changes in net interest income between amounts attributable to changes in rate and changes in volume for the various categories of interest earning assets and interest bearing liabilities.


--------------------------------------------------------------------------------
                      TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
--------------------------------------------------------------------------------


 ($ 000s)
----------------------------------------------------------------------------------------------------------------
 FOR THE YEAR ENDED DECEMBER 31            1999 COMPARED TO 1998                     1998 COMPARED TO 1997
----------------------------------------------------------------------------------------------------------------
                                           INCREASE (DECREASE)                        INCREASE (DECREASE)
                                                 CHANGE       CHANGE                        CHANGE        CHANGE
                                     TOTAL       DUE TO       DUE TO             TOTAL      DUE TO        DUE TO
                                    CHANGE       VOLUME        RATE             CHANGE      VOLUME         RATE
                                  -------------------------------------------------------------------------------

INTEREST INCOME
 Loans...........................$(1,007)      $  181       $(1,188)         $  (440)     $    92       $ (532)
 Taxable securities..............    400          656         (256)            1,852        2,103         (251)
 Securities exempt from
   federal income taxes..........     25          122          (97)             (198)        (156)         (42)
 Interest bearing deposits
   in financial institutions.....     (9)          (7)          (2)              (10)         (11)           1
 Federal funds sold..............   (837)        (734)        (103)              170          200          (30)
                                 -------------------------------------------------------------------------------
   Total interest income......... (1,428)         218       (1,646)            1,374        2,228         (854)
                                 -------------------------------------------------------------------------------

INTEREST EXPENSE
 NOW deposits....................     47          194         (147)               37           48          (11)
 Money market deposits...........   (240)         (70)        (170)              (16)          18          (34)
 Savings deposits................    (36)          43          (79)              (11)         (12)           1
 Time deposits................... (1,887)        (972)        (915)              699          957         (258)
 Other borrowings................    225          450         (225)              572          543           29
                                 -------------------------------------------------------------------------------
   Total interest expense........ (1,891)        (355)      (1,536)            1,281        1,554         (273)
                                 -------------------------------------------------------------------------------
NET INTEREST INCOME..............$   463       $  573       $ (110)          $    93      $   674       $ (581)
                                 ===============================================================================


Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis. Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.





                                                    NSFC ANNUAL REPORT 1999  17

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
TABLE 3 SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------



($ 000s)
----------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                1999                      1998                      1997
----------------------------------------------------------------------------------------------------------------
                                               % OF TOTAL                % OF TOTAL                 % OF TOTAL
                                      AMOUNT    PORTFOLIO       AMOUNT    PORTFOLIO        AMOUNT    PORTFOLIO
                                     ---------------------------------------------------------------------------
U.S. Treasury........................$  4,998     2.54%        $ 13,109      6.53%        $ 14,031     7.77%
Government agencies and corporations. 162,091    82.41          152,440     75.89          128,872    71.33
States & political subdivisions......  20,710    10.53           23,428     11.67           22,408    12.40
Mortgage-backed securities...........   6,712     3.41            9,728      4.84           13,123     7.26
Equity securities....................   2,173     1.11            2,156      1.07            2,238     1.24
                                     ---------------------------------------------------------------------------
     Total securities available
       for sale......................$196,684   100.00%        $200,861    100.00%        $180,672   100.00%
                                     ===========================================================================


As of December 31, 1999, the Company had no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB), the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA), and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders' equity. Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of consolidated stockholders' equity, none of the holdings from individual municipal issuers exceed this threshold.

The Company holds local municipal bonds which, although not rated, are considered low risk investments.

--------------------------------------------------------------------------------
SECURITIES
--------------------------------------------------------------------------------

All securities of the Company at December 31, 1999 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

   The securities portfolio decreased $4.2 million at year-end 1999 from 1998, after an increase of $20.2 million at year-end 1998 from 1997. However, average securities, as shown in Table 1, increased $9.2 million in 1999 from 1998. Table 1 shows that the average federal funds sold decreased $15.0 million in 1999 from 1998 resulting in the increase in average securities. This shift occurred in order to maximize yields on interest earning assets as securities earn higher rates than federal funds sold. Holdings of U.S. Treasury securities declined $8.1 million at December 31, 1999 compared to December 31, 1998. U.S. Government agency issues increased by $9.7 million, to $162.1 million, at December 31, 1999, from $152.4 million at December 31, 1998. The increase in U.S. Government agency issues is the result of the Company investing in higher yielding agency issues that often have call provisions in order to maximize yields on the Company's securities portfolio while helping to minimize state income taxes. As can be seen in Table 3, "Securities Available for Sale", U.S. Government agency securities increased to 82.4% of the total portfolio at year-end 1999, from 75.9% in 1998 and 71.3% in 1997.

   Another reason for the growth in U.S. Government agency securities is that the Company attempts to keep at least half of its portfolio in U.S. Treasury and U.S. Government agency issues, as indicated for all periods reported in Table 3. This assists the Company in managing its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury


18 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                          SECURITIES (CONTINUED)
--------------------------------------------------------------------------------

and U.S. Government agency issues comprised over 84% of the total portfolio at December 31, 1999.

   Holdings of securities issued by states and political subdivisions, of which over 90% are tax-exempt, decreased by $2.7 million to $20.7 million at December 31, 1999. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase "bank qualified" tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy.

   The Company, at December 31, 1999, has 3.4% of its securities portfolio invested in mortgage-backed securities. Mortgage-backed securities balances at December 31, 1999 were $6.7 million, a decrease of $3.0 million from the previous year, which reflects principal reductions. These principal reductions are made to the mortgage-backed securities as borrowers make scheduled principal payments on the mortgages that underlie these securities.

   The Company's equity securities totaled $2.2 million at December 31, 1999 and consisted of Student Loan Marketing Association (SLMA) and Federal Home Loan Bank (FHLB) stock.

   Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, typically accomplished through the maturities of investments purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 1999 are shown in Table 4, "Securities Maturity Schedule & Yields".

--------------------------------------------------------------------------------
                                   TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS
--------------------------------------------------------------------------------


                                               GREATER THAN 1 YR. GREATER THAN 5YRS.
 SECURITIES AVAILABLE FOR SALE LESS THAN OR    AND LESS THAN OR   AND LESS THAN OR      GREATER
 ($ 000s)                      EQUAL TO 1 YR.  EQUAL TO 5 YRS.    EQUAL TO 10 YRS.     THAN 10 YRS.            TOTALS
 As of December 31, 1999     BALANCE   YIELD   BALANCE    YIELD   BALANCE   YIELD    BALANCE    YIELD   BALANCE      YIELD
===========================================================================================================================
U.S. Treasury................$ 4,000   5.54%   $    998   6.16%   $      0   0.00%   $      0   0.00%   $  4,998      5.66%

U.S. Government agencies
    and corporations ......... 2,998   5.86     138,321   6.00      20,772   6.52           0   0.00     162,091      6.06

States & political
    subdivisions (1) ......... 5,392   7.89      12,359   7.70       2,959   6.76           0   0.00      20,710      7.62

Mortgage-backed securities (2)     0   0.00       1,150   6.08       1,342   7.29       4,220   6.31       6,712
                                                                                                                      6.47

Equity securities ............ 1,457   6.30         716   5.33           0   0.00           0   0.00       2,173      5.98
                             ----------------------------------------------------------------------------------------------
       Total.................$13,847   6.60%   $153,544   6.14%   $ 25,073   6.59%   $  4,220   6.31%   $196,684      6.23%
                             ==============================================================================================

(1) - The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2) - Mortgage-backed securities reflect the contractual maturity of the related instrument.



                                                      NSFC ANNUAL REPORT 1999 19

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
TABLE 5 LOAN PORTFOLIO
--------------------------------------------------------------------------------

 ($ 000s)
As of December 31                      1999           1998        1997         1996          1995
======================================================================================================
Commercial........................$      60,570    $  64,043    $  54,701    $  50,762    $  53,886
Real estate-construction ..........      21,813       17,328       26,768       26,905       23,720
Real estate-mortgage ..............     142,016      141,241      138,134      133,566      126,268
Home equity .......................      17,259       15,579       14,722       12,986       11,673
Installment .......................       6,957        8,530        8,544        9,203       10,903
                                   ----------------------------------------------------------------
  Total loans .....................     248,615      246,721      242,869      233,422      226,450
Unearned income ...................         (69)         (99)        (154)        (240)        (370)
Deferred loan fees ................        (384)        (413)        (491)        (529)        (701)
                                   ----------------------------------------------------------------
  Loans, net of unearned income
  and deferred loan fees ..........     248,162      246,209      242,224      232,653      225,379
Allowance for loan losses .........      (5,368)      (5,433)      (5,430)      (4,839)      (4,514)
                                   ----------------------------------------------------------------
     Loans, net...................$     242,794    $ 240,776    $ 236,794    $ 227,814    $ 220,865
                                   ================================================================

The Company had no foreign loans outstanding at December 31, 1999.

--------------------------------------------------------------------------------
LOAN PORTFOLIO
--------------------------------------------------------------------------------



   Loan growth remained flat during 1999 as competition by financial institutions for loans continued. As shown in Table 5, "Loan Portfolio", gross loans increased $1,894,000 or .8% at year-end 1999, following an increase of $3,852,000 or 1.6% in 1998. Table 1 shows that average loans in 1999 were $244,039,000, an increase of only $2,019,000 or .8% over the average loans in 1998 compared to an increase to average loans in 1998 of $1,001,000 or .4% over 1997 levels.

   Commercial loans at year-end decreased $3.4 million to $60.6 million as of December 31, 1999 after increasing $9.3 million in 1998. The decline in commercial loans during 1999 reflects the strong competition from other financial institutions for such loans.

   The real estate construction loan portfolio increased $4.5 million during 1999, with balances at December 31, 1999 of $21.8 million compared to $17.3 million for 1998. The Company has developed an expertise in construction lending and has developed a portfolio of construction and construction-related loans. The construction portfolio consists of loans to residential builders and housing developers and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the company doing the construction. Construction loans are generally made on properties that are under sales contracts. Loans are secured by first lien positions on the real estate and have loan to value ratios between 50% - 75% of appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years. The Company attempts to minimize the risk of construction lending by granting credit to established customers experienced in the construction industry.

   The mortgage loan portfolio increased by $775,000 at December 31, 1999 as compared to 1998, as shown in Table 5. During 1998 real estate mortgage loans had increased $3,107,000 from year-end 1997. A large percentage of the mortgage loan portfolio is for commercial use and purposes where real estate is used as collateral for the loan. Many of the Company's construction loans become part of the mortgage loan portfolio upon completion of the construction projects for commercial purpose buildings. These commercial related mortgages are primarily made at fixed rates with call features after five years.

   The Bank has a mortgage banking operation that historically originated and sold home mortgages on the secondary market. During 1999 $11.6 million in loans were originated by the Bank for sale on the secondary market compared to $28.5 million in 1998. Currently, the Bank primarily takes and processes loan applications for home mortgages that are then "table funded" by the institution that ultimately will fund and own the loan, with the Bank receiving a fee. During 1999 $14.7 million in loans were processed through "table funding" arrangements as compared to $16.5 million during 1998. Increased home mortgage rates during 1999 slowed demand for mortgages and accounts for the lesser volume in 1999 compared to 1998.



20 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                      LOAN PORTFOLIO (CONTINUED)
--------------------------------------------------------------------------------

   Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated market value in the aggregate. The sale generally occurs approximately three days after funding. During 1999, $2,520,000 in loans held for sale were transferred to the loan portfolio at the lower of cost or estimated market value with no resulting loss. On December 31, 1999 there were no loans held for sale compared to $5,799,000 on December 31, 1998 that were classified with real estate mortgage loans.

   The Bank's mortgage banking operation no longer retains servicing on mortgages funded by the Bank that are sold on the secondary market. The Bank still services mortgage loans funded and sold in previous years, which generates additional fee income. The unpaid principal balances of these loans at December 31, 1999 and 1998 were $48.1 million and $60.3 million.

   Home equity loans are a product that allows consumers to use the equity in their homes to finance purchases and may receive an interest deduction on their tax return. The possible interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to grow in the future. The home equity portfolio continued to grow during 1999 with balances of approximately $17.3 million at December 31, 1999, an increase of 10.8% from December 31, 1998 levels which had increased 5.8% from 1997.

   Installment loans totaled $7.0 million at year-end 1999 decreasing $1.6 million from 1998 levels after maintaining consistent balances during 1998 and 1997. As a part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing alternatives for the purchase of automobiles and other consumer goods.

   The Company has a small direct lease financing portfolio, which increased in 1999 to $2,138,000 from $987,000 in 1998. While the Company does not presently solicit leasing business, the Company does occasionally make leases to provide customers with financial alternatives.

   Table 5 shows the year-end balance of loans outstanding by loan purpose for each of the last five years.

--------------------------------------------------------------------------------
                                                               MATURITY OF LOANS
--------------------------------------------------------------------------------


   Table 6, "Loan Maturity Schedule", highlights the maturity distribution of the Company's commercial and real estate construction loan portfolio.

   The short-term sensitivity of the commercial and real estate construction loan portfolio to interest rate changes is reflected in the fact that approximately 53.8% of the loans scheduled to mature or subject to rate change occur within one year. Of the remaining loans maturing beyond one year, 51.5% of that total are loans subject to immediate repricing.

--------------------------------------------------------------------------------
                                                  TABLE 6 LOAN MATURITY SCHEDULE
--------------------------------------------------------------------------------

                                                                 GREATER THAN
 ($ 000s)                                         LESS THAN OR  1 YR. AND LESS THAN GREATER THAN
 AS OF DECEMBER 31, 1999                        EQUAL TO 1 YR.  OR EQUAL TO 5 YRS.    5 YRS.      TOTAL
=========================================================================================================
Commercial.......................................$    25,309         $22,596        $12,665       $60,570
Real estate-construction .........................    18,974           1,839          1,000        21,813
                                                  -------------------------------------------------------
  Total..........................................$    44,283         $24,435        $13,665       $82,383
                                                  =======================================================
Percent of total .................................     53.75%          29.66%         16.59%       100.00%
                                                  =======================================================

 Commercial and construction loans maturing after one year:
   Fixed rate..............$  18,466
   Variable rate...........   19,634
                           ---------
   Total...................$  38,100
                           =========
Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.


                                                      NSFC ANNUAL REPORT 1999 21

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
NON-PERFORMING ASSETS
--------------------------------------------------------------------------------


   Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans, which include impaired loans, are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total non-performing loans at December 31, 1999 were $815,000, decreasing from $4,117,000 at December 31,1998 after increasing during 1998 from $1,006,000 at December 31, 1997.

   Impaired loans are included in non-performing loans and totaled $394,000 and $3,515,000 at December 31, 1999 and December 31, 1998. The Bank considers a loan impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. Interest income recognized on impaired loans in 1999 was $30,000, which was all cash basis income, compared to $84,000 and $36,000 of income recognized on impaired loans in 1998 and 1997.

   Other real estate owned includes assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs.

   Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. As illustrated in Table 7, "Non-performing Assets", non-accrual loans at December 31, 1999 totaled $394,000 compared to $3,804,000 at December 31, 1998, a decrease of $3,410,000.

   Management continues to be conservative in placing loans on non-accrual status. This conservative approach is used to eliminate any unearned interest income that would inflate the Company's earnings. Management will continue its emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

   As Table 7 shows, at December 31, 1999 the Company had $421,000 in loans that were 90 days past due and still accruing interest. These loans at year-end 1999 were fully secured and in the process of collection. This is an increase of $108,000 as compared to $313,000 in loans past due and still accruing interest at December 31, 1998.

   As also shown in Table 7, total non-performing assets during 1999 declined $3,177,000 from the 1998 levels after increasing during 1998 by $3,053,000 from December 31, 1997. The majority of the decrease in non-performing assets during 1999 is the result of one credit in the amount of $3,010,000 that had been on nonaccrual status at year-end 1998. During 1999 this credit, secured by an office building, was foreclosed on and transferred to other real estate owned. During the third quarter of 1999 the Bank sold the property with a resulting gain of $157,000.

   During 1999 another property that the Company carried in its other real estate owned portfolio was sold. At the time of sale this property had an allowance for other real estate losses established prior to 1997 equal to the Company's basis in the property resulting in a carrying value of the property of zero. The sale resulted in a gain of $376,000.

   During 1999 a loan secured by real estate in the amount of $125,000 was foreclosed upon and was transferred to other real estate owned. As a result of these transactions other real estate owned increased during 1999 by $125,000 to a balance of $2,622,000 at December 31, 1999 from $2,497,000 at December 31, 1998.

   On December 31, 1999, one piece of property accounted for approximately 68% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois.

   During 1994, a purchase agreement for the property, along with some neighboring parcels, was negotiated for an amount that satisfies the current carrying value. The option agreement provides for the sale of the property and provides for a fee to be paid to the Bank for the agreement and any 6-month extensions of the agreement. During 1999, the Bank received all option and extension fees at the appropriate time and the agreement remains in force. Conditions necessary to finalize the purchase include approvals from the City of Waukegan and favorable legislative actions by the State of Illinois Senate and House of Representatives. It is still uncertain as to when the state legislature will consider such approval of the required legislation.

   Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

   There were no other interest earning assets at December 31, 1999 that are required to be disclosed as non-performing.





22 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                   TABLE 7 NON-PERFORMING ASSETS
--------------------------------------------------------------------------------

 ($ 000s)
 DECEMBER 31,                                1999      1998      1997      1996      1995
=========================================================================================
 LOANS
 Non-accrual status ....................$     394    $3,804    $1,003    $1,108    $5,692
 90 days or more past due, still
    accruing............................      421       313         3        58     1,653
                                        -------------------------------------------------
    Total non-performing loans .........      815     4,117     1,006     1,166     7,345
 Other real estate owned ...............    2,622     2,497     2,555     2,846     2,311
                                        ------------------------------------------------
    Total non-performing assets ........$   3,437    $6,614    $3,561    $4,012    $9,656
                                        =================================================
 Non-performing loans as a percentage
   of total loans, net of unearned
   income and deferred loan fees .......     0.33%     1.67%     0.42%     0.50%     3.24%
 Non-performing assets as a
   percentage of total assets ..........     0.72      1.36      0.78      0.94      2.25
 Non-performing loans as a percentage
   of the allowance for loan losses ....    15.18     75.78     18.53     24.10    161.74


Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. Impaired Loans - At December 31, 1999, 1998, 1997 and 1996 impaired loans totaled $394, $3,515, $754 and $828 and are included in non-accrual loans. Potential Problem Loans - At December 31, 1999 there were no other loans classified as problem loans that are not included above. Other Problem Assets - At December 31, 1999, there were no other assets classified as problem assets other than the loans and other real estate owned shown above.

--------------------------------------------------------------------------------
                                                       PROVISION FOR LOAN LOSSES
--------------------------------------------------------------------------------



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

   During 1999, no provision for loans losses was made as compared to $10,000 in 1998 and $480,000 in 1997. Throughout the year, management reviewed the level of provision necessary to maintain an adequate allowance based upon current conditions, outstanding loan volumes, and levels of non-performing and impaired loans. Management, after this careful review and with the concurrence of the Board of Directors, lowered the provision in 1999 compared to 1998. If the levels of non-performing assets do not increase significantly during 2000 and the allowance for loan losses remains adequate, management does not expect to increase the loan loss provision for 2000.

   As shown in Table 8, "Analysis of the Allowance for Loan Losses", during 1999 there were net charge-offs of $65,000. The net charge-offs lowered the allowance for loan losses to $5,368,000 at December 31, 1999 from $5,433,000 at December 31, 1998. The allowance for loan losses was 2.16% of gross loans outstanding at December 31, 1999 compared to 2.21% at the end of the previous year.

   Table 8 also indicates the types of loans charged-off and recovered for the five years from 1995 through 1999 as well as each year's provision.

   Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company's allocation of the allowance for loan losses, as illustrated in Table 9, "Allocation of the Allowance for Loan Losses".

   Based upon management's analysis, the allowance for loan losses at December 31, 1999, is adequate to cover future loan losses.





                                                      NSFC ANNUAL REPORT 1999 23

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

 ($ 000s)
 Years Ended December 31,                      1999            1998            1997            1996           1995
===================================================================================================================
Balance at the beginning of year...........$   5,433       $   5,430       $   4,839       $   4,514      $   3,965
Charge-offs:
       Commercial..........................       86               0              86             288            145
       Real estate-construction............        0               0               0             523            334
       Real estate-mortgage................      557               0              38             125            458
       Home equity.........................        0               0               0              20             15
       Installment.........................       40              73              85             185             57
                                           ------------------------------------------------------------------------
          Total charge-offs................      683              73             209           1,141          1,009
                                           ------------------------------------------------------------------------
Recoveries:
       Commercial..........................      101              25              33             183             18
       Real estate-construction............        0               0               0              50              0
       Real estate-mortgage................      501               0             206               0              0
       Home equity.........................        0               0               0              15              0
       Installment.........................       16              41              81              28             60
                                           ------------------------------------------------------------------------
          Total recoveries.................      618              66             320             276             78
                                           ------------------------------------------------------------------------
Net charge-offs (recoveries)...............       65               7            (111)            865            931
                                           ------------------------------------------------------------------------
Additions charged to operations............        0              10             480           1,190          1,480
                                           ------------------------------------------------------------------------
Balance at end of year.....................$   5,368       $   5,433       $   5,430       $   4,839      $   4,514
                                           ========================================================================
Allowance as a % of total loans, net of
  unearned income and deferred loan fees..      2.16%           2.21%           2.24%           2.08%          2.00%
                                           ========================================================================
Net charge-offs (recoveries) during the
  year to average loans outstanding
  during the year........................       0.03%           0.00%          -0.05%           0.37%          0.42%
                                           ========================================================================



--------------------------------------------------------------------------------
TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

 ($ 000s)
 DECEMBER 31,                          1999              1998              1997              1996             1995
================================================================================================================================
                                       PERCENT OF       PERCENT OF          PERCENT OF         PERCENT OF           PERCENT OF
                                     LOANS IN EACH     LOANS IN EACH      LOANS IN EACH      LOANS IN EACH        LOANS IN EACH
                                      CATEGORY TO       CATEGORY TO        CATEGORY TO         CATEGORY TO          CATEGORY TO
                               AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS  AMOUNT TOTAL LOANS  AMOUNT   TOTAL LOANS
                              --------------------------------------------------------------------------------------------------
 Commercial...................$ 1,438    24.36%   $1,312    25.96%   $1,335     22.52%  $  947     21.75%    $1,741     23.80%
 Real estate-construction ....  1,457     8.78     1,511     7.02       389    11.02       184    11.53       727
                                                                                                                        10.47
 Real estate-mortgage ........    237    57.12       480    57.25       931    56.88       796    57.22       632       55.76
 Home equity .................      2     6.94        16     6.31        15     6.06        13     5.56        12        5.16
 Installment .................     34     2.80        42     3.46        58     3.52        45     3.94        87        4.81
 Unallocated .................  2,200       NA     2,072       NA     2,702       NA     2,854       NA     1,315          NA
                              --------------------------------------------------------------------------------------------------
    Total.....................$ 5,368   100.00%  $ 5,433   100.00%   $5,430   100.00%  $ 4,839   100.00%   $4,514       100.00%
                              ==================================================================================================





24 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                              NONINTEREST INCOME
--------------------------------------------------------------------------------

   Noninterest income increased by $566,000 or 19.3% during 1999 following an increase of $248,000 or 9.2% during 1998. Service fees on deposits increased $90,000 in 1999 over 1998. The major portion of this increase was the result of higher overdraft fee income, which increased $114,000 from 1998, as average overdrawn balances were higher in 1999.

   Trust income increased $71,000 in 1999 or 10.7% from the same period in 1998 due to additional trust business.

   Gains on sales of loans declined $174,000 during 1999 compared to 1998 as home mortgage rates increased during 1999. The volume of mortgage loans originated for sale on the secondary market by the Bank's mortgage banking operation during 1999 was $11.6 million compared to $28.5 million in 1998.

   Net gains on sales of other real estate owned were $535,000 greater in 1999 compared to 1998 due to the two sales previously discussed.

   Other operating income increased $44,000 or 5.2% in 1999. During 1999 the Company began charging noncustomers for use of Company owned automated teller machines which increased other operating income by $95,000. The Company also realized a $74,000 gain on the sale of a branch office during the first quarter of 1999. With the merging of First Federal Bank, fsb into the Bank of Waukegan in April 1998 the Bank had two branches within two city blocks of one another. The Bank closed the smaller of the two branches during 1998 and entered into a sales contract with a party who wished to purchase the branch for a purpose other than banking. The sale of the branch was completed during 1999.

   These increases to other operating income during 1999 were partially offset by decreased mortgage banking fee income. Higher home mortgage rates in 1999 lowered volumes of loans processed by the mortgage banking operation. Besides the volume of mortgage loans originated for sale on the secondary market decreasing $16.9 million in 1999, "table funded" loans processed by the Bank also decreased by $1.8 million in 1999. As a result, fees earned on both "table funded" loans as well as fees for appraisals and credit bureau costs from borrowers of both "table funded" loans and loans originated and funded by the Bank and sold on the secondary market were $129,000 less during 1999.

   Comparing 1998 to 1997, noninterest income increased $248,000. Service fees on deposits declined by $173,000 in 1998. The major portion of this decline was the result of decreased overdraft fee income, which fell $103,000 from 1997 as average customer demand deposit balances increased in 1998. Service charges assessed to deposit accounts declined $70,000 in 1998 as average account balances increased from 1997.

   Trust income increased $40,000 or 6.4% from the same period in 1997 due to changes in the fee structure and additional trust business.

   Gains on sales of loans increased $162,000 during 1998 as compared to 1997. The volume of mortgage loans originated for sale on the secondary market increased during 1998 with $28.5 million in loans originated in 1998 as compared to $11.2 million originated in 1997. During the second half of 1998 home mortgage rates were at the lowest level in years and the Bank expanded its mortgage banking operation.

   Net gains on sales of other real estate owned during 1998 amounted to a $2,000 loss compared to a $142,000 gain in 1997.

   Other operating income increased $363,000 or 75.0% in 1998. The increase is attributable primarily to the Company booking $319,000 in mortgage brokerage fee income during the second half of 1998. During 1998, $16.5 million in "table funded" mortgage loans were processed by the Bank. The $319,000 consists of the fees earned by the Bank on these "table funded" loans as well as fees from borrowers of both "table funded" loans and loans originated and funded by the Bank that were then sold on the secondary mortgage market.





                                                      NSFC ANNUAL REPORT 1999 25

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
--------------------------------------------------------------------------------



   In 1999, total noninterest expense increased by $156,000 to $9,779,000, an increase of only 1.6% from 1998. Over the last three years total noninterest expense averaged $9,511,000 as the Company emphasized its ability to control operating expenses. As a percent of average assets, noninterest expenses were 2.1% in 1999 compared to 2.0% in 1998 and 2.1% in 1997.

   The efficiency ratio, noninterest expense divided by the sum of net interest income and noninterest income, is frequently used as an indicator as to how well a financial institution manages its noninterest expense. A decreasing ratio is an indication of improving performance. The Company's efficiency ratio was 46.0% in 1999, 47.6% in 1998 and 46.1% in 1997. Compared to its bank holding company peers, the Company's ability to control overhead expenses is one of its operating strengths.

   Salaries and other employee expenses increased $167,000 in 1999, which was a 2.9% increase over 1998. Group insurance expenses increased $148,000 during 1999 as insurance premiums increased. The Company expects group insurance expenses to continue to rise during 2000. Profit sharing and bonus expenses were $39,000 higher during 1999. Salaries for noncommissioned staff increased $36,000 during 1999. Overtime expenses were up $19,000 as there were after hours training sessions for employees on the new deposit products that the Company began to offer during 1999. Commissions paid to loan originators in the mortgage banking operation were $23,000 less during 1999 because of lower volumes. Salary costs relating to stock appreciation rights were $55,000 less during 1999 due to changes in the Company's stock price.

   Occupancy and equipment expenses increased $73,000 or 5.8% during 1999 as compared to 1998. During 1999 building and equipment maintenance costs increased $45,000. During the fourth quarter of 1998, the Bank purchased a branch office in the neighboring community of Winthrop Harbor, Illinois from another institution. Increases to building maintenance costs are attributable to this new branch office. Preparing for Year 2000 issues increased equipment maintenance expenses during 1999. Real estate taxes during 1999 increased $19,000 in part because of the new branch office. The new branch office also contributed to increases in utilities expenses in 1999 that were $10,000 greater than in 1998.

   Data processing expense was $496,000 in 1999 increasing only $1,000 from 1998. During 1999, FDIC deposit insurance expenses were $84,000 as compared to $86,000 in 1998.

   During 1999, FDIC deposit insurance expenses were $84,000 as compared to $86,000 in 1998.

   Other real estate owned expense decreased $35,000 during 1999 to only $41,000 compared to the previous year. Rental incomes received from tenants in properties held as other real estate owned are credited against other real estate owned expenses. The two properties sold during 1999 had generated rental income that was used to offset other real estate owned expenses. As a result of expected decreases during 2000 in rental income, the Company expects that other real estate owned expense will increase in 2000.

   During 1999, other operating expenses decreased $48,000 or 2.5% from 1998. Legal expenses declined $150,000 during 1999 as 1998 had legal fees resulting from the merger between the two subsidiaries, the five-for-one stock split and the purchase of a branch office and the closing of another branch office. Director fees declined $16,000 during 1999 due to the combination of the two subsidiaries, as there were separate Boards of Directors for each of the two subsidiaries until the merger took place in April 1998. Expenses for subscriptions decreased $9,000 during 1999 in part from the merger of the two subsidiaries and from closer examination of the need for various publications. Marketing expenses increased during 1999 by $53,000 due to the promotion of the new deposit products that the Company began to offer during 1999. Printing and supplies expense increased $41,000 and professional fees increased $33,000 during 1999 because of Bank preparations for Year 2000.

   In 1998, total noninterest expenses were $9,623,000 increasing by $491,000 or 5.38% over 1997.

   Salaries and other employee expenses increased $389,000 in 1998, which was a 7.2% increase over 1997. Salaries for noncommissioned staff increased $200,000 during 1998, or 4.73%, due to yearly pay raises and the addition of four clerical employees to the mortgage banking operation staff as this area was expanded during the second half of 1998. Commissions paid to loan originators in the mortgage banking operation were greater by $189,000


26 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                 NONINTEREST EXPENSE (CONTINUED)
--------------------------------------------------------------------------------


during 1998 due to increased volumes of loans originated for sale on the secondary market and increased volumes of "table funded" loans compared to 1997.

   During 1998 occupancy and equipment expenses increased $67,000 or 5.7% as compared to 1997. During 1998 building and equipment maintenance costs increased $25,000 partially as a result of equipment updates to handle Year 2000 issues. Building and equipment expenditures of $1,338,000 were made during 1998 and depreciation expense increased $22,000 during 1998 as a result. Building salaries increased during 1998 by $18,000 as an additional person was added to the building maintenance staff due to the purchase of the new Bank branch.

   Data processing expense decreased $16,000 or 3.1% during 1998 as compared to the same period in 1997, due to decreased data processing expenses resulting from the merger of the Thrift into the Bank.

   FDIC deposit insurance expense increased in 1998 by $14,000 as compared to 1997. This increase is a result of increases in deposits during 1998.

   During 1998, other real estate owned expense decreased $64,000 compared to the previous year, as property taxes on the other real estate owned portfolio declined due to decreases in the assessed valuation. The slightly smaller real estate owned portfolio that amounted to $2,497,000 at December 31, 1998 as compared to $2,555,000 at December 31, 1997 also contributed to lower expense.

   Other operating expenses increased $101,000 in 1998, a 5.6% increase from 1997. Legal expenses increased $153,000 during 1998 resulting from the merger between the two subsidiaries, the five-for-one stock split and the purchase of a branch office and the closing of another branch office. Expenses related to loans and express and freight increased $79,000 and $18,000 during 1998 resulting from the increased mortgage banking volumes. Expenses from charged off checking accounts, bad checks and teller differences declined $74,000 during 1998. Expenses relating to correspondent bank accounts were $43,000 less during 1998 as accounts were consolidated due to the merger of the two subsidiaries. Director fees also declined $30,000 during 1998 because of the combination of the two subsidiaries.



--------------------------------------------------------------------------------
                                                  FEDERAL AND STATE INCOME TAXES
--------------------------------------------------------------------------------


   For the years ended December 31, 1999, 1998 and 1997, the Company's provision for federal and state taxes as a percentage of pretax earnings were 31.4%, 31.2% and 31.4%.

   The actual tax rates differ from the statutory rates because the pretax earnings include significant amounts of interest on United States Government securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate.





                                                      NSFC ANNUAL REPORT 1999 27

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------



                                                 ---------------------SUBJECT TO REPRICING WITHIN---------------
 ($ 000s)                                            IMMEDIATE   91 DAYS    181 DAYS     1 - 3      3 - 5     5 - 10
 DECEMBER 31, 1999                      BALANCES    TO 90 DAYS TO 180 DAYS TO 365 DAYS   YEARS      YEARS     YEARS
=====================================================================================================================
ASSETS:
   Interest bearing deposits............$       260   $    160   $      0   $    100   $      0   $      0   $      0
   SECURITIES:
     U.S. Treasury .....................      4,998      4,000          0          0        998          0          0
     U.S. Government agencies
       and corporations ................    162,091          0      1,001      1,997     19,055    119,266
                                                                                                               20,772
     States & political subdivisions ...     20,710        784        843      3,765      7,657      4,702      2,959
     Mortgage-backed securities (1) ....      6,712      2,340        550      1,042          9      1,141      1,630
     Equity securities .................      2,173      1,457          0          0          0        716          0
   Loans:
     Commercial ........................     60,570     40,108      1,538      2,379      6,073      6,708      3,764
     Real estate - construction ........     21,813     19,773        745      1,109          3        183          0
     Real estate - mortgage ............    142,016     33,687      5,733      5,885     25,542     39,043     32,126
     Home equity .......................     17,259     17,259          0          0          0          0          0
     Installment, net of unearned income      6,957      2,646        550        861      1,739               941 220
     Direct lease financing ............      2,138      1,144         75        150        353        414          2
                                        -----------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS..........$    447,697   $123,358   $ 11,035   $ 17,288   $ 61,429   $173,114   $ 61,473
                                        =============================================================================
LIABILITIES:
   NOW accounts........................$     41,787   $ 41,787   $      0   $      0   $      0   $      0   $      0
   Money market accounts ...............     37,636     37,636          0          0          0          0          0
   Savings .............................     44,207     44,207          0          0          0          0          0
   Time deposits, $100,000 and over ....     83,266     37,694     14,676     24,767      6,129          0          0
   Time deposits, under $100,000 .......     86,094     33,269     17,650     17,720     17,449          6          0
   Other interest bearing liabilities ..     70,436     41,367     10,635     12,434      6,000          0          0
                                        -----------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES.....$    363,426   $235,960   $ 42,961   $ 54,921   $ 29,578   $      6   $      0
                                        =============================================================================


EXCESS INTEREST EARNING ASSETS (LIABILITIES)          $(112,602) $ (31,926) $(37,633)  $ 31,851  $ 173,108   $ 61,473
CUMULATIVE EXCESS INTEREST EARNING
   ASSETS (LIABILITIES)                                (112,602)  (144,528) (182,161)  (150,310)    22,798     84,271
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (2)             0.52       0.48      0.45       0.59       1.06       1.23



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

--------------------------------------------------------------------------------
TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE
--------------------------------------------------------------------------------

                                                             GREATER THAN    GREATER THAN
 ($ 000s)                                  LESS THAN OR   3 MOS. & LESS THAN  6 MOS. & LESS THAN GREATER THAN
 AS OF DECEMBER 31, 1999                  EQUAL TO 3 MOS. OR EQUAL TO 6 MOS.  OR EQUAL TO 12 MOS.  12 MOS.  TOTAL
==================================================================================================================
  Time deposits, $100,000 and over:
    Retail deposits..........................$ 14,850       $   7,766      $   7,578      $   4,586       $ 34,780
    Corporate deposits.......................   6,763           1,581          1,155            208          9,707
    Public fund deposits.....................  16,081           5,329         16,034          1,335         38,779
                                             ---------------------------------------------------------------------
      Total time deposits, $100,000 and over.$ 37,694       $  14,676      $  24,767      $   6,129       $ 83,266
                                             =====================================================================

The Company had no foreign banking offices or deposits.





28 NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------




   The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities.

   The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

   A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. The Company's gap position is illustrated in Table 10, "Maturity or Repricing of Assets and Liabilities".

   Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers knowing that sufficient funds will be available to meet their credit needs.

   Interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Company classifies all of its securities as available for sale, which increases the Company's flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale amounted to $196,684,000 at December 31, 1999. Securities at December 31, 1999 in the amount of $136,983,000 were pledged to secure public deposits and repurchase agreements.

   Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term investment securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts. Management has portrayed savings accounts as immediately repricable in Table 10, because of management's ability to change the savings interest rate.

   Table 11, "Time Deposits, $100,000 and Over Maturity Schedule", illustrates the maturity schedule as of December 31, 1999 of the time deposits $100,000 and over. At December 31, 1999, 7.4% of the time deposits $100,000 and over mature after one year, differing from 5.6% at December 31, 1998, showing a lengthening of maturities in this type of deposit.

   The Company historically has a high level of time deposits $100,000 and over. As of December 31, 1999, time deposits $100,000 and over were 22.9% of total interest bearing liabilities, a decrease from 26.6% in 1998, and were primarily from existing local public depositors. Being located in the county seat, the Company accepts time deposits $100,000 and over from various government agencies.

   Other interest bearing liabilities in Table 10 consist of securities sold under repurchase agreements and other short-term borrowings that amounted to $70.4 million at December 31, 1999. Securities sold under repurchase agreements and other short-term borrowings provide a short-term source of funds to the Company. As Table 10 indicates, 91.5% of this liability reprices within 1 year with 58.7% repricing in the immediate to 90-day time frame.

   At December 31, 1999 approximately 45.7% of the Company's loan and lease portfolio floats with the prime rate or is repricable within 90 days, a decrease from 47.3% at December 31, 1998. This shift to fixed rate loans is a result of customer demand and competitive pressures. The effect of this shift to fixed rate loans is a lengthening of loan maturities, which increases the Bank's negative gap position.

   As Table 10 shows, the Company is liability sensitive through the three-year time horizon by $150.4 million. This is a change from last year, where the Company was liability sensitive through the three-year time horizon by $116.1 million. Although management has attempted during the past year to reduce its liability sensitive gap position, its efforts continued to be restricted by competitive pressures in the area of commercial and commercial real estate loans. These pressures have increased the level of fixed rate loans with intermediate term balloon maturities. The Company has increased the maturity time horizon on its securities by purchasing intermediate term U.S. Government agency securities that have call provisions in order to maximize yields. U.S. Government agency securities carried at $158.1 million have call options allowing the issuers to redeem the securities prior to the contractual maturity date. Customer preferences and competitive pressures make it difficult for management to reduce the liability gap position.

   To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $25 million in federal funds lines of credit from two independent banks of which $6 million was drawn against on December 31, 1999. In addition, the Company has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank and the Federal Home Loan Bank approximating $12 million with more available depending on the Company's ability to pledge its assets as security for any advances.





                                                      NSFC ANNUAL REPORT 1999 29

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------


Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 1999 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 1999, the Company had balances of $70,436,000 made up of $64,436,000 in repurchase agreements and $6,000,000 in overnight federal funds purchased.

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

   The Company experienced a $16.4 million increase in its repurchase agreements from year-end 1998. Average repurchase agreements during 1999 were $46.9 million compared to $36.2 million during 1998 and $34.2 million during 1997. This data attests to the popularity and the stability of repurchase agreements to the Company.

   Short-term borrowings were $6.0 million at December 31, 1999 and consisted of federal funds purchased from money center banks with which the Bank has correspondent relationships. Federal funds purchased are borrowed for short periods of time as necessary for liquidity purposes. Average federal funds purchased during 1999 were $2.0 million and were negligible during 1998.

   Table 12, "Securities Sold under Repurchase Agreements and Other Short-term Borrowings", provides information as to balances and interest rates for 1999, 1998 and 1997.


--------------------------------------------------------------------------------
TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM
         BORROWINGS
--------------------------------------------------------------------------------

 ($ 000s)
 At or for the Year Ended December 31,               1999         1998         1997
-------------------------------------------------------------------------------------
Balance at end of year ........................   $70,436      $ 7,990      $38,504
  Weighted average interest rate at end of year      4.83%        4.91%        5.29%
Maximum amount outstanding ....................   $70,436      $47,990      $39,995
Average amount outstanding ....................    48,905       36,155       34,176
  Weighted average interest rate ..............      4.66%        5.11%        5.07%


--------------------------------------------------------------------------------
CAPITAL RESOURCES
--------------------------------------------------------------------------------



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

   All of the Company's capital ratios exceed the levels required under regulatory guidelines as shown in Table 13, "Capital Standards".




30  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                      TABLE 13 CAPITAL STANDARDS
--------------------------------------------------------------------------------


($ 000s) As of December 31, 1999
--------------------------------------------------------------------------------
QUALIFYING FOR TIER I CAPITAL:
--------------------------------------------------------------------------------

Common stock.....................................................$   1,783
Additional paid-in capital.......................................   11,405
Retained earnings................................................   55,898
Less - Intangible assets.........................................     (107)
                                                                 ---------
   TOTAL QUALIFYING TIER I CAPITAL...............................$  68,979
                                                                 =========


($ 000s) As of December 31, 1999
--------------------------------------------------------------------------------
QUALIFYING FOR TIER II CAPITAL:
--------------------------------------------------------------------------------

Total Qualifying Tier I Capital..................................$  68,979
Allowance for loan losses-
  qualifying portion.............................................    4,017
                                                                 ---------
   TOTAL QUALIFYING TIER II CAPITAL..............................$  72,996
                                                                 =========
TOTAL ASSETS.....................................................$ 482,480
                                                                 =========


($ 000s) As of December 31, 1999
--------------------------------------------------------------------------------
RISK-WEIGHTED ASSETS                           TOTAL       RISK-WEIGHTED
--------------------------------------------------------------------------------

Zero percent risk weighting ..........        $ 13,090        $      0
Twenty percent risk weighting ........         202,212          40,442
Fifty percent risk weighting .........          79,205          39,603
One hundred percent risk weighting (1)         241,293         241,293
                                              ------------------------
   TOTAL RISK-WEIGHTED ASSETS ........        $535,800        $321,338
                                              ========================


(1) Includes off-balance-sheet items


($ 000s) As of December 31, 1999
--------------------------------------------------------------------------------
CAPITAL REQUIREMENTS                                  $             %
--------------------------------------------------------------------------------

(Tier I Capital to Average Assets)

   REQUIRED.......................................$  23,739        5.00%
   ACTUAL.........................................   68,979       14.53

RISK-BASED CAPITAL:

Tier I:
   REQUIRED.......................................$  19,280        6.00%
   ACTUAL.........................................   68,979       21.47
Tier II:
   REQUIRED.......................................$  32,134       10.00%
   ACTUAL.........................................   72,996       22.72



--------------------------------------------------------------------------------
                                                                      CASH FLOWS
--------------------------------------------------------------------------------


Cash flows from operating activities were greater than accrual basis net income by $2.5 million in 1999. In 1998 cash flows from operating income were below accrual basis net income by $4.0 million and in 1997 cash flows from operating income exceeded net income by $1.8 million. Cash flows from operations were lower in 1998 because of an increase in loans held for sale at year-end. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

   Deposits declined $21.5 million in 1999. The Company experienced declines in its time deposits over $100,000 in the amount of $15.0 million from existing local public depositors. Demand-noninterest bearing deposits and money market deposits declined $2.8 million and $3.4 million during 1999, mostly in commercial deposits. Deposits help the Company to maintain an adequate level of cash for the Company's activities and the declines to deposits during 1999 were mainly offset by cash flows provided from repurchase agreements and other short-term borrowings. Repurchase agreements and other short-term borrowings in 1999 had net cash inflows of $22.4 million. Competition for deposits is expected to remain keen, and future deposit growth cannot be predicted with any certainty. The Company plans to continue to actively seek profitable new deposit business and expects its new deposit products to add to core deposits. During 2000 the Company expects to offer internet banking and anticipates deposit activity from this source.

   During 1999 there were net incoming cash flows from loans held for sale amounting to $3.4 million while there




                                                     NSFC ANNUAL REPORT 1999  31

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
CASH FLOWS (CONTINUED)
--------------------------------------------------------------------------------


were net out flows for loans of $8.4 million. During 1998 and 1997 there were out flows of cash for funding loans held for sale of $4.3 million and $.3 million. Cash flows from net loans made to customers during 1998 were a $.5 million incoming cash flow and during 1997 there was an outflow of $9.1 million. Loans are the most important source of interest income revenues to the Company.

   Outgoing cash flows from purchases of securities available for sale were $79.1 million during 1999 while incoming cash flows from the maturity and call of securities were $76.5 million.

   During 1999 the Federal Home Loan Bank advance was paid down in the amount of $10 million while advances of $5 million were made each year in 1998 and 1997.

   The Company's equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Cash dividends as a percentage of net income have increased during the past three years; 42.4% in 1999, 36.6% in 1998 and 30.4% in 1997.

   During 1999 the Company paid out $314,000 for purchases of equipment. Approximately $117,000 was paid out during 1999 to purchase workstations and receipt printers in order to ensure that our teller equipment was compliant for Y2K. Other expenditures in 1999 were for new driveup units at one branch, new copy machines, updates to ATMs and updated alarm/surveillance systems. Cash paid out during 1998 for building and equipment was $1,338,000 with the largest expenditure being $1,000,000 to purchase the branch building in Winthrop Harbor, Illinois. Expenditures during 1997 for building and equipment totaled $217,000, of which $64,000 was for telephone equipment, $76,000 for office remodeling and $77,000 for updating data processing equipment.



--------------------------------------------------------------------------------
RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------


Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the Financial Accounting Standards Board (FASB) in 1998 and is effective for the Company on January 1, 2001. It requires that all derivatives be recorded at fair value in the balance sheet, with changes to fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in derivative fair value will be offset by an equal change in the fair value of the hedged item. Since the Company has no derivative or hedging activities, adoption of Statement 133 will have no material impact on the Company's financial statements.



--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------


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





32  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------


   The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest-Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which forms the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company's primary measurement tool used by management is to "shock" the balance sheet by decreasing rates 2% and increasing rates 2% using computer simulation models to show the effect of rate changes on the fair value of the Company's financial instruments.

   Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor refinancing their obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. A large portion of an institution's liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

   Table 14, "Effect of Interest Shocks on Financial Instruments", compares information about the current fair value of the Company's financial instruments at December 31, 1999 to December 31, 1998. Table 14 shows the effects of interest rate shocks of decreasing rates 2% and increasing rates 2% on the fair value of the Company's financial instruments. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company's financial instruments takes into consideration maturity and repricing schedules of the various assets and liabilities. At December 31, 1999 the fair value of securities available for sale increases $8.2 million when rates are shocked downward 2% while the fair value decreases $11.6 million for a 2% upwards rate shock. The change in fair value of securities is smaller when rates are shocked down because there are call provisions on $158.1 million of the U.S. Government agency securities. As rates decline the probability that a security with call provisions will be called increases. Because of the call provision the security issuer has the opportunity to reduce his interest expense by paying off the called security.

   The Company's cumulative excess interest earning assets (liabilities) as shown in Table 10, "Maturity or Repricing of Assets and Liabilities", are negative through the three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company's financial instruments at December 31, 1999 to increase by $17.8 million if interest rates immediately drop 2%. The rate shock of immediately increasing interest rates 2% would cause the fair value of the financial instruments to decline $20.6 million. To minimize interest-rate risk and its affect on the fair value of the Company's financial instruments and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio will assist the Company in managing its interest-rate risk position, borrowers have shown a preference for fixed rate loans and may take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors recently have shown preferences for time deposits of shorter durations.






                                                     NSFC ANNUAL REPORT 1999  33

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
TABLE 14 - EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------


($ 000s)                                                                                    Fair Value at December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         DOWN 2%        CURRENT           UP 2%
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents ...................................................        $ 16,900        $ 16,900        $ 16,900
   Interest bearing deposits in financial institutions - maturities over 90 days             101             100              99
   Securities available for sale ...............................................         204,914         196,684         185,041
   Loans .......................................................................         255,395         245,838         236,915
   Direct lease financing ......................................................           2,211           2,175           2,142
   Accrued interest receivable .................................................           4,361           4,361           4,361

FINANCIAL LIABILITIES
   Deposits ....................................................................        $341,331        $333,547        $327,593
   Securities sold under repurchase agreements and other short-term borrowings .          70,440          70,436          70,432
   Advance from borrowers for taxes and insurance ..............................             645             645             645
   Accrued interest payable ....................................................           3,640           3,640           3,640



                                                                                            Fair Value at December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         DOWN 2%        CURRENT           UP 2%
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents ...................................................        $ 27,960        $ 27,959        $ 27,958
   Interest bearing deposits in financial institutions - maturities over 90 days             101             100              99
   Securities available for sale ...............................................         213,608         200,861         189,199
   Loans .......................................................................         259,503         250,721         242,283
   Direct lease financing ......................................................           1,017           1,001             987
   Accrued interest receivable .................................................           4,408           4,408           4,408
Financial liabilities
   Deposits ....................................................................        $363,356        $356,971        $350,093
   Securities sold under repurchase agreements and other short-term borrowings .          47,994          47,990          47,986
   Federal Home Loan Bank term advances ........................................           9,039           8,482           8,005
   Advance from borrowers for taxes and insurance ..............................             992             992             992
   Accrued interest payable ....................................................           3,951           3,951           3,951





34  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                          STATEMENT OF MANAGEMENT RESPONSIBILITY
--------------------------------------------------------------------------------


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



/s/ FRED ABDULA                                   /s/ THOMAS M. NEMETH
FRED ABDULA                                       THOMAS M. NEMETH
Chairman of the Board &                           Vice President & Treasurer
Chief Executive Officer




--------------------------------------------------------------------------------
                                                    INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois


We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows, stockholders' equity, and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ CROWE, CHIZEK AND COMPANY LLP
CROWE, CHIZEK AND COMPANY LLP
Oak Brook, Illinois
February 11, 2000





                                                     NSFC ANNUAL REPORT 1999  35

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


($ 000s)
-------------------------------------------------------------------------------------------------------------------
December 31,                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks................................................................$   16,740     $    15,176
Interestbearing deposits in financial institutions - maturities less than 90 days......       160             183
Federal funds sold.....................................................................         0          12,600
                                                                                       --------------------------
   Total cash and cash equivalents.....................................................    16,900          27,959
Interestbearing deposits in financial institutions - maturities over 90 days...........       100             100
Securities available for sale..........................................................   196,684         200,861
Loans..................................................................................   248,162         246,209
Less: Allowance for loan losses........................................................    (5,368)         (5,433)
                                                                                       --------------------------
   Loans, net..........................................................................   242,794         240,776
Direct lease financing.................................................................     2,138             987
Office buildings and equipment, net....................................................     6,176           6,647
Other real estate owned, net of allowance for losses of $552 in 1998...................     2,622           2,497
Accrued interest receivable............................................................     4,361           4,408
Other assets...........................................................................     4,906           1,686
                                                                                       --------------------------
   Total assets........................................................................$  476,681     $   485,921
                                                                                       ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
   Demand - noninterest bearing........................................................$   41,261     $    44,075
   NOW accounts........................................................................    41,787          39,180
   Money market accounts...............................................................    37,636          41,003
   Savings.............................................................................    44,207          45,333
   Time, $100,000 and over.............................................................    83,266          98,338
   Time, under $100,000................................................................    86,094          87,827
                                                                                       --------------------------
     Total deposits....................................................................   334,251         355,756
Securities sold under repurchase agreements and other short-term borrowings............    70,436          47,990
Federal Home Loan Bank advance.........................................................         0          10,000
Advances from borrowers for taxes and insurance........................................       645             992
Accrued interest payable and other liabilities.........................................     5,815           6,070
                                                                                       --------------------------
   Total liabilities...................................................................   411,147         420,808
Stockholders' Equity
Common stock...........................................................................     1,783           1,781
Additional paid-in capital.............................................................    11,405          11,336
Retained earnings......................................................................    55,898          51,358
Accumulated other comprehensive income (loss), net.....................................    (3,552)            638
                                                                                       --------------------------
   Total stockholders' equity..........................................................    65,534          65,113
                                                                                       --------------------------
     Total liabilities and stockholders' equity........................................$  476,681     $   485,921
                                                                                       ==========================

The accompanying notes are an integral part of these consolidated financial statements.








36  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


($ 000s, except per share data)
----------------------------------------------------------------------------------------------------------
Years Ended December 31,                                           1999            1998             1997
----------------------------------------------------------------------------------------------------------
Interest income
   Loans (including fee income) .........................        $ 20,766        $ 21,765         $ 22,199
   Securities
      Taxable ...........................................          10,663          10,263            8,411
      Exempt from federal income tax ....................           1,035           1,018            1,149
   Interestbearing deposits in financial institutions ...              16              25               35
   Federal funds sold ...................................             298           1,135              965
                                                                 -----------------------------------------
      Total interest income .............................          32,778          34,206           32,759
                                                                 -----------------------------------------

Interest expense
   Time deposits ........................................           8,526          10,413            9,714
   Other deposits .......................................           3,895           4,124            4,114
   Other borrowings .....................................           2,584           2,359            1,787
                                                                 -----------------------------------------
      Total interest expense ............................          15,005          16,896           15,615
                                                                 -----------------------------------------

Net interest income .....................................          17,773          17,310           17,144
Provision for loan losses ...............................               0              10              480
                                                                 -----------------------------------------
Net interest income after provision for loan losses .....          17,773          17,300           16,664
                                                                 -----------------------------------------

Noninterest income
   Service fees on deposits .............................           1,181           1,091            1,264
   Trust income .........................................             736             665              625
   Net gains on sales of loans ..........................             160             334              172
   Net gains (losses) on sales of other real estate owned             533              (2)             142
   Other operating income ...............................             891             847              484
                                                                 -----------------------------------------
      Total noninterest income ..........................           3,501           2,935            2,687
                                                                 -----------------------------------------

Noninterest expense
   Salaries and employee benefits .......................           5,963           5,796            5,407
   Occupancy and equipment, net .........................           1,324           1,251            1,184
   Data processing ......................................             496             495              511
   FDIC deposit insurance ...............................              84              86               72
   Other real estate owned ..............................              41              76              140
   Other operating expenses .............................           1,871           1,919            1,818
                                                                 -----------------------------------------
      Total noninterest expense .........................           9,779           9,623            9,132
                                                                 -----------------------------------------

Income before income taxes ..............................          11,495          10,612           10,219
Income tax expense ......................................           3,611           3,308            3,209
                                                                 -----------------------------------------

Net income ..............................................        $  7,884        $  7,304         $  7,010
                                                                 =========================================

Basic earnings per share ................................        $   1.77        $   1.64         $   1.58

Diluted earnings per share ..............................        $   1.77        $   1.64         $   1.57

The accompanying notes are an integral part of these consolidated financial statements.





                                                     NSFC ANNUAL REPORT 1999  37

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


($ 000s)
---------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                               1999              1998              1997
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income .................................................................     $   7,884         $   7,304         $   7,010
   Adjustments to reconcile net income to cash from operating activities:
      Depreciation ............................................................           602               590               568
      Provision for loan losses ...............................................             0                10               480
      Provision for losses on other real estate owned .........................             0                10                21
      Deferred loan fees ......................................................           (29)              (78)              (38)
      Net change in loans held for sale .......................................         3,439            (4,267)             (349)
      Net gains on sales of loans .............................................          (160)             (334)             (172)
      Net gains (losses) on sales of other real estate owned ..................          (533)                2              (142)
      Net gain on sale of building ............................................           (74)                0                 0
      Amortization of mortgage servicing rights ...............................            68                65                36
      Net change in interest receivable .......................................            47              (100)             (353)
      Net change in interest payable ..........................................          (311)              260             1,192
      Net change in other assets ..............................................          (638)              128               742
      Net change in other liabilities .........................................            85              (268)             (205)
                                                                                    ---------------------------------------------
         Net cash from operating activities ...................................        10,380             3,322             8,790
                                                                                    ---------------------------------------------

Cash flows from investing activities
      Maturities of securities available for sale .............................        76,476           173,014            90,148
      Purchases of securities available for sale ..............................       (79,139)         (192,926)         (120,273)
      Change in loans made to customers .......................................        (8,402)              547            (9,151)
      Property and equipment expenditures .....................................          (314)           (1,338)             (217)
      Proceeds from sale of building ..........................................           257                 0                 0
      Net change in direct lease financing ....................................        (1,151)              287              (275)
      Proceeds from sales of other real estate owned ..........................         3,542                46               586
                                                                                    ---------------------------------------------
         Net cash from investing activities ...................................        (8,731)          (20,370)          (39,182)
                                                                                    ---------------------------------------------

Cash  flows from financing activities Net increase (decrease) in:
        Deposits ..............................................................       (21,505)            7,806            19,155
        Securities sold under repurchase agreements
           and other short-term borrowings ....................................        22,446             9,486             1,746
        Advances from borrowers for taxes and insurance .......................          (347)             (174)              145
      Federal Home Loan Bank advance ..........................................             0             5,000             5,000
      Repayment of Federal Home Loan Bank advance .............................       (10,000)                0                 0
      Net proceeds from exercise of stock options .............................            42                54                 4
      Dividends paid ..........................................................        (3,344)           (2,671)           (2,134)
                                                                                    ---------------------------------------------
         Net cash from financing activities ...................................       (12,708)           19,501            23,916
                                                                                    ---------------------------------------------

Net change in cash and cash equivalents .......................................       (11,059)            2,453            (6,476)
Cash and cash equivalents at beginning of year ................................        27,959            25,506            31,982
                                                                                    ---------------------------------------------
Cash and cash equivalents at end of year ......................................     $  16,900         $  27,959         $  25,506
                                                                                    =============================================

Supplemental disclosures
   Cash paid during the year for
      Interest ................................................................     $  15,316         $  16,636         $  14,423
      Income taxes ............................................................         3,410             3,234             3,089
   Noncash investing activities
      Transfers made from loans to other real estate owned ....................         3,134                 0               174
      Transfers made from loans held for sale to portfolio loans, at fair value         2,520                 0                 0


The accompanying notes are an integral part of these consolidated financial statements.




38  NSFC ANNUAL REPORT 1999

                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                                                                   ACCUMULATED OTHER      TOTAL
($ 000s, EXCEPT PER SHARE DATA)                        COMMON         ADDITIONAL        RETAINED     COMPREHENSIVE     STOCKHOLDERS'
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997            STOCK      PAID-IN CAPITAL      EARNINGS   INCOME (LOSS), NET     EQUITY
====================================================================================================================================
Balance, January 1, 1997 .....................        $  1,779         $ 11,216         $ 41,849        $     (9)        $ 54,835
Net income ...................................                                             7,010                            7,010
Cash dividends ($.48 per share) ..............                                            (2,134)                          (2,134)
Exercise of stock options on 500
   shares of common stock ....................                                4                                                 4
Tax benefit from the exercise of stock options                                2                                                 2
Unrealized net gain on securities
   available for sale ........................                                                               478              478
                                                      ---------------------------------------------------------------------------
Balance, December 31, 1997 ...................           1,779           11,222           46,725             469           60,195
Net income ...................................                                             7,304                            7,304
Cash dividends ($.60 per share) ..............                                            (2,671)                          (2,671)
Exercise of stock options on 6,535
   shares of common stock ....................               2               52                                                54
Tax benefit from the exercise of stock options                               62                                                62
Unrealized net gain on securities
   available for sale ........................                                                               169              169
                                                      ---------------------------------------------------------------------------
Balance, December 31, 1998 ...................           1,781           11,336           51,358             638           65,113
Net income ...................................                                             7,884                            7,884
Cash dividends ($.75 per share) ..............                                            (3,344)                          (3,344)
Exercise of stock options on 4,945
   shares of common stock ....................               2               40                                                42
Tax benefit from the exercise of stock options                               29                                                29
Unrealized net loss on securities
   available for sale ........................                                                            (4,190)          (4,190)
                                                      ---------------------------------------------------------------------------
Balance, December 31, 1999 ...................        $  1,783         $ 11,405         $ 55,898        $ (3,552)        $ 65,534
                                                      ===========================================================================


The accompanying notes are an integral part of these consolidated financial statements.



--------------------------------------------------------------------------------
                                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------


($ 000s)
---------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                                    1999            1998             1997
---------------------------------------------------------------------------------------------------------------------
Net income...........................................................    $   7,884        $  7,304        $   7,010
Other comprehensive income (loss):
     Unrealized gains (losses) arising during
     year on securities available for sale, net of tax...............       (4,190)            169              478
                                                                         ------------------------------------------
Comprehensive income.................................................    $   3,694        $  7,473        $   7,488
                                                                         ==========================================


The accompanying notes are an integral part of these consolidated financial statements.





                                                     NSFC ANNUAL REPORT 1999  39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------


PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Northern States Financial Corporation (Company) and its wholly owned subsidiary, Bank of Waukegan ("Bank" or "Subsidiary").

   All significant intercompany transactions and balances have been eliminated in consolidation.

   NATURE OF OPERATIONS: The Company's and the Bank's revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas, and include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property, and other items.

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

   CASH FLOW REPORTING: Cash and cash equivalents are defined as cash and due from banks, federal funds sold, and interest-bearing deposits in financial institutions with original maturities under 90 days. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and other short-term borrowings, and interest-bearing deposits in financial institutions with maturities over 90 days.

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

   ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

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

   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. All loans in non-accrual status and other selected watch list loans are considered for impairment. Impaired loans or portions thereof are charged off when deemed uncollectible.


40  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                              NOTE 1 (CONTINUED)
--------------------------------------------------------------------------------


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

   EMPLOYEE BENEFITS: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $259,000, $259,000 and $260,000 in 1999, 1998 and 1997. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

   STOCK COMPENSATION: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 are used for stock-based compensation awarded after January 1, 1995.

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

   FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

   EARNINGS PER SHARE: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares.

   COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

   FUTURE ACCOUNTING CHANGES: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Since the Company has no derivative holdings, this is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

   OPERATING SEGMENTS: Internal financial information is primarily reported and aggregated in three lines of business, banking, trust and mortgage banking.



                                                     NSFC ANNUAL REPORT 1999  41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS  DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 2 SECURITIES
--------------------------------------------------------------------------------



   Year-end securities available for sale were as follows:


                                                     AMORTIZED    GROSS UNREALIZED        FAIR
 DECEMBER 31, 1999                                      COST     GAINS      LOSSES        VALUE
                                                     --------------------------------------------
   U.S. Treasury.................................... $   4,999   $    0    $      (1)   $   4,998
   U.S. Government agencies & corporations..........   168,024        0       (5,933)     162,091
   States and political subdivisions................    20,719      172         (181)      20,710
   Mortgage-backed securities.......................     6,775       10          (73)       6,712
   Equity securities................................     1,966      211           (4)       2,173
                                                     --------------------------------------------
      Total......................................... $ 202,483   $  393    $  (6,192)   $ 196,684
                                                     ============================================


                                                     AMORTIZED    GROSS UNREALIZED        FAIR
 DECEMBER 31, 1998                                      COST     GAINS      LOSSES        VALUE
                                                     --------------------------------------------
   U.S. Treasury.................................... $  13,022   $   87    $       0    $  13,109
   U.S. Government agencies and corporations........   152,558      208         (326)     152,440
   States & political subdivisions..................    22,693      737           (2)      23,428
   Mortgage-backed securities.......................     9,622      106            0        9,728
   Equity securities................................     1,925      242          (11)       2,156
                                                     --------------------------------------------
      Total......................................... $ 199,820   $1,380    $    (339)   $ 200,861
                                                     ============================================


   Contractual maturities of securities available for sale at year-end 1999 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.


                                                      AMORTIZED     FAIR
                                                        COST        VALUE
                                                     ----------------------
Due in one year or less............................. $   12,376  $   12,390
Due after one year through five years...............    156,669     151,678
Due after five years through ten years..............     24,697      23,731
                                                     ----------------------
                                                        193,742     187,799
Mortgage-backed securities..........................      6,775       6,712
Equity securities...................................      1,966       2,173
                                                     ----------------------
      Total......................................... $  202,483  $  196,684
                                                     ======================


   Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA) or the Federal National Mortgage Association (FNMA).

   Agency securities with call options totaled $158,099,000 and $104,748,000 at December 31, 1999 and 1998. As of December 31, 1999 the Company held no structured notes.

   Securities carried at $136,983,000 and $141,158,000 at year-end 1999 and 1998, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.


42  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                   NOTE 2 SECURITIES (CONTINUED)
--------------------------------------------------------------------------------


   As of December 31, 1999, the Company had no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the FHLB, FHLMC, FNMA, GNMA and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders' equity. Although the Company holds securities issued by municipalities within the state of Illinois, which in aggregate exceed 10% of consolidated stockholders' equity, none of the holdings from individual municipal issuers exceeded this threshold.


--------------------------------------------------------------------------------
                                                                    NOTE 3 LOANS
--------------------------------------------------------------------------------


   Year-end loans were as follows:

                                                                     1999        1998
                                                                ------------------------
Commercial....................................................  $   60,570    $   64,043
Real estate - construction....................................      21,813        17,328
Real estate - mortgage........................................     142,016       141,241
Home equity...................................................      17,259        15,579
Installment...................................................       6,957         8,530
                                                                ------------------------
   Total loans................................................     248,615       246,721
Less:
   Unearned income............................................         (69)          (99)
   Deferred loan fees.........................................        (384)         (413)
                                                                ------------------------
   Loans, net of unearned income and deferred loan fees.......     248,162       246,209
Allowance for loan losses.....................................      (5,368)       (5,433)
                                                                ------------------------
   Loans, net.................................................  $  242,794    $  240,776
                                                                ========================


   Impaired loans were as follows:


                                                                          1999        1998          1997
                                                                        --------------------------------
Year-end loans with no allowance for loan losses allocated...........   $     0    $       0    $      0
Year-end loans with allowance for loan losses allocated..............       394        3,515         754
Amount of the allowance allocated....................................        59          544         125
Year-end non-accrual loans, including impaired loans.................       394        3,804       1,003
Average of impaired loans during the year............................       779        1,695         776
Interest income recognized during impairment.........................        30           84          36
Cash-basis interest income recognized on impaired loans..............        30           84          36


   Related party loans were as follows:

                                                                     1999
                                                                  ----------
Total loans at beginning of year................................. $     435
New loans........................................................        82
Repayments.......................................................       (50)
Other changes....................................................      (171)
                                                                  ----------
   Total loans at end of year.................................... $      296
                                                                  ==========


   Real estate loans with a carrying value of $18,276,000 and $20,596,000 were pledged to secure public deposits at December 31, 1999 and 1998.

   There were no loans held for sale at year-end 1999. During 1999, loans held for sale with a carrying value of $2,520,000 were transfered to portfolio loans. At year-end 1998 there were $5,799,000 in loans held for sale that were classified as real estate mortgage loans.


                                                     NSFC ANNUAL REPORT 1999  43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES
--------------------------------------------------------------------------------


   Activity in the allowance for loan losses for the year ended December 31, follows:


                                                    1999       1998       1997
                                                  -----------------------------
Balance at beginning of year ..................   $ 5,433    $ 5,430    $ 4,839
Provision charged to operating expense ........         0         10        480
Loans charged off .............................      (683)       (73)      (209)
Recoveries on loans previously charged-off ....       618         66        320
                                                  -----------------------------
   Balance at end of year .....................   $ 5,368    $ 5,433    $ 5,430
                                                  =============================

   Activity in the allowance for other real estate owned losses for the year ended December 31, follows:



                                                                      1999     1998     1997
                                                                     -------------------------
Balance at beginning of year......................................   $  552   $ 544   $    532
Provision charged to operating expense ...........................        0      10         21
Charge-off to the allowance for other real estate owned losses ...     (176)      0          0
Recovery of allowance upon sale of other real estate owned .......     (376)      0          0
Losses on other real estate owned ................................        0      (2)        (9)
                                                                     -------------------------
   Balance at end of year.........................................   $    0   $ 552   $    544
                                                                     =========================


--------------------------------------------------------------------------------
NOTE 5 OFFICE BUILDINGS AND EQUIPMENT
--------------------------------------------------------------------------------


   Office buildings and equipment consisted of the following at December 31, 1999 and 1998:


                                                          1999        1998
                                                       ---------------------
Land.................................................  $    1,363 $    1,413
Office buildings and improvements....................       8,154      8,340
Furniture and equipment..............................       4,177      3,918
                                                       ---------------------
   Total cost........................................      13,694     13,671
Accumulated depreciation.............................      (7,518)    (7,024)
                                                       ---------------------
   Net book value....................................  $    6,176 $    6,647
                                                       =====================


   Depreciation expense amounted to $602,000 in 1999, $590,000 in 1998, and $568,000 in 1997.


--------------------------------------------------------------------------------
NOTE 6 LOAN SERVICING
--------------------------------------------------------------------------------


   Mortgage loans serviced for others are not reported as assets. These loans totaled $48,093,000 and $60,288,000 at year-end 1999 and 1998. Related escrow deposit balances were $498,000 and $566,000 at year-end 1999 and 1998.

   Activity for capitalized mortgage servicing rights was as follows for 1999, 1998 and 1997:


                                    1999       1998     1997
                                   ---------------------------
Beginning of year...............   $  195    $  120    $    80
Additions.......................        1       140         76
Amortized to expense............      (68)      (65)       (36)
                                   ---------------------------
   End of year..................   $  128    $  195     $  120
                                   ===========================


44  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                                 NOTE 7 DEPOSITS
--------------------------------------------------------------------------------


   At year-end 1999, stated maturities of time deposits were:


2000..............................................   $ 145,776
2001..............................................      17,536
2002..............................................       6,042
2003 and thereafter...............................           6
                                                     ---------
   Total..........................................   $ 169,360
                                                     =========


   Related party deposits at year-end 1999 and 1998 totaled $10,827,000 and $11,738,000.


--------------------------------------------------------------------------------
                                                               NOTE 8 BORROWINGS
--------------------------------------------------------------------------------


   Securities sold under repurchase agreements and other short-term borrowings are financing arrangements. Physical control is maintained by the Company for all other securities sold under repurchase agreements.

   The following is a summary of securities sold under repurchase agreements and other short-term borrowings at December 31, 1999 and 1998:

                                                           1999          1998
                                                        ----------------------
Securities sold under repurchase agreements............ $  64,436    $  47,990
Federal funds purchased................................     6,000            0
                                                        ----------------------
   Total............................................... $  70,436    $  47,990
                                                        ======================


   Information concerning securities sold under repurchase agreements and other short-term borrowings is summarized as follows:

                                                          1999        1998
                                                      ----------------------
Average daily balance during the year................ $  48,905    $  36,155
Average interest rate during the year................      4.66%        5.11%
Maximum month end balance during the year............ $  70,436    $  47,990

   The following is a schedule of securities sold under repurchase agreements and related securities as of December 31, 1999 by selected maturity dates:


                                OVERNIGHT        1-30 DAYS         31-90 DAYS       OVER 90 DAYS         TOTAL
                            ----------------  ----------------   ---------------  ---------------  ----------------
                            AMORTIZED  FAIR   AMORTIZED  FAIR    AMORTIZED FAIR   AMORTIZED FAIR   AMORTIZED  FAIR
                              COST     VALUE    COST     VALUE     COST    VALUE    COST    VALUE    COST     VALUE
                            --------------------------------------------------------------------------------------
U.S. Government agencies
    and corporations........ $20,770 $20,072  $13,546   $13,003  $ 3,599 $ 3,458  $29,650  $28,507  $67,565 $65,040
                             =====================================================================================

    Repurchase Agreement.... $18,428          $13,361            $ 3,578          $29,069           $64,436
                             =====================================================================================


   The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.


                                                     NSFC ANNUAL REPORT 1999  45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 9 INCOME TAXES
--------------------------------------------------------------------------------


   A summary of federal and state income taxes on operations follows:


                                             1999       1998       1997
                                           ------------------------------
Current payable tax:
   Federal...............................  $ 3,387   $  3,130   $   2,940
   State.................................       74         86         262
Deferred tax.............................      150         92           7
                                           ------------------------------
      Income tax expense.................  $ 3,611   $  3,308   $   3,209
                                           ==============================


   The components of deferred tax assets and liabilities at December 31, 1999 and 1998 follow:


                                                                   1999       1998
                                                                 ------------------
Deferred tax assets:
   Allowance for loan and other real estate owned losses ......  $ 1,715    $ 1,929
   Deferred loan fees .........................................        7          0
   Deferred compensation and directors' fees ..................      155        182
   Unrealized net loss on securities available for sale .......    2,246          0
                                                                 ------------------
        Gross deferred tax assets .............................    4,123      2,111
Deferred tax liabilities:
   Accumulated depreciation ...................................     (528)      (567)
   Federal Home Loan Bank stock dividend ......................      (37)       (37)
   Unrealized net gain on securities available for sale .......        0       (403)
   Deferred loan fees .........................................        0        (34)
   Mortgage servicing rights ..................................      (50)       (75)
   Other items ................................................     (104)       (90)
                                                                 ------------------
        Gross deferred tax liabilities ........................     (719)    (1,206)
                                                                 ------------------
          Net deferred tax asset ..............................  $ 3,404    $   905
                                                                 ==================


   No valuation allowance is required for deferred tax assets.


   The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:


                                                                         1999      1998       1997
                                                                      -----------------------------
Income tax calculated at statutory rate (34%) .....................   $ 3,908    $ 3,608    $ 3,474
Add (subtract) tax effect of:
   Tax-exempt income, net of disallowed interest expense ..........      (383)      (380)      (431)
   State income tax, net of federal tax benefit ...................        76         71        156
   Other items, net ...............................................        10          9         10
                                                                      -----------------------------
      Income tax expense ..........................................   $ 3,611    $ 3,308    $ 3,209
                                                                      =============================



   Prior to being merged with the Bank, First Federal Bank, fsb (the "Thrift") qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years after 1987 prior to being merged with the Bank. These provisions carry forward to the Bank after the merger of the Thrift into the Bank. The related amount of excess bad debt reserve which must be recaptured is not material. Retained earnings at December 31, 1999 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in recording approximately $1,266,000 of deferred tax liability which is currently not recorded.


46  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                               NOTE 10 - OMNIBUS INCENTIVE PLANS
--------------------------------------------------------------------------------


   The Omnibus Incentive Plan (the "Plan") authorizes the issuance of up to 375,000 shares of the Company's common stock, including granting of non-qualified stock options, restricted stock and stock appreciation rights.

   Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company has not granted any stock options since SFAS No. 123 became effective. Stock options are used to reward directors and officers and provide them with an additional equity interest. Options are issued for 10 year periods and are fully vested when granted.

   Information about option grants follows:

                                                NUMBER     WEIGHTED-AVERAGE
                                              OF OPTIONS    EXERCISE PRICE
                                              ------------------------------
   Outstanding, beginning of 1997..........     25,890        $   8.32
   Exercised 1997..........................       (500)           8.40
                                                ------
   Outstanding, end of 1997................     25,390            8.32
   Exercised 1998..........................     (6,535)           8.32
                                                ------
   Outstanding, end of 1998................     18,855            8.32
   Exercised 1999..........................     (4,945)           8.32
                                                ------
   Outstanding, end of 1999................     13,910            8.32
                                                ======

   At year-end 1999, options outstanding had a remaining option life of 2 years.

   The Committee of the Board of Directors at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company's common stock which is the subject of such grant over the grant price. As of December 31, 1999 and 1998, 12,280 and 14,990 stock appreciation rights were outstanding at $8.32. The Company's (income) expense was ($30,000), $25,000, and $114,000, for the years ended December 31, 1999, 1998, and 1997. The stock appreciation rights will expire during 2002.


                                                     NSFC ANNUAL REPORT 1999  47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 11 - COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES
--------------------------------------------------------------------------------


   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

   At year-end 1999 and 1998, reserves of $4,513,000 and $3,165,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

   A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:

Unused lines of credit and commitments to make loans:

                                            1999        1998
                                         ---------------------
   Fixed rate.......................     $  19,776  $  19,999
   Variable rate....................        67,664     60,009
                                         ---------------------
      Total.........................     $  87,440  $  80,008
                                         =====================
Standby letters of credit...........     $   5,318  $   6,598
                                         =====================


Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.00% to 9.00% at December 31, 1999.


48  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                  NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------


   The following methods and assumptions were used to estimate fair values for financial instruments. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For loans or deposits and securities sold under repurchase agreements, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance-sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

   The estimated year end fair values of financial instruments were:


                                                              CARRYING       ESTIMATED
                                                                VALUE       FAIR VALUE
1999                                                          --------------------------
Financial assets:
  Cash and cash equivalents ................................   $  16,900    $  16,900
  Interest bearing deposits in financial institutions -
   maturities over 90 days .................................         100          100
  Securities available for sale ............................     196,684      196,684
  Loans, net ...............................................     242,794      245,838
  Direct lease financing ...................................       2,138        2,175
  Accrued interest receivable ..............................       4,361        4,361
Financial liabilities:
  Deposits .................................................   $(334,251)   $(333,547)
  Securities sold under repurchase agreements and other
   short-term borrowings ...................................     (70,436)     (70,436)
  Advances from borrowers for taxes and insurance ..........        (645)        (645)
  Accrued interest payable .................................      (3,640)      (3,640)

                                                              CARRYING       ESTIMATED
                                                                VALUE       FAIR VALUE
1998                                                          --------------------------
Financial assets:
  Cash and cash equivalents ................................   $  27,959    $  27,959
  Interest bearing deposits in financial institutions -
   maturities over 90 days .................................         100          100
  Securities available for sale ............................     200,861      200,861
  Loans, net ...............................................     240,776      250,721
  Direct lease financing ...................................         987        1,001
  Accrued interest receivable ..............................       4,408        4,408
Financial liabilities:
  Deposits .................................................   $(355,756)   $(356,971)
  Securities sold under repurchase agreements and
   other short-term borrowings .............................     (47,990)     (47,990)
  Federal Home Loan Bank advances ..........................     (10,000)      (8,482)
  Advances from borrowers for taxes and insurance ..........        (992)        (992)
  Accrued interest payable .................................      (3,951)      (3,951)


                                                     NSFC ANNUAL REPORT 1999  49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 13 - REGULATORY MATTERS
--------------------------------------------------------------------------------


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

   Actual capital levels and minimum required levels were as follows at December 31, 1999 and 1998:


                                                                                                      MINIMUM REQUIRED TO
                                                                                MINIMUM REQUIRED      BE WELL CAPITALIZED
                                                                                   FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                                                   ACTUAL       ADEQUACY PURPOSES     ACTION REGULATIONS
                                                              ------------------------------------------------------------
                                                              AMOUNT    RATIO     AMOUNT    RATIO      AMOUNT    RATIO
                                                              ------------------------------------------------------------
1999
   Total Capital
     (to risk weighted assets)
     Consolidated...........................................  $72,996   22.72%   $25,707    8.00%     $32,134   10.00%
     Bank...................................................   72,500   22.57     25,696    8.00       32,120   10.00
   Tier I Capital
     (to risk weighted assets)
     Consolidated...........................................   68,979   21.47     12,854    4.00       19,280    6.00
     Bank...................................................   68,485   21.32     12,848    4.00       19,272    6.00
   Tier I Capital
     (to average assets)
     Consolidated...........................................   68,979   14.53     18,991    4.00       23,739    5.00
     Bank...................................................   68,485   14.43     18,985    4.00       23,731    5.00
1998
   Total Capital
     (to risk weighted assets)
     Consolidated...........................................  $68,264   21.84%   $25,004    8.00%     $31,256   10.00%
     Bank...................................................   67,755   21.69     24,993    8.00       31,241   10.00
   Tier I Capital
     (to risk weighted assets)
     Consolidated...........................................   64,357   20.59     12,502    4.00       18,753    6.00
     Bank...................................................   63,850   20.44     12,496    4.00       18,745    6.00
   Tier I Capital
     (to average assets)
     Consolidated...........................................   64,357   13.69     18,801    4.00       23,501    5.00
     Bank...................................................   63,850   13.59     18,795    4.00       23,493    5.00


   The Company and Bank at year end 1999 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

   The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 1999, $13,393,000 of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.


50  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                NOTE 14 - EARNINGS PER SHARE AND CAPITAL MATTERS
--------------------------------------------------------------------------------


   Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows (restated for the five-for-one stock split in 1998):


                                                                   1999        1998        1997
                                                                 ---------------------------------
Average outstanding common shares ............................   4,457,448   4,449,996   4,446,450
Effect of stock options ......................................       9,023       9,987       9,055
                                                                 ---------------------------------
Average outstanding shares for diluted earnings per share ....   4,466,471   4,459,983   4,455,505
                                                                 =================================


   On April 23, 1998, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the authorized common shares and effect a five-for-one stock split. All prior period earnings per share and dividends per share information have been restated to reflect the five-for-one stock split. Information related to stockholders' equity at December 31, 1999 and 1998 was as follows:

                                             1999          1998
   Par value per share.................... $     0.40  $     0.40
   Authorized shares......................  6,500,000   6,500,000
   Issued and outstanding shares..........  4,458,345   4,453,400



                                                     NSFC ANNUAL REPORT 1999  51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 & 1997
--------------------------------------------------------------------------------
NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


   Following are condensed parent company financial statements.

Condensed Balance Sheets

December 31,                                                     1999       1998
                                                                -----------------
Assets
Cash on deposit at subsidiary bank - noninterest bearing ....   $   689   $   775
Interest bearing deposits in unaffiliated bank ..............        39        38
                                                                -----------------
   Total cash and cash equivalents ..........................       728       813
Investment in wholly-owned subsidiary
   Equity in underlying book value of Bank of Waukegan ......    64,933    64,488
   Goodwill, net ............................................       107       118
                                                                -----------------
     Total investment in subsidiary .........................    65,040    64,606
Other assets ................................................       176        51
                                                                -----------------
     Total assets ...........................................   $65,944   $65,470
                                                                =================
Liabilities and Stockholders' Equity
Accounts payable and other liabilities ......................   $   410   $   357
Stockholders' equity ........................................    65,534    65,113
                                                                -----------------
   Total liabilities and stockholders' equity ...............   $65,944   $65,470
                                                                =================



Condensed Statements of Income


Years ended December 31,                                       1999     1998     1997
                                                             ------------------------
Operating income
   Dividends from Bank ....................................  $3,345   $2,677   $2,124
   Interest income ........................................       1        2        1
                                                             ------------------------
     Total operating income ...............................   3,346    2,679    2,125
Operating expenses ........................................     152      160      218
                                                             ------------------------
Income before income taxes and equity in undistributed
 earnings of Bank .........................................   3,194    2,519    1,907
Income tax benefit ........................................      55       57       80
                                                             ------------------------
Income before equity in undistributed earnings of Bank ....   3,249    2,576    1,987
Equity in undistributed earnings of Bank ..................   4,635    4,728    5,023
                                                             ------------------------
   Net income .............................................  $7,884   $7,304   $7,010
                                                             ========================


Condensed Statements of Cash Flows

Years ended December 31,                                  1999       1998       1997
                                                        -----------------------------
Cash flows from operating activities
   Net income .......................................   $ 7,884    $ 7,304    $ 7,010
   Adjustments to reconcile net income to net
    cash from operating activities
     Equity in undistributed earnings of Bank .......    (4,635)    (4,728)    (5,023)
     Goodwill amortization ..........................        11         11         11
     (Increase) decrease in other assets ............      (125)        77        311
     Increase (decrease) in other liabilities .......        82       (144)      (111)
                                                        -----------------------------
     Net cash from operating activities .............     3,217      2,520      2,198
Cash flows from financing activities
   Exercise of stock options ........................        42         54          4
   Dividends paid ...................................    (3,344)    (2,671)    (2,134)
                                                        -----------------------------
   Net cash from financing activities ...............    (3,302)    (2,617)    (2,130)
                                                        -----------------------------
Increase (decrease) in cash and cash equivalents ....       (85)       (97)        68
Cash and cash equivalents at beginning of year ......       813        910        842
                                                        -----------------------------
Cash and cash equivalents at end of year ............   $   728    $   813    $   910
                                                        =============================



52  NSFC ANNUAL REPORT 1999

                  (TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                           NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                            NOTE 16 - OTHER COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

   Other comprehensive income (loss) components and related taxes were as follows:


                                                                            1999       1998      1997
                                                                          ----------------------------
Unrealized holding gains (losses) on securities available for sale ....   $(6,840)   $   277    $   797
Tax effect ............................................................     2,650       (108)      (319)
                                                                          ----------------------------
   Other comprehensive income (loss) ..................................   $(4,190)   $   169    $   478
                                                                          =============================


--------------------------------------------------------------------------------
                                                   NOTE 17 - SEGMENT INFORMATION
--------------------------------------------------------------------------------


   The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, investments and deposits provide the revenues in the banking operation, servicing fees and loan sales provide the revenues in mortgage banking, and trust fees provide the revenues in trust operations. All operations are domestic.

   Management began evaluating mortgage banking as a separate segment in August, 1998. The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 1999, 1998 or 1997.

   Information reported internally for performance assessment follows:



1999                                        OTHER     TOTAL
                                 BANKING   SEGMENTS  SEGMENTS
                                 ----------------------------
Net interest income ..........   $17,773   $     0   $17,773
Other revenue ................     2,311     1,190     3,501
Other expenses ...............     8,558     1,221     9,779
                                 ----------------------------
Segment profit ...............   $11,526   $   (31)  $11,495
                                 ============================


1998                                        OTHER     TOTAL
                                 BANKING   SEGMENTS  SEGMENTS
                                 ----------------------------
Net interest income ..........   $17,310   $     0   $17,310
Provision for loan losses ....        10         0        10
Other revenue ................     1,833     1,102     2,935
Other expenses ...............     8,656       967     9,623
                                 ----------------------------
Segment profit ...............   $10,477   $   135   $10,612
                                 ===========================


1997                                        OTHER     TOTAL
                                 BANKING   SEGMENTS  SEGMENTS
                                 ----------------------------
Net interest income ..........   $17,144   $     0   $17,144
Provision for loan losses ....       480         0       480
Other revenue ................     2,062       625     2,687
Other expenses ...............     8,668       464     9,132
                                 ----------------------------
Segment profit ...............   $10,058   $   161   $10,219
                                 ===========================


                                                     NSFC ANNUAL REPORT 1999  53

NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------


   ANNUAL MEETING: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 27, 2000 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

   We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year's meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board and Chief Executive Officer, at Northern States Financial Corporation.

   FORM 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation's Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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

   TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSEMENTS: Stockholders with a change of address or related inquiries should contact:

         Firstar Bank, NA
         Investors Services Unit
         1555 N. Rivercenter Dr., Suite 301
         Milwaukee, Wisconsin 53212
         (800) 637-7549

   QUARTERLY CALENDAR: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

   SEMI-ANNUAL DIVIDEND DATES: Dividends are expected to be announced and paid on the following schedule during 2000:

            Half          Record Date      Payment Date

            First           May 15            June 1
           Second         November 15       December 1


   STOCK MARKET INFORMATION: The common stock of Northern States Financial Corporation is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ Small-Cap Market) under the ticker symbol NSFC. Stock price quotations are published daily in the Chicago Tribune and Chicago Sun-Times newspapers and, when traded, in The Wall Street Journal. The stock is commonly listed as NthnStat.

   As of December 31, 1999 there were 6,500,000 common shares authorized; 4,458,345 common shares were outstanding, held by approximately 435 registered stockholders.

   As of February 29, 2000, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

         Herzog, Heine, Geduld, Inc.
         Miami, Florida
         (800) 966-7022 or (305) 932-5880
         Howe Barnes Investments, Inc.
         Chicago, Illinois
         (800) 800-4693 or (312) 655-2995
         Spear Leeds & Kellogg Capital Markets
         Jersey City, New Jersey
         (800) 526-3160 or (201) 418-4000

   PRICE SUMMARY: The following schedule details our stock's quarter ending bid and ask price:

                           1999              1998
                        BID     ASK       BID     ASK
----------------------------------------------------------
Quarter Ended:
   March 31        $ 23 7/8  $ 24       $ 32     $ 33 5/8
   June 30           23 1/2    23 7/8     34 3/8   34 3/4
   September 30      23        23 1/2     27       27 5/8
   December 31       22 1/2    23         24 5/8   25

                                              2000
                                          BID     ASK
-----------------------------------------------------
For the First Quarter:
   (through March 1, 2000)             $ 20   $ 21


   CASH DIVIDENDS: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company's formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

                         June 1    December 1      Total
                      ----------------------------------
   1994               $    .14      $   .15     $    .29
   1995                    .16          .17          .33
   1996                    .19          .21          .40
   1997                    .23          .25          .48
   1998                    .28          .32          .60
   1999                    .35          .40          .75

   INDEPENDENT AUDITORS:
   Crowe, Chizek and Company LLP
   Oak Brook, Illinois


54  NSFC ANNUAL REPORT 1999