Form 10-K405, Exhibit 13
period 2000-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2001-03-27
CIK 744485

NORTHERN STATES FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

($ 000s, except per share data)
As of or for the Year Ended December 31,	2000	1999	1998	1997	1996

INCOME STATEMENT DATA:

Interest income	$37,207	$32,778	$34,206	$32,759	$31,671

Interest expense	19,220	15,005	16,896	15,615	14,808

Net interest income	17,987	17,773	17,310	17,144	16,863

Provision for loan losses	0	0	10	480	1,190

Net interest income after provision for loan losses	17,987	17,773	17,300	16,664	15,673

Noninterest income	3,131	3,501	2,935	2,687	3,239

Noninterest expense	9,682	9,779	9,623	9,132	10,372

Income before income taxes	11,436	11,495	10,612	10,219	8,540

Provision for income taxes	3,502	3,611	3,308	3,209	2,529

Net Income	$7,934	$7,884	$7,304	$7,010	$6,011

BALANCE SHEET DATA:

Cash, noninterest bearing	$17,013	$16,740	$15,176	$14,200	$15,247

Investments (2)	204,224	196,944	213,744	192,078	166,585

Loans, net	294,162	242,794	240,776	236,794	227,814

Direct lease financing	7,417	2,138	987	1,274	999

All other assets	15,440	18,065	15,238	14,640	15,919

Total Assets	$538,256	$476,681	$485,921	$458,986	$426,564

Deposits	$373,121	$334,251	$355,756	$347,950	$328,795

Other borrowings	73,618	70,436	47,990	38,504	36,758

Federal Home Loan Bank advances	10,000	0	10,000	5,000	0

All other liabilities	9,078	6,460	7,062	7,337	6,176

Stockholders’ equity	72,439	65,534	65,113	60,195	54,835

Total Liabilities & Stockholders’ Equity	$538,256	$476,681	$485,921	$458,986	$426,564

PER SHARE DATA: (4)

Basic earnings per share	$1.78	$1.77	$1.64	$1.58	$1.35

Diluted earnings per share	1.78	1.77	1.64	1.57	1.35

Cash dividends declared	0.90	0.75	0.60	0.48	0.40

Book value (at end of year)	16.24	14.70	14.63	13.54	12.33

SELECTED FINANCIAL AND OTHER RATIOS:

Return on average assets (1)	1.59%	1.67%	1.55%	1.61%	1.43%

Return on average equity	11.80	12.05	11.66	12.28	11.47

Average stockholders’ equity to average assets	13.46	13.84	13.29	13.13	12.47

Tax equivalent interest rate spread (1)	2.84	3.26	3.06	3.39	3.64

Tax equivalent net interest income to average earning assets (1)	3.87	4.11	3.99	4.33	4.50

Non-performing assets to total assets	1.14	0.72	1.36	0.78	0.94

Dividend payout ratio (3)	50.60	42.42	36.57	30.44	29.60

(1)	Does not reflect impact of securities available for sale on average balances.

(2)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale.

(3)	Total cash dividends divided by net income.

(4)	Information prior to 1998 was restated to reflect five-for-one stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following is a discussion and analysis of Northern States Financial Corporation’s (the “Company”) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has one wholly owned subsidiary, the Bank of Waukegan (the “Bank”). The Bank is a commercial banking company that provides traditional banking services, including mortgage and trust services, to corporate, retail and civic entities in the market.

      The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate. Among other things, these agencies limit the

NSFC ANNUAL REPORT 2000 18

NORTHERN STATES FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

activities in which the Company and the Bank may engage, the investments and loans that the Bank may fund, and the reserves against deposits which the Bank must maintain.

      The statements contained in management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2001 and beyond to differ materially from those expressed in any such forward-looking statements.

TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

($ 000s)
For the Year Ended December 31,	2000			1999			1998

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets

Loans (1) (2) (3)	$274,194	$24,963	9.10%	$244,039	$20,896	8.56%	$242,020	$21,903	9.05%

Taxable securities (5)	171,403	10,836	6.11	175,146	10,663	6.00	167,117	10,263	6.16

Securities exempt from federal income taxes (2) (5)	17,835	1,355	7.56	20,754	1,568	7.68	19,552	1,543	8.18

Interest bearing deposits in financial institutions	229	14	6.11	296	16	5.41	428	25	5.84

Federal funds sold	9,080	581	6.40	6,171	298	4.83	21,157	1,135	5.36

Interest earning assets	472,741	37,749	7.88	446,406	33,441	7.46	450,274	34,869	7.76

Noninterest earning assets	26,784			26,293			20,823

Average assets (4)	$499,525			$472,699			$471,097

Liabilities and Stockholders’ Equity

NOW deposits	$42,688	1,152	2.70	$46,403	1,204	2.59	$39,310	1,157	2.94

Money market deposits	35,664	1,400	3.93	40,557	1,416	3.49	42,400	1,656	3.91

Savings deposits	44,283	1,211	2.73	45,553	1,275	2.80	44,067	1,311	2.98

Time deposits	183,763	10,976	5.97	169,901	8,526	5.02	188,365	10,413	5.53

Other borrowings	74,697	4,481	6.00	54,852	2,584	4.71	45,582	2,359	5.18

Interest bearing liabilities	381,095	19,220	5.04	357,266	15,005	4.20	359,724	16,896	4.70

Demand deposits	43,122			43,128			40,254

Other noninterest bearing liabilities	8,067			6,886			8,500

Stockholders’ equity	67,241			65,419			62,619

Average liabilities and stockholders’ equity	$499,525			$472,699			$471,097

Net interest income		$18,529			$18,436			$17,973

Net yield on interest earning assets			3.87%			4.11%			3.99%

Interest bearing liabilities to earning assets ratio			80.61%			80.03%			79.89%

(1)	- Interest income on loans includes loan origination and other fees of $344 for 2000, $353 for 1999, and $475 for 1998. Average loans include direct lease financing.

(2)	- Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

(3)	- Non-accrual loans are included in average loans.

(4)	- Average balances are derived from the average daily balances.

(5)	- Rate information was calculated based on the average amortized cost for securities. The 2000, 1999, and 1998 average balance information includes an average unrealized gain (loss) for taxable securities of $(5,957), $(2,425), and $397. The 2000, 1999, and 1998 average balance information includes an average unrealized gain (loss) of $(97), $344, and $682 for tax-exempt securities.

NSFC ANNUAL REPORT 2000 19

NORTHERN STATES FINANCIAL CORPORATION

      NET INTEREST INCOME

      Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

      Interest income is the primary source of revenue for the Company. It comprised 92.2% of the Company’s total revenues in 2000, 90.4% in 1999 and 92.1% in 1998.

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

      As indicated in Table 1, the Company’s net interest income on a fully tax equivalent basis rose slightly in 2000 to $18,529,000, an increase of $93,000 from 1999.

      Several factors affect net interest income. One factor is changes in interest rates that are generally indicated by the changes in the prime lending rate. The prime rate at the beginning of 2000 was 8.50% and increased to 9.00% by the end of the first quarter of 2000. During the second quarter of 2000 the prime rate increased to 9.50% where it remained until year-end. The average weighted prime lending rate in 2000 was 9.23% an increase of 121 basis points from 8.02% in 1999, and was 8.36% in 1998. The increase in general interest rates is evidenced by the increase in rates earned on average federal funds sold that increased 157 basis points in 2000 from 1999 after decreasing 53 basis points in 1999 from 1998. Although average rates in 2000 were above 1999 levels, rates on government securities in the fourth quarter of 2000 began to decline. In early January 2001 the prime rate was lowered to 9.00% and in early February 2001 was reduced to 8.50%. It is expected that interest rates on average will be lower in 2001 than in 2000.

      Loans accounted for 58% of the Company’s average interest earning assets during 2000 and any changes to the rates earned on loans has a major impact on the net interest margin. Table 1 shows that rates earned on average loans increased to 9.10% in 2000 from 8.56% in 1999 after declining in 1999 from 9.05% in 1998. The yields in 2000 increased 54 basis points in part as a consequence of 121 basis point increase in 2000 to the average prime lending rate. Another factor impacting rates earned on loans is the Company’s mix of fixed versus variable rate loans. In times of increasing loan interest rates, as experienced in 2000, fixed rate loans will reprice at the higher rates at a slower pace than variable rate loans. As seen in Table 10, “Maturity or Repricing of Assets and Liabilities” over 53% of the Company’s loans and leases either mature or reprice within 90 days at December 31, 2000. Finally, competitive pressures impact the rates earned on loans with increased competition limiting increases in loan rates. It is expected that competition will continue to affect loan pricing in 2001.

      The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets and an increase in this ratio has a positive effect on net interest income. This percentage increased slightly for the Company during 2000 to 94.64% compared to 94.44% in 1999 and 95.58% in 1998.

      Another major factor that affects net interest income is the interest rate spread. The interest rate spread is the yield earned on interest earning assets less rates paid on interest bearing liabilities. The interest rate spread declined to 2.84% in 2000 after increasing to 3.26% in 1999 as compared to 3.06% in 1998. Declines to the interest rate spread have a negative impact on net interest income.

      Rates on interest earning assets increased 42 basis points to 7.88% in 2000 from 7.46% in 1999 after declining 30 basis points in 1999 from 1998. The increases to rates earned in 2000 on loans and on federal funds sold have been discussed previously. Rates earned on taxable securities increased slightly in 2000 by 11 basis points, reflecting the generally higher interest rates in 2000. Rates earned on tax exempt securities declined 12 basis points as the average tax exempt portfolio shrunk by $2.9 million. Fewer new tax exempt securities were added to the portfolio at the higher 2000 rates.

      Yields on interest bearing liabilities increased to a greater extent than the rates on interest earning assets during 2000 causing the interest rate spread to narrow. Rates on all interest bearing liability categories, with the exception of savings deposits, increased during 2000. Rates on interest bearing liabilities increased 84 basis points to 5.04% in 2000 from 4.20% in 1999 after declining 50 basis points in 1999 from 1998. Rates on NOW accounts were 11 basis points greater in 2000 than in 1999 after decreasing 35 basis points in 1999 compared to 1998. In March 2000, in order to meet competition, the Company introduced a new product for money market deposits of $25,000 or greater that pays rates based on the 90 day moving average of the 30 day U.S. Treasury bill rate. The annual percentage yield being paid on this new money market product at December 31, 2000 was 6.24%. Rates on regular money market deposits also were increased in September 2000 to 4.00% from 3.50%.

NSFC ANNUAL REPORT 2000 20

NORTHERN STATES FINANCIAL CORPORATION

NET INTEREST INCOME (CONTINUED)

Both these developments caused average money market rates for 2000 to increase 44 basis points from 1999 after decreasing 42 basis points in 1999 from 1998. Rates offered for time deposits with maturities over one year increased from June through October 2000 to 7.00% or greater in order to grow deposits to fund the loan growth the Company experienced during 2000. The effect of this on time deposit rates was that they increased 95 basis points in 2000 from 1999 after decreasing in 1999 by 51 basis points compared to 1998. It is expected that the average time deposit rates in 2001 will be lower compared to 2000, and as the time deposits mature they will renew at the lower rates in 2001. Rates paid on other borrowings increased 129 basis points in 2000 compared to 1999 after declining 47 basis points in 1999 from 1998. Other borrowings consist of term advances from the Federal Home Loan Bank and repurchase agreements. During 2000 the Company borrowed $10 million from the Federal Home Loan Bank and paid higher rates on repurchase agreements.

      Another factor influencing net interest income is the “interest bearing liabilities to earning assets ratio” as shown in Table 1. This ratio indicates how many cents of each dollar of earning assets are funded by an interest bearing liability. As Table 1 shows, this relationship has increased to 80.61% in 2000 from 80.03% in 1999 from 79.89% in 1998. An increase in this ratio has a negative impact on net interest income.

      Net interest income is also impacted by changes in the levels and mix of interest earning assets. Interest earning assets were $472.7 million in 2000 as compared to $446.4 million in 1999, increasing $26.3 million. Increases to the level of interest earning assets usually have a positive impact on net interest income. Average loans increased in 2000 by $30.2 million as the Company experienced good loan demand and also added some loans to its portfolio by purchasing loans or portions of loans from other financial institutions and investment banking houses. Average loans as a percentage of earning assets increased to 58.0% in 2000 as compared to 54.7% in 1999 and 53.8% in 1998. As loans as a percentage of earning assets increase there is a positive impact on yields earned on earning assets as loans normally earn higher yields than securities.

      The balance levels and mix of interest bearing deposits also affects net interest income. In 2000, total average interest bearing deposits increased $4.0 million from 1999 levels after decreasing $11.7 million in 1999 from 1998. The 2000 increase in average interest bearing deposits came from time deposits, which increased $13.9 compared to last year. The combined balances of lower cost NOW, money market and savings deposits decreased $9.9 million.

      Average other borrowings were $74.7 million in 2000 consisting primarily of repurchase agreement products, term advances from the Federal Home Loan Bank and federal funds purchased. Average borrowings increased $19.8 million in 2000 from 1999 after increasing $9.3 million in 1999 from 1998. During 2000 $10.0 million in term advances were borrowed from the Federal Home Loan Bank with average balances of $8.8 million. Federal funds purchased averaged $1.6 million during 2000 and were borrowed for short periods of time necessitated by liquidity requirements. The remaining $64.3 million of the average other borrowings in 2000 were in the form of securities sold under repurchase agreements (repurchase agreements) which the Company continues to offer as an alternative to certificates of deposit. A repurchase agreement is not subject to FDIC insurance and is not subject to reserve requirements, and therefore is less costly to the Company. The repurchase agreement also gives the customer added security for the borrowing in the form of an investment security pledged by the Company. Average repurchase agreements in 2000 were $17.4 million greater than 1999 levels, which had increased $10.7 million from 1998. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

      Interest rates paid on deposits and charged for loans during 2000 were competitive with rates offered by other local financial institutions. Management lowered time deposits rates during the last quarter of 2000 by 20 to 30 basis points as U.S. Treasury rates decreased during that time. The Bank’s time deposits remain competitive, and management expects that during 2001 average rates on time deposits will decrease as compared to 2000. This will have a positive impact on the Bank’s net interest rate spread.

      Many other factors beyond management’s control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

      The components of the changes in net interest income are shown in Table 2, “Analysis of Changes in Interest Income and Expense”. Table 2 allocates changes in net interest income between amounts attributable to changes in rate and changes in volume for the various categories of interest earning assets and interest bearing liabilities. As Table 2 indicates the increases to net interest income in 2000 were attributable to increased volumes of the balances of earning assets and liabilities while the changes due to rate had a negative effect on net interest income.

NSFC ANNUAL REPORT 2000 21

NORTHERN STATES FINANCIAL CORPORATION

      TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

($ 000s)
For the Year Ended December 31	2000 Compared to 1999			1999 Compared to 1998
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due To	Due To	Total	Due To	Due To
	Change	Volume	Rate	Change	Volume	Rate

INTEREST INCOME

Loans	$4,067	$2,690	$1,377	$(1,007)	$181	$(1,188)

Taxable securities	173	(13)	186	400	656	(256)

Securities exempt from federal income taxes	(213)	(188)	(25)	25	122	(97)

Interest bearing deposits in financial institutions	(2)	(4)	2	(9)	(7)	(2)

Federal funds sold	283	168	115	(837)	(734)	(103)

Total interest income	4,308	2,653	1,655	(1,428)	218	(1,646)

INTEREST EXPENSE

NOW deposits	(52)	(99)	47	47	194	(147)

Money market deposits	(16)	(181)	165	(240)	(70)	(170)

Savings deposits	(64)	(35)	(29)	(36)	43	(79)

Time deposits	2,450	735	1,715	(1,887)	(972)	(915)

Other borrowings	1,897	1,080	817	225	450	(225)

Total interest expense	4,215	1,500	2,715	(1,891)	(355)	(1,536)

NET INTEREST INCOME	$93	$1,153	$(1,060)	$463	$573	$(110)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.
Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

      TABLE 3 SECURITIES AVAILABLE FOR SALE

($ 000s)
As of December 31,	2000		1999		1998

		% of Total		% of Total		% of Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$1,004	0.53%	$4,998	2.54%	$13,109	6.53%

Government agencies and corporations	165,518	87.09	162,091	82.41	152,440	75.89

States & political subdivisions	15,596	8.21	20,710	10.53	23,428	11.67

Mortgage-backed securities	5,383	2.83	6,712	3.41	9,728	4.84

Equity securities	2,549	1.34	2,173	1.11	2,156	1.07

Total securities available for sale	$190,050	100.00%	$196,684	100.00%	$200,861	100.00%

As of December 31, 2000, the Company had no securities of a single issuer, other than U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of stockholders’ equity. Although the Company holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of consolidated stockholders’ equity, none of the holdings from individual municipal issuers exceed this threshold.

The Company holds local municipal bonds which, although not rated, are considered low risk investments.

NSFC ANNUAL REPORT 2000 22

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES

      All securities of the Company at December 31, 2000 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

      The carrying value of the securities portfolio decreased $6.6 million to $190.1 million at year-end 2000 as compared to $196.7 million at year-end 1999 after showing a decrease of $4.2 million at year-end 1999 from 1998. Average securities, as shown in Table 1 also reflects the 2000 decrease showing a decline of average securities of $6.7 million in 2000 from 1999. The net unrealized loss to the securities portfolio improved $4.8 million at December 31, 2000 compared to December 31, 1999 and reflects lower bond interest rates at year-end 2000 compared to year-end 1999. The consolidated statements of cash flows show that during 2000, $17.1 million in securities matured or were called while only $5.5 million in securities were purchased. Holdings of U.S. Treasury securities declined $4.0 million at December 31, 2000 compared to December 31, 1999. U.S. Government agencies and corporation issues increased by $3.4 million, to $165.5 million, at December 31, 2000, from $162.1 million at December 31, 1999 resulting primarily from improvement in the net unrealized loss on these securities.

      The Company attempts to keep at least half its portfolio in U.S. Treasury and U.S. Government agency issues, as indicated for all periods reported in Table 3, “Securities Available for Sale”. The Company uses the U.S. Treasury and U.S. Government agency issues for pledging purposes to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2000 the Company had $158.1 million of the U.S. Treasury and U.S. Government agency issues pledged. The Company also uses U.S. Treasury and U.S. Government agency issues to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury and U.S. Government agency issues comprised over 87% of the total portfolio at December 31, 2000.

      Holdings of securities issued by states and political subdivisions, of which over 90% are tax-exempt, decreased by $5.1 million to $15.6 million at December 31, 2000 after decreasing $2.7 million at year-end 1999 compared to 1998. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy. The Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

      The Company, at December 31, 2000, has 2.8% of its securities portfolio invested in mortgage-backed securities. Mortgage-backed securities balances at December 31, 2000 were $5.4 million, a decrease of $1.3 million from the previous year, which reflects principal reductions. These principal reductions are made as borrowers make scheduled principal payments on the mortgages that underlie these securities.

      The Company’s equity securities totaled $2.5 million at December 31, 2000 and consisted of Student Loan Marketing Association (SLMA) and Federal Home Loan Bank (FHLB) stock.

      Efforts by the Company to maintain appropriate liquidity includes periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased.

      The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2000 is shown in Table 4, “Securities Maturity Schedules & Yields”.

NSFC ANNUAL REPORT 2000 23

NORTHERN STATES FINANCIAL CORPORATION

      TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

			Greater than 1 yr.		Greater than 5 yrs.
Securities available for sale	Less than or		and less than or		and less than or
($ 000s)	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.

As of December 31, 2000	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury	$1,004	6.16%	$0	0.00%	$0	0.00%

U.S. Government agencies and corporations	3,988	5.71	150,526	6.07	11,004	6.45

States & political subdivisions (1)	5,075	7.68	7,801	7.48	2,720	7.09

Mortgage-backed securities (2)	0	0.00	755	6.00	1,183	7.34

Equity securities	1,538	6.30	1,011	5.37	0	0.00

Total	$11,605	6.69%	$160,093	6.13%	$14,907	6.64%

[Additional columns below]

[Continued from above table, first column(s) repeated]

Securities available for sale	Greater
($ 000s)	than 10 yrs.		Totals

As of December 31, 2000	Balance	Yield	Balance	Yield

U.S. Treasury	$0	0.00%	$1,004	6.16%

U.S. Government agencies and corporations	0	0.00	165,518	6.09

States & political subdivisions (1)	0	0.00	15,596	7.48

Mortgage-backed securities (2)	3,445	7.19	5,383	7.06

Equity securities	0	0.00	2,549	5.93

Total	$3,445	7.19%	$190,050	6.23%

(1)	-	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2)	-	Mortgage-backed securities and collateralized mortgage obligations reflect the contractual maturity of the related instrument.

      TABLE 5 LOAN PORTFOLIO

($ 000s)
As of December 31,	2000	1999	1998	1997	1996

Commercial	$94,353	$60,570	$64,043	$54,701	$50,762

Real estate-construction	25,538	21,813	17,328	26,768	26,905

Real estate-mortgage	149,869	142,016	141,241	138,134	133,566

Home equity	20,233	17,259	15,579	14,722	12,986

Installment	9,361	6,957	8,530	8,544	9,203

Total loans	299,354	248,615	246,721	242,869	233,422

Unearned income	(16)	(69)	(99)	(154)	(240)

Deferred loan fees	(487)	(384)	(413)	(491)	(529)

Loans, net of unearned income and deferred loan fees	298,851	248,162	246,209	242,224	232,653
Allowance for loan losses	(4,689)	(5,368)	(5,433)	(5,430)	(4,839)

Loans, net	$294,162	$242,794	$240,776	$236,794	$227,814

The Company had no foreign loans outstanding at December 31, 2000.

LOAN PORTFOLIO

      The Company experienced good loan growth during 2000. As shown in Table 5, “Loan Portfolio”, total loans increased to $299,354,000 at December 31, 2000, the highest level in the Company’s history. Gross loans increased $50,739,000 or 20.4% over year-end 1999, following an increase in 1999 of $1,894,000 or .8% over year-end 1998. Table 1 shows that average loans for 2000 were $274,194,000, an increase of $30,155,000 or 12.4% over the average loans in 1999 compared to an increase to average loans in 1999 of $2,019,000 or .8% over 1998 levels.

      Commercial loans at year-end increased $33.8 million to $94.4 million as of December 31, 2000 after decreasing $3.5 million in 1999. Almost half of the increase in commercial loans during 2000 reflects strong loan demand during the year from existing and new commercial loan customers. The Bank also increased its commercial loan portfolio by purchasing $17 million in loans or portions of loans from other financial institutions and investment banking houses. These loans were purchased without recourse.

      The real estate construction loan portfolio increased $3.7 million during 2000, with balances at December 31, 2000 of $25.5 million compared to $21.8 million for 1999. The Company has developed an expertise in construction lending and has developed a portfolio of

NSFC ANNUAL REPORT 2000 24

NORTHERN STATES FINANCIAL CORPORATION

LOAN PORTFOLIO (CONTINUED)

construction and construction-related loans. The construction portfolio consists of loans to residential builders and housing developers and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the company doing the construction. Construction loans are generally made on properties that are under sold contracts. Loans are secured by first lien positions on the real estate and have loan to value ratios between 50% - 75% of the appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years.

      The mortgage loan portfolio increased by $7,853,000 at December 31, 2000 as compared to December 31, 1999, as shown in Table 5. During 1999 real estate mortgage loans had increased $775,000 from year-end 1998. A large percentage of the mortgage loan portfolio is for commercial use and purposes where real estate is used as collateral for the loan. Many of the Company’s construction loans become part of the mortgage loan portfolio upon completion of the construction projects for commercial purpose buildings. These commercial related mortgages are primarily made at fixed rates with call features after five years.

      The Bank has a mortgage banking operation that takes and processes loan applications for home mortgages. These loans are then “table funded” by the institution that ultimately fund and own the loan, with the Bank receiving a fee. During 2000 $5.3 million in “table funded” mortgage loans were made compared to $14.7 million in 1999. Prior to 2000, the Bank, in addition to processing loan applications through the “table funded’ method, would also originate, fund and then sell home mortgages on the secondary market resulting in a gain on the sale of the loan. During 1999, the Bank originated $11.6 million in loans for sale on the secondary market. Increased home mortgage rates during 2000 slowed demand for mortgages and the lower volumes by the mortgage banking operation in 2000 compared to 1999 reflect this.

      During 2000, the Bank did not originate and fund mortgage loans for sale in the secondary market and there were no loans held for sale on December 31, 2000 and 1999. During 1999, $2,520,000 in loans held for sale were transferred to the loan portfolio at their estimated market value with no resulting loss.

      There were no mortgage servicing rights booked by the Bank during 2000 since the mortgage banking operation no longer originates mortgages for sale on the secondary market. The Bank still services mortgage loans funded and sold in previous years, which generated fee income in 2000 of $114,900. The unpaid principal balances of these loans at December 31, 2000 and 1999 were $42.1 million and $48.1 million.

      Home equity loans are a product where consumers can use the equity in their homes to finance purchases and may allow the consumer to receive an interest deduction on their tax return. The interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to grow in the future. The home equity portfolio continued to grow during 2000 with balances of approximately $20.2 million at December 31, 2000, an increase of 17.2% from December 31, 1999 levels which had increased 10.8% from 1998.

      Installment loans totaled $9.4 million at year-end 2000 increasing $2.4 million from 1999 levels after decreasing $1.6 million during 1999 compared to 1998. As a part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing alternatives for the purchase of consumer goods.

      The Company has a direct lease financing portfolio, which increased in 2000 to $7.4 million from $2.1 million in 1999. During 2000 the Company purchased $5.0 million in leases from an investment banking house. The purchased leases carry a surety bond that guarantees payment performance.

MATURITY OF LOANS

      Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate construction loan portfolio.

      Although Table 6, shows $4.4 million in construction loans maturing in greater than five years, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than three years. At that time the loans will be reclassified as mortgages.

      The short-term sensitivity of the commercial and real estate construction loan portfolio to interest rate changes is reflected in the fact that approximately 52.7% of the loans are scheduled to mature or are subject to rate change within one year. Of the remaining loans maturing beyond one year, 68.5% of these loans are subject to immediate repricing.

NSFC ANNUAL REPORT 2000 25

NORTHERN STATES FINANCIAL CORPORATION

      TABLE 6 LOAN MATURITY SCHEDULE

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2000	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total

Commercial	$45,088	$35,410	$13,855	$94,353

Real estate-construction	18,102	3,007	4,429	25,538

Total	$63,190	$38,417	$18,284	$119,891

Percent of total	52.71%	32.04%	15.25%	100.00%

Commercial and construction loans maturing after one year:

Fixed rate	$17,858

Variable rate	38,843

Total	$56,701

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.

NON-PERFORMING ASSETS

      Non-performing assets consist of non-performing loans and other real estate owned. As shown in Table 7, “Non-performing Assets”, at year-end 2000 non-performing assets were $6,134,000 increasing $2,697,000 from year-end 1999 after declining during 1999 by $3,117,000 from December 31, 1998.

      Non-performing loans, which include impaired loans are: (1) loans accounted for on a noninterest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total non-performing loans at December 31, 2000 were $4,112,000, as compared to $815,000 at December 31, 1999 and $4,117,000 at December 31,1998. A major portion of the increase in non-performing loans at year-end 2000 came from five creditors with combined loan balances of $3,541,000 which account for over 85% of the non-performing loans. These five creditors’ loan balances range from $400,000 to $1,200,000 and all but $1,000,000 are secured by real estate. During 1999, the majority of the decrease in non-performing loans was the result of one non-accrual credit of $3,010,000 at year-end 1998 that was foreclosed on and sold during 1999 with a resulting gain of $157,000.

      Impaired loans are included in non-performing loans and totaled $1,728,000 and $394,000 at December 31, 2000 and December 31, 1999. The Bank considers a loan impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. No interest income was recognized on impaired loans in 2000. In 1999, $30,000 in interest income was recognized on impaired loans, which was all cash basis income, compared to $84,000 recognized on impaired loans in 1998.

      Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. As illustrated in Table 7, non-accrual loans at December 31, 2000 totaled $1,739,000 compared to $394,000 at December 31, 1999, an increase of $1,345,000. A breakdown of the $1,739,000 in non-accrual loans at December 31, 2000 shows $1,328,000 in commercial loans and $411,000 in mortgage loans.

      At December 31, 2000 Table 7 shows that the Company had $2,373,000 in loans that were 90 days past due and still accruing interest, an increase of $1,952,000 from $421,000 at December 31, 1999. A breakdown of the $2,373,000 in loans that were 90 days past due and still accruing interest at December 31, 2000 shows $449,000 in commercial loans, $1,280,000 in real estate construction loans, $635,000 in mortgage loans and $9,000 in installment loans. These loans at year-end 2000 were fully secured and in the process of collection. During 1999 loans past due and still accruing interest increased $108,000 to $421,000 as compared to $313,000 at December 31, 1998.

      Management continues to be conservative in placing loans on non-accrual status. This conservative approach is used to eliminate any unearned interest

NSFC ANNUAL REPORT 2000 26

NORTHERN STATES FINANCIAL CORPORATION

NON-PERFORMING ASSETS (CONTINUED)

income that would inflate the Company’s earnings. Management will continue its emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

      Another component of non-performing assets is other real estate owned that consists of assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Table 7 shows that at December 31, 2000 other real estate owned was $2,022,000, a reduction of $600,000 from December 31, 1999. During 2000 one property was transferred to other real estate owned from loans in the amount of $80,000 and was sold later in 2000, netting proceeds of $83,000 and resulting in a gain of $3,000. Another property in other real estate owned that had been carried at $600,000 at year-end 1999 was sold during 2000 with proceeds of $833,000 resulting in a gain of $233,000.

      On December 31, 2000, one piece of property accounted for approximately 88% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois.

      During 1994, a purchase agreement for the property, along with some neighboring parcels, was negotiated for an amount that satisfies the current carrying value. The option agreement provides for the sale of the property and provides for a fee to be paid to the Bank for the agreement and any 6-month extensions of the agreement. During 2000, the Bank received all option and extension fees at the appropriate time and the agreement remains in force. Conditions necessary to finalize the purchase include approvals from the City of Waukegan and favorable legislative action by the State of Illinois Senate and House of Representatives. It is still uncertain as to when the state legislature will consider such approval of the required legislation.

      Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

      There were no other interest earning assets at December 31, 2000 that are required to be disclosed as non-performing.

TABLE 7 NON-PERFORMING ASSETS

($ 000s)
As of December 31,	2000	1999	1998	1997	1996

LOANS

Non-accrual status	$1,739	$394	$3,804	$1,003	$1,108

90 days or more past due, still accruing	2,373	421	313	3	58

Total non-performing loans	4,112	815	4,117	1,006	1,166

Other real estate owned	2,022	2,622	2,497	2,555	2,846

Total non-performing assets	$6,134	$3,437	$6,614	$3,561	$4,012

Non-performing loans as a percentage of total loans, net of unearned income and deferred loan fees	1.38%	0.33%	1.67%	0.42%	0.50%

Non-performing assets as a percentage of total assets	1.14	0.72	1.36	0.78	0.94

Non-performing loans as a percentage of the allowance for loan losses	87.69	15.18	75.78	18.53	24.10

Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. Impaired Loans — At December 31, 2000, 1999, 1998, 1997 and 1996 impaired loans totaled $1,728, $394, $3,515, $754 and $828 and are included in non-accrual loans.

Potential Problem Loans — At December 31, 2000, there were no other loans classified as problem loans that are not included above. Other Problem Assets — At December 31, 2000, there were no other loans classified as problem assets other than the loans and other real estate owned shown above.

NSFC ANNUAL REPORT 2000 27

NORTHERN STATES FINANCIAL CORPORATION

        PROVISION FOR LOAN LOSSES

A provision is credited to an allowance for loan losses, which is maintained at a level considered by management to be adequate to absorb current loan losses. The adequacy of the loan loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Bank; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

      As mentioned previously, management discounts impaired loans based on expected cash flows or collateral values. A portion of the allowance for loan losses is then allocated to each impaired loan with a calculated collateral shortage.

      During 2000 and 1999 no provision for loan losses was made as compared to $10,000 in 1998. Throughout the year, management reviewed the level of provision necessary to maintain an adequate allowance based upon current conditions, outstanding loan volumes, and levels of non-performing and impaired loans. Management, after this careful review and with the concurrence of the Board of Directors, made no provision for loan losses during 2000 and 1999. If the levels of non-performing assets do not increase significantly during 2001 and the allowance for loan losses remains adequate, management does not expect to increase the loan loss provision for 2001.

      As shown in Table 8, “Analysis of the Allowance for Loan Losses”, during 2000 there were net charge-offs of $679,000. The net charge-offs lowered the allowance for loan losses to $4,689,000 at December 31, 2000 from $5,368,000 at December 31, 1999. The allowance for loan losses was 1.57% of gross loans outstanding at December 31, 2000 compared to 2.16% at the end of the previous year.

      Table 8 also indicates the types of loans charged-off and recovered for the five years from 1996 through 2000 as well as each year’s provision.

      Because management is not certain as to the full collectability of the non-performing loans, potential loss exposure has been provided in the Company’s allocation of the allowance for loan losses as illustrated in Table 9, “Allocation of the Allowance for Loan Losses”,

      Based upon management’s analysis, the allowance for loan losses at December 31, 2000, is adequate to cover current loan losses.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

($ 000s)
Year Ended December 31,	2000	1999	1998	1997	1996

Balance at the beginning of year	$5,368	$5,433	$5,430	$4,839	$4,514

Charge-offs:

Commercial	772	86	0	86	288

Real estate-construction	29	0	0	0	523

Real estate-mortgage	1	557	0	38	125

Home equity	0	0	0	0	20

Installment	36	40	73	85	185

Total charge-offs	838	683	73	209	1,141

Recoveries:

Commercial	147	101	25	33	183

Real estate-construction	0	0	0	0	50

Real estate-mortgage	0	501	0	206	0

Home equity	0	0	0	0	15

Installment	12	16	41	81	28

Total recoveries	159	618	66	320	276

Net charge-offs (recoveries)	679	65	7	(111)	865

Additions charged to operations	0	0	10	480	1,190

Balance at end of year	$4,689	$5,368	$5,433	$5,430	$4,839

Allowance as a % of total loans, net of unearned income and deferred loan fees	1.57%	2.16%	2.21%	2.24%	2.08%

Net charge-offs (recoveries) during the year to average loans outstanding during the year	0.25%	0.03%	0.00%	-0.05%	0.37%

NSFC ANNUAL REPORT 2000 28

NORTHERN STATES FINANCIAL CORPORATION

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

($ 000s)
As of December 31,	2000		1999		1998

		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each
		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans

Commercial	$1,419	31.52%	$1,438	24.36%	$1,312	25.96%

Real estate-construction	1,020	8.53	1,457	8.78	1,511	7.02

Real estate-mortgage	330	50.06	237	57.12	480	57.25

Home equity	2	6.76	2	6.94	16	6.31

Installment	47	3.13	34	2.80	42	3.46

Unallocated	1,871	NA	2,200	NA	2,072	NA

Total	$4,689	100.00%	$5,368	100.00%	$5,433	100.00%

[Additional columns below]

[Continued from above table, first column(s) repeated]

($ 000s)
As of December 31,	1997		1996

		Percent of		Percent of
		loans in each		loans in each
		category to		category to
	Amount	total loans	Amount	total loans

Commercial	$1,335	22.52%	$947	21.75%

Real estate-construction	389	11.02	184	11.53

Real estate-mortgage	931	56.88	796	57.22

Home equity	15	6.06	13	5.56

Installment	58	3.52	45	3.94

Unallocated	2,702	NA	2,854	NA

Total	$5,430	100.00%	$4,839	100.00%

NONINTEREST INCOME

      Comparing 2000 to 1999, noninterest income declined by $370,000 or 10.6% during 2000 following an increase of $566,000 or 19.3% during 1999. Service fees on deposits increased $214,000 in 2000 over 1999. The major portion of this increase was the result of higher overdraft fee income, which increased $109,000 from 1999. Average overdrawn balances were higher in 2000 and the Company instituted a daily overdraft fee of $3.00 per day if an account remained overdrawn over three days. Fee income from retail checking and NOW accounts were $95,000 greater in 2000 resulting in part from the new retail checking products introduced in late 1999 that included a package of banking services for a monthly fee.

      Trust income increased slightly to $741,000 in 2000 compared to $736,000 in 1999. At year-end 2000 trust assets under administration totaled $191 million.

      Gains on sales of loans declined $160,000 during 2000 compared to 1999 as the Company’s mortgage banking area no longer originates, funds and then sells home mortgages on the secondary market. Instead the mortgage banking area takes and processes loan applications for home mortgages that then are “table funded” by the institution that ultimately will fund and own the loan, with the Company receiving a fee. The “table funded” method is less labor intensive as loans do not have to be booked and then paid off after the loans are sold. The Company, by using the “table funded” method avoids risk from changes in interest rates that can effect the amount of the gain on the sale of the loan.

      Net gains on sales of other real estate owned were $297,000 less in 2000 compared to 1999. The proceeds from the sale of two parcels held as other real estate owned in 2000 were $916,000 with gains of $236,000. During 1999 the Company had cash flows from the sale of other real estate of $3,542,000 with gains of $533,000.

      Other operating income decreased $132,000 in 2000 compared to 1999. Fees from “table funded” mortgage applications declined $166,000 in 2000 as higher mortgage rates slowed the volume of mortgage activity. In 2000 volumes of mortgage loans processed through the “table funded” method were $5.3 million as compared to $14.7 million in 1999. Gains from sales of property in 2000 were $74,000 less than in 1999 as the Company in 1999 realized a one-time gain of $74,000 on the sale of a redundant branch office located within two city blocks from the Bank’s main office. In late 1999 the Bank contracted with American Express to handle the Bank’s official checks thus saving the Bank the bookkeeping expenses relating to these items. Part of the contract with American Express requires that the Bank keep a security deposit with American Express that generates fee income to the Bank. Fee income from this source was $43,000 greater in 2000 than in 1999. Teller transaction fees increased by $33,000 during 2000. Fees from noncustomer use of Bank owned ATMs increased during 2000 by $23,000. Loan fees from the origination of commercial loans increased by $14,000 over 1999 due to increases in the Bank’s commercial loan portfolio.

      When comparing 1999 to 1998, noninterest income increased by $566,000 or 19.3% during 1999 following an increase of $248,000 or 9.2% during 1998. Service fees on deposits increased $90,000 in 1999 over 1998. The major portion of this increase was the result of higher overdraft fee income, which increased $114,000 from 1998, as average overdrawn balances were higher in 1999.

      Trust income increased $71,000 in 1999 or 10.7% from the same period in 1998 due to additional trust business.

      Gains on sales of loans declined $174,000 during 1999 compared to 1998 as home mortgages rates increased

NSFC ANNUAL REPORT 2000 29

NORTHERN STATES FINANCIAL CORPORATION

      NONINTEREST INCOME (CONTINUED)

during 1999. The volume of mortgage loans originated, funded and then sold on the secondary market by the Bank’s mortgage banking operation during 1999 was $14.8 million compared to $24.2 million in 1998.

      Net gains on sales of other real estate owned were $535,000 greater in 1999 compared to 1998 as discussed previously, primarily from the sale of one property.

      Other operating income increased $44,000 in 1999 from 1998. During 1999 the Company began charging noncustomers for use of Company owned automated teller machines which increased other operating income by $95,000. The Company also realized a $74,000 gain on the sale of a branch office during the first quarter of 1999. With the merging of First Federal Bank, fsb with the Bank of Waukegan in April 1998 the Bank had two branches within two city blocks of one another. The Bank closed the smaller of the two branches during 1998 and entered into a sales contract with a party who wished to purchase the branch for a purpose other than banking. The sale of the branch was completed during 1999.

      The increases to other operating income during 1999 were offset by decreased mortgage banking fee income. Higher home mortgage rates in 1999 lowered volumes of loans processed by the mortgage banking operation. Besides the volume of mortgage loans originated, funded and then sold on the secondary market decreasing $9.4 million in 1999, “table funded” loans processed by the Bank also decreased by $1.8 million in 1999. As a result, fees earned on both “table funded” loans as well as fees for appraisals and credit bureau costs from borrowers of both “table funded” loans and loans originated, funded by the Bank and sold on the secondary market were $129,000 less during 1999.

NONINTEREST EXPENSES

      In 2000, total noninterest expenses were $9,682,000 and declined by $97,000 from 1999. Over the last three years total noninterest expenses averaged $9,695,000 as the Company emphasized its ability to control operating expenses. As a percent of average assets, noninterest expenses were 1.94% in 2000 compared to 2.07% in 1999 and 2.04% in 1998.

      The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator as to how well a financial institution manages its noninterest expenses. A decreasing ratio is an indication of improving performance. The Company’s efficiency ratio was 45.9% in 2000, 46.0% in 1999 and 47.6% in 1998. Compared to its bank holding company peers, the Company’s ability to control overhead expenses is one of its operating strengths.

      Salaries and other employee expenses declined $125,000 in 2000, which was a 2.1% decrease from 1999. The Company has been successful in controlling salaries and other employee expenses while maintaining a seasoned staff. The biggest reason for the decline in salaries expenses was that the Company paid $150,000 less in commissions to loan originators in the mortgage banking area during 2000 because of lower volumes of loans originated, funded and sold on the secondary market and lower volumes of “table funded” loans compared to 1999. Higher home mortgage rates were responsible for this slow down and the Company sold no loans on the secondary market in 2000 compared to $11.6 million in 1999 and “table funded” loans made during 2000 totaled $5.3 million compared to $14.7 million in 1999. Salary costs relating to stock appreciation rights were $18,000 less during 2000 attributable to changes in the Company’s stock price. Overtime expenses were $17,000 less as there were after hours training sessions in 1999 on the new deposit products that the Company began to offer during 1999. Salaries for noncommissioned staff increased $40,000 during 2000. Company group insurance expenses increased $28,000 during 2000 as insurance premiums increased. The Company expects group insurance expenses to remain stable during 2001.

      Occupancy and equipment expenses decreased $101,000 or 7.63% during 2000 as compared to 1999. Depreciation expenses for building and equipment were $120,000 lower than for the same period of 1999 as new equipment purchased in 1994 when the Company changed data processing systems became fully depreciated during 1999. During 2000 building and equipment maintenance costs declined $66,000 as the Company experienced increased maintenance expenses in 1999 to prepare the Company’s equipment for Y2K and to prepare its new branch that had been purchased in fourth quarter of 1998. Rental incomes of Company premises used to offset occupancy and equipment expenses declined during 2000 by $29,000 as a major tenant at one of the Company’s branches moved. Real estate taxes during 2000 increased $31,000 due to increased tax rates. Utilities expense in 2000 was $19,000 greater than in 1999 because of increased rates for natural gas and electricity. The Company expects utility rates to continue to increase in 2001.

NSFC ANNUAL REPORT 2000 30

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST EXPENSES (CONTINUED)

      Data processing expense declined slightly by $18,000 and was $478,000 in 2000. The Company has maintained relatively stable data processing expense the past three years but expects increases in 2001 as a result of its Internet banking product introduced during the fourth quarter of 2000.

      During 2000, FDIC deposit insurance expenses were $70,000 as compared to $84,000 in 1999 a decline of $14,000. It is expected that this expense will increase in 2001 due to the deposit growth that the Company experienced in the second half of 2000.

      Other real estate owned expenses increased to $102,000 during 2000, an increase of $61,000 from 1999. In 1999 there were significant rental incomes received from tenants in the properties carried as other real estate owned that were credited to other real estate owned expenses. The two properties that were the main source of the rents were sold during 1999 causing the expense in 2000 to increase.

      During 2000, other operating expenses increased $100,000 or 5.3% from 1999. During the last four months of 1999 the Company began to offer two deposit products that package services for a monthly fee. The ongoing costs related for the promotion and development of these products were $90,000 greater in 2000 than in 1999. Audit and examination fees increased $39,000 in 2000 in part from requirements that became effective in 2000 requiring public companies to have their quarterly financial statements reviewed by their independent accountants. Professional fees were $33,000 greater during 2000 as the result of the Company releasing its new Internet banking product during the fourth quarter of 2000. Telephone expense increased $29,000 during 2000 as the Company put in new lines to service its Internet banking product and for use between branches for e-mail. Printing expenses also increased $23,000 during 2000 as paper prices increased. Offsetting these operating expense increases during 2000 was a decline of $86,000 to loan expenses related to originating mortgage loans for sale on the secondary market as volumes slowed due to higher mortgage rates. Expense relating to the amortization of mortgage servicing rights also declined $17,000, as the Company no longer sells loans with servicing retained. During 2000 the remaining mortgage loans serviced for others declined $6.0 million as borrowers made their scheduled monthly payments. As the serviced loan balances decline the amortization of servicing rights will continue to decline as well.

      When comparing 1999 to 1998, noninterest expenses increased by $156,000 to $9,779,000, an increase of only 1.6% from 1998.

      Salaries and other employee expenses increased $167,000 in 1999, which was a 2.9% increase over 1998. Company group insurance expenses increased $148,000 during 1999 as insurance premiums increased. Profit sharing and bonus expenses were $39,000 higher during 1999. Salaries for noncommissioned staff increased $36,000 during 1999. Overtime expenses were up $19,000 as there were after hour training sessions for employees on the new deposit products that the Company began to offer during 1999. Commissions paid to loan originators in the mortgage banking operation were $23,000 less during 1999 because of lower volumes of loans originated, funded and sold on the secondary market and lower volumes of “table funded” loans. Salary costs relating to stock appreciation rights were $55,000 less during 1999 because of changes in the price of the Company’s stock.

      Occupancy and equipment expenses increased $73,000 or 5.8% during 1999 as compared to 1998. During 1999 building and equipment maintenance costs increased $45,000. Building maintenance costs increased during 1999 as in the fourth quarter of 1998 the Bank purchased a new branch office. Preparing for Y2K issues increased equipment maintenance expenses during 1999. Real estate taxes during 1999 increased $19,000 in part because of the new branch office. The new branch office also contributed to increases in utilities expenses in 1999 that were $10,000 greater than in 1998.

      Data processing expense was $496,000 in 1999 increasing only $1,000 from 1998.

      During 1999, FDIC deposit insurance expenses were $84,000 as compared to $86,000 in 1998.

      Other real estate owned expenses decreased $35,000 during 1999 compared to 1998. The properties sold during 1999 generated rental income that was used to offset other real estate owned expenses.

      During 1999, other operating expenses decreased $48,000 or 2.5% from 1998. Legal expenses declined $150,000 during 1999 as 1998 had legal fees resulting from the merger between the two subsidiaries, a five-for-one stock split, the purchase of a branch office and the closing of another branch office. Director fees declined $16,000 during 1999 due to the combination of the two subsidiaries, as there were separate Boards of Directors for each of the two subsidiaries until the merger took place in April 1998. Expenses for subscriptions decreased $9,000 during 1999 in part from the merger of the two subsidiaries and from closer examination of the need for various publications. Marketing expenses increased during 1999 by $53,000 partially due to promoting new deposit products that the Company began to offer during the last four months of 1999. Printing and supplies expense increased $41,000 and professional fees increased $33,000 during 1999 because of Bank preparations for Y2K.

NSFC ANNUAL REPORT 2000 31

NORTHERN STATES FINANCIAL CORPORATION

       FEDERAL AND STATE INCOME TAXES

      For the years ended December 31, 2000, 1999 and 1998, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 30.6%, 31.4% and 31.2%. During the first quarter of 2000, the Company received additional information to support a charitable contribution on real estate owned sold during 1999 to a municipal entity and the Company recorded a $153,000 tax benefit related to this sale. When discounting this one-time factor, income taxes as a percentage of pretax earning for 2000 would have been 32.0%.

      The actual tax rates differ from the statutory rates because the pretax earnings include significant amounts of interest on United States Government securities, which are non-taxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are non-taxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate.

TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES

	SUBJECT TO REPRICING WITHIN

($ 000s)		IMMEDIATE	91 DAYS	181 DAYS
As of December 31, 2000	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS

ASSETS:

Interest bearing deposits in financial institutions	$174	$174	$0	$0

Federal funds sold	14,000	14,000	0	0

Securities:

U.S. Treasury	1,004	0	0	1,004

U.S. Government agencies and corporations	165,518	1,999	998	991

States & political subdivisions	15,596	1,354	564	3,157

Mortgage-backed securities (1)	5,383	1,972	465	868

Equity securities	2,549	1,538	0	0

Loans:

Commercial	94,353	69,527	5,439	2,046

Real estate — construction	25,538	24,935	1	306

Real estate — mortgage	149,869	41,386	2,464	8,340

Home equity	20,233	20,233	0	0

Installment, net of unearned income	9,361	3,722	1,008	1,126

Direct lease financing	7,417	4,064	182	375

TOTAL INTEREST EARNING ASSETS	$510,995	$184,904	$11,121	$18,213

LIABILITIES:

NOW accounts	$44,197	$44,197	$0	$0

Money market accounts	35,603	35,603	0	0

Savings	43,910	43,910	0	0

Time deposits, $100,000 and over	97,822	33,736	18,359	36,364

Time deposits, under $100,000	107,022	34,426	19,918	30,672

Federal Home Loan Bank term advances	10,000	10,000	0	0

Other interest bearing liabilities	73,618	32,226	19,922	11,470

TOTAL INTEREST BEARING LIABILITIES	$412,172	$234,098	$58,199	$78,506

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(49,194)	$(47,078)	$(60,293)

CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(49,194)	$(96,272)	$(156,565)

CUMULATIVE INTEREST RATE SENSITIVITY RATIO (2)		0.79	0.67	0.58

[Additional columns below]

[Continued from above table, first column(s) repeated]

	SUBJECT TO REPRICING WITHIN

($ 000s)	1 - 3	3 - 5	5 - 10
As of December 31, 2000	YEARS	YEARS	YEARS

ASSETS:

Interest bearing deposits in financial institutions	$0	$0	$0

Federal funds sold

Securities:

U.S. Treasury	0	0	0

U.S. Government agencies and corporations	60,932	89,594	11,004

States & political subdivisions	3,808	3,993	2,720

Mortgage-backed securities (1)	570	184	1,324

Equity securities	0	1,011	0

Loans:

Commercial	7,395	3,901	6,045

Real estate — construction	116	180	0

Real estate — mortgage	35,675	24,817	37,187

Home equity	0	0	0

Installment, net of unearned income	1,699	1,506	300

Direct lease financing	820	1,976	0

TOTAL INTEREST EARNING ASSETS	$111,015	$127,162	$58,580

LIABILITIES:

NOW accounts	$0	$0	$0

Money market accounts	0	0	0

Savings	0	0	0

Time deposits, $100,000 and over	9,363	0	0

Time deposits, under $100,000	22,000	6	0

Federal Home Loan Bank term advances	0	0	0

Other interest bearing liabilities	10,000	0	0

TOTAL INTEREST BEARING LIABILITIES	$41,363	$6	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)	$69,652	$127,156	$58,580

CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)	$(86,913)	$40,243	$98,823

CUMULATIVE INTEREST RATE SENSITIVITY RATIO (2)	0.79	1.10	1.24

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2)	Interest earning assets divided by interest bearing liabilities.

This table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

NSFC ANNUAL REPORT 2000 32

NORTHERN STATES FINANCIAL CORPORATION

TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2000	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total

Time deposits, $100,000 and over:

Retail deposits	$17,205	$9,374	$11,229	$7,015	$44,823

Corporate deposits	3,864	2,152	1,681	1,500	9,197

Public fund deposits	12,667	6,833	23,454	848	43,802

Total time deposits, $100,000 and over	$33,736	$18,359	$36,364	$9,363	$97,822

The Company had no foreign banking offices or deposits.

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS

      The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities.

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap”. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

      A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. The Company’s gap position is illustrated in Table 10, “Maturity or Repricing of Assets and Liabilities”.

      Liquidity management involves the ability to meet the cash flow requirements of customers. The Company needs to have proper cash flow to meet the requirements of depositors wanting to withdraw funds. Borrowers needs for credit must be met by the Company as well.

      Federal funds sold, interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Company classifies all of its securities as available for sale, which increases the Company’s flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale amounted to $190,050,000 at December 31, 2000. Securities at December 31, 2000 in the amount of $158,129,000 were pledged to secure public deposits and repurchase agreements.

      Federal funds sold at December 31, 2000 were $14 million as compared to none at December 31, 1999. The Company sells excess funds overnight to the money center banks and these funds provide the Company with liquidity to fund loans or meet depositor requirements.

      During 2000, the Company received advances from the Federal Home Loan Bank totaling $10 million. Funds provided by these advances were used to fund a portion of the loan growth the Company experienced in 2000.

      Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term investment securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts. Management has portrayed savings accounts and NOW accounts as immediately repricable in Table 10, because of management’s ability to change the savings and NOW account interest rate even though competitive pressures might not allow this to occur.

      Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, illustrates the maturity schedule as of December 31, 2000 of the time deposits $100,000 and over. At December 31, 2000, 9.6% of the time

NSFC ANNUAL REPORT 2000 33

NORTHERN STATES FINANCIAL CORPORATION

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS (CONTINUED)

deposits $100,000 and over mature after one year, differing from 7.4% at December 31, 1999, showing a lengthening of maturities in this type of deposit. During the second half of 2000, the Company promoted its time deposits with maturities of one year and greater which explains the lengthening of maturities on the time deposits of $100,000 and over.

      The Company historically has had high level of time deposits over $100,000. As of December 31, 2000, time deposits over $100,000 were 23.7% of total interest bearing liabilities compared to 22.9% in 1999. Table 11 shows that at year-end 2000, $43.8 million or 44.8% of the time deposits over $100,000 were from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.

      Other interest bearing liabilities in Table 10 consist of securities sold under repurchase agreements, Federal Home Loan Bank term advances and other short-term borrowings that amounted to $73.6 million at December 31, 2000. Securities sold under repurchase agreements and other short-term borrowings provide a short-term source of funds to the Company. As Table 10 indicates, 86.4% of this liability reprices within 1 year with 43.8% repricing in the immediate to 90-day time frame.

      At December 31, 2000 approximately 53.4% of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days, an increase from 45.7% at December 31, 1999. In 2000, as in previous years, the Company’s loan officers have promoted variable rate loans to our borrowers. During 2000 some of our borrowers believed that rates would decline in the near future and they chose variable rate loans. The effect of the shift to variable rate loans is a decrease in the Bank’s negative gap position.

      U.S. Government agency securities and corporations that reprice within 365 days amount to $4.0 million according to Table 10. The repricing of these securities is based on the maturity date of the investments. It should be noted that $156.4 million or 94.5% of the Company’s U.S. Government securities have call options that allow the issuer to call or pay-off the security prior to maturity. In cases where interest rates decline the calls of these securities may increase.

      As Table 10 shows, the Company is liability sensitive through the three-year time horizon by $86.9 million. This is a change from last year, where the Company was liability sensitive through the three-year time horizon by $150.3 million and is a significant reduction in the Company’s liability sensitive gap position. Company efforts in promoting variable rate loans and longer term time deposits contributed to this reduction in the Company’s liability sensitive gap position. The Company’s efforts were assisted by some depositors who perceived that interest rates would decline in 2001 and lengthened the maturities on their time deposits to keep the higher rate as long as possible. On the loan side some creditors borrowed either short term or with a variable rate so that their loans would reprice based on their perception that future rates would decline.

      To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $25 million in federal funds lines of credit from two independent banks. In addition, the Company has the ability to borrow additional funds, if necessary, from the Federal Home Loan Bank depending on the Company’s ability to pledge its assets as security for any advances.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS OTHER SHORT-TERM BORROWINGS

      Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2000 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2000, the Company had balances of $73,618,000 made up of repurchase agreements.

      Most municipalities, other public entities and some other organizations require that their funds are insured or collateralized as a matter of their policies. Commercial depositors also find the collateralization of repurchase agreements attractive as an alternative to certificates of deposits. Repurchase agreements provide a source of funds and do not increase the Company’s reserve requirements with the Federal Reserve Bank or create an expense relating to FDIC insurance. Repurchase agreements consequently are less costly to the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

      The Company experienced a $3.2 million increase in its repurchase agreements from year-end 1999. Average repurchase agreements during 2000 were $64.3 million compared to $46.9 million during 1999 and $36.2 million during 1998. This data attests to the popularity and the stability of repurchase agreements

NSFC ANNUAL REPORT 2000 34

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS (CONTINUED)

to the Company.

      There were no short-term borrowings at December 31, 2000 compared to $6.0 million at December 31, 1999 that had consisted of overnight borrowing of federal funds purchased from money center banks that the Bank has correspondent relationships with. The Company is able to borrow federal funds purchased up to $25 million for short periods of time as necessary for liquidity purposes. Average federal funds purchased during 2000 were $1.6 million compared to $2.0 million in 1999 and were negligible in 1998.

      Table 12, “Securities Sold under Repurchase Agreements and Other Short-term Borrowings”, provides information as to balances and interest rates for 2000, 1999 and 1998.

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

($ 000s)
As of or for the Year Ended December 31,	2000	1999	1998

Balance at end of year	$73,618	$70,436	$47,990

Weighted average interest rate at end of year	6.50%	4.83%	4.91%

Maximum amount outstanding	$79,146	$70,436	$47,990

Average amount outstanding	65,926	48,905	36,155

Weighted average interest rate	5.92%	4.66%	5.11%

CAPITAL RESOURCES

      Capital provides the foundation for future growth. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution’s capital may be evaluated.

      Northern States’ capital ratios exceed these minimum guidelines, both in terms of Tier I capital (stockholders’ equity of the Company less intangible assets), and in terms of Tier II capital (Tier I capital plus qualifying long-term debt and the allowance for loan losses). The portion of the allowance for loan losses qualifying as Tier II capital is limited to 1.25% of risk weighted assets. The effect of the unrealized gains (losses) on securities available for sale is excluded from the capital ratio calculations.

      Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company’s balance sheet and off-balance sheet exposures. Capital requirements in order for the Company to be considered well capitalized are that Tier I capital to average assets must be 5.00% and Tier I capital to risk weighted assets must be 6.00%. The requirements are that Tier II capital must be 10.00% of risk adjusted assets in order for the Company to be considered well capitalized.

      All of the Company’s capital ratios exceed the level required under regulatory guidelines as shown in Table 13, “Capital Standards”.

NSFC ANNUAL REPORT 2000 35

NORTHERN STATES FINANCIAL CORPORATION

TABLE 13 CAPITAL STANDARDS

($ 000s) As of December 31, 2000
QUALIFYING FOR TIER I CAPITAL:

Common stock	$1,784

Additional paid-in capital	11,436

Retained earnings	59,817

Less — Intangible assets	(96)

TOTAL QUALIFYING TIER I CAPITAL	$72,941

($ 000s) As of December 31, 2000
QUALIFYING FOR TIER II CAPITAL:

Total Qualifying Tier I Capital	$72,941

Allowance for loan losses-qualifying portion	4,689

TOTAL QUALIFYING TIER II CAPITAL	$77,630

TOTAL ASSETS	$539,233

($ 000s) As of December 31, 2000
RISK-BASED ASSETS	TOTAL	RISK-WEIGHTED

Zero percent risk weighting	$6,208	$0

Twenty percent risk weighting	213,826	42,765

Fifty percent risk weighting	88,327	44,164

One hundred percent risk weighting (1)	292,684	292,684

TOTAL RISK-WEIGHTED ASSETS	$601,045	$379,613

(1)	Includes off-balance-sheet items

($ 000s) As of December 31, 2000
CAPITAL REQUIREMENTS	$	%

(Tier I Capital to Average Assets)

REQUIRED	$25,279	5.00%

ACTUAL	72,941	14.43

RISK-BASED CAPITAL:

Tier I:

REQUIRED	$22,777	6.00%

ACTUAL	72,941	19.21

Tier II:

REQUIRED	$37,961	10.00%

ACTUAL	77,630	20.45

CASH FLOWS

      Cash flows from operating activities were greater than accrual basis net income by $2.5 million in both 2000 and 1999. In 1998 cash flows from operating income were below accrual basis net income by $4.0 million due to the large change in loans held for sale. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

      Deposits help the Company to maintain an adequate level of cash for the Company’s activities. Deposits increased $38.9 million in 2000 after declining $21.5 million in 1999. The Company experienced increases in its time deposits over $100,000 in the amount of $14.6 million and time deposits under $100,000 of $20.9 million as a result of offering competitive interest rates on these products. Demand-noninterest bearing deposits and NOW accounts increased $3.3 million and $2.4 million during 2000. The increases to demand accounts were mostly from commercial deposits while the NOW account increases were from public deposits. Cash flows provided from repurchase agreements and other short-term borrowings increased $3.2 million in 2000 after having net cash inflows of $22.4 million during 1999.

      During 2000 the increases the Company experienced in its loan and lease portfolios created outflows of cash. Outflows of cash for funding loans in 2000 were $51.6 million and for leases were $5.3 million. During 1999 there were net incoming cash flows from loans held for sale amounting to $3.4 million while there were net outflows for loans of $8.4 million. During 1998 there were outflows of cash for funding loans held for sale of $4.3 million. Loans are the most important source of interest income revenues to the Company.

      Incoming cash flows from maturities and calls of securities available for sale during 2000 were $17.1 million while outgoing cash flows for purchasing securities available for sale were $5.5 million. This net incoming cash flow from securities available for sale was used to partially fund the outflows of cash for loans and leases. During 1999 outgoing cash flows from purchases of securities available for sale were $79.1 million while incoming cash flows from the

NSFC ANNUAL REPORT 2000 36

NORTHERN STATES FINANCIAL CORPORATION

CASH FLOWS (CONTINUED)

maturity and call of securities were $76.5 million. Securities available for sale provide the Company with a source of interest income revenues.

      During 2000, the Company borrowed funds from the Federal Home Loan Bank that provided a $10.0 million incoming cash flow. During 1999 the term advance the Company had with the Federal Home Loan Bank was paid down with an outgoing cash flow of $10.0 million while advances of $5.0 million were made in 1998.

      The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Cash dividends as a percentage of net income have increased during the past three years to 50.6% in 2000 as compared to 42.4% in 1999 and 36.6% in 1998.

      During 2000 the Company paid out $101,000 for purchases of equipment. During 2000 the Company’s major expenditure for equipment was $49,000 for equipment relating to its new Internet banking product. Other expenditures for 2000 were for updates to its alarm/surveillance systems, enhancements to its elevators to bring them in compliance with local building codes and for copy machines. In 1999 the Company paid out $314,000 for purchases of equipment of which approximately $117,000 was for equipment to avoid potential Y2K problems. Cash paid out during 1998 for building and equipment was $1,338,000 with the largest expenditure being $1,000,000 to purchase the branch office building located in Winthrop Harbor, Illinois.

RECENT ACCOUNTING PRONOUNCEMENTS

      Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interest-rate risk (“IRR”) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value, however excessive levels of IRR can pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company’s safety and soundness.

      Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization’s quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity and, where appropriate, asset quality.

      The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest-Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate

NSFC ANNUAL REPORT 2000 37

NORTHERN STATES FINANCIAL CORPORATION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

risk. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company’s primary measurement tool used by management is to shock the balance sheet by decreasing rates 2% and increasing rates 2% using computer simulation models to show the effect of rate changes on the fair value of the Company.

      Several ways an institution can manage interest-rate risk include; selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

      Table 14, “Effect of Interest Shocks on Financial Instruments”, compares information about the current fair value of the Company’s financial instruments at December 31, 2000 to December 31, 1999. Table 14 shows the effects of interest rate shocks of decreasing rates 2% and increasing rates 2% on the fair value of the Company’s balance sheet. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company’s balance sheet takes into consideration maturity and repricing schedules of the various assets and liabilities. At December 31, 2000 the fair value of securities available for sale increases $3.2 million when rates are shocked downward 2% while the fair value decreases $8.1 million for a 2% upwards rate shock. The change in fair value of securities is smaller when rates are shocked down because there are call provisions on $156.4 million of the U.S. Government agency securities. As rates decline the probability that a security with call provisions will be called increases. Because of the call provision the security issuer has the opportunity to reduce his interest expense by paying off the called security by issuing a new security that has a lower interest rate.

      The Company’s cumulative excess interest earning assets (liabilities) as shown in Table 10, “Maturity or Repricing of Assets and Liabilities” are negative through the three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company’s financial asset instruments at December 31, 2000 to increase by $13.8 million if interest rates immediately drop 2%. The rate shock of immediately increasing interest rates 2% would cause the fair value of financial asset instruments to decline $18.1 million. To minimize interest-rate risk and its affect on the fair value of the Company’s balance sheet and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio will assist the Company in managing its interest-rate risk position, borrowers may show a preference for fixed rate loans and may take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors may show preferences for time deposits of shorter durations.

NSFC ANNUAL REPORT 2000 38

NORTHERN STATES FINANCIAL CORPORATION

TABLE 14 — EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS

($ 000s)	Fair Value at December 31, 2000

	Down 2%	Current	Up 2%

ASSETS

Cash and cash equivalents	$31,189	$31,187	$31,185

Securities available for sale	193,250	190,050	181,994

Loans	313,509	303,309	293,677

Direct lease financing	8,284	7,871	7,499

Accrued Interest receivable	4,816	4,816	4,816

FINANCIAL LIABILITIES

Deposits	$383,023	$374,677	$367,758

Securities sold under repurchase agreements and other short-term borrowings	74,467	73,618	72,787

Federal Home Loan Bank term advances	10,001	10,000	9,999

Advance from borrowers for taxes and insurance	816	816	816

Accrued Interest payable	6,208	6,208	6,208

($ 000s)	Fair Value at December 31, 1999

	Down 2%	Current	Up 2%

ASSETS

Cash and cash equivalents	$16,900	$16,900	$16,900

Interest bearing deposits in financial institutions — maturities over 90 days	101	100	99

Securities available for sale	204,914	196,684	185,041

Loans	255,395	245,838	236,915

Direct lease financing	2,211	2,175	2,142

Accrued Interest receivable	4,361	4,361	4,361

FINANCIAL LIABILITIES

Deposits	$341,331	$333,547	$327,593

Securities sold under repurchase agreements and other short-term borrowings	70,440	70,436	70,432

Advance from borrowers for taxes and insurance	645	645	645

Accrued Interest payable	3,640	3,640	3,640

NSFC ANNUAL REPORT 2000 39

NORTHERN STATES FINANCIAL CORPORATION

STATEMENT OF MANAGEMENT RESPONSIBILITY

      Northern States Financial Corporation’s management is responsible for the accompanying consolidated financial statements which have been prepared in conformity with generally accepted accounting principles. They are based on our best estimates and judgments. Financial information elsewhere in this annual report is consistent with the data presented in these statements.

      We acknowledge the integrity and objectivity of published financial data. To this end, we maintain an accounting system and related internal controls which we believe are sufficient in all material respects to provide reasonable assurance that financial records are reliable for preparing financial statements and that assets are safeguarded from loss or unauthorized use.

      Our independent auditing firm, Crowe, Chizek and Company LLP, provides an objective review as to management’s discharge of its responsibilities insofar as they relate to the fairness of reported operating results and the financial condition of the Company. This form obtains and maintains an understanding of our accounting and financial controls and employs such testing and verification procedures as it deems necessary to arrive at an opinion on the fairness of the consolidated financial statements.

      The Board of Directors pursues its responsibilities for the accompanying consolidated financial statements through its Audit Committee. The Committee meets periodically with Northern States Financial Corporation’s internal auditor and/or independent auditors to review and approve the scope and timing of the internal and external audits and the findings therefrom. The Committee recommends to the Board of Directors the engagement of the independent auditors and the auditors have direct access to the Audit Committee.

/s/ Fred Abdula Fred Abdula Chairman of the Board, Chief Executive Office & President	/s/ Thomas M. Nemeth Thomas M. Nemeth Vice President & Treasurer

NSFC ANNUAL REPORT 2000 40

NORTHERN STATES FINANCIAL CORPORATION

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

      We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP Oak Brook, Illinois February 8, 2001

NSFC ANNUAL REPORT 2000 41

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

($ 000s)
December 31,	2000	1999

ASSETS

Cash and due from banks	$17,013	$16,740

Interest bearing deposits in financial institutions — maturities less than 90 days	174	160

Federal funds sold	14,000	0

Total cash and cash equivalents	31,187	16,900

Interest bearing deposits in financial institutions — maturities over 90 days	0	100
Securities available for sale	190,050	196,684

Loans	298,851	248,162

Less: Allowance for loan losses	(4,689)	(5,368)

Loans, net	294,162	242,794

Direct lease financing	7,417	2,138

Office buildings and equipment, net	5,796	6,176

Other real estate owned	2,022	2,622

Accrued interest receivable	4,816	4,361

Other assets	2,806	4,906

Total assets	$538,256	$476,681

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities Deposits
Demand — noninterest bearing	$44,567	$41,261

NOW accounts	44,197	41,787

Money market accounts	35,603	37,636

Savings	43,910	44,207

Time, $100,000 and over	97,822	83,266

Time, under $100,000	107,022	86,094

Total deposits	373,121	334,251

Securities sold under repurchase agreements and other short-term borrowings	73,618	70,436

Federal Home Loan Bank advances	10,000	0

Advances from borrowers for taxes and insurance	816	645

Accrued interest payable and other liabilities	8,262	5,815

Total liabilities	465,817	411,147

Stockholders’ Equity

Common stock	1,784	1,783

Additional paid-in capital	11,436	11,405

Retained earnings	59,817	55,898

Accumulated other comprehensive loss, net	(598)	(3,552)

Total stockholders’ equity	72,439	65,534

Total liabilities and stockholders’ equity	$538,256	$476,681

      The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL REPORT 2000 42

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

($ 000s, except per share data)
Years Ended December 31,	2000	1999	1998

Interest income

Loans (including fee income)	$24,882	$20,766	$21,765

Securities

Taxable	10,836	10,663	10,263

Exempt from federal income tax	894	1,035	1,018

Interest bearing deposits in financial institutions	14	16	25

Federal funds sold	581	298	1,135

Total interest income	37,207	32,778	34,206

Interest expense

Time deposits	10,976	8,526	10,413

Other deposits	3,763	3,895	4,124

Other borrowings	4,481	2,584	2,359

Total interest expense	19,220	15,005	16,896

Net interest income	17,987	17,773	17,310

Provision for loan losses	0	0	10

Net interest income after provision for loan losses	17,987	17,773	17,300

Noninterest income

Service fees on deposits	1,395	1,181	1,091

Trust income	741	736	665

Net gains on sales of loans	0	160	334

Net gains (losses) on sales of other real estate owned	236	533	(2)

Other operating income	759	891	847

Total noninterest income	3,131	3,501	2,935

Noninterest expense

Salaries and employee benefits	5,838	5,963	5,796

Occupancy and equipment, net	1,223	1,324	1,251

Data processing	478	496	495

FDIC deposit insurance	70	84	86

Other real estate owned	102	41	76

Other operating expenses	1,971	1,871	1,919

Total noninterest expense	9,682	9,779	9,623

Income before income taxes	11,436	11,495	10,612

Provision for income taxes	3,502	3,611	3,308

Net income	$7,934	$7,884	$7,304

Basic earnings per share	$1.78	$1.77	$1.64

Diluted earnings per share	$1.78	$1.77	$1.64

      The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL REPORT 2000 43

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ 000s)
Years Ended December 31,	2000	1999	1998

Cash flows from operating activities

Net income	$7,934	$7,884	$7,304

Adjustments to reconcile net income to cash from operating activities:

Depreciation	481	602	590

Federal Home Loan Bank stock dividends	(81)	0	0

Provision for loan losses	0	0	10

Provision for losses on other real estate owned	0	0	10

Deferred loan fees	103	(29)	(78)

Net change in loans held for sale	0	3,439	(4,267)

Net gains on sales of loans	0	(160)	(334)

Net gains (losses) on sales of other real estate owned	(236)	(533)	2

Net gain on sale of building	0	(74)	0

Amortization of mortgage servicing rights	51	68	65

Net change in interest receivable	(455)	47	(100)

Net change in interest payable	2,568	(311)	260

Net change in other assets	181	(638)	128

Net change in other liabilities	(109)	85	(268)

Net cash from operating activities	10,437	10,380	3,322

Cash flows from investing activities

Proceeds from maturities and calls for securities available for sale	17,095	76,476	173,014

Purchases of securities available for sale	(5,458)	(79,139)	(192,926)

Change in loans made to customers	(51,551)	(8,402)	547

Property and equipment expenditures	(101)	(314)	(1,338)

Proceeds from sale of building	0	257	0

Net change in direct lease financing	(5,279)	(1,151)	287

Proceeds from sales of other real estate owned	916	3,542	46

Net cash from investing activities	(44,378)	(8,731)	(20,370)

Cash flows from financing activities

Net increase (decrease) in:

Deposits	38,870	(21,505)	7,806

Securities sold under repurchase agreements

and other short-term borrowings	3,182	22,446	9,486

Advances from borrowers for taxes and insurance	171	(347)	(174)

Federal Home Loan Bank advances	10,000	0	5,000

Repayment of Federal Home Loan Bank advances	0	(10,000)	0

Net proceeds from exercise of stock options	20	42	54

Dividends paid	(4,015)	(3,344)	(2,671)

Net cash from financing activities	48,228	(12,708)	19,501

Net change in cash and cash equivalents	14,287	(11,059)	2,453

Cash and cash equivalents at beginning of year	16,900	27,959	25,506

Cash and cash equivalents at end of year	$31,187	$16,900	$27,959

Supplemental disclosures

Cash paid during the year for

Interest	$16,652	$15,316	$16,636

Income taxes	3,316	3,410	3,234

Noncash investing activities

Transfers made from loans to other real estate owned	80	3,134	0

Transfers made from loans held for sale to portfolio	0	2,520	0

      The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL REPORT 2000 44

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Other	Total
($ 000s, except per share data)	Common	Additional	Retained	Comprehensive	Stockholders'
Years Ended December 31, 2000, 1999 and 1998	Stock	Paid-In Capital	Earnings	Income (Loss), Net	Equity

Balance, December 31, 1997	$1,779	$11,222	$46,725	$469	$60,195

Net income			7,304		7,304

Cash dividends ($.60 per share)			(2,671)		(2,671)

Exercise of stock options on 6,535

shares of common stock	2	52			54

Tax benefit from the exercise of stock options		62			62

Unrealized net gain on securities

available for sale				169	169

Balance, December 31, 1998	1,781	11,336	51,358	638	65,113

Net income			7,884		7,884

Cash dividends ($.75 per share)			(3,344)		(3,344)

Exercise of stock options on 4,945

shares of common stock	2	40			42

Tax benefit from the exercise of stock options		29			29

Unrealized net loss on securities

available for sale				(4,190)	(4,190)

Balance, December 31, 1999	1,783	11,405	55,898	(3,552)	65,534

Net income			7,934		7,934

Cash dividends ($.90 per share)			(4,015)		(4,015)

Exercise of stock options on 2,500

shares of common stock	1	19			20

Tax benefit from the exercise of stock options		12			12

Unrealized net gain on securities

available for sale				2,954	2,954

Balance, December 31, 2000	$1,784	$11,436	$59,817	$(598)	$72,439

      The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2000	1999	1998

Net income	$7,934	$7,88	$7,304

Other comprehensive income (loss):

Unrealized gains (loss) arising during

year on securities available for sale, net of tax	2,954	(4,190)	169

Comprehensive income	$10,888	$3,694	$7,473

      The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL REPORT 2000 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”) and its wholly owned subsidiary, Bank of Waukegan (“Bank” or “Subsidiary”).

      All significant intercompany transactions and balances have been eliminated in consolidation.

      Nature of Operations: The Company’s and the Bank’s revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas, and include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property and other items.

      Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

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

      Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax. Other securities, such as Federal Home Loan Bank stock, are carried at cost.

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

      Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

      A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

      Office Buildings and Equipment: Land is carried at cost. Office buildings and equipment are carried at cost net of accumulated depreciation. Depreciation expense is calculated on the straight-line method over asset useful lives.

      Other Real Estate: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and

NSFC ANNUAL REPORT 2000 46

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

      Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $266,000, $264,000 and $259,000 in 2000, 1999 and 1998. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

      Stock Compensation: Expense for employee compensation under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No.123 were used for stock-based compensation awarded after January 1, 1995 using an option pricing model to estimate fair value.

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

      New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect.

      Operating Segments: Internal financial information is primarily reported and aggregated in three lines of business, banking, trust and mortgage banking.

NSFC ANNUAL REPORT 2000 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

NOTE 2 SECURITIES

      Year-end securities available for sale were as follows:

	Amortized	Gross Unrealized		Fair
December 31, 2000	Cost	Gains	Losses	Value

U.S. Treasury	$1,000	$4	$0	$1,004

U.S. Government agencies & corporations	167,065	76	(1,623)	165,518

States and political subdivisions	15,531	123	(58)	15,596

Mortgage-backed securities	5,384	38	(39)	5,383

Equity securities	2,047	502	0	2,549

Total	$191,027	$743	$(1,720)	$190,050

	Amortized	Gross Unrealized		Fair
December 31, 1999	Cost	Gains	Losses	Value

U.S. Treasury	$4,999	$0	$(1)	$4,998

U.S. Government agencies & corporations	168,024	0	(5,933)	162,091

States and political subdivisions	20,719	172	(181)	20,710

Mortgage-backed securities	6,775	10	(73)	6,712

Equity securities	1,966	211	(4)	2,173

Total	$202,483	$393	$(6,192)	$196,684

      Contractual maturities of securities available for sale at year-end 2000 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.

	Amortized	Fair
	Cost	Value

Due in one year or less	$10,072	$10,067

Due after one year through five years	159,695	158,327

Due after five years through ten years	13,829	13,724

	183,596	182,118

Mortgage-backed securities	5,384	5,383

Equity securities	2,047	2,549

Total	$191,027	$190,050

      Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA) or the Federal National Mortgage Association (FNMA).

      Agency securities with call options totaled $156,447,000 and $158,099,000 at December 31, 2000 and 1999. As of December 31, 2000 and 1999 the Company held no structured notes.

      Securities carried at $158,129,000 and $136,983,000 at year-end 2000 and 1999, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

      As of December 31, 2000, the Company had no securities of a single issuer, other than the U.S. Treasury and U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB), FHLMC, FNMA, GNMA and the Federal Farm Credit Bank (FFCB) that exceeded 10% of consolidated stockholders’ equity. Although the Company holds securities issued by municipalities within the state of Illinois, which in aggregate exceed 10% of consolidated stockholders’ equity, none of the holdings from individual municipal issuers exceeded this threshold.

NSFC ANNUAL REPORT 2000 48

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 3 LOANS

      Year-end loans were as follows:

	2000	1999

Commercial	$94,353	$60,570

Real estate — construction	25,538	21,813

Real estate — mortgage	149,869	142,016

Home equity	20,233	17,259

Installment	9,361	6,957

Total loans	299,354	248,615

Less:

Unearned income	(16)	(69)

Deferred loan fees	(487)	(384)

Loans, net of unearned income and deferred loan fees	298,851	248,162

Allowance for loan losses	(4,689)	(5,368)

Loans, net	$294,162	$242,794

      Impaired loans were as follows:

	2000	1999	1998

Year-end loans with no allowance for loan losses allocated	$0	$0	$0

Year-end loans with allowance for loan losses allocated	1,728	394	3,515

Amount of the allowance allocated	446	59	544

Year-end non-accrual loans, including impaired loans	1,739	394	3,804

Average of impaired loans during the year	663	779	1,695

Interest income recognized during impairment	0	30	84

Cash-basis interest income recognized	0	30	84

      Related party loans were as follows:

2000

Total loans at beginning of year	$296

New loans	674

Repayments	(647)

Total loans at end of year	$323

      Real estate loans with a carrying value of $21,786,000 and $18,276,000 were pledged to secure public deposits at December 31, 2000 and 1999.

      There were no loans held for sale at year-end 2000 and 1999. During 1999, loans held for sale with a carrying value of $2,520,000 were transferred to portfolio loans.

NSFC ANNUAL REPORT 2000 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES

      Activity in the allowance for loan losses for the year ended December 31, follows:

	2000	1999	1998

Balance at beginning of year	$5,368	$5,433	$5,430

Provision charged to operating expense	0	0	10

Loans charged off	(838)	(683)	(73)

Recoveries on loans previously charged-off	159	618	66

Balance at end of year	$4,689	$5,368	$5,433

      Activity in the allowance for other real estate owned losses for the year ended December 31, follows:

	1999	1998

Balance at beginning of year	$552	$544

Provision charged to operating expense	0	10

Charge-off to the allowance for other real estate owned losses	(176)	0

Recovery of allowance upon sale of other real estate owned	(376)	0

Losses on other real estate owned	0	(2)

Balance at end of year	$0	$552

NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

      Office buildings and equipment consisted of the following at December 31, 2000 and 1999:

	2000	1999

Land	$1,363	$1,363

Office buildings and improvements	8,157	8,154

Furniture and equipment	4,276	4,177

Total cost	13,796	13,694

Accumulated depreciation	(8,000)	(7,518)

Net book value	$5,796	$6,176

      Depreciation expense amounted to $481,000 in 2000, $602,000 in 1999, and $590,000 in 1998.

NOTE 6 LOAN SERVICING

      Mortgage loans serviced for others are not reported as assets. These loans totaled $42,107,000 and $48,093,000 at year-end 2000 and 1999. Related escrow deposit balances were $445,000 and $498,000 at year-end 2000 and 1999.

      Activity for capitalized mortgage servicing rights was as follows for 2000, 1999, and 1998:

	2000	1999	1998

Beginning of year	$128	$195	$120

Additions	0	1	140

Amortized to expense	(51)	(68)	(65)

End of year	$77	$128	$195

NSFC ANNUAL REPORT 2000 50

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 7 DEPOSITS

      At year-end 2000, stated maturities of time deposits were:

2001	$173,475

2002	20,660

2003	10,702

2004 and thereafter	7

Total	$204,844

      Related party deposits at year-end 2000 and 1999 totaled $9,770,000 and $10,827,000.

NOTE 8 BORROWINGS

      Securities sold under repurchase agreements and other short-term borrowings are financing arrangements. Physical control is maintained by the Company for all securities sold under repurchase agreements.

      The following is a summary of securities sold under repurchase agreements and other short-term borrowings at December 31, 2000 and 1999:

	2000	1999

Securities sold under repurchase agreements	$73,618	$64,436

Federal funds purchased	0	6,000

Total	$73,618	$70,436

      Information concerning securities sold under repurchase agreements and other short-term borrowings is summarized as follows:

	2000	1999

Average daily balance during the year	$65,926	$48,905

Average interest rate during the year	5.92%	4.66%

Maximum month end balance during the year	$79,146	$70,436

      The following is a schedule of securities sold under repurchase agreements and related securities as of December 31, 2000. The schedule presents the amortized cost and fair value of each type of security sold under agreements to repurchase by selected maturity dates:

	Overnight		1-30 Days		31-90 Days

	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value

U.S. Government agencies and corporations	$22,998	$22,807	$13,289	$13,220	$2,739	$2,712

Repurchase Agreements	$16,542		$13,042		$2,642

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Over 90 Days		Total

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

U.S. Government agencies and corporations	$41,676	$41,300	$80,702	$80,039

Repurchase Agreements	$41,392		$73,618

      At the year-end December 31, 2000, advances from the Federal Home Loan Bank were as follows:

Variable rate, matures February 28, 2001, 6.68%	$5,000

Fixed rate, matures February 28, 2001, 6.58%	5,000

Total	$10,000

      The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.

NSFC ANNUAL REPORT 2000 51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

NOTE 9 INCOME TAXES

      A summary of federal and state income taxes on operations follows:

	2000	1999	1998

Current payable tax:

Federal	$3,174	$3,387	$3,130

State	44	74	86

Deferred tax	284	150	92

Provision for income taxes	$3,502	$3,611	$3,308

      The components of deferred tax assets and liabilities at December 31, 2000 and 1999 follow:

	2000	1999

Deferred tax assets:

Allowance for loan and other real estate owned losses	$1,489	$1,715

Deferred loan fees	5	7

Deferred compensation and directors’ fees	136	155

Unrealized net loss on securities available for sale	379	2,247

Gross deferred tax assets	2,009	4,124

Deferred tax liabilities:

Depreciation	(515)	(528)

Federal Home Loan Bank stock dividend	(80)	(37)

Mortgage servicing rights	(30)	(50)

Other items	(132)	(105)

Gross deferred tax liabilities	(757)	(720)

Net deferred tax asset	$1,252	$3,404

No valuation allowance is required for deferred tax assets

      The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

	2000	1999	1998

Income tax calculated at statutory rate (34%)	$3,888	$3,908	$3,608

Add (subtract) tax effect of:

Tax-exempt income, net of disallowed interest expense	(302)	(383)	(380)

State income tax, net of federal tax benefit	58	76	71

Other items, net	(142)	10	9

Provision for income taxes	$3,502	$3,611	$3,308

      Prior to being merged with the Bank, the Thrift qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differ from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture of the excess bad debt reserve accumulated in tax years after 1987 prior to being merged with the Bank. These provisions carry forward to the Bank after the merger of the Thrift into the Bank. The related amount of the excess bad debt reserve that must be recaptured is material. Retained earnings at December 31, 2000 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.

NSFC ANNUAL REPORT 2000 52

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 10 — OMNIBUS INCENTIVE PLANS

      The Omnibus Incentive Plan (the “Plan”) authorizes the issuance of up to 375,000 shares of the Company’s common stock, including granting of non-qualified stock options, restricted stock and stock appreciation rights.

      Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”) requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company has not granted any stock options since SFAS No. 123 became effective. Stock options are used to reward directors and officers and provide them with an additional equity interest. Options are issued for 10 year periods and are fully vested when granted. A summary of the activity in the plan is as follows:

	Number	Weighted-average
	of options	exercise price

Outstanding, beginning of 1998	25,390	$8.32

Exercised 1998	(6,535)	8.32

Outstanding, end of 1998	18,855	8.32

Exercised 1999	(4,945)	8.32

Outstanding, end of 1999	13,910	8.32

Exercised 2000	(2,500)	8.32

Outstanding, end of 2000	11,410	8.32

      At year-end 2000, options outstanding had a remaining option life of 1 year.

      The Committee of the Board of Directors at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company’s common stock which is the subject of such grant over the grant price. At both December 31, 2000 and 1999, 12,280 stock appreciation rights were outstanding at $8.32. The Company’s (income) expense related to the stock appreciation rights was ($48,000), ($30,000), and $25,000, for the years ended December 31, 2000, 1999, and 1998. The stock appreciation rights will expire during 2002.

NOTE 11 — COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

      There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

      At year-end 2000 and 1999, reserves of $4,416,000 and $4,513,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

      Cash and cash equivalents at December 31, 2000 included $24,835,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.

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

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitment does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer’s performance to a third party.

NSFC ANNUAL REPORT 2000 53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

       NOTE 11 — COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES
       (CONTINUED)

      A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2000	1999

Unused lines of credit and commitments to make loans:

Fixed rate	$17,278	$19,776

Variable rate	81,375	67,664

Total	$98,653	$87,440

Standby letters of credit	$3,682	$5,318

      Commitments to make loans at a fixed rate have interest rates ranging primarily from 7.00% to 12.00% at December 31, 2000.

NOTE 12 — FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate fair values for financial instruments. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For loans or deposits the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair value for FHLB advances equals carrying value as the advances mature early in 2001. Fair value for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

      The estimated year end fair values of financial instruments were:

		Estimated
2000	Carrying Value	Fair Value

Financial assets:

Cash and cash equivalents	$31,187	$31,187

Securities available for sale	190,050	190,050

Loans, net	294,162	303,309

Direct lease financing	7,417	7,871

Accrued interest receivable	4,816	4,816

Financial liabilities:

Deposits	$(373,121)	$(374,677)

Securities sold under repurchase agreements and other short-term borrowings	(73,618)	(73,618)

Federal Home Loan Bank advances	(10,000)	(10,000)

Advances from borrowers for taxes and insurance	(816)	(816)

Accrued interest payable	(6,208)	(6,208)

		Estimated
1999	Carrying Value	Fair Value

Financial assets:

Cash and cash equivalents	$16,900	$16,900

Interest bearing deposits in financial institutions — maturities over 90 days	100	100

Securities available for sale	196,684	196,684

Loans, net	242,794	245,838

Direct lease financing	2,138	2,175

Accrued interest receivable	4,361	4,361

Financial liabilities:

Deposits	$(334,251)	$(333,547)

Securities sold under repurchase agreements and other short-term borrowings	(70,436)	(70,436)

Advances from borrowers for taxes and insurance	(645)	(645)

Accrued interest payable	(3,640)	(3,640)

NSFC ANNUAL REPORT 2000 54

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 13 — REGULATORY MATTERS

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

      The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. These terms, however, are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

      Actual capital levels and minimum required levels were as follows at December 31, 2000 and 1999:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2000

Total Capital

(to risk weighted assets)

Consolidated	$77,630	20.45%	$30,369	8.00%	$37,961	10.00%

Bank	77,186	20.34	30,361	8.00	37,952	10.00

Tier I Capital

(to risk weighted assets)

Consolidated	72,941	19.21	15,185	4.00	22,777	6.00

Bank	72,497	19.10	15,181	4.00	22,771	6.00

Tier I Capital

(to average assets)

Consolidated	72,941	14.43	20,223	4.00	25,279	5.00

Bank	72,497	14.34	20,217	4.00	25,271	5.00

1999

Total Capital

(to risk weighted assets)

Consolidated	$72,996	22.72%	$25,707	8.00%	$32,134	10.00%

Bank	72,500	22.57	25,696	8.00	32,120	10.00

Tier I Capital

(to risk weighted assets)

Consolidated	68,979	21.47	12,854	4.00	19,280	6.00

Bank	68,485	21.32	12,848	4.00	19,272	6.00

Tier I Capital

(to average assets)

Consolidated	68,979	14.53	18,991	4.00	23,739	5.00

Bank	68,485	14.43	18,985	4.00	23,731	5.00

      The Company and Bank at year end 2000 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

      The Company’s primary source of funds to pay dividends to stockholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 2000, $43,593,000 of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

NSFC ANNUAL REPORT 2000 55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

     NOTE 14 — EARNINGS PER SHARE AND CAPITAL MATTERS

      Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows (restated for the five-for-one stock split in 1998):

	2000	1999	1998

Average outstanding common shares	4,460,385	4,457,448	4,449,996

Effect of stock options	6,720	9,023	9,987

Average outstanding shares for diluted earnings per share	4,467,105	4,466,471	4,459,983

      Information related to stockholders’ equity at December 31, 2000 and 1999 was as follows:

	2000	1999

Par value per share	$0.40	$0.40

Authorized shares	6,500,000	6,500,000

Issued and outstanding shares	4,460,845	4,458,345

      In October 2000, the Company adopted a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides holders of the Company’s common stock the opportunity to purchase additional shares of the Company’s common stock by reinvesting cash dividends, to purchase additional shares of common stock, or do both. Stockholders who participate in the Plan will have the cash dividends paid on their shares of common stock automatically reinvested in shares of common stock. Participants may also make optional cash purchases of not less than $50 per payment and not more than $3,000 per calendar quarter.

NSFC ANNUAL REPORT 2000 56

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 15 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

      Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2000	1999

Assets

Cash on deposit at subsidiary bank — noninterest bearing	$604	$689

Interest bearing deposits in unaffiliated bank	40	39

Total cash and cash equivalents	644	728

Investment in wholly-owned subsidiary

Equity in underlying book value of Bank of Waukegan	71,899	64,933

Goodwill, net	96	107

Total investment in subsidiary	71,995	65,040

Other assets	107	176

Total assets	$72,746	$65,944

Liabilities and Stockholders’ Equity

Accounts payable and other liabilities	$307	$410

Stockholders’ equity	72,439	65,534

Total liabilities and stockholders’ equity	$72,746	$65,944

Condensed Statements of Income
Year ended December 31,	2000	1999	1998

Operating income

Dividends from Bank	$4,019	$3,345	$2,677

Interest income	1	1	2

Total operating income	4,020	3,346	2,679

Operating expenses	152	152	160

Income before income taxes and equity in undistributed earnings of Bank	3,868	3,194	2,519

Income tax benefit	54	55	57

Income before equity in undistributed earnings of Bank	3,922	3,249	2,576

Equity in undistributed earnings of Bank	4,012	4,635	4,728

Net income	$7,934	$7,884	$7,304

Condensed Statements of Cash Flows
Year ended December 31,	2000	1999	1998

Cash flows from operating activities

Net income	$7,934	$7,884	$7,304

Adjustments to reconcile net income to net cash from operating activities

Equity in undistributed earnings of Bank	(4,012)	(4,635)	(4,728)

Goodwill amortization	11	11	11

(Increase) decrease in other assets	42	(125)	77

Increase (decrease) in other liabilities	(64)	82	(144)

Net cash from operating activities	3,911	3,217	2,520

Cash flows from financing activities

Exercise of stock options	20	42	54

Dividends paid	(4,015)	(3,344)	(2,671)

Net cash from financing activities	(3,995)	(3,302)	(2,617)

Increase (decrease) in cash and cash equivalents	(84)	(85)	(97)

Cash and cash equivalents at beginning of year	728	813	910

Cash and cash equivalents at end of year	$644	$728	$813

NSFC ANNUAL REPORT 2000 67

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 & 1998

NOTE 16 — OTHER COMPREHENSIVE INCOME

      Other comprehensive income (loss) components and related taxes were as follows:

	2000	1999	1998

Unrealized holding gains (losses) on securities available for sale	$4,822	$(6,840)	$277

Tax effect	(1,868)	2,650	(108)

Other comprehensive income (loss)	$2,954	$(4,190)	$169

      The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, securities, and deposits provide the revenues in the banking operation. The mortgage banking operation derives its revenues from servicing loans that had been sold in previous years and from fees earned through “table funding” arrangements where the mortgage banking operation takes and processes mortgage loan applications that are then funded by another financial institution. In 1999 the mortgage banking operation discontinued originating and selling mortgages on the secondary market. Trust fees provide the revenues for trust operations. All operations are domestic.

      Management began evaluating mortgage banking as a separate segment in August, 1998. The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 2000, 1999 or 1998.

      Information reported internally for performance assessment follows:

2000		Other	Total
	Banking	Segments	Segments

Net interest income	$17,987	$0	$17,987

Other revenue	2,177	954	3,131

Other expenses	8,742	940	9,682

Segment profit	$11,422	$14	$11,436

1999		Other	Total
	Banking	Segments	Segments

Net interest income	$17,773	$0	$17,773

Other revenue	2,311	1,190	3,501

Other expenses	8,558	1,221	9,779

Segment profit	$11,526	$(31)	$11,495

1998		Other	Total
	Banking	Segments	Segments

Net interest income	$17,310	$0	$17,310

Provision for loan losses	10	0	10

Other revenue	1,833	1,102	2,935

Other expenses	8,656	967	9,623

Segment profit	$10,477	$135	$10,612

NSFC ANNUAL REPORT 2000 58

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
2000	Income	Income	Income	Basic	Fully Diluted

First quarter	$8,539	$4,468	$2,051	$0.46	$0.46

Second quarter	9,017	4,599	1,962	0.44	0.44

Third quarter	9,626	4,557	1,887	0.42	0.42

Fourth quarter	10,025	4,363	2,034	0.46	0.46

	$37,207	$17,987	$7,934	$1.78	$1.78

	Interest	Net Interest	Net	Earnings per Share
1999	Income	Income	Income	Basic	Fully Diluted

First quarter	$8,070	$4,263	$1,788	$0.40	$0.40

Second quarter	7,990	4,347	1,832	0.41	0.41

Third quarter	8,290	4,589	2,032	0.46	0.46

Fourth quarter	8,428	4,574	2,232	0.50	0.50

	$32,778	$17,773	$7,884	$1.77	$1.77

NSFC ANNUAL REPORT 2000 59

NORTHERN STATES FINANCIAL CORPORATION

STOCKHOLDER INFORMATION

      Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 26, 2001 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

      We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.

      Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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

      Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2001:

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

      As of December 31, 2000 there were 6,500,000 common shares authorized; 4,460,845 common shares issued and outstanding, held by approximately 432 registered stockholders.

      As of February 28, 2001, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

Howe Barnes Investments, Inc.

Chicago, Illinois

(800) 800-4693 or (312) 655-2995

National Discount Brokers Capital Markets

Jersey City, New Jersey

(800) 435-1235 or (212) 294-7727

Spear Leeds & Kellogg Capital Markets

Jersey City, New Jersey

(800) 526-3160 or (201) 435-3914

      Price Summary: The following schedule details our stock’s quarter ending bid and ask price:

	2000		1999

	BID	ASK	BID	ASK

Quarter Ended:

March 31	$18 7/8	$20 1/16	$23 7/8	$24

June 30	19	20 3/4	23 1/2	23 7/8

September 30	20 1/2	22 3/4	23	23 1/2

December 31	18 5/8	19 7/8	22 1/2	23

	2001

	BID	ASK

For the First Quarter:

(through March 1, 2001)	$20	$21

      Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total

1995	$.16	$.17	$.33

1996	.19	.21	.40

1997	.23	.25	.48

1998	.28	.32	.60

1999	.35	.40	.75

2000	.43	.47	.90

Independent Auditors:
Crowe, Chizek and Company LLP
Oak Brook, Illinois

NSFC ANNUAL REPORT 2000 60