Form 10-K, Exhibit 13
period 2001-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2002-03-26
CIK 744485

EXHIBIT 13

NORTHERN STATES FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

($ 000s, except per share data)
As of or for the Year Ended December 31,	2001	2000	1999	1998	1997

INCOME STATEMENT DATA:
Interest income	$36,691	$37,207	$32,778	$34,206	$32,759
Interest expense	18,668	19,220	15,005	16,896	15,615

Net interest income	18,023	17,987	17,773	17,310	17,144
Provision for loan losses	100	0	0	10	480

Net interest income after provision for loan losses	17,923	17,987	17,773	17,300	16,664
Noninterest income	3,935	3,131	3,501	2,935	2,687
Noninterest expenses	10,270	9,682	9,779	9,623	9,132

Income before income taxes	11,588	11,436	11,495	10,612	10,219
Provision for income taxes	3,829	3,502	3,611	3,308	3,209

Net Income	$7,759	$7,934	$7,884	$7,304	$7,010

BALANCE SHEET DATA:
Cash, noninterest bearing	$18,172	$17,013	$16,740	$15,176	$14,200
Investments (2)	231,772	204,224	196,944	213,744	192,078
Loans, net	308,990	294,162	242,794	240,776	236,794
Direct lease financing	13,868	7,417	2,138	987	1,274
All other assets	14,436	15,440	18,065	15,238	14,640

Total Assets	$587,238	$538,256	$476,681	$485,921	$458,986

Deposits	$407,032	$373,121	$334,251	$355,756	$347,950
Other borrowings	86,170	73,618	70,436	47,990	38,504
Federal Home Loan Bank advances	10,000	10,000	0	10,000	5,000
All other liabilities	7,707	9,078	6,460	7,062	7,337
Stockholders’ equity	76,329	72,439	65,534	65,113	60,195

Total Liabilities & Stockholders’ Equity	$587,238	$538,256	$476,681	$485,921	$458,986

PER SHARE DATA: (4) Basic earnings per share	$1.74	$1.78	$1.77	$1.64	$1.58
Diluted earnings per share	1.74	1.78	1.77	1.64	1.57
Cash dividends declared	1.00	0.90	0.75	0.60	0.48
Book value (at end of year)	17.08	16.24	14.70	14.63	13.54
SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (1)	1.39%	1.59%	1.67%	1.55%	1.61%
Return on average equity	10.33	11.80	12.05	11.66	12.28
Average stockholders’ equity to average assets	13.46	13.46	13.84	13.29	13.13
Tax equivalent interest rate spread (1)	2.60	2.84	3.26	3.06	3.39
Tax equivalent net interest income to average earning assets (1)	3.46	3.87	4.11	3.99	4.33
Non-performing assets to total assets	3.31	1.14	0.72	1.36	0.78
Dividend payout ratio (3)	57.56	50.60	42.42	36.57	30.44

(1)	Does not reflect impact of securities available for sale on average balances.
(2)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank (FHLB) stock.
(3)	Total cash dividends divided by net income.
(4)	Information prior to 1998 was restated to reflect five-for-one stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of)(Company) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has one wholly owned subsidiary, the Bank of Waukegan (the “Bank”). The Bank is a commercial banking company that provides traditional banking services, including mortgage and trust services, to corporate, retail and civic entities in the market.

     The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of

NSFC ANNUAL   16   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (CONTINUED)

Banks and Real Estate. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans that the Bank funds, and set the amount of reserves against deposits which the Bank must maintain.

     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2002 and beyond to differ materially from those expressed in any such forward-looking statements.

TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

($ 000s)
For the Year Ended December 31,	2001			2000			1999

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets Loans (1) (2) (3)	$315,318	$25,257	8.01%	$274,194	$24,963	9.10%	$244,039	$20,896	8.56%
Taxable securities (5)	184,905	10,093	5.48	171,403	10,836	6.11	175,146	10,663	6.00
Securities exempt from federal income taxes (2) (5)	13,423	954	7.22	17,835	1,355	7.56	20,754	1,568	7.68
Interest bearing deposits in financial institutions	187	7	3.74	229	14	6.11	296	16	5.41
Federal funds sold	19,765	768	3.89	9,080	581	6.40	6,171	298	4.83

Interest earning assets	533,598	37,079	6.96	472,741	37,749	7.88	446,406	33,441	7.46
Noninterest earning assets	24,250			26,784			26,293

Average assets (4)	$557,848			$499,525			$472,699

Liabilities and Stockholders’ Equity NOW deposits	$44,561	817	1.83	$42,688	1,152	2.70	$46,403	1,204	2.59
Money market deposits	42,955	1,378	3.21	35,664	1,400	3.93	40,557	1,416	3.49
Savings deposits	43,777	891	2.04	44,283	1,211	2.73	45,553	1,275	2.80
Time deposits	213,830	11,396	5.33	183,763	10,976	5.97	169,901	8,526	5.02
Other borrowings	83,295	4,186	5.03	74,697	4,481	6.00	54,852	2,584	4.71

Interest bearing liabilities	428,418	18,668	4.36	381,095	19,220	5.04	357,266	15,005	4.20
Interest bearing liabilities
Demand deposits	44,919			43,122			43,128
Other noninterest bearing liabilities	9,421			8,067			6,886
Stockholders’ equity	75,090			67,241			65,419

Average liabilities and stockholders’ equity	$557,848			$499,525			$472,699

Net interest income		$18,411			$18,529			$18,436

Net yield on interest earning assets			3.46%			3.87%			4.11%

Interest bearing liabilities to earning assets ratio			80.29%			80.61%			80.03%

(1)	-	Interest income on loans includes loan origination and other fees of $405 for 2001, $344 for 2000 and $353 for 1999. Average loans include direct lease financing.
(2)	-	Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.
(3)	-	Non-accrual loans are included in average loans.
(4)	-	Average balances are derived from the average daily balances.
(5)	-	Rate information was calculated based on the average amortized cost for securities. The 2001, 2000 and 1999 average balance information includes an average unrealized gain (loss) for taxable securities of $829, $(5,957) and $(2,425). The 2001, 2000 and 1999 average balance information includes an average unrealized gain (loss) of $212, $(97) and $344 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) stock.

NSFC ANNUAL   17   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NET INTEREST INCOME

     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

     Interest income is the primary source of revenue for the Company. It comprised 90.3 percent of the Company’s total revenues in 2001, 92.2 percent in 2000 and 90.4 percent in 1999.

     Net interest income is the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. In Table 1, interest income on non-taxable securities and loans has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities. As indicated in Table 1, the Company’s net interest income on a fully tax equivalent basis declined slightly in 2001 to $18,411,000, a decrease of $118,000 from 2000.

     Several factors affect net interest income of which one factor is changes in interest rates that are generally indicated by the changes in the prime lending rate. During 2001 the prime rate was lowered eleven times beginning at 9.50 percent on January 1, 2001 and ending the year at 4.75 percent. At December 31, 2001 the prime rate was at its lowest level since 1972. The average-weighted prime lending rate in 2001 was 6.93 percent a decrease of 230 basis points from 9.23 percent in 2000, and was 8.02 percent in 1999. This decline in general interest rates during 2001 is evidenced by the decrease in rates earned on average federal funds sold that fell 251 basis points in 2001 compared to 2000 after increasing 157 basis points in 2000 from 1999.

     Loans accounted for 59 percent of the Company’s average interest earning assets during 2001 and any changes to the rates earned on loans has a major impact on the net interest margin. Table 1 shows that rates earned on average loans declined to 8.01 percent in 2001 from 9.10 percent in 2000 after rising in 2000 from 8.56 percent in 1999. The yields in 2001 declined 109 basis points in part as a consequence of 230 basis point decrease in 2001 to the average prime lending rate. A factor impacting rates earned on loans is the Company’s mix of fixed versus variable rate loans. In times of decreasing loan interest rates, such as in 2001, variable rate loans will reprice at the lower rates at a faster pace than fixed rate loans. As indicated in Table 10, “Maturity or Repricing of Assets and Liabilities” over 61 percent of the Company’s loans and leases either mature or reprice within 90 days at December 31, 2001. Finally competitive pressures impact the rates earned on loans with increased competition limiting increases in loan rates.

     The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets and an increase in this ratio has a positive effect on net interest income. This percentage increased slightly for the Company during 2001 to 95.65 percent compared to 94.64 percent in 2000 and 94.44 percent in 1999.

     Another major factor that affects net interest income is the interest rate spread. The interest rate spread is the yield earned on interest earning assets less rates paid on interest bearing liabilities. The interest rate spread declined to 2.60 percent in 2001 after decreasing to 2.84 percent in 2000 as compared to 3.26 percent in 1999. Declines to the interest rate spread have a negative impact on net interest income.

     Rates on interest earning assets decreased 92 basis points to 6.96 percent in 2001 from 7.88 percent in 2000 after increasing 42 basis points in 2000 from 1999. The decreases to rates earned in 2001 on loans and on federal funds sold have been discussed previously. Rates earned on taxable securities declined in 2001 by 63 basis points reflecting the generally higher interest rates in 2000. At December 31, 2000 taxable securities issued by U.S. government agencies with call options allowing the securities to be paid off prior to their maturity dates totaled over $156.4 million. During 2001 over $236.6 million in U.S. government agency securities were called and were replaced by securities yielding lower rates. During 2001, even some of the securities purchased to replace called securities were called. Rates earned on tax exempt securities declined 34 basis points as the average portfolio shrunk by $4.4 million.

     As the prime rate decreased during 2001, management lowered deposit rates several times. Yields on interest bearing liabilities decreased during 2001, but to a lesser extent than the rates on interest earning assets causing the interest rate spread to narrow. Rates on all interest bearing liabilities declined 68 basis points to 4.36 percent in 2001 from 5.04 percent in 2000 after rising 84 basis points in 2000 from 1999. Rates on NOW accounts were 87 basis points less in 2001 than in 2000 after increasing 11 basis points in 2000 compared to 1999. In 2001, rates on regular money market deposits decreased 72 basis points compared the previous year after increasing 44 basis points in 2000 from 1999. Rates paid on savings deposits were 2.04 percent in 2001 declining 69 basis points from 2000’s rate of 2.73 percent. Rates of 7.00 percent or greater were offered for time deposits with

NSFC ANNUAL  18  REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NET INTEREST INCOME (CONTINUED)

maturities over one year in 2000 and during the first half of 2001 there were over $57.0 million in certificates of deposit (CDs) being paid at these rates. The effect of these CDs was that while interest rates were decreasing during 2001, time deposit rates did not decline as rapidly as other deposit types and only decreased 64 basis points in 2001 from 2000 after rising in 2000 by 95 basis points compared to 1999. At year-end 2001 the Company still had $17.4 million in time deposits with rates of 7.00 percent or more of which $9.2 million and $8.2 million are expected to mature in 2002 and 2003. During 2001 rates paid on other borrowings decreased 97 basis points compared to 2000 after increasing 129 basis points in 2000 from 1999. Other borrowings consist of term advances from the Federal Home Loan Bank and repurchase agreements.

     Another factor influencing net interest income is the “interest bearing liabilities to earning assets ratio” as shown in Table 1. This ratio indicates how many cents of each dollar of earning assets are funded by an interest bearing liability. As Table 1 shows, this relationship has declined slightly to 80.29 percent in 2001 from 80.61 percent in 2000 and was 80.03 percent in 1999. A decrease in this ratio has a negative impact on net interest income.

     Net interest income is also impacted by changes in the levels and mix of interest earning assets. Interest earning assets were $533.6 million in 2001 as compared to $472.7 million in 2000 increasing $60.9 million. Increases to the level of interest earning assets usually have a positive impact on net interest income. Average loans increased in 2001 by $41.1 million as the Company experienced continued loan demand. The Company also added loans to its portfolio by purchasing loans and leases or portions of loans and leases from other financial institutions and investment banking houses. At December 31, 2001 the balances of loans and leases purchased in 2001 totaled $13.9 million. Average loans as a percentage of earning assets increased to 59.1 percent in 2001 as compared to 58.0 percent in 2000 and 54.7 percent in 1999. As loans as a percentage of earning assets increase there is a positive impact on yields earned on average earning assets as loans earn the highest yields of any type of interest earning asset.

     The balance and mix of interest bearing deposits also affects net interest income. In 2001, total average interest bearing deposits increased $38.7 million from 2000 after growing by $4.0 million in 2000 from 1999. The 2001 increase in average interest bearing deposits came from time deposits, which increased $30.1 compared to last year. Lower cost NOW, and money market deposits increased $1.8 million and $7.3 million while savings deposits decreased $.5 million.

     Average other borrowings were $83.3 million in 2001 consisting of repurchase agreement products and term advances from the Federal Home Loan Bank. Average borrowings increased $8.6 million in 2001 from 2000 after increasing $19.8 million in 2000 from 1999. During 2001 term advances borrowed from the Federal Home Loan Bank averaged $10.0 million. The remaining $73.3 million of the average other borrowings in 2001 were in the form of securities sold under repurchase agreements (repurchase agreements) which the Company continues to offer as an alternative to certificates of deposit. Repurchase agreements are not subject to FDIC insurance and are not subject to reserve requirements, and therefore are less costly to the Company. The repurchase agreement also gives the customer added security for the borrowing in the form of an investment security pledged by the Company. Average repurchase agreements in 2001 were $9.0 million greater than 2000 levels, which had increased $17.4 million from 1999. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

     Interest rates paid on deposits and charged for loans during 2001 were competitive with rates offered by other local financial institutions.

     Many other factors beyond management’s control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

     The components of the changes in net interest income are shown in Table 2, “Analysis of Changes in Interest Income and Expense”. Table 2 allocates changes in net interest income between amounts attributable to changes in rate and changes in volume for the various categories of interest earning assets and interest bearing liabilities. Table 2 indicates that the $60.9 million growth in average interest earning assets in 2001 had a positive effect on interest income of $4.0 million but was offset by lower rates by $4.7 million. This had the effect of lowering interest income on a tax equivalent basis by $.7 million in 2001. Increased volumes of average interest bearing liabilities, that rose $47.3 million in 2001, caused interest expense in 2001 to rise $2.4 million while the changes due to declining rates lowered interest expense by $3.0 million which together caused interest expense to decline $.6 million. The effect of the components of volume and rate on net interest income on a tax equivalent basis during 2001 was a decrease of $118,000 compared to an increase in 2000 of $93,000.

NSFC ANNUAL  19  REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

($ 000s)
For the Year Ended December 31	2001 Compared to 2000			2000 Compared to 1999
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due to	Due to	Total	Due to	Due to
	Change	Volume	Rate	Change	Volume	Rate

INTEREST INCOME
Loans	$294	$3,494	$(3,200)	$4,067	$2,690	$1,377
Taxable securities	(743)	399	(1,142)	173	(13)	186
Securities exempt from federal income taxes	(401)	(343)	(58)	(213)	(188)	(25)
Interest bearing deposits in financial institutions	(7)	(2)	(5)	(2)	(4)	2
Federal funds sold	187	482	(295)	283	168	115

Total interest income	(670)	4,030	(4,700)	4,308	2,653	1,655

INTEREST EXPENSE
NOW deposits	(335)	49	(384)	(52)	(99)	47
Money market deposits	(22)	259	(281)	(16)	(181)	165
Savings deposits	(320)	(14)	(306)	(64)	(35)	(29)
Time deposits	420	1,679	(1,259)	2,450	735	1,715
Other borrowings	(295)	481	(776)	1,897	1,080	817

Total interest expense	(552)	2,454	(3,006)	4,215	1,500	2,715

NET INTEREST INCOME	$(118)	$1,576	$(1,694)	$93	$1,153	$(1,060)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.

Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

Taxable securities includes Federal Home Loan Bank (FHLB) stock.

TABLE 3 SECURITIES AVAILABLE FOR SALE

($ 000s)
As of December 31,	2001		2000		1999

		% of Total		% of Total		% of Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$0	0.00%	$1,004	0.53%	$4,998	2.54%
U.S. Government agencies and corporations	197,529	91.61	165,518	87.09	162,091	82.41
States & political subdivisions	11,548	5.35	15,596	8.21	20,710	10.53
Mortgage-backed securities	3,873	1.80	5,383	2.83	6,712	3.41
Equity securities	2,679	1.24	2,549	1.34	2,173	1.11

Total securities available for sale	$215,629	100.00%	$190,050	100.00%	$196,684	100.00%

     As of December 31, 2001, the Company had no securities of a single issuer, other than U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.

     The Company holds local municipal bonds which, although not rated, are considered low risk investments.

     Equity securities includes Federal Home Loan Bank (FHLB) stock.

NSFC ANNUAL   20   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES

     All securities of the Company at December 31, 2001 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

     The carrying value of the securities portfolio, which for purposes of this discussion includes the Federal Home Loan Bank stock, increased $25.5 million to $215.6 million at year-end 2001 as compared to $190.1 million at year-end 2000 after showing a decrease of $6.6 million from year-end 2000 from 1999. Average securities, in Table 1, reflects the 2001 increase from 2000 and shows growth of average taxable securities of $13.5 million while securities exempt from federal income taxes declined $4.4 million. Table 1 also shows that total average securities declined $6.7 million in 2000 from 1999. The net unrealized loss to the securities portfolio improved $.8 million at December 31, 2001 compared to December 31, 2000 and reflects lower bond interest rates at year-end 2001 compared to year-end 2000.

     With the many rate decreases that occurred during 2001 the Company had many securities transactions as evidenced in the Consolidated Statements of Cash Flows that show in 2001 $605.7 million in securities were called and matured while $630.9 million in securities were purchased. The magnitude of security transactions in 2001 becomes apparent when it is compared to the volumes of transactions in 2000 where only $17.1 million in securities were called and matured and only $5.5 million were purchased. More than 90 percent of the securities transactions in 2001 were from calls, maturities and purchases of securities issued by U.S. government agencies and corporations.

     The carrying value of securities issued by U.S. government agencies and corporations owned by the Company increased $32.0 million to $197.5 million at December 31, 2001. Many of the Company’s U.S. government agencies carry call provisions that allow the securities to be repaid prior to maturity. At December 31, 2001 the Company holds $182.2 million in U.S. government agency securities with call options and at year-end 2000 had $156.4 million in securities of this kind. As rates declined during 2001 it was advantageous to the various U.S. government agencies to exercise their call options and reissue new securities at the lower interest rates. During 2001 over $236.6 million in these securities held by the Company were called. In order to mitigate the effect the lower rates offered on the reissued securities, the Company replaced the called securities with other U.S. agency securities with call provisions that had longer maturities. Table 10, Maturity or Repricing of Assets and Liabilities, shows that at December 31, 2001 over 83.3 percent of the U.S. government agency securities mature in greater than three years. At year-end 2000 only 60.8 percent of U.S. government agency securities matured in greater than three years.

     Holdings of U.S. Treasury securities declined $1.0 million at December 31, 2001 compared to December 31, 2000. In the past, portions of the U.S. Treasury securities have been pledged for tax deposits that the Bank would receive and forward to the Internal Revenue Service (IRS). With the IRS requiring more and more taxpayers to make payment direct to them via ACH and other electronic methods the need for this pledge has declined. As a consequence the need for U.S. Treasury securities for this purpose has lessened.

     The Company attempts to keep at least half its portfolio in securities issued by U.S. Government agencies and the U.S. Treasury, as indicated for all periods reported in Table 3, “Securities Available for Sale”. The Company uses the U.S. Government agency and U.S. Treasury securities for pledging purposes to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2001 the Company had $192.5 million of the U.S. Government agency securities pledged to secure public deposits and repurchase agreements. The Company also uses U.S. Government agency and U.S. Treasury securities to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Government agency issues comprised over 91 percent of the total portfolio at December 31, 2001.

     Holdings of securities issued by states and political subdivisions, of which over 95 percent are tax-exempt, decreased by $4.0 million to $11.5 million at December 31, 2001 after decreasing $5.1 million at year-end 2000 compared to 1999. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy. The Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

     The Company, at December 31, 2001, has 1.8 percent of its securities portfolio invested in mortgage-backed securities. Mortgage-backed securities balances at December 31, 2001 were $3.9 million, a decrease of $1.5 million from the previous year, which reflects principal reductions. These principal reductions are made as borrowers make principal payments on the mortgages that underlie these securities.

NSFC ANNUAL   21   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

     SECURITIES (CONTINUED)

     The Company’s equity securities totaled $2.7 million at December 31, 2001 and consisted of CRA Qualified Investment Fund stock and for purposes of this discussion, Federal Home Loan Bank (FHLB) stock. During 2001 the Company sold its shares of Student Loan Marketing Association (SLMA) and Concord EFS, Inc. stock that it received from the acquisition by Concord of the Bank’s ATM network provider. These sales resulted in net gains on sales of securities of $700,000. A portion of the proceeds from these sales went to purchase the CRA Qualified Investment Fund, that assists the Company in meeting its obligations under the Community Reinvestment Act.

     Efforts by the Company to maintain appropriate liquidity includes periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2001 is shown in Table 4, “Securities Maturity Schedules & Yields”.

TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

			Greater than 1 yr.		Greater than 5 yrs.
Securities available for sale	Less than or		and less than or		and less than or		Greater
($ 000s)	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.		than 10 yrs.		Totals
As of December 31, 2001	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Government agencies and corporations	$10,166	3.97%	$182,326	4.95%	$5,037	5.92%	$0	0.00%	$197,529	4.92%
States & political subdivisions (1)	2,458	6.80	7,095	7.05	1,995	7.15	0	0.00	11,548	7.01
Mortgage-backed securities (2)	2	5.29	478	6.16	772	7.25	2,621	5.85	3,873	6.17
Equity securities (3)	2,679	5.49	0	0.00	0	0.00	0	0.00	2,679	5.49

Total	$15,305	4.69%	$189,899	5.03%	$7,804	6.37%	$2,621	5.85%	$215,629	5.07%

(1)	-	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.
(2)	-	Mortgage-backed securities and collateralized mortgage obligations reflect the contractual maturity of the related instrument.
(3)	-	Equity securities includes Federal Home Loan Bank (FHLB) stock.

TABLE 5 LOAN PORTFOLIO

($ 000s)
As of December 31,	2001	2000	1999	1998	1997

Commercial	$83,749	$94,353	$60,570	$64,043	$54,701
Real estate-construction	35,333	25,538	21,813	17,328	26,768
Real estate-mortgage	163,615	149,869	142,016	141,241	138,134
Home equity	21,380	20,233	17,259	15,579	14,722
Installment	9,274	9,361	6,957	8,530	8,544

Total loans	313,351	299,354	248,615	246,721	242,869
Unearned income	(4)	(16)	(69)	(99)	(154)
Deferred loan fees	(535)	(487)	(384)	(413)	(491)

Loans, net of unearned income and deferred loan fees	312,812	298,851	248,162	246,209	242,224
Allowance for loan losses	(3,822)	(4,689)	(5,368)	(5,433)	(5,430)

Loans, net	$308,990	$294,162	$242,794	$240,776	$236,794

     The Company had no foreign loans outstanding at December 31, 2001.

NSFC ANNUAL   22   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

LOAN PORTFOLIO

     The Company experienced increases to its loan portfolio of 4.7 percent in 2001 growing by almost $14 million from 2000. As shown in Table 5, “Loan Portfolio”, gross loans increased to $313 million at December 31, 2001, the highest level in the Company’s history. The growth in loans during 2001 followed steady growth in 2000 when gross loans increased $50 million over year-end 1999. Table 1 shows that loans and leases averaged $315 million for 2001, an increase of $41 million or 15.0 percent over the average loans in 2000 compared to an increase to average loans in 2000 of $30 million or 12.4 percent over 1999 levels.

     Commercial loans at year-end decreased $10.6 million to $83.7 million as of December 31, 2001 after increasing $33.8 million in 2000. During 2001 the Company received pay downs of $11.4 million on commercial loans purchased from other financial institutions. In 2000 the Bank had increased its commercial loan portfolio because of strong loan demand by customers and by purchasing $17.0 million in loans or portions of loans from other financial institutions and investment-banking houses.

     The real estate construction loan portfolio increased $9.8 million during 2001, with balances at December 31, 2001 of $35.3 million compared to $25.5 million for 2000. In 2001 the Bank, through customer loan demand, had increased its real estate construction loan portfolio as well as by purchasing $6.3 million in loans or portions of loans from other financial institutions and investment-banking houses. The Company has developed an expertise in construction lending and has developed a portfolio of construction and construction-related loans. The construction portfolio consists of loans to residential builders and housing developers and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the company doing the construction. Construction loans are generally made on properties that are under sold contracts. These loans are generally secured by first lien positions on the real estate and generally have loan to value ratios between 50 percent to 75 percent of the appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years.

     The mortgage loan portfolio increased by $13.7 million at December 31, 2001 as compared to December 31, 2000, as shown in Table 5. During 2000 real estate mortgage loans had increased $7.9 million from year-end 1999. A large percentage of the mortgage loan portfolio is for commercial use and purposes where real estate is used as collateral for the loan. Many of the Company’s construction loans become part of the mortgage loan portfolio upon completion of the construction projects for commercial purpose buildings. These commercial related mortgages are primarily made at fixed rates with call features after five years.

     The Bank has a mortgage banking operation that takes and processes loan applications for home mortgages that are then “table funded” by the institution that ultimately will fund and own the loan, with the Bank receiving a fee. During 2001, $13.5 million in “table funded” mortgage loans were made compared to $5.3 million in 2000. The increase during 2001 is attributable to the decline in home mortgage rates that created impetus for mortgagees to refinance their mortgages. During 1999, mortgage interest rates were also at lower levels and $14.7 million in “table funded” mortgage loans were made in addition to $11.6 million in loans originated for sale on the secondary market.

     During 2001, the Bank did not originate and fund mortgage loans for sale in the secondary market and there were no loans held for sale on December 31, 2001, 2000 and 1999. During 1999, $2,520,000 in loans held for sale were transferred to the loan portfolio at their estimated market value with no resulting loss.

     There were no mortgage servicing rights booked by the Bank during 2001 since the mortgage banking operation no longer originates mortgages for sale in the secondary market. The Bank still services mortgage loans funded and sold in previous years, which generated fee income in 2001 of $94,000. The unpaid principal balances of these loans at December 31, 2001 and 2000 were $31.2 million and $42.1 million.

     Home equity loans are a product where consumers can use the equity in their homes to finance purchases and may allow the consumer to receive an interest deduction on their tax return. The interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to continue to grow in the future. The home equity portfolio grew during 2001 with balances of approximately $21.4 million at December 31, 2001, an increase of 5.7 percent from December 31, 2000 levels which had increased 17.2 percent from 1999.

     Installment loans totaled $9.3 million at year-end 2001 decreasing slightly from 2000 levels after increasing $2.4 million during 2000 compared to 1999. As a part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing alternatives for the purchase of consumer goods.

     The Company has a direct lease-financing portfo-

NSFC ANNUAL   23   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

LOAN PORTFOLIO (CONTINUED)

lio, which increased $6.5 million in 2001 and $5.3 million in 2000. During 2001 the Company purchased $7.0 million in leases from an investment-banking house. The purchased leases carry a surety bond that guarantees payment performance.

     The Company at December 31, 2001 had loans totaling $413,000 to related parties, defined as officers of the Company or Bank of vice president or above and directors of the Company or Bank and their related interests. Commitments to related parties at year-end 2001 totaled $875,000 and amounted to less than one percent of the commitments outstanding as of December 31, 2001. Loans and commitments for loans are made to related parties at the same terms and conditions that are available to the public.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

MATURITY OF LOANS

     Table 6, “Loan Maturity Schedule” highlights the maturity distribution of the Company’s commercial and real estate construction, loan portfolio.

     Although Table 6, shows $6.8 million in construction loans maturing in greater than five years, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time the loans will be reclassified as mortgages.

     The short-term sensitivity of the commercial and real estate construction loan portfolio to interest rate changes is reflected in the fact that approximately 52.6 percent of the loans are scheduled to mature or are subject to rate change within one year. Of the remaining loans maturing beyond one year, 82.9 percent are loans subject to immediate repricing.

TABLE 6 LOAN MATURITY SCHEDULE

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2001	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total

Commercial	$41,765	$27,143	$14,841	$83,749
Real estate-construction	20,823	7,688	6,822	35,333

Total	$62,588	$34,831	$21,663	$119,082

Percent of total	52.56%	29.25%	18.19%	100.00%

     Commercial and construction loans maturing after one year:

Fixed rate	$9,667
Variable rate	46,827

Total	$56,494

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

NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans and other real estate owned. As shown in Table 7, “Non-performing Assets”, non-performing assets at year-end 2001 were $19,415,000 increasing $13,281,000 from year-end 2000 after rising during 2000 by $2,697,000 from year-end 1999.

     Nonperforming loans, which include impaired loans are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total non-per- forming loans at December 31, 2001 were $17.4 million, as compared to $4.1 million at December 31, 2000 and $.8 million at December 31,1999. A major

NSFC ANNUAL   24   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NON-PERFORMING ASSETS (CONTINUED)

portion of the increase in non-performing loans in 2001 resulted from one loan totaling $10.6 million for real estate development that became past due greater than 90 days. The borrower is waiting for municipal approval to construct commercial and condominium units on the land that secures the loan. The land securing this loan is appraised at $12.3 million. In addition the loan is further secured by four letters of credit issued to the Bank by independent financial institutions totaling $1.8 million and from two buildings situated on the land. The municipal approval is expected to occur in 2002 and at that time the loan is expected to be brought current. An analysis of the collateral for the non-performing loans shows that $15.2 million or over 87 percent of the loans are secured by real estate. During 2000, non-performing loans increased $3.3 million from 1999 resulting from five borrowers with combined loan balances of $3.5 million that accounted for over 85% of the non-performing loans at year-end 2000.

     Impaired loans are included in non-performing loans and totaled $3,372,000 and $1,728,000 at December 31, 2001 and December 31, 2000. The Bank considers a loan impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. While no interest income was recognized on impaired loans in 2000, during 2001 and 1999, $18,000 and $30,000 in interest income was recognized on impaired loans, which was all cash basis income.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection. As illustrated in Table 7, nonaccrual loans at December 31, 2001 totaled $3,422,000 compared to $1,739,000 at December 31, 2000, an increase of $1,683,000. A breakdown of the $3,422,000 in nonaccrual loans at December 31, 2001 shows $1,178,000 in commercial loans, $1,380,000 in real estate-mortgage loans, $827,000 in real estate- construction loans and $37,000 in installment loans.

     At December 31, 2001, Table 7 shows that the Company had $13,971,000 in loans that were 90 days past due and still accruing interest, an increase of $11,598,000 from $2,373,000 at December 31, 2000. A breakdown of the $13,971,000 in loans that were 90 days past due and still accruing interest at December 31, 2001 shows $11,673,000 in commercial loans, $2,169,000 in real estate-mortgage loans, $118,000 in home equity loans and $11,000 in installment loans. During 2000 loans past due and still accruing interest increased $1,952,000 to $2,373,000 as compared to $421,000 at December 31, 1999.

     Another component of non-performing assets is other real estate owned that consists of assets acquired through loan foreclosure and repossession. The carrying value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Table 7 shows that at December 31, 2001 other real estate owned was $2,022,000 and remains unchanged from December 31, 2000. During 2000, one property was transferred to other real estate owned from loans in the amount of $80,000 and was sold later in 2000, netting proceeds of $83,000 and resulting in a gain of $3,000. Another property in other real estate owned that had been carried at $600,000 at year-end 1999 was sold during 2000 with proceeds of $833,000 resulting in a gain of $233,000.

     On December 31, 2001, one piece of property accounted for approximately 88 percent of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois. During 2001, the option agreement for the property that had been in effect since 1994 was allowed to expire by the buyer. The City of Waukegan has engaged the Urban Land Institute (ULI) in developing a plan for the revitalization of the city’s lake front that includes this property. The ULI is expected to release its plan during 2002. The Company is actively marketing the property.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest earning assets at December 31, 2001 that are required to be disclosed as non-performing.

NSFC ANNUAL   25   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

     TABLE 7 NON-PERFORMING ASSETS

($ 000s)
As of December 31,	2001	2000	1999	1998	1997

LOANS Non-accrual status	$3,422	$1,739	$394	$3,804	$1,003
90 days or more past due, still accruing	13,971	2,373	421	313	3

Total non-performing loans	17,393	4,112	815	4,117	1,006
Other real estate owned	2,022	2,022	2,622	2,497	2,555

Total non-performing assets	$19,415	$6,134	$3,437	$6,614	$3,561

Non-performing loans as a percentage of total loans, net of unearned income and deferred loan fees	5.56%	1.38%	0.33%	1.67%	0.42%
Non-performing assets as a percentage of total assets	3.31	1.14	0.72	1.36	0.78
Non-performing loans as a percentage of the allowance for loan losses	455.08	87.69	15.18	75.78	18.53

     Loans are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection. Impaired Loans — At December 31, 2001, 2000, 1999, 1998 and 1997 impaired loans totaled $3,372, $1,728, $394, $3,515 and $754 and are included in nonaccrual loans.

     Potential Problem Loans — At December 31, 2001, there were no other loans classified as problem loans that are not included above. Other Problem Assets - At December 31, 2001, there were no other loans classified as problem assets other than the loans and other real estate owned shown above.

PROVISION FOR LOAN LOSSES

     A provision is credited to an allowance for loan losses, which is maintained at a level considered by management to be adequate to absorb probable incurred losses. The adequacy of the loan loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Bank; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

     As mentioned previously, management discounts impaired loans based on expected cash flows or collateral values. A portion of the allowance for loan losses is then allocated to each impaired loan with a calculated collateral shortage. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additional provisions or charge-offs based on their judgement of information available to them at the time of their examination.

     In the early 1990s the Company had made regular provisions to the allowance for loan losses that increased the unallocated portion of the allowance. During 2000 and 1999, management did not record any additional provision to the allowance. During 2001 a provision for loan losses was made in the amount of $100,000. Management made the provision with the concurrence of the Board of Directors, based on a careful review of the allowance that considered current conditions, outstanding loan volumes, and levels of non-performing and impaired loans. If levels of non-performing and impaired loans rise in 2002, management may increase the loan loss provision for 2002.

     As shown in Table 8, “Analysis of the Allowance for Loan Losses”, during 2001 there were net charge-offs of $967,000. The allowance declined $867,000 during 2001 after the $100,000 provision was added to the allowance bringing the allowance for loan losses to $3,822,000 at December 31, 2001 from $4,689,000 at December 31, 2000. The allowance for loan losses was 1.22% of gross loans outstanding at December 31, 2001 compared to 1.57% at the end of the previous year.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 1997 through 2001 as well as each year’s provision.

     Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company’s allocation of the allowance for loan losses as illustrated in Table 9, “Allocation of the Allowance for Loan Losses”.

     Based upon management’s analysis, the allowance for loan losses at December 31, 2001, is adequate to cover current loan losses.

NSFC ANNUAL   26   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

($ 000s)
Year Ended December 31,	2001	2000	1999	1998	1997

Balance at the beginning of year	$4,689	$5,368	$5,433	$5,430	$4,839

Charge-offs:
Commercial	1,073	772	86	0	86
Real estate-construction	0	29	0	0	0
Real estate-mortgage	0	1	557	0	38
Home equity	0	0	0	0	0
Installment	29	36	40	73	85

Total charge-offs	1,102	838	683	73	209

Recoveries:
Commercial	124	147	101	25	33
Real estate-construction	0	0	0	0	0
Real estate-mortgage	0	0	501	0	206
Home equity	0	0	0	0	0
Installment	11	12	16	41	81

Total recoveries	135	159	618	66	320

Net charge-offs (recoveries)	967	679	65	7	(111)

Additions charged to operations	100	0	0	10	480

Balance at end of year	$3,822	$4,689	$5,368	$5,433	$5,430

Allowance as a % of total loans, net of unearned income and deferred loan fees	1.22%	1.57%	2.16%	2.21%	2.24%

Net charge-offs (recoveries) during the year to average loans outstanding during the year	0.31%	0.25%	0.03%	0.00%	-0.05%

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

($ 000s)
As of December 31,	2001		2000		1999		1998		1997

		Percent of		Percent of		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Commercial	$1,429	26.73%	$1,419	31.52%	$1,438	24.36%	$1,312	25.96%	$1,335	22.52%
Real estate-construction	61	11.28	1,020	8.53	1,457	8.78	1,511	7.02	389	11.02
Real estate-mortgage	306	52.21	330	50.06	237	57.12	480	57.25	931	56.88
Home equity	84	6.82	2	6.76	2	6.94	16	6.31	15	6.06
Installment	58	2.96	47	3.13	34	2.80	42	3.46	58	3.52
Unallocated	1,884	NA	1,871	NA	2,200	NA	2,072	NA	2,702	NA

Total	$3,822	100.00%	$4,689	100.00%	$5,368	100.00%	$5,433	100.00%	$5,430	100.00%

NSFC ANNUAL   27   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST INCOME

Noninterest income increased during 2001, when compared to 2000, by $804,000 or 25.7 percent following a decline of $370,000 or 10.6 percent during 2000. Service fees on deposits increased $243,000 in 2001 over 2000. The major portion of this increase was the result of higher overdraft fee income, which increased $104,000 from 2001 as the volume of overdraft transactions increased from the previous year. Beginning in 2002 the Company has increased the fee charged for overdraft items by 25 percent and will institute an overdraft program that will honor overdraft items for qualified retail customers up to $500. The Company expects, because of these developments, that overdraft income will continue to rise in 2002. During 2001 fee income from one of the retail checking products that includes a package of banking services for a monthly fee increased by $87,000 as the monthly fee was increased during the year and the number of accounts grew by 473 from the previous year-end. Service fees on commercial checking account also increased by $52,000 in 2001. Commercial checking account service charges are determined by calculating the expense of the account transactions and deducting an earnings credit based on the balance level and applying U.S. Treasury bill rates. As U.S. Treasury bill rates declined during 2001 the earnings credit used to offset the associated costs of the commercial checking accounts declined and as a consequence service charges on these accounts increased.

     Trust income declined $51,000 to $690,000 in 2001 compared to $741,000 in 2000. A large percentage of trust fees are tied to performances and values of stocks held in the trusts. At year-end 2001 trust assets under administration totaled $176 million as compared to $191 million at year-end 2000. With the declines in the stock market indexes during 2001, the values of trust assets under administration declined as well as trust income.

     During 2001 the Company recognized net one time gains on sales of equity securities totaling $700,000. During 2001 the Company sold its shares of Student Loan Marketing Association (SLMA) and Concord EFS, Inc. stock that it received from the acquisition by Concord of the Bank’s ATM network provider. SLMA removed its restrictions on owning SLMA stock in order to participate in the student loan programs allowing the Company to sell that stock. The sales netted proceeds of $1,209,000 of which a majority of the proceeds went to purchase CRA Qualified Investment Fund stock that assists the Company in meeting its obligations under the Community Reinvestment Act.

     There were no gains on sales of loans during 2001 and 2000 as the Company no longer originates, funds and then sells home mortgages on the secondary market. Instead the Company’s mortgage banking area takes and processes loan applications for home mortgages that then are “table funded” by the institution that ultimately will fund and own the loan, with the Company receiving a fee. These “table funded” fees are a component of other operating income.

     During 2001 the Company had no sales of other real estate owned. During 2000 two parcels held, as other real estate owned were sold with total proceeds of $916,000 resulting in gains of $236,000.

     Other operating income increased $148,000 in 2001 compared to 2000. Fees from processing “table funded” mortgage applications increased $136,000 in 2001 as lower mortgage rates caused mortgage activities to rise. In 2001 volumes of mortgage loans processed through the “table funded” method were $13.5 million as compared to $5.3 million in 2000. Fees from noncustomer use of Bank owned ATMs increased during 2001 by $41,000 in part from an increase in the per item charge for these transactions that went into effect in November 2001. It is expected that this transaction fee increase will result in higher ATM fee income in 2002. Offsetting these increases, miscellaneous teller service fees decreased $25,000 as these fees are waived for customers who have the retail checking product that includes a package of banking services for a monthly fee. Loan fees from servicing sold mortgage loans also declined $20,000 during 2001. The Company no longer originates and sells mortgages and the volume of mortgages serviced for others at December 31, 2001 was $31.2 million compared to $42.1 million at year-end 2000. As the balances of serviced mortgages decline this source of fee income will decrease.

     Comparing 2000 to 1999, noninterest income declined by $370,000 or 10.6 percent during 2000. Service fees on deposits increased $214,000 in 2000 over 1999. Overdraft fee income increased in 2000 by $109,000 from 1999. Average overdrawn balances were higher in 2000 and the Company instituted a daily overdraft fee of $3.00 per day if an account remained overdrawn over three days. Fee income from retail checking and NOW accounts were $95,000 greater in 2000, resulting in part from the new retail checking products introduced in late 1999 that included a package of banking services for a monthly fee.

     Trust income increased slightly to $741,000 in 2000 compared to $736,000 in 1999. At year-end 2000 trust assets under administration totaled $191 million.

     Gains on sales of loans declined $160,000 during 2000 compared to 1999. The Company’s mortgage banking area during 2000 no longer originated, funded and sold home mortgages on the secondary market and instead processed home mortgage applications that were then “table funded” by the institution

NSFC ANNUAL   28   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST INCOME (CONTINUED)

owning the mortgage. The Company received fee income for processing the applications.

     Net gains on sales of other real estate owned were $297,000 less in 2000 compared to 1999. Two parcels held as other real estate owned were sold in 2000 with proceeds generated of $916,000 and gains of $236,000. During 1999 the Company had cash flows from the sale of other real estate of $3,542,000 with gains of $533,000.

     Other operating income decreased $132,000 in 2000 compared to 1999. Fees from “table funded” mortgage applications declined $166,000 in 2000 as higher mortgage rates slowed the volume of mortgage activity that decreased $9.4 million in 2000. Gains from sales of property in 2000 were $74,000 less than in 1999 as the Company in 1999 realized a one-time gain of $74,000 on the sale of a redundant branch office located within two city blocks from the Bank’s main office. In late 1999 the Bank contracted with American Express to handle the Bank’s official checks thus saving the Bank the bookkeeping expenses relating to these items. Part of the contract with American Express requires that the Bank keep a security deposit with American Express that generates fee income to the Bank. Fee income from this security deposit was $43,000 greater in 2000 than in 1999. Teller transaction fees increased by $33,000 during 2000. Fees from noncustomer use of Bank owned ATMs increased during 2000 by $23,000. Loan fees from the origination of commercial loans increased by $14,000 over 1999 due to increases in the Bank’s commercial loan portfolio.

NONINTEREST EXPENSES

     In 2001, total noninterest expenses were $10,270,000 increasing by $588,000 from 2000. Over the last three years total noninterest expenses averaged $9,910,000 as the Company emphasized its ability to control operating expenses. As a percent of average assets, noninterest expenses were 1.84 percent in 2001 compared to 1.94 percent in 2000 and 2.07 percent in 1999.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator as to how well a financial institution manages its noninterest expenses. A decreasing ratio is an indication of improving performance. The Company’s efficiency ratio was 46.8 percent in 2001, 45.9 percent in 2000 and 46.0 percent in 1999. Compared to its bank holding company peers, the Company’s ability to control overhead expenses is one of its operating strengths.

     Salaries and other employee expenses rose $333,000 in 2001, which was a 5.7 percent increase from 2000. During 2001 expenses for regular salaries and FICA grew $303,000. This increase is attributable to yearly merit salary increases and because the Company added 4 full time equivalent employees to staff during 2001 increasing to 139 full time equivalent employees at December 31, 2001 from 135 at 2000 year-end. The additions to staff occurred in the trust and customer service departments. Salary costs relating to stock appreciation rights were $77,000 more during 2001 as this expense is tied to changes in the Company’s stock price that increased during 2001. Commissions to staff in the mortgage banking area increased during 2001 by $13,000 because of greater volumes of activity brought about by the lower home mortgage rates. Offsetting these increases were declines of $35,000 and $27,000 for group insurance and deferred profit sharing during 2001. During 2001, the Company changed group insurance carriers and was able to reduce the premium.

     Occupancy and equipment expenses increased $118,000 or 9.65 percent during 2001 as compared to 2000. Maintenance expenses for building and equipment increased $117,000 during 2001. Needed repairs were made to the parking lots and maintenance contracts were placed on security systems installed in 2000 as warranty periods ended. Repairs were also made to vacant branch rental units to make them more attractive to potential tenants. Rental income, recorded as a reduction against occupancy expense, declined $21,000 compared to last year as one of the Company’s major tenants at one of the branch offices relocated due to a business consolidation. Expenses for utilities were $31,000 greater than last year as utility rates increased during the winter of 2001. Partially offsetting these increases was a decline to depreciation expense of $51,000 as fixed assets became fully depreciated.

     Data processing expense was $73,000 greater in 2001 as compared to 2000 and totaled $551,000 in 2001. During the fourth quarter of 2000 the Company introduced its Internet banking product and expenses relating to that product increased data processing expenses during 2001 compared to the previous year. Data processing expense also increased due to updates to the customer information file done by the data processing service bureau in order to be compliant with upcoming regulations.

     Other real estate owned expenses were $52,000 during 2001, $50,000 lower than in 2000. During 2000, two properties held as other real estate owned

NSFC ANNUAL   29   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST EXPENSES (CONTINUED)

were sold. There had been expenses in 2000 for taxes on these properties as well as repair expenses in order to prepare the properties for sale.

     During 2001, other operating expenses increased $114,000 or 5.8 percent from 2000. Legal and loan and collection expenses increased $68,000 over the same period last year as the levels of nonperforming loans increased during 2001. Audit expenses also increased $35,000 during 2001 due to increased testing of the Company’s operations including the data processing function. Expenses relating to Company accounts with its correspondent banks increased $25,000 due to the decline in interest rates.

     Comparing 2000 to 1999, noninterest expenses declined by $97,000 to $9,682,000, a decrease of 1.0 percent from 1999.

     Salaries and other employee expenses declined $125,000 in 2000, which was a 2.1 percent decrease from 1999. The Company, in 2000, paid $150,000 less in commissions to loan originators in the mortgage banking area because of lower volumes of loans originated, funded and sold on the secondary market and lower volumes of “table funded” loans compared to 1999. Salary costs relating to stock appreciation rights were $18,000 less during 2000 attributable to changes in the Company’s stock price. Overtime expenses were $17,000 less as there were after hours training sessions in 1999 on new deposit products the Company began to offer late in 1999. Salaries for noncommissioned staff increased $40,000 during 2000. Company group insurance expenses increased $28,000 during 2000 resulting from rising insurance premiums.

     Occupancy and equipment expenses decreased $101,000 during 2000 as compared to 1999. Depreciation expenses for building and equipment were $120,000 lower than for the same period of 1999 as new equipment purchased in 1994 when the Company changed data processing systems became fully depreciated during 1999. During 2000 building and equipment maintenance costs declined $66,000 as the Company experienced increased maintenance expenses in 1999 to prepare the Company’s equipment for Y2K and to prepare its new branch that had been purchased in fourth quarter of 1998. Rental incomes of Company premises used to offset occupancy and equipment expenses declined during 2000 by $29,000 as a major tenant at one of the Company’s branches moved. Real estate taxes during 2000 increased $31,000 due to increased tax rates. Utility expense in 2000 was $19,000 greater than in 1999 because of increased rates for natural gas and electricity.

     Data processing expense totaled $478,000 for 2000, declining slightly by $18,000 compared to the previous year.

     Other real estate owned expenses increased during 2000 by $61,000 from 1999 as rental incomes received from tenants in the properties used to offset these expenses declined as the properties were sold.

     During 2000, other operating expenses increased $100,000 from 1999. During 2000 costs related for the promotion and development of new deposit products were $90,000 greater in 2000 than in 1999. Audit and examination fees increased $39,000 in 2000 in part from requirements effective in 2000 that public companies have their quarterly financial statements reviewed by their independent accountants. Professional fees increased $33,000 during 2000 as the result of the Company releasing its Internet banking product during the fourth quarter of 2000. Telephone expense increased $29,000 during 2000 as the Company put in new lines to service its Internet banking product and for use between branches for e-mail. Printing prices also increased $23,000 during 2000. Offsetting these operating expense increases during 2000 was a decline of $86,000 to loan expenses related to originating mortgage loans for sale as this activity was discontinued in 2000. Loan expenses related to processing “table funded” mortgage loan applications also declined during 2000 as higher mortgage rates lowered application volumes. Expense relating to the amortization of mortgage servicing rights also declined $17,000, as the Company no longer sold loans to be serviced.

FEDERAL AND STATE INCOME TAXES

     For the years ended December 31, 2001, 2000 and 1999, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 33.0 percent, 30.6 percent and 31.4 percent. During the first quarter of 2000, the Company received additional information to support a charitable contribution on real estate owned sold during 1999 to a municipal entity and the Company recorded a $153,000 tax benefit related to this sale. When discounting this one-time factor, income taxes as a percentage of pretax earning for 2000 would have been 32.0 percent.

     The actual tax rates differ from the statutory rates because the pretax earnings include significant

NSFC ANNUAL   30   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

FEDERAL AND STATE INCOME TAXES (CONTINUED)

amounts of interest on United States Government securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate.

     The tax rate as a percentage of pretax earnings has been increasing. This is in part the result of the decline in interest earned on qualified state and local political subdivision securities as the balances of these securities decrease. Average balances on securities exempt from federal income taxes in 2001 were $13.4 million, down $4.4 million from the average balances in 2000 which were $2.9 million less than in 1999. It is expected that this trend will continue in 2002 as the Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES

		-----------------------------------------------SUBJECT TO REPRICING WITHIN-----------------------------------------------
($ 000s)		IMMEDIATE	91 DAYS	181 DAYS	1 - 3	3 - 5	5 - 10
As of December 31, 2001	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS	YEARS	YEARS	YEARS

ASSETS:
Interest bearing deposits in financial institutions	$143	$143	$0	$0	$0	$0	$0
Federal funds sold	16,000	16,000	0	0	0	0	0
Securities:
U.S. Government agencies and corporations	197,529	4,997	0	5,169	22,730	159,596	5,037
States & political subdivisions	11,548	344	584	1,530	3,981	3,114	1,995
Mortgage-backed securities (1)	3,873	1,564	355	588	381	96	889
Equity securities (2)	2,679	2,679	0	0	0	0	0
Loans:
Commercial	83,749	71,785	2,041	976	4,066	2,006	2,875
Real estate — construction	35,333	33,616	633	56	201	0	827
Real estate — mortgage	163,615	66,839	3,327	5,234	27,979	32,095	28,141
Home equity	21,380	21,380	0	0	0	0	0
Installment	9,274	4,493	461	882	1,546	1,572	320
Direct lease financing	13,868	3,002	582	1,236	2,911	6,137	0

TOTAL INTEREST EARNING ASSETS	$558,991	$226,842	$7,983	$15,671	$63,795	$204,616	$40,084

LIABILITIES:
NOW accounts	$45,971	$45,971	$0	$0	$0	$0	$0
Money market accounts	50,200	50,200	0	0	0	0	0
Savings	44,571	44,571	0	0	0	0	0
Time deposits, $100,000 and over	128,305	58,375	42,112	23,329	4,489	0	0
Time deposits, under $100,000	89,893	31,845	18,084	24,866	15,098	0	0
Federal Home Loan Bank term advances	10,000	5,000	0	5,000	0	0	0
Other interest bearing liabilities	86,170	54,673	11,263	8,234	12,000	0	0

TOTAL INTEREST BEARING LIABILITIES	$455,110	$290,635	$71,459	$61,429	$31,587	$0	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(63,793)	$(63,476)	$(45,758)	$32,208	$204,616	$40,084
CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(63,793)	$(127,269)	$(173,027)	$(140,819)	$63,797	$103,881
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (3)		0.78	0.65	0.59	0.69	1.14	1.23

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.
(2)	Equity securities includes Federal Home Loan Bank (FHLB) stock.
(3)	Interest earning assets divided by interest bearing liabilities.

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

NSFC ANNUAL   31   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2001	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total

Time deposits, $100,000 and over:
Retail deposits	$16,164	$7,699	$9,875	$3,289	$37,027
Corporate deposits	4,097	1,779	1,795	1,100	8,771
Public fund deposits	38,114	32,634	11,659	100	82,507

Total time deposits, $100,000 and over	$58,375	$42,112	$23,329	$4,489	$128,305

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

     Liquidity management involves the ability to meet the cash flow requirements of customers. The Company needs to have proper cash flow to meet the requirements of depositors wanting to withdraw funds. The Company must meet the needs of borrowers for credit as well.

     Federal funds sold, interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Company classifies all of its securities as available for sale, which increases the Company’s flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale and the Federal Home Loan Bank (FHLB) stock owned by the Company amounted to $215,629,000 at December 31, 2001. Securities at December 31, 2001 in the amount of $192,474,000 were pledged to secure public deposits and repurchase agreements.

     Federal funds sold at December 31, 2001 were $16 million as compared to $14 million at December 31, 2000. The Company sells excess funds overnight to the money center banks and these funds provide the Company with liquidity to fund loans or meet depositor requirements.

     At December 31, 2001 the Company continued to carry borrowings from the Federal Home Loan Bank of $10 million. During 2000, the Company received advances from the Federal Home Loan Bank totaling $10 million. Funds provided by these advances were used to fund a portion of the loan growth the Company experienced in 2000.

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

     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, illustrates the maturity schedule as of December 31, 2001 of the time deposits $100,000 and over. At December 31, 2001, 3.5 percent of the time deposits $100,000 and over mature after one year, differing from 9.6 percent at December 31, 2000, showing a shortening of maturities in this type of deposit. During the second half of 2000 the Company promoted its time deposits with maturities of one

NSFC ANNUAL   32   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS (CONTINUED)

year and greater of which the majority matured in 2001 lowering the amount of $100,000 and over time deposits that mature after one year.

     The Company historically has had high levels of time deposits over $100,000. As of December 31, 2001, time deposits over $100,000 were 28.2 percent of total interest bearing liabilities compared to 23.7 percent in 2000. Table 11 shows at year-end 2001 that $82.5 million or 64.3 percent of the time deposits over $100,000 were from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.

     Other interest bearing liabilities in Table 10 consist of securities sold under repurchase agreements and other short-term borrowings that amounted to $86.2 million at December 31, 2001. Securities sold under repurchase agreements and other short-term borrowings provide a short-term source of funds to the Company. As Table 10 indicates, 86.1 percent of this liability reprices within 1 year with 63.5 percent repricing in the immediate to 90-day time frame.

     At December 31, 2001 approximately 61.5 percent of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days, an increase from 53.4 percent at December 31, 2000. In 2001 as in previous years the Company’s lenders have promoted variable rate loans to our borrowers. The effect of the shift to variable rate loans is a decrease in the Bank’s negative gap position.

     Securities issued by U.S. Government agencies and corporations that reprice within 365 days amount to $10.2 million according to Table 10. The repricing of these securities is based on the maturity date of the investments. It should be noted that $182.2 million or 92.2 percent of the Company’s U.S. Government agency securities have call options that allow the issuer to call or payoff the security prior to maturity. In 2001 as interest rates declined almost the entire portfolio of U.S. Government agency securities was called and repriced at lower interest rates. In the case where interest rates increased the expectation of the securities being called decreases.

     As Table 10 shows, the Company is liability sensitive through the three-year time horizon by $140.8 million. This is a change from last year, where the Company was liability sensitive through the three-year time horizon by $86.9 million, but is comparable to 1999 when the liability sensitive through three years was $150.3 million. While the Company was successful in 2001 in promoting variable rate loans, longer-term time deposits declined as rates declined increasing the Company’s liability sensitive gap position.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $26 million in federal fund lines of credit from two independent banks. At December 31, 2001, the Company had the ability to borrow $6 million in additional funds, from the Federal Home Loan Bank based on the Company’s available collateral of one to four family dwellings.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2001 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2001, the Company had balances of $86,170,000 made up of repurchase agreements.

     Most municipalities, other public entities and some other organizations require that their funds in excess of $100,000 are insured or collateralized as a matter of their policies. Commercial depositors also find the collateralization of repurchase agreements attractive as an alternative to certificates of deposits. Repurchase agreements provide a source of funds and do not increase the Company’s reserve requirements with the Federal Reserve Bank or create an expense relating to FDIC insurance. Repurchase agreements consequently are less costly to the Company. Management expects to continue to offer repurchase agreements as an alternative to certificates of deposit in the future.

     The Company experienced a $12.6 million increase in its repurchase agreements from year-end 2000. Average repurchase agreements during 2001 were $73.3 million compared to $64.3 million during 2000 and $46.9 million during 1999. This data attests to the popularity and the stability of repurchase agreements to the Company. It should be noted that repurchase agreements issued to related interests of directors of the Company totaled $53.9 million at December 31, 2001 and have an average-weighted remaining maturity of five months. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.

     There were no other short-term borrowings at December 31, 2001 or at year-end 2000. The Company is able to borrow federal funds purchased from money center banks that the Bank has correspondent relationships with up to $26 million for short periods of time as necessary for liquidity purposes.

NSFC ANNUAL   33   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS (CONTINUED)

There were no average federal funds purchased during 2001, while during 2000 there were $1.6 million and $2.0 million in 1999.

     Table 12, “Securities Sold under Repurchase Agreements and Other Short-term Borrowings”, provides information as to balances and interest rates for 2001, 2000 and 1999.

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

($ 000s)
As of or for the Year Ended December 31,	2001	2000	1999

Balance at end of year	$86,170	$73,618	$70,436
Weighted average interest rate at end of year	3.42%	6.50%	4.83%
Maximum amount outstanding	$90,028	$79,146	$70,436
Average amount outstanding	73,295	65,926	48,905
Weighted average interest rate	4.99%	5.92%	4.66%

CAPITAL

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

     Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company’s balance sheet and off-balance sheet exposures. Capital requirements in order for the Company to be considered well capitalized are that Tier I capital to average assets must be 5.00 percent and Tier I capital to risk weighted assets must be 6.00 percent. The requirements are that Tier II capital must be 10.00 percent of risk adjusted assets in order for the Company to be considered well capitalized. All of the Company’s capital ratios exceed the level required under regulatory guidelines as shown in Table 13, “Capital Standards”.

     During 2001 the Company paid cash dividends to stockholders of $1.00 per share compared to $.90 per share in 2000. In 2001 the dividend payout ratio of dividends per share to earnings per share was 57.6 percent, an increase from 2000 that had a dividend payout ratio of 50.6 percent. The Company’s primary source of funds to pay dividends to stockholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 2001, $39,312,000 of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

     In April 1992, the stockholders approved the 1992 Omnibus Incentive Plan (the “Plan”) that authorizes the issuance of up to 375,000 shares of the Company’s common stock, including the grant of nonqualified stock options, restricted stock and stock appreciation rights. Subject to the terms and provisions of the Plan, nonqualified stock options, restricted stock and stock appreciation rights may be granted to directors or employees at any time as determined by the Compensation Committee of the Board of Directors (the “Committee”).

     During 1992 and 1993, a total of 42,500 nonqualified stock options were issued. Since that time the Committee has granted no further nonqualified stock options. As of December 31, 2001, there were 2,500 of the original issued nonqualified stock options outstanding and they were subsequently exercised on January 1, 2002.

     The Committee awarded 2,950 restricted stock shares, without payment during 1992. These restricted stock shares became fully vested after a three year period. Since 1992, the Committee has not granted any restricted stock shares.

     The Plan also allows the Committee to issue stock appreciation rights of which a total of 46,720 were granted in 1992 and 1993. No stock is issued through stock appreciation rights. Instead, the stock appreciation right allows the holder to receive from the Company payment equal to the aggregate fair market value of the Company’s common stock that is over the grant price of the stock appreciation right. Since 1993, the Committee has not granted any stock appreciation rights.

NSFC ANNUAL   34   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CAPITAL (CONTINUED)

     The Company’s expense (income) related to stock appreciation rights was $29,000, ($48,000) and ($30,000) for the years ended December 31, 2001, 2000 and 1999. As of December 31, 2001, 12,280 stock appreciation rights were outstanding at the grant price of $8.32. The stock appreciation rights will expire in July 2002.

TABLE 13 CAPITAL STANDARDS

($ 000s) As of December 31, 2001
QUALIFYING FOR TIER I CAPITAL:

Common stock	$1,788
Additional paid-in capital	11,551
Retained earnings	63,110
Less — Intangible assets	(86)

TOTAL QUALIFYING TIER I CAPITAL	$76,363

($ 000s) As of December 31, 2001
QUALIFYING FOR TIER II CAPITAL:

Total Qualifying Tier I Capital	$76,363
Allowance for loan losses-qualifying portion	3,822

TOTAL QUALIFYING TIER II CAPITAL	$80,185

TOTAL ASSETS	$587,238

($ 000s) As of December 31, 2001
RISK-BASED ASSETS	TOTAL	RISK-WEIGHTED

Zero percent risk weighting	$9,328	$0
Twenty percent risk weighting	239,606	47,921
Fifty percent risk weighting	90,947	45,474
One hundred percent risk weighting (1)	310,952	310,952

TOTAL RISK-WEIGHTED ASSETS	$650,833	$404,347

(1)	Includes off-balance sheet items

($ 000s) As of December 31, 2001
CAPITAL REQUIREMENTS	$	%

(Tier I Capital to Average Assets)

REQUIRED	$27,840	5.00%
ACTUAL	76,363	13.71

RISK-BASED CAPITAL:

Tier I:
REQUIRED	$24,261	6.00%
ACTUAL	76,363	18.89
Tier II:
REQUIRED	$40,435	10.00%
ACTUAL	80,185	19.83

CASH FLOWS

     In 2001 cash flows from operating income were below accrual basis net income by $1.0 million due to the large change in interest payable as payments of interest accrued in 2000 were paid in 2001. Cash flows from operating activities were greater than accrual basis net income by $2.5 million in both 2000 and 1999. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     The major cash flow investing activities of the Company are for loans and securities available for sale. Loans are the most important source of interest income revenues to the Company while securities available for sale provide another important source of interest income.

     During 2001 and in the previous two years, the increases the Company experienced in its loan and lease portfolios created outflows of cash. Outflows of cash for funding loans in 2001 were $15.0 million and for leases were $6.5 million. During 2000 there were net outgoing cash flows for loans and leases of $51.6 million and $5.3 million. In 1999 there were outflows of cash for funding loans and leases totaling $9.6 million.

     In 2001, $605.7 million cash inflows were derived from securities available for sale that were called and matured while $630.9 million cash outflows occurred as securities were purchased. The cause of these cash flow transactions was the dropping of interest rates in 2001 that resulted in call provisions on the securities being exercised and necessitated purchases to replace the called securities. In 2001, sales of securities

NSFC ANNUAL   35   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CASH FLOWS (CONTINUED)

also provided cash inflows of $1.2 million. The net effect of the 2001 transactions was growth to the Company’s securities portfolio, which amortized cost increased $25.6 million during 2001. The great magnitude of security transactions in 2001, because of the call provisions being exercised, becomes apparent when they are compared to the volumes of transactions in 2000 where only $17.1 million in securities were called and matured and only $5.5 million in securities were purchased. The net inflows of cash from securities transactions during 2000 were used to fund loan growth. During 1999 outgoing cash flows from purchases of securities available for sale were $79.1 million while incoming cash flows from the maturity and call of securities were $76.5 million.

     Primary financing activities of the Company that create cash flows are in the areas of deposits, repurchase agreements, borrowings and in the payment of dividends. Cash flows from deposits, repurchase agreements and borrowings are important in that these funds are needed for the Company’s investing activities of making loans and purchasing securities available for sale.

     Deposits assist the Company to maintain an adequate level of cash for the Company’s investing activities. During 2001 deposits increased $33.9 million after rising $38.9 million in 2000. The Company experienced increases in its time deposits over $100,000 in the amount of $30.5 million mostly from public depositors. Time deposits under $100,000 decreased $17.1 million as interest rates declined and smaller time deposit customers transferred their deposits into more liquid deposits such as the money market accounts. Money market deposits and demand-noninterest bearing deposits increased $14.6 million and $3.5 million during 2001 with the increases to money market accounts coming mainly from retail depositors. NOW accounts and savings deposits also increased $1.8 million and $.6 million. Cash flows provided from repurchase agreements and other short-term borrowings increased $12.6 million in 2001 after providing net cash inflows of $3.2 million and $22.4 million during 2000 and 1999.

     During 2001 there were $10.0 million in both cash outflows and inflows for Federal Home Loan Bank advances as term advances matured and new term advances were drawn upon. During 2000, the Company borrowed funds from the Federal Home Loan Bank that provided a $10.0 million incoming cash flow. During 1999 the term advance the Company had with the Federal Home Loan Bank was paid down with an outgoing cash flow of $10.0 million.

     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends the past three years were $4.5 million in 2001, $4.0 million in 2000 and $3.3 million in 1999. Cash outflows for dividends as a percentage of net income have increased during the past three years to 57.6 percent in 2001 as compared to 50.6 percent in 2000 and 42.4 percent in 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” was issued by the Financial Accounting Standards Board (FASB). SFAS 141 no longer permits the use of the pooling-of-interests method and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. This accounting standard will have no effect on the Company’s financial statements unless the Company enters into a business combination transaction.

     The Financial Accounting Standards Board, in July 2001, also issued SFAS 142, “Goodwill and Other Intangible Assets”, that requires goodwill to no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which is effective for the Company at January 1, 2002. This pronouncement will not have a material effect on the Company’s financial statements.

NSFC ANNUAL   36   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s primary market risk exposure is interest-rate risk and, to a lesser extent, liquidity risk. Interest-rate risk (“IRR”) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value, however excessive levels of IRR can pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company’s safety and soundness.

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

     The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest-Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company’s primary measurement tool used by management is to shock the balance sheet by decreasing rates 2 percent and increasing rates 2 percent using computer simulation models to show the effect of rate changes on the fair value of the Company.

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

     Table 14, “Effect of Interest Shocks on Financial Instruments”, compares information about the current fair value of the Company’s financial instruments at December 31, 2001 to December 31, 2000. Table 14 shows the effects of interest rate shocks of decreasing rates 2 percent and increasing rates 2 percent on the fair value of the Company’s balance sheet are also shown. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company’s balance sheet takes into consideration maturity and repricing schedules of the various assets and liabilities. At December 31, 2001 the fair value of securities available for sale increased $4.8 million when rates are shocked downward 2 percent while the fair value decreases $12.1 million for a 2 percent upwards rate shock. The change in fair value of securities is smaller when rates are shocked down because at December 31, 2001 there are call provisions on $182.2 million of the U.S. Government agency securities. As rates decline the probability that a security with call provisions will be called increases. With the call provision, the security issuer has the opportunity to reduce their interest expense by paying off the called security by issuing a new security that has a lower interest rate.

     The Company’s cumulative excess interest earning assets (liabilities) as shown in Table 10, “Maturity or Repricing of Assets and Liabilities” are negative through the three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company’s financial asset instruments at December 31, 2001 to increase by $7.8 million if interest rates immediately drop 2 percent. The rate shock of immediately increasing interest rates 2 percent would cause the fair value of financial asset instruments

NSFC ANNUAL   37   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

to decline $34.2 million. To minimize interest-rate risk and its affect on the fair value of the Company’s balance sheet and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio will assist the Company in managing its interest-rate risk position, borrowers show a preference for fixed rate loans and may take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors recently have shown preferences for deposits of shorter durations.

TABLE 14 — EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS

($ 000s)	Fair Value at December 31, 2001
	Down 2%	Current	Up 2%

ASSETS
Cash and cash equivalents	$34,317	$34,315	$34,313
Securities available for sale (1)	220,426	215,629	203,495
Loans	320,054	318,046	296,882
Direct lease financing	16,387	15,419	14,549
Accrued Interest receivable	4,592	4,592	4,592

FINANCIAL LIABILITIES
Deposits	$428,176	$409,012	$412,329
Securities sold under repurchase agreements and other short-term borrowings	87,008	86,246	85,502
Federal Home Loan Bank term advances	10,088	10,000	9,914
Advance from borrowers for taxes and insurance	743	743	743
Accrued Interest payable	4,916	4,916	4,916

($ 000s)	Fair Value at December 31, 2000
	Down 2%	Current	Up 2%

ASSETS
Cash and cash equivalents	$31,189	$31,187	$31,185
Securities available for sale (1)	193,250	190,050	181,994
Loans	313,509	303,309	293,677
Direct lease financing	8,284	7,871	7,499
Accrued Interest receivable	4,816	4,816	4,816

FINANCIAL LIABILITIES
Deposits	$383,023	$374,677	$367,758
Securities sold under repurchase agreements and other short-term borrowings	74,467	73,618	72,787
Federal Home Loan Bank term advances	10,001	10,000	9,999
Advance from borrowers for taxes and insurance	816	816	816
Accrued Interest payable	6,208	6,208	6,208

(1)	Securities available for sale includes Federal Home Loan Bank (FHLB) stock.

NSFC ANNUAL   38   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

STATEMENT OF MANAGEMENT RESPONSIBILITY

     Northern States Financial Corporation’s management is responsible for the accompanying consolidated financial statements which have been prepared in conformity with accounting principles generally accepted in the United States of America. They are based on our best estimates and judgments. Financial information elsewhere in this annual report is consistent with the data presented in these statements.

     We acknowledge the integrity and objectivity of published financial data. To this end, we maintain an accounting system and related internal controls which we believe are sufficient in all material respects to provide reasonable assurance that financial records are reliable for preparing financial statements and that assets are safe-guarded from loss or unauthorized use.

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

/s/ FRED ABDULA	/s/ THOMAS M. NEMETH

Fred Abdula Chairman of the Board, Chief Executive Officer & President	Thomas M. Nemeth Vice President & Treasurer

NSFC ANNUAL   39   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2001 and 2000 and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/   CROWE, CHIZEK AND COMPANY LLP

Crowe, Chizek and Company LLP
Oak Brook, Illinois
February 8, 2002

NSFC ANNUAL   40   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

($ 000s)
December 31,	2001	2000

ASSETS
Cash and due from banks	$18,172	$17,013
Interest bearing deposits in financial institutions	143	174
Federal funds sold	16,000	14,000

Total cash and cash equivalents	34,315	31,187
Securities available for sale	213,982	188,512
Loans	312,812	298,851
Less: Allowance for loan losses	(3,822)	(4,689)

Loans, net	308,990	294,162
Direct lease financing	13,868	7,417
Federal Home Loan Bank stock	1,647	1,538
Office buildings and equipment, net	5,576	5,796
Other real estate owned	2,022	2,022
Accrued interest receivable	4,592	4,816
Other assets	2,246	2,806

Total assets	$587,238	$538,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand — noninterest bearing	$48,092	$44,567
NOW accounts	45,971	44,197
Money market accounts	50,200	35,603
Savings	44,571	43,910
Time, $100,000 and over	128,305	97,822
Time, under $100,000	89,893	107,022

Total deposits	407,032	373,121
Securities sold under repurchase agreements	86,170	73,618
Federal Home Loan Bank advances	10,000	10,000
Advances from borrowers for taxes and insurance	743	816
Accrued interest payable and other liabilities	6,964	8,262

Total liabilities	510,909	465,817
Stockholders’ Equity
Common stock	1,788	1,784
Additional paid-in capital	11,551	11,436
Retained earnings	63,110	59,817
Accumulated other comprehensive loss, net	(120)	(598)

Total stockholders’ equity	76,329	72,439

Total liabilities and stockholders’ equity	$587,238	$538,256

The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL   41   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

($ 000s, except per share data)
Years Ended December 31,	2001	2000	1999

Interest income
Loans (including fee income)	$25,193	$24,882	$20,766
Securities
Taxable	10,093	10,836	10,663
Exempt from federal income tax	630	894	1,035
Interest bearing deposits in financial institutions	7	14	16
Federal funds sold	768	581	298

Total interest income	36,691	37,207	32,778

Interest expense
Time deposits	11,396	10,976	8,526
Other deposits	3,086	3,763	3,895
Securities sold under repurchase agreements and other borrowings	4,186	4,481	2,584

Total interest expense	18,668	19,220	15,005

Net interest income	18,023	17,987	17,773
Provision for loan losses	100	0	0

Net interest income after provision for loan losses	17,923	17,987	17,773

Noninterest income
Service fees on deposits	1,638	1,395	1,181
Trust income	690	741	736
Net gains on sales of loans	0	0	160
Net gains on sales of securities	700	0	0
Net gains on sales of other real estate owned	0	236	533
Other operating income	907	759	891

Total noninterest income	3,935	3,131	3,501

Noninterest expense
Salaries and employee benefits	6,171	5,838	5,963
Occupancy and equipment, net	1,341	1,223	1,324
Data processing	551	478	496
FDIC deposit insurance	70	70	84
Other real estate owned	52	102	41
Other operating expenses	2,085	1,971	1,871

Total noninterest expense	10,270	9,682	9,779

Income before income taxes	11,588	11,436	11,495
Provision for income taxes	3,829	3,502	3,611

Net income	$7,759	$7,934	$7,884

Basic earnings per share	$1.74	$1.78	$1.77

Diluted earnings per share	$1.74	$1.78	$1.77

The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL   42   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ 000s)
Years Ended December 31,	2001	2000	1999

Cash flows from operating activities
Net income	$7,759	$7,934	$7,884
Adjustments to reconcile net income to cash from operating activities:
Depreciation	430	481	602
Net gains on sales of securities	(700)	0	0
Federal Home Loan Bank stock dividends	(109)	(81)	0
Provision for loan losses	100	0	0
Deferred loan fees	48	103	(29)
Net change in loans held for sale	0	0	3,439
Net gains on sales of loans	0	0	(160)
Net gains on sales of other real estate owned	0	(236)	(533)
Net gain on sale of building	0	0	(74)
Amortization of mortgage servicing rights	36	51	68
Net change in interest receivable	224	(455)	47
Net change in interest payable	(1,292)	2,568	(311)
Net change in other assets	221	181	(638)
Net change in other liabilities	38	(109)	85

Net cash from operating activities	6,755	10,437	10,380

Cash flows from investing activities
Proceeds from maturities, calls and principal repayments of securities available for sale	605,679	17,095	76,476
Proceeds from sales of securities available for sale	1,209	0	0
Purchases of securities available for sale	(630,877)	(5,458)	(79,139)
Change in loans made to customers	(14,976)	(51,551)	(8,402)
Property and equipment expenditures	(210)	(101)	(314)
Proceeds from sale of building	0	0	257
Net change in direct lease financing	(6,451)	(5,279)	(1,151)
Proceeds from sales of other real estate owned	0	916	3,542

Net cash from investing activities	(45,626)	(44,378)	(8,731)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	33,911	38,870	(21,505)
Securities sold under repurchase agreements and other short-term borrowings	12,552	3,182	22,446
Advances from borrowers for taxes and insurance	(73)	171	(347)
Federal Home Loan Bank advances	10,000	10,000	0
Repayment of Federal Home Loan Bank advances	(10,000)	0	(10,000)
Net proceeds from exercise of stock options	75	20	42
Dividends paid	(4,466)	(4,015)	(3,344)

Net cash from financing activities	41,999	48,228	(12,708)

Net change in cash and cash equivalents	3,128	14,287	(11,059)
Cash and cash equivalents at beginning of year	31,187	16,900	27,959

Cash and cash equivalents at end of year	$34,315	$31,187	$16,900

Supplemental disclosures
Cash paid during the year for
Interest	$19,960	$16,652	$15,316
Income taxes	3,480	3,316	3,410
Noncash investing activities
Transfers made from loans to other real estate owned	0	80	3,134
Transfers made from loans held for sale to portfolio	0	0	2,520

The accompanying notes are an integral part of the consolidated financial statements.

NSFC ANNUAL   43   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
				Other	Total
($ 000s, except per share data)	Common	Additional	Retained	Comprehensive	Stockholders’
Years Ended December 31, 2001, 2000 and 1999	Stock	Paid-In Capital	Earnings	Income (Loss), Net	Equity

Balance, December 31, 1998	$1,781	$11,336	$51,358	$638	$65,113
Net income			7,884		7,884
Cash dividends ($.75 per share)			(3,344)		(3,344)
Exercise of stock options on 4,945 shares of common stock	2	40			42
Tax benefit from the exercise of stock options		29			29
Unrealized net loss on securities available for sale				(4,190)	(4,190)

Balance, December 31, 1999	1,783	11,405	55,898	(3,552)	65,534
Net income			7,934		7,934
Cash dividends ($.90 per share)			(4,015)		(4,015)
Exercise of stock options on 2,500 shares of common stock	1	19			20
Tax benefit from the exercise of stock options		12			12
Unrealized net gain on securities available for sale				2,954	2,954

Balance, December 31, 2000	1,784	11,436	59,817	(598)	72,439
Net income			7,759		7,759
Cash dividends ($1.00 per share)			(4,466)		(4,466)
Exercise of stock options on 8,910 shares of common stock	4	71			75
Tax benefit from the exercise of stock options		44			44
Unrealized net gain on securities available for sale				478	478

Balance, December 31, 2001	$1,788	$11,551	$63,110	$(120)	$76,329

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2001	2000	1999

Net income	$7,759	$7,934	$7,884
Other comprehensive income (loss):
Unrealized gains (loss) arising during period on securities available for sale, net of tax	478	2,954	(4,190)

Comprehensive income	$8,237	$10,888	$3,694

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   44   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

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

     Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

     Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks, federal funds sold, and interest bearing deposits in financial institutions. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and other short-term borrowings, and interest bearing deposits in financial institutions.

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

NSFC ANNUAL   45   REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31,  2001,  2000 & 1999

NOTE 1 (CONTINUED)

     Goodwill: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over 25 years. Goodwill is assessed for impairment based on estimated undiscounted cash flows, and written down if necessary. The Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” in July 2001. The statement, which was adopted by the Company effective January 1, 2002, no longer allows for amortization of goodwill and requires that the carrying value of goodwill be written down when it is deemed to be impaired. Management’s analysis as of January 1, 2002 indicated no impairment to goodwill at that date. Goodwill amortization amounted to $11,000, $11,000 and $11,000 in 2001, 2000 and 1999.

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

     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $265,000, $266,000 and $264,000 in 2001, 2000 and 1999. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

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

     Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares.

     Comprehensive Income: Comprehensive in- come consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

     Operating Segments: Internal financial information is primarily reported and aggregated in three lines of business; banking, trust and mortgage banking.

NSFC ANNUAL   46   REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 2 SECURITIES

     Year-end securities available for sale were as follows:

	Amortized	Gross Unrealized		Fair
December 31, 2001	Cost	Gains	Losses	Value

U.S. Government agencies & corporations	$198,046	$927	$(1,444)	$197,529
States and political subdivisions	11,318	232	(2)	11,548
Mortgage-backed securities	3,782	92	(1)	3,873
Equity securities	1,032	0	0	1,032

Total	$214,178	$1,251	$(1,447)	$213,982

	Amortized	Gross Unrealized		Fair
December 31, 2000	Cost	Gains	Losses	Value

U.S. Treasury	$1,000	$4	$0	$1,004
U.S. Government agencies & corporations	167,065	76	(1,623)	165,518
States and political subdivisions	15,531	123	(58)	15,596
Mortgage-backed securities	5,384	38	(39)	5,383
Equity securities	509	502	0	1,011

Total	$189,489	$743	$(1,720)	$188,512

     Contractual maturities of securities available for sale at year-end 2001 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.

	Amortized	Fair
	Cost	Value

Due in one year or less	$12,430	$12,624
Due after one year through five years	189,966	189,421
Due after five years through ten years	6,968	7,032

	209,364	209,077
Mortgage-backed securities	3,782	3,873
Equity securities	1,032	1,032

Total	$214,178	$213,982

     During 2001, the Company had proceeds from sales of securities available for sale of $1,209,000 and had gross realized gains of $712,000 and gross realized losses of $12,000.

     Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Government National Mortgage Association (GNMA) or the Federal National Mortgage Association (FNMA).

     Agency securities with call options totaled $182,196,000 and $156,447,000 at December 31, 2001 and 2000. As of December 31, 2001 the Company held no structured notes.

     Securities carried at $192,474,000 and $158,129,000 at year-end 2001 and 2000, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 2001, the Company had no securities of a single issuer, other than the U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB) that exceeded 10% of consolidated stockholders’ equity. The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of consolidated stockholders’ equity.

NSFC ANNUAL   47   REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 3 LOANS

     Year-end loans were as follows:

	2001	2000

Commercial	$83,749	$94,353
Real estate — construction	35,333	25,538
Real estate — mortgage	163,615	149,869
Home equity	21,380	20,233
Installment	9,274	9,361

Total loans	313,351	299,354
Less:
Unearned income	(4)	(16)
Deferred loan fees	(535)	(487)

Loans, net of unearned income and deferred loan fees	312,812	298,851
Allowance for loan losses	(3,822)	(4,689)

Loans, net	$308,990	$294,162

     Impaired loans were as follows:

	2001	2000	1999

Year-end impaired loans with no allowance for loan losses allocated	$0	$0	$0
Year-end impaired loans with allowance for loan losses allocated	3,372	1,728	394
Amount of the allowance allocated to impaired loans	585	446	59
Year-end non-accrual loans, including impaired loans	3,422	1,739	394
Average of impaired loans during the year	1,743	663	779
Interest income recognized on impaired loans during impairment	18	0	30
Cash-basis interest income recognized on impaired loans during impairment	18	0	30

     Related party loans were as follows:

2001

Total loans at beginning of year	$323
New loans	237
Repayments	(147)

Total loans at end of year	$413

     Real estate loans with a carrying value of $17,053,000 and $21,786,000 were pledged to secure public deposits at December 31, 2001 and 2000.

     There were no loans held for sale at year-end 2001, 2000 and 1999. During 1999, loans held for sale with a carrying value of $2,520,000 were transferred to portfolio loans.

NSFC ANNUAL   48   REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 4 ALLOWANCES FOR LOAN AND OTHER REAL ESTATE OWNED LOSSES

     Activity in the allowance for loan losses for the year ended December 31, follows:

	2001	2000	1999

Balance at beginning of year	$4,689	$5,368	$5,433
Provision charged to operating expense	100	0	0
Loans charged-off	(1,102)	(838)	(683)
Recoveries on loans previously charged-off	135	159	618

Balance at end of year	$3,822	$4,689	$5,368

     There was no activity in the allowance for other real estate owned losses for the years ended December 31, 2001 and 2000. Activity in the allowance for other real estate owned losses for the year ended December 31, 1999 follows:

1999

Balance at beginning of year	$552
Provision charged to operating expense	0
Charge-off to the allowance for other real estate owned losses	(176)
Recovery of allowance upon sale of other real estate owned	(376)

Balance at end of year	$0

NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

     Office buildings and equipment consisted of the following at December 31, 2001 and 2000:

	2001	2000

Land	$1,363	$1,363
Office buildings and improvements	8,172	8,157
Furniture and equipment	4,471	4,276

Total cost	14,006	13,796
Accumulated depreciation	(8,430)	(8,000)

Net book value	$5,576	$5,796

     Depreciation expense amounted to $430,000 in 2001, $481,000 in 2000, and $602,000 in 1999.

NOTE 6 LOAN SERVICING

     Mortgage loans serviced for others are not reported as assets. These loans totaled $31,153,000 and $42,107,000 at year-end 2001 and 2000. Related escrow deposit balances were $340,000 and $445,000 at year-end 2001 and 2000.

     Activity for capitalized mortgage servicing rights was as follows for 2001, 2000, and 1999:

	2001	2000	1999

Beginning of year	$77	$128	$195
Additions	0	0	1
Amortized to expense	(36)	(51)	(68)

End of year	$41	$77	$128

NSFC ANNUAL  49  REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 7 DEPOSITS

     At year-end 2001, stated maturities of time deposits were:

2002	$198,611
2003	16,192
2004	3,395

Total	$218,198

     Related party deposits at year-end 2001 and 2000 totaled $11,387,000 and $9,770,000.

NOTE 8 BORROWINGS

     Securities sold under repurchase agreements are financing arrangements. Physical control is maintained by the Company for all securities sold under repurchase agreements.

     Information concerning securities sold under repurchase agreements and other short-term borrowings is summarized as follows:

	2001	2000

Balance at end of year	$86,170	$73,618
Average daily balance during the year	73,295	65,926
Average interest rate during the year	4.99%	5.92%
Maximum month end balance during the year	$90,028	$79,146

     The following is a schedule of securities sold under repurchase agreements and related securities as of December 31, 2001. The schedule presents the amortized cost and fair value of each type of security sold under agreements to repurchase by selected maturity dates: |

	Overnight		1-30 Days		31-90 Days		Over 90 Days		Total

	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value

U.S. Government agencies and corporations	$31,480	$31,310	$16,187	$16,244	$14,793	$14,760	$32,966	$32,867	$95,426	$95,181

Repurchase Agreements	$25,535		$14,724		$14,414		$31,497		$86,170

     At the year-end advances from the Federal Home Loan Bank were as follows:

2001

Fixed rate, maturity at February 28, 2002, 4.95%	$5,000
Fixed rate, maturity at August 28, 2002, 4.99%	5,000

Total	$10,000

2000

Variable rate, maturity at February 28, 2001, 6.68%	$5,000
Fixed rate, maturity at February 28, 2001, 6.58%	5,000

Total	$10,000

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.

     Related party securities sold under repurchase agreements at year-end 2001 and 2000 totaled $53,850,000 and $44,646,000.

NSFC ANNUAL  50  REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 9 INCOME TAXES

     A summary of federal and state income taxes on operations follows:

	2001	2000	1999

Current payable tax:
Federal	$3,367	$3,174	$3,387
State	87	44	74
Deferred tax	375	284	150

Provision for income taxes	$3,829	$3,502	$3,611

     The components of deferred tax assets and liabilities at December 31, 2001 and 2000 follow:

	2001	2000

Deferred tax assets:
Allowance for loan and other real estate owned losses	$1,226	$1,489
Deferred loan fees	0	5
Deferred compensation and directors’ fees	150	136
Unrealized net loss on securities available for sale	76	379

Gross deferred tax assets	1,452	2,009
Deferred tax liabilities:
Depreciation	(492)	(515)
Federal Home Loan Bank stock dividends	(120)	(80)
Deferred loan fees	(141)	0
Mortgage servicing rights	(16)	(30)
Other items	(109)	(132)

Gross deferred tax liabilities	(878)	(757)

Net deferred tax asset	$574	$1,252

     No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

	2001	2000	1999

Income tax calculated at statutory rate (34%)	$3,940	$3,888	$3,908
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(220)	(302)	(383)
State income tax, net of federal tax benefit	100	58	76
Other items, net	9	(142)	10

Provision for income taxes	$3,829	$3,502	$3,611

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differ from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture of the excess bad debt reserve accumulated in tax years after 1987 prior to being merged with the Bank. These provisions carry forward to the Bank after the merger of the Thrift into the Bank. The related amount of the excess bad debt reserve that must be recaptured is material. Retained earnings at December 31, 2001 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.

NSFC ANNUAL  51  REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 10 — OMNIBUS INCENTIVE PLANS

     The Omnibus Incentive Plan (the “Plan”) authorizes the issuance of up to 375,000 shares of the Company’s common stock, including granting of nonqualified stock options, restricted stock and stock appreciation rights.

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

	Number	Weighted-average
	of options	exercise price

Outstanding, beginning of 1999	18,855	$8.32
Exercised in 1999	(4,945)	8.32

Outstanding, end of 1999	13,910	8.32
Exercised in 2000	(2,500)	8.32

Outstanding, end of 2000	11,410	8.32
Exercised in 2001	(8,910)	8.32

Outstanding, end of 2001	2,500	8.32

     At year-end 2001, remaining options outstanding had an exercise date of January 1, 2002 and were exercised on that date.

     The Committee of the Board of Directors at its discretion may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company’s common stock which is the subject of such grant over the grant price. At both December 31, 2001 and 2000, 12,280 stock appreciation rights were outstanding at $8.32. The Company’s (income) expense was $29,000, ($48,000) and ($30,000) for the years ended December 31, 2001, 2000, and 1999. The stock appreciation rights will expire July 2, 2002.

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

     At year-end 2001 and 2000, reserves of $4,529,000 and $4,416,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Cash and cash equivalents at December 31, 2001 and 2000 included $17,298,000 and $24,835,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.

     Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

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

NSFC ANNUAL  52  REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 11 — COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES (CONTINUED)

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2001	2000

Unused lines of credit and commitments to make loans:
Fixed rate	$10,446	$17,278
Variable rate	89,831	81,375

Total	$100,277	$98,653

Standby letters of credit	$4,730	$3,682

     Commitments to make loans at a fixed rate have interest rates ranging primarily from 5.00% to 10.00% at December 31, 2001.

     The Company also has Community Reinvestment Act (CRA) investment commitments outstanding of $1.0 million. The commitment is to be funded over seven years. Commitments to make loans to related parties totaled $875,000 at December 31, 2001.

NOTE 12 — FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. For cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and accrued interest payable the carrying value equals the estimated fair value. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and information about the issuer. For loans, leases, deposits and securities sold under repurchase agreements the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair value for FHLB advances equals carrying value as the advances mature early in 2002. Fair value for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

NSFC ANNUAL  53  REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 12 — FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     The estimated year-end fair values of financial instruments were:

	Carrying	Estimated
2001	Value	Fair Value

Financial assets:
Cash and cash equivalents	$34,315	$34,315
Securities available for sale	213,982	213,982
Loans, net	308,990	318,046
Direct lease financing	13,868	15,419
Federal Home Loan Bank stock	1,647	1,647
Accrued interest receivable	4,592	4,592
Financial liabilities:
Deposits	$(407,032)	$(409,012)
Securities sold under repurchase agreements	(86,170)	(86,246)
Federal Home Loan Bank advances	(10,000)	(10,000)
Advances from borrowers for taxes and insurance	(743)	(743)
Accrued interest payable	(4,916)	(4,916)

	Carrying	Estimated
2000	Value	Fair Value

Financial assets:
Cash and cash equivalents	$31,187	$31,187
Securities available for sale	188,512	188,512
Loans, net	294,162	303,309
Direct lease financing	7,417	7,871
Federal Home Loan Bank stock	1,538	1,538
Accrued interest receivable	4,816	4,816
Financial liabilities:
Deposits	$(373,121)	$(374,677)
Securities sold under repurchase agreements	(73,618)	(73,618)
Federal Home Loan Bank advances	(10,000)	(10,000)
Advances from borrowers for taxes and insurance	(816)	(816)
Accrued interest payable	(6,208)	(6,208)

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

NSFC ANNUAL  54  REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 13 — REGULATORY MATTERS (CONTINUED)

     Actual capital levels and minimum required levels were as follows at December 31, 2001 and 2000:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2001
Total Capital
(to risk weighted assets)
Consolidated	$80,185	19.83%	$32,348	8.00%	$40,435	10.00%
Bank	79,739	19.72	32,342	8.00	40,428	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	76,363	18.89	16,174	4.00	24,261	6.00
Bank	75,917	18.78	16,171	4.00	24,257	6.00
Tier I Capital
(to average assets)
Consolidated	76,363	13.71	22,272	4.00	27,840	5.00
Bank	75,917	13.64	22,268	4.00	27,835	5.00
2000
Total Capital
(to risk weighted assets)
Consolidated	$77,630	20.45%	$30,369	8.00%	$37,961	10.00%
Bank	77,186	20.34	30,361	8.00	37,952	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	72,941	19.21	15,185	4.00	22,777	6.00
Bank	72,497	19.10	15,181	4.00	22,771	6.00
Tier I Capital
(to average assets)
Consolidated	72,941	14.43	20,223	4.00	25,279	5.00
Bank	72,497	14.34	20,217	4.00	25,271	5.00

     The Company and Bank at year end 2001 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

     The Company’s primary source of funds to pay dividends to stockholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 2001, $39,312,000 of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

NSFC ANNUAL   55   REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 14 — EARNINGS PER SHARE AND CAPITAL MATTERS

     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:

	2001	2000	1999

Average outstanding common shares	4,463,755	4,460,385	4,457,448
Effect of stock options	1,471	6,720	9,023

Average outstanding shares for diluted earnings per share	4,465,226	4,467,105	4,466,471

     Information related to stockholders’ equity at December 31, 2001 and 2000 was as follows:

	2001	2000

Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued and outstanding shares	4,469,755	4,460,845

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

NSFC ANNUAL   56   REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 15 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2001	2000

Assets
Cash on deposit at subsidiary bank — noninterest bearing	$562	$604
Interest bearing deposits in unaffiliated bank	41	40

Total cash and cash equivalents	603	644
Investment in wholly-owned subsidiary
Equity in underlying book value of Bank of Waukegan	75,838	71,899
Goodwill, net	85	96

Total investment in subsidiary	75,923	71,995
Other assets	120	107

Total assets	$76,646	$72,746

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$317	$307
Stockholders’ equity	76,329	72,439

Total liabilities and stockholders’ equity	$76,646	$72,746

Condensed Statements of Income
Year ended December 31,	2001	2000	1999

Operating income
Dividends from Bank	$4,464	$4,019	$3,345
Interest income	1	1	1

Total operating income	4,465	4,020	3,346
Operating expenses	265	152	152

Income before income taxes and equity in undistributed earnings of Bank	4,200	3,868	3,194
Income tax benefit	98	54	55

Income before equity in undistributed earnings of Bank	4,298	3,922	3,249
Equity in undistributed earnings of Bank	3,461	4,012	4,635

Net income	$7,759	$7,934	$7,884

Condensed Statements of Cash Flows
Year ended December 31,	2001	2000	1999

Cash flows from operating activities
Net income	$7,759	$7,934	$7,884
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed earnings of Bank	(3,461)	(4,012)	(4,635)
Goodwill amortization	11	11	11
(Increase) decrease in other assets	(13)	42	(125)
Increase (decrease) in other liabilities	54	(64)	82

Net cash from operating activities	4,350	3,911	3,217
Cash flows from financing activities
Exercise of stock options	75	20	42
Dividends paid	(4,466)	(4,015)	(3,344)

Net cash from financing activities	(4,391)	(3,995)	(3,302)

Increase (decrease) in cash and cash equivalents	(41)	(84)	(85)
Cash and cash equivalents at beginning of year	644	728	813

Cash and cash equivalents at end of year	$603	$644	$728

NSFC ANNUAL   57   REPORT 2001

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 & 1999

NOTE 16 — OTHER COMPREHENSIVE INCOME

     Other comprehensive income (loss) components and related taxes were as follows:

	2001	2000	1999

Unrealized holding gains (losses) on securities available for sale	$1,481	$4,822	$(6,840)
Less reclassification adjustments for gains recognized in income	700	0	0

Net unrealized gains (losses)	781	4,822	(6,840)
Tax effect	(303)	(1,868)	2,650

Other comprehensive income (loss)	$478	$2,954	$(4,190)

NOTE 17 — SEGMENT INFORMATION

     The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, securities and deposits provide the revenues in the banking operation. The mortgage banking operation derives its revenues from servicing loans that had been sold in previous years and from fees earned through “table funding” arrangements where the mortgage banking operation takes and processes mortgage loan applications that are then funded by another financial institution. In 1999 the mortgage banking operation discontinued originating and selling mortgages on the secondary market. Trust fees provide the revenues for trust operations. All operations are domestic.

     Management began evaluating mortgage banking as a separate segment in August, 1998. The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 2001, 2000 or 1999.

     Information reported internally for performance assessment follows:

2001		Other	Total
	Banking	Segments	Segments

Net interest income	$18,023	$0	$18,023
Provision for loan losses	100	0	100
Other revenue	2,916	1,019	3,935
Other expenses	9,301	969	10,270

Segment profit	$11,538	$50	$11,588

Year-end assets	$587,238	$0	$587,238

2000		Other	Total
	Banking	Segments	Segments

Net interest income	$17,987	$0	$17,987
Other revenue	2,177	954	3,131
Other expenses	8,742	940	9,682

Segment profit	$11,422	$14	$11,436

Year-end assets	$538,256	$0	$538,256

1999		Other	Total
	Banking	Segments	Segments

Net interest income	$17,773	$0	$17,773
Other revenue	2,311	1,190	3,501
Other expenses	8,558	1,221	9,779

Segment profit	$11,526	$(31)	$11,495

Year-end assets	$476,681	$0	$476,681

NSFC ANNUAL   58   REPORT 2001

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
2001	Income	Income	Income	Basic (1)	Fully Diluted (1)

First quarter	$9,683	$4,346	$1,656	$0.37	$0.37
Second quarter	9,338	4,438	1,981	0.44	0.44
Third quarter	9,111	4,562	2,031	0.46	0.45
Fourth quarter	8,559	4,677	2,091	0.47	0.47

	$36,691	$18,023	$7,759	$1.74	$1.74

	Interest	Net Interest	Net	Earnings per Share
2000	Income	Income	Income	Basic (1)	Fully Diluted (1)

First quarter	$8,539	$4,468	$2,051	$0.46	$0.46
Second quarter	9,017	4,599	1,962	0.44	0.44
Third quarter	9,626	4,557	1,887	0.42	0.42
Fourth quarter	10,025	4,363	2,034	0.46	0.46

	$37,207	$17,987	$7,934	$1.78	$1.78

(1)	Earnings per share for the quarters and fiscal year have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding in each period.

NSFC ANNUAL   59   REPORT 2001

NORTHERN STATES FINANCIAL CORPORATION

STOCKHOLDER INFORMATION

     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 25, 2002 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.

     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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

     Transfer Agent, Registrar & Dividend Disbursements: Stockholders with a change of address or related inquiries should contact:

US Bancorp, NA Investors Services Unit 1555 N. Rivercenter Dr., Suite 301 Milwaukee, Wisconsin 53212 (800) 637-7549

     Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2002:

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

     As of December 31, 2001 there were 6,500,000 common shares authorized; 4,469,755 common shares issued and outstanding, held by approximately 418 registered stockholders.

     As of February 28, 2001, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

Howe Barnes Investments, Inc. Chicago, Illinois (800) 800-4693 or (312) 655-2995

NDB Capital Markets Jersey City, New Jersey (800) 435-1235 or (201) 946-2200

     Price Summary:The following schedule details our stock’s quarter ending bid and ask price:

	2001		2000

	BID	ASK	BID	ASK
Quarter Ended:
March 31	$16.8750	$17.1250	$16.8750	$20.0625
June 30	20.4000	20.5500	19.0000	20.7500
September 30	20.4000	20.6000	20.5000	22.7500
December 31	21.0000	21.7500	18.6250	19.8750

	2002

	BID	ASK
For the First Quarter:
(through March 1, 2002)	$21.9000	$22.0000

     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total
1996	$19	$.21	$.40
1997	23.25		.48
1998	28.32		.60
1999	35.40		.75
2000	43.47		.90
2001	48.52		1.00

Independent Auditors:
Crowe, Chizek and Company LLP
Oak Brook, Illinois

NSFC ANNUAL   60   REPORT 2001