Form 10-K, Exhibit 13
period 2002-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2003-03-25
CIK 744485

EXHIBIT 13

($ 000s, except per share data)
As of or for the Year Ended December 31,	2002	2001	2000	1999	1998
INCOME STATEMENT DATA:
Interest income	$30,934	$36,691	$37,207	$32,778	$34,206
Interest expense	12,025	18,668	19,220	15,005	16,896

Net interest income	18,909	18,023	17,987	17,773	17,310
Provision for loan and lease losses	300	100	0	0	10

Net interest income after provision for loan and lease losses	18,609	17,923	17,987	17,773	17,300
Noninterest income	3,781	3,935	3,131	3,501	2,935
Noninterest expenses	11,100	10,270	9,682	9,779	9,623

Income before income taxes	11,290	11,588	11,436	11,495	10,612
Provision for income taxes	3,779	3,829	3,502	3,611	3,308

Net Income	$7,511	$7,759	$7,934	$7,884	$7,304

BALANCE SHEET DATA:
Cash, non-interest bearing	$16,475	$18,172	$17,013	$16,740	$15,176
Investments (2)	259,735	231,772	204,224	196,944	213,744
Loans and leases, net	348,426	322,858	301,579	244,932	241,763
All other assets	11,040	14,436	15,440	18,065	15,238

Total Assets	$635,676	$587,238	$538,256	$476,681	$485,921

Deposits	$449,594	$407,032	$373,121	$334,251	$355,756
Securities sold under repurchase agreements and other borrowings	97,181	86,170	73,618	70,436	47,990
Federal Home Loan Bank advances	6,500	10,000	10,000	0	10,000
All other liabilities	5,809	7,707	9,078	6,460	7,062
Stockholders’ equity	76,592	76,329	72,439	65,534	65,113

Total Liabilities & Stockholders’ Equity	$635,676	$587,238	$538,256	$476,681	$485,921

PER SHARE DATA:
Basic earnings per share	$1.71	$1.74	$1.78	$1.77	$1.64
Diluted earnings per share	1.71	1.74	1.78	1.77	1.64
Cash dividends declared	1.06	1.00	0.90	0.75	0.60
Book value (at end of year)	17.75	17.08	16.24	14.70	14.63
SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (1)	1.26%	1.39%	1.59%	1.67%	1.55%
Return on average equity	9.78	10.33	11.80	12.05	11.66
Average stockholders’ equity to average assets	12.85	13.46	13.46	13.84	13.29
Tax equivalent interest rate spread (1)	2.89	2.60	2.84	3.26	3.06
Tax equivalent net interest income to average earning assets (1)	3.36	3.46	3.87	4.11	3.99
Non-performing assets to total assets	2.53	3.31	1.14	0.72	1.36
Dividend payout ratio (3)	62.10	57.56	50.60	42.42	36.57

(1)	Does not reflect impact of securities available for sale on average balances.

(2)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank stock.

(3)	Total cash dividends divided by net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Northern States Financial Corporation’s (Company) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has one wholly owned subsidiary, the Bank of Waukegan (the “Bank”). The Bank has one majority-owned subsidiary, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002. The Bank is a commercial banking company that provides traditional banking services, including mortgage and trust services, to corporate, retail and civic entities in the market. NSCDC holds title to one parcel of other real estate owned that was contributed by the Bank in 2002.

     The Company and its subsidiary are subject to

NSFC ANNUAL   16   REPORT 2002

regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans that the Bank funds, and set the amount of reserves against deposits which the Bank must maintain.

     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2003 and beyond to differ materially from those expressed in any such forward-looking statements.

TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

($ 000s)
For the Years Ended December 31,		2002			2001			2000
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans and leases (1) (2) (3)	$339,327	$21,966	6.47%	$315,318	$25,257	8.01%	$274,194	$24,963	9.10%
Taxable securities (5)	204,820	8,288	4.06	184,905	10,093	5.48	171,403	10,836	6.11
Securities exempt from federal income taxes (2) (5)	9,391	639	6.99	13,423	954	7.22	17,835	1,355	7.56
Federal funds sold and other	18,935	306	1.62	19,952	775	3.88	9,309	595	6.39

Interest earning assets (5)	572,473	31,199	5.46	533,598	37,079	6.96	472,741	37,749	7.88
Noninterest earning assets	24,836			24,250			26,784

Average assets (4) (5)	$597,309			$557,848			$499,525

Liabilities and Stockholders’ Equity
NOW deposits	$47,149	435	0.92	$44,561	817	1.83	$42,688	1,152	2.70
Money market deposits	48,121	837	1.74	42,955	1,378	3.21	35,664	1,400	3.93
Savings deposits	47,558	672	1.41	43,777	891	2.04	44,283	1,211	2.73
Time deposits	234,988	7,674	3.27	213,830	11,396	5.33	183,763	10,976	5.97
Other borrowings	89,554	2,407	2.69	83,295	4,186	5.03	74,697	4,481	6.00

Interest bearing liabilities	467,370	12,025	2.57	428,418	18,668	4.36	381,095	19,220	5.04

Demand deposits	46,545			44,919			43,122
Other noninterest bearing liabilities	6,629			9,421			8,067
Stockholders’ equity	76,765			75,090			67,241

Average liabilities and stockholders’ equity	$597,309			$557,848			$499,525

Net interest income		$19,174			$18,411			$18,529

Net yield on interest earning assets (5)			3.36%			3.46%			3.87%

Interest-bearing liabilities to earning assets ratio			81.64%			80.29%			80.61%

(1)	- Interest income on loans and leases includes loan origination and other fees of $448 for 2002, $405 for 2001 and $344 for 2000.

(2)	- Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

(3)	- Nonaccrual loans are included in average loans and leases.

(4)	- Average balances are derived from the average daily balances.

(5)
- Rate information was calculated based on the average amortized cost for securities. The 2002, 2001 and 2000 average balance information includes an average unrealized gain (loss) for taxable securities of $745, $829 and $(5,957). The 2002, 2001 and 2000 average balance information includes an average unrealized gain (loss) of $250, $212 and $(97) for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) stock.

NSFC ANNUAL   17   REPORT 2002

     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

     Interest income is the primary source of revenue for the Company. It comprised 89.1 percent of the Company’s total revenues in 2002, 90.3 percent in 2001 and 92.2 percent in 2000.

     Net interest income is the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. In Table 1, interest income on non-taxable securities and loans has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities. As indicated in Table 1, the Company’s net interest income on a fully tax equivalent basis increased by $763,000 in 2002 to $19,174,000 as compared to 2001, while in 2001 net interest income on a fully tax equivalent basis declined slightly from 2000 by $118,000.

     One of the biggest factors contributing to the increase to net interest income on a fully tax equivalent basis in 2002 was the growth the Company experienced. During 2002, average interest earning assets increased $38.9 million as compared to 2001 with average interest bearing liabilities increasing by $39.0 million. There was even greater growth in 2001 compared to 2000 as average interest earning assets increased $60.9 million while average interest bearing liabilities increased $47.3 million. Table 2, “Analysis of Changes in Interest Income and Expense”, shows the effect of this growth in volume on net interest income. In 2002, the growth in the volume of interest bearing assets and liabilities caused net interest income to increase $908,000, which more than offset the decrease of $145,000 due to interest rate decreases.

     Another major factor affecting net interest income was changes in market interest rates that are generally indicated by the changes in the prime lending rate and U.S. Treasury note rates. During 2002, the prime rate was 4.75 percent until November 8, 2002 when it was reduced to 4.25 percent, its lowest level since the 1950s. During 2001, the prime rate was lowered eleven times beginning at 9.50 percent on January 1, 2001 and ending the year at 4.75 percent. The one-year and two-year U.S. Treasury notes declined 91 basis points and 148 basis points from the beginning of 2002 to year-end. Declines in market interest rates during 2002 are further evidenced by the decrease in rates earned on average federal funds sold that fell 226 basis points in 2002 compared to 2001 after declining 251 basis points in 2001 from 2000.

     The effects of the interest rate declines in 2002 and 2001 on net interest income are evidenced in Table 2 in the columns showing the change due to rate. In 2002, the drop in interest rates caused interest income to decline $8,388,000 while interest expense decreased $8,243,000 causing a net decrease in net interest income of $145,000. In 2001, net interest income decreased $1,694,000 as the rate decreases caused interest income to decline $4,700,000 while interest expense declined only $3,006,000. In 2002, the interest rate decreases were not as severe as in 2001 and the lower interest rates earned on loans and securities were offset by the interest rate decreases to deposits and other borrowings as certificates of deposits and repurchase agreements matured and repriced at the lower interest rates. During 2001, the eleven changes to the prime lending rate caused loan rates to decrease at a faster pace than deposits and other borrowings making for a much greater decline in net interest income attributable to changes in market rates.

     Declining market interest rates during 2002 and 2001 had the effect of lowering interest earned on loans and leases as many of the Company’s loans and leases are tied to the prime lending rate. The extent that loans and leases are subject to repricing as rates change is evidenced in Table 10, “Maturity or Repricing of Assets and Liabilities”, which shows that $211 million or 59.75 percent of loans and leases reprice within 90 days either from being tied to the prime rate, or have scheduled maturities or principal repayments. Table 1 shows that the yield earned on average loans and leases declined to 6.47 percent in 2002 from 8.01 percent in 2001 compared to 9.10 percent in 2000. The yields in 2001 declined 109 basis points in part as a consequence of a 230 basis point decrease in 2001 to the average prime lending rate.

     Another factor effecting the yields on loans and leases in 2002 was the level of nonaccrual loans and leases. At June 30, 2002, lease pools totaling $11.3 million were placed on nonaccrual status. Prior to being placed on nonaccrual status the Company had been recognizing income of $290,000 per quarter on these leases. Table 7, “Non-performing Assets”, shows that the level of nonaccrual loans and leases has increased to $13.3 million at December 31, 2002 as compared to $3.4 million and $1.7 million at December 31, 2001 and 2000. The 2002 increase is related to the lease pools noted above.

     Lower market interest rates also had a significant effect on the yields earned on the Company’s securities portfolio in 2002 and 2001. Much of the

NSFC ANNUAL  18    REPORT 2002

Company’s securities portfolio consists of securities issued by U.S. Government agencies and corporations that have call provisions and allow the issuer to redeem the security at a date earlier than the maturity date. As market interest rates declined the issuers of the securities exercised the call provisions as they had an economic incentive to do so. The Company then purchased new securities at the prevailing lower rates to replace the securities that were called. The lower yields are evidenced in Table 1 that shows the yields earned on taxable securities were 4.06 percent for 2002 decreasing 142 basis points from 5.48 percent in 2001 that declined from 6.11 percent in 2000. Table 4, “Securities Available for Sale Maturity Schedule and Yields” shows that at year-end 2002 the yield on U.S. Government agency securities is only 2.92 percent. It is expected that yields on taxable securities will continue to decline in 2003 compared to 2002. The statements of cash flows shows evidence of the large amount of calls in 2002 and 2001 as there were $697 million and $606 million in maturities, calls and principal repayments of securities available for sale during those two years. This represents a turnover of the entire portfolio almost three times during 2002 and 2001. Table 4 shows that $142 million in securities issued by U.S. Government agencies and corporations at December 31, 2002 mature in greater than one year. Of this amount, $114 million or 80.28 percent have call features.

     Table 2 shows that the declines in market interest rates during 2002 and 2001 caused decreases to interest expense from deposits and other borrowings. Table 1 shows that rates on all interest bearing liabilities declined 179 basis points to 2.57 percent in 2002 from 4.36 percent in 2001 after declining 68 basis points in 2001 from 2000. Interest rates on NOW accounts were 91 basis points less in 2002 than in 2001 after decreasing 87 basis points in 2001 compared to 2000. In 2002, interest rates on regular money market deposits decreased 147 basis points compared to the previous year after decreasing 72 basis points in 2001 from 2000. Interest rates paid on savings deposits also were 1.41 percent in 2002 and declined 63 basis points from 2001’s yield of 2.04 percent. Time deposit rates also declined in 2002 to 3.27 percent or 206 basis points from 2001 compared to a decline of only 64 basis points in 2001 from 2000. During 2002, interest rates paid on other borrowings decreased 234 basis points compared to 2001 after decreasing 97 basis points in 2001 from 2000. Other borrowings consist of term advances from the Federal Home Loan Bank and repurchase agreements.

     Interest rates paid on deposits and earned on loans during 2002 were competitive with interest rates offered by other local financial institutions.

     The average earning asset ratio is another important factor affecting net interest income. The average earning asset ratio is the percentage of average assets that earn interest income to total average assets. An increase in this ratio has a positive effect on net interest income. This percentage increased slightly for the Company during 2002 to 95.84 percent compared to 95.65 percent in 2001 and 94.64 percent in 2000.

     Another factor influencing net interest income is the interest-bearing liabilities to earning assets ratio as shown in Table 1. This ratio indicates how many cents of each dollar of earning assets are funded by interest bearing liabilities. As Table 1 shows, this relationship increased to 81.64 percent in 2002 from 80.29 percent in 2001 from 80.61 percent in 2000. An increase in this ratio has a negative impact on net interest income. This ratio increased in 2002 due in part to the stock buy back program. At December 31, 2002 the Company purchased $4.1 million in treasury stock. As capital decreased, the level of interest bearing liabilities increased to replace this capital. The Company was authorized to repurchase an additional 42,850 shares of common stock at December 31, 2002. In addition on February 19, 2003, it was reported that the Board had approved the repurchase of an additional 200,000 shares of common stock.

     Other factors beyond management’s control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

NSFC ANNUAL   19   REPORT 2002

($ 000s)
For the Year Ended December 31	2002 Compared to 2001			2001 Compared to 2000
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due To	Due To	Total	Due To	Due To
	Change	Volume	Rate	Change	Volume	Rate

INTEREST INCOME
Loans and leases	$(3,291)	$1,818	$(5,109)	$294	$3,494	$(3,200)
Taxable securities	(1,805)	1,013	(2,818)	(743)	399	(1,142)
Securities exempt from federal income taxes	(315)	(285)	(30)	(401)	(343)	(58)
Federal funds sold and other	(469)	(38)	(431)	180	480	(300)

Total interest income	(5,880)	2,508	(8,388)	(670)	4,030	(4,700)

INTEREST EXPENSE
NOW deposits	(382)	45	(427)	(335)	49	(384)
Money market deposits	(541)	150	(691)	(22)	259	(281)
Savings deposits	(219)	72	(291)	(320)	(14)	(306)
Time deposits	(3,722)	1,039	(4,761)	420	1,679	(1,259)
Other borrowings	(1,779)	294	(2,073)	(295)	481	(776)

Total interest expense	(6,643)	1,600	(8,243)	(552)	2,454	(3,006)

NET INTEREST INCOME	$763	$908	$(145)	$(118)	$1,576	$(1,694)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.

Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

TABLE 3 SECURITIES AVAILABLE FOR SALE

($ 000s)
As of December 31,	2002		2001		2000
		% of Total		% of Total		% of Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$1,004	0.42%	$0	0.00%	$1,004	0.53%
U.S. Government agencies and corporations	226,161	95.47	197,529	92.31	165,518	87.80
States & political subdivisions	8,522	3.60	11,548	5.40	15,596	8.27
Mortgage-backed securities	65	0.03	3,873	1.81	5,383	2.86
Equity securities	1,146	0.48	1,032	0.48	1,011	0.54

Total securities available for sale	$236,898	100.00%	$213,982	100.00%	$188,512	100.00%

As of December 31, 2002, the Company had no securities of a single issuer, other than U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stock- holders’ equity.

The Company holds local municipal bonds which, although not rated, are considered low risk investments.

NSFC ANNUAL  20   REPORT 2002

     All securities of the Company at December 31, 2002 are classified as available for sale. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

     The carrying value of the securities portfolio increased $22.9 million to $236.9 million at year-end 2002 as compared to $214.0 million at year-end 2001 after showing an increase of $25.5 million from year end 2001 from 2000. Average securities, in Table 1, reflects the 2002 increase from 2001 and shows growth of average taxable securities of $19.9 million while securities exempt from federal income taxes declined $4.0 million. Table 1 also shows that total average securities increased $9.1 million in 2001 from 2000. The net unrealized gain to the securities portfolio was $2.2 million at December 31, 2002 compared to a net unrealized loss at December 31, 2001 of $196 thousand and reflects lower bond interest rates at year-end 2002 compared to year-end 2001.

     Bond interest rates decreased in 2002 as evidenced by the one-year and two-year U.S. Treasury note rates that declined at December 31, 2002 from the previous year-end by 91 basis points and 148 basis points. These interest rate decreases in 2002 caused a significant amount of securities transactions as evidenced in the “Consolidated Statements of Cash Flows”. In 2002, $697.1 million in securities were called or matured while $722.0 million in securities were purchased. The magnitude of security transactions in 2002 was evidenced by a turnover in dollars of the securities portfolio of almost three times. More than 90 percent of the securities transactions in 2002 were from calls, maturities and purchases of securities issued by U.S. government agencies and corporations.

     At year-end 2002, the Company had U.S. Treasury securities of $1.0 million as compared to none at 2001 year-end and $1.0 million at December 31, 2000. The Company uses these securities as a pledge for tax deposits that the Bank receives and forwards to the Internal Revenue Service (IRS). With the IRS requiring more and more taxpayers to make payments directly to the IRS via ACH and other electronic methods, the need for this pledge has declined and need for U.S. Treasury securities for this purpose has lessened.

     The carrying value of securities issued by U.S. Government agencies and corporations owned by the Company increased $28.6 million to $226.2 million at December 31, 2002. Many of the Company’s U.S. Government agencies carry call provisions that allow the securities to be repaid prior to maturity. At December 31, 2002, the Company holds $113.8 million in U.S. Government agency securities with call options compared to $182.2 million in 2001. As market interest rates declined during 2002 it was advantageous to the various U.S. Government agencies to exercise their call options and reissue new securities at the lower interest rates. In 2002 the Company received incoming cash flows of $262.2 million related to the calls of U.S. Government agency securities.

     During 2002, the Company purchased over $450 million in short-term U.S. Government agency discount securities and had maturities of over $400 million of these securities. As U.S. government agencies were called during the year, replacement securities were purchased but did not settle for a period of one to six weeks after the call. For liquidity and pledging purposes, U.S. Government agency discount securities with maturities from seven to forty-five days were purchased until the settlement date, at which time the funds were used for payment of longer term U.S. Government agency securities. At December 31, 2002 the Company held $82.9 million of these U.S. Government agency discount securities in its portfolio.

     The Company sold one U.S. government agency security during 2002 that netted proceeds of $1.0 million that resulted in the Company recognizing a gain of $3,000. The security was sold for liquidity purposes.

     The Company attempts to keep at least half its portfolio in securities issued by the U.S. Treasury and U.S. Government agencies, as indicated for all periods reported in Table 3. The Company pledges U.S. Treasury and U.S. Government agency securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2002, the Company had $225.3 million in U.S. Treasury and U.S. Government agency securities pledged. The Company also uses U.S. Government agency and U.S. Treasury securities to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. U.S. Treasury and U.S. Government agency issues comprised over 95 percent of the total portfolio at December 31, 2002.

     Holdings of securities issued by states and political subdivisions, of which over 94 percent are tax-exempt, decreased by $3.0 million to $8.5 million at December 31, 2002 after decreasing $4.0 million at year-end 2001 compared to 2000. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy. The Company is finding it more difficult to purchase sufficient “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

NSFC ANNUAL  21   REPORT 2002

     The Company, at December 31, 2002, had $65,000 of its securities portfolio invested in mortgage- backed securities, a decrease of $3.8 million from December 31, 2001. During 2002, the Company sold most of its mortgage-backed securities that consisted of many small issues that were no longer cost effective to administrate. The Company netted proceeds of $3.4 million from the sale and recognized a gain of $5,000 from the transaction.

     The Company’s equity securities totaled $1.1 million at December 31, 2002 and consisted of CRAQualified Investment Fund stock as compared to equity securities of $1.0 million at both December 31,2001 and 2000. During 2001, the Company sold its shares of Student Loan Marketing Association (SLMA) and in Concord EFS, Inc. the Company’s ATM network provider. The sales netted proceeds of $1.2 million and resulted in gains of $700,000. A portion of the proceeds from these sales went to purchase the shares of stock in the CRA Qualified Investment Fund that assists the Company in meeting its obligations under the Community Reinvestment Act.

     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2002 is shown in Table 4, “Securities Available for Sale Maturity Schedules & Yields”.

TABLE 4 SECURITIES AVAILABLE FOR SALE MATURITY SCHEDULE & YIELDS

			Greater than 1 yr.		Greater than 5 yrs.
Securities	Less than or		and less than or		and less than or		Greater
($ 000s)	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.		than 10 yrs.		Totals
As of December 31, 2002	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
U.S. Treasury	$1,004	1.96%	$0	0.00%	$0	0.00%	$0	0.00%	$1,004	1.96%
U.S. Government agencies and corporations	83,918	1.28	142,243	3.89	0	0.00	0	0.00	226,161	2.92
States & political subdivisions (1)	2,014	6.50	5,594	6.54	914	6.53	0	0.00	8,522	6.53
Mortgage-backed securities (2)	0	0.00	0	0.00	0	0.00	65	7.97	65	7.97
Equity securities	1,146	4.12	0	0.00	0	0.00	0	0.00	1,146	4.12

Total	$88,082	1.44%	$147,837	3.99%	$914	6.53%	$65	7.97%	$236,898	3.05%

(1)	- The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2)	- Mortgage-backed securities reflect the contractual maturity of the related instrument.

NSFC ANNUAL  22   REPORT 2002

($ 000s)
As of December 31,	2002	2001	2000	1999	1998
Commercial	$64,376	$83,749	$94,353	$60,570	$64,043
Real estate-construction	43,675	35,333	25,538	21,813	17,328
Real estate-mortgage	195,388	163,615	149,869	142,016	141,241
Home equity	27,413	21,380	20,233	17,259	15,579
Leases	13,503	13,868	7,417	2,138	987
Installment	8,504	9,274	9,361	6,957	8,530

Total loans and leases	352,859	327,219	306,771	250,753	247,708
Unearned income	(1)	(4)	(16)	(69)	(99)
Deferred loan fees	(734)	(535)	(487)	(384)	(413)

Loans and leases, net of unearned income and deferred loan fees	352,124	326,680	306,268	250,300	247,196
Allowance for loan and lease losses	(3,698)	(3,822)	(4,689)	(5,368)	(5,433)

Loans and leases, net	$348,426	$322,858	$301,579	$244,932	$241,763

The Company had no foreign loans outstanding at December 31, 2002.

LOAN AND LEASE PORTFOLIO

     The Company experienced an increase to its loan and lease portfolio of 7.8 percent in 2002 growing $25.6 million from 2001. For purposes of this discussion when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, gross loans increased to $352.9 million at December 31, 2002, the highest year-end level in the Company’s history. A portion of the growth came from purchasing loans or portions of loans from other financial institutions and investment-banking houses. At December 31, 2002, the Bank carried $37.4 million of these purchased loans, $12.1 million more than at year-end 2001. The growth in loans during 2002 followed steady growth in 2001 when gross loans increased $20.4 million over year-end 2000. Table 1 shows that average loans were $339.3 million for 2002, an increase of $24.0 million or 7.6 percent over the average loans in 2001 compared to average loans in 2001 that increased $41.1 million or 15.0 percent over 2000 levels.

     Commercial loans decreased $19.4 million to $64.4 million as of December 31, 2002 after decreasing $10.6 million in 2001. The majority of the reduction in commercial loans during 2002 came from the payoff of one loan for real estate development totaling $10.6 million. At December 31, 2001, this loan had been classified as past due greater than 90 days. The 2001 reduction in commercial loans occurred as the Company received pay downs of $11.4 million on commercial loans purchased from other financial institutions that had originally been purchased in 2000.

     The real estate construction loan portfolio increased $8.4 million during 2002, with balances at December 31, 2002 of $43.7 million compared to $35.3 million at year-end 2001. At December 31, 2002, the Bank carried as real estate construction loans $8.5 million more in loans or portions of loans that were purchased from other financial institutions and investment-banking houses. The Company has developed an expertise in construction lending and has developed a portfolio of construction and construction-related loans. The construction portfolio consists of loans to residential builders and housing developers and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the company doing the construction. Construction loans are generally made on properties that are under sold contracts. Loans are secured by first lien positions on the real estate and have loan to value ratios between 50 percent to 75 percent of the appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years.

     The mortgage loan portfolio increased by $31.8 million at December 31, 2002 as compared to December 31, 2001. During 2001, real estate mortgage loans had increased $13.7 million from year-end 2000. A portion of the 2002 growth in mortgage loans

NSFC ANNUAL  23   REPORT 2002

resulted from the Company making a $6.4 million loan for a motel and a $7.0 million loan for a local apartment complex. A large percentage of the mortgage loan portfolio is for commercial use and purposes where real estate is used as collateral for the loan. Many of the Company’s construction loans become part of the mortgage loan portfolio upon completion of the construction projects for commercial purpose buildings. These commercial related mortgages are primarily made at fixed rates with call features after five years.

     The Bank has a mortgage banking operation that originates loans which are closed on behalf of other institutions that funds and owns the loans, with the Bank receiving a fee. During 2002, $21.9 million in mortgage loans originated and closed on behalf of other institutions were processed compared to $13.5 million in 2001 and $5.3 million in 2000. The increase during 2002 is attributable to the decline in home mortgage rates that created impetus for mortgagors to refinance their mortgages.

     There were no mortgage servicing rights booked by the Company during 2002 and 2001 as the table funded mortgages do not allow for servicing. The Bank still services mortgage loans funded and sold in previous years, which generated fee income in 2002 of $65,000 compared to $94,000 in 2001. The unpaid principal balances of these serviced loans at December 31, 2002 and 2001 were $18.8 million and $31.2 million and have declined as loans have been refinanced and paid off.

     Home equity loans are a product where consumers can use the equity in their homes to finance purchases and may allow the consumer to receive an interest deduction on their tax return. The interest deduction has made this product an attractive alternative to traditional consumer financing and is a product that the Company expects to grow in the future. The home equity portfolio continued to grow during 2002 with balances of approximately $27.4 million at December 31, 2002, an increase of 28.2 percent from December 31, 2001 levels which had increased 5.7 percent from 2000.

     The Company has direct financing leases, which decreased slightly to $13.5 million in 2002 after increasing $6.5 million in 2001 from 2000. During 2001 and 2000, the Company purchased leases from an investment-banking house. At year-end 2002 these purchased leases had balances of $11.3 million. These leases became past due during 2002 and were placed on nonaccrual status. The purchased leases carry a surety bonds that guarantees payment performance and the Company is in the process of collecting on these leases from the surety.

     Installment loans totaled $8.5 million at year-end 2002, decreasing $770 thousand from 2001 levels after decreasing slightly during 2001 compared to 2000. As a part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing sources.

     At December 31, 2002, the Company had loans totaling $2,554,000 to related parties. Related parties are officers of the Company or Bank of vice president or above and directors of the Company or Bank and their related interests. Commitments to related parties at year-end 2002 totaled $1,006,000 and amounted to less than one half of one percent of the loan commitments outstanding as of December 31, 2002. Loans and commitments for loans are made to related parties at the same terms and conditions that are available to the public.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

MATURITY OF LOANS

     Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate construction loan portfolio.

     Although Table 6 shows $5.2 million in construction loans maturing in greater than five years, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time, the loans will be reclassified as mortgages.

     The short-term sensitivity of the commercial and real estate construction loan portfolio to interest rate changes is reflected in the fact that approximately 57.5 percent of the loans are scheduled to mature or are subject to interest rate change within one year. Of the remaining loans maturing beyond one year, 87.1 percent are loans subject to immediate repricing.

NSFC ANNUAL   24   REPORT 2002

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2002	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total
Commercial	$31,754	$28,487	$4,135	$64,376
Real estate-construction	30,319	8,196	5,160	43,675

Total	$62,073	$36,683	$9,295	$108,051

Percent of total	57.45%	33.95%	8.60%	100.00%

     Commercial and construction loans maturing after one year:

Fixed rate	$5,931
Variable rate	40,047

Total	$45,978

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.

NON-PERFORMING ASSETS

     Nonperforming assets consist of non-per-forming loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned, it should be taken to include leases unless specified otherwise. As shown in Table 7, non-performing assets at year-end 2002 were $16.1 million decreasing $3.3 million from year-end 2001, after rising during 2001 by $13.3 million from December 31, 2000.

     Non-performing loans, which include impaired loans are: (1) loans accounted for on a non-interest accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction of interest or principal because of a deterioration in the financial condition of the borrower. Total non-performing loans at December 31, 2002 were $14.1 million, as compared to $17.4 million at December 31, 2001 and $4.1 million at December 31, 2000. During 2002, a loan for real estate development that had become past due greater than 90 days during 2001 in the amount of $10.6 million was paid off. The Company also received payoffs totaling $2.2 million in 2002 on three other loans reported as non-performing at December 31, 2001 through the sale of the properties securing theses loans. An additional $1.8 million in loans that had been classified as non-performing at December 31, 2001 had interest paid up to date by the borrowers in 2002 and are no longer classified as non-performing at year-end 2002. Partially offsetting these improvements to the non-performing loans, lease pools totaling $11.3 million became past due during 2002 and were placed on nonaccrual status. The $11.3 million in lease pools had been purchased from an investment-banking house and are secured by equipment and carry a surety bonds. Northern States is in the process of collecting on these leases from the sureties. An analysis of the collateral for the non-performing loans at December 31, 2002 shows that the nonaccrual lease pools secured by equipment and a surety account for 80.5 percent of non-performing loans while $2.1 million or 15.1 percent of the non-performing loans are secured by real estate.

     Impaired loans are included in non-performing loans and totaled $13.2 million and $3.4 million at December 31, 2002 and December 31, 2001. The Bank considers a loan impaired if it is expected that full principal and interest will not be made under the contractual terms of the note. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. At year-end 2002 and 2001, $1.3 million and $585,000 of the allowance for loan losses was allocated to the impaired loans. During 2002 and 2001, $268,000 and $18,000 in interest income was recognized on impaired loans, which was all cash basis income. No interest income was recognized on impaired loans in 2000.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection. As presented in Table 7, nonaccrual loans at December 31, 2002 totaled $13.3 million compared to $3.4 million at December 31, 2001, an increase of $9.9 million. A breakdown of the $13.3 million in nonaccrual loans at December 31, 2002 shows $11.3 million in leases, $993,000 in commercial loans, $924,000 in real estate-mortgage loans and $8,000 in real estate-construction loans.

     At December 31, 2002, Table 7 shows that the Company had $819,000 in loans that were 90 days

NSFC ANNUAL   25   REPORT 2002

past due and still accruing interest, a decline of $13.2 million from $14.0 million at December 31, 2001. A breakdown of the $819,000 in loans that were 90 days past due and still accruing interest at December 31, 2002 shows $598,000 in commercial loans, $144,000 in real estate mortgage loans and $77,000 in installment loans. These loans at year-end 2002 were fully secured and in the process of collection. During 2001, loans past due and still accruing interest increased $11.6 million to $14.0 million as compared to $2.4 million at December 31, 2000. This increase resulted from one loan for a real estate development that had become past due 90 days that totaled $10.6 million at year-end 2001.

     Management will continue its emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

     Another component of non-performing assets is other real estate owned that consists of assets acquired through loan foreclosure and repossession. The fair value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Table 7 shows that at December 31, 2002 other real estate owned was $2.0 million and remains unchanged from December 31, 2001. During 2000, one property was transferred to other real estate owned from loans in the amount of $80,000 and was sold later in 2000, netting proceeds of $83,000 and resulting in a gain of $3,000. Another property in other real estate owned that had been carried at $600,000 was sold during 2000 with proceeds of $833,000 resulting in a gain during 2000 of $233,000.

     On December 31, 2002, one piece of property accounted for approximately 88% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois. During 2001, a purchase agreement for the property that had been in effect since 1994 was allowed to expire by the buyer. During 2002, the Company allowed this purchase agreement to be reinstated with the same buyer, but during the fourth quarter of 2002 it again was allowed to expire by the buyer. In 2002, after the expiration of the purchase agreement, option deposits received from the buyer in the amount of $181,000 were credited against expenses related to other real estate owned. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lakefront development plans. Proposals under discussion for use of this property include the building of a minor league baseball park and condominiums.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest earning assets at December 31, 2002 that are required to be disclosed as non-performing.

NSFC ANNUAL   26   REPORT 2002

($ 000s)
As of December 31,	2002	2001	2000	1999	1998
LOANS AND LEASES:
Nonaccrual status	$13,252	$3,422	$1,739	$394	$3,804
90 days or more past due, still accruing	819	13,971	2,373	421	313

Total non-performing loans and leases	14,071	17,393	4,112	815	4,117
Other real estate owned	2,022	2,022	2,022	2,622	2,497

Total non-performing assets	$16,093	$19,415	$6,134	$3,437	$6,614

Non-performing loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	4.00%	5.32%	1.34%	0.33%	1.67%
Non-performing assets as a percentage of total assets	2.53	3.31	1.14	0.72	1.36
Non-performing loans and leases as a percentage of the allowance for loan and lease losses	380.50	455.08	87.69	15.18	75.78

Loans and leases are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

Impaired Loans – At December 31, 2002, 2001, 2000, 1999 and 1998 impaired loans totaled $13,227, $3,372, $1,728, $394 and $3,515 and are included in nonaccrual loans and leases.

Potential Problem Loans – At December 31, 2002, there were no other loans or leases classified as problem loans or leases that are not included above.

Other Problem Assets – At December 31, 2002, there were no other interest earning assets classified as problem assets other than the loans, leases and other real estate owned shown above.

PROVISION FOR LOAN AND LEASE LOSSES

     A provision is credited to an allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb future loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Company; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

     The methodology used by the Company to allocate the allowance begins by internally rating the risk of loss on the loans.

     Poorly rated loans that are impaired, past due or have known factors making future payments uncertain, are individually reviewed. An allocation is made for each individual loan based on the present value of expected cash flows discounted at the loan’s effective interest rate or on the fair value of the collateral, if the loan is collateral dependent. In cases where the present value of expected cash flows or the fair value of the collateral is greater than the loan balance, a specific loan allocation may not be made.

     Loans rated satisfactory have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted for economic conditions or trends. In the Company’s market area one of the major industries is the pharmaceutical industry as evidenced by Abbot Laboratories and Baxter Healthcare. A future negative shift in this industry could possibly impact our loan portfolio and could require additional allocations of the allowance.

     During 2002, a provision for loan losses was made in the amount of $300,000 compared to $100,000 in 2001. There had been no provision for loan losses in 2000. Throughout 2002, management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above. Management, after careful review and with the concurrence of the Board of Directors, made the provision of $300,000 for loan losses during 2002. If levels of non-performing and impaired loans rise in 2003, management may need to increase the loan loss provision for 2003.

     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2002 there were net

NSFC ANNUAL   27   REPORT 2002

charge-offs of $424,000 compared to $967,000 in 2001. The allowance declined $124,000 during 2002 after the $300,000 provision was added to the allowance bringing the allowance for loan losses to $3.7 million at December 31, 2002 from $3.8 million at December 31, 2001. The allowance for loan losses was 1.05% of gross loans outstanding at December 31, 2002 compared to 1.17% at the end of the previous year.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 1998 through 2002 as well as each year’s provision.

      Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company’s allocation of the allowance for loan and lease losses as illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”.

     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2002, is adequate to cover current loan losses.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
Year Ended December 31,	2002	2001	2000	1999	1998
Balance at the beginning of year	$3,822	$4,689	$5,368	$5,433	$5,430

Charge-offs:
Commercial	337	1,073	772	86	0
Real estate-construction	0	0	29	0	0
Real estate-mortgage	56	0	1	557	0
Installment	40	29	36	40	73

Total charge-offs	433	1,102	838	683	73

Recoveries:
Commercial	6	124	147	101	25
Real estate-mortgage	1	0	0	501	0
Installment	2	11	12	16	41

Total recoveries	9	135	159	618	66

Net charge-offs	424	967	679	65	7

Additions charged to operations	300	100	0	0	10

Balance at end of year	$3,698	$3,822	$4,689	$5,368	$5,433

Allowance as a % of total loans and leases, net of unearned income and deferred loan fees	1.05%	1.17%	1.53%	2.14%	2.20%
Net charge-offs during the year to average loans and leases outstanding during the year	0.12%	0.31%	0.25%	0.03%	0.00%

NSFC ANNUAL   28   REPORT 2002

($ 000s)
As of December 31,		2002		2001		2000		1999		1998
		Percent of		Percent of		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Commercial	$1,196	18.24%	$1,429	25.59%	$1,419	30.76%	$1,438	24.16%	$1,312	25.85%
Real estate-construction	16	12.38	61	10.80	1,020	8.33	1,457	8.70	1,511	7.00
Real estate-mortgage	220	55.37	306	50.00	330	48.85	237	56.64	480	57.02
Home equity	50	7.77	84	6.54	2	6.59	2	6.88	16	6.29
Leases	604	3.83	0	4.24	0	2.42	0	0.85	0	0.40
Installment	38	2.41	58	2.83	47	3.05	34	2.77	42	3.44
Unallocated	1,574	NA	1,884	NA	1,871	NA	2,200	NA	2,072	NA

Total	$3,698	100.00%	$3,822	100.00%	$4,689	100.00%	$5,368	100.00%	$5,433	100.00%

NONINTEREST INCOME

Noninterest income declined during 2002, when compared to 2001, by $154,000 or 3.9 percent following an increase of $804,000 or 25.7 percent during 2001. Service fees on deposits increased $436,000 in 2002 over 2001. The major portion of this increase was the result of higher overdraft fee income, which increased $336,000 from 2001 as the Company has increased fees charged for overdraft items by 25 percent and instituted an overdraft program that honored overdraft items for qualified retail customers up to $500. Additionally, accounts that are overdrawn over five days are assessed a service fee of $5.00 for each day the account remains overdrawn and as overdraft volumes increased in 2002 service fees from this source increased. During 2002, fee income from one of the retail checking products that includes a package of banking services for a monthly fee increased by $75,000. Service fees on commercial checking accounts also increased by $17,000 in 2002. Commercial checking account service charges are determined by calculating the expense of the account transactions and deducting an earnings credit based on the balance level and applying U.S. Treasury bill rates. As U.S. Treasury bill rates declined during 2002 the earnings credit used to offset the associated costs of the commercial checking accounts declined and as a consequence service charges on these accounts increased.

     Trust income declined $16,000 or 2.3 percent to $674,000 in 2002 compared to $690,000 in 2001. A large percentage of trust fees are tied to the performance and value of stocks held in the trusts. With the declines in the stock market indexes during 2002, trust income consequently decreased. At December 31, 2002 trust assets under administration totaled $139 million compared to $176 million at year-end 2001.

     The Company no longer originates, funds and sells home mortgages on the secondary market. Instead the Company’s mortgage banking originates mortgage loans which are closed on behalf of other institutions that funds and owns the loans, with the Company receiving a fee. Fees from processing these mortgages increased $114,000 to $348,000 for 2002 compared to $234,000 in 2001. Lower mortgage interest rates caused mortgage activities to increase and the 2002 volumes of mortgage loans processed through the “table funded” method were $21.9 million in 2002 as compared to $13.5 million in 2001.

     During 2002, the Company experienced gains on sales of securities totaling $8,000 compared to $700,000 in 2001. The Company sold one U.S. government agency security during 2002 for liquidity purposes that netted proceeds of $1.0 million and recognized a gain of $3,000. During 2002, the Company also sold most of its mortgage-backed securities that consisted of many small issues that were no longer cost effective to administrate. The Company netted proceeds of $3.4 million from the sale of the mortgage-backed securities that resulted in a net gain of $5,000. During 2001, the Company sold its shares of Student Loan Marketing Association (SLMA) and in Concord EFS, Inc. that it received from the sale of the ATM network that the Company was a member of. SLMA removed its restrictions on owning SLMA stock in order to participate in the student loan programs allowing the Company to sell that stock. These sales in 2001 netted proceeds of $1.2 million and gains of $700,000 were recognized. A majority of the proceeds went to purchase shares of stock in the CRA Qualified Investment Fund that

NSFC ANNUAL   29   REPORT 2002

assists the Company in meeting its obligations under the Community Reinvestment Act.

     The Company had no sales of other real estate owned in 2002 and 2001. During 2000, two parcels of the Company’s other real estate owned were sold resulting in total proceeds of $916,000 and gains of $236,000.

      Other operating income increased slightly to $677,000 in 2002 compared to $673,000 in 2001. Miscellaneous income increased $94,000 in 2002 from additional loan fees collected from customers and from fee income earned on a security deposit the Company has with the processor of its official checks. Offsetting these increases, fees earned from servicing sold mortgage loans declined $30,000 in 2002 compared to 2001 as the portfolio of loans serviced for others continues to shrink. At year-end 2002, mortgages serviced for others totaled $18.8 million as compared to $31.2 million at December 31, 2001. It is expected that as the balances of serviced mortgages decline, this source of fee income will continue to decrease. ATM fee income declined in 2002 by $29,000 as the number of ATMs available in the Company’s marketing area has increased and non-customer usage of Company operated ATMs decreased in 2002. The Company lowered its number of ATMs from eight ATMs to seven as the lease for one ATM came due and was not renewed. Miscellaneous teller service fees decreased $24,000 in 2002 as these fees are waived for customers who have the retail checking product that includes a package of banking services for a monthly fee.

     Comparing 2001 to 2000, noninterest income increased in 2001 by $804,000 or 25.7 percent. Service fees on deposits increased $243,000 in 2001 over 2000. The major portion of this increase was the result of higher overdraft fee income, which increased $104,000 from 2000 as the volume of overdraft transactions increased. During 2001, fee income from one of the retail checking products that includes a package of banking services for a monthly fee increased by $87,000 as both the monthly fee was increased and the number of accounts of this type grew. Service fees on commercial checking accounts also increased by $52,000 in 2001 due to the decreased interest rates effect on the earnings credit given to commercial checking account customers on their balances.

      Trust income decreased to $690,000 in 2001 from $741,000 in 2000. Trust fees declined during 2001 as the stock market declined, as many of the trust fees are tied to the performance of stocks. At yearend 2001, trust assets under administration totaled $176 million.

      The Company in 2001 generated mortgage banking income of $234,000, an increase of $136,000 from 2000. Fees from originating mortgage loans closed on behalf of other institutions increased as lower mortgage rates caused mortgage activities to rise. In 2001, volumes of mortgage loans processed through the “table funded” method were $13.5 million as compared to $5.3 million in 2000.

      Other operating income increased slightly by $12,000 in 2001 to $673,000 compared to $661,000 in 2000. Fees from noncustomer use of Company-owned ATMs increased during 2001 by $41,000 in part from the per item charge increase for these transactions put into effect late in 2001. Loan fees generated on new loans increased $15,000 during 2001 as the loan portfolio grew. These increases were offset by declines to miscellaneous teller service fees that declined $25,000 in 2001 as there were increasing numbers of customers with the retail checking product that includes bundled banking services that had these fees waived. Loan fees from servicing sold mortgage loans also declined $20,000 during 2001.

NONINTEREST EXPENSES

     In 2002, total noninterest expenses were $11.1 million increasing by $830,000 from 2001. Over the last three years, total noninterest expenses have averaged $10.4 million as the Company has emphasized its ability to control operating expenses. As a percent of average assets, noninterest expenses were 1.86 percent in 2002 compared to 1.84 percent in 2001 and 1.94 percent in 2000.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expenses. A ratio of less than 50.0 percent is often used as a benchmark for financial institutions in considering whether noninterest expenses are well managed. The Company’s efficiency ratio was 48.9 percent in 2002, 46.8 percent in 2001 and 45.9 percent in 2000. Compared to its bank holding company peers, the Company’s ability to control overhead expenses is one of its operating strengths.

     Salaries and other employee expenses rose $392,000 in 2002, which was a 6.4 percent increase from 2001. During 2002, expenses for regular salaries and FICA grew $295,000. This increase is attributable

NSFC ANNUAL   30   REPORT 2002

to yearly merit salary increases and because the Company added 2 full time equivalent employees (“FTEs”) to staff during 2002 going to 141 FTEs at December 31, 2002 from 139 at 2001 year-end. The additions to staff occurred in the customer service area. Bonus expense rose in 2002 by $34,000. Salary costs relating to stock appreciation rights were $26,000 more during 2002 as this expense is tied to changes in the Company’s stock price that increased during 2002. During 2002, all stock appreciation rights were exercised and this expense will be eliminated in 2003. Group insurance rates increased in 2002 causing this expense to increase $22,000 over 2001 levels. It is expected that group insurance expense will increase approximately 10 percent in 2003. Commissions to staff in the mortgage banking area increased by $14,000 during 2002 because of greater volumes of activity brought about by lower home mortgage rates.

     Occupancy and equipment expenses decreased slightly by $8,000 during 2002 as compared to 2001. There was a decline to depreciation expense of $70,000 as some fixed assets became fully depreciated. Partially offsetting the declining depreciation expenses were greater maintenance expenses for building and equipment. As equipment aged, costs for repairs and maintenance contracts increased by $31,000 in 2002. Real estate taxes also grew in 2002 by $30,000 or 17.9 percent as assessed valuations on Company owned properties were increased. The electorate also passed local school bond issues causing increased property tax rates that contributed to the higher real estate taxes.

     Data processing expense was $12,000 less in 2002 as compared to 2001 and totaled $539,000 in 2002. The decline in 2002 data processing expenses resulted from increased expenses in 2001 as updates were made to the customer information file in 2001 by the Company’s data processing service provider in order to be compliant with regulations.

     During 2002, legal expenses increased $273,000 to $405,000 as compared to $132,000 in 2001. Legal expenses are tied to the levels of non-performing assets and the level of non-performing loans remained high in 2002 as evidenced in Table 7 “Non-performing Assets”. One of the largest additions to non-performing loans in 2002 was the purchased lease pools totaling $11.3 million secured by equipment and a surety bond. Legal expenses related to litigation to force performance by the surety totaled over $193,000 in 2002 and this litigation is not expected to be resolved until 2004. It is expected that legal expenses will continue to be at similar levels in 2003.

     During 2002, other operating expenses increased $185,000 or 8.9 percent from 2001. Audit expenses increased $53,000 during 2002 due to increases related to the scope of testing the Company’s information systems. With the passage of the Sarbanes Oxley Act in 2002, more extensive audits will be required in the future and it is expected that auditing expenses will continue to rise in 2003. Expenses relating to Company accounts with its correspondent banks increased $40,000 due to the decline in interest rates. Nonlegal expenses relating to collection on non-performing loans increased $36,000 in 2002. Telephone expense increased in 2002 by $36,000 due to installation of an increased number of data telecommunication lines. During 2003, the Company will install new data telecommunications equipment that would allow data and voice communications to share the same telephone lines. It is expected that this development will contain telephone expense in 2003. With the introduction in 2002 of an overdraft program that honored overdraft items for qualified retail customers up to $500, the Company experienced increased expenses related to the closing of overdrawn checking accounts and miscellaneous operating expenses of $35,000.

     Comparing 2001 to 2000, noninterest expenses increased by $588,000 to $10.3 million an increase of 6.1 percent from 2000.

     Salaries and other employee expenses increased $333,000 in 2001, which was a 5.7 percent increase from 2000. During 2001, expenses for regular salaries and FICA grew $303,000 and was attributable to yearly merit salary increases and the addition of 4 FTEs to the staff during 2001. Salary costs relating to stock appreciation rights were $77,000 more during 2001 as this expense is tied to changes in the Company’s stock price that increased during 2001. Mortgage banking commissions increased $13,000 during 2001 because of greater volumes of applications processed due to lower mortgage rates. Offsetting these increases were declines of $35,000 and $27,000 for group insurance and deferred profit sharing during 2001. During 2001, the Company changed group insurance carriers and was able to reduce its premium.

     Occupancy and equipment expenses increased $118,000 or 9.7 percent during 2001 as compared to 2000. Maintenance expenses for building and equipment increased $117,000 during 2001 as repairs were made to the parking lots and security system maintenance contracts increased. Rental income, recorded as a reduction against occupancy expense, declined $21,000 in 2001 as one of the Company’s major tenants relocated due to a business consolidation. Expenses for utilities were $31,000 greater in 2001 due to utility rate increases. Depreciation expense declined $51,000 during 2001 as fixed assets became fully depreciated.

NSFC ANNUAL   31   REPORT 2002

     Data processing expense totaled $551,000 in 2001 and was $73,000 greater than in 2000. Much of the increase resulted from updates to the customer information file done in order to be compliant with regulations.

     During 2001 legal expenses increased $51,000 to $132,000 as the level of non-performing loans increased compared to 2000.

     During 2001, other operating expenses increased slightly by $13,000 and totaled $2.1 million. Audit expenses increased $35,000 during 2001 due to increased auditing of the Company’s operations including the data processing function. Expenses relating to Company accounts with its correspondent banks increased $25,000 due to the decline in interest rates. Other real estate owned expenses declined $50,000 in 2001, as there were increased expenses during 2000 as two properties held as other real estate were sold.

FEDERAL AND STATE INCOME TAXES

For the years ended December 31, 2002, 2001 and 2000, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 33.5 percent, 33.0 percent and 30.6 percent. During the first quarter of 2000, the Company received additional information to support a charitable contribution made during 1999 and the Company recorded a $153,000 tax benefit related to this contribution. When this one-time factor is not considered, income taxes as a percentage of pretax earnings for 2000 would have been 32.0 percent.

     The actual tax rates differ from the statutory rates because the pretax earnings include amounts of interest on United States Government securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate.

     The tax rate as a percentage of pretax earnings has been increasing. This is in part the result of the decrease in interest earned on qualified state and local political subdivision securities. Average balances on securities exempt from federal income taxes in 2002 were $9.4 million, down $4.0 million from the average balances in 2001 which were $4.4 million less than in 2000. It is expected that this trend will continue in 2003 as the Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or were called.

NSFC ANNUAL 32 REPORT 2002

	SUBJECT TO REPRICING WITHIN
($ 000s)		IMMEDIATE	91 DAYS	181 DAYS	1 - 3	3 - 5	5 - 10
As of December 31, 2002	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS	YEARS	YEARS	YEARS
ASSETS:
Interest bearing deposits in financial institutions	$163	$163	$0	$0	$0	$0	$0
Federal funds sold	20,940	20,940	0	0	0	0	0
Securities:
U.S. Treasury	1,004	1,004	0	0	0	0	0
U.S. Government agencies and corporations	226,161	83,918	0	0	52,560	89,683	0
State & political subdivisions	8,522	464	186	1,364	3,327	2,267	914
Mortgage-backed securities (1)	65	0	0	0	0	0	65
Equity securities (2)	2,880	2,880	0	0	0	0	0
Loans and Leases:
Commercial	64,376	50,921	2,028	5,582	1,736	2,784	1,325
Real estate – construction	43,675	43,371	16	103	177	0	8
Real estate – mortgage	195,388	83,375	1,809	5,926	17,368	50,219	36,691
Home equity	27,413	27,413	0	0	0	0	0
Leases	13,503	1,985	26	77	88	0	11,327
Installment	8,504	3,753	511	1,525	1,477	1,084	154

TOTAL INTEREST EARNING ASSETS	$612,594	$320,187	$4,576	$14,577	$76,733	$146,037	$50,484

LIABILITIES:
NOW accounts	$48,101	$48,101	$0	$0	$0	$0	$0
Money market accounts	48,751	48,751	0	0	0	0	0
Savings	48,014	48,014	0	0	0	0	0
Time deposits, $100,000 and over	158,345	69,651	43,367	35,285	10,042	0	0
Time deposits, under $100,000	98,725	28,366	18,195	31,508	20,656	0	0
Federal Home Loan Bank term advances	6,500	0	0	0	0	6,500	0
Other interest bearing liabilities	97,181	67,589	11,217	18,375	0	0	0

TOTAL INTEREST BEARING LIABILITIES	$505,617	$310,472	$72,779	$85,168	$30,698	$6,500	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$9,715	$(68,203)	$(70,591)	$46,035	$139,537	$50,484
CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$9,715	$(58,488)	$(129,079)	$(83,044)	$56,493	$106,977
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (3)		1.03	0.85	0.72	0.83	1.11	1.21

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2)	Equity securities include Federal Home Loan Bank (FHLB) stock.

(3)	Interest-earning assets divided by interest bearing liabilities.

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

TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2002	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total
Time deposits, $100,000 and over:
Retail deposits	$11,876	$10,502	$14,903	$5,035	$42,316
Corporate deposits	7,270	3,758	9,969	4,258	25,255
Public fund deposits	50,505	29,107	10,413	749	90,774

Total time deposits, $100,000 and over	$69,651	$43,367	$35,285	$10,042	$158,345

The Company had no foreign banking offices or deposits.

NSFC ANNUAL 33 REPORT 2002

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

      A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would appear to indicate that there would be an increase in net interest income while a positive gap would tend to indicate that net interest income would be adversely impacted. The Company’s gap position is illustrated in Table 10, “Maturity or Repricing of Assets and Liabilities”.

     Liquidity management involves the ability to meet the cash flow requirements of customers. The Company needs to have proper cash flow to meet the requirements of depositors wanting to withdraw funds. The Company must meet the needs of borrowers for credit as well.

     Federal funds sold, interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Company classifies all of its securities as available for sale, which increases the Company’s flexibility in that the Company can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale had a carrying value of $236.9 million at December 31, 2002. Securities at December 31, 2002 in the amount of $225.3 million were pledged to secure public deposits and repurchase agreements.

     Federal funds sold at December 31, 2002 were $20.9 million as compared to $16.0 million at December 31, 2001. The Company sells excess funds overnight to the money center banks and these funds provide the Company with liquidity to fund loans or meet depositor requirements.

     At December 31, 2002, the Company had outstanding commitments to originate loans in amount of $111.4 million. Of this total, $11.5 million had fixed rates and $99.9 million had variable rates. These loans are to be secured by properties located in the Company’s market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments and standby letters of credit have, in recent periods, been funded through liquidity or through FHLB borrowings. Commitments to make loans to related parties totaled $1.0 million and $1.6 million at December 31, 2002 and 2001.

     At December 31, 2002 the Company had borrowings from the Federal Home Loan Bank of $6.5 million. During 2002, the Company paid down advances totaling $10.0 million and borrowed $6.5 million from the Federal Home Loan Bank.

     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term investment securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts. Management has portrayed savings accounts and NOW accounts as immediately repriceable in Table 10. This is because of management’s ability to change the savings and NOW account interest rate even though competitive pressures might not allow this to occur.

     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, illustrates the maturity schedule as of December 31, 2002 of the time deposits $100,000 and over. At December 31, 2002, 6.3 percent of the time deposits $100,000 and over mature after one year, differing from 3.5 percent at December 31, 2001, showing a lengthening of maturities in this type of deposit.

     The Company historically has had a high level of time deposits over $100,000. As of December 31, 2002, time deposits over $100,000 were 31.3 percent of total interest bearing liabilities compared to 28.2 percent in 2001. Table 11 shows at year-end 2002 that there were $90.8 million or 57.3 percent of the time deposits over $100,000 from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.

     Other interest bearing liabilities in Table 10 consist of securities sold under repurchase agreements that amounted to $97.2 million at December 31, 2002. Securities sold under repurchase agreements and other short-term borrowings provide a short-term source of funds to the Company. As Table 10 indicates, 100.0 percent of this liability reprices within 1 year with 69.5 percent repricing in the immediate to 90-day time frame.

     At December 31, 2002, approximately 59.8 percent

NSFC ANNUAL 34 REPORT 2002

of the Company’s loan and lease portfolio float with the prime rate or are repriceable within 90 days, a slight decline from 61.5 percent at December 31, 2001. If, in the future, interest rates begin to increase, borrowers will begin pressuring lenders to make them fixed rate loans so that their loan rate will not rise with perceived future rate increases. These developments, along with competition, may cause the percentage of fixed rate loans to increase in the future.

     Securities issued by U.S. Government agencies and corporations that reprice within 365 days amount to $83.9 million according to Table 10. This is a large change from last year-end when only $10.2 million in U.S. Government agency securities repriced within 365 days. The reason for this increase is that the Company, for liquidity and pledging purposes, has purchased short-term U.S. Government agency discount securities with maturities from seven to forty-five days until longer term U.S. Government agency securities can be purchased and settle. At December 31, 2002, $82.9 million of the $83.9 million of the U.S. Government agency securities repricing within 365 days consisted of these U.S. Government agency discount securities. It is expected that if market interest rates increase, the volume of short-term U.S. Government agency discount securities will decline. It should be noted that in Table 10 the repricing of these securities is based on the maturity date of the investments. At December 31, 2002, $113.8 million or 50.3 percent of the Company’s U.S. Government agency securities have call options that allow the issuer to call or payoff the security prior to maturity. In 2002 as interest rates declined almost the entire portfolio of U.S. Government agency securities was called and repriced at lower interest rates. If interest rates increase the expectation of securities being called decreases.

     As Table 10 shows, at December 31, 2002, the Company had a positive gap in the immediate to 90 days time horizon by $9.7 million and then became liability sensitive with the cumulative excess interest earning assets becoming $83.0 million negative through the three-year time horizon. This is a change from 2001, where the Company was liability sensitive through the three-year time horizon by a negative $140.8 million, but is comparable to 2000 when the Company was liability sensitive through three years by a negative $86.9 million. This change at year-end 2002 came primarily from the increase in short-term U.S. Government agency discount securities.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $30 million in federal funds lines of credit from two independent banks. At December 31, 2002, the Company had the ability to borrow $6.6 million in additional funds from the Federal Home Loan Bank based on the Company’s available collateral of one to four family dwellings.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2002 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2002, the Company had repurchase agreements of $97.2 million.

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

     The Company experienced a $11.0 million increase in its repurchase agreements from year-end 2001. Average repurchase agreements were $82.9 million during 2002 compared to $73.3 million during 2001 and $64.3 million in 2000. This data attests to the popularity and the stability of repurchase agreements to the Company. It should be noted that repurchase agreements issued to related interests of directors of the Company totaled $60.0 million at December 31, 2002 and have an average-weighted remaining maturity of three months. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.

     There were no short-term borrowings at December 31, 2002 or 2001. The Company is able to borrow federal funds purchased up to $30 million for short periods of time from money center banks that the Bank has correspondent relationships with. There were no average balances of federal funds purchased during 2002 or 2001. During 2000, there was an average of $1.6 million in federal funds purchased.

     Table 12, “Securities Sold under Repurchase Agreements and Other Short-term Borrowings”, provides information as to year-end and average balances, maximum amounts outstanding and interest rates for 2002, 2001 and 2000.

NSFC ANNUAL 35 REPORT 2002

($ 000s)
As of or for the Year Ended December 31,	2002	2001	2000
Balance at end of year	$97,181	$86,170	$73,618
Weighted average interest rate at end of year	2.22%	3.42%	6.50%
Maximum amount outstanding	$97,181	$90,028	$79,146
Average amount outstanding	82,930	73,295	65,926
Weighted average interest rate	2.53%	4.99%	5.92%

CAPITAL

Capital is important to the Company as it provides a basis for future growth and it provides abase to absorb any financial setbacks that might be encountered. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution’s capital may be evaluated.

     The Company’s capital ratios exceed these minimum guidelines, both in terms of Tier I capital (stockholders’ equity of the Company less intangible assets), and in terms of Tier II capital (Tier I capital plus qualifying long-term debt and the allowance for loan losses). The effect of the unrealized gains (losses) on securities available for sale is excluded from the capital ratio calculations.

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

     In April 2002, the Company announced a Stock Repurchase Program (the “Program”) that allows the Company to repurchase up to 200,000 shares of its outstanding stock. The purpose of the Program is to increase earnings per share and better utilize the excess capital available to the Company. The shares may be repurchased from time to time either in open market or in private transactions as market conditions warrant. At year-end 2002, 157,150 shares of Northern States Financial Corporation’s stock had been purchased of which the carrying value of the treasury stock, at cost, was $4.1 million.

     Subsequent to year-end 2002, in February 2003 the Company announced that the Board of Directors had approved an additional Stock Repurchase Program that allows the Company to repurchase an additional 200,000 shares of its outstanding stock. As of February 18, 2003, a total of 167,150 shares have been repurchased by Northern States Financial Corporation at a cost of $4.4 million of the 200,000 shares previously authorized under the Company’s April 2002 Program. As of February 18, 2003 the Company could repurchase an additional 232,850 shares under the two stock repurchase plans.

     During 2002, the Company paid cash dividends to stockholders of $1.06 per share compared to $1.00 per share in 2001. In 2002, the dividend payout ratio of dividends per share to earnings per share was 62.0 percent, an increase from 2001 that had a dividend payout ratio of 57.5 percent.

     The Company’s primary source of funds to pay dividends to stockholders and to purchase treasury stock through its Stock Repurchase Programs is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. During 2002, $8.8 million of dividends were paid to the Company from the Bank as compared to $4.5 million in 2001. At December 31, 2002, $34.9 million of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

     In April 1992, the stockholders approved the 1992 Omnibus Incentive Plan (the “Plan”) that authorizes the issuance of up to 375,000 shares of the Company’s common stock, including the grant of non-qualified stock options, restricted stock and stock appreciation rights. Subject to the terms and provisions of the Plan, non-qualified stock options, restricted stock and stock appreciation rights may no longer be granted to directors or employees as the Plan’s duration of ten years ended in 2002.

NSFC ANNUAL 36 REPORT 2002

QUALIFYING FOR TIER I CAPITAL:
Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	65,957
Treasury stock, at cost	(4,103)
Less — Intangible assets	(87)

TOTAL QUALIFYING TIER I CAPITAL	$75,140

QUALIFYING FOR TIER II CAPITAL:
Total Qualifying Tier I Capital	$75,140
Allowance for loan and lease losses-qualifying portion	3,698

TOTAL QUALIFYING TIER II CAPITAL	$78,838

TOTAL ASSETS	$635,676

RISK-BASED ASSETS	TOTAL	RISK-WEIGHTED
Zero percent risk weighting	$8,756	$0
Twenty percent risk weighting	265,572	53,114
Fifty percent risk weighting	87,957	43,979
One hundred percent risk weighting (1)	339,739	339,739

TOTAL RISK-WEIGHTED ASSETS	$702,024	$436,832

(1)   Include off-balance sheet items

CAPITAL REQUIREMENTS	$	%
(Tier I Capital to Average Assets)
REQUIRED	$29,816	5.00%
ACTUAL	75,140	12.60
RISK-BASED CAPITAL
Tier I:
REQUIRED	$26,210	6.00%
ACTUAL	75,140	17.20
Tier II:
REQUIRED	$43,683	10.00%
ACTUAL	78,838	18.05

CASH FLOWS

In 2002, cash flows from operating income were above accrual basis net income by $1.5 million due primarily to depreciation, the provision for loan and lease losses and net changes in other assets. Cash flows from operating activities were less than accrual basis income by $1.0 million in 2001 while operating cash flows were greater than accrual basis net income by $2.5 million in 2000. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     The major investing cash flow activities of the Company are loans, securities available for sale and building and equipment. Loans are the most important source of interest income revenues to the Company while securities available for sale provide another important source of interest income.

     During 2002, and in the previous two years, the increases the Company experienced in its loan and leases created outflows of cash. Outflows of cash for funding loans and leases in 2002 were $26.1 million. During 2001, there were net outgoing cash flows for loans and leases of $21.4 million and in 2000 the net outflows of cash for funding loans and leases were $56.8 million.

     In 2002, $697.1 million of cash inflows were derived from securities available for sale being called or matured while $722.0 million cash outflows occurred as securities were purchased. The primary cause for these cash flow transactions was the decline in market interest rates in 2002 that resulted in call provisions on the securities being exercised and further necessitated purchases to replace the called securities. In 2002, sales of securities provided cash inflows of $4.4 million. Securities transactions in 2001 show similar cash flows. In 2001, there were $605.7 million cash inflows from calls and maturities and $630.9 million cash outflows from purchasing securities. Interest rates also declined in 2001 causing calls of securities. In 2001, sales of securities also provided cash inflows of $1.2 million. In 2000, there were only $17.1 million in securities called and matured, while only $5.5 million in securities were purchased.

     Another investing activity of the Company is the purchase of equipment used to provide customers with the services that they require. During 2002, the Company paid out $262,000 for property and equipment expenditures as compared to $210,000 in 2001 and $101,000 in 2000. During 2002, the Company’s major expenditures for property and equipment were for telecommunications equipment, a new ATM to replace an outdated machine and for resurfacing a branch’s parking lot.

     Primary financing activities of the Company that create cash flows are in the areas of deposits, repur-

NSFC ANNUAL 37 REPORT 2002

chase agreements, borrowings, payment of dividends and purchase of treasury stock. Cash flows from deposits, repurchase agreements and borrowings are an important source of funds for the Company’s investing activities.

     Deposits assist the Company in maintaining an adequate level of cash for the Company’s investing activities. During 2002, deposits increased $42.6 million after rising $33.9 million in 2001. The Company’s deposits grew during 2002 as uncertainties with the stock market made deposits in banks a viable investment option. The Company experienced increases in its time deposits over $100,000 in the amount of $30.0 million and time deposits under $100,000 increased $8.8 million. Savings accounts also increased $3.4 million during 2002 with the increases coming mainly from retail depositors. Cash flows provided from repurchase agreements and other short-term borrowings increased $11.0 million in 2002 after providing net cash inflows of $12.6 million and $3.2 million during 2001 and 2000.

     Net cash flows related to Federal Home Loan Bank term advances showed that $10.0 million in term advances were paid down and $6.5 million was drawn on in 2002. During 2001, $10.0 million was both borrowed and paid off and at year-end 2001 borrowings owed by the Company amounted to $10.0 million. During 2000, the Company borrowed funds from the Federal Home Loan Bank that provided a $10.0 million incoming cash flow.

     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends for the past three years were $4.7 million in 2002, $4.5 million in 2001 and $4.0 million in 2000. Cash outflows for dividends as a percentage of net income have increased during the past three years to 62.1 percent in 2002 as compared to 57.6 percent in 2001 and 50.6 percent in 2000.

     Cash outflows for purchasing treasury stock during 2002 were $4.1 million as the Company announced a Stock Repurchase Program in April 2002 and by yearend 2002 had purchased 157,150 shares of Northern States Financial Corporation stock.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for the Stock-Based Compensation — Transition and Disclosure”, in December 2002. SFAS No. 148 provides more choices on how to adopt SFAS No. 123, “Accounting for Stock-Based Compensation”, and increases the disclosures if SFAS No. 123 is not adopted. This statement does not have a material impact on the 2002 financial statements; however should new stock options be granted the appropriate disclosures will be made.

     In November 2002, the FASB issued Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which requires new disclosures for guarantees for the December 31, 2002 financial statements. FIN 45 applies to standby letters of credits but not to commercial letters of credit or loan commitments. Beginning January 1, 2003, any fees received for a new or modified standby letter of credit should be recorded as a liability to reflect the fair value of the guarantee and not as income. If no fee is received, then a fair value of that guarantee must be determined and recorded. Management is evaluating the impact of this statement on the Company’s financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interest-rate risk (“IRR”) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value; however, excessive levels of IRR can pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company’s safety and soundness.

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

NSFC ANNUAL 38 REPORT 2002

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

     Table 14, “Effect of Interest Shocks on Financial Instruments”, compares information about the current fair value of the Company’s financial instruments at December 31, 2002 to December 31, 2001. Table 14 shows the effects of interest rate shocks of decreasing rates 2 percent and increasing rates 2 percent on the fair value of the Company’s balance sheet are also shown. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company’s balance sheet takes into consideration maturity and repricing schedules of the various assets and liabilities. At December 31, 2002 the fair value of securities available for sale increases $2.1 million when rates are shocked downward 2 percent while the fair value decreases $6.2 million for a 2 percent upwards rate shock. The change in fair value of securities is smaller when rates are shocked down because at December 31, 2002 there are call provisions on $113.8 million of the U.S. Government agency securities. As rates decline the probability that a security with call provisions will be called increases. With the call provision, the security issuer has the opportunity to reduce their interest expense by paying off the called security by issuing a new security that has a lower interest rate.

     The Company’s cumulative excess interest earning assets (liabilities), as shown in Table 10, “Maturity or Repricing of Assets and Liabilities” is positive for the immediate to 90 days time frame but becomes negative from the greater than 90 days through the three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company’s financial asset instruments at December 31, 2002 to increase by $19.7 million if interest rates immediately drop 2 percent. The rate shock of immediately increasing interest rates 2 percent would cause the fair value of financial asset instruments to decline $22.1 million. To minimize interest-rate risk and its affect on the fair value of the Company’s balance sheet and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio will assist the Company in managing its interest-rate risk position, borrowers may show a preference for fixed rate loans and may take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors recently have shown preferences for deposits of shorter durations.

NSFC ANNUAL 39 REPORT 2002

($ 000s)	Fair Value at December 31, 2002

	Down 2%	Current	Up 2%

ASSETS Cash and cash equivalents	$37,580	$37,578	$37,576
Securities available for sale	238,968	236,898	230,683
Loans and leases, net	379,290	361,709	345,796
Federal Home Loan Bank stock	1,734	1,734	1,734
Accrued Interest receivable	2,951	2,951	2,951
FINANCIAL LIABILITIES
Deposits	$454,566	$451,460	$448,508
Securities sold under repurchase agreements and other short-term borrowings	97,437	97,192	96,948
Federal Home Loan Bank term advances	7,102	6,523	5,995
Advances from borrowers for taxes and insurance	466	466	466
Accrued Interest payable	3,407	3,407	3,407

($ 000s)	Fair Value at December 31, 2001

	Down 2%	Current	Up 2%

ASSETS Cash and cash equivalents	$34,317	$34,315	$34,313
Securities available for sale	218,779	213,982	201,848
Loans and leases, net	336,441	333,465	311,431
Federal Home Loan Bank stock	1,647	1,647	1,647
Accrued Interest receivable	4,592	4,592	4,592
FINANCIAL LIABILITIES
Deposits	$428,176	$409,012	$412,329
Securities sold under repurchase agreements and other short-term borrowings	87,008	86,246	85,502
Federal Home Loan Bank term advances	10,088	10,000	9,914
Advances from borrowers for taxes and insurance	743	743	743
Accrued Interest payable	4,916	4,916	4,916

NSFC ANNUAL 40 REPORT 2002

     Northern States Financial Corporation’s management is responsible for the accompanying consolidated financial statements which have been prepared in conformity with accounting principles generally accepted in the United States of America. They are based on our best estimates and judgements. Financial information elsewhere in this annual report is consistent with the data presented in these statements.

     We acknowledge the integrity and objectivity of published financial data. To this end, we maintain an accounting system and related internal controls which we believe are sufficient in all material respects to provide reasonable assurance that financial records are reliable for preparing financial statements and that assets are safeguarded from loss or unauthorized use.

     Our independent auditing firm, Crowe, Chizek and Company LLP, provides an objective review as to management’s discharge of its responsibilities insofar as they relate to the fairness of reported operating results and the financial condition of the Company. This firm obtains and maintains an understanding of our accounting and financial controls and employs such testing and verification procedures, as it deems necessary to arrive at an opinion on the fairness of the consolidated financial statements.

     The Board of Directors pursues its responsibilities for the accompanying consolidated financial statements through its Audit Committee. The Committee meets periodically with Northern States Financial Corporation’s internal auditor and/or independent auditors to approve the scope and timing of the internal and external audits and the findings therefrom. The Committee recommends to the Board of Directors the engagement of the independent auditors and the auditors have direct access to the Audit Committee.

Fred Abdula Chairman of the Board, Chief Executive Officer & President	Thomas M. Nemeth Vice President & Treasurer

NSFC ANNUAL 41 REPORT 2002

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of the NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP
Oak Brook, Illinois
February 7, 2003

NSFC ANNUAL 42 REPORT 2002

($ 000s)
December 31,	2002	2001
ASSETS
Cash and due from banks	$16,475	$18,172
Interest bearing deposits in financial institutions	163	143
Federal funds sold	20,940	16,000

Total cash and cash equivalents	37,578	34,315
Securities available for sale	236,898	213,982
Loans and leases	352,124	326,680
Less: Allowance for loan and lease losses	(3,698)	(3,822)

Loans and leases, net	348,426	322,858
Federal Home Loan Bank stock	1,734	1,647
Office buildings and equipment, net	5,478	5,576
Other real estate owned	2,022	2,022
Accrued interest receivable	2,951	4,592
Other assets	589	2,246

Total assets	$635,676	$587,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand - noninterest bearing	$47,658	$48,092
NOW accounts	48,101	45,971
Money market accounts	48,751	50,200
Savings	48,014	44,571
Time, $100,000 and over	158,345	128,305
Time, under $100,000	98,725	89,893

Total deposits	449,594	407,032
Securities sold under repurchase agreements	97,181	86,170
Federal Home Loan Bank advance	6,500	10,000
Advances from borrowers for taxes and insurance	466	743
Accrued interest payable and other liabilities	5,343	6,964

Total liabilities	559,084	510,909
Stockholders’ Equity
Common stock	1,789	1,788
Additional paid-in capital	11,584	11,551
Retained earnings	65,957	63,110
Treasury stock, at cost	(4,103)	0
Accumulated other comprehensive income (loss), net	1,365	(120)

Total stockholders’ equity	76,592	76,329

Total liabilities and stockholders’ equity	$635,676	$587,238

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 43 REPORT 2002

($ 000s, except per share data)
Years Ended December 31,	2002	2001	2000
Interest income
Loans (including fee income)	$21,918	$25,193	$24,882
Securities Taxable	8,288	10,093	10,836
Exempt from federal income tax	422	630	894
Federal funds sold and other	306	775	595

Total interest income	30,934	36,691	37,207

Interest expense
Time deposits	7,674	11,396	10,976
Other deposits	1,944	3,086	3,763
Repurchase agreements and Federal Home Loan Bank advances	2,407	4,186	4,481

Total interest expense	12,025	18,668	19,220

Net interest income	18,909	18,023	17,987
Provision for loan and lease losses	300	100	0

Net interest income after provision for loan and lease losses	18,609	17,923	17,987

Noninterest income
Service fees on deposits	2,074	1,638	1,395
Trust income	674	690	741
Mortgage banking income	348	234	98
Net gains on sales of securities	8	700	0
Net gains on sales of other real estate owned	0	0	236
Other operating income	677	673	661

Total noninterest income	3,781	3,935	3,131

Noninterest expense
Salaries and employee benefits	6,563	6,171	5,838
Occupancy and equipment, net	1,333	1,341	1,223
Data processing	539	551	478
Legal	405	132	81
Other operating expenses	2,260	2,075	2,062

Total noninterest expense	11,100	10,270	9,682

Income before income taxes	11,290	11,588	11,436
Provision for income taxes	3,779	3,829	3,502

Net income	$7,511	$7,759	$7,934

Basic and diluted earnings per share	$1.71	$1.74	$1.78

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 44 REPORT 2002

($ 000s)
Years Ended December 31,	2002	2001	2000
Cash flows from operating activities
Net income	$7,511	$7,759	$7,934
Adjustments to reconcile net income to cash from operating activities:
Depreciation	360	430	481
Net gains on sales of securities	(8)	(700)	0
Federal Home Loan Bank stock dividends	(87)	(109)	(81)
Provision for loan losses	300	100	0
Deferred loan fees	199	48	103
Net gains on sales of other real estate owned	0	0	(236)
Amortization of mortgage servicing rights	22	36	51
Net change in interest receivable	1,641	224	(455)
Net change in other assets	696	221	181
Net change in interest payable and other liabilities	(1,608)	(1,254)	2,459

Net cash from operating activities	9,026	6,755	10,437

Cash flows from investing activities
Proceeds from maturities, calls and principal repayments of securities available for sale	697,067	605,679	17,095
Proceeds from sales of securities available for sale	4,436	1,209	0
Purchases of securities available for sale	(721,987)	(630,877)	(5,458)
Change in loans made to customers	(26,067)	(21,427)	(56,830)
Property and equipment expenditures	(262)	(210)	(101)
Proceeds from sale of other real estate owned	0	0	916

Net cash from investing activities	(46,813)	(45,626)	(44,378)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	42,562	33,911	38,870
Securities sold under repurchase agreements and other short-term borrowings	11,011	12,552	3,182
Advances from borrowers for taxes and insurance	(277)	(73)	171
Federal Home Loan Bank advances	6,500	10,000	10,000
Repayment of Federal Home Loan Bank advances	(10,000)	(10,000)	0
Net proceeds from exercise of stock options	21	75	20
Purchases of treasury stock	(4,103)	0	0
Dividends paid	(4,664)	(4,466)	(4,015)

Net cash from financing activities	41,050	41,999	48,228

Net change in cash and cash equivalents	3,263	3,128	14,287
Cash and cash equivalents at beginning of year	34,315	31,187	16,900

Cash and cash equivalents at end of year	$37,578	$34,315	$31,187

Supplemental disclosures
Cash paid during the year for
Interest	$13,534	$19,960	$16,652
Income taxes	3,565	3,480	3,316
Noncash investing activities
Transfers made from loans to other real estate owned	0	0	80

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 45 REPORT 2002

				Accumulated
		Additional		Other	Treasury	Total
($ 000s, except per share data)	Common	Paid-In	Retained	Comprehensive	Stock	Stockholders'
Years Ended December 31, 2002, 2001 and 2000	Stock	Capital	Earnings	Income (Loss), Net	at Cost	Equity
Balance, December 31, 1999	$1,783	$11,405	$55,898	$(3,552)	$0	$65,534
Net income			7,934			7,934
Cash dividends ($.90 share)			(4,015)			(4,015)
Exercise of stock options on 2,500 shares of common stock	1	19				20
Tax benefit from the exercise of stock options		12				12
Unrealized net gain on securities available for sale				2,954		2,954

Balance, December 31, 2000	1,784	11,436	59,817	(598)	0	72,439
Net income			7,759			7,759
Cash dividends ($1.00 share)			(4,466)			(4,466)
Exercise of stock options on 8,910 shares of common stock	4	71				75
Tax benefit from the exercise of stock options		44				44
Unrealized net gain on securities available for sale				478		478

Balance, December 31, 2001	1,788	11,551	63,110	(120)	0	76,329
Net income			7,511			7,511
Cash dividends ($1.06 share)			(4,664)			(4,664)
Exercise of stock options on 2,500 shares of common stock	1	20				21
Tax benefit from the exercise of stock options		13				13
Purchase of 157,150 shares of common stock as treasury stock					(4,103)	(4,103)
Unrealized net gain on securities available for sale				1,485		1,485

Balance, December 31, 2002	$1,789	$11,584	$65,957	$1,365	$(4,103)	$76,592

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2002	2001	2000
Net income	$7,511	$7,759	$7,934
Other comprehensive income:
Unrealized gains arising during period on securities available for sale, net of tax	1,485	478	2,954

Comprehensive income	$8,996	$8,237	$10,888

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 46 REPORT 2002

     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”) its wholly owned subsidiary, Bank of Waukegan (“Bank” or “Subsidiary”), and the Bank’s majority-owned subsidiary, Northern States Community Development Corporation (“NSCDC”). NSCDC was formed in 2002 and the Bank contributed a parcel of the other real estate owned and cash to this entity.

     Nature of Operations: The Company’s and the Bank’s revenues, operating income and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas and include a wide range of individuals, businesses and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property and other items.

     Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan and lease losses, fair value of financial instruments and status of contingencies are particularly subject to change.

     Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks, federal funds sold and interest bearing deposits in financial institutions. Net cash flows are reported for customer loan and deposit transactions, securities sold under repurchase agreements and other short-term borrowing and interest bearing deposits in financial institutions.

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

     Loans and Leases: Loans and leases are reported at the principal balance outstanding, net of deferred loans fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of the net deferred loan fees and costs over the loan term.

     Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off if collection of principal or interest is considered doubtful.

     Interest received on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to actual accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimated the allowance balance required using past loan and lease loss experience, the nature and volume of the portfolio, information about specific borrower situation, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.

     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan or lease basis for other loans and leases. If a loan or lease is impaired, a portion for the allowance is allocated so that the loan or lease is reported, net, at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

     Office Building and Equipment: Land is carried at cost. Building and related components are depreciated using the straight-line method with useful lives ranging from 7 to 20 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

     Other Real Estate: Real estate acquired in set-

NSFC ANNUAL 47 REPORT 2002

tlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in net loss on other real estate.

     Goodwill: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. The effect on net income of ceasing goodwill amortization in 2002 was $11,000, and goodwill amortization was $11,000 in each of 2001 and 2000. The Company’s remaining unamortized goodwill at December 31, 2002 was $84,000 and is not considered to be material.

     Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future discounted cash flows. If impaired, the assets are recorded at discounted amounts.

     Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $299,000, $265,000 and $266,000 in 2002, 2001 and 2000. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

     Stock Compensation: Expense for employee compensation under stock option plans is reported if options are granted below market price at grant date. There were no stock options outstanding at December 31, 2002.

     Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

     Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares.

     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on securities available for sale, net of tax, which are also recognized as separate components of equity.

     Operating Segments: Internal financial information is primarily reported and aggregated in three lines of business; banking, trust and mortgage banking.

     Newly Issued but Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company’s financial condition or results of operations.

NSFC ANNUAL 48 REPORT 2002

	Fair	Gross Unrealized
December 31, 2002	Value	Gains	Losses
U.S. Treasury	$1,004	$2	$0
U.S. Government agencies and corporations	226,161	1,837	(29)
States and political subdivisions	8,522	357	(2)
Mortgage-backed securities	65	5	0
Equity securities	1,146	59	0

Total	$236,898	$2,260	$(31)

	Fair	Gross Unrealized
December 31, 2001	Value	Gains	Losses
U.S. Government agencies and corporations	$197,529	$927	$(1,444)
States and political subdivisions	11,548	232	(2)
Mortgage-backed securities	3,873	92	(1)
Equity securities	1,032	0	0

Total	$213,982	$1,251	$(1,447)

     Contractual maturities of securities available for sale at year-end 2002 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.

Fair
Value
Due in one year or less	$86,936
Due after one year through five years	147,837
Due after five years through ten years	914

235,687
Mortgage-backed securities	65
Equity securities	1,146

Total	$236,898

     During 2002, the Company had proceeds from sales of securities available for sale of $4,436,000 and had gross realized gains of $8,000. During 2001, proceeds from sales of securities available for sale totaled $1,209,000 with gross realized gains of $712,000 and gross realized losses of $12,000. There were no sales during 2000.

     Agency securities with call options totaled $113,767,000 and $182,196,000 at December 31, 2002 and 2001. As of December 31, 2002 the Company held no structured notes.

     Securities carried at $225,291,000 and $192,474,000 at year-end 2002 and 2001, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 2002, the Company had no securities of a single issuer, other than the U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB) that exceeded 10% of consolidated stockholders’ equity. The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of consolidated stockholders’ equity.

NSFC ANNUAL 49 REPORT 2002

     Year-end loans were as follows:

	2002	2001
Commercial	$64,376	$83,749
Real estate - construction	43,675	35,333
Real estate - mortgage	195,388	163,615
Home equity	27,413	21,380
Leases	13,503	13,868
Installment	8,504	9,274

Total loans	352,859	327,219
Less:
Unearned income	(1)	(4)
Deferred loan fees	(734)	(535)

Loans, net of unearned income and deferred loan fees	352,124	326,680
Allowance for loan and lease losses	(3,698)	(3,822)

Loans and leases, net	$348,426	$322,858

     Information regarding impaired and past due over 90 days and still accruing interest loans and leases were as follows:

	2002	2001	2000
Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$0	$0	$0
Year-end impaired loans and leases with allowance for loan and lease losses allocated	13,227	3,372	1,728
Amount of the allowance allocated to impaired loans and leases	1,307	585	446
Average of impaired loans and leases during the year	8,711	1,743	663
Interest income recognized on impaired loans and leases during impairment	268	18	0
Cash-basis interest income recognized on impaired loans during impairment	268	18	0
Year-end nonaccrual loans and leases	13,252	3,422	1,739
Year-end loans and leases past due over 90 days and still accruing interest	819	13,971	2,373

     Between November 2000 and August 2001, the Company purchased commercial lease pools from Commercial Money Center, a now bankrupt equipment leasing company. These lease pools, with outstanding balances of $11.3 million, are secured by assignments of payment streams, underlying equipment and surety bonds. These lease pools are included as impaired loans and leases at December 31, 2002. Upon default of these lease pools, the Company made demand for payment from Illinois Union Insurance Company (“IU”) a wholly owned subsidiary of Ace Limited Insurance Company (“ACE”) and RLI Insurance Company (“RLI”) under the relevant surety bonds. IU, ACE and RLI (the “Sureties”) have failed to make the payments required under the surety bonds. As a result, in April 2002, the Company filed suit against each of the Sureties. The Company’s complaints allege that the Sureties are liable for payment due to the Company under the terms of the bonds. ACE, IU and RLI are seeking to rescind on the surety bonds alleging that the originator of the leases fraudulently induced the insurers to issue the surety bonds, and that the bonds are therefore void. The Company has reviewed these matters with its legal counsel and believes that it has valid claims as the Sureties undertook the responsibility for all credit and fraud underwriting, and waived all defenses associated with the bonds, including defenses of fraud. The Company will continue to assert all the rights and remedies available to it to obtain payment under the bonds.

NSFC ANNUAL 50 REPORT 2002

2002

Total loans at beginning of year	$3,301
New loans	1,051
Repayments	(1,798)

Total loans at end of year	$2,554

     Real estate loans with a carrying value of $23,332,000 and $17,053,000 were pledged to secure public deposits at December 31, 2002 and 2001.

     Commercial loans with a carrying value of $43,206,000 and $32,798,000 in 2002 and 2001 were made to borrowers in the hotel industry.

     There were no loans held for sale at year-end 2002, 2001 and 2000.

NOTE 4 ALLOWANCE FOR LOAN AND LEASE LOSSES

     Activity in the allowance for loan losses for the year ended December 31, follows:

	2002	2001	2000
Balance at beginning of year	$3,822	$4,689	$5,368
Provision charged to operating expense	300	100	0
Loans charged-off	(433)	(1,102)	(838)
Recoveries on loans previously charged-off	9	135	159

Balance at end of year	$3,698	$3,822	$4,689

NOTE 5 OFFICE BUILDINGS AND EQUIPMENT

     Office buildings and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001
Land	$1,363	$1,363
Office buildings and improvement	8,264	8,172
Furniture and equipment	4,641	4,471

Total cost	14,268	14,006
Accumulated depreciation	(8,790)	(8,430)

Net book value	$5,478	$5,576

     Depreciation expense amounted to $360,000 in 2002, $430,000 in 2001, and $481,000 in 2000.

NSFC ANNUAL 51 REPORT 2002

     Mortgage loans serviced for others are not reported as assets. These loans totaled $18,823,000 and $31,153,000 at year-end 2002 and 2001. Related escrow deposit balances were $236,000 and $340,000 at year- end 2002 and 2001.

     Activity for capitalized mortgage servicing rights was as follows for 2002, 2001, and 2000:

	2002	2001	2000
Beginning of year	$41	$77	$128
Amortized to expense	(22)	(36)	(51)

End of year	$19	$41	$77

NOTE 7 DEPOSITS

     At year-end 2002, stated maturities of time deposits were:

2003	$226,372
2004	25,182
2005	5,516

Total	$257,070

     Related party deposits at year-end 2002 and 2001 totaled $9,063,000 and $11,387,000.

NOTE 8 BORROWINGS

     Securities sold under agreements to repurchase are secured by U.S. government agency securities with a carrying amount of $99,801,000 and $95,181,000.

     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2002	2001
Average daily balance during the year	$82,930	73,295
Average interest rate during the year	2.53%	4.99%
Maximum month end balance during the year	$97,181	$90,028
Weighted average interest rate at year-end	2.22%	3.42%

     At the year-end advances from the Federal Home Loan Bank were as follows:

2002
Fixed rate, maturity at August 9, 2007, 3.90%	$6,500

2001
Fixed rate, maturity at February 28, 2002, 4.95%	$5,000
Fixed rate, maturity at August 28, 2002, 4.99%	5,000

Total	$10,000

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.

     Related party securities sold under repurchase agreements at year-end 2002 and 2001 totaled $60,000,000 and $53,850,000.

NSFC ANNUAL 52 REPORT 2002

     A summary of federal and state income taxes on operations follows:

	2002	2001	2000
Current payable tax:
Federal	3,427	$3,367	$3,174
State	212	87	44
Deferred tax	140	375	284

Provision for income taxes	$3,779	$3,829	$3,502

     The components of deferred tax assets and liabilities at December 31, 2002 and 2001 follow:

	2002	2001
Deferred tax assets:
Allowance for loan and lease losses	$1,287	$1,226
Deferred compensation and directors’ fees	77	150
Unrealized net loss on securities available for sale	0	76

Gross deferred tax assets	1,364	1,452
Deferred tax liabilities:
Depreciation	(491)	(492)
Federal Home Loan Bank stock dividends	(154)	(120)
Deferred loan fees	(175)	(141)
Mortgage servicing rights	(7)	(16)
Unrealized net gain on securities available for sale	(863)	0
Other items	(179)	(109)

Gross deferred tax liabilities	(1,869)	(878)

Net deferred tax asset	$(505)	$574

     No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2002	2001	2000
Income tax calculated at statutory rate (34%)	$3,839	$3,940	$3,888
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(160)	(220)	(302)
State income tax, net of federal tax benefit	151	100	58
Other items, net	(51)	9	(142)

Provision for income taxes	$3,779	$3,829	$3,502

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2002 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.

NSFC ANNUAL 53 REPORT 2002

     The Omnibus Incentive Plan (the “Plan”), approved by the stockholders in April 1992, authorized the issuance of up to 375,000 shares of the Company’s common stock, including granting of non-qualified stock options, restricted stock and stock appreciation rights. Subject to the terms and provisions of the Plan, non-qualified stock options, restricted stock and stock appreciation rights may no longer be granted as the Plan’s duration of ten years ended in 2002. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”) requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. The Company had not granted any stock options since SFAS No. 123 became effective. A summary of the activity in the plan is as follows:

	Number	Weighted-average
	of options	exercise price
Outstanding, beginning of 2000	13,910	$8.32
Exercised 2000	(2,500)	8.32

Outstanding, end of 2000	11,410	8.32
Exercised 2001	(8,910)	8.32

Outstanding, end of 2001	2,500	8.32
Exercised 2002	(2,500)	8.32

Outstanding, end of 2002	0	0.00

     At December 31, 2001, 12,280 stock appreciation rights were outstanding at $8.32. A stock appreciation right entitles the holder to receive from the Company an amount equal to the excess, if any, of the aggregate fair market value of the Company’s common stock which is the subject of such grant over the grant price. All remaining stock appreciation rights were exercised in 2002. The Company’s (income) expense related to stock appreciation rights was $55,000, $29,000 and ($48,000), for the years ended December 31, 2002, 2001 and 2000.

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

     At year-end 2002 and 2001, reserves of $5,760,000 and $4,529,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Cash and cash equivalents at December 31, 2002 and 2001 included $19,616,000 and $17,298,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.

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

NSFC ANNUAL 54 REPORT 2002

requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer’s performance to a third party.

     A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:

	2002	2001
Unused lines of credit and commitments to make loans:
Fixed rate	$11,533	$10,446
Variable rate	99,896	89,831

Total	$111,429	$100,277

Standby letters of credit	$5,435	$4,730

     Commitments to make loans at a fixed rate have interest rates ranging primarily from 4.50% to 9.00% at December 31, 2002.

     The Company also has Community Reinvestment Act (CRA) investment commitments outstanding of $954,000. The commitment is to be funded over six years.

     Commitments to make loans to related parties totaled $1,006,000 and $1,555,000 at December 31, 2002 and 2001.

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and/or information about the issuer. For loans, leases, deposits, securities sold under repurchase agreements and fixed rate FHLB advances, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

NSFC ANNUAL 55 REPORT 2002

     The estimated year-end fair values of financial instruments were:

		Estimated
2002	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$37,578	$37,578
Securities available for sale	236,898	236,898
Loans and leases, net	348,426	361,709
Federal Home Loan Bank stock	1,734	1,734
Accrued interest receivable	2,951	2,951
Financial liabilities:
Deposits	(449,594)	$(451,460)
Securities sold under repurchase agreements	(97,181)	(97,192)
Federal Home Loan Bank advances	(6,500)	(6,523)
Advances from borrowers for taxes and insurance	(466)	(466)
Accrued interest payable	(3,407)	(3,407)

		Estimated
2001	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$34,315	$34,315
Securities available for sale	213,982	213,982
Loans and leases, net	322,858	333,465
Federal Home Loan Bank stock	1,647	1,647
Accrued interest receivable	4,592	4,592
Financial liabilities:
Deposits	$(407,032)	$(409,012)
Securities sold under repurchase agreements	(86,170)	(86,246)
Federal Home Loan Bank advances	(10,000)	(10,000)
Advances from borrowers for taxes and insurance	(743)	(743)
Accrued interest payable	(4,916)	(4,916)

NOTE 13 - REGULATORY MATTERS

     The Company and Bank are subject to regulatory capital requirements administered by both state and federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If inadequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

NSFC ANNUAL 56 REPORT 2002

     Actual capital levels and minimum required levels were as follows at December 31, 2002 and 2001:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2002
Total Capital (to risk weighted assets)
Consolidated	$78,838	18.05%	$34,947	8.00%	$43,683	10.00%
Bank	78,559	17.99	34,936	8.00	43,670	10.00
Tier I Capital (to risk weighted assets)
Consolidated	75,140	17.20	17,473	4.00	26,210	6.00
Bank	74,861	17.14	17,468	4.00	26,202	6.00
Tier I Capital (to average assets)
Consolidated	75,140	12.60	23,853	4.00	29,816	5.00
Bank	74,861	12.56	23,848	4.00	29,810	5.00
2001
Total Capital (to risk weighted assets)
Consolidated	$80,185	19.83%	$32,348	8.00%	$40,435	10.00%
Bank	79,739	19.72	32,342	8.00	40,428	10.00
Tier I Capital (to risk weighted assets)
Consolidated	76,363	18.89	16,174	4.00	24,261	6.00
Bank	75,917	18.78	16,171	4.00	24,257	6.00
Tier I Capital (to average assets)
Consolidated	76,363	13.71	22,272	4.00	27,840	5.00
Bank	75,917	13.64	22,268	4.00	27,835	5.00

     The Company and Bank at year end 2002 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 2002, $34,890,000 of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

NSFC ANNUAL 57 REPORT 2002

     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:

	2002	2001	2000
Average outstanding common shares	4,391,576	4,463,755	4,460,385
Effect of stock options	2	1,471	6,720

Average outstanding shares for diluted earnings per share	4,391,578	4,465,226	4,467,105

     Information related to stockholders’ equity at December 31, 2002 and 2001 was as follows:

	2002	2001
Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued shares	4,472,255	4,469,755
Outstanding shares	4,315,105	4,469,755
Treasury shares	157,150	0

     During 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan are purchased.

     In October 2002, the Company adopted a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This Plan was amended effective January 10, 2003 and allows holder of the Company’s common stock the opportunity to purchase additional shares of the Company’s common stock by reinvesting cash dividends, to purchase additional shares of common stock, or do both. Stockholders who participate in the Plan will have cash dividends paid on their shares of common stock automatically reinvested in shares of common stock. Participants may also make optional cash purchases of not less than $25 or greater than $10,000 per payment.

NSFC ANNUAL 58 REPORT 2002

     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2002	2001
Assets
Cash on deposit at subsidiary bank - noninterest bearing	$367	$562
Interest bearing deposits in unaffiliated bank	41	41

Total cash and cash equivalents	408	603
Investment in wholly-owned subsidiary
Equity in underlying book value of Bank of Waukegan	76,228	75,838
Goodwill, net	85	85

Total investment in subsidiary	76,313	75,923
Other assets	40	120

Total assets	$76,761	$76,646

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$169	$317
Stockholders’ equity	76,592	76,329

Total liabilities and stockholders’ equity	$76,761	$76,646

Condensed Statements of Income
Years ended December 31,	2002	2001	2000
Operating income
Dividends from Bank	$8,765	$4,464	$4,019
Interest income	1	1	1

Total operating income	8,766	4,465	4,020
Operating expenses	259	265	152

Income before income taxes and equity in undistributed
(overdistributed) earnings of Bank	8,507	4,200	3,868
Income tax benefit	100	98	54

Income before equity in undistributed (overdistributed)
earnings of Bank	8,607	4,298	3,922
Equity in undistributed earnings of Bank	(1,096)	3,461	4,012

Net income	$7,511	$7,759	$7,934

Condensed Statements of Cash Flows
Years ended December 31,	2002	2001	2000
Cash flows from operating activities
Net income	$7,511	$7,759	$7,934
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) overdistributed earnings of Bank	1,096	(3,461)	(4,012)
Goodwill amortization	0	11	11
(Increase) decrease in other assets	80	(13)	42
Increase (decrease) in other liabilities	(136)	54	(64)

Net cash from operating activities	8,551	4,350	3,911
Cash flows from financing activities
Exercise of stock options	21	75	20
Purchases of treasury stock	(4,103)	0	0
Dividends paid	(4,664)	(4,466)	(4,015)

Net cash from financing activities	(8,746)	(4,391)	(3,995)

Increase (decrease) in cash and cash equivalents	(195)	(41)	(84)
Cash and cash equivalents at beginning of year	603	644	728

Cash and cash equivalents at end of year	$408	$603	$644

NSFC ANNUAL 59 REPORT 2002

     Other comprehensive income components and related taxes were as follows:

	2002	2001	2000
Unrealized holding gains on securities available for sale	$2,433	$1,481	$4,822
Less reclassification adjustments for gains recognized in income	8	700	0

Net unrealized gains	2,425	781	4,822
Tax effect	(940)	(303)	(1,868)

Other comprehensive income	$1,485	$478	$2,954

NOTE 17 - SEGMENT INFORMATION

     The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, securities, and deposits provide the revenues in the banking operation. The mortgage banking operation derives its revenues from servicing loans that had been sold in previous years and from fees earned through originating mortgage loans that are closed on behalf of other financial institutions that fund and own the loans. Trust fees provide the revenues for trust operations. All operations are domestic.

     The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 2002, 2001 or 2000.

     Information reported internally for performance assessment follows:

2002		Other	Total
	Banking	Segments	Segments
Net interest income	$18,909	$0	$18,909
Provision for loan losses	300	0	300
Other revenue	2,693	1,088	3,781
Other expenses	10,086	1,014	11,100
Other expenses
Segment profit	$11,216	$74	$11,290

Year-end assets	$635,676	$0	$635,676

2001		Other	Total
	Banking	Segments	Segments
Net interest income	$18,023	$0	$18,023
Provision for loan losses	100	0	100
Other revenue	2,916	1,019	3,935
Other expenses	9,301	969	10,270

Segment profit	$11,538	$50	$11,588

Year-end assets	$587,238	$0	$587,238

2000		Other	Total
	Banking	Segments	Segments
Net interest income	$17,987	$0	$17,987
Other revenue	2,177	954	3,131
Other expenses	8,742	940	9,682

Segment profit	$11,422	$14	$11,436

Year-end assets	$538,256	$0	$538,256

NSFC ANNUAL 60 REPORT 2002

	Interest	Net Interest	Net	Earnings per Share
2002	Income	Income	Income	Basic (1)	Fully Diluted (1)
First quarter	$8,011	$4,914	$2,000	$0.45	$0.45
Second quarter	7,964	5,157	2,094	0.47	0.47
Third quarter	7,620	4,540	1,685	0.39	0.39
Fourth quarter	7,339	4,298	1,732	0.40	0.40

	$30,934	$18,909	$7,511	$1.71	$1.71

	Interest	Net Interest	Net	Earnings per Share
2001	Income	Income	Income	Basic (1)	Fully Diluted (1)
First quarter	$9,683	$4,346	$1,656	$0.37	$0.37
Second quarter	9,338	4,438	1,981	0.44	0.44
Third quarter	9,111	4,562	2,031	0.46	0.45
Fourth quarter	8,559	4,677	2,091	0.47	0.47

	$36,691	$18,023	$7,759	$1.74	$1.74

(1)	Earnings per share for the quarters and fiscal year have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding in each period.

NSFC ANNUAL 61 REPORT 2002

     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, April 24, 2003 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.

     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449

     Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year end.

     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2003:

Half First Second	Record Date May 15 November 14	Payment Date June 2 December 1

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

     As of December 31, 2002 there were 6,500,000 common shares authorized; 4,472,255 common shares issued and 4,315,105 outstanding; held by approximately 418 registered stockholders.

     As of February 28, 2003, the following securities firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

Howe Barnes Investments, Inc.
Chicago, Illinois
(800) 800-4693 or (312) 655-2995

NDB Capital Markets
Jersey City, New Jersey
(800) 435-1235 or (201) 946-2200

     Price Summary: The following schedule details our stock’s quarter ending bid and ask price:

	2002		2001

	BID	ASK	BID	ASK
Quarter Ended:
March 31	$22.760	$23.250	$16.875	$17.125
June 30	25.250	26.000	20.400	20.550
September 30	24.950	25.240	20.400	20.600
December 31	27.580	27.580	21.000	21.750

	2003

	BID	ASK

For the First Quarter:
(through March 3, 2003)	$30.120	$30.490

     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total
1997	$.23	$.25	$.48
1998	.28	.32	.60
1999	.35	.40	.75
2000	.43	.47	.90
2001	.48	.52	1.00
2002	.53	.53	1.06

Independent Auditors:
Crowe, Chizek and Company LLP
Oak Brook, Illinois

NSFC ANNUAL 62 REPORT 2002