Form 10-K, Exhibit 13
period 2003-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2004-03-29
CIK 744485

Exhibit 13

($ 000s, except per share data)
As of or for the Year Ended December 31,	2003	2002	2001	2000	1999
INCOME STATEMENT DATA:
Interest income	$27,007	$30,934	$36,691	$37,207	$32,778
Interest expense	9,403	12,025	18,668	19,220	15,005

Net interest income	17,604	18,909	18,023	17,987	17,773
Provision for loan and lease losses	1,030	300	100	0	0

Net interest income after provision for loan and lease losses	16,574	18,609	17,923	17,987	17,773
Noninterest income	4,050	3,781	3,935	3,131	3,501
Noninterest expenses	12,210	11,100	10,270	9,682	9,779

Income before income taxes	8,414	11,290	11,588	11,436	11,495
Provision for income taxes	2,888	3,779	3,829	3,502	3,611

Net Income	$5,526	$7,511	$7,759	$7,934	$7,884

BALANCE SHEET DATA:
Cash, non-interest bearing	$18,403	$16,475	$18,172	$17,013	$16,740
Investments (1)	302,497	259,735	231,772	204,224	196,944
Loans and leases, net	353,843	348,426	322,858	301,579	244,932
All other assets	14,876	11,040	14,436	15,440	18,065

Total Assets	$689,619	$635,676	$587,238	$538,256	$476,681

Deposits	$493,132	$449,594	$407,032	$373,121	$334,251
Securities sold under repurchase agreements and other borrowings	109,867	97,181	86,170	73,618	70,436
Federal Home Loan Bank advances	6,500	6,500	10,000	10,000	0
All other liabilities	4,791	5,809	7,707	9,078	6,460
Stockholders’ equity	75,329	76,592	76,329	72,439	65,534

Total Liabilities & Stockholders’ Equity	$689,619	$635,676	$587,238	$538,256	$476,681

PER SHARE DATA:
Basic and diluted earnings per share	$1.28	$1.71	$1.74	$1.78	$1.77
Cash dividends declared	1.08	1.06	1.00	0.90	0.75
Book value (at end of year)	17.50	17.75	17.08	16.24	14.70
SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (2)	0.87%	1.26%	1.39%	1.59%	1.67%
Return on average equity	7.23	9.78	10.33	11.80	12.05
Average stockholders’ equity to average assets	12.01	12.85	13.46	13.46	13.84
Tax equivalent interest rate spread (2)	2.59	2.89	2.60	2.84	3.26
Tax equivalent net interest income to average earning assets (2)	2.91	3.36	3.46	3.87	4.11
Non-performing assets to total assets	3.40	2.53	3.31	1.14	0.72
Dividend payout ratio (3)	84.15	62.10	57.56	50.60	42.42

(1)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan stock.

(2)	Does not reflect impact of securities available for sale on average balances.

(3)	Total cash dividends divided by net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Northern States Financial Corporation’s (Company) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has one wholly-owned subsidiary, the Bank of Waukegan (the “Bank”). The Bank has one wholly-owned subsidiary, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002. The Bank is a commercial banking company that provides traditional banking services, including mortgage and trust services, to corporate, retail and civic entities in its market. NSCDC was set up to develop and sell one parcel of other real estate owned that was contributed by the Bank in 2002. This parcel, held by NSCDC, is shown, through consolidation, as other real estate owned in the financial statements of the Company.

NSFC ANNUAL 18 REPORT 2003

     The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans that the Bank funds, and set the amount of reserves against deposits that the Bank must maintain.

     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2004 and beyond to differ materially from those expressed in any such forward-looking statements.

     On January 5, 2004, the Company purchased Round Lake Bankcorp, Inc. (Bankcorp) and its wholly-owned subsidiary, First State Bank of Round Lake (Round Lake) for cash. Bankcorp was immediately merged into Northern States Financial Corporation. Company management plans to merge Round Lake into Bank of Waukegan at some point in the future. Unless otherwise noted, the consolidated financial assets and the results of operations of Bankcorp and Round Lake are not included in the following discussion of the Company.

OVERVIEW

Year-end records were set at December 31, 2003 for assets, loans and deposits. Assets totaled $689.6 million at December 31, 2003 increasing $53.9 million, or 8.5% from the previous year-end. Loans and leases increased $6.1 million and deposits increased $43.5 million compared to year-end 2002.

     Nonaccrual loans and leases averaged $15.0 million during 2003 and totaled $18.2 million at December 31, 2003, unfavorably impacting earnings, as no interest income is recognized on nonaccrual loans or leases. Nonaccrual lease pools totaling $11.3 million, placed on nonaccrual status at June 30, 2002, would have earned $1.1 million in 2003 if they were performing as agreed. These lease pools had been purchased in late 2000 and 2001 and are secured by equipment and carry surety bonds that were designed to insure performance. The Company is in the process of seeking to collect on these leases from the sureties through litigation that has contributed to legal fees of $1,128,000 in 2003, $723,000 greater than in 2002.

     The provision for loan and lease losses was $1,030,000 during 2003 compared to $300,000 during 2002 due to the increase in non-performing loans during 2003. Net charged-off loans and leases totaled $345,000 in 2003. Northern States Financial Corporation’s nonperforming loans and leases, which include loans and leases on nonaccrual status and those past due 90 days and more that are still accruing, totaled $19.7 million at December 31, 2003, increasing from $14.1 million at December 31, 2002. The nonaccrual lease pools account for over 57 % of the Company’s nonperforming loans and leases. Based on its analysis of the allowance for loan and lease losses, which includes a review of collateral values, management believes that the allowance at December 31, 2003 of $4.4 million is adequate to cover probable incurred losses in the portfolio.

     The Company showed an increase to non-interest income during 2003 of $269,000, or 7.1%. Noninterest income rose in 2003 due to increased service charges on deposits from overdraft fees and from increases to trust and mortgage banking revenues.

     Noninterest expenses also increased during 2003 by $1.1 million, or 10%. Legal expenses, primarily to resolve the lease pools dispute, account for the majority of the increase in noninterest expense. Total noninterest expenses excluding legal expenses increased 3.6% from 2002.

NSFC ANNUAL 19 REPORT 2003

Certain critical accounting policies involve estimates and assumptions by management. To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosure provided, and future results could differ. The allowance for loan and lease losses is a critical accounting policy for the Company because management must make estimates of losses and these estimates are subject to change. Estimates are also used to determine the fair value of financial assets, including the disclosures as to the carrying value of securities.

     As discussed in the summary of significant accounting policies (Note 1), the allowance for loan and lease losses is a valuation allowance for probable incurred credit losses in the loan portfolio and is considered a critical estimate by management. The estimated allowance is subject to several factors - composition of the loan portfolio and the related collateral, changes in the volume of non-performing loans, and the outcome of litigation involving the lease pools described in the previous section.

     One of the components of the allowance for loan losses is historical loss experience. Different loan classifications within the portfolio have different loss experience ratios. For example, loans secured by real estate generally have a better loss experience ratio than loans secured by other assets. Changes in the classification between years can impact the allocation for historical losses. In 2003, there were no significant changes in the composition of the loan portfolio.

     Management specifically analyzes its non-performing loans for probable losses. The change in the volume of non-performing loans may significantly impact the amount specifically reserved on these loans depending on the adequacy of the loan collateral and the borrowers’ ability to repay the loan. As specific allocations are done on a loan-by-loan basis, the amount of the specific allocation is more likely subject to fluctuation than an allocation based on historical loss trends. As the volume of our non-performing loans continued to grow in 2003, more loans were subject to specific allocation analysis. Specific allocations have been made based on this analysis; however the amount of the allocations on non-performing loans may fluctuate in future periods due to changes in conditions of underlying collateral and changes in the borrowers’ ability to repay.

     During 2000 and 2001, the Company purchased lease pools from a now bankrupt equipment leasing company. These lease pools are secured by the assignment of payment streams, underlying equipment and surety bonds. Upon default of the lease pools, the Company made demand for payment from the sureties. The sureties are seeking to rescind on the surety bonds alleging that the originator of the leases fraudulently induced the insurers to issue the surety bonds, and that the bonds are therefore void. The Company believes it has valid claims against the sureties and continues to assert all legal rights and remedies available to it to obtain payment under the bonds. Litigation on these leases is expected to continue well into 2004. Nothing has come to management’s attention, which would negatively impact the ability to collect the full amount of these leases; however a negative outcome in the lawsuit would likely result in significant charge-offs through the allowance for loan and lease losses. The allowance is also subject to review by the Company’s regulators, which could result in future changes to the allowance for loan and lease losses.

     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan or lease basis for other loans and leases. If a specific loan or lease is determined to be impaired, a portion of the allowance is allocated so that the loan or lease, net of the allocated reserve, is reflected in total assets, at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

     Estimates to determine the fair value of loans and deposits are based on comparing current interest rates offered on loans and deposit instruments of similar terms and maturities to actual interest rates on loans and deposits using present value analysis.

     The fair value of the securities is determined by comparing current market rates and sales of similar securities to the yields earned on the Company’s securities.

NSFC ANNUAL 20 REPORT 2003

	2003			2002			2001
	Average			Average			Average
($ 000s)
For the Years Ended December 31,	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Loans (1) (2) (3)	$355,238	$19,964	5.62%	$339,327	$21,966	6.47%	$315,318	$25,257	8.01%
Taxable securities (5)	242,046	6,693	2.77	204,820	8,288	4.06	184,905	10,093	5.48
Securities exempt from federal income taxes (2) (5)	7,639	456	6.19	9,391	639	6.99	13,423	954	7.22
Federal funds sold and other	8,072	88	1.09	18,935	306	1.62	19,952	775	3.88

interest earning assets (5)	612,995	27,201	4.45	572,473	31,199	5.46	533,598	37,079	6.96
Noninterest earning assets	23,672			24,836			24,250

Average assets (4) (5)	$636,667			$597,309			$557,848

Liabilities and Stockholders’ Equity
NOW deposits	$48,967	304	0.62	$47,149	435	0.92	$44,561	817	1.83
Money market deposits	51,071	550	1.08	48,121	837	1.74	42,955	1,378	3.21
Savings deposits	51,371	449	0.87	47,558	672	1.41	43,777	891	2.04
Time deposits	255,347	6,161	2.41	234,988	7,674	3.27	213,830	11,396	5.33
Other borrowings	99,369	1,939	1.95	89,554	2,407	2.69	83,295	4,186	5.03

Interest bearing liabilities	506,125	9,403	1.86	467,370	12,025	2.57	428,418	18,668	4.36

Demand deposits	48,459			46,545			44,919
Other noninterest bearing liabilities	5,600			6,629			9,421
Stockholders’ equity	76,483			76,765			75,090

Average liabilities and stockholders’ equity	$636,667			$597,309			$557,848

Net interest income		$17,798			$19,174			$18,411

Net yield on interest earning assets (5)			2.91%			3.36%			3.46%

Interest-bearing liabilities to earning assets ratio			82.57%			81.64%			80.29%

(1) -	Interest income on loans includes loan origination and other fees of $430 for 2003, $448 for 2002 and $405 for 2001. Average loans include direct lease financing.

(2) -	Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

(3) -	Nonaccrual loans are included in average loans.

(4) -	Average balances are derived from the average daily balances.

(5) -	Rate information was calculated based on the average amortized cost for securities. The 2003, 2002 and 2001 average balance information includes an average unrealized gain (loss) for taxable securities of $841, $745 and $829. The 2003, 2002 and 2001 average balance information includes an average unrealized gain (loss) of $270, $250 and $212 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) stock.

NSFC ANNUAL 21 REPORT 2003

Net interest income is the Company’s largest source of income and is defined as the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. Major factors affecting net interest income are the general level of interest rates and changes to interest rates and the amount and composition of interest earning assets and interest bearing liabilities.

     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.

     Interest income on non-taxable securities and loans in Table 1 has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities as the fair value of securities can fluctuate and using amortized cost reflects the yields that the securities were purchased at. Nonaccrual loans and leases are included in the average loan and leases balances.

     A major factor affecting net interest income was changes in market interest rates that are generally indicated by the changes in the prime lending rate and U.S. Treasury note rates. In 2003, the prime rate began the year at 4.25% and on June 30, 2003 decreased to 4.00%, its lowest level in over 50 years. During 2002, the prime rate was 4.75 percent until November 8, 2002 when it was reduced to 4.25%.

     The effect of the interest rate declines in 2003 and 2002 on net interest income are evidenced in Table 2, “Analysis of Changes in Interest Income and Expense” in the columns showing the change due to rate. In 2003, net interest income, on a fully tax equivalent basis, decreased $2,471,000 due to rate change compared to 2002. The impact from changing interest rates resulted in total interest income declining $6,073,000, which was partially offset by total interest expense reductions of $3,602,000. In 2002, the effect of decreasing interest rates caused total interest income to decline $8,388,000 compared to 2001, while interest expense decreased $8,243,000 causing a net decrease in net interest income due to rate of $145,000.

     The interest rate declines in 2003 and 2002 caused yields earned on securities to decline. The average rate earned on taxable securities declined in 2003 to 2.77% or 129 basis points less than 2002. This occurred as taxable securities were “called” or paid off early by the issuers of the taxable securities. The Company replaced them with lower interest earning securities at the prevailing market rates. The Consolidated Statements of Cash Flows for 2003 reflect that $1.2 billion in securities were called and matured in 2003.

     Declining market interest rates during 2003 and 2002 had an effect of lowering interest earned on loans as many of the Company’s loans are tied to the prime lending rate. As the prime rate decreased the interest earned on the loans decreased. Table 10, “Maturity or Repricing of Assets and Liabilities” shows that at December 31, 2003, $229 million or 63.8% of loans are repricable within 90 days, either from being tied to the prime rate or have scheduled maturities or principal repayments within 90 days. Table 1 shows that the yield earned on average loans declined to 5.62% in 2003 from 6.47% in 2002 compared to 8.01% in 2001.

     Another major factor effecting the yields on loans in 2003 was the level of nonaccrual loans. The amount of interest income not recognized on nonaccrual loans was $1,397,000, $711,000 and $300,000 in 2003, 2002 and 2001.

     The lower market interest rates have also allowed the Company to decrease rates offered on deposit products and on other borrowings, consequently lowering interest expense. Table 10 shows that at December 31, 2003, $335 million or 60.1% of the Company’s interest bearing liabilities are repricable within 90 days. Table 1 shows that the rates paid on average interest bearing liabilities declined to 1.86% in 2003 from 2.57% in 2002 compared to 4.36% in 2001.

     Interest rates paid on deposits and earned on loans during 2003 were competitive with interest rates offered by other local financial institutions.

     The effect in 2003 and 2002 of the amount and composition of various interest earning assets and interest bearing liabilities on net interest income is also reflected in Table 2 in the columns showing the change due to volume. In both 2003 and 2002, net interest income, on a fully tax equivalent basis, was impacted favorably due to the growth the Company experienced. During 2003, the volume of growth increased net interest income $1,095,000 while in 2002, the increase was $908,000.

     Many other factors beyond management’s’ control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

NSFC ANNUAL 22 REPORT 2003

	2003 Compared to 2002			2002 Compared to 2001
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due To	Due To	Total	Due To	Due To
($ 000s)
For the Year Ended December 31	Change	Volume	Rate	Change	Volume	Rate
INTEREST INCOME
Loans and leases	$(2,002)	$994	$(2,996)	$(3,291)	$1,818	$(5,109)
Taxable securities	(1,595)	1,334	(2,929)	(1,805)	1,013	(2,818)
Securities exempt from federal income taxes	(183)	(115)	(68)	(315)	(285)	(30)
Federal funds sold and other	(218)	(138)	(80)	(469)	(38)	(431)

Total interest income	(3,998)	2,075	(6,073)	(5,880)	2,508	(8,388)

INTEREST EXPENSE
NOW deposits	(131)	16	(147)	(382)	45	(427)
Money market deposits	(287)	49	(336)	(541)	150	(691)
Savings deposits	(223)	50	(273)	(219)	72	(291)
Time deposits	(1,513)	622	(2,135)	(3,722)	1,039	(4,761)
Other borrowings	(468)	243	(711)	(1,779)	294	(2,073)

Total interest expense	(2,622)	980	(3,602)	(6,643)	1,600	(8,243)

NET INTEREST INCOME	$(1,376)	$1,095	$(2,471)	$763	$908	$(145)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis. Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

TABLE 3 SECURITIES AVAILABLE FOR SALE

	2003		2002		2001
		% of Total		% of Total		% of Total
($ 000s)
As of December 31,	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
U.S. Treasury	$1,003	0.36%	$1,004	0.42%	$0	0.00%
U.S. Government agencies and corporations	268,376	95.69	226,161	95.47	197,529	92.31
States & political subdivisions	6,223	2.22	8,522	3.60	11,548	5.40
Mortgage-backed securities	3,667	1.31	65	0.03	3,873	1.81
Equity securities	1,176	0.42	1,146	0.48	1,032	0.48

Total securities available for sale	$280,445	100.00%	$236,898	100.00%	$213,982	100.00%

As of December 31, 2003, the Company had no securities of a single issuer, other than U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.

The Company holds local municipal bonds which, although not rated, are considered low risk investments.

NSFC ANNUAL 23 REPORT 2003

The Company maintains a securities portfolio to generate earnings, provide liquidity, assist in the management of the Company’s tax position, aid in the Company’s asset/liability management and accommodate pledging collateral requirements. The Company’s policy is that no undue risks be taken with the securities portfolio and that the safety of the securities is the primary and uppermost concern of Company management.

     All securities of the Company at December 31, 2003 are classified as available for sale. The carrying values of the securities reflect the fair or market value of the securities. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

     The carrying value of the securities portfolio increased $43.5 million to $280.4 million at year-end 2003 as compared to $236.9 million at year-end 2002 after showing an increase of $22.9 million at year-end 2002 from 2001. Average securities, in Table 1, reflect the 2003 increase from 2002 and show growth of average taxable securities of $37.2 million while securities exempt from federal income taxes declined $1.8 million. Table 1 also shows that total average securities increased $15.9 million in 2002 from 2001. The net unrealized loss to the securities portfolio was $798,000 at December 31, 2003 compared to a net unrealized gain at December 31, 2002 of $2.2 million and reflects higher bond interest rates at year-end 2003 compared to year-end 2002, as discussed previously.

     In 2003, $1.2 billion in securities were called or matured while $1.2 billion in securities were purchased. The magnitude of security transactions in 2003 was a turnover in dollars of the securities portfolio of almost five times. More than 90 percent of the securities transactions in 2003 were from calls, maturities and purchases of securities issued by U.S. government agencies and corporations.

     Many of the Company’s U.S. Government agencies carry call provisions that allow the securities to be repaid prior to maturity at the option of the issuer. The Company purchases securities with call provisions as these securities earn higher yields. At December 31, 2003, the Company holds $188.5 million, or 67% of the total securities portfolio in U.S. Government agency securities with call options compared to $113.8 million at year-end 2002. As market interest rates declined during the first half of 2003 it was advantageous to the various U.S. Government agencies to exercise their call options. Whether the securities at December 31, 2003 will be called depends upon changes in market interest rates and issuer funding criteria.

     During 2003, the Company purchased $794 million in short-term U.S. Government agency discount securities and had maturities of over $841 million of these securities. As securities issued by U.S. government agencies were called during the year, replacement securities were purchased but did not settle for a period of one to six weeks after the call. For liquidity and pledging purposes, U.S. Government agency discount securities with maturities from seven to forty-five days were purchased until the settlement date, at which time the funds were used for payment of longer term U.S. Government agency securities. At December 31, 2003, the Company held $39.0 million of these U.S. Government agency discount securities in its portfolio.

     The Company had minimal securities sales in 2003 and 2002, with net gains of $5,000 and $8,000. During 2001, the Company recognized gains totaling $700,000, as discussed under “Noninterest Income”.

     The Company attempts to keep at least half its portfolio in securities issued by the U.S. Treasury and U.S. Government agencies, as indicated for all periods reported in Table 3. The Company pledges U.S. Treasury and U.S. Government agency securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2003, the Company had $241.3 million in U.S. Treasury and U.S. Government agency securities that were pledged. The Company also uses U.S. Government agency and U.S. Treasury securities to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. The carrying value of U.S. Treasury and U.S. Government agency issues comprised over 96% of the total portfolio at December 31, 2003.

     Holdings of securities issued by states and political subdivisions, of which over 92% are tax-exempt, decreased by $2.3 million to $6.2 million at December 31, 2003 after decreasing $3.0 million at year-end 2002 compared to 2001. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the Company’s investment policy. The Company has found it to be increasingly difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

     The Company, at December 31, 2003, had $3.7 million of its securities portfolio invested in mortgage-backed securities, an increase of $3.6 million from December 31, 2002. The Company purchased three separate issues of mortgage-backed securities in 2003 to diversify its securities portfolio. During 2002, the Company sold most of its mortgage-backed securities that consisted of many small issues that were no longer cost effective to administer. The Company netted pro-

NSFC ANNUAL 24 REPORT 2003

ceeds of $3.4 million from the sales and recognized a gain of $5,000 from the transactions.

     The Company’s equity securities totaled $1.2 million at December 31, 2003 and consisted of CRA Qualified Investment Fund stock that assists the Company in meeting its Community Reinvestment Act obligations.

     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary are typically accomplished through the maturity schedule of investments purchased.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2003 are shown in Table 4, “Securities Maturity Schedule & Yields”.

TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

Securities			Greater than 1 yr.		Greater than 5 yrs.
($ 000 s)	Less than or		and less than or		and less than or		Greater
As of December 31, 2003	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.		than 10 yrs.		Totals
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
U.S. Treasury	$1,003	1.04%	$0	0.00%	$0	0.00%	$0	0.00%	$1,003	1.04%
U.S. Government agencies and corporations	43,089	1.45	225,287	3.15	0	0.00	0	0.00	268,376	2.88
States & political subdivisions (1)	1,549	5.91	4,584	6.09	90	7.42	0	0.00	6,223	6.06
Mortgage-backed securities (2)	0	0.00	1,828	2.91	0	0.00	1,839	1.74	3,667	2.32
Equity securities	1,176	3.64	0	0.00	0	0.00	0	0.00	1,176	3.64

Total	$46,817	1.64%	$231,699	3.21%	$90	7.42%	$1,839	1.74%	$280,445	2.94%

(1) -	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2) -	Mortgage-backed securities reflect the contractual maturity of the related instrument.

TABLE 5 LOAN AND LEASE PORTFOLIO

($ 000s)
As of December 31,	2003	2002	2001	2000	1999
Commercial	$53,596	$64,376	$83,749	$94,353	$60,570
Real estate-construction	35,979	43,675	35,333	25,538	21,813
Real estate-mortgage	215,967	195,388	163,615	149,869	142,016
Home equity	30,985	27,413	21,380	20,233	17,259
Leases	13,100	13,503	13,868	7,417	2,138
Installment	9,471	8,504	9,274	9,361	6,957

Total loans and leases	359,098	352,859	327,219	306,771	250,753
Unearned income	0	(1)	(4)	(16)	(69)
Deferred loan fees	(872)	(734)	(535)	(487)	(384)

Loans and leases, net of unearned income and deferred loan fees	358,226	352,124	326,680	306,268	250,300
Allowance for loan and lease losses	(4,383)	(3,698)	(3,822)	(4,689)	(5,368)

Loans and leases, net	$353,843	$348,426	$322,858	$301,579	$244,932

The Company had no foreign loans outstanding at December 31, 2003.

NSFC ANNUAL 25 REPORT 2003

The loan and lease portfolio is the largest interest earning asset of the Company. In 2003 the Company’s loans and leases provided $19.9 million of interest income, over 73% of the interest income generated by the Company.

     For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, loans and leases, net of unearned income and deferred loan fees at December 31, 2003 totaled $358.2 million, increasing $6.1 million or 1.7% from year-end 2002. At year-end 2003, loans were at the highest year-end level in the Company’s history. The growth in loans during 2003 followed growth in 2002 when loans and leases, net of unearned income and deferred loan fees, increased $25.4 million over year-end 2001. Much of the 2002 growth came by purchasing loans from other financial institutions or brokers, while 2003 loan growth was primarily from local borrowers. Table 1 shows that loans averaged $355.2 million for 2003, an increase of $15.9 million or 4.7% over the average loans in 2002, which also increased $24.0 million or 7.6% percent over 2001 levels.

     Commercial loans at year-end 2003 decreased $10.8 million to $53.6 million from December 31, 2002 after decreasing $19.2 million from year-end 2001. The reduction in commercial loans during 2003 came about as commercial loans became secured by real estate and were reclassified as real estate-mortgage loans to more consistently reflect the underlying collateral of these loans. The 2002 reduction in commercial loans occurred as the Company received a payoff of a real estate development loan totaling $10.6 million that had previously been classified as past due greater than 90 days.

     The real estate-construction loan portfolio decreased $7.7 million during 2003, with balances at December 31, 2003 of $35.9 million compared to $43.7 million at year-end 2002. The decrease in real estate-construction loans is due in part to the slowdown in the local economy. As real estate-construction projects were completed during 2003, these loans were reclassified to the real estate-mortgage portfolio reflecting the loans’ underlying collateral.

     The real estate-mortgage loan portfolio increased by $20.6 million to $215.9 million at December 31, 2003 as compared to December 31, 2002. During 2002, real estate-mortgage loans had increased $31.8 million from year-end 2001. As mentioned above much of the real estate mortgage loan portfolio growth is the result of commercial loans becoming secured by real estate and reclassified as real estate-mortgage loans. In addition, many of the Company’s construction loans become part of the real estate-mortgage loan portfolio upon completion of the construction projects for commercial purpose buildings. A large percentage of the real estate-mortgage loan portfolio is for commercial use and purposes where real estate is used as collateral for the loan. The Company’s real estate-mortgage loans are almost split evenly between variable rate loans and fixed rate loans. Table 10 shows that $110.9 million or 51.2% of the real estate-mortgages reprice or mature within 90 days. A majority of the fixed rate real estate-mortgages contain features that allows the Company to call the mortgage after five years.

     The Bank originates secondary market loans for others and receives a fee for origination. During 2003, $20.6 million in secondary market mortgage loans were made compared to $21.9 million in 2002 and $13.5 million in 2001.

     There were no mortgage servicing rights booked by the Company during 2003 and 2002 as the servicing is released on table funded mortgages. The Bank still services mortgage loans funded and sold in previous years, which generated fee income in 2003 of $34,000 compared to $65,000 in 2002. The unpaid principal balances of these serviced loans at December 31, 2003 and 2002 were $9.1 million and $18.8 million and have declined as loans have been refinanced and paid off.

     The home equity portfolio continued to grow during 2003 with balances of approximately $30.9 million at December 31, 2003, an increase of 13.0% from December 31, 2002 levels which had increased 28.2% from 2001. This portfolio is expected to continue to grow in 2004.

     The Company has direct financing leases, which decreased slightly to $13.1 million in 2003 from $13.5 million in 2002 after decreasing slightly from 2001. During 2001 and 2000, the Company purchased leases from an investment-banking firm. At year-end 2003, these purchased leases had balances of $11.3 million. These leases became past due during 2002 and were placed on nonaccrual status on June 30, 2002. The purchased leases carry surety bonds that guarantee payment performance and the Company is in the process of collecting on these leases from the sureties.

     Installment loans totaled $9.5 million at year-end 2003, increasing $1.0 million from year-end 2002. As a part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing sources.

     At December 31, 2003, the Company had loans totaling $4.6 million to related parties. Related parties are officers of the Company or Bank of vice president or above and directors of the Company or Bank and their related interests. Commitments for loans to related parties at year-end 2003 totaled $642,000. Loans and commitments are made to related parties at the same terms and conditions that are available to the public.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

NSFC ANNUAL 26 REPORT 2003

Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate-construction loan portfolio.

     Although Table 6 shows $11.1 million in construction loans maturing in greater than five years, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time, the loans will be reclassified as real estate-mortgage loans.

     The short-term sensitivity of the commercial and real estate-construction loan portfolio to interest rate changes is reflected in the fact that approximately 51.9% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 92.8% are variable rate loans subject to immediate repricing.

TABLE 6 LOAN MATURITY SCHEDULE

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2003	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total
Commercial	$28,514	$22,194	$2,888	$53,596
Real estate-construction	18,004	6,870	11,105	35,979

Total	$46,518	$29,064	$13,993	$89,575

Percent of total	51.93%	32.45%	15.62%	100.00%

Commercial and real-estate construction loans maturing after one year:

Fixed rate	$3,100
Variable rate	39,957

Total	$43,057

Commercial and real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the real estate-construction loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.

NON-PERFORMING ASSETS

Non-performing assets consist of non-performing loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 7, non-performing assets at year-end 2003 were $23.4 million increasing $7.3 million from year-end 2002, after decreasing during 2002 by $3.3 million from December 31, 2001.

     Non-performing loans, which include impaired loans, are: (1) loans accounted for on a nonaccrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payment; and (3) loans with terms that have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower. Total non-performing loans at December 31, 2003 were $19.7 million, as compared to $14.1 million at December 31, 2002 and $17.4 million at December 31, 2001. During 2003, lease pools totaling $11.3 million remained in nonaccrual status and have been in this status since June 30, 2002. The $11.3 million in lease pools had been purchased from an investment-banking house and are secured by equipment and surety bonds. Northern States is in the process of collecting on these leases from the sureties through litigation and expects the litigation to continue into 2004. During 2003, two loans became past due greater than ninety days and were placed on nonaccrual status. One loan totaling $4.3 million is a loan purchased by the Company where the Company participates on a building project with other financial institutions. This building project is in the final stages of completion, but cost overruns have caused the loan to become past due and construction to cease. The other purchased loan totaling $1.5 million that the Company participates with other financial institutions, is for a motel near Chicago’s O’Hare airport that has become past due as the result of decreased occupancy. Other loans make up the remaining $2.6 million of non-performing loans at December 31, 2003, including $2.0 million in loans secured by real estate.

     An analysis of the collateral for the non-performing loans at December 31, 2003 shows that the nonaccrual lease pools secured by equipment and sureties account for 57.6% of non-performing loans while $7.7 million

NSFC ANNUAL 27 REPORT 2003

or 91.7% of the remaining non-performing loans are secured by real estate.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

     Impaired loans are defined as nonaccrual loans. The Bank considers a loan impaired if it is expected that full principal and interest will not be made under the contractual terms of the note. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent.

     As presented in Table 7, nonaccrual loans at December 31, 2003 totaled $18.2 million compared to $13.3 million at December 31, 2002, an increase of $4.9 million or 37.2%. A breakdown of the $18.2 million in nonaccrual loans at December 31, 2003 shows $11.3 million in leases, $4.3 million in real estate-construction loans, $2.0 million in real estate-mortgage loans and $618,000 in commercial loans. At year-end 2003 and 2002, $1.2 million and $1.3 million of the allowance for loan losses was allocated to the impaired loans. During 2003, 2002 and 2001, $73,000, $268,000 and $18,000 in interest income was recognized on impaired loans, which was all cash basis income.

     At December 31, 2003, Table 7 shows that the Company had $1,476,000 in loans that were 90 days past due and still accruing interest, an increase of $657,000 from $819,000 at December 31, 2002. A breakdown of the $1,476,000 in loans that were 90 days past due and still accruing interest at December 31, 2003, shows $598,000 in commercial loans, $144,000 in real estate mortgage loans and $77,000 in installment loans. These loans at year-end 2003 were fully secured and in the process of collection.

     Loans totaling $7,843,000 were classified as substandard at December 31, 2003, although contractual payments had been made as agreed. These loans were considered substandard as analysis has shown that cash flow and collateral deficiencies exist. Subsequent to December 31, 2003, one of these loans in the amount of $2,325,000 was placed on nonaccrual status, of which $1,144,000 is expected to be charged-off to the allowance for loan and lease losses during the first quarter of 2004. The amount expected to be charged-off was already provided for to the allowance for loan and lease losses at December 31, 2003.

     Management will continue its emphasis on the collection of all non-performing loans, including the collection of unpaid interest.

     Another component of non-performing assets is other real estate owned that consists of assets acquired through loan foreclosure and repossession. The fair value of other real estate owned is reviewed by management at least quarterly to assure the reasonableness of its carrying value, which is lower of cost or fair value less estimated selling costs. Table 7 shows that at December 31, 2003, other real estate owned was $3.8 million, increasing $1.7 million from December 31, 2002. During 2003, $2.4 million in loans were transferred into other real estate owned including two motel properties that combined totaled $1.5 million. During 2003, sales of other real estate owned netted proceeds of $717,000, reducing other real estate owned by $706,000 and resulting in gains of $11,000.

     On December 31, 2003, one piece of property accounted for approximately 47% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois. Purchase agreements for the sale of this property that had been in place during the past were allowed to expire by the buyers, the latest in 2002. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lake-front development plans. Proposals under discussion for use of this property include the building of a minor league baseball park and condominiums.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest earning assets at December 31, 2003 that are required to be disclosed as non-performing.

NSFC ANNUAL 28 REPORT 2003

TABLE 7 NON-PERFORMING ASSETS

($ 000s)
As of December 31,	2003	2002	2001	2000	1999
LOANS AND LEASES:
Nonaccrual status	$18,174	$13,252	$3,422	$1,739	$394
90 days or more past due, still accruing	1,476	819	13,971	2,373	421

Total non-performing loans and leases	19,650	14,071	17,393	4,112	815
Other real estate owned	3,766	2,022	2,022	2,022	2,622

Total non-performing assets	$23,416	$16,093	$19,415	$6,134	$3,437

Non-performing loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	5.49%	4.00%	5.32%	1.34%	0.33%
Non-performing assets as a percentage of total assets	3.41	2.53	3.31	1.14	0.72
Non-performing loans and leases as a percentage of the allowance for loan and lease losses	448.32	380.50	455.08	87.69	15.18

Loans and leases are placed in non-accrual status when they are 90 days past due, unless they are fully secured and in the process of collection.

Impaired Loans - At December 31, 2003, 2002, 2001, 2000 and 1999, impaired loans totaled $18,152, $13,227, $3,372, $1,728, and $394 and are included in nonaccrual loans.

Potential Problem Loans — At December 31, 2003, there were $7,843 in loans that, although payments have been made as agreed, are classified as substandard as deficiencies in cash flows and collateral have been noted. These loans are not included as non-performing above.

PROVISION FOR LOAN AND LEASE LOSSES

A provision is credited to an allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb probable incurred loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan and lease loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Bank; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

     The methodology used by the Company to allocate the allowance begins by internally rating the risk of loss on the loans. Poorly rated loans that are impaired, past due or have known factors making future payments uncertain are individually reviewed. An allocation is made for each individual loan based on the present value of expected cash flows discounted at the loan’s effective interest rate or on the fair value of the collateral, if the loan is collateral dependent. In cases where the present value of expected cash flows or the fair value of the collateral is greater than the loan balance, a specific allocation may not be made.

     Those loans rated satisfactory have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted based on economic conditions or trends. In the Company’s market area, one of the major industries is the pharmaceutical industry as evidenced by Abbot Laboratories and Baxter Healthcare. A future major negative shift in this industry could possibly impact our loan portfolio and could require additional allocations of the allowance.

     During 2003, a provision for loan and lease losses was made in the amount of $1,030,000 compared to $300,000 in 2002, and $100,000 in 2001. Throughout the year, management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above. Management, after careful review, discussions with bank regulators and with the concurrence of the Board of Directors, made the provision of $1,030,000 for loan losses during 2003. Much of 2003’s increased provision for loan and lease losses occurred during the fourth quarter of 2003 as the Company became aware of deterioration in the financial condition of one borrower, an insurance company, with loans totaling $2.3 million secured by real estate with an estimated value of $1.6 million. If levels of

NSFC ANNUAL 29 REPORT 2003

non-performing and impaired loans rise in 2004, management may need to increase the loan loss provision for 2004.

     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2003 there were net charge-offs of $345,000 compared to $424,000 in 2002. The allowance increased $685,000 during 2003 after the addition of the $1,030,000 provision, bringing the allowance for loan losses to $4.4 million at December 31, 2003, from $3.7 million at December 31, 2002. The allowance for loan losses was 1.22% of gross loans outstanding at December 31, 2003, compared to 1.05% at the end of the previous year.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 1999 through 2003 as well as each year’s provision.

     Because management is not certain as to the full collectibility of the non-performing loans, potential loss exposure has been provided in the Company’s allocation of the allowance for loan losses as illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”.

     It should be noted that negative changes to the collateral value or events that may disrupt the expected cash flows might require that the provision be increased. Larger allocations of the allowance for loan and lease losses might then be required for those loans affected.

     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2003, is adequate to cover current loan and lease losses.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
Year Ended December 31,	2003	2002	2001	2000	1999
Balance at the beginning of year	$3,698	$3,822	$4,689	$5,368	$5,433

Charge-offs:
Commercial	430	337	1,073	772	86
Real estate-construction	8	0	0	29	0
Real estate-mortgage	31	56	0	1	557
Home equity	0	0	0	0	0
Leases	0	0	0	0	0
Installment	40	40	29	36	40

Total charge-offs	509	433	1,102	838	683

Recoveries:
Commercial	154	6	124	147	101
Real estate-construction	8	0	0	0	0
Real estate-mortgage	0	1	0	0	501
Home equity	0	0	0	0	0
Leases	0	0	0	0	0
Installment	2	2	11	12	16

Total recoveries	164	9	135	159	618

Net charge-offs	345	424	967	679	65

Additions charged to operations	1,030	300	100	0	0

Balance at end of year	$4,383	$3,698	$3,822	$4,689	$5,368

Allowance as a % of total loans and leases, net of unearned income and deferred loan fees	1.22%	1.05%	1.17%	1.53%	2.14%
Net charge-offs during the year to average loans and leases outstanding during the year	0.10%	0.12%	0.31%	0.25%	0.03%

NSFC ANNUAL 30 REPORT 2003

	2003		2002		2001		2000		1999
		Percent of		Percent of		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to		category to
($ 000s) As of December 31,	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans
Commercial	$1,829	14.92%	$1,196	18.24%	$1,429	25.59%	$1,419	30.76%	$1,438	24.16%
Real estate-construction	305	10.02	16	12.38	61	10.80	1,020	8.33	1,457	8.70
Real estate-mortgage	50	60.14	220	55.37	306	50.00	330	48.85	237	56.64
Home equity	0	8.63	50	7.77	84	6.54	2	6.59	2	6.88
Leases	604	3.65	604	3.83	0	4.24	0	2.42	0	0.85
Installment	52	2.64	38	2.41	58	2.83	47	3.05	34	2.77
Unallocated	1,543	NA	1,574	NA	1,884	NA	1,871	NA	2,200	NA

Total	$4,383	100.00%	$3,698	100.00%	$3,822	100.00%	$4,689	100.00%	$5,368	100.00%

NONINTEREST INCOME

Noninterest income totaled $4,050,000 in 2003, increasing $269,000 or 7.11% compared to 2002. Service fees on deposits totaled $2,202,000 in 2003, increasing $128,000 or 6.17% compared to 2002. The majority of this increase was the result of higher overdraft fee income, which increased $93,000 in 2003. The Company has an overdraft program that honors overdraft items for qualified retail customers up to $500 and this program contributed to the increase in overdraft fee income. In addition, during 2003, fee income from one of the retail checking products that includes a package of banking services for a monthly fee increased by $23,000. Service fees on commercial checking accounts also increased by $9,000 in 2003.

     Trust income increased $27,000 or 4.01% to $701,000 in 2003, compared to $674,000 in 2002. A large percentage of trust fees are tied to the performance and value of stocks held in the trusts. With the increase in the stock market indexes during 2003, trust income consequently rose. At December 31, 2003, trust assets under administration totaled $159 million compared to $139 million at year-end 2002.

     The Company’s mortgage banking area accepts and processes loan applications for home mortgages that then are “table funded” by the institution that ultimately will fund and own the loan, with the Company receiving a fee. Fees from processing “table funded” mortgage applications increased $26,000 to $374,000 for 2003, compared to $348,000 in 2002. Lower mortgage interest rates during the first half of 2003 caused mortgage refinancing activities to increase but this had curtailed by the end of 2003 as mortgage interest rates increased. The volumes of mortgage loans processed through the “table funded” method were $20.6 million in 2003 as compared to $21.9 million in 2002. Even with the decrease in volume during 2003, the mortgage banking income increased due to higher fees charged. If mortgage interest rates continue to increase in 2004, it is expected that mortgage banking income will decline.

     In 2003, the Company sold one U.S. government security for liquidity purposes netting proceeds of $2,005,000 and realized a gain of $5,000. During 2002, the Company had net gains from sales of securities of $8,000 as the Company sold one U.S. government agency security during 2002 for liquidity purposes and sold its mortgage-backed securities that consisted of many small issues that were no longer cost effective to administrate.

     During 2003, three properties carried as other real estate owned were sold, netting proceeds of $717,000 and resulting in net gains of $11,000. The Company had no sales of other real estate owned in 2002 and 2001.

     Other operating income increased $91,000 or 13.45% in 2003, to $768,000 compared to $677,000 in 2002. The Bank continued to promote the debit card that was first introduced during the summer of 2002, resulting in ATM fee income increasing $73,000 during 2003, compared to 2002.

     Comparing 2002 to 2001, noninterest income decreased in 2002, by $154,000 or 3.9%. The decrease is primarily related to securities gains of $700,000 in 2001 compared to $8,000 in 2002. Excluding securities gains, noninterest income increased $538,000 in 2002. Service fees on deposits increased $436,000 in 2002 over 2001. This increase mainly resulted from higher overdraft fee income, which increased $336,000 from 2001, as the Company increased overdraft charges by 25% and instituted the overdraft program discussed previously. In addition, during 2002, fee income from the retail checking product discussed previously,

NSFC ANNUAL 31 REPORT 2003

increased by $75,000. Service fees on commercial checking accounts were $17,000 greater in 2002, compared to 2001.

     Trust income declined $16,000 or 2.3% to $674,000 in 2002, compared to $690,000 in 2001. Trust assets under administration totaled $139 million at year-end 2002, compared to $176 million at year-end 2001, causing the decline in trust income.

     The Company generated mortgage banking income of $348,000 in 2002, compared to $234,000 in 2001, an increase of $114,000. Lower mortgage interest rates caused mortgage activities to increase and the 2002 volumes of “table funded” mortgage loans were $21.9 million in 2002, as compared to $13.5 million in 2001.

     During 2002, the Company experienced gains on sales of securities totaling $8,000 compared to $700,000 in 2001. During 2001, the Company sold its shares of Student Loan Marketing Association (SLMA) stock and Concord EFS, Inc. stock that the Company had received when its ATM network was sold. These sales in 2001, netted gains of $700,000.

     Other operating income increased slightly to $677,000 in 2002, compared to $673,000 in 2001. Miscellaneous income increased $94,000 in 2002 from additional loans fees collected from customers and from fee income earned on security deposits. Offsetting these increases, fees earned from servicing sold mortgage loans declined $30,000 in 2002, compared to 2001, as the portfolio of loans serviced for others continued to shrink. ATM fee income declined by $29,000 in 2002, due to market saturation. Miscellaneous teller service fees decreased $24,000 in 2002.

NONINTEREST EXPENSES

In 2003, total noninterest expenses were $12.2 million increasing by $1.1 million from 2002 or 10.0%. As a percent of average assets, noninterest expenses were 1.92% in 2003 compared to 1.86% in 2002 and 1.84% in 2001.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expenses. A ratio of less than 50.0 percent is often used as a benchmark for financial institutions in considering whether noninterest expenses are well managed. The Company’s efficiency ratio was 56.4% in 2003, compared to 48.9% in 2002, and 46.8% in 2001. As discussed below, legal fees primarily affected this ratio.

     The largest increase to noninterest expense in 2003 came from legal fees, which totaled $1,128,000 in 2003, an increase of $723,000 from legal fees of $405,000 in 2002. Legal expenses increased as levels of non-performing assets rose during 2003 as evidenced in Table 7 “Non-performing Assets”. The largest legal expenditures in 2003 resulted from continued litigation against the sureties of the $11.3 million purchased lease pools that had been placed on nonaccrual status on June 30, 2002. Legal expenses related to litigation to force performance by the sureties, totaled over $700,000 in 2003 compared to $155,000 in 2002. This litigation will continue into 2004. It is expected that legal expenses will continue in 2004, to be at similar levels as 2003 or until the lease pool litigation is resolved.

     Salaries and other employee expenses rose $81,000 in 2003, a 1.2% increase from 2002. During 2003 expenses for regular salaries grew $94,000. This increase is attributable to yearly merit salary increases. Group insurance rates increased in 2003, causing this expense to be $69,000 greater than in 2002. It is expected that group insurance expense will increase only slightly in 2004, as the Company has changed insurance coverage and deductible levels in 2004, to contain this expense. Profit sharing expense increased $17,000 in 2003, over 2002, while bonus expense declined by $39,000 in 2003, as a portion of the bonus was not paid due to the lower net income earned in 2003. Salary costs relating to stock appreciation rights were $55,000 less in 2003, as all outstanding appreciation rights were exercised in 2002.

     Occupancy and equipment expenses increased $83,000 or 6.2% to $1,416,000 in 2003, as compared to $1,333,000 in 2002. As equipment has aged, equipment maintenance costs increased $49,000 in 2003. Real estate taxes grew in 2003, by $27,000 or 13.6% as local school bond issues were passed that caused increased property tax rates.

     Data processing expense increased $104,000 or 19.3% in 2003, as compared to 2002, totaling $643,000 in 2003. The increase in 2003 data processing expenses resulted partially from yearly increases from our major data processor. Data processing expenses for data backup agreements also increased. In addition, the Company’s Internet banking product has grown and data processing expenses relating to that product have increased. The Company is expecting to out-source more of its check processing operations in 2004, and it is expected that data processing expenses will increase in 2004, with some of this increase offset by realignments of staff.

     During 2003, other operating expenses increased $119,000 or 5.3% from 2002. The Company experi-

NSFC ANNUAL 32 REPORT 2003

enced $145,000 more in other operating expenses during 2003, than in 2002. In early 2004, subsequent to these financial statements, $45,000 was recovered and will lower these expenses for 2004. At the end of 2002, the Company had made a charitable contribution totaling $183,000. The Company subsequently received information late in the first quarter of 2003 that disallowed the charitable contribution. The Company consequently reversed the contribution expense in the first quarter of 2003 and the tax benefit related to the contribution causing contribution expenses for 2003 to be $367,000 under 2002. The credit from the reversed charitable expenses was offset by increases to other real estate owned expenses due to the transfer of 2 motels that together added $1.5 million to other real estate owned. Expenses were incurred to prepare the motels for sale, which included repair to doors and windows, causing other real estate owned expenses in 2003 to be $300,000 over 2002. Expenses related to the Company’s overdraft and checking products increased $50,000 during 2003, compared to 2002.

     Comparing 2002 to 2001, noninterest expenses increased by $830,000 to $11.1 million, an increase of 8.1% from 2001.

     Salaries and other employee expenses rose $392,000 in 2002, from 2001. During 2002, expenses for regular salaries and FICA grew $295,000 due to yearly merit salary increases and the addition of customer service staff in 2002. Bonus expense rose in 2002, by $34,000. Salary costs relating to stock appreciation rights were $26,000 more during 2002, as this expense is tied to changes in the Company’s stock price that increased during 2002. Group insurance rates increased in 2002, causing this expense to increase $22,000 over 2001 levels. Commissions to staff in the mortgage banking area increased by $14,000 during 2002 because of greater volumes of activity brought about by lower home mortgage rates.

     During 2002, legal expenses increased to $405,000 as compared to $132,000 in 2001. Legal expenses increased due to the addition to non-performing loans in 2002 of the purchased lease pools totaling $11.3 million.

     During 2002, other operating expenses increased $185,000 or 8.9% from 2001. Audit expenses increased $53,000 during 2002, due to increases to the auditing of the Company’s operations. Expenses relating to Company accounts with its correspondent banks increased $40,000 due to the decline in interest rates. Non-legal expenses relating to collection on non-performing loans increased $36,000 in 2002. Telephone expense increased in 2002, by $36,000 due to installation of more data telecommunication lines. With the introduction in 2002 of an overdraft program that honored overdraft items for qualified retail customers up to $500, the Company experienced increased expenses related to the closing of overdrawn checking accounts and miscellaneous operating expenses of $35,000.

FEDERAL AND STATE INCOME TAXES

For the years ended December 31, 2003, 2002 and 2001, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 34.3%, 33.5% and 33.0%.

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

     The tax rate as a percentage of pretax earnings has been increasing. This is in part the result of the decrease in interest earned on qualified state and local political subdivision securities. Average balances on securities exempt from federal income taxes in 2003 were $7.6 million, down $1.8 million from the average balances in 2002, which were $4.0 million less than in 2001. It is expected that this trend will continue in 2004 as the Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or were called.

NSFC ANNUAL 33 REPORT 2003

	SUBJECT TO REPRICING WITHIN
($ 000s)		IMMEDIATE	91 DAYS	181 DAYS	1 - 3	3 - 5	5-10
As of December 31, 2003	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS	YEARS	YEARS	YEARS
ASSETS:
Interest bearing deposits in financial institutions	$181	$181	$0	$0	$0	$0	$0
Federal funds sold	20,000	20,000	0	0	0	0	0
Securities:
U.S. Treasury	1,003	1,003	0	0	0	0	0
U.S. Government agencies and corporations	268,376	38,980	2,036	2,073	78,244	147,043	0
State & political subdivisions	6,223	125	297	1,127	3,252	1,332	90
Mortgage-backed securities (1)	3,667	0	0	0	1,775	1,828	64
Equity securities (2)	3,047	3,047	0	0	0	0	0
Loans and Leases:
Commercial	53,596	47,902	1,520	1,193	1,141	663	1,177
Real estate - construction	35,979	31,498	180	0	0	0	4,301
Real estate - mortgage	215,967	110,907	2,571	7,187	23,326	45,973	26,003
Home equity	30,985	30,985	0	0	0	0	0
Leases	13,100	1,640	38	44	51	0	11,327
Installment	9,471	6,163	388	611	1,324	824	161

TOTAL INTEREST EARNING ASSETS	$661,595	$292,431	$7,030	$12,235	$109,113	$197,663	$43,123

LIABILITIES:
NOW accounts	$49,445	$49,445	$0	$0	$0	$0	$0
Money market accounts	59,683	59,683	0	0	0	0	0
Savings	52,503	52,503	0	0	0	0	0
Time deposits, $100,000 and over	170,948	59,889	27,740	68,774	14,545	0	0
Time deposits, under $100,000	108,155	27,109	17,302	39,608	24,136	0	0
Federal Home Loan Bank term advance:	6,500	0	0	0	0	6,500	0
Federal funds purchased	26,500	26,500	0	0	0	0	0
Other interest bearing liabilities	83,367	59,380	21,001	2,386	600	0	0

TOTAL INTEREST BEARING LIABILITIES	$557,101	$334,509	$66,043	$110,768	$39,281	$6,500	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(42,078)	$(59,013)	$(98,533)	$69,832	$191,163	$43,123
CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(42,078)	$(101,091)	$(199,624)	$(129,792)	$61,371	$104,494
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (3)		0.87	0.75	0.61	0.76	1.11	1.19

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2)	Equity securities include Federal Home Loan Bank (FHLB) stock.

(3)	Interest-earning assets divided by interest bearing liabilities.

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

TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2003	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total
Time deposits, $100,000 and over:
Retail deposits	$13,241	$5,498	$18,006	$2,993	$39,738
Corporate deposits	6,124	5,607	24,334	8,668	44,733
Public fund deposits	40,524	16,635	26,434	2,884	86,477

Total time deposits, $100,000 and over	$59,889	$27,740	$68,774	$14,545	$170,948

The Company had no foreign banking offices or deposits.

NSFC ANNUAL 34 REPORT 2003

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

     At the holding company level, the Company has no source of liquidity other than from dividends from its subsidiary, the Bank, or from cash payments from the Bank for its liability for income taxes and audit and other expenses that are consolidated and paid at the holding company level. Dividends paid from the Bank to the holding company in 2003 totaled $5.0 million and were used to pay $4.7 million in cash dividends to stockholders, while $285,000 was used by the holding company to purchase 10,000 shares of Company common stock as treasury stock. At year-end 2003 the Bank had $34.6 million in retained earnings available to be paid as dividends to the holding company without prior regulatory approval. Subsequent to these financial statements a dividend of $20.8 million was made from the Bank to the holding company on January 5, 2004 in order to acquire Round Lake Bankcorp, Inc.

     Liquidity management at the Bank subsidiary level involves the ability to meet cash flow requirements of the Bank and its customers. The Bank needs to have proper cash flow to meet the requirements of depositors wanting to withdraw funds. The Bank must meet the needs of borrowers for credit as well. Additionally, at year-end 2003, the Bank had liquidity needs to have funds available to dividend to the holding company level in order to purchase Round Lake Bankcorp, Inc. in January 2004.

     Federal funds sold, interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Bank classifies all of its securities as available for sale, which increases the Bank’s flexibility in that the Bank can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale had a carrying value of $280.4 million at December 31, 2003. Securities at December 31, 2003, in the amount of $241.3 million were pledged to secure public deposits and repurchase agreements.

     Federal funds sold at December 31, 2003 were $20.0 million as compared to $20.9 million at December 31, 2002. The Bank sells excess funds overnight to the money center banks and these funds provide the Bank with liquidity to fund loans or meet depositor requirements. At December 31, 2003, the Bank had the $20.0 million in federal funds sold allocated to dividend to the holding company in order to acquire Round Lake Bankcorp, Inc.

     At December 31, 2003, the Bank had borrowings from the Federal Home Loan Bank of $6.5 million and federal funds purchased of $26.5 million. Federal funds purchased are overnight borrowings from the money center banks that the Bank uses for liquidity purposes.

     Another source of funds for liquidity for the Bank are brokered deposits. These are time deposits placed in the Bank by a broker from depositors outside of the Bank’s geographic area. Local competition for deposits from credit unions and savings banks has made local time deposit rates attractive to depositors outside of our geographic area. At December 31, 2003, the Bank had $48.9 million in brokered deposits compared to $15.7 million at year-end 2002.

     To insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Bank has $35.0 million in federal funds lines of credit from two independent banks of which the Bank had drawn $26.5 million at December 31, 2003.

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

     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, illustrates the maturity schedule as of December 31, 2003 of the time deposits $100,000 and over. At December 31, 2003, 8.5% of the time deposits

NSFC ANNUAL 35 REPORT 2003

$100,000 and over mature after one year, differing from 6.3% at December 31, 2002, showing a slight lengthening of maturities in this type of deposit.

     The Company historically has had high level of time deposits over $100,000. As of December 31, 2003, time deposits over $100,000 were 30.7% of total interest bearing liabilities compared to 31.3% in 2002. Table 11 shows at year-end 2003 that there were $86.5 million or 50.6% of the time deposits over $100,000 from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.

     Other interest bearing liabilities in Table 10 consist of securities sold under repurchase agreements that amounted to $83.4 million at December 31, 2003. Securities sold under repurchase agreements provide a short-term source of funds to the Company. As Table 10 indicates, 99.3% of this liability reprices within 1 year, with 71.2% repricing in the immediate to 90-day time frame.

     At December 31, 2003, approximately 63.8% of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days, an increase from 59.8% at December 31, 2002. If, in the future, interest rates begin to increase, borrowers will begin pressuring lenders to make them fixed rate loans so that their loan rate will not rise with perceived future rate increases. These developments, along with competition, may cause the percentage of fixed rate loans to increase in the future.

     Securities issued by U.S. Government agencies and corporations that reprice within 365 days amount to $43.1 million according to Table 10. The Company, for liquidity and pledging purposes, has purchased short-term U.S. Government agency discount securities with maturities from seven to forty-five days until longer term U.S. Government agency securities can be purchased and settle. At December 31, 2003, $29.1 million of the $43.1 million of the U.S. Government agency securities repricing within 365 days consisted of U.S. Government agency discount securities. It is expected that if market interest rates increase, the volume of short-term U.S. Government agency discount securities will decline. It should be noted that in Table 10 the repricing of these securities is based on the maturity date of the investments. At December 31, 2003, $188.5 million or 70.2 percent of the Company’s U.S. Government agency securities have call options that allow the issuer to call or payoff the security prior to maturity. In 2003, as interest rates declined during the first half of the year, almost the entire portfolio of U.S. Government agency securities was called and repriced at lower interest rates. If interest rates increase the expectation of securities being called lessens.

     As Table 10 shows, at December 31, 2003, the Company had a negative gap in the immediate to 90 days time horizon of $42.1 million, with the cumulative excess interest earning assets (liabilities) remaining negative through the three-year time horizon. The Company being liability sensitive would indicate that an increase in interest rates would have a negative impact on future net interest income.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2003 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2003, the Company had repurchase agreement balances of $83.4 million.

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

     The Company experienced a $13.8 million decline in its repurchase agreements from year-end 2002. Average repurchase agreements were $89.9 million during 2003, compared to $82.9 million during 2002, and $73.3 million in 2001. This data attests to the popularity and the stability of repurchase agreements to the Company. It should be noted that repurchase agreements issued to related parties of the Company totaled $44.1 million at December 31, 2003. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.

     There was $26.5 million in federal funds purchased, a short-term borrowing, at December 31, 2003 compared to none at year-end 2002. The Company is able to borrow federal funds purchased from money center banks that the Bank has correspondent relationships with up to $35 million for short periods of time as necessary for liquidity purposes. During 2003, there were average federal funds purchased of $3.0 million. There were no federal funds purchased during 2002 or 2001.

     Table 12, “Securities Sold under Repurchase

NSFC ANNUAL 36 REPORT 2003

Agreements”, provides information as to year-end and average balances, maximum amounts outstanding and interest rates for 2003, 2002 and 2001.

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

($ 000s) At or for the Year Ended December 31,	2003	2002	2001
Balance at end of year	$83,367	$97,181	$86,170
Weighted average interest rate at end of year	1.59%	2.22%	3.42%
Maximum amount outstanding	$96,255	$97,181	$90,028
Average daily balance outstanding during the year	89,905	82,930	73,295
Weighted average interest rate during the year	1.83%	2.53%	4.99%

CAPITAL

Capital is important to the Company as it provides a basis for future growth and it provides a base to absorb any financial setbacks that might be encountered. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution’s capital may be evaluated.

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

     Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company’s balance sheet and off-balance sheet exposures. Capital requirements in order for the Company to be considered well capitalized are that Tier I capital to average assets must be 5.00% and Tier I capital to risk weighted assets must be 6.00%. The requirements are that Tier II capital must be 10.00% of risk adjusted assets in order for the Company to be considered well capitalized. All of the Company’s capital ratios exceed the level required under regulatory guidelines as shown in Table 13, “Capital Standards”. After the January 5, 2004 purchase of Round Lake Bankcorp, Inc., subsequent to the date of Company’s financial statements, both the holding company and subsidiary Bank’s capital ratios remained within regulatory guidelines.

     In April 2002, the Company announced a Stock Repurchase Program (the “Program”) that allows the Company to repurchase up to 200,000 shares of its outstanding stock. The purpose of the Program is to increase earnings per share and better utilize the excess capital available to the Company. The shares may be repurchased from time to time either in open market or in private transactions as market conditions warrant. In February 2003, the Company announced that the Board of Directors had approved an additional Stock Repurchase Program that allows the Company to repurchase an additional 200,000 shares of its outstanding stock. At year-end 2003, 167,150 shares of Northern States Financial Corporation’s stock had been purchased of which the carrying value of the treasury stock, at cost, was $4.4 million.

     During 2003, the Company paid cash dividends to stockholders of $1.08 per share compared to $1.06 per share in 2002. In 2003, the dividend payout ratio was 80.6%, compared to 62.1% in 2002.

     The Company’s primary source of funds to pay dividends to stockholders and to purchase treasury stock through its Stock Repurchase Programs is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. During 2003, $5.0 million of dividends were paid to the Company from the Bank as compared to $8.8 million in 2002. At December 31, 2003, $34.6 million of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

     On January 5, 2004, subsequent to the date of the Company’s financial statements, the Bank paid dividends to the Company of $20.8 million to pay for the acquisition of Round Lake Bankcorp, Inc. common stock for $19.8 million in cash with the remaining funds to be used to pay various acquisition costs.

NSFC ANNUAL 37 REPORT 2003

QUALIFYING FOR TIER I CAPITAL:
Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	66,833
Treasury stock, at cost	(4,388)
Less - Intangible assets	(85)

TOTAL QUALIFYING TIER I CAPITAL	$75,733

QUALIFYING FOR TIER II CAPITAL:
Total Qualifying Tier I Capital	$75,733
Allowance for loan losses- qualifying portion	4,383

TOTAL QUALIFYING TIER II CAPITAL	$80,116

TOTAL ASSETS	$689,619

RISK-BASED ASSETS	TOTAL	RISK-BASED
Zero percent risk weighting	$6,933	$0
Twenty percent risk weighting	312,983	62,597
Fifty percent risk weighting	75,544	37,772
One hundred percent risk weighting (1)	353,019	353,019

TOTAL RISK-WEIGHTED ASSETS	$748,479	$453,388

CAPITAL REQUIREMENTS	$	%
(Tier I Capital to Average Assets)
REQUIRED	$31,778	5.00%
ACTUAL	75,733	11.92
RISK-BASED CAPITAL:
Tier I:
REQUIRED	$27,203	6.00%
ACTUAL	75,733	16.70
Tier II:
REQUIRED	$45,339	10.00%
ACTUAL	80,116	17.67

(1) Includes off-balance sheet items

CASH FLOWS

In 2003, cash flows from operating income were below accrual basis net income by $1.0 million primarily due to changes in interest payable and other liabilities as payments of interest accrued in 2002 were paid in 2003. Cash flows in 2002 from operating income were above accrual basis net income by $1.5 million primarily due to depreciation, the provision for loan losses and net changes in other assets while cash flows from operating activities were less than accrual basis income by $1.0 million in 2001. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     The major investing cash flow activities of the Company are for loans, securities available for sale and buildings and equipment. Loans are the most important source of interest income revenues to the Company while securities available for sale provide another important source of interest income.

     During 2003, and in the previous two years, the increases the Company experienced in its loan and lease portfolios created outflows of cash. Net outflows of cash for funding loans and leases in 2003 were $9.0 million compared to $26.1 million in 2002 and $21.4 million in 2001.

     In 2003, $1.2 billion of cash inflows were derived from securities available for sale being called or matured while $1.2 billion of cash outflows occurred as securities were purchased. The primary cause for these cash flow transactions was the decline in market interest rates during the first half of 2003, that resulted in call provisions on the securities being exercised and further necessitated purchases to replace the called securities. In 2003, sales of securities also provided cash inflows of $2.0 million. Securities transactions in 2002 show similar cash flows. In 2002, declines in interest rates caused $697.1 million cash inflows from calls and maturities of and cash outflows of $722.0 million for purchasing securities. In 2002, sales of securities also provided cash inflows of $4.4 million. In 2001, there were $605.7 million in securities called and matured, while $630.9 million in securities were purchased.

     Another investing activity of the Company is the purchase of property and equipment that allows the Company to properly service its customers. During 2003, the Company paid out $269,000 for property and equipment expenditures as compared to $262,000 in 2002 and $210,000 in 2001. The Company’s major expenditures for property and equipment in 2003 were for a new roof at one branch location, computer equipment for backup site data processing and telecommunications equipment.

     Primary financing activities of the Company that cre-

NSFC ANNUAL 38 REPORT 2003

ate cash flows are in the areas of deposits, repurchase agreements, borrowings, payment of dividends and purchases of treasury stock.

     Deposits assist the Company in maintaining an adequate level of cash for the Company’s lending and investing activities. During 2003, deposits increased $43.5 million after rising $42.6 million in 2002. The Company’s deposits grew during 2003, in part from brokered time deposits that increased $33.2 million in 2003 to total $48.9 million at December 31, 2003. The Company experienced increases in its total time deposits during 2003 of $22.0 million. Money market accounts and savings accounts also increased $10.9 million and $4.4 million during 2003 as local depositors transferred funds from time deposits to more liquid deposit instruments. Cash flows provided from repurchase agreements and other short-term borrowings that includes federal funds purchased increased $12.7 million in 2003 after providing net cash inflows of $11.0 million and $12.6 million during 2002 and 2001.

     No cash flows related to Federal Home Loan Bank term advances occurred during 2003. During 2002, $10.0 million in term advances were paid down and $6.5 million was drawn on. During 2001, $10.0 million was both borrowed and paid off.

     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends for the past three years were $4.7 million in 2003, $4.7 million in 2002 and $4.5 million in 2001. Cash outflows for dividends as a percentage of net income have increased during the past three years to 80.6% in 2003 as compared to 62.1% in 2002 and 57.6% in 2001.

     Cash outflows for treasury stock during 2003 were $285,000 as 10,000 shares of Northern States Financial Corporation stock were purchased bringing the total number of shares of treasury stock held by the Company at year-end 2003 to 167,150 shares. Cash outflows for purchasing treasury stock during 2002 were $4.1 million as the Company bought 157,150 shares of its stock.

RECENT ACCOUNTING PRONOUNCEMENTS

     During 2003, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

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

     It is important that the board of directors and senior management oversee a comprehensive risk-management process that effectively identifies, measures, and controls IRR. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company’s primary measurement tool used by management is to shock the

NSFC ANNUAL 39 REPORT 2003

balance sheet by decreasing rates 2 percent and increasing rates 2 percent using computer simulation models to show the effect of rate changes on the fair value of the Company.

     Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities or matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, debtors may prepay their mortgage loans and other Company financial assets so that the debtors may refund their obligations at new, lower rates (refinancing). Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

     Table 14, “Effect of Interest Shocks on Financial Instruments”, compares information about the current fair value of the Company’s financial instruments at December 31, 2003 to December 31, 2002. Table 14 shows the effects of interest rate shocks of decreasing rates 2 percent and increasing rates 2 percent on the fair value of the Company’s balance sheet are also shown. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company’s balance sheet takes into consideration maturity and repricing schedules of the various assets and liabilities. Although the model includes a scenario for a 2 percent decrease in interest rates, the affects on certain financial liabilities cannot be decreased by 2 percent due to the current rate environment. In such instances, the model assumes a decrease in interest rates no more than the current rate in affect. At December 31, 2003, the fair value of securities available for sale increases $3.8 million when rates are shocked downward 2 percent while the fair value decreases $13.0 million for a 2 percent upwards rate shock. The change in fair value of securities is smaller when rates are shocked down because at December 31, 2003 there are call provisions on $188.5 million of the U.S. Government agency securities. As rates decline the probability that a security with call provisions will be called increases. With the call provision, the security issuer has the opportunity to reduce their interest expense by paying off the called security by issuing a new security that has a lower interest rate.

     The Company’s cumulative excess interest earning assets (liabilities) as shown in Table 10, “Maturity or Repricing of Assets and Liabilities” is negative for the immediate to three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company’s financial asset instruments at December 31, 2003 to increase by $18.7 million if interest rates immediately drop 2 percent. The rate shock of immediately increasing interest rates 2 percent would cause the fair value of financial asset instruments to decline $26.8 million. To minimize interest-rate risk and its affect on the fair value of the Company’s balance sheet and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio will assist the Company in managing its interest-rate risk position, borrowers may show a preference for fixed rate loans and could possibly take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors recently have shown preferences for deposits of shorter durations.

NSFC ANNUAL 40 REPORT 2003

	Fair Value at December 31, 2003
($ 000s)	Down 2%	Current	Up 2%
ASSETS
Cash and cash equivalents	$38,586	$38,584	$38,582
Securities available for sale	284,264	280,445	267,427
Loans and leases, net	370,694	355,769	342,007
Federal Home Loan Bank stock	1,871	1,871	1,871
Accrued interest receivable	3,429	3,429	3,429
FINANCIAL LIABILITIES
Deposits	$497,245	$493,555	$490,134
Securities sold under repurchase agreements and other short-term borrowings	83,573	83,352	83,132
Federal funds purchased	26,500	26,500	26,500
Federal Home Loan Bank term advances	7,001	6,542	6,115
Advances from borrowers for taxes and insurance	535	535	535
Accrued interest payable	2,180	2,180	2,180

	Fair Value at December 31, 2002
($ 000s)	Down 2%	Current	Up 2%
ASSETS
Cash and cash equivalents	$37,580	$37,578	$37,576
Securities available for sale	238,968	236,898	230,683
Loans and leases, net	379,290	361,709	345,796
Federal Home Loan Bank stock	1,734	1,734	1,734
Accrued interest receivable	2,951	2,951	2,951
FINANCIAL LIABILITIES
Deposits	$454,566	$451,460	$448,508
Securities sold under repurchase agreements and other short-term borrowings	97,437	97,192	96,948
Federal Home Loan Bank term advances	7,102	6,523	5,995
Advances from borrowers for taxes and insurance	466	466	466
Accrued interest payable	3,407	3,407	3,407

NSFC ANNUAL 41 REPORT 2003

     The Company has contractual obligations that may not appear on the balance sheet. The largest of these obligations is commitments to make loans or extend credit through standby letters of credit. Many of these commitments expire without being used. The following table presents the Company’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or similar carrying amount adjustments. The Company does not have any material off-balance sheet arrangements that have,or are reasonably likely to have,a current or future effect on its financial condition.

TABLE 15 CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

		Greater than	Greater than
($ 000s)	One year	1 yr. and less than	3 yrs. or equal	Greater than
As of December 31,2003	or less	or equal to 3 yrs.	to 5 yrs.	5 yrs.	Total
Long-term debt
Federal Home Loan Bank advance	$0	$0	$6,500	$0	$6,500
Other contractual obligations
Unused commitments to make loans	33,655	30,918	22,337	0	86,910
Standby letters of credit	5,605	0	0	0	5,605
Community Reinvestment Act investment commitment	0	0	871	0	871
Data processing contract	350	0	0	0	350

NSFC ANNUAL 42 REPORT 2003

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

     Our independent auditing firm, Crowe Chizek and Company LLC, provides an objective independent review of the fairness of reported operating results and the financial condition of the Company. This firm obtains and maintains an understanding of our accounting and financial controls and employs such testing and verification procedures, as it deems necessary to arrive at an opinion on the fairness of the consolidated financial statements.

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

/s/ Fred Abdula	/s/ Thomas M. Nemeth
Fred Abdula	Thomas M. Nemeth
Chairman of the Board,	Vice President & Treasurer
Chief Executive Officer & President

NSFC ANNUAL 43 REPORT 2003

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

We have audited the accompanying consolidated balance sheets of the NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2003 and 2002 and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois
March 18, 2004

NSFC ANNUAL 44 REPORT 2003

($ 000s)
December 31,	2003	2002
ASSETS
Cash and due from banks	$18,403	$16,475
Interest bearing deposits in financial institutions – maturities less than 90 days	181	163
Federal funds sold	20,000	20,940

Total cash and cash equivalents	38,584	37,578
Securities available for sale	280,445	236,898
Loans and leases	358,226	352,124
Less: Allowance for loan and lease losses	(4,383)	(3,698)

Loans and leases, net	353,843	348,426
Federal Home Loan Bank stock	1,871	1,734
Office buildings and equipment, net	5,370	5,478
Other real estate owned	3,766	2,022
Accrued interest receivable	3,429	2,951
Other assets	2,311	589

Total assets	$689,619	$635,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand — noninterest bearing	$52,398	$47,658
NOW accounts	49,445	48,101
Money market accounts	59,683	48,751
Savings	52,503	48,014
Time, $100,000 and over	170,948	158,345
Time, under $100,000	108,155	98,725

Total deposits	493,132	449,594
Securities sold under repurchase agreements	83,367	97,181
Federal funds purchased	26,500	0
Federal Home Loan Bank advance	6,500	6,500
Advances from borrowers for taxes and insurance	535	466
Accrued interest payable and other liabilities	4,256	5,343

Total liabilities	614,290	559,084
Stockholders’ Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	66,833	65,957
Treasury stock, at cost	(4,388)	(4,103)
Accumulated other comprehensive income (loss), net	(489)	1,365

Total stockholders’ equity	75,329	76,592

Total liabilities and stockholders’ equity	$689,619	$635,676

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 45 REPORT 2003

($ 000s, except per share data)
Years Ended December 31,	2003	2002	2001
Interest income
Loans (including fee income)	$19,925	$21,918	$25,193
Securities
Taxable	6,693	8,288	10,093
Exempt from federal income tax	301	422	630
Federal funds sold and other	88	306	775

Total interest income	27,007	30,934	36,691

Interest expense
Time deposits	6,161	7,674	11,396
Other deposits	1,303	1,944	3,086
Repurchase agreements, federal funds purchased and Federal Home Loan Bank advances	1,939	2,407	4,186

Total interest expense	9,403	12,025	18,668

Net interest income	17,604	18,909	18,023
Provision for loan and lease losses	1,030	300	100

Net interest income after provision for loan and lease losses	16,574	18,609	17,923

Noninterest income
Service fees on deposits	2,202	2,074	1,638
Trust income	701	674	690
Mortgage banking income	374	348	234
Net gains on sales of securities	5	8	700
Other operating income	768	677	673

Total noninterest income	4,050	3,781	3,935

Noninterest expense
Salaries and employee benefits	6,644	6,563	6,171
Occupancy and equipment, net	1,416	1,333	1,341
Data processing	643	539	551
Legal	1,128	405	132
Other operating expenses	2,379	2,260	2,075

Total noninterest expense	12,210	11,100	10,270

Income before income taxes	8,414	11,290	11,588
Provision for income taxes	2,888	3,779	3,829

Net income	$5,526	$7,511	$7,759

Basic and diluted earnings per share	$1.28	$1.71	$1.74

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 46 REPORT 2003

($ 000s)
Years Ended December 31,	2003	2002	2001
Cash flows from operating activities
Net income	$5,526	$7,511	$7,759
Adjustments to reconcile net income to cash from operating activities:
Depreciation	377	360	430
Net gains on sales of securities	(5)	(8)	(700)
Federal Home Loan Bank stock dividends	(137)	(87)	(109)
Provision for loan losses	1,030	300	100
Deferred loan fees	138	199	48
Amortization of mortgage servicing rights	12	22	36
Net change in interest receivable	(478)	1,641	224
Net change in other assets	(573)	696	221
Net change in interest payable and other liabilities	(1,087)	(1,608)	(1,254)

Net cash from operating activities	4,803	9,026	6,755

Cash flows from investing activities
Proceeds from maturities, calls and principal repayments of securities available for sale	1,158,917	697,067	605,679
Proceeds from sales of securities available for sale	2,005	4,436	1,209
Purchases of securities available for sale	(1,207,490)	(721,987)	(630,877)
Change in loans made to customers	(9,035)	(26,067)	(21,427)
Property and equipment expenditures	(269)	(262)	(210)
Proceeds from sales of other real estate owned	717	0	0

Net cash from investing activities	(55,155)	(46,813)	(45,626)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	43,538	42,562	33,911
Securities sold under repurchase agreements and federal funds purchased	12,686	11,011	12,552
Advances from borrowers for taxes and insurance	69	(277)	(73)
Federal Home Loan Bank advances	0	6,500	10,000
Repayment of Federal Home Loan Bank advances	0	(10,000)	(10,000)
Net proceeds from exercise of stock options	0	21	75
Purchases of treasury stock	(285)	(4,103)	0
Dividends paid	(4,650)	(4,664)	(4,466)

Net cash from financing activities	51,358	41,050	41,999

Net change in cash and cash equivalents	1,006	3,263	3,128
Cash and cash equivalents at beginning of year	37,578	34,315	31,187

Cash and cash equivalents at end of year	$38,584	$37,578	$34,315

Supplemental disclosures
Cash paid during the year for
Interest	$10,630	$13,534	$19,960
Income taxes	3,085	3,565	3,480
Noncash investing activities
Transfers made from loans to other real estate owned	2,450	0	0

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 47 REPORT 2003

				Accumulated
		Additional		Other	Treasury	Total
($ 000s, except per share data)	Common	Paid-In	Retained	Comprehensive	Stock	Stockholders’
Years Ended December 31, 2003, 2002 and 2001	Stock	Capital	Earnings	Income (Loss), Net	at Cost	Equity
Balance, December 31, 2000	$1,784	$11,436	$59,817	$(598)	$0	$72,439
Net income			7,759			7,759
Cash dividends ($1.00 share)			(4,466)			(4,466)
Exercise of stock options on 8,910 shares of common stock	4	71				75
Tax benefit from the exercise of stock options		44				44
Unrealized net gain on securities available for sale				478		478

Balance, December 31, 2001	1,788	11,551	63,110	(120)	0	76,329
Net income			7,511			7,511
Cash dividends ($1.06 share)			(4,664)			(4,664)
Exercise of stock options on 2,500 shares of common stock	1	20				21
Tax benefit from the exercise of stock options		13				13
Purchase of 157,150 shares of common stock as treasury stock					(4,103)	(4,103)
Unrealized net loss on securities available for sale				1,485		1,485

Balance, December 31, 2002	1,789	11,584	65,957	1,365	(4,103)	76,592
Net income			5,526			5,526
Cash dividends ($1.08 share)			(4,650)			(4,650)
Purchase of 10,000 shares of common stock as treasury stock					(285)	(285)
Unrealized net loss on securities available for sale				(1,854)		(1,854)

Balance, December 31, 2003	$1,789	$11,584	$66,833	$(489)	$(4,388)	$75,329

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2003	2002	2001
Net income	$5,526	$7,511	$7,759
Other comprehensive income:
Unrealized gains (losses) arising during period on securities available for sale, net of tax	(1,854)	1,485	478

Comprehensive income	$3,672	$8,996	$8,237

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL 48 REPORT 2003

     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”), its wholly-owned subsidiary, Bank of Waukegan (“Bank” or “Subsidiary”), and the Bank’s wholly-owned subsidiary, Northern States Community Development Corporation (“NSCDC”). NSCDC was formed in 2002 and the Bank contributed a parcel of the other real estate owned cash to this entity.

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

     Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosure provided, and future results could differ. The allowance for loan and lease losses, fair value of financial instruments and status of contingencies are particularly subject to change.

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

     Loans and Leases: Loans and leases are reported at the principal balance outstanding, net of deferred loans fees and costs and the allowance for loan and lease losses. Interest income is reported on the interest method and includes amortization of the net deferred loan fees and costs over the loan term.

     Interest income is reported on the interest method and includes amortization of deferred loan fees over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged-off when they become later than 180 days past due. In all cases, loans are placed on nonaccrual status or charged-off if collection of principal or interest is considered doubtful.

     Interest received on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to actual accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimated the allowance balance required using past loan and lease loss experience, the nature and volume of the portfolio, information about specific borrower situation, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in the management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.

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

     Office Buildings and Equipment: Land is carried at cost. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 7 to 20 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

NSFC ANNUAL 49 REPORT 2003

     Other Real Estate: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in net loss on other real estate.

     Goodwill: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance in 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. The effect on net income of ceasing goodwill amortization in each year, 2003 and 2002 was $11,000 and goodwill amortization was $11,000 in 2001. The Company’s remaining goodwill at December 31, 2003 was $84,000 and is not considered to be material.

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

     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $241,000, $244,000 and $265,000 in 2003, 2002 and 2001. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

     Stock Compensation: Expense for employee compensation under stock option plans is reported if options are granted below market price at grant date. There were no stock options outstanding at December 31, 2003.

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

     Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with Financial Accounting Standards Board (FASB) interpretation No. 45 are recorded at fair value.

     Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares.

     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains (losses) on securities available for sale, net of tax, which are also recognized as separate components of equity.

     Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

NSFC ANNUAL 50 REPORT 2003

Year-end securities available for sale were as follows:

	Fair	Gross Unrealized
December 31, 2003	Value	Gains	Losses
U.S. Treasury	$1,003	$0	$0
U.S. Government agencies and corporations	268,376	1,157	(2,207)
States and political subdivisions	6,223	270	0
Mortgage-backed securities	3,667	5	(58)
Equity securities	1,176	35	0

Total	$280,445	$1,467	$(2,265)

	Fair	Gross Unrealized
December 31, 2002	Value	Gains	Losses
U.S. Treasury	$1,004	$2	$0
U.S. Government agencies and corporations	226,161	1,837	(29)
States and political subdivisions	8,522	357	(2)
Mortgage-backed securities	65	5	0
Equity securities	1,146	59	0

Total	$236,898	$2,260	$(31)

Sales of securities available for sale were as follows:

	2003	2002	2001
Proceeds	$2,005	$4,436	$1,209
Gross gains	5	8	712
Gross losses	0	0	12

     Contractual maturities of debt securities available for sale at year-end 2003 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.

Fair
Value
Due in one year or less	$45,641
Due after one year through five years	229,871
Due after five years through ten years	90

275,602
Mortgage-backed securities	3,667
Equity securities	1,176

Total	$280,445

     Agency securities with call options totaled $188,477,000 and $113,767,000 at December 31, 2003 and 2002. As of December 31, 2003 the Company held no structured notes.

     Securities carried at $241,267,000 and $225,291,000 at year-end 2003 and 2002, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 2003, the Company had no securities of a single issuer, other than the U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of consolidated stockholders’ equity.

NSFC ANNUAL 51 REPORT 2003

     Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies and corporations	$203,498	$(2,207)	$0	$(0)	$203,498	$(2,207)
Mortgage-backed securities	3,603	(58)	0	0	3,603	(58)

Total temporarily impaired	$207,101	$(2,265)	$0	$0	$207,101	$(2,265)

     Unrealized losses on U.S. Government agencies and corporation securities and mortgage-backed securities have not been recognized into income because the issuers’ securities are of high quality (rated AA or higher). Management has the intent and ability to hold these securities for the foreseeable future. The fair value is expected to recover as the securities approach their maturity date.

NOTE 3 — LOANS AND LEASES

     Year-end loans were as follows:

	2003	2002
Commercial	$53,596	$64,376
Real estate — construction	35,979	43,675
Real estate — mortgage	215,967	195,388
Home equity	30,985	27,413
Leases	13,100	13,503
Installment	9,471	8,504

Total loans	359,098	352,859
Less:
Unearned income	0	(1)
Deferred loan fees	(872)	(734)

Loans, net of unearned income and deferred loan fees	358,226	352,124
Allowance for loan and lease losses	(4,383)	(3,698)

Loans and leases, net	$353,843	$348,426

     Information regarding impaired and past due over 90 days and still accruing interest loans and leases were as follows:

	2003	2002	2001
Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$0	$0	$0
Year-end impaired loans and leases with allowance for loan and lease losses allocated	18,152	13,227	3,372
Amount of the allowance allocated to impaired loans and leases	1,193	1,307	585
Average of impaired loans and leases during the year	14,439	8,711	1,743
Interest income recognized on impaired loans and leases during impairment	73	268	18
Cash-basis interest income recognized on impaired loans during impairment	73	268	18
Year-end nonaccrual loans and leases	18,174	13,252	3,422
Year-end loans and leases past due over 90 days and still accruing interest	1,476	819	13,971

NSFC ANNUAL 52 REPORT 2003

     Between November 2000 and August 2001, the Company purchased commercial lease pools from Commercial Money Center, a now bankrupt equipment leasing company. These lease pools, with outstanding balances of $11.3 million, are secured by assignments of payment streams, underlying equipment and surety bonds. A large part of our underwriting decision was based on the guarantees of the sureties. These lease pools are included as impaired loans and leases at December 31, 2003. The amount of specific reserve allocated to these leases is $604,000. The trustee is currently holding approximately $1,134,000 of lease payments that are due Bank of Waukegan. Approximately, 70% of the lease pools are performing. The Company could incur losses due to poor repayment performance and if claims against the sureties are dismissed. Upon default of these lease pools, the Company made demand for payment from Illinois Union Insurance Company (“IU”) a wholly-owned subsidiary of Ace Limited Insurance Company (“ACE”) and RLI Insurance Company (“RLI”) under the relative surety bonds. IU, ACE and RLI (the “Sureties”) have failed to make the payments required under the surety bonds. As a result, in April 2002, the Company filed suit against each of the Sureties. The Company’s complaints allege that the Sureties are liable for payment due to the Company under the terms of the bonds. ACE, IU and RLI are seeking to rescind on the surety bonds alleging that the originator of the leases fraudulently induced the insurers to issue the surety bonds, and that the bonds are therefore void. The Company has reviewed these matters with legal counsel and believes it has valid claims as the Sureties undertook the responsibility for all credit and fraud underwriting, and waived all defenses associated with the bonds, including defenses of fraud. The Company will continue to assert all the rights and remedies available to it to obtain payment under the bonds.

     Related party loans were as follows:

2003
Total loans at beginning of year	$2,554
New loans	5,037
Repayments	(2,979)

Total loans at end of year	$4,612

     There were no loans pledged to secure public deposits at year-end 2003. Real estate loans with a carrying value of $23,332,000 were pledged to secure public deposits at December 31, 2002.

     Commercial loans with a carrying value of $38,963,000 and $43,206,000 were made to borrowers in the hotel industry at December 31, 2003 and 2002.

     There were no loans held for sale at year-end 2003 and 2002.

NOTE 4 — ALLOWANCE FOR LOAN AND LEASE LOSSES

     Activity in the allowance for loan losses for the year ended December 31, follows:

	2003	2002	2001
Balance at beginning of year	$3,698	$3,822	$4,689
Provision charged to operating expense	1,030	300	100
Loans charged-off	(509)	(433)	(1,102)
Recoveries on loans previously charged-off	164	9	135

Balance at end of year	$4,383	$3,698	$3,822

NSFC ANNUAL 53 REPORT 2003

     Office and equipment consisted of the following at December 31, 2003 and 2002:

	2003	2002
Land	$1,363	$1,363
Office buildings and improvement	8,341	8,264
Furniture and equipment	2,761	4,641

Total cost	12,465	14,268
Accumulated depreciation	(7,095)	(8,790)

Net book value	$5,370	$5,478

     Depreciation expense amounted to $377,000 in 2003, $360,000 in 2002, and $430,000 in 2001.

NOTE 6 — LOAN SERVICING

     Mortgage loans serviced for others are not reported as assets. These loans totaled $9,141,000 and $18,823,000 at year-end 2003 and 2002. Related escrow deposit balances were $153,000 and $236,000 at year-end 2003 and 2002.

     Activity for capitalized mortgage servicing rights was as follows for 2003, 2002 and 2001:

	2003	2002	2001
Beginning of year	$19	$41	$77
Amortized to expense	(12)	(22)	(36)

End of year	$7	$19	$41

NOTE 7 — DEPOSITS

     At year-end 2003, stated maturities of time deposits were:

2004	$240,422
2005	34,410
2006	4,271

Total	$279,103

     Related party deposits at year-end 2003 and 2002 totaled $12,665,000 and $9,063,000.

     Brokered deposits at year-end 2003 and 2002 totaled $48,931,000 and $15,705,000.

NSFC ANNUAL 54 REPORT 2003

     Securities sold under agreements to repurchase are secured by U.S. government agency securities with a carrying amount of $96,397,000 and $99,801,000 at December 31, 2003 and 2002.

     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2003	2002
Average daily balance during the year	$89,905	$82,930
Average interest rate during the year	1.83%	2.53%
Maximum month end balance during the year	$96,255	$97,181
Weighted average interest rate at year-end	1.59%	2.22%

     Related party securities sold under repurchase agreements at year-end 2003 and 2002 totaled $44,070,000 and $60,000,000.

     Advances from the Federal Home Loan Bank were as follows at both December 31, 2003 and 2002:

Fixed rate, maturity at August 9, 2007, 3.90%	$6,500

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.

     Federal funds purchased is a short-term borrowing from a money center bank. At December 31, 2003 federal funds purchased amounted to $26,500,000.

NSFC ANNUAL 55 REPORT 2003

     A summary of federal and state income taxes on operations follows:

	2003	2002	2001
Current payable tax:
Federal	$3,241	$3,427	$3,367
State	224	212	87
Deferred tax	(577)	140	375

Provision for income taxes	$2,888	$3,779	$3,829

     The components of deferred tax assets and liabilities at December 31, 2003 and 2002 follow:

	2003	2002
Deferred tax assets:
Allowance for loan and lease losses	$1,701	$1,287
Deferred compensation and directors’ fees	79	77
Unrealized net loss on securities available for sale	309	0

Gross deferred tax assets	2,089	1,364
Deferred tax liabilities:
Depreciation	(489)	(491)
Federal Home Loan Bank stock dividends	(198)	(154)
Deferred loan fees	(77)	(175)
Mortgage servicing rights	(3)	(7)
Unrealized net gain on securities available for sale	0	(863)
Other items	(79)	(179)

Gross deferred tax liabilities	(846)	(1,869)

Net deferred tax asset (liability)	$1,243	$(505)

     No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2003	2002	2001
Income tax calculated at statutory rate (34%)	$2,860	$3,839	$3,940
Add (subtract) tax effect of:
Tax-exempt income,net of disallowed interest expense	(119)	(160)	(220)
State income tax,net of federal tax benefit	94	151	100
Other items,net	53	(51)	9

Provision for income taxes	$2,888	$3,779	$3,829

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2003 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,266,000 of deferred tax liability.

NSFC ANNUAL 56 REPORT 2003

     On January 5, 2004, the Company acquired the outstanding stock of Round Lake Bankcorp, Inc. for cash in the amount of $21,408,000 including transaction costs. As a result of the acquisition, the Company has expanded into the Round Lake area of Lake County, Illinois. The Company expects to reduce costs through economies of scale.

     The following table summarizes estimated fair values of the assets acquired and liabilities assumed at January 5, 2004. The allocation of the purchase price is subject to refinement.

(Unaudited)	January 5, 2004
Cash and cash equivalents	$21,042
Securities available for sale	13,960
Loans	70,589
Bank premises and equipment	3,910
Other assets	1,165
Intangible assets	3,246
Goodwill	9,232

Total assets acquired	123,144

Deposits	99,806
Other liabilities	1,930

Total liabilities acquired	101,736

Net assets acquired	$21,408

     The acquired intangible asset was assigned to core deposits that management estimates will be amortized over 10 years, which may change upon receipt of the independent valuation of this asset.

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

     At year-end 2003 and 2002, reserves of $5,491,000 and $5,760,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Cash and cash equivalents at December 31, 2003 and 2002 included $30,341,000 and $19,616,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.

     Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitment does not necessarily represent future cash requirements. Standby letters of credit are conditional commitments to guarantee a customer’s performance to a third party. Under FASB Interpretation No. 45, these instruments are carried at fair value.

NSFC ANNUAL 57 REPORT 2003

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2003	2002
Unused lines of credit and commitments to make loans:
Fixed rate	$14,101	$11,533
Variable rate	72,809	99,896

Total	$86,910	$111,429

Standby letters of credit	$5,605	$5,435

Commitments to make loans at a fixed rate have interest rates ranging primarily from 3.75% to 8.50% at December 31, 2003.

The Company also has Community Reinvestment Act (CRA) investment commitments outstanding of $871,000. The commitment is to be funded over the next five years.

Commitments to make loans to related parties totaled $642,000 and $1,006,000 at December 31, 2003 and 2002.

NSFC ANNUAL 58 REPORT 2003

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank Stock, federal funds purchased, accrued interest receivable and payable, demand deposits and variable rate loans that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For loans, leases, deposits, securities sold under repurchase agreements and fixed rate FHLB advances, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.

     The estimated year-end fair values of financial instruments were:

		Estimated
2003	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$38,584	$38,584
Securities available for sale	280,445	280,445
Loans and leases, net	353,843	355,769
Federal Home Loan Bank stock	1,871	1,871
Accrued interest receivable	3,429	3,429
Financial liabilities:
Deposits	$(493,132)	$(493,555)
Securities sold under repurchase agreements	(83,367)	(83,352)
Federal funds purchased	(26,500)	(26,500)
Federal Home Loan Bank advances	(6,500)	(6,542)
Advances from borrowers for taxes and insurance	(535)	(535)
Accrued interest payable	(2,180)	(2,180)

		Estimated
2002	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$37,578	$37,578
Securities available for sale	236,898	236,898
Loans and leases, net	348,426	361,709
Federal Home Loan Bank stock	1,734	1,734
Accrued interest receivable	2,951	2,951
Financial liabilities:
Deposits	$(449,594)	$(451,460)
Securities sold under repurchase agreements	(97,181)	(97,192)
Federal Home Loan Bank advances	(6,500)	(6,523)
Advances from borrowers for taxes and insurance	(466)	(466)
Accrued interest payable	(3,407)	(3,407)

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

NSFC ANNUAL 59 REPORT 2003

     Actual capital levels and minimum required levels were as follows at December 31, 2003 and 2002:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total Capital
(to risk weighted assets)
Consolidated	$80,116	17.67%	$36,271	8.00%	$45,339	10.00%
Bank	79,928	17.64	36,243	8.00	45,304	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	75,733	16.70	18,136	4.00	27,203	6.00
Bank	75,545	16.68	18,122	4.00	27,182	6.00
Tier I Capital
(to average assets)
Consolidated	75,733	11.92	25,422	4.00	31,778	5.00
Bank	75,545	11.89	25,417	4.00	31,772	5.00
2002
Total Capital
(to risk weighted assets)
Consolidated	$78,838	18.05%	$34,947	8.00%	$43,683	10.00%
Bank	78,559	17.99	34,936	8.00	43,670	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	75,140	17.20	17,473	4.00	26,210	6.00
Bank	74,861	17.14	17,468	4.00	26,202	6.00
Tier I Capital
(to average assets)
Consolidated	75,140	12.60	23,853	4.00	29,816	5.00
Bank	74,861	12.56	23,848	4.00	29,810	5.00

     The Company and Bank at year-end 2003 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.

     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. At December 31, 2003, $34,624,000 of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

NSFC ANNUAL 60 REPORT 2003

     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:

	2003	2002	2001
Average outstanding common shares	4,305,872	4,391,576	4,463,755
Effect of stock options	0	2	1,471

Average outstanding shares for diluted earnings per share	4,305,872	4,391,578	4,465,226

     Information related to stockholders’ equity at December 31, 2003 and 2002 was as follows:

	2003	2002
Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued shares	4,472,255	4,472,255
Outstanding shares	4,305,105	4,315,105
Treasury shares	167,150	157,150

     In April 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan are purchased. As of December 31, 2003, 167,150 shares of stock had been repurchased under the initial stock repurchase program that the Company carries at cost in the amount of $4,388,000.

     In October 2002, the Company adopted a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This Plan was amended effective January 10, 2003 and allows holders of the Company’s common stock the opportunity to purchase additional shares of the Company’s common stock by reinvesting cash dividends, to purchase additional shares of common stock, or to do both. Stockholders who participate in the Plan will have cash dividends paid on their shares of common stock automatically reinvested in shares of common stock. Participants may also make optional cash purchases of not less than $25 or greater than $10,000 per payment.

NSFC ANNUAL 61 REPORT 2003

     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2003	2002
Assets
Cash on deposit at subsidiary bank — noninterest bearing	$291	$367
Interest bearing deposits in unaffiliated bank	43	41

Total cash and cash equivalents	334	408
Equity in underlying book value of Bank of Waukegan	75,056	76,228
Goodwill, net	85	85
Other assets	106	40

Total assets	$75,581	$76,761

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$252	$169
Stockholders’ equity	75,329	76,592

Total liabilities and stockholders’ equity	$75,581	$76,761

Condensed Statements of Income
Years ended December 31,	2003	2002	2001
Operating income
Dividends from Bank	$4,962	$8,765	$4,464
Interest income	2	1	1

Total operating income	4,964	8,766	4,465
Operating expenses	228	259	265

Income before income taxes and equity in undistributed (overdistributed) earnings of Bank	4,736	8,507	4,200
Income tax benefit	107	100	98

Income before equity in undistributed (overdistributed) earnings of Bank	4,843	8,607	4,298
Equity in undistributed (overdistributed) earnings of Bank	683	(1,096)	3,461

Net income	$5,526	$7,511	$7,759

Condensed Statements of Cash Flows
Years ended December 31,	2003	2002	2001
Cash flows from operating activities
Net income	$5,526	$7,511	$7,759
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) overdistributed earnings of Bank	(683)	1,096	(3,461)
Goodwill amortization	0	0	11
(Increase) decrease in other assets	(65)	80	(13)
Increase (decrease) in other liabilities	83	(136)	54

Net cash from operating activities	4,861	8,551	4,350
Cash flows from financing activities
Exercise of stock options	0	21	75
Purchases of treasury stock	(285)	(4,103)	0
Dividends paid	(4,650)	(4,664)	(4,466)

Net cash from financing activities	(4,935)	(8,746)	(4,391)

Increase (decrease) in cash and cash equivalents	(74)	(195)	(41)
Cash and cash equivalents at beginning of year	408	603	644

Cash and cash equivalents at end of year	$334	$408	$603

NSFC ANNUAL 62 REPORT 2003

     Other comprehensive income (loss) components and related taxes were as follows:

	2003	2002	2001
Unrealized holding gains (losses) on securities available for sale	$(3,022)	$2,433	$	,481
Less reclassification adjustments for gains recognized in income	5	8		700

Net unrealized gains (losses)	(3,027)	2,425		781
Tax effect	1,173	(940)		(303)

Other comprehensive income (loss)	$(1,854)	$1,485		$478

NOTE 17 — SEGMENT INFORMATION

     The operating segments are determined by the products and services offered, primarily distinguished between banking, mortgage banking and trust operations. Loans, securities, and deposits provide the revenues in the banking operation. The mortgage banking operation derives its revenues from servicing loans that had been sold in previous years and from fees earned through “table funding arrangements where the mortgage banking operation takes and processes mortgage loan applications that are then funded by another financial institution. Trust fees provide the revenues for trust operations. All operations are domestic.

     The accounting policies used are the same as those described in the summary of significant accounting policies. Mortgage banking and trust segment performance is evaluated using fee income net of direct expenses. Income taxes are not allocated to these segments and selected indirect expenses are allocated. There are no transactions among segments. Substantially all assets are related to the banking segment. Neither mortgage banking nor trust pre-tax net revenues exceeded 10% of total pre-tax income for 2003, 2002 or 2001.

     Information reported internally for performance assessment follows:

		Other	Total
2003	Banking	Segments	Segments
Net interest income	$17,604	$0	$17,604
Provision for loan losses	1,030	0	1,030
Other revenue	2,941	1,109	4,050
Other expenses	11,190	1,020	12,210

Segment profit	$8,325	$89	$8,414

Year-end assets	$689,619	$0	$689,619

		Other	Total
2002	Banking	Segments	Segments
Net interest income	$18,909	$0	$18,909
Provision for loan losses	300	0	300
Other revenue	2,693	1,088	3,781
Other expenses	10,086	1,014	11,100

Segment profit	$11,216	$74	$11,290

Year-end assets	$635,676	$0	$635,676

		Other	Total
2001	Banking	Segments	Segments
Net interest income	$18,023	$0	$18,023
Provision for loan losses	100	0	100
Other revenue	2,916	1,019	3,935
Other expenses	9,301	969	10,270

Segment profit	$11,538	$50	$11,588

Year-end assets	$587,238	$0	$587,238

NSFC ANNUAL 63 REPORT 2003

	Interest	Net Interest	Net	Earnings per Share
2003	Income	Income	Income	Basic	Fully Diluted
First quarter	$7,035	$4,330	$1,382	$0.32	$0.32
Second quarter	6,915	4,393	1,502	0.35	0.35
Third quarter	6,487	4,346	1,360	0.32	0.32
Fourth quarter	6,570	4,535	1,282	0.29	0.29

	$27,007	$17,604	$5,526	$1.28	$1.28

	Interest	Net Interest	Net	Earnings per Share
2002	Income	Income	Income	Basic	Fully Diluted
First quarter	$8,011	$4,914	$2,000	$0.45	$0.45
Second quarter	7,964	5,157	2,094	0.47	0.47
Third quarter	7,620	4,540	1,685	0.39	0.39
Fourth quarter	7,339	4,298	1,732	0.40	0.40

	$30,934	$18,909	$7,511	$1.71	$1.71

     During the fourth quarter 2003, a provision for loan and lease losses in the amount of $600,000 was made due to additional loans being classified as substandard.

NSFC ANNUAL 64 REPORT 2003

     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, May 20, 2004 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.

     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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
1601 N. Lewis Avenue
Waukegan, Illinois 60085
(847) 244-6000 ext. 269

     Transfer Agent, Registrar & Dividend Disbursements: Stockholders with a change of address or related inquiries should contact:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449

     Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year-end.

     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2004:

Half	Record Date	Payment Date
First	May 14	June 1
Second	November 15	December 1

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

     As of March 15, 2004 there were 6,500,000 common shares authorized; 4,472,255 common shares issued and 4,305,105 outstanding; held by approximately 389 registered stockholders.

     As of February 28, 2004, the following security firm indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

Howe Barnes Investments, Inc.
Chicago, Illinois
(800) 800-4693 or (312) 655-2995

     Price Summary: The following schedule details our stock’s quarter high and low bid price:

	2003		2002
	High	Low	High	Low
Quarter Ended:
March 31	$31.98	$27.36	$23.80	$20.55
June 30	33.84	28.44	26.65	22.79
September 30	31.21	27.77	26.73	24.99
December 31	30.49	28.00	27.81	24.70

	2004
	High	Low
For the First Quarter:
(through March 15, 2004)	$30.26	$27.00

     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total
1998	$.28	$.32	$.60
1999	.35	.40	.75
2000	.43	.47	.90
2001	.48	.52	1.00
2002	.53	.53	1.06
2003	.54	.54	1.08

Independent Auditors:
 Crowe Chizek and Company LLC
Oak Brook, Illinois

NSFC ANNUAL 65 REPORT 2003