Form 10-K, Exhibit 13
period 2004-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2005-03-16
CIK 744485

Exhibit 13

NORTHERN STATES FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

($ 000s, except per share data)
As of or for the Year Ended December 31,	2004	2003	2002	2001	2000

INCOME STATEMENT DATA:
Interest income	$32,092	$27,007	$30,934	$36,691	$37,207
Interest expense	9,859	9,403	12,025	18,668	19,220

Net interest income	22,233	17,604	18,909	18,023	17,987
Provision for loan and lease losses	4,625	1,030	300	100	0

Net interest income after provision for loan and lease losses	17,608	16,574	18,609	17,923	17,987
Noninterest income	4,552	4,050	3,781	3,935	3,131
Noninterest expenses	16,623	12,210	11,100	10,270	9,682

Income before income taxes	5,537	8,414	11,290	11,588	11,436
Provision for income taxes	1,536	2,888	3,779	3,829	3,502

Net Income	$4,001	$5,526	$7,511	$7,759	$7,934

BALANCE SHEET DATA:
Cash, non-interest bearing	$20,292	$18,403	$16,475	$18,172	$17,013
Investments (1)	262,074	302,497	259,735	231,772	204,224
Loans and leases, net	434,750	353,843	348,426	322,858	301,579
All other assets	32,468	14,876	11,040	14,436	15,440

Total Assets	$749,584	$689,619	$635,676	$587,238	$538,256

Deposits	$589,344	$493,132	$449,594	$407,032	$373,121
Securities sold under repurchase agreements and other borrowings (2)	74,764	109,867	97,181	86,170	73,618
Federal Home Loan Bank advances	6,500	6,500	6,500	10,000	10,000
All other liabilities	5,794	4,791	5,809	7,707	9,078
Stockholders’ equity	73,182	75,329	76,592	76,329	72,439

Total Liabilities & Stockholders’ Equity	$749,584	$689,619	$635,676	$587,238	$538,256

PER SHARE DATA:
Basic and diluted earnings per share	$0.93	$1.28	$1.71	$1.74	$1.78
Cash dividends declared	1.10	1.08	1.06	1.00	0.90
Book value (at end of year)	17.04	17.50	17.75	17.08	16.24
SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (3)	0.51%	0.87%	1.26%	1.39%	1.59%
Return on average equity	5.44	7.23	9.78	10.33	11.80
Average stockholders’ equity to average assets	9.47	12.01	12.85	13.46	13.46
Tax equivalent interest rate spread (3)	2.88	2.59	2.89	2.60	2.84
Tax equivalent net interest income to average earning assets (3)	3.08	2.91	3.36	3.46	3.87
Non-performing assets to total assets	3.24	3.41	2.53	3.31	1.14
Dividend payout ratio (4)	118.27	84.15	62.10	57.56	50.60

(1)      Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank and Federal Reserve Bank stock.

(2)	Securities sold under repurchase agreements and federal funds purchased.

(3)	Does not reflect impact of securities available for sale on average balances.

(4)	Total cash dividends divided by net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of Northern States Financial Corporation’s (Company) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has two wholly owned subsidiaries, the Bank of Waukegan (the “Bank”) and First State Bank of Round Lake (“First State Bank”). The Bank has one wholly owned subsidiary, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002. Both the Bank and First State Bank are commercial banking companies that provide traditional banking services to corporate, retail and civic entities in their market, as well as mortgage services. The Bank provides trust services in addition. NSCDC was set up to develop and sell one parcel of other real estate owned that was contributed by the Bank in 2002. This parcel, held by NSCDC, is shown, through consolidation, as other real estate owned on the financial statements of the Company.

NSFC ANNUAL     18     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company and its subsidiaries are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. Among other things, these agencies limit the activities in which the Company and its subsidiaries may engage, the investments and loans that the subsidiaries may fund, and set the amount of reserves against deposits that the subsidiaries must maintain.

     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Litigation Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2005 and beyond to differ materially from those expressed in any such forward-looking statements.

     On January 5, 2004, the Company completed its acquisition of First State Bank. Company management plans to merge First State Bank into Bank of Waukegan during 2005.

OVERVIEW

     Year-end records were set at December 31, 2004 for assets, loans and deposits levels. Assets totaled $749.6 million at December 31, 2004 increasing $60.0 million, or 8.7% from the previous year-end. Loans and leases increased $84.3 million and deposits increased $96.2 million compared with year-end 2003. The growth is attributable to the Company’s acquisition of First State Bank on January 5, 2004, which accounted, at year-end, for $129.2 million in assets, $70.1 million in loans and $106.2 million in deposits.

     Net income for 2004 was $4,001,000, decreasing $1,525,000 from $5,526,000 in 2003. Earnings were impacted unfavorably by nonperforming loans and leases as the Company made a provision to the allowance for loan and lease losses of $4,625,000 during 2004, an increase of $3,595,000 compared with a provision of $1,030,000 in 2003. Much of the increased 2004 provision was allocated to nonperforming lease pools totaling $11.3 million that were placed on nonaccrual status at June 30, 2002. At December 31, 2004, the Company had $3.0 million of its allowance for loan and lease losses allocated to these lease pools as compared to $604,000 at December 31, 2003. Based on its analysis of the allowance for loan and lease losses, which includes a review of collateral values for impaired loans, management believes that the allowance at December 31, 2004 of $7.8 million is adequate to cover probable incurred losses in the portfolio.

     Nonperforming loans totaled $19.5 million at December 31, 2004 and consist of nonaccrual loans and leases and other loans 90 days or more past due and in the process of collection. An additional $10.7 million of loans have been classified as impaired because of restructuring to provide a reduction or deferral of principal payments because of deterioration in the financial condition of the borrowers. Nonaccrual loans and leases totaled $19.1 million at December 31, 2004, unfavorably impacting earnings as no interest income is recognized on these loans and leases.

     The Company showed an increase to net interest income during 2004 of $4.6 million, or 26.3%. Net interest income rose in 2004 primarily due to increases to loans and core deposits resulting from the 2004 acquisition of First State Bank.

     Noninterest income for the Company increased in 2004 by $502,000, or 12.4%. Noninterest income rose in 2004 due to increased service charges resulting from growth in deposit accounts brought about from the acquisition of First State Bank in 2004.

     Noninterest expense also increased during 2004, by $4.4 million, or 36.1%. Salaries and employee benefits for 2004 increased $1.9 million compared to 2003, in part due to the acquisition of First State Bank with the addition of 28 employees at year-end 2004. Data processing expense also increased significantly in 2004 by $849,000 as First State Bank was operating with a separate data processing service bureau until October 2004. In addition, data processing expense increased due to the outsourcing of the Company’s item processing. Audit and other professional expenses increased $337,000 in 2004 compared with 2003 due to the Company’s compliance with Section 404 of the Sarbanes Oxley Act.

NSFC ANNUAL     19     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

     Certain critical accounting policies involve estimates and assumptions by management. To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan and lease losses is a critical accounting policy for the Company because management must make estimates of losses and these estimates are subject to change. Estimates are also used to determine the fair value of financial assets including the disclosures as to the carrying value of securities.

     The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses that is increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the balance for the allowance based on information about specific borrower situations, estimated collateral values and the borrowers’ ability to repay their loans. Management also reviews past loan and lease loss experience, the nature and volume of the portfolio, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.

     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan or lease basis for other loans and leases. If a specific loan or lease is determined to be impaired, a portion of the allowance is allocated so that the loan or lease, net of the allocated estimated loss, is reflected in total loans, at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

     Goodwill results from business acquisitions and represent the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

     Other tangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on the straight-line method over their estimated useful lives of seven years.

NSFC ANNUAL     20     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

TABLE 1 ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

($ 000s)
For the Years Ended December 31,		2004			2003			2002

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans and leases (1) (2) (3)	$435,600	$23,655	5.43%	$355,238	$19,964	5.62%	$339,327	$21,966	6.47%
Taxable securities (5)	256,706	7,816	3.03	242,046	6,693	2.77	204,820	8,288	4.06
Securities exempt from federal income taxes (2) (5)	10,886	583	5.38	7,639	456	6.19	9,391	639	6.99
Federal funds sold and other interest earning assets	27,145	328	1.21	8,072	88	1.09	18,935	306	1.62

Interest earning assets (5)	730,337	32,382	4.43	612,995	27,201	4.45	572,473	31,199	5.46
Noninterest earning assets	46,849			23,672			24,836

Average assets (4) (5)	$777,186			$636,667			$597,309

Liabilities and Stockholders’ Equity
NOW deposits	$64,594	363	0.56	$48,967	304	0.62	$47,149	435	0.92
Money market deposits	66,563	636	0.96	51,071	550	1.08	48,121	837	1.74
Savings deposits	83,269	617	0.74	51,371	449	0.87	47,558	672	1.41
Time deposits	354,978	7,157	2.02	255,347	6,161	2.41	234,988	7,674	3.27
Other borrowings	64,855	1,086	1.67	99,369	1,939	1.95	89,554	2,407	2.69

Interest bearing liabilities	634,259	9,859	1.55	506,125	9,403	1.86	467,370	12,025	2.57

Demand deposits-noninterest bearing	62,820			48,459			46,545
Other noninterest bearing liabilities	6,510			5,600			6,629
Stockholders’ equity	73,597			76,483			76,765

Average liabilities and stockholders’ equity	$777,186			$636,667			$597,309

Net interest income		$22,523			$17,798			$19,174

Net yield on interest earning assets (5)			3.08%			2.91%			3.36%

Interest-bearing liabilities to earning assets ratio			86.84%			82.57%			81.64%

(1)	-	Interest income on loans includes loan origination and other fees of $548 for 2004, $430 for 2003, and $448 for 2002.

(2)	-	The financial statement reported interest income is adjusted by the tax-equivalent adjustment amount utilizing a 34% rate tax rate on federally tax-exempt municipal loans and securities. The tax-equivalent adjustment reflected in the above table for municipal loans is approximately $92, $39 and $48 for the years ended 2004, 2003 and 2002. The tax-equivalent adjustment reflected in the above table for municipal securities is approximately $198, $155 and $217 for the years ended 2004, 2003 and 2002.

(3)	-	Non-accrual loans are included in average loans.

(4)	-	Average balances are derived from the average daily balances.

(5)	-	Rate information was calculated based on the average amortized cost for securities. The 2004, 2003 and 2002 average balance information includes an average unrealized gain (loss) for taxable securities of ($1,162), $841 and $745. The 2004, 2003 and 2002 average balance information includes an average unrealized gain (loss) of $49, $270 and $250 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock.

NSFC ANNUAL     21     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

NET INTEREST INCOME

     Net interest income is the Company’s largest source of income and is defined as the difference between interest income on average earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. Major factors affecting net interest income are the general level of interest rates and changes to interest rates and the amount and composition of interest earning assets and interest bearing liabilities.

     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields on such assets and rates on such funds. The results shown reflect the excess of interest earned on assets over the cost of funds.

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

     The Company’s net interest income for 2004, on a fully tax equivalent basis, was $22,523,000 increasing by $4,725,000 compared to interest income for 2003 of $17,798,000. Net interest income on a fully tax equivalent basis for 2003 decreased from 2002 by $1,376,000.

     The major factor in 2004 affecting net interest income was the acquisition of First State Bank. The acquisition added an average $69.8 million in loans, $24.1 million in securities and $12.5 million in federal funds sold to the Company’s interest earning assets during 2004. First State Bank added an average $67.6 million in core deposits of demand, NOW, money market and savings deposits and $38.1 million in time deposits to the Company’s 2004 average deposits. Table 2, “Analysis of Changes in Interest Income and Expense” shows that total 2004 interest income increased mostly due to volume much of which was generated by the First State Bank acquisition.

     Another factor affecting net interest income was changes in market interest rates. The prime rate is one of the leading indicators of change in market interest rates. In 2004, the prime rate began the year at 4.00% and during the second half of the year the prime rate increased five times, at .25% each time, until at year-end it was 5.25%. During 2003, the prime rate began the year at 4.25% and on June 30, 2003 decreased to 4.00%, its lowest level in over 50 years.

     Although interest rates increased during the later half of 2004, average time deposit rates decreased in 2004 to 2.02% from 2.41% in 2003 due to continued repricing. The full effect of the 2004 time deposit rate increases will not be reflected until 2005. Table 2 shows that the increases to total interest expense in 2004 due to volume, mostly attributable to the First State Bank acquisition, were largely offset by decreases to rates on interest bearing liabilities.

     The effect of the interest rate declines on net interest income for 2003 are evidenced in Table 2 in the columns showing the change due to rate. In 2003, net interest income, on a fully tax equivalent basis, decreased $1,376,000 compared with 2002 as the interest rate decreases caused total interest income to decline $3,998,000 while total interest expense declined only $2,622,000.

     A major factor affecting the yields on loans in 2004 and 2003 was the level of nonaccrual loans. Table 7 shows that the level of nonaccrual loans and leases has increased to $19.1 million at December 31, 2004, as compared with $18.2 million and $13.3 million at December 31, 2003 and 2002.

     It is expected that interest rates will continue to rise during 2005 as already evidenced by the prime rate increasing to 5.50% during February 2005. It is expected that interest income on loans will increase during 2005 as Table 10, “Maturity or Repricing of Assets and Liabilities”, shows that 52% of loans will mature or reprice within 90 days of year-end 2004. Interest income on securities will likely not increase in 2005 as significantly as interest income on loans, as only $34.8 million or 13.9% of securities will mature in 2005. Average deposit rates are expected to rise in 2005 as the full effects of time deposit rate increases during the second half of 2004 are realized.

     Many other factors beyond management’s’ control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

NSFC ANNUAL     22     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

TABLE 2 ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

($ 000s)
For the Year Ended December 31	2004 Compared to 2003			2003 Compared to 2002
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due To	Due To	Total	Due To	Due To
	Change	Volume	Rate	Change	Volume	Rate

INTEREST INCOME
Loans	$3,691	$4,384	$(693)	$(2,002)	$994	$(2,996)
Taxable securities	1,123	481	642	(1,595)	1,334	(2,929)
Securities exempt from federal income taxes	127	193	(66)	(183)	(115)	(68)
Federal funds sold and other interest earning assets	240	230	10	(218)	(138)	(80)

Total interest income	5,181	5,288	(107)	(3,998)	2,075	(6,073)

INTEREST EXPENSE

NOW deposits	59	90	(31)	(131)	16	(147)
Money market deposits	86	153	(67)	(287)	49	(336)
Savings deposits	168	245	(77)	(223)	50	(273)
Time deposits	996	2,126	(1,130)	(1,513)	622	(2,135)
Other borrowings	(853)	(606)	(247)	(468)	243	(711)

Total interest expense	456	2,008	(1,552)	(2,622)	980	(3,602)

NET INTEREST INCOME	$4,725	$3,280	$1,445	$(1,376)	$1,095	$(2,471)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.

The financial statement reported interest income is adjusted by the tax-equivalent adjustment amount utilizing a 34% rate tax rate on federally tax-exempt municipal loans and securities. The tax-equivalent adjustment reflected in the above table for municipal loans is approximately $92, $39 and $48 for years ended 2004, 2003 and 2002. The tax-equivalent adjustment reflected in the above table for municipal securities is approximately $198, $155 and $217 for the years ended 2004, 2003 and 2002.

TABLE 3 SECURITIES AVAILABLE FOR SALE

($ 000s)
As of December 31,	2004		2003		2002
		% of Total		% of Total		% of Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$998	0.40%	$1,003	0.36%	$1,004	0.42%
U.S. government-sponsored entities	231,166	92.12	268,376	95.69	226,161	95.47
States & political subdivisions	10,539	4.20	6,223	2.22	8,522	3.60
Mortgage-backed securities	4,985	1.99	3,667	1.31	65	0.03
Equity securities	3,241	1.29	1,176	0.42	1,146	0.48

Total securities available for sale	$250,929	100.00%	$280,445	100.00%	$236,898	100.00%

As of December 31, 2004, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.

The Company holds local municipal bonds which, although not rated, are considered low risk investments.

NSFC ANNUAL   23   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES

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

     All securities of the Company at December 31, 2004 are classified as available for sale. Securities available for sale are carried at fair value. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.

     The carrying value of the securities portfolio decreased $29.5 million to $250.9 million at year-end 2004 as compared to $280.4 million at year-end 2003 after showing an increase of $43.5 million at year-end 2003 from 2002. Average securities, in Table 1, shows an increase in 2004 from 2003 with average taxable securities increasing $14.7 million while securities exempt from federal income taxes increased $3.2 million. Table 1 also shows that total average securities increased $35.5 million in 2003 from 2002. Average securities increased during 2004 due to the First State Bank acquisition that provided $24.1 million in average securities. However, year-end 2004 securities declined from year-end 2003, as the Company did not reinvest proceeds from maturities and calls of securities for liquidity purposes. The net unrealized loss to the securities portfolio was $2.7 million at December 31, 2004 compared to a net unrealized loss at December 31, 2003 of $798,000 reflecting higher bond interest rates at year-end 2004 compared to year-end 2003.

     Bond interest rates rose steadily during 2004 as evidenced by the one-year and two-year U.S. Treasury note rates that increased 149 basis points and 124 basis points at year-end 2004 compared to year-end 2003, causing a decrease to the amount of called securities in 2004. As bond rates increased the amount of securities that were called declined. This is evidenced in the Consolidated Statements of Cash Flows which shows that in 2004, $435 million in securities were called or matured while $394 million in securities were purchased. This is in comparison to 2003 when $1.2 billion in securities were called or matured while $1.2 billion in securities were purchased as interest rates decreased during the first half of 2003 and only rose slightly by year-end 2003. The magnitude of security transactions in 2003 was a turnover in dollars of the securities portfolio of almost five times. More than 90 percent of the securities transactions in 2003 were from calls, maturities and purchases of U.S. government-sponsored entity securities.

     At year-end 2004, $169.2 million of the Company’s U.S. government-sponsored entity securities have call options. As interest rates are expected to rise in 2005, it is unlikely that these call options will be exercised.

     At year-end 2004, the Company had U.S. Treasury securities of $998,000, decreasing slightly from year-end 2003. The Company uses these securities as a pledge for tax deposits that the Bank receives and forwards to the Internal Revenue Service (IRS).

     The carrying value of securities issued by U.S. government- sponsored entities decreased $37.2 million to $231.2 million at December 31, 2004. The Company used the cash flow generated by the decrease in these securities for liquidity purposes.

     The Company sold no securities in 2004 while it sold one U.S. government-sponsored entity security during 2003 that netted proceeds of $2.0 million and the Company recognized a gain of $5,000. The 2003 security sale was done for liquidity purposes.

     The Company attempts to keep at least half its portfolio in securities issued by the U.S. Treasury and U.S. government-sponsored entities, as indicated for all periods reported in Table 3. The Company pledges U.S. Treasury and U.S. government-sponsored entity securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2004, the Company had $223 million in U.S. Treasury and U.S. government-sponsored entity securities pledged. The Company also uses U.S. government-sponsored entity and U.S. Treasury securities to better manage its exposure to changing interest rates, while minimizing credit risk within the portfolio. The carrying value of U.S. Treasury and U.S. government-sponsored entity issues comprised 93% of the total portfolio at December 31, 2004.

     Holdings of securities issued by states and political subdivisions, of which over 95% are tax-exempt, increased $4.3 million to $10.5 million at December 31, 2004 after decreasing $2.3 million at year-end 2003 compared to 2002. The increase came from the First State Bank acquisition and accounted for $5.5 million of the securities issued by states and political subdivisions held by the Company at year-end 2004. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy. The Company is finding it more difficult to purchase enough “bank qualified” tax-exempt issues to replace those issues that either mature or are called.

     The Company, at December 31, 2004, had $5.0 million of its securities portfolio invested in mortgage-backed securities, an increase of $1.3 million from December 31, 2003. For purposes of presentation and discussion the Company includes $1.9 million of collateralized mortgage obligations at year-end 2004 as mortgage-backed securities. The mortgage-backed securities increase resulted from the acquisition of First State Bank that carried $2.3 million of mortgage-backed securities at year-end 2004.

     The Company’s equity securities totaled $3.2 million at December 31, 2004 that consisted of CRA Qualified Investment Fund stock that assists the Company in meeting its Community Reinvestment Act obligations. The Company

NSFC ANNUAL    24    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES (CONTINUED)

increased its investment in these equity securities by purchasing $2.0 million in additional shares during 2004, as the yield was attractive besides the benefit realized in meeting Community Reinvestment Act obligations.

     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments.

     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2004 are shown in Table 4, “Securities Maturity Schedules & Yields”.

TABLE 4 SECURITIES MATURITY SCHEDULE & YIELDS

			Greater than 1 yr.		Greater than 5 yrs.
($ 000s)	Less than or		and less than or		and less than or		Greater
Securities available for sale	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.		than 10 yrs.		Totals
As of December 31, 2004	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury	$998	1.18%	$0	0.00%	$0	0.00%	$0	0.00%	$998	1.18%
U.S. government-sponsored entities	$27,732	3.95	203,434	3.00	0	0.00	0	0.00	231,166	3.11
States & political subdivisions (1)	2,860	4.34	5,229	5.16	876	3.31	1,574	5.36	10,539	4.81
Mortgage-backed securities (2)	0	0.00	1,212	2.70	427	1.25	3,346	2.59	4,985	2.50
Equity securities	3,241	3.63	0	0.00	0	0.00	0	0.00	3,241	3.63

Total	$34,831	3.87%	$209,875	3.05%	$1,303	2.63%	$4,920	3.48%	$250,929	3.17%

(1) -	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2) -	Mortgage-backed securities reflect the contractual maturity of the related instrument.

TABLE 5 LOAN AND LEASE PORTFOLIO

($ 000s)
As of December 31,	2004	2003	2002	2001	2000

Commercial	$50,817	$42,151	$41,480	$44,767	$53,811
Real estate-construction	42,872	37,696	45,185	36,826	25,134
Real estate-mortgage 1-4 family	43,270	27,853	29,800	32,852	35,191
Real estate-mortgage 5+ family	34,460	25,067	22,519	12,630	13,043
Real estate-commercial	216,569	177,034	167,332	157,669	145,610
Home equity	34,607	30,985	27,550	21,593	20,356
Leases	12,550	12,898	13,258	13,661	7,289
Installment	8,329	5,414	5,735	7,221	6,337

Total loans and leases	443,474	359,098	352,859	327,219	306,771
Unearned income	0	0	(1)	(4)	(16)
Deferred loan fees	(912)	(872)	(734)	(535)	(487)

Loans and leases, net of unearned income and deferred loan fees	442,562	358,226	352,124	326,680	306,268
Allowance for loan and lease losses	(7,812)	(4,383)	(3,698)	(3,822)	(4,689)

Loans and leases, net	$434,750	$353,843	$348,426	$322,858	$301,579

The Company had no foreign loans outstanding at December 31, 2004.

NSFC ANNUAL    25    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

LOAN AND LEASE PORTFOLIO

     The Company’s loan and lease portfolio is the largest interest earning asset of the Company. In 2004 the Company’s loans and leases provided $23.6 million of interest income, over 73% of the interest income generated by the Company.

     For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, loans and leases, net of unearned income and deferred loan fees at December 31, 2004 totaled $442.6 million, increasing $84.3 million or 23.5% from year-end 2003. At year-end 2004, loans were at the highest year-end level in the Company’s history. The growth in loans during 2004 followed growth in 2003 when loans and leases, net of unearned income and deferred loan fees increased $6.1 million over year-end 2002. Much of the 2004 growth resulted from the acquisition of First State Bank that accounted for $70.1 million in loans at December 31, 2004. Table 1 shows that loans averaged $435.6 million for 2004, an increase of $80.4 million or 22.6% over the average loans in 2003. Average loans in 2003 increased $15.9 million or 4.7% over 2002 levels.

     Commercial loans at year-end 2004 increased $8.7 million to $50.8 million from December 31, 2003 after increasing $671,000 from year-end 2002. The increase in commercial loans during 2004 came about primarily from the 2004 First State Bank acquisition that contributed $8.5 million in commercial loans at year-end 2004. Commercial loans are secured by leasehold improvements, equipment and inventory.

     The real estate-construction loan portfolio increased $5.2 million during 2004, with balances at December 31, 2004 of $42.9 million compared to $37.7 million at year-end 2003. The increase is attributable partially to the First State Bank acquisition that added $2.7 million in construction loans. Real estate-construction loans declined during 2003 compared to 2002 by $7.5 million due in part to the slowdown in the local economy. As real estate-construction projects are completed, these loans are reclassified to the real estate-mortgage portfolio reflecting the loans’ underlying collateral. The Company has developed an expertise in construction lending and has developed a portfolio of construction and construction-related loans. The construction portfolio consists of loans to residential builders and housing developers and for commercial building projects. The Company recognizes that successful construction lending is dependent upon the successful completion of construction contracts and good management of the company doing the construction. Construction loans are generally made on properties that are under sold contracts. Loans are secured by first lien positions on the real estate and generally have loan to value ratios between 50% to 75% of the appraised value. These loans are usually processed through a title company construction escrow. Terms generally range from six months to three years.

     The real estate-mortgage 1-4 family loan portfolio increased by $15.4 million to $43.3 million at December 31, 2004, as compared to December 31, 2003 with the First State Bank acquisition accounting for $16.0 million of the increase. A large percentage of the 1-4 family loan portfolio is for commercial use and purposes where the commercial borrower secures their loan with their personal real estate. Table 10 shows that $14.8 million or 34.1% of the 1-4 family loans reprice or mature within 90 days. A majority of the fixed rate real estate-mortgage 1-4 family loans contain features that allow the Company to call the mortgage after five years.

     The Bank has a mortgage banking operation that takes and processes loan applications for home mortgages that are then “table funded” by the institution that ultimately will own the loan, with the Bank receiving a fee. During 2004, $8.1 million in mortgage loans were originated through this program compared to $20.6 million in 2003 and $21.9 million in 2002. The 2004 increase in home mortgage rates caused the level of refinanced mortgage applications to dwindle and the $8.1 million in mortgage loans during 2004 mainly represent loans for the purchase of homes.

     First State Bank in 2004 originated, funded and then sold mortgage loans on the secondary market. During 2004, First State Bank sold $2.0 million in mortgage loans and recognized $33,000 in gains from the sale of these loans. At year-end 2004 there were no loans held for sale.

     The real estate-mortgage 5+ family portfolio was $34.5 million at year-end 2004 compared to $25.0 million and $22.5 million at year-ends 2003 and 2002. These loans are secured by apartment buildings of which are quite prevalent in the Company’s lending area due to the proximity to the Great Lakes Naval base. The 2004 increase in these loans is partially due to the 2004 acquisition of First State Bank that at year-end carried $4.4 million of real estate-mortgage 5+ family loans.

     The real estate-commercial loan portfolio increased by $39.5 million to $216.6 million at December 31, 2004, as compared to December 31, 2003, with the First State Bank acquisition accounting for $31.1 million of the increase. Real estate-commercial loans are the Company’s largest segment of the Company’s loan portfolio, accounting for 48.8% of total loans. These loans are secured by commercial properties such as warehouses, factories, retail businesses, lodging establishments, and restaurants. Table 10 shows that $97.8 million or 45.2% of the real estate-commercial loans reprice or mature within 90 days. A majority of the fixed rate real estate-commercial loans contain features allowing the Company to call the mortgage after five years.

     Home equity loans enable consumers to use the equity in their homes to finance purchases and may allow the consumer to receive an interest deduction on their tax return. The interest deduction has made this product an attractive alternative to traditional consumer financing and is one of the products that the Company expects to grow in the future. The home equity portfolio continued to grow during 2004 with balances of $34.6 million at December 31, 2004, an increase of 11.7% from December 31, 2003 levels which had increased 12.5% from 2002.

     The Company has direct financing leases, which decreased slightly to $12.6 million in 2004 from $12.9 million in 2003 after decreasing slightly from 2001. During 2001

NSFC ANNUAL   26   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

LOAN AND LEASE PORTFOLIO (CONTINUED)

and 2000, the Company purchased leases from an investment-banking firm and at year-end 2004 these purchased leases had balances of $11.3 million. These leases became past due and were placed on nonaccrual status on June 30, 2002. The purchased leases carry surety bonds that guarantee payment performance and the Company is in the process of collecting on these leases from the sureties through litigation. See “Note 4 - Loans and Leases” in the Company's annual report for the year ended December 31, 2004, for litigation information.

     Installment loans totaled $8.3 million at year-end 2004 increasing $2.9 million from year-end 2003 of which First State Bank contributed $3.9 million at year-end 2004. As part of its responsibility as a community bank, management continues to make installment loans available to customers despite competition from lower cost financing sources.

     At December 31, 2004, the Company had loans totaling $3.7 million to related parties. Related parties are officers and directors of the Company or its subsidiaries and their related interests. Commitments for loans to related parties at year-end 2004 totaled $1.4 million. Loans and commitments are made to related parties at the same terms and conditions that are available to the public.

     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

MATURITY OF LOANS

     Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate-construction loan portfolio.

     Table 6, shows $15.0 million in construction loans maturing in greater than five years. These loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time, the loans will be reclassified as real estate-mortgage loans.

     The short-term sensitivity of the commercial and real estate-construction loan portfolio to interest rate changes is reflected in the fact that approximately 56.0% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 78.2% are variable rate loans subject to immediate repricing.

TABLE 6 LOAN MATURITY SCHEDULE

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2004	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total

Commercial	$29,587	$17,537	$3,693	$50,817
Real estate-construction	22,879	5,002	14,991	42,872

Total	$52,466	$22,539	$18,684	$93,689

Percent of total	56.00%	24.06%	19.94%	100.00%

Commercial and construction loans maturing after one year:

Fixed rate	$9,008
Variable rate	32,215

Total	$41,223

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and two years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.

NSFC ANNUAL   27   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 7, non-performing assets at year-end 2004 were $24.3 million increasing $860,000 from year-end 2003, after increasing during 2003 by $7.3 million from December 31, 2002.

     Non-performing loans are: (1) loans accounted for on a nonaccrual basis; and (2) accruing loans in the process of collection that are contractually past due ninety days or more as to interest or principal payment. Total non-performing loans at December 31, 2004 were $19.5 million, as compared to $19.7 million at December 31, 2003 and $14.1 million at December 31, 2002. The lease pools totaling $11.3 million have been in nonaccrual status since June 30, 2002. The $11.3 million in lease pools are secured by equipment and surety bonds. Northern States is in the process of collecting on these leases from the sureties through litigation.

     Also on nonaccrual status is a $4.3 million loan for a 90-unit condominium construction project which was classified as a nonaccrual loan effective December 31, 2003. The Company participated in this construction project with other financial institutions and only has a portion of the total loan. The construction project has experienced substantial cost overruns and the principal borrowers have declared bankruptcy. The participating financial institutions have begun foreclosure procedures. In addition, the Company has a $1.5 million loan on a motel located near Chicago’s O’Hare Airport that is on nonaccrual status. The Company participated with other financial institutions and only has a portion of this total loan as well. The financial condition of the borrower has been negatively affected by lowered room occupancy rates. Foreclosure procedures have begun against the motel by the participating financial institutions.

     An analysis of the collateral for the non-performing loans at December 31, 2004 shows that the nonaccrual lease pools account for 58% of non-performing loans while $7.8 million or 40% of the non-performing loans are secured by real estate.

     Impaired loans totaled $29.9 million and $18.2 million at December 31, 2004 and December 31, 2003. The Company considers a loan impaired if it is expected that full principal and interest will not be made under the contractual terms of the note. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. At year-end 2004 and 2003, $5.2 million and $1.2 million of the allowance for loan losses was allocated to the impaired loans. Impaired loans and the allowance allocated to impaired loans increased during 2004 as updated financial information on borrowers showed deterioration in borrowers’s financial conditions. During 2004 and 2003, $132,000 and $73,000 in interest income was recognized on impaired loans, which was all cash basis income. Interest income of $268,000 was recognized on impaired loans in 2002.

     At year-end 2004, the Company has $10.7 million in impaired loans that have been restructured and are not included in non-performing loans. The borrowers have made all payments required under the terms of the restructured loan agreements. The $10.7 million in restructured loans represent three loan relationships. Loans totaling $3.9 million are secured by a motel that has experienced decreased room occupancy rates resulting in the borrower requesting a reduction in loan payments. The second relationship involves loans to a general partnership for an amusement/sports center totaling $5.3 million that are secured by leasehold improvements and equipment. A loan for $1.5 million to a general partnership for improvements to a motel has also been restructured due to decreased room occupancy rates.

     Loans are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection. As presented in Table 7, nonaccrual loans at December 31, 2004 totaled $19.1 million compared to $18.2 million at December 31, 2003, an increase of $957,000 or 5%. A breakdown of the $19.1 million in nonaccrual loans at December 31, 2004 shows $11.3 million in leases, $4.4 million in real estate-construction loans, $2.6 million in real estate-commercial loans, $507,000 in 1-4 family mortgage loans and $279,000 in commercial loans.

     At December 31, 2004, the Company had $343,000 in loans that were 90 days past due and still accruing interest, an decrease of $1,133,000 from $1,476,000 at December 31, 2003. A breakdown of the $343,000 in loans that were 90 days past due and still accruing interest at December 31, 2004, shows $324,000 in real estate-mortgage 1-4 family loans and $19,000 in home equity loans. These loans at year-end 2004 were fully secured and in the process of collection.

     Management will continue its emphasis on the collection of on all non-performing loans, including the collection of unpaid interest.

     Another component of non-performing assets is other real estate owned that consists of assets acquired through loan foreclosure and repossession. The fair value of other real estate owned is reviewed by management at least quarterly to assess the reasonableness of its carrying value, which is lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. At December 31, 2004, other real estate owned was $4.8 million, increasing $1.0 million from December 31, 2003. During 2004, two properties totaling $1,325,000 were transferred to other real estate owned from loans. One was a two story office building in Waukegan, Illinois valued at $1,150,000 and the other was a single family home. The single family home was sold later in 2004, with no net gain or loss on the sale.

     On December 31, 2004, one piece of property accounted for approximately 37% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land situated on Lake Michigan in Waukegan, Illinois. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lakefront development plans. Depending on the

NSFC ANNUAL   28   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

NON-PERFORMING ASSETS (CONTINUED)

final use of the property, remediation of environmental issues may be necessary. Management believes that environmental remediation costs will be recovered without additional expenses as the appraised value of this property is in excess of its carrying value. Proposals under discussion for use of this property include the building of a minor league baseball park and condominiums.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

     There were no other interest earning assets at December 31, 2004 that are required to be disclosed as non-performing.

TABLE 7 NON-PERFORMING ASSETS

($ 000s)
As of December 31,	2004	2003	2002	2001	2000

LOANS AND LEASES:
Nonaccrual status	$19,131	$18,174	$13,252	$3,422	$1,739
90 days or more past due, still accruing	343	1,476	819	13,971	2,373

Total non-performing loans and leases	19,474	19,650	14,071	17,393	4,112
Other real estate owned	4,802	3,766	2,022	2,022	2,022

Total non-performing assets	$24,276	$23,416	$16,093	$19,415	$6,134

Non-performing loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	4.40%	5.49%	4.00%	5.32%	1.34%

Non-performing assets as a percentage of total assets	3.24	3.41	2.53	3.31	1.14
Non-performing loans and leases as a percentage of the allowance for loan and lease losses	249.28	448.32	380.50	455.08	87.69

Impaired Loans — At December 31, 2004, 2003, 2002, 2001 and 2000 impaired loans totaled $29,887, $18,152, $13,227, $3,372 and $1,728 and are included with nonaccrual loans.

Potential Problem Loans — At December 31, 2004, there were $10,673 in loans that have been restructured. Although payments have been made as agreed, they are classified as impaired to assist the borrowers in working out of deficiencies in cash flows and collateral that have been noted. These $10,673 in loans are not included in Table 7.

PROVISION FOR LOAN AND LEASE LOSSES

     A provision is credited to the allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb future loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan and lease loss allowance is analyzed quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Company; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.

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

     Those loans not classified as impaired have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted for changing environmental factors such as economic conditions or trends in loan values or problem loans.

     During 2004, a provision for loan and lease losses was made in the amount of $4,625,000 compared to $1,030,000 in 2003, and $300,000 in 2002. Much of the increased 2004 provision was allocated to the nonperforming lease pools totaling $11.3 million. At December 31, 2004, the Company had $3.0 million of its allowance for loan and lease losses allocated to these lease pools as compared to $604,000 at December 31, 2003. Throughout the

NSFC ANNUAL   29   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

PROVISION FOR LOAN AND LEASE LOSSES (CONTINUED)

year, management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above. If levels of non-performing and impaired loans rise in 2005, management may need to increase the 2005 loan loss provision.

     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2004 there were net charge-offs of $2,001,000 compared to $345,000 in 2003. The acquisition of First State Bank added $805,000 to the allowance for loan and lease losses in addition to the $4,625,000 provided in 2004. The net charge-offs, the addition due to the acquisition and the provision to the allowance increased the allowance by $3.4 million in 2004, bringing the allowance for loan and lease losses to $7.8 million at December 31, 2004, compared with $4.4 million at December 31, 2003. The allowance for loan and lease losses was 1.77% of total loans and leases, net of deferred loan fees at December 31, 2004, compared to 1.22% at the end of the previous year.

     Table 8 also indicates the types of loans charged-off and recovered for the five years from 2000 through 2004 as well as each year’s provision. The largest charge-offs during those years was for commercial loans.

     The Company’s allocation of estimated losses is illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”.

     It should be noted that negative changes to the borrowers’ collateral values or events that may disrupt the expected cash flows might require that the provision to be increased. Larger allocations of the allowance for loan and lease losses might be required for those loans affected.

     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2004, is adequate to cover current loan losses.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
Year Ended December 31,	2004	2003	2002	2001	2000

Balance at the beginning of year	$4,383	$3,698	$3,822	$4,689	$5,368

Addition due to acquisition	805	0	0	0	0
Charge-offs:
Commercial	(1,536)	(192)	(286)	(1,073)	(692)
Real estate-construction	(0)	(8)	(0)	(0)	(29)
Real estate-mortgage 1-4 family	(9)	(229)	(0)	(0)	(0)
Real estate-mortgage 5+ family	(0)	(32)	(0)	(0)	(0)
Real estate-commercial	(75)	(8)	(107)	(0)	(81)
Home equity	(0)	(0)	(0)	(0)	(0)
Leases	(300)	(0)	(0)	(0)	(0)
Installment	(112)	(40)	(40)	(29)	(36)

Total charge-offs	(2,032)	(509)	(433)	(1,102)	(838)

Recoveries:
Commercial	19	93	3	124	147
Real estate-construction	0	8	0	0	0
Real estate-mortgage 1-4 family	0	0	0	0	0
Real estate-mortgage 5+ family	0	0	0	0	0
Real estate-commercial	0	61	4	0	0
Home equity	0	0	0	0	0
Leases	5	0	0	0	0
Installment	7	2	2	11	12

Total recoveries	31	164	9	135	159

Net charge-offs	(2,001)	(345)	(424)	(967)	(679)

Provision for loan and lease losses	4,625	1,030	300	100	0

Balance at end of year	$7,812	$4,383	$3,698	$3,822	$4,689

Allowance as a % of total loans and leases, net of unearned income and deferred loan fees	1.77%	1.22%	1.05%	1.17%	1.53%
Net charge-offs to average loans and leases outstanding during the year	0.46%	0.10%	0.12%	0.31%	0.25%

NSFC ANNUAL 30 REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

TABLE 9 ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
As of December 31,	2004		2003		2002		2001		2000
		Percent of		Percent of		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Commercial	$1,613	11.46%	$1,679	11.74%	$878	11.75%	$1,080	13.68%	$973	17.54%
Real estate-construction	102	9.67	305	10.50	16	12.81	61	11.25	1,020	8.19
Real estate-mortgage 1-4 family	48	9.76	45	7.75	79	8.44	59	10.04	60	11.47
Real estate-mortgage 5+ family	15	7.77	26	6.98	35	6.38	28	3.86	0	4.25
Real estate-commercial	1,349	48.83	129	49.30	424	47.42	568	48.19	706	47.46
Home equity	10	7.80	0	8.63	50	7.81	84	6.60	2	6.64
Leases	3,059	2.83	604	3.59	604	3.76	0	4.17	0	2.38
Installment	117	1.88	52	1.51	38	1.63	58	2.21	47	2.07
Unallocated	1,499	NA	1,543	NA	1,574	NA	1,884	NA	1,871	NA

Total	$7,812	100.00%	$4,383	100.00%	$3,698	100.00%	$3,822	100.00%	$4,679	100.00%

NONINTEREST INCOME

     Noninterest income totaled $4,552,000 in 2004, increasing $502,000 or 12.4% compared to 2003. Service fees on deposits increased totaled $2,482,000 in 2004, increasing $280,000 or 12.7% compared to 2003. The 2004 increase in service fees on deposits resulted from $403,000 in fees generated by First State Bank. Service fees at the Bank declined during 2004 from 2003 by $123,000 due to decreased overdraft fee income and service charges on commercial checking accounts. Overdraft fee income for the Bank in 2004 declined $66,000, as average overdraft balances were only $281,000 in 2004 as compared with $306,000 in 2003. Commercial checking account service fee income at the Bank decreased by $34,000 due to increases to commercial deposits that offset transaction charges.

     Trust income increased $5,000 to $706,000 in 2004, compared to $701,000 in 2003. At December 31, 2004, trust assets under administration totaled $161 million compared to $159 million at year-end 2003.

     The total income generated from mortgage banking activities of the Company came to $170,000 during 2004 declining $204,000 from 2003. Higher mortgage interest rates during 2004 caused mortgage refinancing activities to decline significantly and most of 2004’s mortgage application activities were for home purchases.

     Other operating income increased $421,000 in 2004, to $1,194,000 compared to $773,000 in 2003. This increase was primarily related to First State Bank’s $246,000 in other operating income in 2004, generated from teller service charges, ATM and debit card transaction fees and safe deposit box rents.

     Comparing 2003 to 2002, noninterest income totaled $4,050,000 in 2003, increasing $269,000 or 7.11%. Service fees on deposits totaled $2,202,000 in 2003, increasing $128,000 or 6.17% compared to 2002. The majority of this increase was the result of higher overdraft fee income, which increased $93,000 in 2003, compared to 2002. The Company has an overdraft program that honors overdraft items for qualified retail customers up to $500 and this program contributed to the increase in overdraft fee income. During 2003, fee income from one of the retail checking products that includes a package of banking services for a monthly fee increased by $23,000. Service fees on commercial checking accounts also increased by $9,000 in 2003.

     Trust income increased $27,000 or 4.01% to $701,000 in 2003, compared to $674,000 in 2002. At December 31, 2003, trust assets under administration totaled $159 million compared to $139 million at year-end 2002.

     The Company generated mortgage banking income of $374,000 for 2003, compared to $348,000 in 2002, an increase of $26,000. Lower mortgage interest rates during the first half of 2003 caused mortgage refinancing activities to increase but this curtailed by the end of 2003 as mortgage interest rates increased.

     Other operating income increased $88,000 or 12.85% in 2003, to $773,000 compared to $685,000 in 2002. The Bank continued to promote the debit card that was first introduced during the summer of 2002, resulting in ATM fee income increasing $73,000 during 2003, compared to 2002.

NSFC ANNUAL 31 REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST EXPENSES

     In 2004, total noninterest expenses were $16.6 million increasing by $4.4 million from 2003 or 36.1%. As a percent of average assets, noninterest expenses were 2.14% in 2004 compared to 1.92% in 2003 and 1.86% in 2002.

     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expenses. A ratio of less than 50.0 percent is often used as a benchmark for financial institutions in considering whether noninterest expenses are well managed. The Company’s efficiency ratio was 62.1% in 2003, compared to 56.4% in 2003, and 48.9% in 2002.

     The largest increases to noninterest expense in 2004 resulted from the acquisition of First State Bank. The acquisition added 28 employees at year-end 2004 and two branch offices. Noninterest expenses at First State Bank totaled $3.7 million in 2004.

     Salaries and other employee expenses rose $1.9 million in 2004, a 27.9% increase from 2003. First State Bank contributed $1.6 million to salary and other employee benefits expense during 2004. Initially the First State Bank acquisition added 38 employees to the Company. By year-end 2004, the number of First State Bank employees was reduced to 28 through attrition, incorporating them as Bank employees and through reductions of redundant staff.

     Occupancy and equipment expense increased $564,000 or 39.8% to $1,980,000 in 2004, as compared to $1,416,000 in 2003. Additional occupancy expenses pertaining to the two branches added from First State Bank came to $516,000 in 2004.

     Data processing expense was $849,000 greater in 2004, as compared to 2003, totaling $1,492,000 in 2004. First State Bank accounts for $572,000 of the increase in data processing expense. Until October 2004, First State Bank continued to use the data processing service bureau they had prior to the acquisition. In October 2004, First State Bank converted to the same data processing service bureau used by the Bank. With the October 2004 conversion, First State Bank’s data processing expenses have dropped significantly. In April 2004, the Bank outsourced its item processing function to accommodate new check clearing technologies required by new regulations and allowing the Bank to archive items via imaging technology. The outsourcing has increased data processing expenses approximately $28,000 a month.

     Legal expense decreased $170,000 during 2004 as compared with 2003 and totaled $958,000 in 2004. A majority of the legal fees pertained to continued litigation involving the $11.3 million of nonperforming lease pools. It is expected that legal expense will remain at similar levels in 2005 until the lease pool litigation is resolved.

     Purchase accounting for financial institutions requires that an intangible asset be recorded for the acquisition of lower-cost core deposits such as checking, savings and money market accounts. The core deposit valuation for the acquisition of First State Bank was $3.2 million and is being amortized over an estimated life of seven years. During 2004, the related amortization of intangibles was $464,000.

     The Company had increased audit and other non-legal professional fees totaling $821,000 in 2004, an increase of $337,000, compared to 2003. The increases were caused by compliance with requirements of Section 404 of the Sarbanes Oxley Act, in which the Company more formally documented and tested its internal controls. To help meet these requirements, the Company has hired consulting and accounting firms to assist the Company.

     During 2004, other operating expenses increased $510,000 or 26.9% from 2003. The Company experienced $464,000 more in operating expenses during 2004 due to First State Bank.

     Comparing 2003 to 2002, noninterest expenses increased by $1.1 million to $12.2 million, an increase of 10.0% from 2002.

     Salaries and other employee expenses rose $81,000 in 2003, a 1.2% increase from 2002. During 2003 expenses for regular salaries grew $94,000. This increase is attributable to yearly merit salary increases. Group insurance rates increased in 2003, causing this expense to be $69,000 greater than in 2002. Profit sharing expense increased $17,000 in 2003, over 2002, while bonus expense declined by $39,000 in 2003, as a portion of the bonus was not paid due to the lower net income earned in 2003. Salary costs relating to stock appreciation rights were $55,000 less in 2003, as the remaining stock appreciation rights had been exercised in 2002.

     Occupancy and equipment expenses increased $83,000 or 6.2% to $1,416,000 in 2003, as compared to $1,333,000 in 2002. As equipment has aged, equipment maintenance costs increased $49,000 in 2003. Real estate taxes grew in 2003, by $27,000 or 13.6% as local school bond issues were passed that caused increased property tax rates.

     Data processing expense totaled $643,000 in 2003 and was $104,000 greater than in 2002. The increase in 2003 data processing expense resulted partially from yearly increases from our major data processor. Data processing expense for data backup agreements also increased. In addition, the Company’s internet banking product has grown and data processing expenses relating to that product have increased.

     Legal expense increased as levels of non-performing assets rose during 2003. The largest legal expenditure in 2003 was $700,000 from continued litigation against the sureties of the purchased lease pools.

     Audit and non-legal professional expense totaled $484,000 in 2003, increasing $33,000 as compared to 2002.

     During 2003, other operating expenses increased $119,000 from 2002. The Company experienced $145,000 more in miscellaneous operating losses during 2003 due to a wire transfer fraud, than in 2002. During 2003, the Company reversed a disallowed charitable contribution expense taken in 2002, causing contribution expenses for

NSFC ANNUAL     32    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

NONINTEREST EXPENSES (CONTINUED)

2003 to be $367,000 under 2002. In 2003, there were increases to other real estate owned expenses from 2002 of $300,000 due to the acquisition of two motels that added $1.5 million to other real estate owned. Expenses related to the Company’s overdraft and checking products increased $50,000 during 2003, compared to 2002.

FEDERAL AND STATE INCOME TAXES

     For the years ended December 31, 2004, 2003 and 2002, the Company’s provision for federal and state taxes as a percentage of pretax earnings was 27.7%, 34.3% and 33.5%.

     The actual tax rates differ from the statutory rates because the pretax earnings include amounts of interest on United States Treasury and government-sponsored entity securities, which are nontaxable for state income tax purposes. Interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate.

     The tax rate as a percentage of pretax earnings decreased in 2004. This occurred as income before taxes totaled $5.5 million, decreasing $2.9 million in 2004 as compared with 2003 due to the increased provision for loan and lease losses of $4.6 million in 2004 compared to $1.0 million in 2003. Interest on United States Treasury and government-sponsored entity securities, which are nontaxable for state income tax purposes, totaled $7.2 million in 2004, causing the Company to have a $178,000 benefit for state income taxes during 2004, thus lowering the tax rate. In addition, interest earned on local political subdivision securities that are nontaxable for federal income tax purposes increased in 2004 by $84,000 as compared with 2003 also contributing to the reduction to the 2004 tax rate.

NSFC ANNUAL     33    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

TABLE 10 MATURITY OR REPRICING OF ASSETS AND LIABILITIES

		SUBJECT TO REPRICING WITHIN
($ 000s)		IMMEDIATE	90 DAYS	180 DAYS	1 - 3	3 - 5	5 - 10
As of December 31, 2004	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS	YEARS	YEARS	YEARS

ASSETS:
Interest bearing deposits in financial institutions	$75	$75	$0	$0	$0	$0	$0
Federal funds sold	8,932	8,932	0	0	0	0	0
Securities:
U.S. Treasury	998	998	0	0	0	0	0
U.S. government-sponsored entities	231,166	5,986	2,010	19,736	190,634	12,800	0
State & political subdivisions	10,539	858	1,256	746	3,277	1,952	2,450
Mortgage-backed securities (1)	4,985	0	0	0	0	1,212	3,773
Equity securities (2)	5,379	5,379	0	0	0	0	0
Loans and Leases:
Commercial	50,817	33,540	3,400	6,799	2,482	1,945	2,651
Real estate — construction	42,872	33,184	182	365	6,270	0	2,871
Real estate — mortgage 1-4 family	43,270	14,766	862	1,726	8,595	14,886	2,435
Real estate — mortgage 5+ family	34,460	11,472	153	306	2,142	7,149	13,238
Real estate — commercial	216,569	97,806	1,345	2,690	35,960	49,370	29,398
Home equity	34,607	34,567	0	0	0	0	40
Leases	12,550	1,146	0	0	11,404	0	0
Installment	8,329	4,893	151	300	1,705	998	282

TOTAL INTEREST EARNING ASSETS	$705,548	$253,602	$9,359	$32,668	$262,469	$90,312	$57,138

LIABILITIES:
NOW accounts	$65,341	$65,341	$0	$0	$0	$0	$0
Money market accounts	64,635	64,635	0	0	0	0	0
Savings	82,313	82,313	0	0	0	0	0
Time deposits, $100,000 and over	183,211	58,738	35,199	80,721	8,553	0	0
Time deposits, under $100,000	131,937	40,254	24,708	40,644	26,331	0	0
Federal Home Loan Bank term advance	6,500	0	0	0	6,500	0	0
Federal funds purchased	15,000	15,000	0	0	0	0	0
Securities sold under repurchase agreements	59,764	50,560	5,811	3,393	0	0	0

TOTAL INTEREST BEARING LIABILITIES	$608,701	$376,841	$65,718	$124,758	$41,384	$0	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(123,239)	$(56,359)	$(92,090)	$221,085	$90,312	$57,138
CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(123,239)	$(179,598)	$(271,688)	$(50,603)	$39,709	$96,847
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (3)		0.67	0.59	0.52	0.92	1.07	1.16

1)	Mortgage-backed securities reflect the time horizon of the contractual maturity of these financial instruments.

2)	Equity securities includes Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock.

3)	Interest earning assets divided by interest-bearing liabilities.

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

TABLE 11 TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2004	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total

Time deposits, $100,000 and over:
Retail deposits	$14,931	$9,359	$17,458	$5,296	$47,044
Corporate deposits	9,334	6,937	44,152	2,683	63,106
Public fund deposits	34,473	18,903	19,111	574	73,061

Total time deposits, $100,000 and over	$58,738	$35,199	$80,721	$8,553	$183,211

The Company has no foreign banking offices or deposits.

NSFC ANNUAL     34    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest rate sensitive earning assets and interest bearing liabilities.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

     A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would indicate that there would be an increase in net interest income while a positive gap would tend to indicate that net interest income would be adversely impacted. The Company’s gap position is illustrated in Table 10, “Maturity or Repricing of Assets and Liabilities”.

     At the holding company level, the Company has no source of liquidity other than dividends from its subsidiaries, the Bank and First State Bank, or from cash payments from the subsidiaries for their liabilities for income taxes and audit and other expenses that are consolidated and paid at the holding company level. Dividends from the Bank to the holding company in 2004 totaled $26.2 million with $20.8 million for the purchase of First State Bank on January 5, 2004 and $619,000 on September 30, 2004 for the buyout of the data processing contract of First State Bank pursuant to the purchase agreement. Additional dividends from the Bank to the holding company in 2004 were $400,000 that the holding company used for treasury stock purchases and $4.4 million used for cash dividends to stockholders. In 2004, First State Bank paid a dividend of $300,00 that the holding company used along with the $4.4 million dividend from the Bank, to pay cash dividends to stockholders of $4.7 million. At year-end 2004, the Bank had approximately $12 million in retained earnings available to be paid as dividends to the holding company without prior regulatory approval, while First State Bank had approximately $300,000 in retained earnings available to be paid to the holding company as dividends.

     Liquidity management at the Bank and First State Bank subsidiaries, involves the ability to meet the cash flow requirements of the subsidiaries and its customers. The subsidiaries need to have proper cash flow to meet the requirements of depositors wanting to withdraw funds. The subsidiaries must meet the needs of borrowers for credit as well.

     Federal funds sold, interest bearing deposits in banks and marketable securities, particularly those of shorter maturities, are principal sources of asset liquidity. The subsidiaries classify all of their securities as available for sale, which increases the subsidiaries’ flexibility in that they can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale had a carrying value of $250.9 million at December 31, 2004. Securities at December 31, 2004, in the amount of $223.0 million were pledged to secure public deposits and repurchase agreements.

     Federal funds sold at December 31, 2004 were $8.9 million as compared to $20.0 million at December 31, 2003. The Bank and First State Bank subsidiaries sell excess funds overnight to money center banks. These funds provide the subsidiaries with flexibility to fund loans or meet depositor requirements.

     At December 31, 2004, the Bank had borrowings from the Federal Home Loan Bank of $6.5 million and short-term borrowings of federal funds purchased of $15.0 million as compared with $6.5 million of Federal Home Loan Bank advances and $26.5 million of federal funds purchased at year-end 2003. Federal funds purchased are overnight borrowings from the money center banks that the subsidiaries use for liquidity purposes.

     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term securities and fixed rate loans. Time deposits of $100,000 or more are more rate sensitive than savings accounts. Management has portrayed savings accounts and NOW accounts as immediately repricable in Table 10, because of management’s ability to change the savings and NOW account interest rate even though market conditions may allow these rates to remain stable.

     As shown in Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, 4.7% of the time deposits $100,000 and over mature after one year, differing from 8.5% at December 31, 2003, showing a shortening of maturities in this type of deposit.

     The Company historically has had high level of time deposits over $100,000. As of December 31, 2004, time deposits over $100,000 were 30.1% of total interest bearing liabilities compared to 30.7% in 2003. Table 11 shows at year-end 2004 that there were $73.1 million or 40% of the time deposits over $100,000 from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.

     Securities sold under repurchase agreements amounted to $59.8 million at December 31, 2004, a decrease of $23.6 million from $83.4 million at year-end 2003. Securities sold under repurchase agreements are offered through either an overnight repurchase agreement product or a term product with maturities from 7 days to one year. The decrease in repurchase agreements was mainly from the term product as purchasers of the term product retained their funds for other business purposes or invested their funds in other higher yield-

NSFC ANNUAL     35    REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS (CONTINUED)

ing financial instruments. Securities sold under repurchase agreements provide a short-term source of funds to the Company. As Table 10 indicates, all of this liability reprices within 1 year, with 85% repricing in the immediate to 90-day time frame.

     At December 31, 2004, approximately 52% of the Company’s loan and lease portfolio floats with the prime rate or reprice within 90 days, a decrease from 64% at December 31, 2003. This decrease in part is from the acquisition of First State Bank, which had a higher proportion of fixed rate loans than the Bank. Interest rates are expected to increase in 2005. Borrowers will likely choose fixed rate loans so that their loan rate will not rise with perceived future rate increases. These developments, along with competition, may cause the percentage of fixed rate loans to increase in the future.

     Securities issued by U.S. government-sponsored entities that reprice within 365 days amount to $27.7 million according to Table 10. It should be noted that in Table 10, the repricing of these securities is based on the maturity date of the investments. At December 31, 2004, $169.2 million or 73.2 percent of the Company’s U.S. government-sponsored entity securities have call options that allow the issuer to call or payoff the security prior to maturity. It is expected that interest rates will increase in 2005 and consequently there will be few calls of these securities. However, if interest rates should decline, the possibility that these securities will be called increases.

     As Table 10 shows, at December 31, 2004, the Company had a negative gap in the immediate to 90 day time horizon, with the cumulative excess interest earning assets (liabilities) remaining negative through the three-year time horizon. The Company’s liability sensitivity would indicate that an increase in interest rates would have a negative impact on future net interest income.

     Another source of funds for liquidity for the Company are brokered deposits. These are time deposits placed in the Bank by a broker from depositors outside of the Banks geographic area. The need for funds to purchase First State Bank and the decrease in securities sold under repurchase agreements in 2004 has caused the Company to increase its use of brokered deposits. In 2004, the Company offered the time deposits to brokered depositors at 10 to 15 basis points greater than the terms and conditions that were offered to local depositors. At December 31, 2004, the Company had $71.3 million in brokered deposits compared to $48.9 million at year-end 2003. The Company expects to continue to use brokered deposits in 2005.

     To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Bank has $25.0 million in federal funds lines of credit from one independent bank of which the Bank had drawn $15.0 million at December 31, 2004.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

     Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2004 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2004, the Company had balances of $59.8 million of repurchase agreements.

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

     As shown in Table 12, average repurchase agreements were $56.7 million during 2004, compared to $89.9 million during 2003, and $82.9 million in 2002. During 2004, commercial repurchase agreement customers retained their funds for other business purposes or invested their funds in non-Company higher yielding financial instruments. Repurchase agreements issued to related parties of the Company totaled $18.6 million at December 31, 2004. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.

     There was $15.0 million in federal funds purchased, a short-term borrowing, at December 31, 2004 compared to $26.5 million one at year-end 2003. During 2004, there were average federal funds purchased of $1.6 million compared to $3.0 million during 2003. There were no federal funds purchased during 2002 .

     Table 12, “Securities Sold under Repurchase Agreements”, provides information as to year-end and average balances, maximum amounts outstanding and interest rates for 2004, 2003 and 2002.

NSFC ANNUAL      36     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS (CONTINUED)

TABLE 12 SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

($ 000s)
At or for the Year Ended December 31,	2004	2003	2002

Balance at end of year	$59,764	$83,367	$97,181
Weighted average interest rate at end of year	1.89%	1.59%	2.22%

Maximum amount outstanding	$69,734	$96,255	$97,181
Average daily balance outstanding during the year	56,749	89,905	82,930
Weighted average interest rate during the year	1.41%	1.83%	2.53%

CAPITAL

     Capital is important to the Company as it provides a basis for future growth and a base to absorb any financial setbacks that might be encountered. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution’s capital may be evaluated.

     The Company and its subsidiaries’ capital ratios exceed these minimum guidelines, both in terms of Tier I capital (stockholders’ equity of the Company less intangible assets), and in terms of Tier II capital (Tier I capital plus the allowance for loan and lease losses). The effect of the unrealized gains (losses) on securities available for sale is excluded from the capital ratio calculations.

     Regulatory capital guidelines require that the amount of capital increase with the amount of risk inherent in a company’s balance sheet and off-balance sheet exposures. Capital requirements for the Company to be considered well capitalized are that Tier I capital to average assets must be 5% and Tier I capital to risk weighted assets must be 6%. The requirements are that Tier II capital must be 10% of risk adjusted assets in order for the Company to be considered well capitalized. All of the Company’s capital ratios exceed the level required under regulatory guidelines as shown in Table 13, “Capital Standards”.

     In April 2002, the Company announced a Stock Repurchase Program (the “Program”) that allows the Company to repurchase up to 200,000 shares of its outstanding stock. The purpose of the Program is to increase earnings per share and better utilize the excess capital of the Company. The shares may be repurchased from time to time either in open market or in private transactions as market conditions warrant. At year-end 2004, 177,150 shares of Northern States Financial Corporation’s stock had been purchased of which the carrying value of the treasury stock, at cost, was $4.7 million. In February 2003, the Company announced that the Board of Directors had approved an additional Stock Repurchase Program that allows the Company to repurchase an additional 200,000 shares of its outstanding stock.

     During 2004, the Company paid cash dividends to stockholders of $1.10 per share compared to $1.08 per share in 2003. In 2004, the dividend payout ratio of dividends per share to earnings per share was 118%, an increase from 2003 which had a dividend payout ratio of 84%.

NSFC ANNUAL       37     REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

($ 000s) AS OF DECEMBER 31, 2004	TABLE 13 CAPITAL STANDARDS

QUALIFYING FOR TIER I CAPITAL:

Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	66,102
Treasury stock, at cost	(4,660)
Less - Intangible assets	(12,304)

TOTAL QUALIFYING TIER I CAPITAL	$62,511

QUALIFYING FOR TIER II CAPITAL:

Total Qualifying Tier I Capital	$62,511
Allowance for loan losses-qualifying portion	6,789

TOTAL QUALIFYING TIER II CAPITAL	$69,300

TOTAL ASSETS	$749,584

RISK-BASED ASSETS	TOTAL	RISK-BASED

Zero percent risk weighting	$6,084	$0
Twenty percent risk weighting	270,999	54,200
Fifty percent risk weighting	109,311	54,656
One hundred percent risk weighting (1)	434,291	434,291

TOTAL RISK-WEIGHTED ASSETS	$820,685	$543,147

(1)	Includes off-balance sheet items

CAPITAL REQUIREMENTS	$	%

(Tier I Capital to Average Assets)
REQUIRED	$38,915	5.00%
ACTUAL	62,511	8.03
RISK-BASED CAPITAL:
Tier I:
REQUIRED	$32,589	6.00%
ACTUAL	62,511	11.51
Tier II:
REQUIRED	$54,315	10.00%
ACTUAL	69,300	12.76

CASH FLOWS

In 2004, cash flows from operating income were above accrual basis net income by $6.0 million due primarily to the provision for loan and lease losses of $4.6 million. Cash flows in 2003 from operating income were below accrual basis net income by $723,000 due to changes in interest payable and other liabilities as payments of interest accrued in 2002 were paid in 2003. Cash flows in 2002 from operating income were above accrual basis net income by $1.5 million due to depreciation, the provision for loan losses and net changes in other assets. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.

     The major cash flow investing activities of the Company are for loans, securities available for sale and building and equipment. Loans are the most important source of interest income revenues to the Company while securities available for sale provide another important source of interest income.

     During 2004, and in the previous two years, the increases the Company experienced in its loan and leases created outflows of cash. Net outflows of cash for funding loans and leases in 2004 were $16.6 million. During 2003, there were net outgoing cash flows from loans for loans of $9.0 million and in 2002 the net out flows of cash for funding loans were $26.1 million.

     In 2004, there were $435.2 million in cash inflows from maturities and calls of securities available for sale while cash out flows of $393.7 million for purchases of securities for sale occurred creating a net cash inflow of $41.5 million. In 2003, $1.2 billion of cash inflows were derived from securities available for sale being called or matured while $1.2 billion of cash outflows occurred as securities were purchased. The decline in market interest rates during the first half of 2003, resulted in call provisions on the securities being exercised and further necessitated purchases to replace the called securities. In 2003, sales of securities also provided cash inflows of $2.0 million. Securities transactions in 2002 show similar cash flows. In 2002, declines in interest rates caused $697.1 million cash inflows from calls and maturities of securities and cash outflows of $722.0 million for purchasing securities. In 2002, sales of securities also provided cash inflows of $4.4 million.

     Another investing activity of the Company is the purchase of property and equipment that allows the Company to properly service its customers. During 2004, the Company paid out $601,000 for property and equipment expenditures as compared to $269,000 in 2003 and $262,000 in 2002. The Company’s major expenditures for property and equipment in 2004 were for a new boilers at two branches, new computer software involved with the data processing conversion of First State Bank and equipment to set up a new call center department to better assist customer telephone inquiries.

     Primary financing activities of the Company that create cash flows are in the areas of deposits, repurchase agreements,

NSFC ANNUAL   38   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

CASH FLOWS (CONTINUED)

borrowings, payment of dividends and purchase of treasury stock. Cash flows from deposits, repurchase agreements and borrowings are an important source of funds for the Company’s lending and investing activities.

     Deposits assist the Company in maintaining an adequate level of cash for the Company’s lending and investing activities. During 2004, deposits decreased $3.6 million after the January 5, 2004 acquisition of First State Bank added $99.8 million to year-end 2003 deposits. This compares to 2003 where deposit cash in flows were $43.5 million. The Company’s deposits declined during 2004, even though brokered time deposits that increased $22.3 million in 2004 to total $71.3 million at December 31, 2004. The decline in deposits came from the money market account product that declined $5.6 million in 2004 as money market depositors reentered the equities markets as these rose in 2004. The decline was partially offset by increases to savings accounts of $1.6 million. Cash flows provided from repurchase agreements and other short-term borrowings that includes federal funds purchased were an outflow of cash of $35.1 million in 2004 after having net cash inflows of $12.7 million and $11.0 million during 2003 and 2002.

     No cash flows related to Federal Home Loan Bank term advances occurred during 2004 and 2003. During 2002, $10.0 million in term advances were paid down and $6.5 million was drawn on.

     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends were $4.7 million in 2004, 2003, and 2002. Cash outflows for dividends as a percentage of dividends per share to earnings per share have increased during the past three years to 118.3 percent in 2004 as compared to 84.4% in 2003 and 62.0% in 2002.

     During 2004, 10,000 shares of treasury stock were purchased causing a cash outflows of $272,000 as the total number of shares of treasury stock held by the Company at year-end 2004 came to 177,150 shares. Cash outflows for treasury stock during 2003 were $285,000 as 10,000 shares of Northern States Financial Corporation stock were purchased. Cash out-flows for purchasing treasury stock during 2002 were $4.1 million as the Company bought 157,150 shares of its stock.

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

     Effective IRR evaluation includes active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company’s primary measurement tool used by management is to shock the balance sheet by decreasing rates 2 percent and increasing rates 2 percent using computer simulation models to show the effect of rate changes on the fair value of the Company.

     Several ways an institution can manage interest-rate risk include; selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments. Financial institutions are also subject to prepayment risk in falling rate environments. For example, debtors may prepay their mortgage loans and other Company financial assets so that the debtors may refund their obligations at new, lower rates (refinancing). Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or securities. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets.

     Table 14, “Effect of Interest Shocks on Financial Instruments”, shows the effects of interest rate shocks of decreasing rates 2 percent and increasing rates 2 percent on the fair value of the Company’s balance sheet. The computer simulation model that is used to do the interest rate shocks and calculate the effect on the fair value of the Company’s balance

NSFC ANNUAL  39  REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

sheet takes into consideration maturity and repricing schedules of the various assets and liabilities. At December 31, 2004, the fair value of securities available for sale increases $6.5 million when rates are shocked downward 2 percent while the fair value decreases $11.0 million for a 2 percent upward rate shock. The change in fair value of securities is smaller when rates are shocked down because at December 31, 2004 there are call provisions on $169.2 million of the U.S. government-sponsored entity securities. As rates decline the probability that a security with call provisions will be called increases. With the call provision, the security issuer has the opportunity to reduce their interest expense by paying off the called security by issuing a new security that has a lower interest rate.

     The Company’s cumulative excess interest earning assets (liabilities) as shown in Table 10, “Maturity or Repricing of Assets and Liabilities” is negative for the immediate to three-year time frame. This negative gap, meaning that more interest bearing liabilities reprice than interest earning assets, causes the fair value of the Company’s financial asset instruments at December 31, 2004 to increase by $19.8 million if interest rates immediately drop 2 percent. The rate shock of immediately increasing interest rates 2 percent would cause the fair value of financial asset instruments to decline $23.4 million. To minimize interest-rate risk and its effect on the fair value of the Company’s balance sheet and equity, maturities on time deposits would need to be increased while more variable rate loans would need to be booked. It should be noted that often the market dictates the type of financial instrument that the Company is able to book. Although increasing its variable rate loan portfolio would assist the Company in managing its interest-rate risk position, borrowers may show a preference for fixed rate loans especially if future interest rates are expected to rise. Borrowers could possibly take their business to other financial institutions if the Company does not satisfy their request. On the liability side of the balance sheet, depositors recently have shown preferences for deposits of shorter durations.

     Besides showing the effect of interest rate shocks on the fair value of the Company’s financial instruments, the computer simulation model also forecasts the effects of interest rate shocks on estimated net interest income for 2005. The simulation model forecasts $24.7 million in net interest income for 2005 in a stable rate environment. With rates shocked upwards 2 percent, 2005 net interest income is estimated to be $23.7 million. The model forecasts 2005 net interest income to be $24.4 million with a decrease in rates of 2 percent. The decrease in net interest income with a decline in interest rates again reflects the $169.2 million in callable U.S. government sponsored entity securities that will reprice at lower yields as rates decline but will remain at their current yields as rate rise.

NSFC ANNUAL   40   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

TABLE 14 EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS

	Fair Value at December 31, 2004
($ 000s)	Down 2%	Current	Up 2%

ASSETS
Cash and cash equivalents	$29,300	$29,299	$29,298
Securities available for sale	257,458	250,929	239,934
Loans and leases, net	444,563	431,293	418,867
Federal Home Loan Bank and Federal Reserve Bank Stock	2,138	2,138	2,138
Accrued interest receivable	3,447	3,447	3,447

FINANCIAL LIABILITIES
Deposits	$591,376	$587,529	$583,996
Securities sold under repurchase agreements	59,747	59,636	59,526
Federal funds purchased	15,000	15,000	15,000
Federal Home Loan Bank term advances	6,680	6,356	6,048
Advances from borrowers for taxes and insurance	906	906	906
Accrued interest payable	2,140	2,140	2,140

	Fair Value at December 31, 2003
($ 000s)	Down 2%	Current	Up 2%

ASSETS
Cash and cash equivalents	$38,586	$38,584	$38,582
Securities available for sale	284,264	280,445	267,427
Loans and leases, net	370,694	355,769	342,007
Federal Home Loan Bank stock	1,871	1,871	1,871
Accrued interest receivable	3,429	3,429	3,429

FINANCIAL LIABILITIES
Deposits	$497,245	$493,555	$490,134
Securities sold under repurchase agreements	83,573	83,352	83,132
Federal funds purchased	26,500	26,500	26,500
Federal Home Loan Bank term advances	7,001	6,542	6,115
Advances from borrowers for taxes and insurance	535	535	535
Accrued interest payable	2,180	2,180	2,180

NSFC ANNUAL   41   REPORT 2004

Management’s Discussion and Analysis

NORTHERN STATES FINANCIAL CORPORATION

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

     The Company has contractual obligations that may not appear on the balance sheet. The largest of these off-balance sheet obligations are the commitments to make loans or extend credit through standby letters of credit. Many of these commitments expire without being used. The following table presents the Company’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or similar carrying amount adjustments.

TABLE 15 CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

		Greater than	Greater than
($ 000s)	One year	1 yr. and less than	3 yrs. or less than	Greater than
As of December 31, 2004	or less	or equal to 3 yrs.	or equal to 5 yrs.	5 yrs.	Total

Long-term debt
Federal Home Loan Bank advance	$0	$6,500	$0	$0	$6,500
Time deposits	280,264	34,651	233	0	315,148
Other contractual obligations
Standby letters of credit	4,511	0	0	0	4,511
Community Reinvestment Act investment commitment	66	160	548	0	774

NSFC ANNUAL   42   REPORT 2004

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

     Crowe Chizek and Company LLC, our independent registered public accounting firm, audits the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and provides an objective, independent review of the fairness of reported operating results and financial position.

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

/s/ Fred Abdula	/s/ Thomas M. Nemeth
Fred Abdula	Thomas M. Nemeth
Chairman of the Board,	Vice President & Treasurer
Chief Executive Officer & President

NSFC ANNUAL   43   REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois

     We have audited the accompanying consolidated balance sheets of the NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2004 and 2003 and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
March 10, 2005

NSFC ANNUAL   44   REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

($ 000s)
December 31,	2004	2003

ASSETS
Cash and due from banks	$20,292	$18,403
Interest bearing deposits in financial institutions maturities less than 90 days	75	181
Federal funds sold	8,932	20,000

Total cash and cash equivalents	29,299	38,584
Securities available for sale	250,929	280,445
Loans and leases	442,562	358,226
Less: Allowance for loan and lease losses	(7,812)	(4,383)

Loans and leases, net	434,750	353,843
Federal Home Loan Bank and Federal Reserve Bank stock	2,138	1,871
Office buildings and equipment, net	9,313	5,370
Other real estate owned	4,802	3,766
Accrued interest receivable	3,447	3,429
Goodwill	9,522	85
Core deposit intangible asset	2,782	0
Other assets	2,602	2,226

Total assets	$749,584	$689,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand - noninterest bearing	$61,907	$52,398
NOW accounts	65,341	49,445
Money market accounts	64,635	59,683
Savings	82,313	52,503
Time, $100,000 and over	183,211	170,948
Time, under $100,000	131,937	108,155

Total deposits	589,344	493,132
Securities sold under repurchase agreements	59,764	83,367
Federal funds purchased	15,000	26,500
Federal Home Loan Bank advance	6,500	6,500
Advances from borrowers for taxes and insurance	906	535
Accrued interest payable and other liabilities	4,888	4,256

Total liabilities	676,402	614,290
Stockholders’ Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	66,102	66,833
Treasury stock, at cost	(4,660)	(4,388)
Accumulated other comprehensive loss, net	(1,633)	(489)

Total stockholders’ equity	73,182	75,329

Total liabilities and stockholders’ equity	$749,584	$689,619

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   45   REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

($ 000s, except per share data)
Years Ended December 31,	2004	2003	2002

Interest income
Loans (including fee income)	$23,563	$19,925	$21,918
Securities
Taxable	7,816	6,693	8,288
Exempt from federal income tax	385	301	422
Federal funds sold and other	328	88	306

Total interest income	32,092	27,007	30,934

Interest expense
Time deposits	7,157	6,161	7,674
Other deposits	1,616	1,303	1,944
Repurchase agreements and federal funds purchased	829	1,682	2,099
Federal Home Loan Bank advances	257	257	308

Total interest expense	9,859	9,403	12,025

Net interest income	22,233	17,604	18,909
Provision for loan and lease losses	4,625	1,030	300

Net interest income after provision for loan and lease losses	17,608	16,574	18,609

Noninterest income
Service fees on deposits	2,482	2,202	2,074
Trust income	706	701	674
Mortgage banking income	170	374	348
Other operating income	1,194	773	685

Total noninterest income	4,552	4,050	3,781

Noninterest expense
Salaries and employee benefits	8,503	6,644	6,563
Occupancy and equipment, net	1,980	1,416	1,333
Data processing	1,492	643	539
Legal	958	1,128	405
Audit and other professional	821	484	451
Amortization of intangible assets	464	0	0
Other operating expenses	2,405	1,895	1,809

Total noninterest expense	16,623	12,210	11,100

Income before income taxes	5,537	8,414	11,290
Provision for income taxes	1,536	2,888	3,779

Net income	$4,001	$5,526	$7,511

Basic and diluted earnings per share	$0.93	$1.28	$1.71

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   46   REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ 000s)
Years Ended December 31,	2004	2003	2002

Cash flows from operating activities
Net income	$4,001	$5,526	$7,511
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	568	377	360
Net gains on sales of securities	0	(5)	(8)
Federal Home Loan Bank stock dividends	(117)	(137)	(87)
Provision for loan and lease losses	4,625	1,030	300
Deferred loan fees	(30)	138	199
Loans originated for sale	(1,716)	0	0
Proceeds from sales of loans	2,076	0	0
Net gains on sale of loans	(33)	0	0
Net gains on sale of other real estate owned	(27)	(11)	0
Amortization of intangible assets	464	0	0
Net change in interest receivable	403	(478)	1,641
Net change in other assets	1,287	(550)	718
Net change in interest payable and other liabilities	(1,458)	(1,087)	(1,608)

Net cash from operating activities	10,043	4,803	9,026

Cash flows from investing activities
Acquisition of subsidiary, net of cash equivalents received	(366)	0	0
Proceeds from maturities, calls and principal repayments of securities available for sale	435,164	1,158,917	697,067
Proceeds from sales of securities available for sale	0	2,005	4,436
Purchases of securities available for sale	(393,706)	(1,207,490)	(721,987)
Change in loans made to customers	(16,565)	(9,035)	(26,067)
Property and equipment expenditures	(601)	(269)	(262)
Proceeds from sale of other real estate owned	316	717	0

Net cash from investing activities	24,242	(55,155)	(46,813)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	(3,594)	43,538	42,562
Securities sold under repurchase agreements and other short-term borrowings	(35,103)	12,686	11,011
Advances from borrowers for taxes and insurance	131	69	(277)
Federal Home Loan Bank advances	0	0	6,500
Repayment of Federal Home Loan Bank advances	0	0	(10,000)
Net proceeds from exercise of stock options	0	0	21
Purchases of treasury stock	(272)	(285)	(4,103)
Dividends paid	(4,732)	(4,650)	(4,664)

Net cash from financing activities	(43,570)	51,358	41,050

Net change in cash and cash equivalents	(9,285)	1,006	3,263
Cash and cash equivalents at beginning of year	38,584	37,578	34,315

Cash and cash equivalents at end of year	$29,299	$38,584	$37,578

Supplemental disclosures Cash paid during the year for
Interest	$10,117	$10,630	$13,534
Income taxes	2,635	3,085	3,565
Noncash investing activities
Transfers made from loans to other real estate owned	1,325	2,450	0
Acquisition of First State Bank of Round Lake (See Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   47   REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Acccumulated
		Additional		Other	Treasury	Total
($ 000s, except per share data)	Common	Paid-In	Retained	Comprehensive	Stock	Stockholders’
Years Ended December 31, 2004, 2003 and 2002	Stock	Capital	Earnings	Income (Loss), Net	at Cost	Equity

Balance, December 31, 2001	$1,788	$11,551	$63,110	$(120)	$0	$76,329
Net income			7,511			7,511
Cash dividends ($1.06 share)			(4,664)			(4,664)
Exercise of stock options on 2,500 shares of common stock	1	20				21
Tax benefit from the exercise of stock options		13				13
Purchase of 157,150 shares of common stock as treasury stock					(4,103)	(4,103)
Unrealized net gain on securities available for sale, net of tax				1,485		1,485

Balance, December 31, 2002	1,789	11,584	65,957	1,365	(4,103)	76,592
Net income			5,526			5,526
Cash dividends ($1.08 share)			(4,650)			(4,650)
Purchase of 10,000 shares of common stock as treasury stock					(285)	(285)
Unrealized net loss on securities available for sale, net of tax				(1,854)		(1,854)

Balance, December 31, 2003	1,789	11,584	66,833	(489)	(4,388)	75,329
Net income			4,001			4,001
Cash dividends ($1.10 share)			(4,732)			(4,732)
Purchase of 10,000 shares of common stock as treasury stock					(272)	(272)
Unrealized net loss on securities available for sale, net of tax				(1,144)		(1,144)

Balance, December 31, 2004	$1,789	$11,584	$66,102	$(1,633)	$(4,660)	$73,182

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2004	2003	2002

Net income	$4,001	$5,526	$7,511
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale, net of tax	(1,144)	(1,854)	1,485

Comprehensive income	$2,857	$3,672	$8,996

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   48    REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”) its wholly owned subsidiaries, Bank of Waukegan, and First State Bank of Round Lake (“First State Bank”) and Bank of Waukegan’s majority-owned subsidiary, Northern States Community Development Corporation (“NSCDC”). NSCDC was formed in 2002 and the Bank contributed a parcel of other real estate owned and cash to this entity. As discussed in Note 2, the Company acquired First State Bank for cash on January 5, 2004. Intercompany transactions and balances are eliminated in consolidation.

     Nature of Operations: The Company’s, the Bank of Waukegan’s and First State Bank’s revenues, operating income and assets are primarily from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas and include a wide range of individuals, businesses and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property and other items.

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

     Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks, federal funds sold and interest bearing deposits in financial institutions. Net cash flows are reported for customer loan and deposit transactions, securities sold under repurchase agreements and other short-term borrowing.

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

     Declines in fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

     Loans and Leases: Loans and leases are reported at the principal balance outstanding, net of deferred loans fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of the net deferred loan fees and costs over the loan term.

     Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off when they become more than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off if collection of principal or interest is considered doubtful.

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

     Office Buildings and Equipment: Land is carried at cost. Building and related components are depreciat-

NSFC ANNUAL     49     REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

NOTE 1 (CONTINUED)

ed using the straight-line method with useful lives ranging from 7 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lived ranging from 3 to 10 years.

     Other Real Estate: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in net loss on other real estate.

     Goodwill and Core Deposit Intangible Asset: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recorded in the period identified. On January 5, 2004, the Company acquired First State Bank and recorded $9,437,000 of goodwill from the transaction. The Company’s total goodwill at December 31, 2004 was $9,522,000.

     The core deposit intangible asset arising from the First State Bank acquisition was measured at fair value and is being amortized on the straight-line method over seven years.

     Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future discounted cash flows. If impaired, the assets are recorded at fair value.

     Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contribution expense totaled $264,000, $241,000 and $244,000 in 2004, 2003 and 2002. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.

     Stock Compensation: Expense for employee compensation under stock option plans is reported if options are granted below market price at grant date. There were no stock options authorized or outstanding at December 31, 2004.

     Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amount and tax basis of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments, such as premises and equipment.

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

     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on securities available for sale, net of deferred tax, which are also recognized as separate components of equity.

     Reclassifications: Some items in the prior year financial statements were reclassified to conform to current presentation.

NSFC ANNUAL     50     REPORT 2004

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 2 – ACQUISITION

     On January 5, 2004, the Company acquired the outstanding stock of Round Lake Bankcorp, Inc., the holding Company for First State Bank of Round Lake (“First State Bank”), for cash in the amount of $21,408,000 including transaction costs. Round Lake Bankcorp, Inc. was dissolved through the transaction with First State Bank remaining as a separate subsidiary of the Company. The results of First State Bank have been included in the consolidated financial statements since that date. As a result of the acquisition, the Company has expanded into the Round Lake area of Lake County, Illinois.

     The following table summarizes estimated fair values of the assets acquired and liabilities assumed at January 5, 2004.

January 5, 2004

Cash and cash equivalents	$21,042
Securities available for sale	13,810
Loans	70,589
Federal Reserve Bank stock	150
Office buildings and equipment	3,910
Other assets	1,360
Core deposit intangible asset	3,246
Goodwill	9,437

Total assets acquired	123,544

Deposits	99,806
Other liabilities	2,330

Total liabilities assumed	102,136

Net assets acquired	$21,408

     The acquired intangible asset was assigned to core deposits and will be amortized over 7 years. Amortization of intangibles expense was $464,000 in 2004 .

     The following table presents pro forma information as if the acquisition has occurred at the beginning of 2003 and 2002. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

	2003	2002

Net interest income	$21,536	$23,136
Net income	6,108	8,262
Basic and diluted earnings per share	$1.42	$1.88

NSFC ANNUAL     51     REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

NOTE 3 - SECURITIES

     Year-end securities available for sale were as follows:

	Fair	Gross Unrealized
December 31, 2004	Value	Gains	Losses

U.S. Treasury	$998	$0	$(3)
U.S. government-sponsored entities	231,166	281	(2,996)
States and political subdivisions	10,539	136	(63)
Mortgage-backed securities	4,985	15	(36)
Equity securities	3,241	0	0

Total	$250,929	$432	$(3,098)

	Fair	Gross Unrealized
December 31, 2003	Value	Gains	Losses

U.S. Treasury	$1,003	$0	$0
U.S. government-sponsored entities	268,376	1,157	(2,207)
States and political subdivisions	6,223	270	0
Mortgage-backed securities	3,667	5	(58)
Equity securities	1,176	35	0

Total	$280,445	$1,467	$(2,265)

     Sales of securities available for sale were as follows:

	2004	2003	2002

Proceeds	$0	$2,005	$4,436
Gross gains	0	5	8
Gross losses	0	0	0

     Contractual maturities of securities available for sale at year-end 2004 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately.

Fair
Value
Due in one year or less	$31,590
Due after one year through five years	208,663
Due after five years through ten years	876
Due after ten years	1,574

242,703
Mortgage-backed securities	4,985
Equity securities	3,241

Total	$250,929

     Securities issued by U.S. government-sponsored entities having call options totaled $169,215,000 and $188,477,000 at December 31, 2004 and 2003.

     Securities carried at $223,038,000 and $241,267,000 at year-end 2004 and 2003, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

     As of December 31, 2004, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of consolidated stockholders’ equity.

NSFC ANNUAL     52     REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

NOTE 3 - SECURITIES (CONTINUED)

     Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2004	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$1,001	$(3)	$0	$0	$1,001	$(3)
U.S. government-sponsored entities	163,665	(1,943)	44,224	(1,053)	207,889	(2,996)
State and political subdivisions	2,299	(63)	0	0	2,299	(63)
Mortgage-backed securities	3,687	(36)	0	0	3,687	(36)

Total temporarily impaired	$170,652	$(2,045)	$44,224	$(1,053)	$214,876	$(3,098)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2003	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$0	$0	$0	$0	$0	$0
U.S. government-sponsored entities	203,498	(2,207)	0	0	203,498	(2,207)
State and political subdivisions	0	0	0	0	0	0
Mortgage-backed securities	3,603	(58)	0	0	3,603	(58)

	$207,101	$(2,265)	$0	$0	$207,101	$(2,265)

     Unrealized losses on U.S. government-sponsored entity securities have not been recognized into income because the issuers’ securities are of high quality, management has the intent and ability to hold these temporarily impaired securities for the foreseeable future and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as these debt securities approach their maturity date.

NOTE 4 - LOANS AND LEASES

     Year-end loans and leases were as follows:

	2004	2003

Commercial	$50,817	$42,151
Real estate — construction	42,872	37,696
Real estate — mortgage 1-4 family	43,270	27,853
Real estate — mortgage 5+ family	34,460	25,067
Real estate — commercial	216,569	177,034
Home equity	34,607	30,985
Leases	12,550	12,898
Installment	8,329	5,414

Total loans	443,474	359,098
Less:
Deferred loan fees	(912)	(872)

Loans, net of deferred loan fees	442,562	358,226
Allowance for loan and lease losses	(7,812)	(4,383)

Loans and leases, net	$434,750	$353,843

     Commercial real estate loans with a carrying value of $42,362,000 and $38,963,000 were made to borrowers in the hotel industry.

     There were no loans held for sale at year-end 2004 and 2003.

NSFC ANNUAL     53     REPORT 2004

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 4 — LOANS AND LEASES (CONTINUED)

     Information regarding impaired and past due over 90 days and still accruing interest loans and leases were as follows:

	2004	2003	2002

Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$608	$0	$0
Year-end impaired loans and leases with allowance for loan and lease losses allocated	29,279	18,152	13,227

Total impaired loans and leases at year-end	$29,887	$18,152	$13,227

Amount of the allowance allocated to impaired loans and leases	$5,177	$1,193	$1,307
Average of impaired loans and leases during the year	20,177	14,439	8,711
Interest income recognized on impaired loans and leases during impairment, all on a cash basis	132	73	268

     Non-performing loans were as follows:

	2004	2003	2002

Nonaccrual loans and leases	$19,131	$18,174	$13,252
Loans and leases past due over 90 days and still accruing interest	343	1,476	819

Total non-performing loans	$19,474	$19,650	$14,071

     Between November 2000 and August 2001, the Company purchased commercial lease pools from Commercial Money Center, a now bankrupt equipment leasing company. These lease pools, with outstanding balances of $11.3 million, are secured by assignments of payment streams, underlying equipment and surety bonds. These lease pools are included as impaired loans and leases at December 31, 2004 and 2003. Upon default of these leases pools, the Company made demand for payment from Illinois Union Insurance Company (“IU”) a wholly owned subsidiary of Ace Limited Insurance Company (“ACE”) and RLI Insurance Company (“RLI”) under the relative surety bonds. IU, ACE and RLI (the “Sureties”) have failed to make the payments required under the surety bonds. As a result, in April 2002, the Company filed suit against each of the Sureties. The Company’s complaints allege that the Sureties are liable for payment due to the Company under the terms of the bonds. ACE, IU and RLI are seeking to rescind on the surety bonds, alleging that the originator of the leases fraudulently induced the insurers to issue the surety bonds, and that the bonds are therefore void. The Company has reviewed these matters with legal counsel and believes it has valid claims as the Sureties undertook the responsibility for all credit and fraud underwriting and waived all defenses associated with the bonds, including defenses of fraud. The Company will continue to assert all the rights and remedies available to it to obtain payment under the bonds. No assurance can be given as to what will ultimately be collected from the bankruptcy trustee and the Sureties. If the Sureties are found not to be liable, the Bank could incur an additional pre-tax loss of approximately $6.8 million.

     Since the beginning of the bankruptcy, payments by the underlying obligors on the lease pools have been held by the lease servicer at the direction of the bankruptcy trustee. The Company’s portion of these held payments is $1.5 million. In the second quarter of 2004, the Company was notified that the bankruptcy trustee had brought suit against the financial institutions that had participated in the various lease pools, including the Company, alleging that the position of the Company and other participants in the lease pools should be no better than that of unsecured creditors. In September 2004, the bankruptcy judge directed the bankruptcy trustee and the financial institutions to engage in mediation, which began later that month. The parties are now attempting to negotiate a settlement for the $1.5 million held by the bankruptcy trustee and a final resolution is expected during the first half of 2005.

     Related party loans were as follows:

2004

Total loans at beginning of year	$4,612
New loans	1,573
Repayments	(2,614)
Other changes	97

Total loans at end of year	$3,668

NSFC ANNUAL       54       REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

NOTE 5 - ALLOWANCE FOR LOAN AND LEASE LOSSES

     Activity in the allowance for loan and lease losses follows:

	2004	2003	2002

Balance at beginning of year	$4,383	$3,698	$3,822
Addition due to acquisition of First State Bank	805	0	0
Provision for loan and lease losses	4,625	1,030	300
Loans charged-off	(2,032)	(509)	(433)
Recoveries	31	164	9

Balance at end of year	$7,812	$4,383	$3,698

NOTE 6 - OFFICE BUILDINGS AND EQUIPMENT

     Office and equipment consisted the following at December 31, 2004 and 2003:

	2004	2003

Land	$2,895	$1,363
Office buildings and improvement	11,344	8,341
Furniture and equipment	4,860	2,761

Total cost	19,099	12,465
Accumulated depreciation	(9,786)	(7,095)

Net book value	$9,313	$5,370

     Depreciation expense amounted to $568,000 in 2004, $377,000 in 2003, and $360,000 in 2002.

NOTE 7 - GOODWILL AND CORE DEPOSIT INTANGIBLE ASSET

     The change in goodwill during the year is as follows:

	2004	2003

Balance at beginning of year	$85	$85
Acquired goodwill – First State Bank acquisition	9,437	0
Impairment	0	0

Balance at end of year	$9,522	$85

     The core deposit intangible asset arising from the First State Bank acquisition was recorded at $3,246,000. Amoritization expense in 2005 was $464,000. The core deposit intangible is being amortized on the straight-line method over seven years with six years remaining.

NSFC ANNUAL    55    REPORT 2004

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 8 - DEPOSITS

     At year-end 2004, stated maturities of time deposits were:

2004

2005	$280,264
2006	27,216
2007	7,435
2008	233

Total	$315,148

     Related party deposits at year-end 2004 and 2003 totaled $11,406,000 and $12,665,000.

     Brokered deposits at year-end 2004 and 2003 totaled $71,264,000 and $48,931,000.

NOTE 9 - BORROWINGS

     Securities sold under agreements to repurchase are secured by U.S. government-sponsored entity securities with a carrying amount of $69,112,000 and $96,397,000 at December 31, 2004 and 2003.

     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase and federal funds purchased is summarized as follows:

	2004	2003

Average daily balance during the year	$56,749	$89,905
Average interest rate during the year	1.41%	1.83%
Maximum month end balance during the year	$69,734	$96,255
Weighted average interest rate at year-end	1.89%	1.59%

     Related party securities sold under repurchase agreements at year-end 2004 and 2003 totaled $18,559,000 and $44,070,000.

     Advances from the Federal Home Loan Bank were as follows at both December 31, 2004 and 2003:

Fixed rate, maturity at August 9, 2007, 3.90%	$6,500

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB. Additional collateral includes pledged securities of $1,440,000 and holdings of FHLB stock.

     Federal funds purchased is a short-term borrowing from a money center bank. At December 31, 2004 and 2003 federal funds purchased amounted to $15,000,000 and $26,500,000.

NSFC ANNUAL    56    REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

NOTE 10 - INCOME TAXES

     A summary of federal and state income taxes on operations follows:

	2004	2003	2002

Current payable tax:
Federal	$2,400	$3,241	$3,427
State	48	224	212
Deferred tax (benefit)	(912)	(577)	140

Provision for income taxes	$1,536	$2,888	$3,779

     The components of deferred tax assets and liabilities at December 31, 2004 and 2003 follow:

	2004	2003

Deferred tax assets:
Allowance for loan and lease losses	$2,785	$1,701
Deferred compensation and directors’ fees	81	79
Unrealized net loss on securities available for sale	1,033	309

Gross deferred tax assets	3,899	2,089
Deferred tax liabilities:
Depreciation	(562)	(489)
Federal Home Loan Bank stock dividends	(243)	(198)
Deferred loan fees	(151)	(77)
Basis difference in acquired assets	(1,441)	0
Other items	(205)	(82)

Gross deferred tax liabilities	(2,602)	(846)

Net deferred tax asset (liability)	$1,297	$1,243

     No valuation allowance is required for deferred tax assets.

     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2004	2003	2002

Income tax calculated at statutory rate (34%)	$1,883	$2,860	$3,839
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(203)	(119)	(160)
State income tax, net of federal tax benefit	(117)	94	151
Other items, net	(27)	53	(51)

Provision for income taxes	$1,536	$2,888	$3,779

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2004 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,269,000 of deferred tax liability.

NSFC ANNUAL    57    REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

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

     At year-end 2004 and 2003, reserves of $6,802,000 and $5,491,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     Cash and cash equivalents at December 31, 2004 and 2003 included $11,466,000 and $30,341,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.

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

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2004	2003

Unused lines of credit and commitments to make loans:
Fixed rate	$13,578	$14,101
Variable rate	100,649	72,809

Total	$114,227	$86,910

Standby letters of credit	$4,511	$5,605

     Commitments to make loans at a fixed rate have interest rates ranging primarily from 3.75% to 8.50% at December 31, 2004.

     The Company also has Community Reinvestment Act (CRA) investment commitments outstanding at December 31, 2004 of $774,000. The commitment is to be funded over the next five years.

     Commitments to make loans to related parties totaled $1,389,000 and $642,000 at December 31, 2004 and 2003.

     Other real estate includes a property acquired in 1987 through the receipt of a deed in lieu of foreclosure. This property is a former commercial/industrial site located on Lake Michigan in Waukegan, Illinois, with a carrying value of $1,783,000 at December 31, 2004 and 2003. Environmental remediation costs may be incurred in disposing of this property, and the amount of any such costs may depend on the future use of the property, such as for commercial, residential, or recreational purposes. There is no requirement to undertake any environmental remediation activities. Further, there is no pending or threatened litigation regarding the property’s environmental issues, and nor are there any threatened or pending governmental orders, assessments or actions regarding the same. Since the nature and amount of any environmental remediation costs may depend on the future use of the property, and such use has not yet been established, it is not practicable to estimate any such cost at this time. Thus, no liability has been recorded for environmental remediation costs.

NSFC ANNUAL    58    REPORT 2004

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

     The estimated year-end fair values of financial instruments were:

		Estimated
2004	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$29,299	$29,299
Securities available for sale	250,929	250,929
Loans and leases, net	434,750	431,293
Federal Home Loan Bank and Federal Reserve Bank stock	2,138	2,138
Accrued interest receivable	3,447	3,447
Financial liabilities:
Deposits	$(589,344)	$(587,529)
Securities sold under repurchase agreements	(59,764)	(59,636)
Federal funds purchased	(15,000)	(15,000)
Federal Home Loan Bank advances	(6,500)	(6,356)
Advances from borrowers for taxes and insurance	(906)	(906)
Accrued interest payable	(2,140)	(2,140)

		Estimated
2003	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$38,584	$38,584
Securities available for sale	280,445	280,445
Loans and leases, net	353,843	355,769
Federal Home Loan Bank stock	1,871	1,871
Accrued interest receivable	3,429	3,429
Financial liabilities:
Deposits	$(493,132)	$(493,555)
Securities sold under repurchase agreements	(83,367)	(83,352)
Federal funds purchased	(26,500)	(26,500)
Federal Home Loan Bank advances	(6,500)	(6,542)
Advances from borrowers for taxes and insurance	(535)	(535)
Accrued interest payable	(2,180)	(2,180)

NOTE 13 - CAPITAL REQUIREMENTS

     The Company and its subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized and critically under capitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

NSFC ANNUAL    59    REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

NOTE 13 — CAPITAL REQUIREMENTS (CONTINUED)

     Actual capital levels and minimum required levels were as follows at December 31, 2004 and 2003:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2004
Total Capital
(to risk weighted assets)
Consolidated	$69,300	12.76%	$43,452	8.00%	$54,315	10.00%
Bank of Waukegan	58,499	12.64	36,554	8.00	45,692	10.00
First State Bank	10,332	11.73	7,044	8.00	8,806	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	62,511	11.51	21,726	4.00	32,589	6.00
Bank of Waukegan	52,700	11.39	18,277	4.00	27,415	6.00
First State Bank	9,537	10.83	3,522	4.00	5,283	6.00
Tier I Capital
(to average assets)
Consolidated	62,511	8.03	31,132	4.00	38,915	5.00
Bank of Waukegan	52,700	8.41	26,049	4.00	32,562	5.00
First State Bank	9,537	7.86	4,852	4.00	6,066	5.00

2003
Total Capital
(to risk weighted assets)
Consolidated	$80,116	17.67%	$36,271	8.00%	$45,339	10.00%
Bank of Waukegan	79,928	17.64	36,243	8.00	45,304	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	75,733	16.70	18,136	4.00	27,203	6.00
Bank of Waukegan	75,545	16.68	18,122	4.00	27,182	6.00
Tier I Capital
(to average assets)
Consolidated	75,733	11.92	25,422	4.00	31,778	5.00
Bank of Waukegan	75,545	11.89	25,417	4.00	31,772	5.00

     At year end 2004 and 2003, the Company and its subsidiaries, Bank of Waukegan and First State Bank, were categorized as well capitalized based on the most recent regulatory notifications. Management knows of no circumstances or events which would change these categorizations.

     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from its subsidiaries. The subsidiaries are subject to certain restrictions on the amount of dividends that they may declare without regulatory approval. At December 31, 2004, approximately $12,000,000 of the Bank of Waukegan’s and $300,000 of First State Bank’s retained earnings were available for dividend declaration without prior regulatory approval.

NSFC ANNUAL    60    REPORT 2004

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES
FINANCIAL CORPORATION

NOTE 14 - EARNINGS PER SHARE AND STOCKHOLDERS’ EQUITY

     Net income was utilized to calculate earnings per share for all years presented. Information regarding weighted average shares utilized in computing earnings per share is as follows:

	2004	2003	2002

Average outstanding common shares	4,302,329	4,305,872	4,391,576
Effect of stock options	0	0	2

Average outstanding shares for diluted earnings per share	4,302,329	4,305,872	4,391,578

Information related to common stock at year-end follows:

	2004	2003

Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued shares	4,472,255	4,472,255
Outstanding shares	4,295,105	4,305,105
Treasury shares	177,150	167,150

     In April 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock of which as of December 31, 2004, 177,150 shares have been purchased. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan are purchased.

NSFC ANNUAL    61    REPORT 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004, 2003 & 2002

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements.

Condensed Balance Sheets

December 31,	2004	2003

Assets
Cash on deposit at subsidiary bank — noninterest bearing	$177	$291
Interest bearing deposits in unaffiliated bank	43	43

Total cash and cash equivalents	220	334
Equity in underlying book value of Bank of Waukegan	51,160	75,056
Equity in underlying book value of First State Bank	21,665	0
Other assets	411	191

Total assets	$73,456	$75,581

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$274	$252
Stockholders’ equity	73,182	75,329

Total liabilities and stockholders’ equity	$73,456	$75,581

Condensed Statements of Income

Years ended December 31,	2004	2003	2002

Operating income
Dividends from Bank of Waukegan	$26,244	$4,962	$8,765
Dividends from First State Bank	300	0	0
Interest income	0	2	1

Total operating income	26,544	4,964	8,766
Operating expenses	209	228	259

Income before income taxes and equity in undistributed (over distributed) earnings of subsidiaries	26,355	4,736	8,507
Income tax benefit	30	107	100

Income before equity in undistributed (over distributed) earnings of subsidiaries	26,365	4,843	8,607
Equity in undistributed (over distributed) earnings of Bank of Waukegan	(22,843)	683	(1,096)
Equity in undistributed (over distributed) earnings of First State Bank	479	0	0

Net income	$4,001	$5,526	$7,511

Condensed Statements of Cash Flows

Years ended December 31,	2004	2003	2002

Cash flows from operating activities
Net income	$4,001	$5,526	$7,511
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) over distributed earnings of Bank of Waukegan	22,843	(683)	1,096
Equity in (undistributed) earnings of First State Bank	(479)	0	0
(Increase) decrease in other assets	(220)	(65)	80
Increase (decrease) in other liabilities	153	83	(136)

Net cash from operating activities	26,298	4,861	8,551
Cash flows from investing activities
Acquisition of First State Bank	(21,408)	0	0

Net cash from investing activities	(21,408)
		0	0
Cash flows from financing activities
Exercise of stock options	0	0	21
Purchases of treasury stock	(272)	(285)	(4,103)
Dividends paid	(4,732)	(4,650)	(4,664)

Net cash from financing activities	(5,004)	(4,935)	(8,746)

Increase (decrease) in cash and cash equivalents	(114)	(74)	(195)
Cash and cash equivalents at beginning of year	334	408	603

Cash and cash equivalents at end of year	$220	$334	$408

NSFC ANNUAL    62    REPORT 2004

(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA) NORTHERN STATES FINANCIAL CORPORATION

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income components and related taxes were as follows:

	2004	2003	2002

Unrealized holding gains (losses) on securities available for sale	$(1,868)	$(3,022)	$2,433
Less reclassification adjustments for gains recognized in income	0	5	8

Net unrealized gains (losses)	(1,868)	(3,027)	2,425
Deferred tax effect	724	1,173	(940)

Other comprehensive income (loss)	$(1,144)	$(1,854)	$1,485

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
2004	Income	Income	Income	Basic and Diluted

First quarter	$7,761	$5,448	$1,661	$0.39
Second quarter (1)	7,809	5,419	242	0.06
Third quarter	8,259	5,760	1,389	0.32
Fourth quarter (2)	8,263	5,606	709	0.16

	$32,092	$22,233	$4,001	$0.93

	Interest	Net Interest	Net	Earnings per Share
2003	Income	Income	Income	Basic and Diluted

First quarter	$7,035	$4,330	$1,382	$0.32
Second quarter	6,915	4,393	1,502	0.35
Third quarter	6,487	4,346	1,360	0.32
Fourth quarter (3)	6,570	4,535	1,282	0.29

	$27,007	$17,604	$5,526	$1.28

     (1) During the second quarter 2004, a provision for loan and lease losses in the amount of $2,300,00 was made to increase the amount of the allowance for loan and lease losses allocated to the $11.3 million in nonaccrual lease pools.

     (2) During the fourth quarter 2004, a provision for loan and lease losses in the amount of $1,575,000 was made due primarily to additional loans being classified as impaired. The allowance for loan and lease losses allocated to impaired loans and leases was $5.2 million at December 31, 2004 compared to approximately $4.0 million at September 30, 2004.

     (3) During the fourth quarter 2003, a provision for loan and lease losses in the amount of $600,00 was made due to additional loans being classified as substandard.

NSFC ANNUAL     63     REPORT 2004

NORTHERN STATES FINANCIAL CORPORATION

STOCKHOLDER INFORMATION

     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, May 19, 2005 in the lobby of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.

     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.

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
59 Maiden Lane, Plaza Level
New York, NY 10038
(800) 937-5449

     Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 45 days after the end of each quarter, and audited results are announced within 90 days after year-end.

     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2005:

Half	Record Date	Payment Date

First	May 13	June 1
Second	November 15	December 1

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

     As of March 2, 2005 there were 6,500,000 common shares authorized; 4,472,255 common shares issued and 4,295,105 outstanding; held by approximately 383 registered stockholders.

     As of February 28, 2005, the following security firm indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:

Howe Barnes Investments, Inc.
Chicago, Illinois
(800) 800-4693 or (312) 655-2995
Anderson & Strudwick, Inc.
Richmond, Virginia
(800) 767-2424
(804) 643-2400

     Price Summary: The following schedule details our stock’s quarter high and low bid price:

	2004		2003
	High	Low	High	Low

Quarter Ended:
March 31	$30.07	$25.20	$31.98	$27.36
June 30	29.69	25.60	33.84	28.44
September 30	28.36	26.10	31.21	27.77
December 31	30.75	26.50	30.49	28.00

	2005
	High	Low

For the First Quarter:
(through March 2, 2005)	$29.65	$26.56

     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984 and have increased each year since then. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total

1999	$.35	$.40	$.75
2000	.43	.47	.90
2001	.48	.52	1.00
2002	.53	.53	1.06
2003	.54	.54	1.08
2004	.55	.55	1.10

Independent Auditors:
Crowe Chizek and Company LLC
Oak Brook, Illinois

NSFC ANNUAL   64   REPORT 2004