Form 10-K, Exhibit 13
period 2005-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2006-03-31
CIK 744485

EXHIBIT 13
PORTIONS OF NORTHERN STATES
FINANCIAL CORPORATION
ANNUAL REPORT TO STOCKHOLDERS
FOR THE YEAR ENDED
DECEMBER 31, 2005

NORTHERN STATES FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

($000s, except per share data)
As of or for the Year Ended December 31,	2005	2004	2003	2002	2001

INCOME STATEMENT DATA:
Interest income	$35,056	$32,092	$27,007	$30,934	$36,691
Interest expense	15,372	9,859	9,403	12,025	18,668

Net interest income	19,684	22,233	17,604	18,909	18,023
Provision for loan and lease losses	3,428	4,625	1,030	300	100

Net interest income after provision for loan and lease losses	16,256	17,608	16,574	18,609	17,923
Noninterest income	4,370	4,552	4,050	3,781	3,935
Noninterest expense	18,008	16,623	12,210	11,100	10,270

Income before income taxes	2,618	5,537	8,414	11,290	11,588
Provision for income taxes	531	1,536	2,888	3,779	3,829

Net Income	$2,087	$4,001	$5,526	$7,511	$7,759

BALANCE SHEET DATA:
Cash, non-interest bearing	$23,586	$20,292	$18,403	$16,475	$18,172
Investments (1)	273,235	262,074	302,497	259,735	231,772
Loans and leases, net	389,884	434,750	353,843	348,426	322,858
All other assets	35,823	32,468	14,876	11,040	14,436

Total Assets	$722,528	$749,584	$689,619	$635,676	$587,238

Deposits	$554,449	$589,344	$493,132	$449,594	$407,032
Securities sold under repurchase agreements and other borrowings (2)	73,093	74,764	109,867	97,181	86,170
Federal Home Loan Bank advances	6,500	6,500	6,500	6,500	10,000
Subordinated debentures	10,000	0	0	0	0
All other liabilities	7,734	5,794	4,791	5,809	7,707
Stockholders’ equity	70,752	73,182	75,329	76,592	76,329

Total Liabilities & Stockholders’ Equity	$722,528	$749,584	$689,619	$635,676	$587,238

PER SHARE DATA:
Basic and diluted earnings per share	$0.49	$0.93	$1.28	$1.71	$1.74
Cash dividends declared	0.62	1.10	1.08	1.06	1.00
Book value (at end of year)	16.47	17.04	17.50	17.75	17.08

SELECTED FINANCIAL AND OTHER RATIOS:
Return on average assets (3)	0.28%	0.51%	0.87%	1.26%	1.39%
Return on average equity	2.90	5.44	7.23	9.78	10.33
Average stockholders’ equity to average assets	9.62	9.47	12.01	12.85	13.46
Tax equivalent interest rate spread (3)	2.49	2.88	2.59	2.89	2.60
Tax equivalent net interest income to average earning assets (3)	2.83	3.08	2.91	3.36	3.46
Non-performing assets to total assets	3.65	3.24	3.40	2.53	3.31
Dividend payout ratio (4)	127.60	118.27	84.15	62.10	57.56

(1)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank and Federal Reserve Bank stock.

(2)	Securities sold under repurchase agreements and federal funds purchased.

(3)	Reflects the securities available for sale at amortized cost for average balance calculation.

(4)	Total cash dividends divided by net income.

NSFC ANNUAL   16   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion and analysis of Northern States Financial Corporation’s (the “Company”) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company on November 10, 2005 merged its two wholly owned subsidiaries, the Bank of Waukegan and First State Bank of Round Lake, and named the resulting bank subsidiary NorStates Bank (the “Bank”). The Bank has one wholly owned subsidiary, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002.
     The Bank is a commercial bank that provides traditional banking services to corporate, retail and civic entities in their market as well as mortgage banking services. In addition, the Bank provides trust services. NSCDC was set up to develop and sell one parcel of other real estate owned that was contributed by the Bank in 2002.
     The Company and its subsidiary are subject to regulation by numerous agencies including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. Among other things, these agencies limit the activities in which the Company and the Bank may engage, the investments and loans that the Bank may fund, and set the amount of reserves against deposits that the subsidiary must maintain.
     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers that a number of important factors could cause the Company’s actual results in 2006 and beyond to differ materially from those expressed in any such forward-looking statements.
OVERVIEW
     Assets totaled $722.5 million at December 31, 2005, decreasing $27.1 million, or 3.6%, from the previous year-end as a result of a decrease in loans and leases of $42.1 million. As loans and leases decreased, the Company increased its securities available for sale by $14.1 million as compared with year-end 2004 levels. Deposits declined $34.9 million from the previous year-end as deposit levels were not needed to fund the lower loan levels.
     The decrease in loans in 2005 resulted from loan repayments outpacing loan growth. During 2005 one borrower paid off $16.3 million in loans by consolidating their borrowings at another financial institution while three other borrowers paid off an additional $11.0 million in loans. The Company has average yearly paydowns of loans of approximately $18 million due to scheduled loan payments. Local loan demand has been down and competition for loans has been fierce. The Company expects to continue to face these same challenges in 2006 and it believes it will be difficult to maintain its loan balance position during 2006.
     Net income for 2005 was $2,087,000, or $.49 per share, compared with $4,001,000, or $.93 per share for 2004, a decrease of 47.8 percent. Earnings were impacted unfavorably by a declining net interest margin as well as continued problems with non-performing assets.
     Net interest income declined $2,549,000 in 2005 compared with 2004. Interest rates increased in 2005, as evidenced by the prime lending rate ending the year at 7.25% compared to 5.25% on January 1, 2005. Interest rates paid by the Company on its deposits and borrowings in 2005 increased at a greater pace than the rates earned on the Company’s loans and securities.
     Interest that the Company earned on its loans and leases was negatively impacted by the decrease in its loan portfolio. Another factor affecting loan interest income was the amount of nonaccrual loans that do not earn interest for the Company due to the deterioration in the financial condition of these borrowers. Nonaccrual loans increased to $21.6 million at year-end 2005 compared with $19.1 million at December 31, 2004.
     Yields earned on the Company’s securities portfolio, including Federal Home Loan stock, increased 18 basis points in 2005 as the prime interest rate increased 200 basis points. The reason for the yields on the portfolio increasing only 18 basis points is that in 2005 only 14% of the year-end 2004 portfolio matured and repriced at the increased rates.
     Earnings in 2005 were impacted unfavorably by non-performing assets as the Company made a provision for loan and lease losses of $3,428,000 during 2005 and a $1,067,000 write-down to the value of two motels carried as other real estate owned. The total combined expense during 2005 relating to non-performing assets comes to $4.5 million as compared with the provision to the allowance for loan and lease losses in 2004 of $4.6 million. The Company has been diligently working to reduce its non-performing assets and expects to reduce these assets by

NSFC ANNUAL   17   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
OVERVIEW (CONT’D)
$13 million in 2006. The Company also expects the provision for loan and lease losses to be less in 2006.
     Noninterest income for the Company decreased in 2005 by $182,000 while noninterest expense increased by $1.4 million. Contributing to the increase to noninterest expense during 2005 was the $1.1 million write-down of other real estate owned previously mentioned. Audit and professional fees increased $388,000 in 2005 compared to 2004 due to the Company’s compliance with the Sarbanes Oxley Act and the outsourcing of the Company’s internal audit function.
CRITICAL ACCOUNTING POLICIES
     Certain critical accounting policies involve estimates and assumptions by management. To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan and lease losses is a critical accounting policy for the Company because management must make estimates of losses and these estimates are subject to change. Estimates are also used to determine the fair value of financial instruments including the disclosures as to the carrying value of securities.
     The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, that is increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the balance for the allowance based on information about specific borrower situations, estimated collateral values and the borrowers’ ability to repay the loan. Management also reviews past loan and lease loss experience, the nature and volume of the portfolio, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.
     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan or lease basis for other loans and leases. If a specific loan or lease is determined to be impaired, a portion of the allowance is specifically allocated to that loan or lease. The specific allocation is calculated at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
     Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
     The core deposit intangible asset arose from the acquisition of First State Bank of Round Lake in January 2004. The core deposit intangible asset was initially measured at fair value and is being amortized over its estimated useful life. This intangible asset is also assessed at least annually for impairment.

NSFC ANNUAL   18   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 1 — ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

($000s)
For the Years Ended December 31,	2005			2004			2003
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans and leases(1) (2) (3)	$412,435	$25,758	6.25%	$435,600	$23,655	5.43%	$355,238	$19,964	5.62%
Taxable securities(5)	247,299	8,087	3.21	256,706	7,816	3.03	242,046	6,693	2.77
Securities exempt from federal income taxes (2) (5)	8,743	437	5.00	10,886	583	5.38	7,639	456	6.19
Federal funds sold and other interest earning assets	29,973	989	3.30	27,145	328	1.21	8,072	88	1.09

Interest earning assets(5)	698,450	35,271	5.02	730,337	32,382	4.43	612,995	27,201	4.45
Noninterest earning assets	49,314			46,849			23,672

Average assets(4) (5)	$747,764			$777,186			$636,667

Liabilities and Stockholders’ Equity
NOW deposits	$58,084	548	0.94	$64,594	363	0.56	$48,967	304	0.62
Money market deposits	62,922	1,315	2.09	66,563	636	0.96	51,071	550	1.08
Savings deposits	83,114	896	1.08	83,269	617	0.74	51,371	449	0.87
Time deposits	327,848	10,236	3.12	354,978	7,157	2.02	255,347	6,161	2.41
Other borrowings	75,353	2,377	3.15	64,855	1,086	1.67	99,369	1,939	1.95

Interest bearing liabilities	607,321	15,372	2.53	634,259	9,859	1.55	506,125	9,403	1.86

Demand deposits	61,802			62,820			48,459
Other noninterest bearing liabilities	6,689			6,510			5,600
Stockholders’ equity	71,952			73,597			76,483

Average liabilities and stockholders’ equity	$747,764			$777,186			$636,667

Net interest income		$19,899			$22,523			$17,798

Net interest margin			2.49%			2.88%			2.59%

Net yield on interest earning assets(5)			2.83%			3.08%			2.91%

Interest-bearing liabilities to earning assets ratio			86.95%			86.84%			82.57%

(1)	— Interest income on loans includes loan origination and other fees of $552 for 2005, $548 for 2004, and $430 for 2003.

(2)	— The financial statement reported interest income is adjusted by the tax equivalent adjustment amount utilizing a 34% rate on federally tax-exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $66, $92 and $39 for the years ended 2005, 2004 and 2003. The tax equivalent adjustment reflected in the above table for municipal securities is approximately $149, $198 and $155 for 2005, 2004 and 2003.

(3)	— Nonaccrual loans are included in average loans.

(4)	— Average balances are derived from the average daily balances.

(5)	— Rate information was calculated based on the average amortized cost for securities. The 2005, 2004 and 2003 average balance information includes an average unrealized gain (loss) for taxable securities of ($4,412), ($1,162) and $841. The 2005, 2004 and 2003 average balance information includes an average unrealized gain of $2, $49 and $270 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock.

NSFC ANNUAL   19   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
NET INTEREST INCOME
Net interest income is the Company’s largest source of income and is defined as the difference between interest income earned on average interest earning assets, such as loans and securities, and interest expense on average interest bearing liabilities, such as deposits and other borrowings. Major factors affecting net interest income are the general level of interest rates, changes to interest rates and the amount and composition of interest earning assets and interest bearing liabilities.
     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the cost of funds.
     The Company’s net interest income for 2005, on a fully tax equivalent basis, was $19,899,000 decreasing by $2,624,000 compared to net interest income for 2004 of $22,523,000. Net interest income on a fully tax equivalent basis for 2004 increased from 2003 by $4,725,000.
     The major factors in 2005 affecting net interest income were the decrease in loans and the increased levels of nonaccrual loans. Also contributing to the decline in net interest income was the increased market interest rates in 2005 and the Company’s interest rate liability sensitivity position.
     Loans are the asset of the Company that generate the most interest income and earn the highest interest rates for the Company. Average loan balances for the Company declined in 2005 by $23.2 million due to a combination of paydowns of loans and declining loan demand. Table 2, “Analysis of Changes in Interest Income and Expense” shows that loan interest income was affected negatively by $1,307,000 in 2005 as compared to 2004 due to the decrease in average loan balances (volume).
     Interest income earned on the Company’s average loans in 2005 was also impacted by the amount of non-performing nonaccrual loans on which no interest income was earned. At year-ends 2005 and 2004, loans classified as nonaccrual were $21.6 million and $19.1 million, respectively. In 2005, loan interest income was reduced by approximately $1.4 million due to the levels of nonaccrual loans.
     A major factor affecting net interest income during 2005 was changes in market interest rates that are generally indicated by the changes in the prime lending rate. In 2005, the prime rate began the year at 5.25% and increased .25% eight times until at year-end it was 7.25%. During 2004, the prime rate began the year at 4.00% and during the second half of 2004 it increased by .25% five times and ended the year at 5.25%.
     In 2005 the interest rate earned on the Company’s average interest earning assets was 5.02% as compared with 4.43% in 2004, an increase of 59 basis points. Yields on average interest bearing liabilities, in 2005, increased by 98 basis points, outpacing the increases to rates earned on average earning assets. At year-end 2004, the Company’s rate sensitivity position showed that there were $272 million more in interest bearing liabilities maturing or repricing during 2005 than interest earning assets. Table 2 shows that net interest income was $1,520,000 less in 2005 as a result of the interest rate changes.
     During 2004, net interest income increased mainly due to increases in loan volume as a result of the Company’s purchase of First State Bank of Round Lake on January 5, 2004. Although market interest rates increased in 2004, the full effect of the rate increases, especially for time deposits, was not felt until 2005 as rates started to increase during the second half of 2004.
     It is expected that interest rates will continue to rise during 2006 as already evidenced by the prime rate increasing to 7.50% at the end of January 2006. It is expected that net interest income will continue to be impacted negatively in 2006. Table 10, “Maturity or Repricing of Assets and Liabilities”, shows that the Company has $218,561,000 more of interest bearing liabilities maturing or repricing in 2006 than interest earning assets.
     Many other factors beyond management’s control have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.

NSFC ANNUAL   20   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 2 — ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

($ 000s)
For the Year Ended December 31	2005 Compared to 2004			2004 Compared to 2003
		Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due To	Due To	Total	Due To	Due To
	Change	Volume	Rate	Change	Volume	Rate

INTEREST INCOME
Loans	$2,103	$(1,307)	$3,410	$3,691	$4,384	$(693)
Taxable securities	271	(190)	461	1,123	481	642
Securities exempt from federal income taxes	(146)	(107)	(39)	127	193	(66)
Federal funds sold and other	661	38	623	240	230	10

Total interest income	2,889	(1,566)	4,455	5,181	5,288	(107)

INTEREST EXPENSE
NOW deposits	185	(40)	225	59	90	(31)
Money market deposits	679	(37)	716	86	153	(67)
Savings deposits	279	(1)	280	168	245	(77)
Time deposits	3,079	(584)	3,663	996	2,126	(1,130)
Other borrowings	1,291	200	1,091	(853)	(606)	(247)

Total interest expense	5,513	(462)	5,975	456	2,008	(1,552)

NET INTEREST INCOME	$(2,624)	$(1,104)	$(1,520)	$4,725	$3,280	$1,445

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.
The financial statements reported interest income is adjusted by the tax equivalent amount utilizing a 34% rate on federally tax-exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $66, $92 and $39 for the years ended 2005, 2004, and 2003. The tax equivalent adjustment reflected in the above table for municipal securities is approximately $149, $198 and $155 for the years ended 2005, 2004 and 2003.
TABLE 3 — SECURITIES AVAILABLE FOR SALE

($ 000s)
As of December 31,	2005		2004		2003
		% of Total		% of Total		% of Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$993	0.37%	$998	0.40%	$1,003	0.36%
U.S. government-sponsored entities	250,850	94.64	231,166	92.12	268,376	95.69
States & political subdivisions	7,226	2.73	10,539	4.20	6,223	2.22
Mortgage-backed securities	2,687	1.01	4,985	1.99	3,667	1.31
Equity securities	3,311	1.25	3,241	1.29	1,176	0.42

Total securities available for sale	$265,067	100.00%	$250,929	100.00%	$280,445	100.00%

As of December 31, 2005, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.
The Company holds local municipal bonds which, although not rated, are considered low risk investments.

NSFC ANNUAL   21   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
SECURITIES
     The Company maintains a securities portfolio to generate earnings, provide liquidity, assist in the management of the Company’s tax position, aid in the Company’s asset/liability management and accommodate pledging collateral requirements. The Company’s policy is that no undue risks be taken with the securities portfolio and that the safety of the securities is the primary and utmost concern of management.
     All securities of the Company at December 31, 2005 are classified as available for sale. The carrying values of the securities reflect the fair or market value of the securities. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.
     The carrying value of the securities portfolio increased $14.1 million to $265.0 million at year-end 2005 as compared to $250.9 million at year-end 2004 after decreasing $29.5 million at year-end 2004 from 2003. In 2005, the Company’s securities portfolio grew as decreases in loans created excess funds that were invested in securities.
     The net unrealized loss to the securities portfolio was $5.7 million at December 31, 2005 compared to a net unrealized loss at December 31, 2004 of $2.7 million reflecting higher bond interest rates at year-end 2005 compared to year-end 2004. Most of the net unrealized loss at December 31, 2005 was from the Company’s U.S. government-sponsored entity securities, which had a net unrealized loss of $5.6 million. These U.S. government-sponsored entity securities are of high quality, with the lowest bond rating being Aaa. The fair value of these securities is expected to recover as the securities approach their maturity dates.
     At year-end 2005, $187.3 million of the Company’s U.S. government-sponsored entity securities have call options. As interest rates are expected to continue to rise in 2006, it is unlikely that these call options will be exercised. If interest rates would drop significantly, these call options would be exercised causing the average yields on the securities to decline.
     The Company sold U.S. government-sponsored entity securities totaling $6.3 million in 2005 for liquidity purposes. It recognized a $169,000 loss on the sale of these securities.
     At December 31, 2005, the Company has 95% of its portfolio in securities issued by the U.S. Treasury and U.S. government-sponsored entities, as indicated in Table 3. The Company pledges U.S. Treasury and U.S. government-sponsored entity securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2005, the Company had $189.7 million in U.S. Treasury and U.S. government-sponsored entity securities pledged, or 72% of its total securities portfolio.
     Holdings of securities issued by states and political subdivisions, of which over 93% are tax-exempt, decreased $3.3 million to $7.2 million at December 31, 2005. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy. In 2005, there were not enough “bank qualified” tax-exempt issues available for purchase by the Company to replace those issues that either matured or were called.
     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased.
     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2005 is shown in Table 4, “Securities Maturity Schedules & Yields”.

NSFC ANNUAL   22   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 4 — SECURITIES MATURITY SCHEDULE & YIELDS

			Greater than 1 yr.		Greater than 5 yrs.
($ 000s)	Less than or		and less than or		and less than or		Greater
Securities available for sale	equal to 1 yr.		equal to 5 yrs.		equal to 10 yrs.		than 10 yrs.		Totals
As of December 31, 2005	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury	$993	3.29%	$0	0.00%	$0	0.00%	$0	0.00%	$993	3.29%
U.S. government-sponsored entities	54,725	3.80	194,135	3.12	1,990	5.02	0	0.00	250,850	3.28
States & political subdivisions(1)	2,337	5.60	2,926	4.97	834	3.33	1,129	6.30	7,226	5.19
Mortgage-backed securities (2)	0	0.00	836	2.97	0	0.00	1,851	3.28	2,687	3.18
Equity securities	3,311	3.99	0	0.00	0	0.00	0	0.00	3,311	3.99

Total	$61,366	3.87%	$197,897	3.15%	$2,824	4.52%	$2,980	4.42%	$265,067	3.34%

(1)	- The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2)	- Mortgage-backed securities reflect the contractual maturity of the related instruments.
TABLE 5 — LOAN AND LEASE PORTFOLIO

($ 000s)
As of December 31,	2005	2004	2003	2002	2001

Commercial	$58,802	$50,817	$42,151	$41,480	$44,767
Real estate-construction	42,567	42,872	37,696	45,185	36,826
Real estate-mortgage 1-4 family	38,145	43,270	27,853	29,800	32,852
Real estate-mortgage 5+ family	29,426	34,460	25,067	22,519	12,630
Real estate-mortgage commercial	185,219	216,569	177,034	167,332	157,669
Home equity	31,226	34,607	30,985	27,550	21,593
Leases	10,585	12,550	12,898	13,258	13,661
Installment	5,136	8,329	5,414	5,735	7,221

Total loans and leases	401,106	443,474	359,098	352,859	327,219
Unearned income	0	0	0	(1)	(4)
Deferred loan fees	(604)	(912)	(872)	(734)	(535)

Loans and leases, net of unearned income and deferred loan fees	400,502	442,562	358,226	352,124	326,680
Allowance for loan and lease losses	(10,618)	(7,812)	(4,383)	(3,698)	(3,822)

Loans and leases, net	$389,884	$434,750	$353,843	$348,426	$322,858

The Company had no foreign loans outstanding at December 31, 2005.

NSFC ANNUAL   23   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
LOAN AND LEASE PORTFOLIO
     The Company’s loan and lease portfolio is the largest interest earning asset of the Company. In 2005 the Company’s loans and leases provided $25.7 million of interest income, over 73% of the interest income generated by the Company.
     For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, loans and leases, net of unearned income and deferred loan fees at December 31, 2005 totaled $400.5 million, decreasing $42.1 million from year-end 2004. At December 31, 2004, loans totaled $442.6 million, the highest year-end level in the Company’s history due primarily to the purchase of First State Bank in early 2004. Loans in 2004 increased $84.3 million from December 31, 2003.
     The Company’s lending activities relate mainly to loans to small and mid-sized businesses in the Lake County, Illinois area and the surrounding counties in northeastern Illinois and southeastern Wisconsin. Although at December 31, 2005, the loan portfolio shows $38.1 million in real estate-mortgage 1 — 4 family loans, the majority of these loans are to commercial borrowers who use their personal residence to secure their loans. The Company attempts to secure these commercial purpose loans by real estate whenever possible. At December 31, 2005, over 81% of the Company’s loans are secured by real estate and local real estate values have held up well in 2005.
     At December 31, 2005 and 2004, the Company had $23.9 million and $42.4 million in real estate-mortgage commercial loans to borrowers in the hotel industry.
     During 2005, the decrease in the loan portfolio came as one borrower paid off loans totaling $16.3 million when the borrower consolidated and securitized their loans. Another three borrowers paid down loans totaling $11.0 million through restructuring or liquidating their businesses.
     Contributing to the lack of loan growth is the increased competition from larger money center banks that have found that lending to small and mid-sized businesses is a lucrative business segment. In 2005, the Company has restructured its commercial loan area in order to improve generation of new loan business. The Company believes that its experienced lenders and personal service, that is the hallmark of our community bank, will assist in the challenges presented by increased competition.
     Local loan demand is down from previous years. The increased short-term interest rates as indicated by the prime lending rate increasing 200 basis points in 2005 have contributed to lower loan demand.
     Commercial loans at year-end 2005 increased $8.0 million to $58.8 million from $50.8 million at December 31, 2004. The increase in commercial loans during 2005 came from a $7.9 million participation purchased from a larger money center bank. Commercial loans are not secured by real property but may be secured by leasehold improvements, equipment and inventory.
     The real estate-mortgage 5+ family portfolio was $29.4 million at year-end 2005 compared with $34.5 million and $25.1 million at year-ends 2004 and 2003. These loans are secured by apartment buildings which are quite prevalent in the Company’s lending area due to the proximity to the Great Lakes Naval base.
     Consumer lending is mostly done through home equity loans. The home equity portfolio is predominately tied to the prime rate. As the prime rate increased in 2005 this portfolio declined $3.4 million due to borrowers refinancing their homes as long-term fixed mortgage rates became more attractive. As short-term interest rates continue to increase in 2006, home equity loan growth will continue to slow.
     The Company has benefited from growth in Lake County. As development continues westward, the Company’s branches in the western part of the county, two of which were acquired in 2004 through the purchase of First State Bank, will become more important in the future.
     At December 31, 2005, the Company had loans totaling $2.7 million to related parties. Related parties are officers of the Company or its subsidiaries with the title of vice president or above, and directors of the Company and their related interests. Commitments for loans to related parties at year-end 2005 totaled $2.6 million. Loans and commitments are made to related parties at the same terms and conditions that are available to the public.
     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.

NSFC ANNUAL   24   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
MATURITY OF LOANS
Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate-construction loan portfolio.
     Although Table 6, shows $10,060,000 in construction loans maturing in greater than five years, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years.
     At that time, the loans will be reclassified as real estate-mortgage loans.
     The short-term sensitivity of the commercial and real estate-construction loan portfolios to interest rate changes is reflected in the fact that approximately 54.3% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 56.0% are variable rate loans subject to immediate repricing.
TABLE 6 — LOAN MATURITY SCHEDULE

		Greater than
($ 000s)	Less than or	1 yr. and less than	Greater than
As of December 31, 2005	equal to 1 yr.	or equal to 5 yrs.	5 yrs.	Total

Commercial	$35,242	$16,941	$6,619	$58,802
Real estate-construction	19,779	12,728	10,060	42,567

Total	$55,021	$29,669	$16,679	$101,369

Percent of total	54.28%	29.27%	16.45%	100.00%

Commercial and construction loans maturing after one year:
Fixed rate	$20,412
Variable rate	25,936

Total	$46,348

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.
NON-PERFORMING ASSETS
     Non-performing assets consist of non-performing loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 7, non-performing assets at year-end 2005 were $26,343,000 increasing $2,067,000 from year-end 2004, after increasing during 2004 by $860,000 from December 31, 2003.
     Non-performing loans are: (1) loans accounted for on a nonaccrual basis; and (2) accruing loans in the process of collection that are contractually past due ninety days or more as to interest or principal payment. Total non-performing loans at December 31, 2005 were $21.9 million, as compared to $19.5 million at December 31, 2004 and $19.7 million at December 31, 2003.
     At December 31, 2005, the largest portion of nonaccrual loans relate to lease pools totaling $9.4 million. The Company has previously disclosed its involvement in these lease pools that had been purchased in 2000 and 2001 from Commercial Money Center (“CMC”). These lease pools are secured by both the leased equipment as well as surety bonds issued by ACE/Illinois Union and RLI Insurance Company. The latest A.M. Best ratings for the sureties are “A+” for both sureties. These nonaccrual lease pools decreased $1.9 million from year-end 2004 when the balance was $11.3 million. In 2005 payments that had previously been made on these lease pools and held by the bankruptcy court were released to the Company. The Company is in the process of attempting to collect on these leases from the sureties through litigation. In September 2005, the Company filed Motions for Judgement on the Pleadings in its CMC litigations against the sureties. At that time, the court granted the Motion for Judgement on the Pleadings against ACE/Illinois Union; however, the Bank’s motion against the RLI surety was denied. At December 31, 2005, ACE/Illinois Union insures the lease pools that amounted to $5.3 million and RLI acts as the sureties on lease pools totaling $4.1 million. On October 31, 2005, the court directed all parties involved in the CMC litigation to engage in mediation. Management expects that this litigation will be resolved in 2006, but no assurance can be given as to the exact amounts that will be ultimately collected by the Company, if any.

NSFC ANNUAL   25   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
NON-PERFORMING ASSETS (CONT’D)
     Also on nonaccrual status is a $4.3 million loan for a 90-unit condominium construction project which has been classified as a nonaccrual loan since December 31, 2003. The Company participated in this 90-unit condominium construction project with other financial institutions and only has a portion of the total loan. The construction project experienced substantial cost overruns and the principal borrowers declared bankruptcy. The construction project has been completed and all of the units have been sold, with the bankruptcy trustee holding the sales proceeds in escrow. There are disputed mechanic liens of which the majority are insured by a title company. The bankruptcy trustee will not release the sales proceeds from escrow until the disputed mechanic liens are resolved. The mechanic lien issue is expected to be concluded during 2006. Management expects to collect all of the $4.3 million loan balance.
     During 2005, the Company placed on nonaccrual status loans totaling $4.2 million on an entertainment center that is partially secured by leasehold improvements and equipment. Also placed on nonaccrual status in 2005 were loans to one borrower secured by two local motels that total $3.5 million at year-end 2005. These loans went to nonaccrual status due to deterioration in the respective borrowers’ financial condition and failure to make restructured loan payments.
     During 2005, there were some decreases to nonaccrual loans. Besides the $1.9 million in payments received on the CMC lease pools, the Company received funds that paid off one borrower’s nonaccrual loans that totaled $1.4 million at December 31, 2004. A $1.6 million loan on a motel located near Chicago’s O’Hare Airport that was on nonaccrual status at December 31, 2004 was foreclosed upon and the Company charged off $487,000 and transferred the remaining balance of $1.1 million to other real estate owned. The Company participated with other financial institutions on the loan for this motel and only had a portion of the original loan and the foreclosed motel property as well.
     Impaired loans at December 31, 2005 totaled $32.1 million. The Company considers a loan impaired if full principal and interest will not be collected under the contractual terms of the note. Nonaccrual loans are included as impaired. Impaired loans and leases are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan or lease is collateral dependent. Included as impaired loans at December 31, 2005 are $10.5 million of restructured loans.
     At year-end 2005 the Company’s impaired loans that are restructured do not appear as non-performing loans in Table 7. The $10.5 million in restructured loans represent three loan relationships. Loans totaling $5.2 million are secured by a strip shopping center/gas station that has experienced cash flow difficulties due to lower than expected customer utilization. The second relationship involves loans secured by a motel totaling $3.8 million that has experienced cash flow problems due to low room occupancy rates. A third loan relationship for $1.5 million to a general partnership for improvements to a motel has also been restructured due to decreased room occupancy rates. The cash flow difficulties of these borrowers resulted in their requesting a reduction in principal loan payments. These borrowers have made all payments required under the terms of the restructured loan agreements.
     At December 31, 2005, Table 7 shows that the Company had $358,000 in loans that were 90 days past due and still accruing interest compared with $343,000 last year-end. A breakdown of the $358,000 in loans that were 90 days past due and still accruing interest at December 31, 2005, shows $160,000 in real estate-mortgage 1-4 family loans, $112,000 in home equity loans, $82,000 in real estate-mortgage commercial loans and $4,000 in consumer loans. These loans at year-end 2005 were fully secured and in the process of collection.
     Another component of non-performing assets is other real estate owned, consisting of assets acquired through loan foreclosure and repossession. At December 31, 2005, other real estate owned totaled $4.4 million as compared with $4.8 million at December 31, 2004. The fair value of other real estate owned is reviewed by management at least quarterly to help ensure the reasonableness of its carrying value, which is lower of cost or the fair value less estimated selling costs. During 2005, the Company took a write-down on two motels held as other real estate owned of $1.1 million that had been carried at $1.5 million at year-end 2004. The write-down was based primarily on new appraisals that showed deterioration to the market value. These motels were later sold in 2005 and the Company realized a gain of $101,000 on the sales. During 2005, three other properties were transferred into other real estate owned totaling $1.3 million. One of these properties transferred to other real estate owned was a foreclosed motel that the Company’s share of the fair value was $1.1 million as mentioned previously. The financial institutions owning this motel, including the Bank, have this motel up for sale and it is expected to be sold during 2006.
     At year-end 2005, the Company is carrying a property consisting of a two story office building in Waukegan, Illinois that is valued at $1.1 million that had been transferred to other real estate owned in 2004. The Company is in discussions with potential purchasers who plan to rent the building for a period of time and then purchase it.
     The Company also has a $325,000 restaurant and vacant land property of $126,000 being carried as other real estate owned at December 31, 2005. The sale of the restaurant has been held up due to zoning problems. The

NSFC ANNUAL   26   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
NON-PERFORMING ASSETS (CONT’D)
     Company has a sales contract out on the vacant property and expects the sale closing to occur during 2006 at no additional loss.
     On December 31,2005, one piece of property carried at $1.8 million accounted for approximately 40% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land overlooking Lake Michigan in Waukegan, Illinois. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lakefront development plans.
     This property is currently undergoing a brownfield assessment funded by a government grant. The grant money is to be used for the brownfield assessment but not for any remediation that may be needed. The objective of the brownfield assessment is to obtain the environmental data needed to determine the appropriate remedial actions, if any, for the property to achieve a “No Further Remediation Letter” from the Illinois EPA Site Remediation Program. The end use of property is now intended to be mixed use residential development consistent with the City of Waukegan’s lakefront downtown master plan. The results of the brownfield assessment are not expected to be available until later in 2006. Until the results of the brownfield assessment are known, it is not practicable to estimate any remediations costs. Thus, no liability has been recorded for environmental remediation costs. The carrying value of the property is supported by a recent appraisal.
     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.
     There were no other interest earning assets at December 31, 2005 that are required to be disclosed as non-performing.
TABLE 7 — NON-PERFORMING ASSETS

($ 000s)
As of December 31,	2005	2004	2003	2002	2001

LOANS AND LEASES:
Nonaccrual status	$21,554	$19,131	$18,174	$13,252	$3,422
90 days or more past due, still accruing	358	343	1,476	819	13,971

Total non-performing loans and leases	21,912	19,474	19,650	14,071	17,393
Other real estate owned	4,431	4,802	3,766	2,022	2,022

Total non-performing assets	$26,343	$24,276	$23,416	$16,093	$19,415

Non-performing loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	5.47%	4.40%	5.49%	4.00%	5.32%
Non-performing assets as a percentage of total assets	3.65	3.24	3.41	2.53	3.31
Non-performing loans and leases as a percentage of the allowance for loan and lease losses	206.37	249.28	448.32	380.50	455.08
Loans and leases are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection.
Impaired Loans — At December 31, 2005, 2004, 2003, 2002 and 2001, impaired loans totaled $32,054, $29,887,$18,152, $13,227 and $3,372 and include nonaccrual loans. Although payments have been made as agreed on, they are classified as impaired to assist the borrowers in working out deficiencies in cash flows and collateral that have been noted. At December 31, 2005, there were $10,533 in loans that were restructured that are not included in Table 7.

NSFC ANNUAL   27   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
PROVISION FOR LOAN AND LEASE LOSSES
A provision is credited to an allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan and lease loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Company; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.
     The methodology used by the Company to allocate the allowance begins by internally rating the risk of loss on the loans. Poorly rated loans that are impaired, past due or have known factors making future payments uncertain are individually reviewed. An allocation is made for each individual loan based on the present value of expected cash flows discounted at the loan’s effective interest rate or on the fair value of the collateral, if the loan is collateral dependent. In cases where the present value of expected cash flows or the fair value of the collateral is greater than the loan balance, a specific allocation is not required.
     Those loans rated satisfactory have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted for economic conditions or trends. In the Company’s market area, one of the major industries is the pharmaceutical industry as evidenced by Abbott Laboratories and Baxter Healthcare. A future major negative shift in this industry could possibly impact our loan portfolio and could require additional allocations of the allowance. In years prior to 2005, management considered the unallocated portion of the allowance necessary to allow for inherent subjective allocations that are needed based on general and more specific economic factors as well as trends in the loan portfolio. During 2005, management included the subjective portion of the allowance as a part of the allocation process to the respective loan categories. Management does not deem this process to be a change in methodology, but rather a refinement in their loan loss calculation. Management believes that there would be no change in the balance of the allowance for loan and lease losses if this approach was used in all the years presented in Table 9.
     During 2005, a provision for loan and lease losses was made in the amount of $3,428,000 compared to $4,625,000 in 2004, and $1,030,000 in 2003. Much of the 2005 provision was allocated to the $4.2 million in loans on an entertainment center that is partially secured by leasehold improvements and equipment. These loans on the entertainment center were placed on nonaccrual status in 2005 and at December 31, 2005, the Company had $2.2 million of its allowance for loan and lease losses allocated to these loans as compared to $530,000 at December 31, 2004. The Company also allocated $1.6 million in 2005 to the impaired loans totaling $5.2 million secured by a strip shopping center/gas station experiencing cash flow difficulties. Throughout the year management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above. Management does not expect levels of non-performing and impaired loans to rise in 2006, and expects that the provision for loan and lease losses for 2006 will be less than the provision amounts in 2005 and 2004.
     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2005 there were net charge-offs of $622,000 compared with $2,001,000 in 2004. The biggest charge-off during 2005 was $487,000 pertaining to the motel near Chicago’s O’Hare airport that was foreclosed on during 2005. The Company wrote the loan down to the appraised value less estimated selling costs when transferring the loan to other real estate owned.
     Table 8 also indicates the types of loans charged-off and recovered for the five years from 2001 through 2005 as well as each year’s provision. The table shows that the largest loan charge-offs during those years were for commercial loans.
     The Company’s allocation of the allowance for loan losses is illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”. Table 9 shows the amount of $2,409,000 is allocated to leases. The amount of $2,400,000 is allocated specifically to the nonaccrual CMC lease pools that total $9.4 million at year-end 2005.
     It should be noted that negative changes to loan collateral values or events that may disrupt the borrowers’ expected cash flows might require an increase to the provision. Larger allocations of the allowance for loan and lease losses might be required for those loans affected.
     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2005, is adequate to cover probable incurred loan losses.

NSFC ANNUAL   28   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 8 — ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
Year Ended December 31,	2005	2004	2003	2002	2001

Balance at the beginning of year	$7,812	$4,383	$3,698	$3,822	$4,689
Additions due to acquisition	0	805	0	0	0
Charge-offs:
Commercial	(132)	(1,536)	(192)	(286)	(1,073)
Real estate—construction	(54)	(0)	(8)	(0)	(0)
Real estate—mortgage 1-4 family	(112)	(9)	(229)	(0)	(0)
Real estate—mortgage 5+ family	(0)	(0)	(32)	(0)	(0)
Real estate—mortgage commercial	(487)	(75)	(8)	(107)	(0)
Home equity	(0)	(0)	(0)	(0)	(0)
Leases	(0)	(300)	(0)	(0)	(0)
Installment	(39)	(112)	(40)	(40)	(29)

Total charge-offs	(824)	(2,032)	(509)	(433)	(1,102)
Recoveries:
Commercial	199	19	93	3	124
Real estate—construction	0	0	8	0	0
Real estate—mortgage 1-4 family	0	0	0	0	0
Real estate—mortgage 5+ family	0	0	0	0	0
Real estate—mortgage commercial	0	0	61	4	0
Home equity	0	0	0	0	0
Leases	0	5	0	0	0
Installment	3	7	2	2	11

Total recoveries	202	31	164	9	135

Net charge-offs	(622)	(2,001)	(345)	(424)	(967)

Additions charged to operations	3,428	4,625	1,030	300	100

Balance at end of year	$10,618	$7,812	$4,383	$3,698	$3,822

Allowance as a % of total loans and leases, net of unearned income and deferred loan fees	2.65%	1.77%	1.22%	1.05%	1.17%
Net charge-offs during the year to average loans and leases outstanding during the year	0.15%	0.46%	0.10%	0.12%	0.31%
TABLE 9 — ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

($ 000s)
As of December 31,	2005		2004		2003		2002		2001
		Percent of		Percent of		Percent of		Percent of		Percent of
		loans in each		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Commercial	$3,911	14.66%	$1,613	11.46%	$1,679	11.74%	$878	11.75%	$1,080	13.68%
Real estate—construction	293	10.61	102	9.67	305	10.50	16	12.81	61	11.25
Real estate—mortgage 1-4 family	114	9.51	48	9.76	45	7.75	79	8.44	59	10.04
Real estate—mortgage 5+ family	50	7.34	15	7.77	26	6.98	35	6.38	28	3.86
Real estate—mortgage commercial	3,723	46.18	1,349	48.83	129	49.30	424	47.42	568	48.19
Home equity	45	7.78	10	7.80	0	8.63	50	7.81	84	6.60
Leases	2,409	2.64	3,059	2.83	604	3.59	604	3.76	0	4.17
Installment	73	1.28	117	1.88	52	1.51	38	1.63	58	2.21
Unallocated	0	NA	1,499	NA	1,543	NA	1,574	NA	1,884	NA

Total	$10,618	100.00%	$7,812	100.00%	$4,383	100.00%	$3,698	100.00%	$3,822	100.00%

NSFC ANNUAL   29   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
NONINTEREST INCOME
Noninterest income totaled $4,370,000 in 2005, decreasing $182,000 compared to noninterest income generated in 2004. The Company generates noninterest income from service charges and fees assessed on deposit accounts, from trust operations and mortgage banking activities. It also generates gains or losses from sale of securities and other operating income from miscellaneous fees on loans, from safety deposit box rental and from ATM and debit card transactions. Noninterest income decreased in 2005 mainly from the sale of securities at a loss of $169,000 that was done for liquidity purposes.
     In 2005, service fees on deposits decreased by $71,000 due to decreased fees assessed on commercial checking accounts. Business checking accounts fees are calculated by determining the costs associated with the account after deducting an earnings credit rate on the balances held in the account. As short-term interest rates grew in 2005, the earnings credit rate on commercial checking accounts increased causing fee income on these accounts to decline.
     In 2005, the Company sold two motels held as other real estate owned at a gain of $101,000 and recognized a $10,000 gain from the sale of some vacant lots that had been acquired through foreclosure. The $111,000 in gains from these sales is included in other operating income.
     The Company is expecting to increase retail deposit growth in 2006. It may need to lower service fees charged on deposit accounts to accomplish this. Fee income derived by offering financial services to noncustomers is expected to decline in 2006 as compliance with the Patriot Act and other antiterrorism regulations have made it more difficult to provide these services to noncustomers.
     Comparing 2004 to 2003 showed increases to noninterest income of $502,000 to $4,552,000 in 2004. Much of the increase came from First State Bank that was acquired by the Company on January 5, 2004. The acquisition brought additional service fee income on deposits as well as additional miscellaneous other operating income.
NONINTEREST EXPENSE
In 2005, total noninterest expense was $18.0 million, increasing by $1.4 million from 2004 or 8.3%. As a percent of average assets, noninterest expense was 2.41% in 2005 compared to 2.14% in 2004 and 1.92% in 2003.
     The efficiency ratio, noninterest expense divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expense. The Company’s efficiency ratio was 74.9% in 2005, compared to 62.1% in 2004, and 56.4% in 2003. The efficiency ratio increased in 2005 largely due to declines in net interest income of $2.5 million as well as the $1.4 million increase to noninterest expense.
     The biggest factor affecting the increase in noninterest expense in 2005 was the one-time $1.1 million write-down of other real estate owned. Audit and professional fees were also $388,000 greater in 2005 due to management’s compliance with the Sarbanes-Oxley Act and the outsourcing of much of the internal audit function to third parties. It is expected that audit and professional fees relating to the Sarbanes-Oxley Act compliance will decrease as the expenses relating to the initial documentation of the internal controls have been completed.
     On November 10, 2005 the Company merged the First State Bank into the Bank of Waukegan and simultaneously changed the name of the Bank of Waukegan to NorStates Bank. This event contributed to an increase to other operating expenses of $328,000 in 2005 due to marketing efforts relating to the name change. New forms needed to be ordered for every document at the Bank causing printing and supplies expense to increase $58,000 in 2005. Some additional expenses relating to the name change will continue into early 2006.
     In 2005, occupancy and equipment expenses increased $104,000. Occupancy and equipment expense are expected to increase approximately $75,000 in 2006 due to increased depreciation expense as a full year’s depreciation will be taken for the new signs. The Company also plans to make some cosmetic updates to its buildings in 2006.
     Legal expenses declined significantly in 2005, decreasing $774,000 from 2004’s levels. In 2004 and 2003, much of the legal expenses related to the litigation involving the CMC lease pools which at that time were in the discovery phase with depositions being taken in many different states. Although this litigation continued in 2005 the expenses related to it were considerably less.
     Comparing 2004 with 2003, noninterest expense increased by $4.4 million to $16.6 million, an increase of 36.1% from 2003. The largest increases to noninterest expense in 2004 came from the addition to the Company of First State Bank with 28 employees at year-end 2004 and two branch offices. Noninterest expense at First State Bank, on a stand-alone basis, was $3.7 million in 2004, which included $464,000 in core deposit amortization expense.
     Data processing expense not connected to First State Bank increased $277,000 in 2004. In April 2004, the Bank of Waukegan outsourced its item processing function to accommodate new check clearing technologies required to

NSFC ANNUAL   30   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
NONINTEREST EXPENSE (CONT’D)
meet new regulations and allowed the Bank to archive items via imaging technology.
     The Company’s audit and professional expenses increased $337,000 in 2004, compared with 2003. The increases were caused by the Sarbanes-Oxley Act compliance process that began in 2004.
FEDERAL AND STATE INCOME TAXES
     For the years ended December 31, 2005, 2004 and 2003, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 20.3%, 27.7% and 34.3%.
     The actual tax rates differ from the statutory rates because the pretax earnings include amounts of interest on U.S. Treasury and U.S. government-sponsored entity securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate. The Company also receives federal tax credits from its investment in a low/moderate income housing partnership.
     The tax rate as a percentage of pretax earnings decreased in 2005 as it had in 2004. This occurred as income before income taxes decreased in 2005 and 2004. Interest on U.S. Treasury and U.S. government-sponsored entity securities, which are nontaxable for state income tax purposes, totaled $7.6 million and $7.2 million in 2005 and 2004. In 2005 and 2004, interest on U.S. Treasury and U.S. government-sponsored entity securities resulted in the Company having a $367,000 and $178,000 benefit for state income taxes, lowering the effective tax rate in those years. In addition, interest earned on local political subdivision securities that are nontaxable for federal income tax purposes was $288,000 in 2005 and $385,000 in 2004 also contributing to the reduction to the 2005 and 2004 tax rates.

NSFC ANNUAL   31   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 10 — MATURITY OR REPRICING OF ASSETS AND LIABILITIES

		SUBJECT TO REPRICING WITHIN
($ 000s)		IMMEDIATE	90 DAYS	180 DAYS	1 - 3	3 - 5	5 - 10
As of December 31, 2005	BALANCES	TO 90 DAYS	TO 180 DAYS	TO 365 DAYS	YEARS	YEARS	YEARS

ASSETS:
Interest bearing deposits in financial institutions	$120	$120	$0	$0	$0	$0	$0
Federal funds sold	5,962	5,962	0	0	0	0	0
Securities:
U.S. Treasury	993	993	0	0	0	0	0
U.S. government-sponsored entities	250,850	16,945	4,580	33,200	190,164	3,971	1,990
State & political subdivisions	7,226	789	840	708	2,553	373	1,963
Mortgage-backed securities (1)	2,687	0	0	0	836	0	1,851
Equity securities (2)	5,397	5,397	0	0	0	0	0
Loans and Leases:
Commercial	58,802	31,048	3,881	7,762	7,214	7,117	1,780
Real estate — construction	42,567	38,181	28	57	4,301	0	0
Real estate — mortgage 1- 4 family	38,145	12,859	1,138	2,275	11,703	7,822	2,348
Real estate — mortgage 5+ family	29,426	11,082	101	202	5,434	2,963	9,644
Real estate — mortgage commercial	185,219	60,446	3,054	6,107	33,416	59,570	22,626
Home equity	31,226	31,045	0	0	144	0	37
Leases	10,585	1,096	0	0	9,489	0	0
Installment	5,136	798	164	328	2,091	1,607	148

TOTAL INTEREST EARNING ASSETS	$674,341	$216,761	$13,786	$50,639	$267,345	$83,423	$42,387

LIABILITIES:
NOW accounts	$56,151	$56,151	$0	$0	$0	$0	$0
Money market accounts	65,478	65,478	0	0	0	0	0
Savings	78,114	78,114	0	0	0	0	0
Time deposits, $100,000 and over	173,402	61,405	24,067	41,500	25,490	20,940	0
Time deposits, under $100,000	117,975	36,149	20,378	38,412	22,951	85	0
Securities sold under repurchase agreements	73,093	44,133	24,086	4,874	0	0	0
Federal Home Loan Bank term advance	6,500	0	0	0	6,500	0	0
Subordinated debentures	10,000	5,000	0	0	0	5,000	0

TOTAL INTEREST BEARING LIABILITIES	$580,713	$346,430	$68,531	$84,786	$54,941	$26,025	$0

EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(129,669)	$(54,745)	$(34,147)	$212,404	$57,398	$42,387
CUMULATIVE EXCESS INTEREST EARNING ASSETS (LIABILITIES)		$(129,669)	$(184,414)	$(218,561)	$(6,157)	$51,241	$93,628
CUMULATIVE INTEREST RATE SENSITIVITY RATIO (3)		0.63	0.56	0.56	0.99	1.09	1.16

1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

2)	Equity securities includes Federal Home Loan Bank (FHLB) of Chicago stock.

3)	Interest-earning assets divided by interest-bearing liabilities.
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

NSFC ANNUAL   32   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 11 — TIME DEPOSITS, $100,000 AND OVER MATURITY SCHEDULE

		Greater than	Greater than
($ 000s)	Less than or	3 mos. & less than	6 mos. & less than	Greater than
As of December 31, 2005	equal to 3 mos.	or equal to 6 mos.	or equal to 12 mos.	12 mos.	Total

Time deposits, $100,000 and over:
Retail deposits	$18,806	$10,251	$27,360	$6,652	$63,069
Corporate deposits	14,864	1,888	6,110	34,589	57,451
Public fund deposits	27,735	11,928	8,030	5,189	52,882

Total time deposits, $100,000 and over	$61,405	$24,067	$41,500	$46,430	$173,402

The Company has no foreign banking offices or deposits.
CASH FLOWS AND LIQUIDITY
The statement of cash flows shows the sources of cash to the Company and what the Company uses the cash for. The three major activities of the Company that create cash flows are operating, investing and financing.
     Cash flows from operating activities come primarily from net income which is adjusted to a cash basis. Cash flows in 2005 were above accrual basis income by $4.3 million due to the provision for loan and lease losses of $3.4 million and the write-down of other real estate owned by $1.1 million. In 2004, operating income cash flows were also above accrual basis income, by $6.0 million primarily due to provision for loan and lease losses of $4.6 million. Cash flows in 2003 from operating income were below accrual basis net income by $723,000 due to changes in interest payable and other liabilities as payments were made in 2003 of interest accrued in 2002. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.
     The major cash flow investing activities of the Company are for funding loans and purchasing securities available for sale. In 2005, there were net cash inflows from investing activities of $23.3 million as loans were paid down by $40.5 million while cash outflows were made as net securities were purchased totaling $23.5 million. In 2005, sales of securities also provided cash inflows of $6.1 million. During 2004 and 2003, the increases the Company experienced in its loan and leases created outflows of cash of $16.6 million and $9.0 million.
     Primary financing activities of the Company that create cash flows are in the areas of deposits, repurchase agreements, borrowings, payment of dividends and purchase of treasury stock. Net cash outflows in 2005 for financing activities were $29.3 million.
     Cash flows from deposits, repurchase agreements and borrowings are an important source of funds for the Company’s lending and investing activities. As loans decreased in 2005, deposits were not needed to fund those loans and there were outgoing cash flows for deposits of $34.9 million. Total time deposits declined $23.8 million in 2005, which included a $21.2 million decrease in brokered deposits. NOW accounts also decreased in 2005 by $9.2 million as commercial NOW customers transferred funds outside of the Bank. During 2004, deposits decreased $3.6 million while in 2003 cash inflows from deposits were $43.5 million.
     During 2005, at the holding company level, the Company increased its liquidity by borrowing $10.0 million through participation in a trust preferred security pooled offering where subordinated debentures were issued. The subordinated debentures mature in September 2035 and until September 15, 2010, bear interest at a rate equal to the sum of the product of 50% times the 3-month LIBOR plus 1.80% plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month LIBOR plus 1.80%. The Company contributed $2.0 million of the proceeds from the offering to the Bank in order to increase the Bank’s capital position.
     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends were $2.7 million, $4.7 million and $4.7 million in 2005, 2004, and 2003. Dividends per share decreased in 2005 due to the decrease in earnings per share.
     The Company purchased no treasury stock in 2005. During 2004, 10,000 shares of treasury stock were purchased causing a cash outflow of $272,000 as the total number of shares of treasury stock held by the Company at year-end 2004 totaled 177,150 shares. Cash outflows for treasury stock during 2003 were $285,000 as 10,000 shares of Northern States Financial Corporation stock were purchased.
     The timing of these cash flows do not always match and the Company must use liquidity management to provide funds to fill the gaps in these timing differences. Liquidity management at the Bank involves the ability to meet the daily cash flow requirements of the Bank for depositors

NSFC ANNUAL   33   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
CASH FLOWS AND LIQUIDITY (CONT’D)
wanting to withdraw funds and borrowers’ need for credit.
     Federal funds sold, interest bearing deposits in banks and securities, particularly those of shorter maturities, are principal sources of asset liquidity. The Bank classifies all of its securities as available for sale, which increases the Bank’s flexibility in that it can sell any of its unpledged securities to meet liquidity requirements. Securities available for sale had a carrying value of $265.1 million at December 31, 2005 of which $189.7 million were pledged to secure public deposits and repurchase agreements. During 2005 the Bank sold securities with an amortized cost of $6.3 million, recognized a $169,000 loss, and received proceeds of $6.1 million for liquidity purposes.
     Federal funds sold at December 31, 2005 were $6.0 million as compared to $8.9 million at December 31, 2004. The Bank sells excess funds overnight to the money center banks and these funds provide the Bank with liquidity to fund loans or meet depositor requirements.
     At December 31, 2005, the Bank had borrowings from the Federal Home Loan Bank of Chicago of $6.5 million as compared with year-end 2004 when the Company had $6.5 million in Federal Home Loan Bank borrowings and $15.0 million of federal funds purchased.
     Federal funds purchased are overnight borrowings from the money center banks that the Bank uses for liquidity purposes. To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Bank has an unsecured line of credit for $25.0 million in federal funds from one independent bank.
     Another short-term source of funds to the Company consists of securities sold under repurchase agreements that amounted to $73.1 million at December 31, 2005 that all mature or reprice within one year. Securities sold under repurchase agreements are offered through either an overnight repurchase agreement product or a term product with maturities from 7 days to one year.
     Brokered deposits are also a source of liquidity for the Company. Brokered deposits are time deposits placed in the Bank by a broker from depositors outside of the Bank’s geographic area. In 2005, the Company offered the time deposits to brokered depositors at 10 to 15 basis points greater than the terms and conditions that were offered to local depositors. At December 31, 2005, the Company had $49.8 million in brokered deposits compared to $71.3 million at year-end 2004.
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS
Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2005 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2005, the Company had balances of $73.1 million made up of repurchase agreements.
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
     The Company experienced a $13.3 million increase in its repurchase agreements at year-end 2005 as compared with year-end 2004. As shown in Table 12, average repurchase agreements were $62.8 million during 2005, compared to $56.7 million during 2004, and $89.9 million in 2003. Repurchase agreements issued to related parties of the Company totaled $7.5 million at December 31, 2005. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.
     The Company is able to borrow federal funds purchased from money center banks that the Bank has correspondent relationships with up to $25.0 million for short periods of time as necessary for liquidity purposes. During 2005 and 2004, the Company’s borrowings in federal funds purchased averaged $1.6 million compared to $3.0 million during 2003.

NSFC ANNUAL   34   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
TABLE 12 — SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

($ 000s)
At or for the Year Ended December 31,	2005	2004	2003

Balance at end of year	$73,093	$59,764	$83,367
Weighted average interest rate at end of year	3.80%	1.89%	1.59%
Maximum amount outstanding	$78,981	$69,734	$96,255
Average daily balance outstanding during the year	62,799	56,749	89,905
Weighted average interest rate during the year	2.97%	1.41%	1.83%
TABLE 13 — CAPITAL STANDARDS
($ 000s) AS OF DECEMBER 31, 2005

QUALIFYING FOR TIER I CAPITAL:

Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	65,526
Treasury stock, at cost	(4,660)
Trust preferred securities	10,000
Less — Intangible assets	(11,840)

TOTAL QUALIFYING TIER I CAPITAL	$72,399

QUALIFYING FOR TIER II CAPITAL:

Total Qualifying Tier I Capital	$72,399
Allowance for loan losses — qualifying portion	6,140

TOTAL QUALIFYING TIER II CAPITAL	$78,539

TOTAL AVERAGE FOURTH QUARTER ASSETS	$743,334

RISK-BASED ASSETS	TOTAL	RISK-BASED

Zero percent risk weighting	$9,646	$0
Twenty percent risk weighting	289,892	57,978
Fifty percent risk weighting	38,006	19,003
One hundred percent risk weighting (1)	409,721	409,721

TOTAL RISK—WEIGHTED ASSETS	$747,265	$486,702

(1)	Includes off-balance sheet items

MINIMUM CAPITAL REQUIREMENTS	$	%

(Tier I Capital to Average Assets)
REQUIRED	$29,733	4.00%
ACTUAL	72,399	9.74
RISK—BASED CAPITAL:
Tier I:
REQUIRED	$19,468	4.00%
ACTUAL	72,399	14.88
Tier II:
REQUIRED	$38,936	8.00%
ACTUAL	78,539	16.14

NSFC ANNUAL   35   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
REGULATORY ISSUES
As previously disclosed, following a joint examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Illinois Department of Financial and Professional Regulation (“IDFPR”) the Board of Directors of the Bank of Waukegan approved and signed on May 17, 2005, a memorandum of understanding (“MOU”) in connection with certain deficiencies identified during the regulators’ examination of the Bank.
     The MOU provides an understanding among the FDIC and the IDFPR and the Bank, that the Bank will correct certain violations of law, including certain violations regarding the Bank Secrecy Act, such as the timeliness of currency transaction reports and the quality of customer identification documentation in connection with the purchases of money orders, and improve its procedures so as to prevent similar violations. In addition, the MOU confirms the understanding among the FDIC and the IDFPR and the Bank, that the Bank will adopt written plans to: (i) lessen the Bank’s risk position with respect to certain troubled assets; (ii) improve the Bank’s liquidity and lessen its dependence upon volatile liabilities; (iii) improve earnings; and (iv) restore Tier 1 capital to 8% of the Bank’s total assets should Tier 1 capital fall below that 8% level. As of December 31, 2005, the Bank’s Tier 1 capital to total assets ratio was 8.61%. Under the MOU, the FDIC, the IDFPR and the Bank have also reached an understanding that the Board of Directors will cause a review of the Bank’s staffing needs with particular emphasis in the area of loan collections and loan administration. The Bank will report to the FDIC and the IDFPR on a quarterly basis with respect to its progress on these matters. The Bank believes certain other matters addressed in the MOU have already been satisfactorily resolved.
     At December 31, 2005, the Bank had approximately $4,900,000 in retained earnings available for dividend declaration without prior regulatory approval.
     Management believes that the MOU does not have a material impact on the Company’s operating results or financial condition and that, unless the Bank fails to adequately address the concerns of the FDIC and the IDFPR, the MOU will not constrain the Company’s business. Management is committed to resolving the issues addressed in the MOU as promptly as possible, and had already taken numerous steps to address the identified deficiencies prior to executing the MOU.
CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS
     The Company has contractual obligations that may not appear on the balance sheet. The largest of these off-balance sheet obligations is commitments to make loans or extend credit through standby letters of credit. Many of these commitments expire without being used. The following Table 14 presents the Company’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or similar carrying amount adjustments.
TABLE 14 — CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

		Greater than	Greater than
($ 000s)	One year	1 yr. and less than	3 yrs. and less than	Greater than
As of December 31, 2005	or less	or equal to 3 yrs.	or equal to 5 yrs.	5 yrs.	Total

Long-term debt
Federal Home Loan Bank advance	$0	$6,500	$0	$0	$6,500
Subordinated debentures	0	0	0	10,000	10,000
Time Deposits	221,911	48,441	21,025	0	291,377

Other contractual obligations
Standby letters of credit	5,156	0	0	0	5,156
Chicago Equity Fund investment commitment	42	395	272	0	709

NSFC ANNUAL   36   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interest rate risk is the exposure of a banking organization’s financial condition to adverse movements in interest rates. The Company seeks to achieve consistent growth in net interest income and net income while managing volatility that arises from shifts in interest rates. The Company’s Asset and Liability Management Committee (“ALCO”) oversees interest rate risk programs instituted by management and measurements of interest rate risk to determine that they are within authorized limits set by the Company’s Board of Directors.
     Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization’s quantitative level of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and where appropriate, asset quality.
     Proper interest rate risk evaluation must include active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest rate risk. Several techniques might be used by an institution to minimize interest rate risk. Such activities fall under the broad definition of asset/liability management.
     One approach used by the Company is to periodically analyze the matching of assets and liabilities by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap”.
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
     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term investment securities and fixed rate loans. Time deposits are usually more rate sensitive than savings accounts. Management has portrayed savings accounts and NOW accounts as immediately repricable in Table 10, because of management’s ability to change the savings and NOW account interest rate even though market conditions may allow these rates to remain stable.
     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, allows one to calculate that at December 31, 2005, 26.8% of the time deposits $100,000 and over mature after one year, differing from 4.7% at December 31, 2004. This shows a lengthening of maturities in this type of deposit as the Company has tried to lower its negative gap position in 2005.
     The Company historically has had high levels of time deposits over $100,000. As of December 31, 2005, time deposits over $100,000 were 29.9% of total interest bearing liabilities compared to 30.1% in 2004. Table 11 shows at year-end 2005 that there were $52,882,000 or 30.5% of the time deposits over $100,000 from public depositors. Being located in the county seat, the Company accepts time deposits over $100,000 from various local governmental units.
     At December 31, 2005, approximately 47% of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days, a decrease from 52% at December 31, 2004. This decrease is from pressure by borrowers requesting fixed rate loans as the prime rate increased 200 basis points in 2005. If interest rates continue to increase in 2006, borrowers will continue to pressure lenders to make them fixed rate loans so that their loan rate will not rise with perceived future rate increases. These developments, along with competition, may cause the percentage of fixed rate loans to increase in 2006.
     Securities issued by U.S. government-sponsored entities that reprice within 365 days amount to $54,725,000 according to Table 10. It should be noted that in Table 10, the repricing of these securities is based on the maturity date of the investments. At December 31, 2005, $187.3 million or 75% of the Company’s U.S. government-sponsored entity securities have call options that allow the issuer to call or payoff the security prior to maturity. It is expected that interest rates will increase in 2006 and consequently it is expected that few of these securities will be called. However if interest rates should decline the possibility that these securities will be called increases.
     As Table 10 shows, at December 31, 2005, the Company had a negative gap in the immediate to 90 days time horizon of $129,699,000, with the cumulative excess

NSFC ANNUAL   37   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONT’D)
interest earning assets (liabilities) remaining negative through the three-year time horizon. The Company being liability sensitive would indicate that an increase in interest rates would have a negative impact on future net interest income.
     Another approach used by management to analyze interest rate risk is to periodically evaluate the “shock” to the base 12 month projected net interest income of an assumed instantaneous decrease and increase in rates of 1% and 2% using computer simulation. Table 15 shows this analysis at December 31, 2005 and December 31, 2004. The computer simulation model used to do the interest rate shocks and calculate the effect on projected net interest income takes into consideration maturity and repricing schedules of the various assets and liabilities as well as call provisions on the Company’s securities. Current policy set by the Board of Directors limits exposure to net interest income from interest rate shocks of plus or minus 2% to plus or minus 10% of the base projected 12 month net interest income.
     At December 31, 2005 the forecasted 2006 net interest income decreases $1,062,000 when rates are shocked upwards 2% while net interest income increases $758,000 for a 2% downward rate shock. This is indicated by the negative gap position that the Company is in at year-end 2005.
     Several ways the Company can manage interest rate risk include: selling existing assets or repaying certain liabilities and matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. At present, the maturity terms of securities can only be shortened by selling the securities at a loss. In 2007 a majority of the Company’s investment securities portfolio matures and the Company has the opportunity at that time to restructure its securities portfolio to decrease the negative gap position it currently possesses. Financial institutions are also subject to prepayment risk in a falling rate environment. For example, a debtor may prepay financial assets so that the debtor may refinance obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields.
TABLE 15 — EFFECT OF INTEREST SHOCKS ON FINANCIAL INSTRUMENTS

($ 000s)
	Down 2%	Down 1%	Up 1%	Up 2%

December 31, 2005
Dollar Change from Base Forecast	$758	$396	$(489)	$(1,062)
Percent Change from Base Forecast	3.64%	1.90%	-2.35%	-5.09%

December 31, 2004
Dollar Change from Base Forecast	$(311)	$828	$(514)	$(1,007)
Percent Change from Base Forecast	-1.26%	3.35%	-2.08%	-4.07%

NSFC ANNUAL   38   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Northern States Financial Corporation
Waukegan, Illinois
We have audited the accompanying balance sheets of the NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the NORTHERN STATES FINANCIAL CORPORATION as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Oak Brook, Illinois
March 27, 2006

NSFC ANNUAL   39   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

($ 000s)
December 31,	2005	2004

ASSETS
Cash and due from banks	$23,586	$20,292
Interest bearing deposits in financial institutions — maturities less than 90 days	120	75
Federal funds sold	5,962	8,932

Total cash and cash equivalents	29,668	29,299
Securities available for sale	265,067	250,929
Loans and leases	400,502	442,562
Less: Allowance for loan and lease losses	(10,618)	(7,812)

Loans and leases, net	389,884	434,750
Federal Home Loan Bank and Federal Reserve Bank stock	2,086	2,138
Office buildings and equipment, net	9,427	9,313
Other real estate owned	4,431	4,802
Accrued interest receivable	3,901	3,447
Goodwill	9,522	9,522
Core deposit intangible assets	2,318	2,782
Other assets	6,224	2,602

Total assets	$722,528	$749,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand — noninterest bearing	$63,329	$61,907
NOW accounts	56,151	65,341
Money market accounts	65,478	64,635
Savings	78,114	82,313
Time, $100,000 and over	173,402	183,211
Time, under $100,000	117,975	131,937

Total deposits	554,449	589,344
Securities sold under repurchase agreements	73,093	59,764
Federal funds purchased	0	15,000
Federal Home Loan Bank advance	6,500	6,500
Subordinated debentures	10,000	0
Advances from borrowers for taxes and insurance	830	906
Accrued interest payable and other liabilities	6,904	4,888

Total liabilities	651,776	676,402
Stockholders’ Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	65,526	66,102
Treasury stock, at cost	(4,660)	(4,660)
Accumulated other comprehensive income (loss)	(3,487)	(1,633)

Total stockholders’ equity	70,752	73,182

Total liabilities and stockholders’ equity	$722,528	$749,584

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   40   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

($ 000s, except per share data)
Years Ended December 31,	2005	2004	2003

Interest income
Loans (including fee income)	$25,692	$23,563	$19,925
Securities
Taxable	8,087	7,816	6,693
Exempt from federal income tax	288	385	301
Federal funds sold and other	989	328	88

Total interest income	35,056	32,092	27,007

Interest expense
Time deposits	10,236	7,157	6,161
Other deposits	2,759	1,616	1,303
Repurchase agreements and federal funds purchased	1,910	829	1,682
Federal Home Loan Bank advances	289	257	257
Subordinated debentures	178	0	0

Total interest expense	15,372	9,859	9,403

Net interest income	19,684	22,233	17,604
Provision for loan and lease losses	3,428	4,625	1,030

Net interest income after provision for loan and lease losses	16,256	17,608	16,574

Noninterest income
Service fees on deposits	2,411	2,482	2,202
Trust income	710	706	701
Mortgage banking income	179	170	374
Gain (loss) on sale of securities	(169)	0	5
Other operating income	1,239	1,194	768

Total noninterest income	4,370	4,552	4,050

Noninterest expense
Salaries and employee benefits	8,704	8,503	6,644
Occupancy and equipment, net	2,084	1,980	1,416
Data processing	1,505	1,492	643
Legal	184	958	1,128
Audit and professional	1,209	821	484
Amortization of intangible assets	464	464	0
Printing and supplies	420	362	280
Write-down of other real estate owned	1,067	0	0
Other operating expenses	2,371	2,043	1,615

Total noninterest expense	18,008	16,623	12,210

Income before income taxes	2,618	5,537	8,414
Provision for income taxes	531	1,536	2,888

Net income	$2,087	$4,001	$5,526

Earnings per share	$0.49	$0.93	$1.28
The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   41   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ 000s)
Years Ended December 31,	2005	2004	2003

Cash flows from operating activities
Net income	$2,087	$4,001	$5,526
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	545	568	377
Net (gains) losses on sales of securities	169	0	(5)
Federal Home Loan Bank stock dividends	(98)	(117)	(137)
Provision for loan and lease losses	3,428	4,625	1,030
Write-down of other real estate owned	1,067	0	0
Deferred loan fees	(308)	(30)	138
Loans originated for sale	(748)	(1,716)	0
Proceeds from sales of loans	758	2,076	0
Net gains on sales of loans	(10)	(33)	0
Net gains on sales of other real estate owned	(111)	(27)	(11)
Amortization of intangible assets	464	464	0
Net change in interest receivable	(454)	403	(478)
Net change in other assets	(1,742)	1,287	(550)
Net change in interest payable and other liabilities	1,307	(1,458)	(1,087)

Net cash from operating activities	6,354	10,043	4,803

Cash flows from investing activities
Acquisition of subsidiary, net of cash equivalents received	0	(366)	0
Proceeds from maturities, calls and principal repayments of securities available for sale	95,121	435,164	1,158,917
Proceeds from sales of securities available for sale	6,127	0	2,005
Purchases of securities available for sale	(118,580)	(393,706)	(1,207,490)
Purchases of Federal Reserve Bank stock	(492)	0	0
Redemption of Federal Reserve Bank stock	642	0	0
Change in loans made to customers	40,495	(16,565)	(9,035)
Property and equipment expenditures	(659)	(601)	(269)
Proceeds from sales of other real estate owned	666	316	717

Net cash from investing activities	23,320	24,242	(55,155)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	(34,895)	(3,594)	43,538
Securities sold under repurchase agreements and other short-term borrowings	(1,671)	(35,103)	12,686
Advances from borrowers for taxes and insurance	(76)	131	69
Federal Home Loan Bank advances	15,000	0	0
Repayment of Federal Home Loan Bank advances	(15,000)	0	0
Subordinated debentures issued	10,000	0	0
Purchases of treasury stock	0	(272)	(285)
Dividends paid	(2,663)	(4,732)	(4.650)

Net cash from financing activities	(29,305)	(43,570)	51,358

Net change in cash and cash equivalents	369	(9,285)	1,006
Cash and cash equivalents at beginning of year	29,299	38,584	37,578

Cash and cash equivalents at end of year	$29,668	$29,299	$38,584

Supplemental disclosures
Cash paid during the year for
Interest	$14,073	$10,117	$10,630
Income taxes	1,750	2,635	3,085
Noncash investing activities
Transfers made from loans to other real estate owned	1,251	1,325	2,450
Acquisition of First State Bank of Round Lake (see Note 18)
The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   42   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other	Treasury	Total
($ 000s, except per share data)	Common	Paid-In	Retained	Comprehensive	Stock	Stockholders'
Years Ended December 31, 2005, 2004 and 2003	Stock	Capital	Earnings	Income (Loss)	at Cost	Equity

Balance, December 31, 2002	$1,789	$11,584	$65,957	$1,365	$(4,103)	$76,592
Net income			5,526			5,526
Cash dividends ($1.08 share)			(4,650)			(4,650)
Purchase of 10,000 shares of common stock as treasury stock					(285)	(285)
Unrealized net loss on securities available for sale				(1,854)		(1,854)

Balance, December 31, 2003	1,789	11,584	66,833	(489)	(4,388)	75,329
Net income			4,001			4,001
Cash dividends ($1.10 share)			(4,732)			(4,732)
Purchase of 10,000 shares of common stock as treasury stock					(272)	(272)
Unrealized net loss on securities available for sale				(1,144)		(1,144)

Balance, December 31, 2004	1,789	11,584	66,102	(1,633)	(4,660)	73,182
Net income			2,087			2,087
Cash dividends ($0.62 share)			(2,663)			(2,663)
Unrealized net loss on securities available for sale				(1,854)		(1,854)

Balance, December 31, 2005	$1,789	$11,584	$65,526	$(3,487)	$(4,660)	$70,752

The accompanying notes are an integral part of these consolidated financial statements.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ 000s)
Years Ended December 31,	2005	2004	2003

Net income	$2,087	$4,001	$5,526
Other comprehensive income:
Unrealized gains (losses) on securities available for sale, net of tax	(1,854)	(1,144)	(1,854)

Comprehensive income	$233	$2,857	$3,672

The accompanying notes are an integral part of these consolidated financial statements.

NSFC ANNUAL   43   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”) its wholly owned subsidiary, NorStates Bank (“Bank”) and NorStates Bank’s majority-owned subsidiary, Northern States Community Development Corporation (“NSCDC”). NSCDC was formed in 2002 and the Bank contributed a parcel of the other real estate owned and cash to this entity.
     On November 10, 2005, Bank of Waukegan and First State Bank of Round Lake, both wholly owned subsidiaries of the Company, were merged together. Bank of Waukegan was the resulting Bank from the merger, under the name NorStates Bank. As discussed in Note 18, the Company acquired First State Bank of Round Lake on January 5, 2004. Significant intercompany transactions and balances are eliminated in consolidation.
     Nature of Operations: The Company’s and the Bank’s revenues, operating income and assets are primarily derived from banking activities. Loan customers are mainly located in Lake County, Illinois and surrounding areas and include a wide range of individuals, businesses and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property and other items.
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
     Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks, federal funds sold and interest bearing deposits in financial institutions. Net cash flows are reported for customer loan and deposit transactions, securities sold under repurchase agreements and other short-term borrowings.
     Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax. Restricted securities, such as Federal Home Loan Bank of Chicago stock and Federal Reserve Bank stock, are carried at cost.
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
     Loans and Leases: Loans and leases are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses.
     Interest income is reported on the interest method and includes amortization of deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged-off when they become later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off if collection of principal or interest is considered doubtful.
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

NSFC ANNUAL   44   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 1 (CONT’D)
If a loan or lease is impaired, a portion of the allowance is allocated so that the loan or lease is reported, net, at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
     Office Building and Equipment: Land is carried at cost. Building and related components are depreciated using the straight-line method with useful lives ranging from 7 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.
     Other Real Estate: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in net loss on other real estate.
     Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance in 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
     The core deposit intangible arising from the First State Bank of Round Lake acquisition was measured at fair value and is being amortized on the straight-line method over seven years.
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
     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $208,000, $264,000 and $241,000 in 2005, 2004 and 2003. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.
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
     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of deferred tax, which are also recognized as separate components of equity.
     Reclassification: Some items in the prior year financial statements were reclassified to conform to current presentation.

NSFC ANNUAL   45   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 2 — SECURITIES
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     Year-end securities available for sale were as follows:

	Fair	Gross Unrealized
December 31, 2005	Value	Gains	Losses

U.S. Treasury	$993	$0	$(3)
U.S. government-sponsored entities	250,850	3	(5,585)
States and political subdivisions	7,226	57	(75)
Mortgage-backed securities	2,687	3	(35)
Equity securities	3,311	0	(56)

Total	$265,067	$63	$(5,754)

	Fair	Gross Unrealized
December 31, 2004	Value	Gains	Losses

U.S. Treasury	$998	$0	$(3)
U.S. government-sponsored entities	231,166	281	(2,996)
States and political subdivisions	10,539	136	(63)
Mortgage-backed securities	4,985	15	(36)
Equity securities	3,241	0	0

Total	$250,929	$432	$(3,098)

     Sales of securities available for sale were as follows:

	2005	2004	2003

Proceeds	$6,127	$0	$2,005
Gross gains	0	0	5
Gross losses	(169)	0	0
     Contractual maturities of debt securities available for sale at year-end 2005 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair
Value

Due in one year or less	$58,055
Due after one year through five years	197,061
Due after five years through ten years	2,824
Due after ten years	1,129

259,069

Mortgage-backed securities	2,687
Equity securities	3,311

Total	$265,067

     Securities issued by U.S. government-sponsored entities with call options totaled $187,328,000 and $169,215,000 at December 31, 2005 and 2004.
     Securities carried at $189,697,000 and $223,038,000 at year-end 2005 and 2004, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
     As of December 31, 2005, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of stockholders’ equity.
     The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of stockholders’ equity.

NSFC ANNUAL   46   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 2 — SECURITIES (CONT’D)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     Securities with unrealized losses at year-end 2005 and 2004 aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at year-end 2005 and 2004 are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$993	$(3)	$0	$0	$993	$(3)
U.S. government-sponsored entities	57,067	(243)	192,781	(5,342)	249,848	(5,585)
States and political subdivisions	1,069	(3)	2,880	(72)	3,949	(75)
Mortgage-backed securities	817	(2)	1,724	(33)	2,541	(35)
Equity securities	3,311	(56)	0	0	3,311	(56)

Total temporarily impaired	$63,257	$(307)	$197,385	$(5,447)	$260,642	$(5,754)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2004	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$998	$(3)	$0	$0	$998	$(3)
U.S. government-sponsored entities	163,665	(1,943)	44,224	(1,053)	207,889	(2,996)
States and political subdivisions	2,299	(63)	0	0	2,299	(63)
Mortgage-backed securities	3,687	(36)	0	0	3,687	(36)

Total temporarily impaired	$170,649	$(2,045)	$44,224	$(1,053)	$214,873	$(3,098)

     Unrealized losses securities have not been recognized into income because the issuers’ securities are of high credit quality. Management has the intent and ability to hold these securities for the foreseeable future and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date.
NOTE 3 — LOANS
     Year-end loans were as follows:

	2005	2004

Commercial	$58,802	$50,817
Real estate — construction	42,567	42,872
Real estate — mortgage 1-4 family	38,145	43,270
Real estate — mortgage 5+ family	29,426	34,460
Real estate — mortgage commercial	185,219	216,569
Home equity	31,226	34,607
Leases	10,585	12,550
Installment	5,136	8,329

Total loans	401,106	443,474

Less:
Deferred loan fees	(604)	(912)

Loans, net of deferred loan fees	400,502	442,562
Allowance for loan losses	(10,618)	(7,812)

Loans and leases, net	$389,884	$434,750

NSFC ANNUAL   47   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 3 — LOANS (CONT’D)
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     Impaired loans were as follows:

	2005	2004	2003

Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$8,083	$608	$0
Year-end impaired loans and leases with allowance for loan and lease losses allocated	23,971	29,279	18,152

Total impaired loans and leases impaired at year-end	$32,054	$29,887	$18,152

Amount of the allowance allocated to impaired loans and leases	$7,646	$5,177	$1,193
Average of impaired loans and leases during the year	29,285	20,177	14,439
Interest income recognized on impaired loans and leases during impairment, all on cash basis	941	132	73
     Non-performing loans and leases were as follows:

	2005	2004	2003

Nonaccrual loans and leases	$21,554	$19,131	$18,174
Loans and leases past due over 90 days and still accruing interest	358	343	1,476

Total non-performing loans	$21,912	$19,474	$19,650

     The Company previously disclosed its involvement in certain lease pools purchased in 2000 and 2001 from Commercial Money Center (“CMC”). These lease pools were secured by both the leased equipment as well as surety bonds issued by ACE/Illinois Union and RLI Insurance Company. The latest A. M. Best ratings for these sureties are “A+”. The lease pools are carried on nonaccrual status and totaled $9.4 million at December 31, 2005. In September 2005, the Company filed Motions for Judgement on the Pleadings in its CMC litigations against the sureties. At that time, the court granted the Motion for Judgement on the Pleadings against ACE/Illinois Union; however, the Bank’s motion against the RLI sureties was denied. ACE/Illinois Union insures the lease pools that amounted to $5.3 million at December 31, 2005 and RLI acts as the sureties on lease pools totaling $4.1 million at December 31, 2005. On October 31, 2005, the court directed all parties involved in the CMC litigation to engage in mediation. No assurance can be given as to the exact amounts that will be ultimately collected by the Company, if any, as a result of the mediation. At December 31, 2005, the Company had $2.4 million of its allowance for loan leases losses allocated to the lease pools purchased from CMC.
     Related party loans were as follows:

2005

Total loans at beginning of year	$3,668
New loans	1,615
Repayments	(2,718)
Other changes	135

Total loans at end of year	$2,700

     Real estate-mortgage commercial loans with a carrying value of $23,923,000 and $42,362,000 were made to borrowers in the hotel industry at December 31, 2005 and 2004.
     There were no loans held for sale at year-end 2005 and 2004.

NSFC ANNUAL   48   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 4 — ALLOWANCE FOR LOAN & LEASE LOSSES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     Activity in the allowance for loan losses for the year ended December 31, follows:

	2005	2004	2003

Balance at beginning of year	$7,812	$4,383	$3,698
Addition due to acquisition	0	805	0
Provision charged to operating expense	3,428	4,625	1,030
Loans charged off	(824)	(2,032)	(509)
Recoveries on loans previously charged-off	202	31	164

Balance at end of year	$10,618	$7,812	$4,383

NOTE 5 — OFFICE BUILDINGS & EQUIPMENT
     Office and equipment consisted of the following at December 31, 2005 and 2004:

	2005	2004

Land	$2,895	$2,895
Office buildings and improvement	11,763	11,344
Furniture and equipment	4,527	4,860

Total cost	19,185	19,099
Accumulated depreciation	(9,758)	(9,786)

Net book value	$9,427	$9,313

     Depreciation expense amounted to $545,000 in 2005, $568,000 in 2004, and $377,000 in 2003.

NSFC ANNUAL   49   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 6 — GOODWILL & CORE DEPOSIT INTANGIBLE ASSETS
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     The change in goodwill during the year is as follows:

	2005	2004	2003

Balance at beginning of year	$9,522	$85	$85
Acquired goodwill — First State Bank of Round Lake	0	9,437	0
Impairment	0	0	0

Balance at end of year	$9,522	$9,522	$85

     The core deposit intangible asset arising from the First State Bank of Round Lake acquisition on January 5, 2004 was recorded at $3,246,000. Amortization expense in 2005 was $464,000 and in 2004 was $464,000. The core deposit intangible is being amortized on the straight-line method over seven years with five years remaining.
     Acquired intangible assets were as follows as of year end:

	2005			2004
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit intangible	$3,246	$928	$2,318	$3,246	$464	$2,782

     At year-end 2005 estimated amortization for each of the next five years were as follows:

2005

2006	$464
2007	464
2008	464
2009	464
2010	462
NOTE 7 — DEPOSITS
     At year-end 2005, stated maturities of time deposits were:

2005

2006	$221,911
2007	21,422
2008	27,019
2009	10,667
2010	10,358

Total	$291,377

     Related party deposits at year-end 2005 and 2004 totaled $12,114,000 and $11,406,000.
     Brokered deposits at year-end 2005 and 2004 totaled $49,758,000 and $71,264,000.

NSFC ANNUAL   50   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 8 — BORROWINGS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     Securities sold under agreements to repurchase are secured by U.S. government agency securities with a carrying amount of $77,683,000 and $69,112,000 at December 31, 2005 and 2004.
     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2005	2004

Average daily balance during the year	$62,799	$56,749
Average interest rate during the year	2.97%	1.41%
Maximum month end balance during the year	$78,981	$69,734
Weighted average interest rate at year-end	3.80%	1.89%
     Related party securities sold under repurchase agreements at year-end 2005 and 2004 totaled $7,480,000 and $18,559,000.
     At year-end 2005, there were two customer relationships in which the customer had securities sold under repurchase agreements that totaled in excess of 10% of equity. One relationship totaled $23,450,000 and had a weighted average maturity of 103 days. The other relationship totaled $9,042,000 and had a weighted average maturity of 1 day in an overnight product.
     At year-end advances from the Federal Home Loan Bank were as follows at both December 31, 2005 and 2004:

Fixed rate, maturity at August 9, 2007, 3.90%	$6,500

     The Banks maintain a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balance aggregating no less than 167% of the outstanding secured advance from the FHLB. Additional collateral includes pledged securities carried at $3,908,000 and holdings of FHLB stock.
     Federal funds purchased is a short-term borrowing from a money center bank. At December 31, 2005 there were no federal funds purchased and at December 31, 2004 federal funds purchased totaled $15,000,000.
NOTE 9 — SUBORDINATED DEBENTURES
     On September 15, 2005, the Company issued $10 million of trust preferred securities through Northern States Statutory Trust I. The Company issued $10 million of subordinated debentures to Northern States Statutory Trust I, which in turn issued $10 million of trust preferred securities. The subordinated debentures mature in September 2035 and at December 31, 2005 bear interest at a rate of 6.239%. From December 2005 until September 15, 2010, the subordinated debentures bear interest at a rate equal to the sum of the product of 50% times the 3-month London Interbank Offered Rate (LIBOR) plus 1.80%, plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month LIBOR plus 1.80%. For the year ended December 31, 2005, interest expense on the subordinated debentures was $178,000. The Company has the option to defer interest payments on the subordinated debentures at any time for up to 5 years. The subordinated debentures are redeemable by the Company at any time commencing in 2010 at par.
     The $10 million in trust preferred securities is included in Tier I capital (within certain limitations) under current regulatory guidelines and interpretations. In September 2005, the Company contributed $2.0 million of the proceeds from the trust preferred securities and related subordinated debentures to the Bank in order to increase the Bank’s capital.

NSFC ANNUAL   51   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 10 — INCOME TAXES
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     A summary of federal and state income taxes on operations follows:

	2005	2004	2003

Current payable tax:
Federal	$1,794	$2,400	$3,241
State	0	48	224
Deferred tax (benefit)	(1,263)	(912)	(577)

Provision for income taxes	$531	$1,536	$2,888

     The components of deferred tax assets and liabilities at December 31, 2005 and 2004 follow:

	2005	2004

Deferred tax assets:
Allowance for loan and lease losses	$3,929	$2,785
Deferred compensation and directors’ fees	82	81
Net operating loss carry forward for state income tax purposes	67	0
Unrealized net loss on securities available for sale	2,204	1,033

Gross deferred tax assets	6,282	3,899
Deferred tax liabilities:
Depreciation	(506)	(562)
Federal Home Loan Bank stock dividends	(281)	(243)
Deferred loan fees	(256)	(151)
Basis difference in acquired assets	(1,148)	(1,441)
Other items	(360)	(205)

Gross deferred tax liabilities	(2,551)	(2,602)

Net deferred tax asset (liability)	$3,731	$1,297

     No valuation allowance is required for deferred tax assets.
     In 2005, the Company generated a net operating loss for state income tax purposes of approximately $1,400,000, which will be carried forward to reduce future taxable income. The net operating loss carried forward will expire in 2018 if it is not utilized.
     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2005	2004	2003

Income tax calculated at statutory rate (34%)	$890	$1,883	$2,860
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(125)	(203)	(119)
State income tax, net of federal tax benefit	(242)	(117)	94
Tax credits from low income housing investments	(80)	(80)	(37)
Other items, net	88	53	90

Provision for income taxes	$531	$1,536	$2,888

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2005 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates. At December 31, 2005, this would result in approximately $1,269,000 of deferred tax liability.

NSFC ANNUAL   52   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 11 — COMMITMENTS, OFF-BALANCE SHEET RISK, & CONTINGENCIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     At year-end 2005 and 2004, reserves of $5,790,000 and $6,802,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
     Cash and cash equivalents at December 31, 2005 and 2004 included $17,021,000 and $11,466,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.
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
     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2005	2004

Unused lines of credit and commitments to make loans:
Fixed rate	$6,892	$13,578
Variable rate	89,442	100,649

Total	$96,334	$114,227

Standby letters of credit	$5,156	$4,511
     Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.50% to 7.50% at December 31, 2005.
     Commitments to make loans to related parties totaled $2,601,000 and $1,389,000 at December 31, 2005 and 2004.
     Other real estate includes a property acquired in 1987 through the receipt of a deed in lieu of foreclosure. This property is a former commercial/industrial site located overlooking Lake Michigan in Waukegan, Illinois, with a carrying value of $1,783,000 at December 31, 2005 and 2004. The carrying value of this property is supported by a current real estate appraisal. Environmental remediation costs may be incurred in disposing of this property, and the amount of any such costs may depend on the future use of the property, such as for commercial, residential, or recreational purposes. There is no requirement to undertake any environmental remediation activities at this time. Further, there is no pending or threatened litigation regarding the property’s environmental issues, nor are there any threatened or pending governmental orders, assessments or actions regarding the same. The property is currently undergoing a brownfield assessment funded by a government grant. The grant money is to be used for the brownfield assessment but not for any remediation that may be needed. The objective of the brownfield assessment is to obtain the environmental data needed to determine the appropriate remedial actions, if any, for the property to achieve a “No Further Remediation Letter” from the Illinois EPA Site Remediation Program. The end use of the property is mixed use residential development consistent with the City of Waukegan’s Lakefront Downtown Master Plan. The results of the brownfield assessment are not expected until later in 2006. Until the results of the brownfield assessment are known, it is not practicable to estimate any remediation costs. Thus, no liability has been recorded for environmental remediation costs.

NSFC ANNUAL   53   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 12 — FAIR VALUES OF FINANCIAL INSTRUMENTS
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     The following methods and assumptions were used to estimate fair values for financial instruments. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and or information about the issuer. For loans, leases, deposits, securities sold under repurchase agreements and fixed rate FHLB advances, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Then fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.
     The estimated year-end fair values of financial instruments were:

		Estimated
2005	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$29,668	$29,668
Securities available for sale	265,067	265,067
Loans and leases, net	389,884	386,276
Federal Home Loan Bank of Chicago stock	2,086	2,086
Accrued interest receivable	3,901	3,901

Financial liabilities:
Deposits	$(554,449)	$(551,444)
Securities sold under repurchase agreements	(73,093)	(73,062)
Federal Home Loan Bank term advances	(6,500)	(6,356)
Subordinated debentures	(10,000)	(10,150)
Advances from borrowers for taxes and insurance	(830)	(830)
Accrued interest payable	(3,439)	(3,439)

		Estimated
2004	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$29,999	$29,999
Securities available for sale	250,929	250,929
Loans and leases, net	434,750	431,293
Federal Home Loan Bank of Chicago and Federal Reserve Bank stock	2,138	2,138
Accrued interest receivable	3,447	3,447

Financial liabilities:
Deposits	$(589,344)	$(587,529)
Securities sold under repurchase agreements	(59,764)	(59,636)
Federal funds purchased	(15,000)	(15,000)
Federal Home Loan Bank term advances	(6,500)	(6,356)
Advances from borrowers for taxes and insurance	(906)	(906)
Accrued interest payable	(2,140)	(2,140)

NSFC ANNUAL   54   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 13 — REGULATORY MATTERS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     The Company and its subsidiary, NorStates Bank, are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.
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
     Actual capital levels and minimum required levels were as follows at December 31, 2005 and 2004:

					Minimum Required to
			Minimum Required		be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2005
Total Capital
(to risk weighted assets)
Consolidated	$78,539	16.14%	$38,936	8.00%	N/A
NorStates Bank	70,167	14.42	38,915	8.00	$48,644	10.00%
Tier I Capital
(to risk weighted assets)
Consolidated	72,399	14.88	19,468	4.00	N/A
NorStates Bank	64,030	13.16	19,458	4.00	29,186	6.00
Tier I Capital
(to average assets)
Consolidated	72,399	9.74	29,733	4.00	N/A
NorStates Bank	64,030	8.61	29,730	4.00	37,163	5.00

2004
Total Capital
(to risk weighted assets)
Consolidated	$69,300	12.76%	$43,452	8.00%	N/A
Bank of Waukegan	58,499	12.64	36,554	8.00	$45,692	10.00%
First State Bank	10,332	11.73	7,044	8.00	8,806	10.00
Tier I Capital
(to risk weighted assets)
Consolidated	62,511	11.51	21,726	4.00	N/A
Bank of Waukegan	52,700	11.39	18,277	4.00	27,415	6.00
First State Bank	9,537	10.83	3,522	4.00	5,283	6.00
Tier I Capital
(to average assets)
Consolidated	62,511	8.03	31,132	4.00	N/A
Bank of Waukegan	52,700	8.41	26,049	4.00	32,562	5.00
First State Bank	9,537	7.86	4,852	4.00	6,066	5.00

NSFC ANNUAL   55   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 13 — REGULATORY MATTERS (CONT’D)
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     The Company and its subsidiary, NorStates Bank, at year end 2005 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.
     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from its subsidiary Bank. The Bank is subject to certain restrictions on the amount of dividends that they may declare without regulatory approval. At December 31, 2005, approximately $4,900,000 of NorStates Bank’s retained earnings was available for dividend declaration without prior regulatory approval.
     Following a joint examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Illinois Department of Financial and Professional Regulation (“IDFPR”), the Board of Directors of the Bank of Waukegan approved and signed on May 17, 2005, a memorandum of understanding (“MOU”) in connection with certain deficiencies identified during the regulators’ examination of the Bank.
     The MOU provides an understanding among the FDIC, the IDFPR and the Bank, that the Bank will correct certain violations of law, including certain violations regarding the Bank Secrecy Act, such as the timeliness of currency transaction reports and the quality of customer identification documentation in connection with the purchases of money orders, and improve its procedures so as to prevent similar violations. In addition, the MOU confirms the understanding among the FDIC and the Bank, that the Bank will adopt written plans to: (i) lessen the Bank’s risk position with respect to certain troubled assets; (ii) improve the Bank’s liquidity and lessen its dependence upon volatile liabilities; (iii) improve earnings; and (iv) restore Tier 1 capital to 8% of the Bank’s average assets should Tier 1 capital fall below that 8% level. Under the MOU, the FDIC, the IDFPR and the Bank have also reached an understanding that the Board of Directors will cause a review of the Bank’s staffing needs with particular emphasis in the area of loan collections and loan administration. The Bank will report to the FDIC and the IDFPR on a quarterly basis with respect to its progress on these matters. The Bank believes certain other matters addressed in the MOU have already been satisfactorily resolved.
     Management believes that the MOU does not have a material impact on the Company’s operating results or financial condition and that, unless the Bank fails to adequately address the concerns of the FDIC and the IDFPR, the MOU will not constrain the Company’s business. Management is committed to resolving the issues addressed in the MOU as promptly as possible, and had already taken numerous steps to address the identified deficiencies prior to executing the MOU.

NSFC ANNUAL   56   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 14 — EARNINGS PER SHARE & STOCKHOLDERS’ EQUITY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     Net income was utilized to calculate earnings per share for all years presented. The weighted average shares utilized in computing earnings per share follow:

	2005	2004	2003

Average outstanding common shares	4,295,105	4,302,329	4,305,872
Effect of stock options	0	0	0

Average outstanding shares for diluted earnings per share	4,295,105	4,302,329	4,305,872

     The Company had a stock-based incentive plan, which terminated prior to 2003. No stock options or other stock based awards were outstanding in 2005, 2004, or 2003.
     Information related to stockholders’ equity at December 31, 2005 and 2004 follows:

Par value per share	$0.40
Authorized shares	6,500,000
Issued shares	4,472,255
Outstanding shares	4,295,105
Treasury shares	177,150
     In April 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan are purchased. The Company, at year-end 2005, may repurchase 22,850 shares of stock under the April 2002 program and 200,000 shares of stock under the February 2003 program.

NSFC ANNUAL   57   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 15 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2005	2004

Assets
Cash on deposit at subsidiary bank — noninterest bearing	$8,271	$177
Interest bearing deposits in unaffiliated bank	44	43

Total cash and cash equivalents	8,315	220
Investment in wholly-owned subsidiary banks	72,354	72,825
Goodwill	85	85
Other assets	413	326

Total assets	$81,167	$73,456

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$415	$274
Subordinated debentures	10,000	0

Total liabilities	10,415	274
Stockholders’ equity	70,752	73,182

Total liabilities and stockholders’ equity	$81,167	$73,456

Condensed Statements of Income
Years ended December 31,	2005	2004	2003

Operating income
Dividends from NorStates Bank	$2,958	$26,544	$4,962
Interest income	1	0	2

Total operating income	2,959	26,544	4,964
Operating expense
Interest expense	178	0	0
Other operating expense	236	209	228

Total operating expense	414	209	228

Income before income taxes and equity in undistributed (overdistributed) earnings of subsidiaries	2,545	26,335	4,736
Income tax benefit	160	30	107

Income before equity in undistributed (overdistributed) earnings of NorStates Bank	2,705	26,365	4,843
Equity in undistributed (overdistributed) earnings of NorStates Bank	(618)	(22,364)	683

Net income	$2,087	$4,001	$5,526

Condensed Statements of Cash Flows
Years ended December 31,	2005	2004	2003

Cash flows from operating activities
Net income	$2,087	$4,001	$5,526
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) overdistributed earnings of NorStates Bank	618	22,364	(683)
(Increase) decrease in other assets	(88)	(220)	(65)
Increase (decrease) in other liabilities	141	153	83

Net cash from operating activities	2,758	26,298	4,861
Cash flows from investing activities
Capital infusion to NorStates Bank	(2,000)	0	0
Acquisition of First State Bank of Round Lake	0	(21,408)	0

Net cash from investing activities	(2,000)	(21,408)	0
Cash flows from financing activities
Purchases of treasury stock	0	(272)	(285)
Subordinated debentures issued	10,000	0	0
Dividends paid	(2,663)	(4,732)	(4,650)

Net cash from financing activities	7,337	(5,004)	(4,935)

Increase (decrease) in cash and cash equivalents	8,095	(114)	(74)
Cash and cash equivalents at beginning of year	220	334	408

Cash and cash equivalents at end of year	$8,315	$220	$334

NSFC ANNUAL   58   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 16 — OTHER COMPREHENSIVE INCOME (LOSS)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005, 2004 & 2003
     Other comprehensive income components and related deferred taxes were as follows:

	2005	2004	2003

Unrealized holding gains (losses) on securities available for sale	$(3,194)	$(1,868)	$(3,022)
Reclassification adjustments for gains and losses recognized in income	169	0	(5)

Net unrealized gains (losses)	(3,025)	(1,868)	(3,027)
Tax effect	1,171	724	1,173

Other comprehensive income (loss)	$(1,854)	$(1,144)	$(1,854)

NOTE 17 — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
2005	Income	Income	Income	Basic and Diluted

First quarter	$8,582	$5,616	$1,025	$0.24
Second quarter (1)	8,655	5,113	587	0.14
Third quarter (2)	8,780	4,600	135	0.03
Fourth quarter (3)	9,039	4,355	340	0.08

	$35,056	$19,684	$2,087	$0.49

	Interest	Net Interest	Net	Earnings per Share
2004	Income	Income	Income	Basic and Diluted

First quarter	$7,761	$5,448	$1,661	$0.39
Second quarter (4)	7,809	5,419	242	0.06
Third quarter	8,259	5,760	1,389	0.32
Fourth quarter (5)	8,263	5,606	709	0.16

	$32,092	$22,233	$4,001	$0.93

(1)	- During the second quarter 2005, a write-down of other real estate owned occurred in the amount of $1,067,000 to reflect the decrease in the market value of those properties.

(2)	- During the third quarter 2005, a provision for loan and lease losses in the amount of $1,700,000 was made primarily due to increased allocations of the allowance for loan and lease losses to two loan relationships that experienced credit quality issues. These loans had balances of $10.5 million at September 30, 2005.

(3)	- During the fourth quarter 2005, a provision for loan and lease losses in the amount of $1,000,000 was made due to deterioration in the valuation of collateral securing troubled loan relationships and on a loan relationship totaling $4.2 million, the principal borrowers declared personal bankruptcy.

(4)	- During the second quarter 2004, a provision for loan and lease losses in the amount of $2,300,000 was made to increase the amount of the allowance for loan and lease losses allocated to the nonaccrual lease pools that totaled $11.3 million at June 30, 2004.

(5)	- During the fourth quarter 2004, a provision for loan and lease losses in the amount of $1,575,000 was made due to additional loans being classified as impaired. The allowance for loan and lease losses allocated to impaired loans and leases was $5.2 million at December 31, 2004, as compared to approximately $4.0 million at September 30, 2004.

NSFC ANNUAL   59   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
NOTE 18 — ACQUISITION
(TABLE AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
     On January 5, 2004, the Company acquired the outstanding stock of Round Lake Bankcorp, Inc., the holding Company for First State Bank of Round Lake (“First State Bank”), for cash in the amount of $21,408,000 including transaction costs. Round Lake Bankcorp, Inc. was dissolved through the transaction with First State Bank remaining as a separate subsidiary of the Company in 2004. The results of First State Bank have been included in the consolidated financial statements since that date. The Company on November 10, 2005 merged First State Bank into the Bank of Waukegan and changed the name of the resulting entity to NorStates Bank.
     The following table summarizes estimated fair values of the assets acquired and liabilities assumed at January 5, 2004.

January 5, 2004

Cash and cash equivalents	$21,042
Securities available for sale	13,810
Loans	70,589
Federal Reserve Bank stock	150
Office buildings and equipment	3,910
Other assets	1,360
Core deposit Intangible asset	3,246
Goodwill	9,437

Total assets acquired	123,544

Deposits	99,806
Other liabilities	2,330

Total liabilities acquired	102,136

Net assets acquired	$21,408

     The intangible asset was assigned to core deposits and is being amortized over seven years and at December 31, 2005, has five years remaining to be amortized. Amortization of intangibles expense was $464,000 in both 2005 and 2004.
     The following table presents pro forma information as if the acquisition had occurred the beginning of 2003. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date.

2003

Net interest income	$21,536
Net income	6,108
Basic and diluted earnings per share	$1.42

NSFC ANNUAL   60   REPORT 2005

NORTHERN STATES FINANCIAL CORPORATION
STOCKHOLDER INFORMATION
     Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, May 18, 2006 in the lobby of the NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.
     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.
     Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.
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
1601 N. Lewis Avenue
Waukegan, Illinois 60085
(847) 244-6000 ext. 269
     Transfer Agent, Registrar & Dividend Disbursements: Stockholders with a change of address or related inquiries should contact:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
     Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 40 days after the end of each quarter, and audited results are announced within 75-90 days after year-end.
     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2006:

Half	Record Date	Payment Date

First	May 15	June 1
Second	November 15	December 1
     Stock Market Information: The common stock of Northern States Financial Corporation is traded on the National Association of Securities Dealers Automated Quotation System (NAS-DAQ Capital Market) under the ticker symbol NSFC. Stock price quotations are published weekly in the Chicago Tribune and Chicago Sun-Times newspapers and, when traded, in The Wall Street Journal. The stock is commonly listed as NthnStat.
     As of March 20, 2006, there were 6,500,000 common shares authorized; 4,472,255 common shares issued and 4,295,105 outstanding; held by approximately 363 registered stockholders.
     As of February 28, 2006, the following security firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:
Howe Barnes Investments, Inc.
Chicago, Illinois
(800) 800-4693 or (312) 655-2995
Anderson & Strudwick, Inc.
Richmond, Virginia
(800) 767-2424 or (804) 643-2400
     Price Summary: The following schedule details our stock’s quarterly high and low bid price:

	2005		2004
	High	Low	High	Low

Quarter Ended:
March 31	$29.65	$26.56	$30.07	$25.20
June 30	30.50	26.03	29.69	25.60
September 30	26.80	23.00	28.36	26.10
December 31	24.02	16.71	30.75	26.50

	2006
	High	Low

For the First Quarter:
(through March 20, 2006)	$25.42	$18.50
     Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total

2000	$.43	$.47	$.90
2001	.48	.52	1.00
2002	.53	.53	1.06
2003	.54	.54	1.08
2004	.55	.55	1.10
2005	.55	.07	.62
Independent Auditors:
Crowe Chizek and Company LLC
Oak Brook, Illinois

NSFC ANNUAL   61   REPORT 2005