Form 10-K, Exhibit 13
period 2006-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2007-03-28
CIK 744485

EXHIBIT 13
PORTIONS OF NORTHERN STATES
FINANCIAL CORPORATION
ANNUAL REPORT TO STOCKHOLDERS
FOR THE YEAR ENDED
DECEMBER 31, 2006

Selected Consolidated Financial Data

($ 000’s) except per share data
As of or for the
Year Ended December 31,	2006	2005	2004	2003	2002

Income Statement Data:
Interest income	$36,633	$35,056	$32,092	$27,007	$30,934
Interest expense	20,695	15,372	9,859	9,403	12,025

Net interest income	15,938	19,684	22,233	17,604	18,909
Provision for loan and lease losses	0	3,428	4,625	1,030	300

Net interest income after provision for loan and lease losses	15,938	16,256	17,608	16,574	18,609
Noninterest income	5,346	4,370	4,552	4,050	3,781
Noninterest expenses	17,303	18,008	16,623	12,210	11,100

Income before income taxes	3,981	2,618	5,537	8,414	11,290
Provision for income taxes	889	531	1,536	2,888	3,779

Net income	$3,092	$2,087	$4,001	$5,526	$7,511

Balance Sheet Data:
Cash, non-interest bearing	$19,023	$23,586	$20,292	$18,403	$16,475
Investments (1)	291,464	273,235	262,074	302,497	259,735
Loans and leases, net	366,553	389,884	434,750	353,843	348,426
All other assets	32,969	35,823	32,468	14,876	11,040

Total Assets	$710,009	$722,528	$749,584	$689,619	$635,676

Deposits	$522,596	$554,449	$589,344	$493,132	$449,594
Securities sold under repurchase agreements and other borrowings (2)	86,775	73,093	74,764	109,867	97,181
Federal Home Loan Bank Advances	11,500	6,500	6,500	6,500	6,500
Subordinated debentures	10,000	10,000	0	0	0
All other liabilities	7,675	7,734	5,794	4,791	5,809
Stockholders’ equity	71,463	70,752	73,182	75,329	76,592

Total Liabilities and Stockholders’ Equity	$710,009	$722,528	$749,584	$689,619	$635,676

Per Share Data:
Earnings per share	$0.72	$0.49	$0.93	$1.28	$1.71
Cash dividends declared	0.65	0.62	1.10	1.08	1.06
Book value (at end of year)	16.88	16.47	17.04	17.50	17.75

Selected Financial and Other Ratios:
Return on average assets(3)	0.44%	0.28%	0.51%	0.87%	1.26%
Return on average equity	4.36	2.90	5.44	7.23	9.78
Average stockholders’ equity to average assets	10.03	9.62	9.47	12.01	12.85
Tax equivalent interest spread(3)	1.89	2.49	2.88	2.59	2.89
Tax equivalent net interest income to average earning assets (3)	2.41	2.83	3.08	2.91	3.36
Nonperforming assets to total assets	1.57	3.65	3.24	3.41	2.53
Dividend payout ratio(4)	89.59	127.60	118.27	84.15	62.10

(1)	Includes interest bearing deposits in other Financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank and Federal Reserve Bank Stock.

(2)	Securities sold under repurchase agreements and federal funds purchased.

(3)	Reflects securities available for sale at amortized cost for average balance calculation.

(4)	Total cash dividends divided by net income.
14   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following is a discussion and analysis of Northern States Financial Corporation’s (the “Company”) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company on November 10, 2005 merged its two wholly owned subsidiaries, the Bank of Waukegan and First State Bank of Round Lake and named the resulting bank subsidiary NorStates Bank (the “Bank”). The Bank has two wholly owned subsidiaries, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002 and Waukegan Hotels, LLC (“WHLLC”), which was formed during 2006.
     The Bank is a commercial banking company that provides traditional banking services to corporate, retail and civic entities in their market as well as mortgage banking services. In addition, the Bank provides trust services.
     NSCDC was set up to develop and sell one parcel of other real estate owned that was contributed by the Bank in 2002. WHLLC was formed to manage and sell two motels acquired through foreclosure during the fourth quarter of 2006. During the fourth quarter the motels were sold and the Company expects to dissolve WHLLC during the first quarter of 2007.
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
     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2007 and beyond to differ materially from those expressed in any such forward-looking statements.
Overview
In 2006 the Company made concentrated efforts to lower its level of nonperforming assets. Nonperforming loans declined $13.7 million to $8.2 million at year-end 2006 as compared with $21.9 million at the end of 2005, a reduction of 62.7%. During 2006, nonperforming lease pools decreased by $5.4 million, or more than half, from year-end 2005 in part due to the previously disclosed settlement with ACE/Illinois Union, which had insured performance on a portion of the lease pools. Also reducing nonperforming loans was the receipt of $2.7 million during 2006 on a loan for construction of a 90-unit condominium project that is in bankruptcy and held in nonaccrual status. Nonperforming loans also declined in 2006 as $3.6 million of nonperforming loans were charged off against the allowance for loan and lease losses.
     Other real estate owned, another component of nonper-forming assets, also was reduced in 2006 by $1.4 million. In 2006 the Company foreclosed on loans secured by real estate and transferred $2.7 million into other real estate. During 2006 other real estate owned properties were sold for $4.7 million.
     Net income for 2006 was $3,092,000, or $.72 per share, compared with $2,087,000, or $.49 per share for 2005, an increase of 48.2%. The improvement to nonperforming assets sustained earnings growth. The Company determined that the allowance for loan and lease losses was adequate and no provision to the allowance was necessary in 2006 as compared with a provision of $3.4 million in 2005. Also, in 2006 there was no write-down of the Company’s other real estate owned, while in 2005 the Company booked a write-down of $1,067,000 to the value of two motels carried as other real estate owned due to declining market values.
     Earnings in 2006 were impacted unfavorably by a declining net interest margin. Net interest income declined $3.7 million in 2006 compared with 2005. Interest rates increased in 2006, with the interest rates paid by the Company on its deposits and borrowings increasing at a greater pace than the rates earned on the Company’s loans and investment securities. The net interest spread for 2006 was 1.89%, as compared with 2.49% in 2005. The Company expects net interest income to show improvement in 2007 as it has $178.6 million of securities
Northern States Financial Corporation    |   Annual Report 2006     |   15

Management’s Discussion and Analysis
Overview (Cont’d)
issued by U.S. government-sponsored entities that currently yield 3.06% that mature in 2007. If interest rates do not significantly decrease in 2007, the Company anticipates that reinvesting these securities at higher rates currently prevailing will increase interest income.
     Assets totaled $710.0 million at December 31, 2006, decreasing $12.5 million, or 1.7%, from the previous year-end as loans and leases decreased $26.8 million. The decrease to loans and leases was the result of the Company’s decline in nonperforming loans, competitive pressures and the general slowdown in the real estate market. As loans and leases declined, the Company increased its securities available for sale by $14.0 million as compared with year-end 2005 levels. Deposits decreased $31.9 million from the previous year-end and borrowings of the Company increased $18.7 million.
     Noninterest income for the Company increased in 2006 by $1.0 million while noninterest expenses declined by $705,000. Contributing to the increase to noninterest income during 2006 were net gains of $613,000 on sales of other real estate owned in 2006 compared with only $111,000 in gains on sales of other real estate owned during 2005. Noninterest expenses were reduced as there was no write-downs to the Company’s other real estate owned in 2006 while the Company booked a write-down of $1,067,000 in 2005 to the value of other real estate owned due to declining market values.
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
     The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, that is increased by the provision for loan and lease losses and decreased by charge offs less recoveries. Management estimates the balance for the allowance based on information about specific borrower situations, estimated collateral values and the borrowers’ ability to repay the loan. Management also reviews past loan and lease loss experience, the nature and volume of the portfolio, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.
     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual basis for other loans and leases. If a specific loan or lease is determined to be impaired, a portion of the allowance is specifically allocated to that loan or lease. The specific allocation is calculated at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
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
16    |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Table 1 — Analysis of Average Balances, Tax Equivalent Yields and Rates

($ 000’S)
For the Years Ended December 31,	2006			2005			2004
		Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans and leases (1) (2) (3)	$389,081	$26,958	6.93%	$412,435	$25,758	6.25%	$435,600	$23,655	5.43%
Taxable securities (5)	252,509	8,730	3.39	247,299	8,087	3.21	256,706	7,816	3.03
Securities exempt from federal income taxes (2) (5)	6,540	355	5.41	8,743	437	5.00	10,886	583	5.38
Federal funds sold and other interest earning assets	14,610	771	5.28	29,973	989	3.30	27,145	328	1.21

Interest earning assets (5)	662,740	36,814	5.52	698,450	35,271	5.02	730,337	32,382	4.43
Noninterest earning assets	44,452			49,314			46,849

Average assets (4) (5)	$707,192			$747,764			$777,186

Liabilities and stockholders’ equity
NOW deposits	$52,600	493	0.94	$58,084	548	0.94	$64,594	363	0.56
Money market deposits	74,995	2,938	3.92	62,922	1,315	2.09	66,563	636	0.96
Savings deposits	74,914	724	0.97	83,114	896	1.08	83,269	617	0.74
Time deposits	280,154	12,341	4.41	327,848	10,236	3.12	354,978	7,157	2.02
Other borrowings	87,271	4,199	4.81	75,353	2,377	3.15	64,855	1,086	1.67

Interest bearing liabilities	569,934	20,695	3.63	607,321	15,372	2.53	634,259	9,859	1.55

Demand deposits	58,470			61,802			62,820
Other noninterest bearing liabilities	7,877			6,689			6,510
Stockholders’ equity	70,911			71,952			73,597

Average liabilities and stockholders’ equity	$707,192			$747,764			$777,186

Net interest income		$16,119			$19,899			$22,523

Net interest spread			1.89%			2.49%			2.88%

Net yield on interest earning assets (5)			2.41%			2.83%			3.08%

Interest-bearing liabilities to earning assets ratio			86.00%			86.95%			86.84%

(1)	Interest income on loans includes loan origination and other fees of $343 for 2006, $552 for 2005, and $548 for 2004.

(2)	The financial statement reported interest income is adjusted by the tax equivalent adjustment amount utilizing a 34% rate on federally tax- exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $61, $66 and $92 for the years ended 2006, 2005 and 2004. The tax equivalent adjustment reflected in the above table for municipal securities is approximately $120, $149 and $198 for the years ended 2006, 2005 and 2004.

(3)	Nonaccrual loans are included in average loans.

(4)	Average balances are derived from the average daily balances.

(5)	Rate information was calculated based on the average amortized cost for securities. The 2006, 2005 and 2004 average balance information includes an average unrealized loss for taxable securities of ($4,714), ($4,412) and ($1,162). The 2006, 2005 and 2004 average balance information includes an average unrealized gain (loss) of ($17), $2 and $49 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock.
Northern States Financial Corporation    |    Annual Report 2006   |    17

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
     The Company’s net interest income for 2006 on a fully tax equivalent basis, was $16,119,000 decreasing by $3,780,000 compared to net interest income for 2005 of $19,899,000. Net interest income on a fully tax equivalent basis for 2005 decreased from 2004 by $2,624,000.
     The major factors in 2006 affecting net interest income were the sluggish increase in rates earned on taxable securities compared with the larger increases in rates paid on time deposits and other borrowings and the decrease in loans. Also contributing to the decline in net interest income was the increased market interest rates in 2006 and the Company’s interest rate sensitivity position.
     Table 1 shows that the Company’s taxable securities averaged $252.5 million in 2006 and earned yields of 3.39%. In 2005 and 2004 the yields earned on taxable securities were 3.21% and 3.03%. For all three years shown in Table 1, the Company’s taxable securities accounted for over 35% of the Company’s total average earning assets.
     From 2004 to 2006 the yield earned on taxable securities grew sluggishly and only increased 36 basis points. During the same time period loan yields increased 150 basis points and rates paid on time deposits increased 239 basis points. In 2006 the rates paid on time deposits exceeded yields earned on taxable securities by 101 basis points. The reason that taxable securities yields have increased more slowly than yields on loans and time deposits is that many of the taxable securities were purchased in previous years when interest rates were lower. Many of these taxable securities purchased in previous years will mature in 2007. There will be $178.6 million in taxable securities issued by U.S. government-sponsored entities maturing in 2007. Of these U.S. government-sponsored entities securities maturing in 2007, $64.9 million, yielding 2.79%, were purchased in 2003 and $105.3 million, yielding 3.15%, were purchased in 2004.
     Loans are the asset of the Company that generate the most interest income and earn the highest interest rates for the Company. Average loan balances for the Company declined in 2006 by $23.4 million due to payments received on non-performing loans that showed year-end balances decreasing by $13.7 million in 2006. Average loans also declined in 2006 as loan demand decreased in part due to the slowdown in the real estate market. Table 2, ”Analysis of Changes in Interest Income and Expense” shows that loan interest income was affected negatively by $1,513,000 in 2006 as compared to 2005 due to the decrease in average loan balances (volume).
     A major factor affecting net interest income was changes in market interest rates that are generally indicated by the changes in the prime lending rate. In 2006, the prime rate began the year at 7.25% and increased four times, at .25% each time, until at midyear 2006 it was 8.25%. In 2005, the prime rate began the year at 5.25% and increased eight times, at .25% each time, until at year-end it was 7.25%.
     In 2006, the interest rates on the Company’s average interest earning assets were 5.52% as compared with 5.02% in 2005, an increase of 50 basis points. Yields on the Company’s average interest bearing liabilities, in 2006, increased by 110 basis points, outpacing the increases to rates earned on the Company’s average earning assets. At year-end 2005, the Company’s rate sensitivity position showed that there were $219 million more in interest bearing liabilities maturing or repricing during 2006 than interest earning assets. Table 2 shows that net interest income was $2,754,000 less in 2006 as a result of the interest rate changes.
     As rates increased during 2006, the Company sought to mitigate some of the impact on its deposit rates. Rates paid on the Company’s NOW deposits did not increase in 2006. Similarly, the Company’s rates on savings deposits actually decreased 11 basis points in 2006 to .97% from 1.08% in 2005. However, some of the NOW and savings deposit balances migrated to money market deposits that paid higher rates. Rates paid on money market deposits in 2006 increased 183 basis points compared to money market deposit rates in 2005. The Company in 2006 began to tier rates paid on its time deposits with lower balanced time deposits being paid rates of 10 to 20 basis points less than time deposits of over $100,000.
     During 2005, net interest income decreased due to the same factors that caused a decline to net interest income in 2006. These factors being decreased loans and increased interest rate levels. During 2005 the levels of nonperforming loans also contributed to the decreased net interest income. Loans classified as nonaccrual were $21.6 million and $19.1 million at year-ends 2005 and 2004, respectively. In 2005, loan interest income was reduced by approximately $1.4 million due to the levels of nonaccrual loans.
     It is management’s estimate that interest rates will begin to decline slightly during 2007 with the prime rate decreasing from 8.25% to 7.75% by year-end 2007. The Company has $178.6 million of securities issued by U.S. government-
18   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Net Interest Income (Cont’d)
sponsored entities that currently yield 3.06% that mature in 2007. This provides the Company the opportunity to reinvest the $178.6 million by purchasing new securities. Even with the slight estimated decreases in interest rates in 2007, the Company anticipates that the rates offered on the new securities purchased would still be higher than the current yield on these securities.
     Table 10, “Maturity or Repricing of Assets and Liabilities”, shows that the Company has $127.4 million more of interest bearing liabilities maturing or repricing in 2007 than interest earning assets. If rates decrease slightly in 2007, the rates paid on deposits may decrease to a larger extent than the decline in rates on interest earning assets. One might expect that this would have a positive impact on the net interest margin in 2007. It should be noted that the estimates of interest rates could be wrong.
     Many other factors beyond management’s control have a significant impact on changes in net interest income from one period to another. Examples of such factors include: (1) credit demands by customers; (2) fiscal and debt management policies of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.
Table 2 — Analysis of Changes in Interest Income and Expense

($ 000’S)
For the Year Ended December 31	2006 Compared to 2005			2005 Compared to 2004
	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due to	Due to	Total	Due to	Due to
	Change	Volume	Rate	Change	Volume	Rate

Interest Income
Loans	$1,200	$(1,513)	$2,713	$2,103	$(1,307)	$3,410
Taxable securities	643	180	463	271	(190)	461
Securities exempt from federal income taxes	(82)	(116)	34	(146)	(107)	(39)
Federal funds sold an other	(218)	(647)	429	661	38	623

Total interest income	1,543	(2,096)	3,639	2,889	(1,566)	4,455

Interest Expense
NOW deposits	(55)	(51)	(4)	185	(40)	225
Money market deposits	1,623	292	1,331	679	(37)	716
Savings deposits	(172)	(84)	(88)	279	(1)	280
Time deposits	2,105	(1,649)	3,754	3,079	(584)	3,663
Other borrowings	1,822	422	1,400	1,291	200	1,091

Total interest expense	5,323	(1,070)	6,393	5,513	(462)	5,975

Net Interest Income	$(3,780)	$(1,026)	$(2,754)	$(2,624)	$(1,104)	$(1,520)

     Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.
     The financial statements reported interest income is adjusted by the tax equivalent amount utilizing a 34% rate on federally tax-exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $61, $66 and $92 for the years ended 2006, 2005 and 2004. The tax equivalent adjustment reflected in the above table for municipal securities is approximately $120, $149 and $198 for the years ended 2006, 2005 and 2004.
Northern States Financial Corporation    |    Annual Report 2006   |   19

Management’s Discussion and Analysis
Table 3 — Securities Available for Sale

($ 000’S)
December 31,	2006		2005		2004
		% of		% of		% of
		Total		Total		Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$999	0.36%	$993	0.37%	$998	0.40%
U.S. government-sponsored entities	253,252	90.75	250,850	94.64	231,166	92.12
States and political subdivisions	10,513	3.77	7,226	2.73	10,539	4.20
Mortgage-backed securities	1,863	0.67	2,687	1.01	4,985	1.99
Other bonds	9,000	3.22	0	0.00	0	0.00
Equity securities	3,429	1.23	3,311	1.25	3,241	1.29

Total securities available for sale	$279,056	100.00%	$265,067	100.00%	$250,929	100.00%

     As of December 31, 2006, the Company had no securities of a single issuer, other than the U.S. Government agencies and corporations, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.
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
     All securities of the Company at December 31, 2006 are classified as available for sale. The carrying values of the securities reflect the fair or market value of the securities. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.
     The carrying value of the securities portfolio increased $14.0 million to $279.0 million at year-end 2006 as compared to $265.0 million at year-end 2005 after increasing $14.1 million at year-end 2005 from 2004. In 2006, the Company’s securities portfolio grew as decreases in loans created excess funds that were invested in securities.
     The net unrealized loss to the securities portfolio was $2.5 million at December 31, 2006 compared to a net unrealized loss at December 31, 2005 of $5.7 million. The fair values of the Company’s securities portfolio improved as more securities at year-end 2006 are approaching their maturity dates than there were at year-end 2005. Table 4 shows that $184.1 million of the Company’s securities will mature within one year, accounting for 66.0% of the securities portfolio. At year-end 2005, only $61.4 million or 23.2% of securities had maturity dates of within one year. Most of the net unrealized loss at December 31, 2006 was from the Company’s U.S. government-sponsored entity securities, which had a net unrealized loss of $2.4 million. These U.S. government-sponsored entity securities are of high quality with bond ratings of Aaa.
     At year-end 2006, $174.6 million of the Company’s U.S. government-sponsored entity securities have call options. Interest rates are expected to decline slightly in 2007, so it is possible that some of the call options may be exercised. If interest rates would drop significantly, these call options would
20   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Securities (Cont’d)
be exercised causing the average yields on the securities to decline.
     In 2006 the Company did not sell any of its securities. In 2005 the Company sold U.S. government-sponsored entity securities totaling $6.3 million for liquidity purposes and recognized a $169,000 loss on the sale of securities.
     At December 31, 2006, the Company had 91.1% of its portfolio in securities issued by the U.S. Treasury and U.S. government-sponsored entities, as indicated in Table 3. The Company pledges U.S. Treasury and U.S. government sponsored entity securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2006, the Company had $160.8 million in U.S. Treasury and U.S. government-sponsored entity securities pledged, or 57.6% of its total securities portfolio.
     Holdings of securities issued by states and political subdivisions, of which over 70.7% are tax-exempt, increased $3.3 million to $10.5 million at December 31, 2006. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy.
     In 2006 the Company booked other bonds of $9.0 million that are part of pooled trust preferred securities issued by other financial institutions. The rate earned on $4.0 million of other bonds is subject to quarterly changes and at year-end 2006 total other bonds yield 6.92%.
     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased. The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2006 is shown in Table 4, “Securities Maturity Schedule & Yields”.
Table 4 — Securities Maturity Schedule & Yields

			Greater than		Greater than
($ 000’s)			1 yr. and less		5 yrs. and less
Securities available	Less than or		than or equal		than or equal		Greater than
for sale	equal to 1 yr.		to 5 yrs.		to 10 yrs.		10 yrs.		Totals
As of December 31, 2006	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury	$0	0.00%	$999	4.86%	$0	0.00%	$0	0.00%	$999	4.86%
U.S. government- sponsored entities	178,566	3.06	73,699	4.97	987	5.06	0	0.00	253,252	3.63
States and political subdivisions (1)	2,111	5.46	6,702	5.10	730	3.68	970	6.24	10,513	5.18
Mortgage-backed securities (2)	0	0.00	646	2.49	52	7.91	1,165	4.95	1,863	4.18
Other bonds	0	0.00	0	0.00	0	0.00	9,000	6.92	9,000	6.92
Equity securities	3,429	3.40	0	0.00	0	0.00	0	0.00	3,429	3.40

Total	$184,106	3.10%	$82,046	4.96%	$1,769	4.57%	$11,135	6.65%	$279,056	3.80%

(1)	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2)	Mortgage-backed securities reflect the contractual maturity of the related instrument.
Northern States Financial Corporation    |    Annual Report 2006   |   21

Management’s Discussion and Analysis
Table 5 — Loan and Lease Portfolio

($ 000’S)
As of December 31,	2006	2005	2004	2003	2002

Commercial	$47,400	$58,802	$50,817	$42,151	$41,480
Real estate-construction	46,806	42,567	42,872	37,696	45,185
Real estate-mortgage 1-4 family	36,352	38,145	43,270	27,853	29,800
Real estate-mortgage 5+ family	38,735	29,426	34,460	25,067	22,519
Real estate-mortgage commercial	169,064	185,219	216,569	177,034	167,332
Home equity	25,936	31,226	34,607	30,985	27,550
Leases	5,502	10,585	12,550	12,898	13,258
Installment	4,309	5,136	8,329	5,414	5,735

Total loans and leases	374,104	401,106	443,474	359,098	352,859
Deferred loan fees	(389)	(604)	(912)	(872)	(735)

Loans and leases, net of unearned income and deferred loan fees	373,715	400,502	442,562	358,226	352,124
Allowance for loan and lease losses	(7,162)	(10,618)	(7,812)	(4,383)	(3,698)

Loans and leases, net	$366,553	$389,884	$434,750	$353,843	$348,426

     The Company had no foreign loans outstanding at December 31, 2006.
Loan and Lease Portfolio
The Company’s loan and lease portfolio is the largest interest earning asset of the Company. In 2006 the Company’s loans and leases provided $26.9 million of interest income, over 73.4% of the interest income generated by the Company.

For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, loans and leases, net of unearned income and deferred loan fees at December 31, 2006 totaled $373.7 million, decreasing $26.8 million from year-end 2005. At December 31, 2005, loans totaled $400.5 million and declined $42.1 million from December 31, 2004.
     The Company’s lending activities relate mainly to loans to small and mid-sized businesses in the Lake County, Illinois area and adjoining areas in the surrounding counties in northeastern Illinois and southeastern Wisconsin. The Company attempts to secure commercial purpose loans by real estate whenever possible. At December 31, 2006, over 85% of the Company’s loans are secured by real estate. At year-end 2006, the loan portfolio shows $36.4 million in real estate-mortgage 1 – 4 family loans. The majority of the real estate-mortgage 1 — 4 family loans are to commercial borrowers who use their personal residence to secure their loans.
     At December 31, 2006 and 2005, there were real estate-mortgage commercial loans of $18.3 million and $23.9 million to the hotel industry.
     During 2006, the majority of the $26.8 million decrease in the loan portfolio came about due to the Company’s efforts to reduce its nonperforming loans. Nonperforming loans declined $13.7 million during 2006 in part from payments of $8.1 million received during 2006 on two nonaccrual loan relationships. Nonperforming loans were also reduced by $3.6 million as nonaccrual loans were charged off to the allowance for loan and lease losses.
     Payoffs of $9.1 million of performing loans classified as restructured were also received in 2006. These loans had been considered impaired at year-end 2005 as these loans were restructured due to cash flow and collateral deficiencies.

     Contributing to the lack of loan growth is the increased competition from larger money center banks that have found that lending to small and mid-sized companies is a lucrative business segment. The slowdown in the real estate market also
22   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Loan and Lease Portfolio (Cont’d)
contributed to the decrease in loans, as loans secured by real estate had to be evaluated with more care during 2006.
     In 2006, the Company continued with its efforts to improve generation of new loan business. Efforts have been made to increase the effectiveness of the Company’s lending staff through extensive sales training, accountability and measurement. The Company believes that its experienced lenders and personal service, that is the hallmark of our community bank, will assist in the challenges presented by increased competition.
     The increased short-term interest rates, as indicated by the prime lending rate increasing 100 basis points in 2006, have contributed to lower loan demand. An example of this is the Company’s home equity portfolio that declined $5.3 million in 2006. Most of the Company’s home equity loans are tied to the prime rate. As the prime rate increased in 2006 some borrowers refinanced their homes and paid off their home equity loans as the longer-term mortgage rates were less than the home equity loan rate.
     Although loans declined in 2006, the Company’s loan officers actively pursued business and issued loan commitments of $87.4 million of which $52.4 million was funded. Unfunded loan commitments at year-end 2006 totaled $105.5 million, increasing $9.1 million from December 31, 2005. Standby letters of credit issued by the Company increased $2.8 million in 2006 and totaled $8.0 million at December 31, 2006.
     Real estate-construction loans at year-end 2006 increased $4.2 million to $46.8 million from $42.6 million at December 31, 2005. The increase is the result of a construction project in Lake County, Illinois, financed by the Company in 2006 that had balances of $8.3 million at year-end.
     The real estate-mortgage 5+ family loan portfolio was $38.7 million at year-end 2006 compared with $29.4 million at year-end 2005, an increase of $9.3 million. The increase comes in part from additional loans secured by apartment buildings in Chicago made during 2006 that had balances of $11.6 million at December 31, 2006.
     The Company has benefited by the growth in Lake County. As development continues westward, the Company’s branches in the western part of the county, two of which were acquired in 2004 through the purchase of First State Bank, will become more important in the future.
     At December 31, 2006, the Company had loans totaling $1.7 million to related parties. Related parties are officers of the Company or its subsidiaries with titles of Vice President or above and Directors of the Company and their related interests. Commitments for loans to related parties at year-end 2006 totaled $2.0 million. Loans and commitments are made to related parties at the same terms and conditions that are available to the public.
     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.
Maturity of Loans
Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate-construction loan portfolio at year-end 2006.
     Although Table 6 shows $24.3 million in construction loans maturing in greater than one year, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time, the loans will be reclassified as real estate-mortgage loans.
     The short-term rate sensitivity of the commercial and real estate-construction loan portfolio to interest rate changes is reflected in the fact that approximately 50.5% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 53.2% are variable rate loans subject to immediate repricing.
Northern States Financial Corporation    |    Annual Report 2006    |   23

Management’s Discussion and Analysis
Table 6 — Loan Maturity Schedule

		Greater than
		1 yr. and less
($ 000’s)	Less than or	than or equal	Greater than
As of December 31, 2006	equal to 1 yr.	to 5 yrs.	5 yrs.	Totals

Commercial	$25,044	$16,725	$5,631	$47,400
Real estate-construction	22,547	24,259	0	46,806

Total	$47,591	$40,984	$5,631	$94,206

Percent of total	50.52%	43.50%	5.98%	100.00%

Commercial and construction loans maturing after one year:

Fixed Rate:				$ 21,819
Variable Rate:				24,796

Total				$ 46,615

     Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.
Nonperforming Assets
Nonperforming assets consist of nonperforming loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 7, nonperforming assets at year-end 2006 were $11.2 million, decreasing $15.1 million from year-end 2005, after increasing during 2005 by $2.0 million to $26.3 million from December 31, 2004 levels of $24.3 million.
     Nonperforming loans are: (1) loans accounted for on a nonaccrual basis; and (2) accruing loans in the process of collection that are contractually past due 90 days or more as to interest or principal payment. Total nonperforming loans at December 31, 2006 were $8.2 million, decreasing $13.7 million as compared to $21.9 million at December 31, 2005 and $19.5 million at December 31, 2004. Nonperforming loans declined $13.7 million in part from payments of $8.1 million received during 2006 on two nonaccrual loan relationships. Nonperforming loans were also reduced as $3.0 million in loans that had been in nonaccrual status at December 31, 2005 were charged off to the allowance for loan and lease losses in 2006.
     At December 31, 2006, the largest portion of nonaccrual loans relate to lease pools totaling $4.0 million. The Company previously disclosed its involvement in certain lease pools purchased in 2000 and 2001 from Commercial Money Center (“CMC”). These lease pools were secured by both the leased equipment as well as insurance policies issued by ACE/Illinois Union and surety bonds issued by RLI Insurance Company. The Company entered litigation to seek performance by the insurance companies under the terms of the insurance policies and surety bonds. On October 31, 2005, the court directed all parties to engage in mediation to resolve the issue. As previously disclosed, the Company and NorStates Bank entered into a Settlement Agreement, Mutual Release and Policy Rescission with ACE/Illinois Union dated as of February 1, 2006 upon approval of the court of the agreement on May 17, 2006. As a result of the settlement, the balance of the Company’s nonaccrual loans and leases was reduced by $5.2 million during the quarter ended June 30, 2006.
     The Company was unable to come to an agreement
24   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Nonperforming Assets (Cont’d)
through mediation with RLI Insurance Company on the lease pools that RLI Insurance Company had issued surety bonds. The Company is pursuing litigation against RLI Insurance Company at year-end 2006. At December 31, 2006, RLI Insurance Company had an A.M. Best rating of “A+” and insures the remaining lease pools that amount to $4.0 million. At December 31, 2006, the Company had $2.0 million of its allowance for loan and lease losses allocated to the lease pools purchased from CMC.
     Also on nonaccrual status is a $1.6 million loan for a 90-unit condominium construction project which has been classified as a nonaccrual loan since December 31, 2003. The Company participated in this 90-unit condominium construction project with other financial institutions and only has a portion of the total loan. The construction project experienced substantial cost overruns and the principal borrowers declared bankruptcy. The construction project has been completed and all of the units have been sold, with the bankruptcy trustee holding the sale proceeds in escrow. There are disputed mechanic liens of which the majority are insured by a title company. The bankruptcy trustee during 2006 released $2.7 million of the loan proceeds to the Company from escrow reducing the loan balance by that amount. The bankruptcy trustee is still holding a portion of the sale proceeds in escrow until the disputed mechanic liens are resolved. The mechanic lien issue is expected to be concluded during 2007. Management expects to collect all of the remaining $1.6 million loan balance.
     A loan on an entertainment center that the Company had placed on nonaccrual status during 2005 had a balance of $736,000 at December 31, 2006, a reduction of $3.4 million from $4.2 million at year-end 2005. During 2006, the borrowers declared bankruptcy and an agreement was reached between the bankruptcy court, the borrowers and the Company. The terms of the agreement were that the borrowers were to liquidate assets of approximately $2.2 million to reduce the loan balance and the Company would charge-off $2.0 million to the allowance for loan and lease losses. By year-end 2006 the borrower had liquidated assets of $1.4 million which was applied to the loan balance and the Company had charged-off $2.0 million of the loan balance. The remaining balance of $736,000 is expected to be received in 2007 as the borrowers finish the liquidation of assets as agreed.
     During 2006, there was reduction to nonaccrual loans secured by two motels that had balances of $3.5 million at year-end 2005. During 2006 the Company foreclosed on these motel properties. After paying past due real estate taxes of $224,000 and adding this amount to the loan balances, the Company charged-off $1.2 million of the loan balances to the allowance for loan and lease losses. The remaining loan balance of $2.5 million that approximated the fair value of the properties less selling expenses was transferred to other real estate owned through the Bank’s subsidiary, Waukegan Hotels, LLC (“WHLLC”). WHLLC managed and then sold the motels for $3.0 million with the resultant gain of $491,000 on the sale of the properties.
     Placed on nonaccrual status in 2006 were loans totaling $1.4 million at year-end 2006 to one borrower in the heavy equipment business secured by commercial real estate and equipment. The borrower has been past due on their scheduled loan payments for greater than 90 days and has experienced deterioration in their financial condition as well as cashflow problems.
     Impaired loans at December 31, 2006 totaled $9.5 million as compared with $32.1 million at year-end 2005. The Company considers a loan impaired if full principal and interest will not be collected under the contractual terms of the note. Impaired loans and leases are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan or lease is collateral dependent. Nonaccrual loans are included as impaired. Also included as impaired loans are restructured loans.
     Restructured loans are loans in which the Company allows the borrower to enter into a change in the original loan terms to assist the borrower in working out noted deficiencies in cash flows and collateral. At December 31, 2006 there were $1.5 million in restructured loans as compared with $10.5 million in restructured loans at December 31, 2005.
     The decrease in restructured loans during 2006 came about as the Company received a payoff on a restructured motel loan that totaled $3.8 million. In 2006, payments were received per an agreement made on other restructured loans that totaled $5.2 million. These loans were secured by a strip shopping center/gas station and the agreement called for the Company to charge-off $200,000 of the loans to the allowance for loan and lease losses while the balance of $5.0 million was paid off by the borrowers.
     At December 31, 2006 the Company is carrying one restructured loan that is considered impaired but does not appear as a nonperforming loan in Table 7. This loan was reported as restructured at year-end 2005 and totals $1.5 million at year-end 2006. The loan is to a general partnership for improvements to a motel and is restructured due to decreased room occupancy rates that have caused cash flow difficulties. The borrowers have made all payments required under the terms of the restructured loan agreements.
     At December 31, 2006, Table 7 shows that the Company had $118,000 in loans that were 90 days or more past due and
Northern States Financial Corporation    |    Annual Report 2006   |   25

Management’s Discussion and Analysis
Nonperforming Assets (Cont’d)
still accruing interest compared with $358,000 last year-end. A breakdown of the $118,000 in loans that were 90 days past due and still accruing interest at December 31, 2006, shows $56,000 in real estate-mortgage 1-4 family loans, $59,000 in commercial loans and $3,000 in consumer loans. These loans at year-end 2006 were fully secured and in the process of collection.
     Another component of nonperforming assets is other real estate owned, consisting of assets acquired through loan foreclosure and repossession. December 31, 2006, other real estate owned totaled $3.0 million as compared with $4.4 million at December 31, 2005. The fair value of other real estate owned is reviewed by management at least quarterly to help ensure the reasonableness of its carrying value, which is lower of cost or the fair value less estimated selling costs.
     During 2006, properties were transferred into other real estate owned totaling $2.7 million. Included were properties valued at $2.5 million consisting of the 2 motels transferred to other real estate owned through the Bank’s subsidiary, WHLLC. These motels were sold in 2006 for $3.0 million with the resultant gain of $491,000. Two other properties securing loans were foreclosed on in 2006 and were transferred to other real estate owned totaling $105,000. These properties were sold in 2006 with a resultant gain of $17,000.
     The Company sold two properties during 2006 carried as other real estate owned that totaled $1.5 million at year-end 2005. One of these properties was a foreclosed motel located near Chicago’s O’Hare Airport that the Company had participated with other financial institutions on the loan for this motel. The Company only had a portion of the original loan and the foreclosed motel property. The Company’s portion of the fair value of the motel at year-end 2005 came to $1.1 million. During 2006, the motel was sold and the Company’s share of the proceeds came to $1.2 million and the Company recognized a gain of $85,000 from the sale. During 2006, the Company sold a second property carried as other real estate owned that consisted of a restaurant having a balance of $285,000 at January 1, 2006 and recognized a $20,000 gain on the sale.
     At year-end 2006 the Company is carrying three parcels as other real estate owned that total $3.0 million. One property consists of a vacant parcel valued at $126,000 that the Company expects to sell during 2007. Another property consists of a two story office building in Waukegan, Illinois that is valued at $1.1 million that had been transferred to other real estate owned in 2004. There is a contract to lease/purchase this property from which the Company has been receiving monthly lease payments of $7,700. The renter/purchaser has the ability to decline their option to purchase the property when the rental period ends.
     On December 31, 2006, one piece of property carried at $1.7 million accounted for approximately 40% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land overlooking Lake Michigan in Waukegan, Illinois. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lakefront development plans.
     Subsequent to year-end 2006, the Company and its subsidiary NSCDC entered into an option agreement with a party for this parcel of other real estate owned. The option contract allows the party to purchase this property for $4.0 million. Under the terms of the contract the party has three months to pursue financing and any required permits to develop this property. The option is renewable after the initial three months for two additional six-month time periods.
     During 2006, a brownfield assessment of the property began with the objective to obtain the environmental data needed to determine the appropriate remedial actions, if any, for the property to achieve a “No Further Remediation Letter” from the Illinois EPA Site Remediation Program. The end use of the property is intended to be mixed use residential consistent with the City of Waukegan’s lakefront downtown master plan. The brownfield assessment has not been completed and more testing is currently being conducted at the site. Until the results of the brownfield assessment are known, it is not practicable to estimate any remediation costs. Thus, no liability has been recorded for environmental remediation costs. The carrying value of the property is supported by a recent appraisal.

     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.
     There were no other interest earning assets at December 31, 2006 that are required to be disclosed as nonperforming.
26   |   Northern States Financial Corporation    |    Annual Report 2006

Management’s Discussion and Analysis
Table 7 — Nonperforming Assets

($ 000’S)
December 31,	2006	2005	2004	2003	2002

Loans and leases
Nonaccrual status	$8,064	$21,554	$19,131	$18,174	$13,252
90 days or more past due, still accruing	118	358	343	1,476	819

Total nonperforming loans and leases	8,182	21,912	19,474	19,650	14,071
Other real estate owned	2,983	4,431	4,802	3,766	2,022

Total nonperforming assets	$11,165	$26,343	$24,276	$23,416	$16,093

Nonperforming loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	2.19%	5.47%	4.40%	5.49%	4.00%
Nonperforming assets as a percentage of total assets	1.57	3.65	3.24	3.41	2.53
Nonperforming loans and leases as a percentage of the allowance for loan and lease losses	114.24	206.37	249.28	448.32	380.50
     Loans and leases are placed on nonaccrual status when they are 90 days or more past due, unless they are fully secured and in the process of collection.
     Impaired Loans — At December 31, 2006, 2005, 2004, 2003 and 2002 impaired loans totaled $9,500, $32,054, $29,887, $18,152 and $13,227 and are included in nonaccrual loans. At December 31, 2006, there were $1,477 in loans that were restructured that are not included in Table 7 as payments have been made as agreed under the restructure agreements. The restructured loans are included as impaired loans as the restructure agreements were made to assist the borrowers in working out noted deficiencies in cash flows and collateral.
Northern States Financial Corporation    |    Annual Report 2006   |   27

Management’s Discussion and Analysis
Provision for Loan and Lease Losses
A provision is credited to the allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan and lease loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the portfolio; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.
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
     Those loans rated satisfactory have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted or based on an analysis of economic conditions or trends. In the Company’s market area, one of the major industries is the pharmaceutical industry as evidenced by Abbott Laboratories and Baxter Healthcare. A future major negative shift in this industry could possibly impact our loan portfolio and could require additional allocations of the allowance. In years prior to 2005, management considered the unallocated portion of the allowance necessary to allow for inherent subjective reserves that are needed based on general economic and specific economic factors as well as trends in the loan portfolio. During 2005, management included the subjective portion of the allowance as a part of the allocation process to the respective loan categories. Management does not deem this process to be a change in methodology, but rather a refinement in their loan loss calculation. Management believes that there would be no change in the balance of the allowance for loan and lease losses if this approach was used in all the years presented in Table 9.
     During 2006, no provision for loan and lease losses was made compared to $3,428,000 in 2005 and $4,625,000 in 2004. Throughout the year management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above.
     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2006 there were net charge-offs of $3,456,000 compared with $622,000 in 2005. The biggest charge-off during 2006 was $2.0 million on the entertainment center commercial loan in which the principal borrowers declared bankruptcy. The Company in 2006 also charged-off $1.2 million of the loan balances of two motels that were transferred to other real estate owned in the amount of $2.5 million and later sold for $3.0 million.
     Table 8 also indicates the types of loans charged-off and recovered for the five years from 2002 through 2006 as well as each year’s provision. The table shows that the largest loan charge-offs during those years were for commercial loans.
     The Company’s allocation of the allowance for loan losses is illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”. Table 9 shows the amount of $2,043,000 is allocated to leases of which $2,000,000 is allocated specifically to the nonaccrual CMC lease pools that total $4,014,000 at year-end 2006. Table 9 also shows $2,481,000 allocated to commercial loans. This amount is significant as the past charge-off history has been higher with this category of loan.
     It should be noted that negative changes to the collateral value or events that may disrupt the borrowers’ expected cash flows might require an increase to the provision. Larger allocations of the allowance for loan and lease losses might be required for those loans affected.
     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2006, is adequate to cover probable incurred loan losses.
28   |   Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Table 8 — Analysis of the Allowance for Loan and Lease Losses

($ 000’s)
Years ended December 31,	2006	2005	2004	2003	2002

Balance at beginning of year	$10,618	$7,812	$4,383	$3,698	$3,822
Additions due to acquisition	0	0	805	0	0

Charge-offs
Commercial	(2,145)	(132)	(1,536)	(192)	(286)
Real estate-construction	(0)	(54)	(0)	(8)	(0)
Real estate-mortgage 1-4 family	(0)	(112)	(9)	(229)	(0)
Real estate-mortgage 5+ family	(0)	(0)	(0)	(32)	(0)
Real estate-mortgage commercial	(1,391)	(487)	(75)	(8)	(107)
Home equity	(0)	(0)	(0)	(0)	(0)
Leases	(0)	(0)	(300)	(0)	(0)
Installment	(31)	(39)	(112)	(40)	(40)

Total charge-offs	(3,567)	(824)	(2,032)	(509)	(433)

Recoveries
Commercial	75	199	19	93	3
Real estate-construction	0	0	0	8	0
Real estate-mortgage 1-4 family	30	0	0	0	0
Real estate-mortgage 5+ family	0	0	0	0	0
Real estate-mortgage commercial	0	0	0	61	4
Home equity	0	0	0	0	0
Leases	0	0	5	0	0
Installment	6	3	7	2	2

Total recoveries	111	202	31	164	9

Net charge-offs	(3,456)	(622)	(2,001)	(345)	(424)

Additions charged to operations	0	3,428	4,625	1,030	300

Balance at end of year	$7,162	$10,618	$7,812	$4,383	$3,698

Allowance as a % of total loans and leases net of unearned income and deferred loan fees	1.92%	2.65%	1.77%	1.22%	1.05%
Net charge-offs during the year to average loans and leases outstanding during the year	0.89%	0.15%	0.46%	0.10%	0.12%
Northern States Financial Corporation    |   Annual Report 2006    |   29

Management’s Discussion and Analysis
Table 9 — Allocation of the Allowance for Loan and Lease Losses

($ 000’s)
December 31,	2006		2005		2004		2003		2002
		Percent		Percent		Percent		Percent		Percent
		of loans		of loans		of loans		of loans		of loans
		in each		in each		in each		in each		in each
		category		category		category		category		category
		to total		to total		to total		to total		to total
	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans

Commercial	$2,481	12.67%	$3,911	14.66%	$1,613	11.46%	$1,679	11.74%	$878	11.75%
Real estate-construction	214	12.51	293	10.61	102	9.67	305	10.50	16	12.81
Real estate-mortgage 1-4 family	276	9.72	114	9.51	48	9.76	45	7.75	79	8.44
Real estate-mortgage 5+ family	171	10.35	50	7.34	15	7.77	26	6.98	35	6.38
Real estate-mortgage commercial	1,787	45.20	3,723	46.18	1,349	48.83	129	49.30	424	47.42
Home equity	117	6.93	45	7.78	10	7.80	0	8.63	50	7.81
Leases	2,043	1.47	2,409	2.64	3,059	2.83	604	3.59	604	3.76
Installment	73	1.15	73	1.28	117	1.88	52	1.51	38	1.63
Unallocated	0	NA	0	NA	1,499	NA	1,543	NA	1,574	NA

Total	$7,162	100.00%	$10,618	100.00%	$7,812	100.00%	$4,383	100.00%	$3,698	100.00%

Noninterest Income
Noninterest income totaled $5,346,000 in 2006, increasing $976,000 compared to noninterest income generated in 2005. The Company generates noninterest income from service charges and fees assessed on deposit accounts, from trust operations and mortgage banking activities. It also generates gains or losses from sales of securities and other real estate owned. Other operating income consists of miscellaneous fees on loans, safety deposit box rental fees and ATM and debit card transaction fees.
     Noninterest income increased in 2006 from increased net gains from the sale of other real estate owned that totaled $613,000, an increase of $502,000 over gains of $111,000 in 2005. Noninterest income also increased in 2006 as the Company in 2005 took a loss of $169,000 from the sale of securities to generate liquidity. Service fees on deposits increased in 2006 by $130,000 due to increased revenue from overdraft charges. The Company expects fee income on deposits to increase in 2007 as it plans on increasing core deposit accounts.
     Comparing 2005 to 2004 showed a decline to noninterest income of $182,000 to $4,370,000 in 2005. Noninterest income decreased in 2005 mainly from the sale of securities at a loss of $169,000 that was done for liquidity purposes.
30   |    Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Noninterest Expenses
In 2006, total noninterest expenses were $17.3 million, decreasing by $705,000 from 2005 or 3.9%. As a percent of average assets, noninterest expenses were 2.43% in 2006, compared with 2.41% in 2005 and 2.14% in 2004.
     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expenses. A ratio of less than 50.0% is often used as a benchmark for financial institutions in considering whether noninterest expenses are well managed. The Company’s efficiency ratio was 81.3% in 2006, compared to 74.9% in 2005, and 62.1% in 2004. The efficiency ratio increased in 2006 largely due to declines in net interest income of $3.7 million.
     The biggest factor affecting the decrease in noninterest expenses in 2006 was the one-time $1.1 million write-down of other real estate owned necessary in 2005 to reflect the market value of other real estate owned.
     Other operating expenses declined $237,000 in 2006. This resulted partially from other real estate owned expense that declined $167,000 as other real estate properties were sold and the Company received rent payments on one property through a lease/purchase agreement.
     Legal fees totaled $436,000 in 2006, increasing $252,000 from 2005. The litigation expense pertaining to the nonperforming CMC lease pools increased during 2006. Legal fees are expected to continue to grow in 2007 as the litigation with RLI Insurance Company continues.
     In 2006, occupancy and equipment expenses increased $126,000 due to expenditures for a new parking lot at the Company’s main office and depreciation from signage for new signage installed in late 2005. Occupancy and equipment are expected to increase in 2007 due to increased depreciation expense, as the Company also plans to remodel some of its buildings in 2007.
     Comparing 2005 with 2004, noninterest expenses increased by $1.4 million to $18.0 million, an increase of 8.3% from 2004. The largest increases to noninterest expense in 2005 came from the one-time write down of other real estate owned of $1.1 million to better reflect the fair value of the properties. Audit and professional fees increased $388,000 in 2005 as the Company complied with the Sarbanes-Oxley Act and outsourced much of the internal audit function to third parties.
Federal and State Income Taxes
For the years ended December 31, 2006, 2005 and 2004, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 22.3%, 20.3% and 27.7%.
     The actual tax rates differ from the statutory rates because the pretax earnings include amounts of interest on U.S. Treasury and U.S. government-sponsored securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate. The Company also receives federal tax credits from its investment in a low/moderate income housing partnership.
     The tax rate as a percentage of pretax earnings increased in 2006 after declining in 2005. This occurred as income before income taxes increased in 2006 after declining in 2005. Interest on U.S. Treasury and U.S. government-sponsored securities, which are nontaxable for state income tax purposes, totaled $8.2 million and $7.6 million in 2006 and 2005. The interest on the U.S. Treasury and U.S. government-sponsored securities provided the Company with a $240,000 credit in 2006 and a $367,000 credit in 2005 for state income taxes, lowering the tax rate in those years. Interest earned on local political subdivision securities that are nontaxable for federal income tax purposes was $235,000 in 2006 and $288,000 in 2005.
Northern States Financial Corporation    |   Annual Report 2006    |   31

Management’s Discussion and Analysis
Table 10 — Maturity or Repricing of Assets and Liabilities

	Subject to Repricing within
		Immediate	90 Days	180 Days
($ 000’s)		to	to	to	1 - 3	3 - 5	5 Years
December 31, 2006	Balances	90 Days	180 Days	365 Days	Years	Years	or Greater

Assets
Interest bearing deposits in financial institutions	$885	$885	$0	$0	$0	$0	$0
Federal funds sold	10,078	10,078	0	0	0	0	0

Securities:
U.S. Treasury	999	0	0	0	999	0	0
U.S. government agencies and corporations	253,252	47,950	51,991	78,625	28,779	44,920	987
State & political subdivisions	10,513	350	440	1,321	4,318	2,384	1,700
Mortgage-backed securities (1)	1,863	0	0	0	646	0	1,217
Other bonds	9,000	4,000	0	0	0	5,000	0
Equity securities (2)	4,874	4,874	0	0	0	0	0

Loans and leases:
Commercial	47,400	25,550	1,929	3,859	7,020	7,537	1,505
Real estate-construction	46,806	31,950	3,033	6,066	4,340	1,417	0
Real estate-mortgage 1-4 family	36,352	10,497	1,708	3,416	12,303	7,302	1,126
Real estate-mortgage 5+ family	38,735	3,664	160	320	11,226	14,705	8,660
Real estate-mortgage commercial	169,064	29,430	2,322	4,644	51,061	56,355	25,252
Home equity	25,936	25,784	0	0	118	0	34
Leases	5,502	731	8	15	4,014	734	0
Installment	4,309	844	212	425	1,845	833	150

Total Interest Earning Assets	$665,568	$196,587	$61,803	$98,691	$126,669	$141,187	$40,631

Liabilities
NOW accounts	$51,164	$51,164	$0	$0	$0	$0	$0
Money market accounts	85,714	85,714	0	0	0	0	0
Savings	68,303	68,303	0	0	0	0	0
Time deposits, $100,000 and over	152,912	36,306	24,185	32,768	49,255	10,398	0
Time deposits, under $100,000	105,973	33,624	16,527	32,639	23,183	0	0
Securities sold under repurchase agreements	86,775	84,051	2,075	649	0	0	0
Federal Home Loan Bank term advances	11,500	5,000	0	6,500	0	0	0
Subordinated debentures	10,000	5,000	0	0	0	5,000	0

Total Interest Bearing Liabilities	$572,341	$369,162	$42,787	$72,556	$72,438	$15,398	$0

Excess Interest Earning Assets (Liabilities)		$(172,575)	$19,016	$26,135	$54,231	$125,789	$40,631
Cumulative Excess Interest Earning Assets (Liabilities)		(172,575)	(153,559)	(127,424)	(73,193)	52,596	93,227
Cumulative Interest Rate Sensitivity Ratio (3)		0.53	0.63	0.74	0.87	1.09	1.16

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or repricing.

(2)	Equity securities includes Federal Home Loan Bank (FHLB) stock.

(3)	Interest-earning assets divided by interest-bearing liabilities.
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
32    |    Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Table 11 — Time Deposits, $100,000 and Over Maturity Schedule

		Greater than	Greater than
		3 mos. and less	6 mos. and less
($ 000’s)	Less than or	than or equal	than or equal	Greater than
As of December 31, 2006	Equal to 3 mos.	to 6 mos.	to 12 mos.	12 mos.	total

Time deposits, $100,000 and over:
Retail deposits	$17,023	$8,512	$22,778	$10,949	$59,262
Corporate deposits	9,267	3,885	3,311	43,189	59,652
Public fund deposits	10,016	11,788	6,679	5,515	33,998

Total time deposits, $100,000 and over	$36,306	$24,185	$32,768	$59,653	$152,912

     The Company has no foreign banking offices or deposits.
Cash Flows and Liquidity
The statement of cash flows shows the sources of cash to the Company and what the Company uses the cash for. The three major activities of the Company that create cash flows are operating, investing and financing.
     Cash flows from operating activities come primarily from net income which is adjusted to a cash basis. Operating activities cash flows in 2006 were below accrual basis income by $365,000 mainly due to net gains on sales of other real estate owned of $613,000. In 2005, operating income cash flows were above accrual basis income by $4.3 million due to provision for loan and lease losses of $3.4 million and the write-down to other real estate owned of $1.1 million. Cash flows in 2004 from operating income were above accrual basis net income by $6.0 million due to a $4.6 million provision for loan and lease losses and $2.1 million from sales of loans. Management expects ongoing operating activities to continue to be a primary source of cash flow for the Company.
     Major cash flow investing activities are for funding loans and purchasing securities available for sale. There were net cash inflows from investing activities of $14.9 million in 2006, $23.3 million in 2005 and $24.2 million in 2004. Investing cash inflows during 2006 and 2005 occurred as loans were paid down by $20.9 million in 2006 and $40.5 million in 2005. Some of the 2006 and 2005 cash inflows were partially offset by the purchases of investment securities that caused net cash outflows of $10.8 million in 2006 and $17.3 million in 2005. The investing cash inflows in 2004 of $24.2 million came from $41.5 million more in investment securities that were called and matured that were partially offset by outflows of cash of $16.6 million to fund loans and leases.
     Primary financing activities of the Company that create cash flows are in the areas of deposits, repurchase agreements, borrowings, payment of dividends and purchase of treasury stock. Total cash outflows in 2006 for financing activities were $17.3 million.
     Cash flows from deposits, repurchase agreements and borrowings are an important source of funds for the Company’s lending and investing activities. As loans decreased in 2006, deposits were not needed to fund those loans and there were outgoing cash flows for deposits of $31.9 million. During 2005 deposits decreased $34.9 million and in 2004 deposits decreased $3.6 million that caused outgoing cashflows.
     During 2006, the Company increased its liquidity through short-term borrowings at the Federal Home Loan Bank of $5.0 million and through securities sold under repurchase agreements that increased $13.7 million. During 2005, the Company, at the holding company level, increased its liquidity by borrowing $10.0 million through participation in a trust preferred security pooled offering where subordinated debentures were issued. The subordinated debentures mature in September 2035 and until September 15, 2010, bear interest at a rate equal to the sum of the product of 50% times the 3-month LIBOR plus 1.80% plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month
Northern States Financial Corporation    |   Annual Report 2006   |    33

Management’s Discussion and Analysis
Cash Flows and Liquidity (Cont’d)
LIBOR plus 1.80%. In 2005, the Company contributed $2.0 million of the proceeds from the offering to the Bank in order to increase the Bank’s capital position. The balance of the proceeds is available to the holding company.
     The Company’s equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Outgoing cash flows for payment of cash dividends were $2.8 million in 2006, $2.7 million in 2005 and $4.7 million in 2004. Dividends per share decreased in 2005 from 2004 due to the decline in earnings per share that year.
     Cash outflows for treasury stock during 2006 were $1.3 million as 62,000 shares of Northern States Financial Corporation stock were purchased. At year-end 2006, treasury stock held by the Company totaled 239,150 shares. Subsequent to year-end 2006, the Company purchased additional 30,000 shares of treasury stock for $650,000. The Company purchased no treasury stock in 2005 and during 2004 a total of 10,000 shares of treasury stock were purchased causing a cash outflow of $272,000.
     The timing of these cash flows do not always match and the Company must use liquidity management to provide funds to fill the gaps in these timing differences. Liquidity management at the Bank involves the ability to meet the daily cash flow requirements of depositors wanting to withdraw funds and borrowers need for credit.
     The Company’s liquidity is measured by the ability to raise funds through deposits, borrowed funds, capital or cash flow from the repayment or maturities of loans and securities available for sale and net profits. Liquidity is primarily managed through the growth of deposits and by liquid assets such as cash and due from banks less any reserve requirements, securities available for sale less any pledged securities and federal funds sold. Asset and liability management is the process of managing the balance sheet to achieve a mix of earning assets and liabilities in such a way that achieves an interest rate risk profile acceptable to management and assists in achieving a desired level of profitability. An important part of the overall asset and liability management process is providing adequate liquidity.
     Liquid assets at the Bank were $142.9 million at December 31, 2006 compared to $101.3 million at December 31, 2005. Liquid assets consist of cash and due from banks, federal funds sold, interest bearing deposits in financial institutions-maturities less than 90 days, and unpledged securities available for sale less reserve requirements. Management reviews the liquidity ratio of the Bank monthly. The liquidity ratio is the net liquid assets divided by net deposits and short-term liabilities. At December 31, 2006, this ratio at the Bank was 30.6% and showed slightly more liquidity than required by management’s internal policy guidelines.
     The Company primarily uses federal funds sold, interest bearing deposits in banks and securities available for sale, particularly those of shorter maturities, as principal sources of liquidity. Federal funds sold at December 31, 2006 were $10.1 million, compared with $6.0 million at December 31, 2005. The Company classifies all of its securities as available for sale, which increases the Company’s flexibility in that the Company can use its unpledged securities to meet liquidity requirements by increasing its repurchase agreement balances or by selling the unpledged securities. Securities available for sale totaled $279.1 million at year-end 2006 of which $160.8 million was pledged to secure public deposits and repurchase agreements. At December 31, 2005, the Company’s securities totaled $265.1 million of which $189.7 million was pledged.
     Although the Company can sell unpledged securities for liquidity purposes prior to their maturity date, the Company may have to recognize a loss on the sale to do so. At December 31, 2006, the Company has $178.6 million in securities issued by government-sponsored entities that will mature in 2007 and it is expected that liquidity will be made available in this way during 2007 without causing recognition of any loss.
     Other sources of liquidity available to the Company are deposits and borrowings. Brokered deposits are a source of liquidity for the Company. Brokered deposits are time deposits placed in the Bank by a broker from depositors outside of the Bank’s geographic area. The Company normally offers time deposit rates for brokered time deposits that are 10 to 15 basis points greater than the terms and conditions that were offered to local depositors. At December 31, 2006, the Company had $44.5 million in brokered deposits as compared with $49.8 million at year-end 2005.
     Another short-term source of funds to the Company consist of securities sold under repurchase agreements that amounted to $86.8 million and $73.1 million at December 31, 2006 and 2005 that all mature or reprice within one year. Securities sold under repurchase agreements are offered through either an overnight repurchase agreement product or a term product with maturities from 7 days to one year.
     To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company at December 31, 2006 had $25.0 million available through arrangements that allow the Company to purchase federal funds from an independent bank.
34    |    Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Deposits
The Bank provides traditional deposit banking services to retail, corporate and public entities. These include demand deposit checking accounts, NOW, money market, savings and time deposit accounts. The deposit function solidifies the Bank’s identity to the communities it serves and provides the foundation for future growth.
     At year-end 2006 the Bank’s deposits totaled $522.6 million, a decrease of $31.8 million from year-end 2005 deposit totals of $554.4 million. During 2005, deposits declined $34.9 million from year-end 2004.
     Retail deposits totaled $340.3 million at December 31, 2006 compared with $354.2 million at year-end 2005 and $341.9 million at year-end 2004. Retail deposits declined $13.9 million in 2006, with the majority of the decline resulting from a $10.7 million decrease in higher costing retail time deposits. Total retail deposits at year-end 2006 as compared with year-end 2004 retail deposit levels have changed only slightly. Retail deposits as a percentage of total deposits were approximately 65% at year-end 2006, 64% year-end 2005, and 58% at year-end 2004. Retail deposits are important to the Company as over half of the retail deposits at December 31, 2006 consisted of “core” deposits in lower costing demand, NOW, money market and savings accounts. These core deposits besides costing less are generally considered more stable.
     Core deposit growth is one of the Bank’s goals for 2007. The Bank expects to achieve its goal through marketing efforts and employee incentives. The Bank believes that its network of 8 branches, 8 ATMs and innovative products such as internet banking, debit cards and telephone banking will assist with increasing core deposits. In 2006, the Bank began participating with and marketing the “Directo a Mexico” program that is a joint initiative with the U.S. Federal Reserve Banks and Banco de Mexico. “Directo a Mexico” allows Bank customers to send money to Mexico conveniently, safely and at a much lower cost. By better servicing the local Hispanic community, the Bank believes it will increase core deposits from this market.
     Much of the bank’s loan portfolio is to commercial customers and the bank seeks to provide these commercial loan customers with deposit products. Commercial deposits totaled $123.7 million at December 31, 2006, increasing $2.0 million from year-end 2005 after declining $30.6 million in 2005 from year-end 2004. Commercial deposits at year-end 2006 include $44.5 million of commercial brokered time deposits. Commercial deposits as a percentage of total deposits were approximately 24% at year-end 2006, 22% year-end 2005 and 26% at year-end 2004.
     The Bank’s main office and two of its branches are located in the county seat and the Bank has traditionally had deposit relationships with public entities. Public deposits have decreased $35.8 million during the past two years to $56.5 million at year-end 2006 from $75.9 million at year-end 2005 and $92.3 million at year-end 2004. During 2006, the Bank lost one municipal deposit relationship of approximately $11 million due to rate competition. The state of Illinois is offering highly competitive money market rates for deposits from local government units through its “Illinois Funds” program that are guaranteed by the state. As a result, the Bank expects that maintaining public deposit levels will continue to be difficult.
     Table 1 shows that during 2006 average money market accounts increased $12.1 million while average savings balances declined $8.2 million and average NOW balances decreased $5.5 million. This shift occurred as the Company attempted to mitigate some of pressure on the net interest margin by lowering rates paid on savings and NOW deposits. Some of the savings and NOW depositors transferred their funds to money market accounts that paid higher rates.
     Average deposits in 2006 declined $52.6 million from 2005. Table 1 shows that this decrease was attributable to average time deposits that declined $47.7 million in 2006. Competition for time deposits in the Bank’s market area has been intense. The Bank closely monitors competitive rates offered on time deposits and adjusts its time deposit rates based on its liquidity needs.
Northern States Financial Corporation    |   Annual Report 2006   |    35

Management’s Discussion and Analysis
Securities Sold Under Repurchase Agreements and Other Short-Term Borrowings
Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2006 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2006, the Company had balances of $86.8 million made up of repurchase agreements of securities issued by U.S. government-sponsored entities that had a carrying value of $89.4 million.
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
     The Company experienced a $13.6 million increase in its repurchase agreements at year-end 2006 as compared with year-end 2005. As shown in Table 12, average repurchase agreements have had steady growth and were $69.9 million during 2006, compared to $62.8 million during 2005, and $56.7 million in 2004. Repurchase agreements issued to related parties of the Company totaled $9.4 million at December 31, 2006. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.
     The Company is able to borrow up to $25.0 million in federal funds purchased from one money center bank, that the Bank has a correspondent relationship, for short periods of time as necessary for liquidity purposes. The Company’s borrowings in federal funds purchased averaged $878,000 in 2006 and $1.6 million in both 2005 and 2004.
Table 12 — Securities Sold Under Repurchase Agreements

($000’s)
At or for the Year Ended December 31,	2006	2005	2004

Balance at end of year	$86,775	$73,093	$59,764
Weighted average interest rate at end of year	5.06%	3.80%	1.89%
Maximum amount outstanding	$86,775	$78,981	$69,734
Average daily balance outstanding during the year	69,852	62,799	56,749
Weighted average interest rate during the year	4.63%	2.97%	1.41%
36   |    Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Table 13 — Capital Standards

($ 000’s) As of December 31, 2006

Qualifying for Tier I Capital:

Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	65,603
Treasury stock, at cost	(5,961)
Net unrealized loss on equity securities available for sale	(84)
Trust preferred securities	10,000
Less — Intangible assets	(11,376)

Total Qualifying Tier I Capital	$71,555

Risked-Based Assets	Total	Risk-Based

Zero percent risk weighting	$8,250	$0
Twenty percent risk weighting	292,711	58,542
Fifty percent risk weighting	43,469	21,735
One hundred percent risk weighting (1)	392,359	392,359

Total Risk-weighted Assets	$736,789	$472,636

(1)	Includes off-balance sheet items

Qualifying for Tier II Capital:

Total Qualifying Tier I Capital	$71,555
Allowance for loan losses-qualifying portion	5,923

Total Capital	$77,478

Total Average Fourth Quarter Assets	$699,203

Minimum Capital Requirements	$	%

(Tier I Capital to Average Assets)
Required	$27,968	4.00%
Actual	71,555	10.23

Risked-based Capital:
Tier I:
Required	$18,905	4.00%
Actual	71,555	15.14
Total Capital:
Required	$37,811	8.00%
Actual	77,478	16.39
Northern States Financial Corporation    |   Annual Report 2006   |    37

Management’s Discussion and Analysis
Contractual Obligations and Off-Balance Sheet Arrangements
The Company has contractual obligations that may not appear on the balance sheet. The largest of these off balance sheet obligations is commitments to make loans or extend credit through standby letters of credit. Many of these commitments expire without being used. The following Table 14 presents the Company’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or similar carrying amount adjustments.
Table 14 — Contractual Obligations, Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

		Greater than	Greater than
		1 yr. and	3 yrs. and
($ 000’s)	One year	less than or	less than or	Greater than
As of December 31, 2006	or less	equal to 3 yrs.	equal to 5 yrs.	5 yrs.	Total

Long-term debt
Federal Home Loan Bank advances	$11,500	$0	$0	$0	$11,500
Subordinated debentures	0	0	0	10,000	10,000
Time deposits	176,049	72,438	10,398	0	258,885

Other contractual obligations
Standby letters of credit	8,003	0	0	0	8,003
Chicago Equity Fund investment commitment	155	300	0	0	455
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
     Proper interest rate risk evaluation must include active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest rate risk. Several techniques
38   |    Northern States Financial Corporation    |   Annual Report 2006

Management’s Discussion and Analysis
Quantitative And Qualitative Disclosures About Market Risk (Cont’d)
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
     A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets in a given time frame. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. The Company’s gap position is illustrated in Table 10, “Maturity or Repricing of Assets and Liabilities”.
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
     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, allows one to calculate that at December 31, 2006, 39.0% of the time deposits $100,000 and over mature after one year, differing from 26.8% at December 31, 2005. This shows a lengthening of maturities in this type of deposit as the Company has tried to lower its negative gap position in 2006.
     At December 31, 2006, approximately 34% of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days, a decrease from 47% at December 31, 2005. This decrease is from pressure from borrowers requesting fixed rate loans.
     Securities issued by U.S. government-sponsored entities that reprice within 365 days amount to $178.6 million according to Table 10 as compared with $54.7 million at year-end 2005. It should be noted that in Table 10, the repricing of these securities is based on the maturity date of the investments. At December 31, 2006, $174.6 million or 75% of the Company’s U.S. government-sponsored entity securities have call options that allow the issuer to call or payoff the security prior to maturity. It is expected that there will be few calls of these securities as many are approaching their maturity dates in 2007 and the call options will not be exercised unless general interest rate levels fall significantly (over 300 basis points).
     As Table 10 shows, at December 31, 2006, the Company has cumulative excess interest earning liabilities of $127 million within the one-year time frame. At year-end 2005, the Company had cumulative excess interest earning liabilities of $219 million within the one-year time frame. This shows a significant shift in 2006 that illustrates that the Company, although still having a negative gap, has lessened the repricing time frames of its interest bearing assets while lengthening its maturities and repricing of its interest bearing liabilities. The Company being liability sensitive would indicate that an increase in interest rates would have a negative impact on future net interest income but the impact would be less than it was last year.
     Another approach used by management to analyze interest rate risk is to periodically evaluate the “shock” to the base 12 month projected net interest income of an assumed instantaneous decrease and increase in rates of 1% and 2% using computer simulation. Table 15 shows this analysis at December 31, 2006 and December 31, 2005. The computer simulation model used to do the interest rate shocks and calculate the effect on projected net interest income takes into consideration maturity and repricing schedules of the various assets and liabilities as well as call provisions on the Company’s securities. Current policy set by the Board of Directors limits exposure to net interest income from interest rate shocks of plus or minus 2% to plus or minus 10% of the base projected 12 month net interest income.
     At December 31, 2006, the forecasted 2007 net interest income decreases $800,000 when rates are shocked upwards 2% while net interest income decreases only $10,000 for a 2% downwards rate shock. This is indicated by the cumulative negative gap position within the one-year time frame that the Company is in at year-end 2006. The decreased cumulative negative gap within the one-year time from at year-end 2006 as compared with 2005, attests to this as at year-end 2005 a 2% upwards rate shock showed that forecasted 2006 net interest income would decrease $1.1 million. The lower cumulative negative gap within one year at December 31, 2006 shows that with rate shocks downward 2%, forecasted 2007 net interest
Northern States Financial Corporation    |   Annual Report 2006   |    39

Management’s Discussion and Analysis
Quantitative and Qualitative Disclosures About Market Risk (Cont’d)
income is not significantly impacted while at year-end 2005 the forecasted 2006 net interest income increased $758,000.
     Several ways the Company can manage interest rate risk include: selling existing assets or repaying certain liabilities and matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. In 2007 a majority of the Company’s investment securities portfolio matures and the Company has the opportunity at that time to restructure its securities portfolio to adjust the gap position. Financial institutions are also subject to prepayment risk in a falling rate environment. For example, a debtor may prepay financial assets so that the debtor may refinance obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields.
Table 15 — Effect of Interest Shocks on Net Interest Income

($ 000’S)	Down 2%	Down 1%	Up 1%	Up 2%

December 31, 2006
Dollar Change from Base Forecast	$(10)	$(2)	$(326)	$(800)
Percent Change from Base Forecast	-0.06%	-0.01%	-1.94%	-4.77%
December 31, 2005
Dollar Change from Base Forecast	$758	$396	$(489)	$(1,062)
Percent Change from Base Forecast	3.64%	1.90%	-2.35%	-5.09%
40    |    Northern States Financial Corporation    |   Annual Report 2006

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Northern States Financial Corporation
     We have audited the accompanying consolidated balance sheet of Northern States Financial Corporation (the “Company”) as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northern States Financial Corporation as of December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Northern States Financial Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 20, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.
/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Chicago, Illinois
March 20, 2007
Northern States Financial Corporation    |   Annual Report 2006   |    41

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Northern States Financial Corporation
     We have audited the accompanying balance sheet of the Northern States Financial Corporation as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Northern States Financial Corporation as of December 31, 2005 and the results of its operations and its cash flows for each of the two years in the periods ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oakbrook, Illinois
March 27, 2006
42   |    Northern States Financial Corporation    |   Annual Report 2006

Consolidated Balance Sheets

($ 000’S)
December 31,	2006	2005

Assets
Cash and due from banks	$19,023	$23,586
Interest bearing deposits in financial institutions – maturities less than 90 days	885	120
Federal funds sold	10,078	5,962

Total cash and cash equivalents	29,986	29,668
Securities available for sale	279,056	265,067
Loans and leases	373,715	400,502
Less: Allowance for loan and lease losses	(7,162)	(10,618)

Loans and leases, net	366,553	389,884
Federal Home Loan Bank stock	1,445	2,086
Office buildings and equipment, net	9,394	9,427
Other real estate owned	2,983	4,431
Accrued interest receivable	4,235	3,901
Goodwill	9,522	9,522
Core deposit intangible assets	1,854	2,318
Other assets	4,981	6,224

Total assets	$710,009	$722,528

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand — noninterest bearing	$58,530	$63,329
NOW accounts	51,164	56,151
Money market accounts	85,714	65,478
Savings	68,303	78,114
Time, $100,000 and over	152,912	173,402
Time, under $100,000	105,973	117,975

Total deposits	522,596	554,449
Securities sold under repurchase agreements	86,775	73,093
Federal Home Loan Bank advances	11,500	6,500
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	794	830
Accrued interest payable and other liabilities	6,881	6,904

Total liabilities	638,546	651,776

Stockholders’ Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	65,603	65,526
Treasury stock, at cost	(5,961)	(4,660)
Accumulated other comprehensive income (loss)	(1,552)	(3,487)

Total stockholders’ equity	71,463	70,752

Total liabilities and stockholders’ equity	$710,009	$722,528

The accompanying notes are an integral part of these consolidated financial statements.
Northern States Financial Corporation   |   Annual Report 2006    |    43

Consolidated Statements of Income

($ 000’s, except per share data)
Years Ended December 31,	2006	2005	2004

Interest income
Loans (including fee income)	$26,897	$25,692	$23,563
Securities
Taxable	8,730	8,087	7,816
Exempt from federal income tax	235	288	385
Federal funds sold and other	771	989	328

Total interest income	36,633	35,056	32,092

Interest expense
Time deposits	12,341	10,236	7,157
Other deposits	4,155	2,759	1,616
Repurchase agreements and federal funds purchased	3,278	1,910	829
Federal Home Loan Bank advances	259	289	257
Subordinated debentures	662	178	0

Total interest expense	20,695	15,372	9,859

Net interest income	15,938	19,684	22,233
Provision for loan and lease losses	0	3,428	4,625

Net interest income after provision for loan and lease losses	15,938	16,256	17,608

Noninterest income
Service fees on deposits	2,541	2,411	2,482
Trust income	753	710	706
Gain on sales of other real estate owned	613	111	27
Gain (loss) on sale of securities	0	(169)	0
Other operating income	1,439	1,307	1,337

Total noninterest income	5,346	4,370	4,552

Noninterest expense
Salaries and employee benefits	8,903	8,704	8,503
Occupancy and equipment, net	2,210	2,084	1,980
Data processing	1,565	1,505	1,492
Legal	436	184	958
Audit and professional	1,168	1,209	821
Amortization of intangible assets	464	464	464
Printing and supplies	423	420	362
Write-down of other real estate owned	0	1,067	0
Other operating expenses	2,134	2,371	2,043

Total noninterest expense	17,303	18,008	16,623

Income before income taxes	3,981	2,618	5,537
Provision for income taxes	889	531	1,536

Net income	$3,092	$2,087	$4,001

Earnings per share	$0.72	$0.49	$0.93
The accompanying notes are an integral part of these consolidated financial statements.
44   |   Northern States Financial Corporation   |   Annual Report 2006

Consolidated Statements of Cashflows

($ 000’S)
Years Ended December 31,	2006	2005	2004

Cash flows from operating activities
Net income	$3,092	$2,087	$4,001
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	581	545	568
Net (gains) losses on sales of securities	0	169	0
Federal Home Loan Bank stock dividends	0	(98)	(117)
Provision for loan and lease losses	0	3,428	4,625
Write-down of other real estate owned	0	1,067	0
Deferred loan fees	(215)	(308)	(30)
Loans originated for sale	0	(748)	(1,716)
Proceeds from sales of loans	0	758	2,076
Net gains on sales of loans	0	(10)	(33)
Net gains on sales of other real estate owned	(613)	(111)	(27)
Amortization of intangible assets	464	464	464
Net change in interest receivable	(334)	(454)	403
Net change in other assets	(225)	(1,742)	1,287
Net change in interest payable and other liabilities	(23)	1,307	(1,458)

Net cash from operating activities	2,727	6,354	10,043

Cash flows from investing activities
Acquisition of subsidiary, net of cash equivalents received	0	0	(366)
Proceeds from maturities, calls and principal repayments of securities available for sale	108,418	95,121	435,164
Proceeds from sales of securities available for sale	0	6,127	0
Purchases of securities available for sale	(119,249)	(118,580)	(393,706)
Purchases of Federal Reserve Bank Stock	0	(492)	0
Redemption of Federal Home Loan Bank Stock	641	0	0
Redemption of Federal Reserve Bank Stock	0	642	0
Change in loans made to customers	20,881	40,495	(16,565)
Property and equipment expenditures	(548)	(659)	(601)
Proceeds from sales of other real estate owned	4,726	666	316

Net cash from investing activities	14,869	23,320	24,242

Cash flows from financing activities
Net increase (decrease) in:
Deposits	(31,853)	(34,895)	(3,594)
Securities sold under repurchase agreements and other short-term borrowings	13,682	(1,671)	(35,103)
Advances from borrowers for taxes and insurance	(36)	(76)	131
Federal Home Loan Bank advances	5,000	15,000	0
Repayment of Federal Home Loan Bank advances	0	(15,000)	0
Subordinated debentures issued	0	10,000	0
Purchases of treasury stock	(1,301)	0	(272)
Dividends paid	(2,770)	(2,663)	(4,732)

Net cash from financing activities	(17,278)	(29,305)	(43,570)

Net change in cash and cash equivalents	318	369	(9,285)
Cash and cash equivalents at beginning of year	29,668	29,299	38,584

Cash and cash equivalents at end of year	$29,986	$29,668	$29,299

Northern States Financial Corporation   |   Annual Report 2006    |    45

Consolidated Statements of Cashflows (Cont’d)

($ 000’S)
Years Ended December 31,	2006	2005	2004

Supplemental disclosures
Cash paid during the year for
Interest	$19,983	$14,073	$10,117
Income taxes	1,050	1,750	2,635
Noncash investing activities
Transfers made from loans to other real estate owned	2,665	1,251	1,325
Acquisition of First State Bank of Round Lake (see Note 18)
The accompanying notes are an integral part of these consolidated financial statements.
Consolidated Statements of Stockholders’ Equity

				Accumulated		Total
($ 000’s, except per share data)		Additional		Other	Treasury	Stock-
Years Ended December 31,	Common	Paid-In	Retained	Comprehensive	Stock,	holders’
2006, 2005 And 2004	Stock	Capital	Earnings	Income (Loss)	at Cost	Equity

Balance, December 31, 2003	$1,789	$11,584	$66,833	$(489)	$(4,388)	$75,329
Net income			4,001			4,001
Cash dividends ($1.10 share)			(4,732)			(4,372)
Purchase of 10,000 shares of common stock as treasury stock					(272)	(272)
Unrealized net loss on securities available for sale				(1,144)		(1,144)

Balance, December 31, 2004	1,789	11,584	66,102	(1,633)	(4,660)	73,182
Net income			2,087			2,087
Cash dividends ($0.62 share)			(2,663)			(2,663)
Unrealized net loss on securities available for sale				(1,854)		(1,854)

Balance, December 31, 2005	1,789	11,584	65,526	(3,487)	(4,660)	70,752
Correction of errors from previous years, January 1, 2006 (see Note 19)			(245)			(245)

Balance, January 1, 2006 restated	1,789	11,584	65,281	(3,487)	(4,660)	70,507
Net income			3,092			3,092
Purchase of 62,000 shares of common stock as treasury stock					(1,301)	(1,301)
Cash dividends ($0.65 share)			(2,770)			(2,770)
Unrealized net gain on securities available for sale				1,935		1,935

Balance, December 31, 2006	$1,789	$11,584	$65,603	$(1,552)	$(5,961)	$71,463

The accompanying notes are an integral part of these consolidated financial statements.
46   |   Northern States Financial Corporation   |   Annual Report 2006

Consolidated Statements of Comprehensive Income

($ 000’S)
Years Ended December 31,	2006	2005	2004

Net income	$3,092	$2,087	$4,001
Other comprehensive income:
Unrealized gains (losses) on securities available for sale, net of deferred tax	1,935	(1,854)	(1,144)

Comprehensive income	$5,027	$233	$2,857

The accompanying notes are an integral part of these consolidated financial statements.
Notes to the Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies
(Table Amounts in Thousands of Dollars, except per share data)
Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”), its wholly owned subsidiary, NorStates Bank (“Bank”) and NorStates Bank’s wholly-owned subsidiaries, Northern States Community Development Corporation (“NSCDC”) and Waukegan Hotels, LLC (“WHLLC”). NSCDC was formed in 2002 and the Bank contributed a parcel of the other real estate owned and cash to this entity. WHLLC was formed in 2006 and the Bank contributed two motels acquired through foreclosure and cash to this entity.
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
Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax. Federal Home Loan Bank stock is carried at cost.
Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of premiums and accretion of discounts.
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
Northern States Financial Corporation   |   Annual Report 2006    |    47

Note 1 — Summary of Significant Accounting Policies (Cont’d)
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Interest income is reported on the accrual method and includes amortization of deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off when they become more than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off if collection of principal or interest is considered doubtful.
     Interest received on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to actual accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge offs net of recoveries. Management estimates the allowance balance required using past loan and lease loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in the management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.
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
Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $211,000, $208,000 and $264,000 in 2006, 2005 and 2004. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.
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
Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.
48   |   Northern States Financial Corporation   |   Annual Report 2006

Note 1 — Summary of Significant Accounting Policies (Cont’d)
(Table Amounts in Thousands of Dollars, except per share data)
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
Reclassification: Some items in the prior year financial statements were reclassified to conform to the current presentation.
Recent Accounting Pronouncements: Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the impact the adoption of SFAS 157 will have on the financial statements.
     Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (FIN 48)” was issued in July 2006 to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on the financial statements.
     Staff Accounting Bulletin (“SAB”) No. 108, “Financial Statements-Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” was issued by the Securities and Exchange Commission in September 2006. SAB 108 requires that a dual approach be used to compute the amount of a financial statement misstatement. SAB 108 states that, upon initial application, registrants may elect to (a) restate prior periods or (b) record the cumulative effect of the initial application of SAB 108 in the carrying amounts of assets and liabilities, with the offsetting adjustment made to retained earnings. The Company chose to adopt SAB 108 for the fiscal year ending December 31, 2006 and recorded the cumulative effect of the initial application of SAB 108 to the carrying amounts of assets and liabilities, with the offsetting adjustment made to opening retained earnings of $245,000 (see Note 19).
Northern States Financial Corporation   |   Annual Report 2006    |    49

Note 2 — Securities
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Year-end securities available for sale were as follows:

	Fair	Gross Unrealized
December 31, 2006	Value	Gains	Losses

U.S. Treasury	$999	$0	$(1)
U.S. government-sponsored entities	253,252	5	(2,417)
States and political subdivisions	10,513	53	(70)
Mortgage-backed securities	1,863	5	(25)
Other bonds	9,000	0	0
Equity securities	3,429	0	(84)

Total	$279,056	$63	$(2,597)

	Fair	Gross Unrealized
December 31, 2005	Value	Gains	Losses

U.S. Treasury	$993	$0	$(3)
U.S. government-sponsored entities	250,850	3	(5,585)
States and political subdivisions	7,226	57	(75)
Mortgage-backed securities	2,687	3	(35)
Equity securities	3,311	0	(56)

Total	$265,067	$63	$(5,754)

     Sales of securities available for sale were as follows:

	2006	2005	2004

Proceeds	$0	$6,127	$0
Gross gains	0	0	0
Gross losses	0	(169)	0
     Contractual maturities of debt securities available for sale at year-end 2006 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$180,677
Due after one year through five years	81,400
Due after five years through ten years	1,717
Due after ten years	9,970

273,764
Mortgage-backed securities	1,863
Equity securities	3,429

Total	$279,056

     Securities issued by U.S. government-sponsored entities with call options totaled $174,643,000 and $187,328,000 at December 31, 2006 and 2005.
     Securities carried at $160,846,000 and $189,697,000 at year-end 2006 and 2005, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
50   |   Northern States Financial Corporation   |   Annual Report 2006

Note 2 — Securities (Cont’d)
(Table Amounts in Thousands of Dollars, except per share data)
     As of December 31, 2006, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB) and the Federal Farm Credit Bank (FFCB), that exceeded 10% of consolidated stockholders’ equity. The Company holds securities issued by municipalities within various states with no state’s aggregate total exceeding 10% of consolidated stockholders’ equity.
     Securities with unrealized losses at year-end 2006 and 2005 aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at year-end 2006 and 2005 are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$999	$(1)	$0	$0	$999	$(1)
U.S. government-sponsored entities	53,944	(240)	197,661	(2,177)	251,605	(2,417)
States and political subdivisions	5,443	(48)	1,196	(22)	6,639	(70)
Mortgage-backed securities	522	(9)	646	(16)	1,168	(25)
Equity securities	0	0	3,429	(84)	3,429	(84)

Total temporarily impaired	$60,908	$(298)	$202,932	$(2,299)	$263,840	$(2,597)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$993	$(3)	$0	$0	$993	$(3)
U.S. government-sponsored entities	57,067	(243)	192,781	(5,342)	249,848	(5,585)
States and political subdivisions	1,069	(3)	2,880	(72)	3,949	(75)
Mortgage-backed securities	817	(2)	1,724	(33)	2,541	(35)
Equity securities	3,311	(56)	0	0	3,311	(56)

Total temporarily impaired	$63,257	$(307)	$197,385	$(5,447)	$260,642	$(5,754)

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
Northern States Financial Corporation   |   Annual Report 2006    |    51

Note 3 — Loans
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Year-end loans were as follows:

	2006	2005

Commercial	$47,400	$58,802
Real estate-construction	46,806	42,567
Real estate-mortgage 1-4 family	36,352	38,145
Real estate-mortgage 5+ family	38,735	29,426
Real estate-mortgage commercial	169,064	185,219
Home equity	25,936	31,226
Leases	5,502	10,585
Installment	4,309	5,136

Total loans	374,104	401,106

Less:
Deferred loan fees	(389)	(604)

Loans, net of deferred loan fees	373,715	400,502
Allowance for loan losses	(7,162)	(10,618)

Loans, net	$366,553	$389,884

     Impaired loans were as follows:

	2006	2005	2004

Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$2,397	$8,083	$608
Year-end impaired loans and leases with allowance for loan and lease losses allocated	7,103	23,971	29,279

Total impaired loans and leases at year-end	$9,500	$32,054	$29,887

Amount of the allowance allocated to impaired loans and leases	$3,301	$7,646	$5,177
Average of impaired loans and leases during the year	24,355	29,285	20,177
Interest income recognized on impaired loans and leases during impairment, all on the cash basis	1,107	941	132
     Nonperforming loans and leases were as follows:

	2006	2005	2004

Nonaccrual loans and leases	$8,064	$21,554	$19,131
Loans and leases past due over 90 days and still accruing interest	118	358	343

Total nonperforming loans	$8,182	$21,912	$19,474

     The Company previously disclosed its involvement in certain lease pools purchased in 2000 and 2001 from Commercial Money Center (“CMC”). These lease pools were secured by both the leased equipment as well as insurance policies issued by ACE/Illinois Union and surety bonds issued by RLI Insurance Company. The Company entered litigation to seek performance by the insurance companies under the terms of the insurance policies and surety bonds. On October 31, 2005, the court directed all parties involved in the CMC litigation to engage in mediation to resolve the issue. As previously disclosed, the Company and NorStates Bank entered into a Settlement Agreement, Mutual Release and Policy Rescission with ACE/Illinois Union dated as of February 1, 2006 upon approval of the court of the agreement on May 17, 2006. As a result of the settlement, the balance of the Company’s nonaccrual loans and leases was reduced by $5.2 million during the quarter ended June 30, 2006.
52   |   Northern States Financial Corporation   |   Annual Report 2006

Note 3 — Loans (Cont’d)
(Table Amounts in Thousands of Dollars, except per share data)
     The Company was unable to come to an agreement through mediation with RLI Insurance Company on the lease pools that RLI Insurance Company had issued surety bonds. The Company is pursuing litigation against RLI Insurance Company at year-end 2006. RLI Insurance Company’s latest A. M. Best ratings are “A+”. At December 31, 2006, the Company had approximately $4.0 million in CMC lease pools that RLI had issued surety bonds on of which the Company has $2.0 million of its allowance for loan leases losses allocated.
     Related party loans were as follows:

2006

Total loans at beginning of year	$2,700
New loans	633
Repayment	(1,646)
Other changes	(2)

Total loans at end of year	$1,685

     There were real estate-mortgage commercial loans to the hotel industry with a carrying value of $18,279,000 and $23,923,000 at December 31, 2006 and 2005.
     There were no loans held for sale at year-end 2006 and 2005.
Note 4 — Allowance For Loan and Lease Losses
     Activity in the allowance for loan losses for the year ended December 31, follows:

	2006	2005	2004

Balance at beginning of year	$10,618	$7,812	$4,383
Addition due to acquisition	0	0	805
Provision charged to operating expense	0	3,428	4,625
Loans charged off	(3,567)	(824)	(2,032)
Recoveries on loans previously charged-off	111	202	31

Balance at end of year	$7,162	$10,618	$7,812

Northern States Financial Corporation    |   Annual Report 2006    |    53

Note 5 — Office Buildings and Equipment
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Office and equipment consisted of the following at December 31, 2006 and 2005:

	2006	2005

Land	$2,895	$2,895
Office buildings and improvements	12,156	11,763
Furniture and equipment	3,608	4,527

Total cost	18,659	19,185
Accumulated depreciation	(9,265)	(9,758)

Net book value	$9,394	$9,427

     Depreciation expense amounted to $581,000 in 2006, $545,000 in 2005, and $568,000 in 2004.
Note 6 — Goodwill and Core Deposit Intangible Assets
     The change in goodwill during the year is as follows:

	2006	2005	2004

Balance at beginning of year	$9,522	$9,522	$85
Acquired goodwill — First State Bank of Round Lake	0	0	9,437
Impairment	0	0	0

Balance at end of year	$9,522	$9,522	$9,522

     The core deposit intangible asset arising from the First State Bank of Round Lake acquisition on January 5, 2004 was recorded at $3,246,000. Amortization expense was $464,000 in 2006, 2005 and 2004. The core deposit intangible is being amortized on the straight-line method over seven years with four years remaining.
     Acquired intangible assets were as follows as of year end:

	2006			2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit intangible	$3,246	$1,392	$1,854	$3,246	$928	$2,318

     Amortization for each of the next four years follows:

2007	$464
2008	464
2009	464
2010	462
54    |     Northern States Financial Corporation    |   Annual Report 2006

Note 7 — Deposits
(Table Amounts in Thousands of Dollars, except per share data)
     At year-end 2006, stated maturities of time deposits were:

2007	$176,049
2008	52,779
2009	19,659
2010	10,398

$258,885

     Related party deposits at year-end 2006 and 2005 totaled $20,933,000 and $12,114,000.
     Brokered deposits at year-end 2006 and 2005 totaled $44,475,000 and $49,758,000.
Note 8 — Borrowings
     Securities sold under agreements to repurchase totaled $86,775,000 and $73,093,000 at year-end 2006 and 2005. These repurchase agreements were secured by U.S. government-sponsored agency securities with a carrying amount of $89,422,000 and $77,683,000 at December 31, 2006 and 2005.
     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase and federal funds purchased is summarized as follows:

	2006	2005

Average daily balance during the year	$70,730	$62,799
Average interest rate during the year	4.63%	2.97%
Maximum month end balance during the year	$86,775	$78,981
Weighted average interest rate at year-end	5.06%	3.80%
     Related party securities sold under repurchase agreements at year-end 2006 and 2005 totaled $9,370,000 and $7,480,000.
     At year-end 2006, there were two customer relationships in which the customer had securities sold under repurchase agreements that totaled in excess of 10% of equity. One relationship totaled $28,788,000 and had a weighted average maturity of 2 days. The other relationship totaled $10,542,000 and had a weighted average maturity of 1 day in an overnight product.
Northern States Financial Corporation    |   Annual Report 2006    |    55

Note 8 — Borrowings (Cont’d)
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Advances from the Federal Home Loan Bank were as follows at both December 31, 2006 and 2005:

2006

Fixed rate, maturity at January 5, 2007, 5.39%	$5,000
Fixed rate, maturity at August 9, 2007, 3.90%	6,500

Total	$11,500

2005

Fixed rate, maturity at August 9, 2007, 3.90%	$6,500

Total	$6,500

     Subsequent to year-end 2006, on January 5, 2007 the $5,000,000 advance matured and the Bank borrowed $10,000,000 at the Federal Home Loan Bank which it paid in full at maturity on February 5, 2007.
     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB. At December 31, 2006, additional collateral included pledged securities carried at $3,969,000 and holdings of FHLB stock.
     At December 31, 2006 and December 31, 2005 there were no federal funds purchased.
Note 9 — Subordinated Debentures
     On September 15, 2005, the Company issued $10 million of trust preferred securities through Northern States Statutory Trust I, an unconsolidated wholly-owned grantor trust. The Company issued $10 million of subordinated debentures to Northern States Statutory Trust I, which in turn issued $10 million of trust preferred securities. The subordinated debentures mature in September 2035, and at December 31, 2006 bear interest at a rate of 6.673%. At December 31, 2005, the subordinated debenture carried a rate of 6.239%. From December 2005 until September 15, 2010, the subordinated debentures bear interest at a rate equal to the sum of the product of 50% times the 3-month London Interbank Offered Rate (LIBOR) plus 1.80%, plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month LIBOR plus 1.80%. The 3-month LIBOR rate used at December 31, 2006 was 5.360%. For the years ended December 31, 2006 and 2005, interest expense on the subordinated debentures were $662,000 and $178,000. The Company has the option to defer interest payments on the subordinated debentures at any time for up to 5 years. The subordinated debentures are redeemable by the Company at any time commencing in 2010 at par.
     Regulations allow bank holding companies and banks to include subordinated debentures, subject to some limitations, as a component of capital for the purpose of meeting certain regulatory requirements. In September 2005, the Company contributed $2.0 million of the proceeds from the trust preferred securities and related subordinated debentures to the Bank in order to increase the Bank’s capital.
56    |     Northern States Financial Corporation    |   Annual Report 2006

Note 10 — Income Taxes
(Table Amounts in Thousands of Dollars, except per share data)
     A summary of federal and state income taxes on operations follows:

	2006	2005	2004

Current payable tax:
Federal	$794	$1,794	$2,400
State	0	0	48
Deferred tax	95	(1,263)	(912)

Provision for income taxes	$889	$531	$1,536

     The components of deferred tax assets and liabilities at December 31, 2006 and 2005 follow:

	2006	2005

Deferred tax assets:
Allowance for loan and lease losses	$2,670	$3,929
Deferred compensation and directors’ fees	84	82
Net operating loss carry forward for state income tax purposes	368	67
Other items	195	0
Unrealized net loss on securities available for sale	982	2,204

Gross deferred tax assets	4,299	6,282

Deferred tax liabilities:
Depreciation	(562)	(506)
Federal Home Loan Bank stock dividends	(195)	(281)
Deferred loan fees	(130)	(256)
Basis difference in acquired assets	(919)	(1,148)
Other items	(79)	(360)

Gross deferred tax liabilities	(1,885)	(2,551)

Net deferred tax asset (liability)	$2,414	$3,731

     No valuation allowance is required for deferred tax assets.
     In 2006, the Company generated a net operating loss for state income tax purposes of approximately $7,600,000, which will be carried forward to reduce future taxable income. The net operating loss carried forward will expire in 2019 if it is not utilized.
     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2006	2005	2004

Income tax calculated at statutory rate (34%)	$1,354	$890	$1,883
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(103)	(125)	(203)
State income tax, net of federal tax benefit	(204)	(242)	(117)
Tax credits from low income housing investments	(80)	(80)	(80)
Other items, net	(78)	88	53

Provision for income taxes	$889	$531	$1,536

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2006 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,269,000 of deferred tax liability.
Northern States Financial Corporation    |   Annual Report 2006     |    57

Note 11 — Commitments , Off-Balance Sheet Risk, and Contingencies
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     At year-end 2006 and 2005, reserves of $6,663,000 and $5,790,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
     Cash and cash equivalents at December 31, 2006 and 2005 included $21,040,000 and $17,021,000 at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.
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
     A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:

	2006	2005

Unused lines of credit and commitments to make loans:
Fixed rate	$18,370	$6,892
Variable rate	87,091	89,442

Total	$105,461	$96,334

Standby letters of credit	$8,003	$5,156
     Commitments to make loans at a fixed rate have interest rates ranging primarily from 5.25% to 7.75% at December 31, 2006.
     Commitments to make loans to related parties totaled $1,958,000 and $2,601,000 at December 31, 2006 and 2005.
     Other real estate includes a property acquired in 1987 through the receipt of a deed in lieu of foreclosure. This property is a former commercial/industrial site located overlooking Lake Michigan in Waukegan, Illinois, with a carrying value of $1,710,000 at December 31, 2006 and $1,783,000 at December 31, 2005. Environmental remediation costs may be incurred in disposing of this property, and the amount of any such costs may depend on the future use of the property, such as for commercial, residential, or recreational purposes. There is no requirement to undertake any environmental remediation activities. Further, there is no pending or threatened litigation regarding the property’s environmental issues, nor are there any threatened or pending governmental orders, assessments or actions regarding the same. During 2006 a brownfield assessment began with the objective to obtain environmental data needed to determine the appropriate remedial actions, if any, for the property to achieve a “No Further Remediation Letter” from the Illinois EPA Site Remediation Program. The end use of the property is mixed use residential development consistent with the City of Waukegan’s Lakefront Downtown Master Plan. The brownfield assessment has not been completed and more testing is currently being conducted at the site. Until the results of the further testing determine what remedial actions are required, it is not practicable to estimate any remediation costs. Thus, no liability has been recorded for environmental remediation costs.
58     |    Northern States Financial Corporation    |   Annual Report 2006

Note 12 — Fair Values of Financial Instruments
(Table Amounts in Thousands of Dollars, except per share data)
     The following methods and assumptions were used to estimate fair values for financial instruments. For cash, accrued interest receivable and accrued interest payable, carrying value approximates fair value. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and/or information about the issuer. For loans, leases, deposits, securities sold under repurchase agreements, fixed rate FHLB advances and subordinated debentures, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.
     The estimated year end fair values of financial instruments were:

	Carrying	Estimated
2006	Value	Fair Value

Financial Assets:
Cash and cash equivalents	$29,986	$29,986
Securities available for sale	279,056	279,056
Loans and leases, net	366,553	368,203
Federal Home Loan Bank stock	1,445	1,445
Accrued interest receivable	4,235	4,235

Financial Liabilities:
Deposits	$(522,596)	$(522,621)
Securities sold under repurchase agreements	(86,775)	(86,775)
Federal Home Loan Bank term advances	(11,500)	(11,436)
Subordinated debentures	(10,000)	(9,963)
Advances from borrowers for taxes and insurance	(794)	(794)
Accrued interest payable	(4,151)	(4,151)

	Carrying	Estimated
2005	Value	Fair Value

Financial Assets:
Cash and cash equivalents	$29,668	$29,668
Securities available for sale	265,067	265,067
Loans and leases, net	389,884	386,276
Federal Home Loan Bank stock	2,086	2,086
Accrued interest receivable	3,901	3,901

Financial Liabilities:
Deposits	$(554,449)	$(551,444)
Securities sold under repurchase agreements	(73,093)	(73,062)
Federal Home Loan Bank term advances	(6,500)	(6,356)
Subordinated debentures	(10,000)	(10,150)
Advances from borrowers for taxes and insurance	(830)	(830)
Accrued interest payable	(3,439)	(3,439)
Northern States Financial Corporation    |    Annual Report 2006   |   59

Note 13 — Regulatory Matters
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
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
     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If inadequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.
     Actual capital levels and minimum required levels were as follows at December 31, 2006 and 2005:

					Minimum Required to be
			Minimum Required		Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount		Ratio

2006

Total Capital (to risk weighted assets)
Consolidated	$77,478	16.39%	$37,811	8.00%	N/A
NorStates Bank	71,124	15.08	37,725	8.00	$47,156		10.00%
Tier I Capital (to risk weighted assets)
Consolidated	71,555	15.14	18,905	4.00	N/A
NorStates Bank	65,246	13.84	18,862	4.00	28,293		6.00
Tier I Capital (to average assets)
Consolidated	71,555	10.23	27,968	4.00	N/A
NorStates Bank	65,246	9.32	27,945	4.00	34,931		5.00

2005

Total Capital (to risk weighted assets)
Consolidated	$78,539	16.14%	$38,936	8.00%	N/A
NorStates Bank	70,167	14.42	38,915	8.00	$48,644		10.00%
Tier I Capital (to risk weighted assets)
Consolidated	72,399	14.88	19,468	4.00		N/A
NorStates Bank	64,030	13.16	19,458	4.00	29,186		6.00
Tier I Capital (to average assets)
Consolidated	72,399	9.74	29,733	4.00		N/A
NorStates Bank	64,030	8.61	29,730	4.00	37,163		5.00
     The Company and its subsidiary, NorStates Bank, at year end 2006 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.
     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from its subsidiaries. The subsidiaries are subject to certain restrictions on the amount of dividends that they may declare without regulatory approval. At December 31, 2006, $23,968,000 of NorStates Bank’s retained earnings was available for dividend declaration without prior regulatory approval.
60    |   Northern States Financial Corporation   |    Annual Report 2006

Note 14 — Earnings Per Share And Capital Matters
(Table Amounts in Thousands of Dollars, except per share data)
     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:

	2006	2005	2004

Average outstanding common shares	4,279,154	4,295,105	4,302,329

     The Company has no dilutive shares.
     Information related to stockholders’ equity at December 31, 2006 and 2005 follows:

	2006	2005

Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued shares	4,472,255	4,472,255
Outstanding shares	4,233,105	4,295,105
Treasury shares	239,150	177,150
     In April 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan were purchased. The Company, at year-end 2006, may purchase 160,850 shares of stock under the February 2003 program.
     Subsequent to year-end 2006, the Company purchased 30,000 shares as Treasury Stock, increasing Treasury shares to 269,150 shares and has 130,850 shares remaining that are allowable to purchase under the February 2003 program.
Northern States Financial Corporation    |    Annual Report 2006   |   61

Note 15 — Parent Company Condensed Financial Statements
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2006	2005
Assets
Cash on deposit at subsidiary bank — noninterest bearing	$5,837	$8,271
Interest-bearing deposits in unaffiliated bank	46	44

Total cash and cash equivalents	5,883	8,315
Investment in wholly-owned subsidiary bank	75,068	72,354
Goodwill	85	85
Other assets	547	413

Total assets	$81,583	$81,167

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$120	$415
Subordinated debentures	10,000	10,000

Total liabilities	10,120	10,415
Stockholders’ equity	71,463	70,752

Total liabilities and stockholders’ equity	$81,583	$81,167

Condensed Statements of Income
Years Ended December 31,	2006	2005	2004

Operating Income
Dividends from NorStates Bank	$2,650	$2,958	$26,544
Interest income	2	1	0

Total operating income	2,652	2,959	26,544

Operating Expenses
Interest expense	662	178	0
Other operating expenses	292	236	209

Total operating expenses	954	414	209

Income before income taxes and equity in undistributed (overdistributed) earnings of NorStates Bank	1,698	2,545	26,335
Income tax benefit	369	160	30

Income before equity in undistributed (overdistributed) earnings of NorStates Bank	2,067	2,705	26,365
Equity in undistributed (overdistributed) earnings of NorStates Bank	1,025	(618)	(22,364)

Net income	$3,092	$2,087	$4,001

62    |   Northern States Financial Corporation   |    Annual Report 2006

Note 15 — Parent Company Condensed Financial Statements (Cont’d)
(Table Amounts in Thousands of Dollars, except per share data)

Condensed Statements of Cash Flows
Years ended December 31,	2006	2005	2004

Cash flows from operating activities
Net income	$3,092	$2,087	$4,001
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) overdistributed earnings of NorStates Bank	(1,025)	618	22,364
(Increase) decrease in other assets	(133)	(88)	(220)
Increase (decrease) in other liabilities	(295)	141	153

Net cash from operating activities	1,639	2,758	26,298

Cash flows from investing activities
Capital infusion to NorStates Bank	0	(2,000)	0
Acquisition of First State Bank of Round Lake	0	0	(21,408)

Net cash from investing activities	0	(2,000)	(21,408)

Cash flows from financing activities
Purchases of treasury stock	(1,301)	0	(272)
Subordinated debentures issued	0	10,000	0
Dividends paid	(2,770)	(2,663)	(4,732)

Net cash from financing activities	(4,071)	7,337	(5,004)

Increase (decrease) in cash and cash equivalents	(2,432)	8,095	(114)
Cash and cash equivalents at beginning of year	8,315	220	334

Cash and cash equivalents at end of year	$5,883	$8,315	$220

Note 16 — Other Comprehensive Income (Loss)
     Other comprehensive income components and related taxes were as follows:

	2006	2005	2004

Unrealized holding gains (losses) on securities available for sale	$3,157	$(3,194)	$(1,868)
Less reclassification adjustments for gains recognized in income	0	(169)	0

Net unrealized gains (losses)	3,157	(3,025)	(1,868)
Tax effect	(1,222)	1,171	724

Other comprehensive income	$1,935	$(1,854)	$(1,144)

Northern States Financial Corporation    |    Annual Report 2006   |   63

Note 17 — Quarterly Financial Data (Unaudited)
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004

	Interest	Net Interest	Net
2006	Income	Income	Income	Earnings per Share

First quarter	$8,751	$4,020	$543	$0.13
Second quarter (1)	9,141	4,342	912	0.21
Third quarter	9,426	3,889	721	0.17
Fourth quarter (2)	9,315	3,687	916	0.21

	$36,633	$15,938	$3,092	$0.72

	Interest	Net Interest	Net
2005	Income	Income	Income	Earnings per Share

First quarter	$8,582	$5,616	$1,025	$0.24
Second quarter (3)	8,655	5,113	587	0.14
Third quarter (4)	8,780	4,600	135	0.03
Fourth quarter (5)	9,039	4,355	340	0.08

	$35,056	$19,684	$2,087	$0.49

(1)	During the second quarter 2006, there was the one time cash basis collection of $307,000 on nonaccrual lease pools.

(2)	During the fourth quarter 2006, the Company recognized a gain of $491,000 on the sale of other real estate owned. During the fourth quarter 2006, the Company reduced other operating income by $175,000 due to decreased ATM service charge income from the correction of bookkeeping errors. An additional $62,000 increased the other operating expenses due to other ATM related issues.

(3)	During the second quarter 2005, a write-down of other real estate owned occurred in the amount of $1,067,000 to reflect the decrease in the market value of those properties.

(4)	During the third quarter 2005, a provision for loan and lease losses in the amount of $1,700,000 was made due to increased allocations of the allowance for loan and lease losses to two loan relationships that experienced credit quality issues. These loans had balances of $10.5 million at September 30, 2005.

(5)	During the fourth quarter 2005, a provision for loan and lease losses in the amount of $1,000,000 was made primarily due to deterioration in the valuation of collateral securing troubled loan relationships and on a loan relationship totaling $4.2 million where the principal borrowers declared personal bankruptcy.
64    |   Northern States Financial Corporation   |    Annual Report 2006

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
     The following table summarizes estimated fair value of the assets acquired and liabilities assumed at January 5, 2004:

January 5, 2004

Cash and cash equivalents	$21,042
Securities available for sale	13,810
Loans	70,589
Federal Reserve Bank stock	150
Office buildings and equipment	3,910
Other assets	1,360
Core deposit intangible asset	3,246
Goodwill	9,437

Total assets acquired	123,544

Deposits	99,806
Other liabilities	2,330

Total liabilities acquired	102,136

Net assets acquired	$21,408

     The intangible asset was assigned to core deposits and is being amortized over seven years and at December 31, 2006, has four years remaining to be amortized. Amortization of intangibles expense was $464,000 in 2006, 2005 and 2004.
Northern States Financial Corporation    |    Annual Report 2006   |   65

Note 19 — Adoption of Sec Staff Accounting Bulletin No. 108 (“Sab 108”)
Notes to the Consolidated Financial Statements December 31, 2006, 2005 & 2004
     In September 2006, the SEC staff issued SAB 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements.” The SAB 108 was issued to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. SAB 108 establishes an approach that requires quantification of financial misstatements based on the effects of the misstatements on each of a company’s financial statements and related financial statement disclosures. SAB 108 allows the recording of aggregate cumulative misstatements to be adjusted to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. SAB 108 may be used for the correction of the misstatements if the misstatements are not material to any one year but the cumulative effect of the errors would be material if corrected in 2006.
     In the first quarter of 2007, the Company discovered a bookkeeping error in the posting of its ATM service charge income that affected not only 2006 but prior years as well. This error caused an overstatement to the Company’s reported cash and due from banks and noninterest income. The amount of the overstatement for the periods prior to 2006 totaled $426,000. SAB 108 allows that not only this $426,000 misstatement be corrected, but any other uncorrected misstatements previously identified for prior periods must also be corrected through this adjustment.
     It was determined that the cumulative effect of these misstatements was immaterial from a financial statement perspective for the years prior to 2006, but the cumulative effect of the errors was material to the Company’s 2006 financial statements. In evaluating the materiality and determining the appropriateness of applying SAB 108 to these errors, the Company considered materiality both quantitatively and qualitatively as required by the SEC’s Staff Accounting Bulletin No. 99 “Materiality” (SAB 99). Evaluation of materiality requires the Company to consider all the relevant circumstances including qualitative factors which may cause misstatements of quantitatively small amounts to be material.

	Period in which the
	Misstatement Originated (1)
	Cumulative			Adjustment
	Prior to	Year Ended		Recorded as of
	January 1,	December 31,		January 1,
	2004	2004	2005	2006

ATM fee income (2)	$(163)	$(126)	$(137)	$(426)
Deferred loan costs (3)	143	27	(11)	159
Other real estate owned (4)			(133)	(133)

Effect on pretax income	(20)	(99)	(281)	(400)
Income tax effect (5)	(8)	(38)	(109)	(155)

Effect on net income (6)	$(12)	$(61)	$(172)

Retained earnings				$(245)

(1)	These errors, other than the ATM fee income-related errors, were previously quantified under the roll-over method and management concluded that they were immaterial — both individually and in the aggregate to the consolidated financial statements.

(2)	ATM fee income was overstated due to a bookkeeping error. To correct this error a decrease to cash and due from banks for $426,000 was recorded as of January 1,2006 with a corresponding decrease to retained earnings and tax liability.

(3)	Deferred loan costs from loan originations were understated for periods prior to 2005 and overstated for 2005. Deferred loan origination costs were increased by $159,000 as of January 1, 2006 with a corresponding increase to retained earnings and tax liability in order to correct this misstatement.

(4)	Other real estate owned was incorrectly valued in 2005. A decrease was recorded to other real estate owned of $133,000 to correct this misstatement with a corresponding decrease to retained earnings and tax liability.

(5)	As a result of the misstatements described, the net provision for income tax was overstated by $155,000 using the Company’s effective tax rate of 38.818% and the tax liability was decreased by this amount.

(6)	These accounts represent the net over-statement of net income for each period resulting from these misstatements.

(7)	The amount of $245,000 represents the net reduction to retained earnings as of January 1, 2006 to reflect the initial application of SAB 108 and the adjustments described above.
66    |   Northern States Financial Corporation   |    Annual Report 2006

Stockholder Information
Annual Meeting: All stockholders are invited to attend our annual meeting, which will be held at 4:30 P.M., on Thursday, May 17, 2007 in the lobby of NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.
     We look forward to meeting all stockholders and welcome your questions at the annual meeting. Any stockholders unable to attend this year’s meeting are invited to send questions and comments in writing to Fred Abdula, Chairman of the Board, Chief Executive Officer and President at Northern States Financial Corporation.
Form 10-K: Stockholders who wish to obtain a copy at no charge of Northern States Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, may do so by writing Thomas M. Nemeth, Vice President & Treasurer, at Northern States Financial Corporation.
For Further Information: Stockholders and prospective investors are welcome to call or write Northern States Financial Corporation with questions or requests for additional information. Please direct inquiries to:
Thomas M. Nemeth
Vice President & Treasurer
Northern States Financial Corporation
1601 N. Lewis Avenue
Waukegan, Illinois 60085
(847) 244-6000 ext. 269
Transfer Agent, Registrar & Dividend Disbursement: Stockholders with a change of address or related inquiries should contact:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
(800) 937-5449
Quarterly Calendar: The Company operates on a fiscal year ending December 31. Quarterly results are announced within 40 days after the end of each quarter, and audited results are announced 60 days after year-end.
     Semi-annual Dividend Dates: Dividends are expected to be announced and paid on the following schedule during 2007:

Half	Record Date	Payment Date

First	May 15	June 1
Second	November 15	December 3
Stock Market Information: The common stock of Northern States Financial Corporation is traded on the NASDAQ Capital Market under the ticker symbol NSFC. Stock price quotations are published, when traded, in The Wall Street Journal. The stock is commonly listed as NthnStat. On various internet sites that provide stock price information the stock is commonly listed as NSFC.
     As of March 14, 2007, there were 6,500,000 common shares authorized; 4,472,255 common shares issued and 4,203,105 outstanding; held by approximately 333 registered stockholders.
     As of February, 28, 2007, the following security firms indicated they were maintaining an inventory of Northern States Financial Corporation common stock and are acting as market makers:
Howe Barnes Hoeffer & Arnett, Inc.
Chicago, Illinois
(800) 800-4693 or (312) 655-3000
Anderson & Strudwick, Inc.
Richmond, Virginia
(800) 767-2424 or (804) 643-2400
Price Summary: The following schedule details our stock’s quarterly high and low bid price:

	2006		2005
	High	Low	High	Low
Quarter Ended:
March 31	$25.42	$18.50	$29.65	$26.56
June 30	23.27	17.00	30.50	26.03
September 30	19.80	16.00	26.80	23.00
December 31	21.26	18.75	24.02	16.71

		2007
	High		Low
For the First Quarter:
(through March 12, 2007)	$22.20		$18.80
Cash Dividends: Northern States Financial Corporation pays semi-annual cash dividends in June and December. Uninterrupted cash dividends have been paid since the Company’s formation in 1984. The table below shows semi-annual cash dividends per share for the past six years.

	June 1	December 1	Total

2001	$.48	$.52	$1.00
2002	.53	.53	1.06
2003	.54	.54	1.08
2004	.55	.55	1.10
2005	.55	.07	.62
2006	.30	.35	.65
Independent Auditors:
Plante & Moran, PLLC
Chicago, Illinois
Northern States Financial Corporation    |    Annual Report 2006   |   67