Form 10-K, Exhibit 13
period 2007-12-31
NORTHERN STATES FINANCIAL CORP /DE/
filed 2008-03-14
CIK 744485

EXHIBIT 13
PORTIONS OF NORTHERN STATES
FINANCIAL CORPORATION
ANNUAL REPORT TO STOCKHOLDERS
FOR THE YEAR ENDED
DECEMBER 31, 2007

Selected Consolidated Financial Data

($ 000’s) except per share data
As of or for the
Year Ended December 31,	2007	2006	2005	2004	2003

Income Statement Data:
Interest income	$38,421	$36,633	$35,056	$32,092	$27,007
Interest expense	20,060	20,695	15,372	9,859	9,403

Net interest income	18,361	15,938	19,684	22,233	17,604
Provision for loan and lease losses	81	0	3,428	4,625	1,030

Net interest income after provision for loan and lease losses	18,280	15,938	16,256	17,608	16,574
Noninterest income	5,038	5,346	4,370	4,552	4,050
Noninterest expenses	16,830	17,303	18,008	16,623	12,210

Income before income taxes	6,488	3,981	2,618	5,537	8,414
Provision for income taxes	2,100	889	531	1,536	2,888

Net income	$4,388	$3,092	$2,087	$4,001	$5,526

Balance Sheet Data:
Cash, non-interest bearing	$14,273	$19,023	$23,586	$20,292	$18,403
Investments (1)	164,083	291,464	273,235	262,074	302,497
Loans and leases, net	431,128	366,553	389,884	434,750	353,843
All other assets	28,672	32,969	35,823	32,468	14,876

Total Assets	$638,156	$710,009	$722,528	$749,584	$689,619

Deposits	$480,959	$522,596	$554,449	$589,344	$493,132
Securities sold under repurchase agreements and other borrowings (2)	66,797	86,775	73,093	74,764	109,867
Federal Home Loan Bank advances	0	11,500	6,500	6,500	6,500
Subordinated debentures	10,000	10,000	10,000	0	0
All other liabilities	6,946	7,675	7,734	5,794	4,791
Stockholders’ equity	73,454	71,463	70,752	73,182	75,329

Total Liabilities and Stockholders’ Equity	$638,156	$710,009	$722,528	$749,584	$689,619

Per Share Data:
Basic and diluted earnings per share	$1.05	$0.72	$0.49	$0.93	$1.28
Cash dividends declared	0.72	0.65	0.62	1.10	1.08
Book value (at end of year)	17.58	16.88	16.47	17.04	17.50

Selected Financial and Other Ratios:
Return on average assets	0.66%	0.44%	0.28%	0.51%	0.87%
Return on average equity	6.06	4.36	2.90	5.44	7.23
Average stockholders’ equity to average assets	10.83	10.03	9.62	9.47	12.01
Tax equivalent interest spread	2.38	1.89	2.49	2.88	2.59
Tax equivalent net interest income to average earning assets	2.96	2.41	2.83	3.08	2.91
Nonperforming assets to total assets	2.33	1.57	3.65	3.24	3.41
Dividend payout ratio (3)	68.55	89.59	127.60	118.27	84.15

(1)	Includes interest bearing deposits in other financial institutions, federal funds sold, securities available for sale and Federal Home Loan Bank and Federal Reserve Bank stock.

(2)	Securities sold under repurchase agreements and federal funds purchased.

(3)	Total cash dividends divided by net income.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following is a discussion and analysis of Northern States Financial Corporation’s (the “Company”) financial position and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. The Company has one wholly owned subsidiary, NorStates Bank (the “Bank”). The Bank has one wholly owned subsidiary, Northern States Community Development Corporation (“NSCDC”), which was formed during 2002 to develop and sell one parcel of other real estate owned that was contributed by the Bank in 2002.
     It should be noted that the Bank dissolved its wholly owned subsidiary Waukegan Hotels, LLC (“WHLLC”), during the second quarter, 2007. The Bank formed WHLLC in 2006 in order to operate two motels that had been foreclosed upon and were being carried as other real estate owned. These properties were sold in the fourth quarter of 2006 and all liabilities were settled in the first quarter of 2007.
     The Bank is a commercial banking company that provides traditional banking services to corporate, retail and civic entities in its market as well as mortgage banking services. In addition, the Bank provides trust services.
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
     The statements contained in this management’s discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identifiable by the use of the words “believe”, “expect”, “intend”, “estimate” or similar expressions. The Company cautions readers of this Annual Report that a number of important factors could cause the Company’s actual results in 2008 and beyond to differ materially from those expressed in any such forward-looking statements.
Overview
     In 2007 the Company focused on improving its profitability. Net income for the Company for 2007 was $4,388,000, or $1.05 per share, compared with $3,092,000, or $.72 per share for 2006, an increase of 41.9%. On a per share basis, 2007’s earnings increased 45.8% over 2006. The results were achieved by restructuring its balance sheet to increase its net interest income and by containing costs.
     The balance sheet was restructured as the Company increased loans, decreased lower earning securities investments and decreased higher cost deposits and borrowings. Total assets at year-end 2007 were $638.2 million, decreasing $71.8 million or 10.1% from $710.0 million at year-end 2006 due to the restructuring.
     Loans, the highest earning asset of the Company, increased $62.0 million or 16.6% at year-end 2007 to $435.7 million as compared with $373.7 million at year-end 2006. The Company’s securities at year-end 2007 declined $125.8 million to $153.3 million from $279.1 million at year-end 2006. Deposits declined $41.6 million in 2007 as higher cost time deposits of $100,000 and over decreased $18.8 million and money market accounts decreased $13.7 million. NOW and savings deposits also declined in 2007 by $6.8 million and $6.9 million, respectively. At year-end 2007 higher cost borrowings in securities sold under repurchase agreements declined $20.0 million and Federal Home Loan Bank term advances decreased $11.5 million.
     The restructuring of the Company’s balance sheet contributed to the increase to the Company’s net interest income of $2.4 million in 2007 compared with 2006. Loan interest income increased by $892,000 in 2007 as yields earned on loan balances rose. Although securities earn lower yields than loans and balances of securities decreased in 2007, income earned on securities increased by $855,000 in 2007 as the Company increased the yields earned on its securities portfolio. Average yields earned on taxable investment securities in 2007 increased 104 basis points to 4.43% compared with 3.39% in 2006. This was accomplished by reinvesting funds provided by maturing securities into higher yielding securities. By lowering rates offered on deposits and repurchase agreements in 2007 compared to local competition, the Company was able to decrease 2007’s interest expense by $635,000. The lowered deposit rates contributed to an expected decline in combined deposits and borrowings.
     Noninterest expense also declined by $473,000 in 2007 as compared with 2006 as the Company took steps to contain costs. Contributing to the decrease in noninterest expenses in 2007 was the selling of the Company’s land
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Overview (cont’d)
trust area in 2007 as the profitability of this operation declined. Salaries and employee expense declined $303,000 due to increased efficiencies as the lowered Company asset balances required less staff to service them. The number of full time equivalent employees at December 31, 2007 was lessened to 166 as compared to 180 at December 31, 2006.
     The weakening economy in 2007 contributed to the Company’s increase in nonperforming loans. Nonaccrual loans, loans no longer earning interest due to the customers inability to make contractual payments, were $10.8 million at year-end 2007 as compared to $8.1 million at year-end 2006. Loans that were 90 days past due and still accruing also increased during 2007 to $1.2 million at December 31, 2007 as compared to $118,000 at December 31, 2006. The Company booked a net increase of an $81,000 provision for loan and lease losses during 2007 based on its analysis of the adequacy of its allowance for loan and lease losses.
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
     The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, that is increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the balance for the allowance based on information about specific borrower situations, estimated collateral values and the borrowers’ ability to repay the loan. Management also reviews past loan and lease loss experience, the nature and volume of the portfolio, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgment, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.
     A loan or lease is impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan or lease basis for other loans and leases. If a specific loan or lease is determined to be impaired, a portion of the allowance may be specifically allocated to that loan or lease. The specific allocation is calculated at the present value of estimated cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
     Management estimates the value of other real estate owned based on real estate appraisals to determine the fair value less estimated costs to sell. Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
     The core deposit intangible asset arose from the acquisition of First State Bank of Round Lake in January 2004. The core deposit intangible asset was initially measured at fair value and is being amortized over its estimated useful life. This intangible asset is also assessed at least annually for impairment.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 1 — Analysis of Average Balances, Tax Equivalent Yields and Rates

($ 000’s)
For the Years Ended December 31,	2007			2006			2005

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans and leases (1) (2) (3)	$389,670	$27,867	7.15%	$389,081	$26,958	6.93%	$412,435	$25,758	6.25%
Taxable securities (5)	213,874	9,509	4.43	252,509	8,730	3.39	247,299	8,087	3.21
Securities exempt from federal income taxes (2) (5)	8,336	472	5.66	6,540	355	5.41	8,743	437	5.00
Federal funds sold and other interest earning assets	15,150	812	5.36	14,610	771	5.28	29,973	989	3.30

Interest earning assets (5)	627,030	38,660	6.16	662,740	36,814	5.52	698,450	35,271	5.02
Noninterest earning assets	41,556			44,452			49,314

Average assets (4) (5)	$668,586			$707,192			$747,764

Liabilities and stockholders’ equity
NOW deposits	$47,433	357	0.75	$52,600	493	0.94	$58,084	548	0.94
Money market deposits	75,684	2,757	3.64	74,995	2,938	3.92	62,922	1,315	2.09
Savings deposits	65,323	493	0.75	74,914	724	0.97	83,114	896	1.08
Time deposits	251,589	12,112	4.81	280,154	12,341	4.41	327,848	10,236	3.12
Other borrowings	90,452	4,341	4.80	87,271	4,199	4.81	75,353	2,377	3.15

Interest bearing liabilities	530,481	20,060	3.78	569,934	20,695	3.63	607,321	15,372	2.53

Demand deposits	57,775			58,470			61,802
Other noninterest bearing liabilities	7,953			7,877			6,689
Stockholders’ equity	72,377			70,911			71,952

Average liabilities and stockholders’ equity	$668,586			$707,192			$747,764

Net interest income		$18,600			$16,119			$19,899

Net interest spread			2.38%			1.89%			2.49%

Net yield on interest earning assets (5)			2.96%			2.41%			2.83%

Interest-bearing liabilities to earning assets ratio			84.60%			86.00%			86.95%

(1)	Interest income on loans includes loan origination and other fees of $398,000 for 2007, $343,000 for 2006, and $552,000 for 2005.

(2)	The financial statement reported interest income is adjusted by the tax equivalent adjustment amount utilizing a 34% rate on federally tax-exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $78,000, $61,000 and $66,000 for the years ended 2007, 2006 and 2005. The tax equivalent adjustment reflected in the above table for municipal securities is approximately $161,000, $120,000 and $149,000 for the years ended 2007, 2006 and 2005.

(3)	Nonaccrual loans are included in average loans.

(4)	Average balances are derived from the average daily balances.

(5)	Rate information was calculated based on the average amortized cost for securities. The 2007, 2006 and 2005 average balance information includes an average unrealized loss for taxable securities of ($965,000), ($4,714,000) and ($4,412,000). The 2007, 2006 and 2005 average balance information includes an average unrealized gain (loss) of ($6,000), ($17,000) and $2,000 for tax-exempt securities. Average taxable securities includes Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock.
Annual Report 2007
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
     Table 1, “Analysis of Average Balances, Tax Equivalent Yields and Rates”, shows a comparison of net interest income, on a fully tax equivalent basis, and average volumes, together with effective yields earned on such assets and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the cost of funds.
     The Company’s net interest income for 2007, on a fully tax equivalent basis, was $18.6 million increasing by $2.5 million compared to net interest income for 2006 of $16.1 million. The major factor causing net interest income on a tax equivalent basis to increase in 2007 was the increase to the yields on the Company’s loan and investment portfolios while rates paid for deposits and borrowings were reduced or contained. In 2007, the interest rates on the Company’s average interest earning assets were 6.16% increasing 64 basis points from 5.52% in 2006, outpacing rates paid on average interest bearing liabilities that increased by only 15 basis to 3.78% in 2007 compared to 3.63% in 2006.
     Rates earned on interest earning assets and paid on interest bearing liabilities are affected by changes in market interest rates that are generally indicated by the changes in the prime lending rate. In 2007 the prime rate began the year at 8.25% where it remained until September when it was reduced 50 basis points and further lowered 25 basis points in October and 25 basis points again in December. At year-end 2007 the prime lending rate stood at 7.25%. The decreased prime rate is expected to lower loan yields in 2008 as at December 31, 2007 the Company has $148.1 million in loans that mature or reprice within 90 days. In 2006, the prime rate began the year at 7.25% and increased four times, at .25% each time, until at midyear 2006 it was 8.25%. In 2005, the prime rate began the year at 5.25% and increased eight times, at .25% each time, until at year-end it was 7.25%.
     Loans are the asset of the Company that generate the most interest income and earn the highest interest rates for the Company. Average loan balances for the Company increased slightly by $589,000 in 2007 to $389.7 million from 2006 loan levels. Average loan balances in 2007 were only slightly more than 2006 average loan balances as most of the Company’s loan growth came towards year-end 2007. During 2006 average loans decreased by $23.4 million from 2005 due to payments received on nonperforming loans and lower loan demand. Loan interest income on a fully tax equivalent basis increased $909,000 in 2007 from 2006 after increasing $1.2 million from 2005. Table 1 shows that loans earned a yield of 7.15% in 2007 increasing from 6.93% in 2006 and 6.25% in 2005.
     Table 2, ”Analysis of Changes in Interest Income and Expense” shows that loan interest income in 2007 compared with 2006 increased $868,000 due to increased rates earned on loans. The table shows that loan interest income in 2007 increased only $41,000 in 2007 due to the increase in average loan balances (volume). The 2007 yields earned on loans increased as the prime lending rate was at its peak level of the past three years for the most months during 2007. Most new loans originated in 2007 were made in rates in excess of 7.00%, which also contributed to the higher loan yields in 2007.
     Table 1 shows that the Company’s taxable securities averaged $213.9 million in 2007 and decreased $38.6 million from $252.5 million in 2006 after increasing $5.2 million from 2005. Taxable securities earned yields of 4.43% in 2007 increasing from yields earned in 2006 and 2005 on taxable securities of 3.39% and 3.21%.
     Average levels of tax-exempt securities in 2007, as shown in Table 1, totaled $8.3 million, an increase of $1.8 million over 2006 levels after declining $2.2 million from 2005. Yields on tax-exempt securities also increased in 2007 to 5.66% as compared with yields earned of 5.41% in 2006 and 5.00% in 2005.
     The Company was able to increase the yields earned on its securities in 2007 as it had the opportunity to reprice a large portion of its lower yielding securities portfolio through maturities or calls during 2007. Securities were purchased in 2007 that yielded higher interest rates due to generally higher market interest rates. The statement of cash flows shows that proceeds from maturities and calls during 2007 were $247.3 million while purchases of securities totaled $118.5 million. During 2006 and 2005 the Company had maturities and calls of securities of only $108.4 million and $95.1 million, respectively. Table 4 shows that at December 31, 2007 the Company’s securities portfolio carried an average yield of 5.35%, an increase of 155 basis points from December 31, 2006 when the average securities yield was only 3.80%.
     During 2007, the Company carefully reviewed the rates paid on its deposits and other borrowings such as repurchase agreements. Rates paid on the Company’s NOW, money market accounts and savings deposits in 2007 decreased 19, 28 and 22 basis points from 2006. Although rates paid on time deposits increased 40 basis points in 2007 compared with 2006, management sought to contain its costs by offering lower time deposit rates in 2007 compared with rates offered by its competitors.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Net Interest Income (cont’d)
     The lower rates offered by the Company caused levels of average interest bearing liabilities to decline by $39.5 million in 2007 compared to 2006. Table 2 shows that the decreased balances of interest bearing deposits and other borrowings (volume) in 2007 accounted for a $1.3 million reduction in interest expense compared to 2006 while increased interest expense related to rate was only $634,000.
     Net interest income on a fully tax equivalent basis for 2006 decreased from 2005 by $3.8 million. The decrease in 2006 was due to declining loan balances, stagnant rate growth for taxable securities and increasing rates on deposits and borrowings. The net interest spread in 2006 declined 60 basis points from 2005 as yields on earning assets failed to keep pace with rates paid on interest bearing liabilities. Yields on taxable securities did not increase significantly in 2006 as many of the securities were purchased in previous years when rates were lower and they were not scheduled to mature until 2007.
     It is estimated that short-term interest rates will continue to decline during 2008 as the Federal Reserve may seek to strengthen the weakening economy caused by the subprime mortgage problems. However, there is always the possibility that the Federal Reserve could increase short-term interest rates to fight off inflation due to higher energy prices. The Company, through its management of interest rate risk, expects that interest rate changes will not have a major effect on net interest income in 2008 based on computer simulations of interest rate shocks.
     There are many other factors beyond management’s control that could have a significant impact on net interest income from one period to another. Examples of such factors are: (1) credit demands by customers; (2) fiscal and debt management policy of federal and state governments; (3) monetary policy of the Federal Reserve Board; and (4) changes in regulations.
Table 2 — Analysis of Changes in Interest Income and Expense

($ 000’s)
For the Year Ended December 31	2007 Compared to 2006			2006 Compared to 2005

	Increase (Decrease)			Increase (Decrease)
		Change	Change		Change	Change
	Total	Due to	Due to	Total	Due to	Due to
	Change	Volume	Rate	Change	Volume	Rate

Interest Income
Loans	$909	$41	$868	$1,200	$(1,513)	$2,713
Taxable securities	779	(1,592)	2,371	643	180	463
Securities exempt from federal income taxes	117	100	17	(82)	(116)	34
Federal funds sold and other	41	29	12	(218)	(647)	429

Total interest income	1,846	(1,422)	3,268	1,543	(2,096)	3,639

Interest Expense
NOW deposits	(136)	(45)	(91)	(55)	(51)	(4)
Money market deposits	(181)	27	(208)	1,623	292	1,331
Savings deposits	(231)	(85)	(146)	(172)	(84)	(88)
Time deposits	(229)	(1,319)	1,090	2,105	(1,649)	3,754
Other borrowings	142	153	(11)	1,822	422	1,400

Total interest expense	(635)	(1,269)	634	5,323	(1,070)	6,393

Net Interest Income	$2,481	$(153)	$2,634	$(3,780)	$(1,026)	$(2,754)

Rate/volume variances are allocated to the rate variance and the volume variance on an absolute basis.
The financial statements reported interest income is adjusted by the tax equivalent amount utilizing a 34% rate on federally tax-exempt municipal loans and securities. The tax equivalent adjustment reflected in the above table for municipal loans is approximately $78,000, $61,000 and $66,000 for the years ended 2007, 2006 and 2005. The tax equivalent adjustment refected in the above table for municipal securities is approximately $161,000, $120,000 and $149,000 for the years ended 2007, 2006 and 2005.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 3 — Securities Available for Sale

($ 000’s)
December 31,	2007		2006		2005

		% of		% of		% of
		Total		Total		Total
	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

U.S. Treasury	$1,005	0.66%	$999	0.36%	$993	0.37%
U.S. government-sponsored entities	58,459	38.14	253,252	90.75	250,850	94.64
States and political subdivisions	13,984	9.12	10,513	3.77	7,226	2.73
Mortgage-backed securities	66,393	43.31	1,863	0.67	2,687	1.01
Other bonds	9,808	6.40	9,000	3.22	0	0.00
Equity securities	3,628	2.37	3,429	1.23	3,311	1.25

Total securities available for sale	$153,277	100.00%	$279,056	100.00%	$265,067	100.00%

As of December 31, 2007, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB), the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC), that exceeded 10% of consolidated stockholders’ equity. Although the Company holds securities issued by municipalities within various states, no state’s aggregate total exceeded 10% of consolidated stockholders’ equity.
The Company holds local municipal bonds which, although not rated, are considered low risk investments.
Securities
     The Company maintains a securities portfolio to generate earnings, provide liquidity, assist in the management of the Company’s tax position, aid in the Company’s asset/liability management and accommodate collateral pledging requirements. The Company’s policy is that no undue risks be taken with the securities portfolio and that the safety of the securities is the primary concern of Company management. As such, the Company does not have any auction rate securities.
     All securities of the Company at December 31, 2007 are classified as available for sale. The carrying values of the securities reflect the fair or market value of the securities. The Company classifies its securities as available for sale to provide flexibility in the event that it may be necessary to sell securities to raise cash for liquidity purposes or to adjust the portfolio for interest rate risk or income tax purposes.
     The carrying value of the securities portfolio decreased $125.8 million to $153.3 million at year-end 2007 as compared to $279.1 million at year-end 2006 after increasing $14.0 million at year-end 2006 from 2005. In 2007, the Company’s securities portfolio declined as the Company restructured its balance sheet and increased the yields on its securities portfolio. A majority of the cash flows from the maturity and call of securities in 2007 was used to fund loan growth and to provide funds for deposit decreases.
     During 2007 the Company had the opportunity to restructure its securities portfolio and increase the yields earned because at year-end 2006 the Company had scheduled maturities in 2007 of 65% of its securities portfolio. At year-end 2006, $178.6 million of its U.S. government-sponsored entity securities yielding 3.06% and $2.1 million of its securities issued by states and political subdivisions yielding 5.46% were scheduled to mature in 2007. To assist management with this opportunity, the Company contracted with an investment advisor during 2007.
     The Company changed its mix of securities in 2007 to emulate the mix of securities of the top performing quartile of its peer group. Table 3 shows the result of this strategy in 2007, reflecting that the biggest changes in 2007 were to U.S. government-sponsored entity securities and mortgage-backed securities.
     U.S. government-sponsored entity securities declined $194.8 million to $58.5 million at year-end 2007 compared with 2006 year-end levels. The Company’s percentage of U.S. government-sponsored entity securities to the total securities portfolio declined to 38.1% in 2007 as compared to 90.8% in 2006 and 94.6% in 2005. Mortgage-backed securities increased by $64.5 million in 2007 and increased to 43.3% of the entire securities portfolio as compared with less than 1.0% at year-end 2006.
     Besides changing the mix of its securities portfolio, the Company was able to increase the yields earned on its securities in 2007. At year-end 2007, the average yield of the securities portfolio increased to 5.35% as compared with
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Securities (cont’d)
3.80% at December 31, 2006. This was accomplished by reinvesting funds provided by maturing securities into higher yielding securities as securities market rates were generally 200 basis points higher in 2007 than the yields on the maturing securities.
     The unrealized gain in the securities portfolio was $490,000 at December 31, 2007 compared to a unrealized loss at December 31, 2006 of $2.5 million. The fair values of securities are determined largely by market participants and by the coupon rates on the Company’s portfolio compared to market yields of similar securities at a point in time. At year-end 2007 average yields on the Company’s securities were 155 basis points higher than at December 31, 2006. General market rates were lower at year-end 2007 as illustrated in part by the prime lending rate, which at December 31, 2007 was 7.25% as compared with 8.25% at December 31, 2006. The combination of higher yields on the Company’s securities portfolio combined with lower market rates at year-end 2007 caused a net unrealized gain to the securities portfolio at year-end 2007 as compared with a net unrealized loss at year-end 2006.
     At year-end 2007, $43.0 million of the Company’s U.S. government-sponsored entity securities have call options. Interest rates are expected to decline in 2008, so the possibility exists that the call options may be exercised causing average yields on the U.S. government-sponsored entity securities to decline in 2008.
     In 2007 and 2006 the Company did not sell any of its securities. In 2005 the Company sold U.S. government-sponsored entity securities totaling $6.3 million for liquidity purposes and recognized a $169,000 loss on the sale of securities.
     The Company pledges securities to secure public deposits, repurchase agreements and for other purposes as required or permitted by law. At December 31, 2007, the Company had $125.3 million of its securities pledged, or 81.7% of its total securities portfolio.
     Holdings of securities issued by states and political subdivisions, of which over 77% are tax-exempt, increased $3.5 million to $14.0 million at December 31, 2007. According to federal tax law, a bank is not allowed an interest deduction for the cost of deposits or borrowings used to fund most tax-exempt issues acquired after August 7, 1986. Whenever possible the Company attempts to purchase “bank qualified” tax-exempt issues from local taxing bodies in an effort to support the local community, consistent with the investment standards contained in the investment policy.
     At year-end 2007, the Company has other bonds with a carrying value of $9.8 million that are pooled collateralized debt obligations of trust preferred securities. The rate earned on these securities at December 31, 2007 was 7.05%. There were unrealized losses on these securities totaling $1.1 million at year-end 2007 that approximates 9.85% of these securities’ amortized cost. Management has analyzed the payment streams on these collateralized debt obligations that, during 2007, were all received in accordance to contractual terms. Management believes that the unrealized loss is temporary based on the depressed market for collateralized debt obligations at year-end 2007 and that the value will recover as markets stabilize. Management has the intent and ability to hold these securities for the foreseeable future. Management expects the fair value to recover as these securities approach their maturity dates.
     Efforts by the Company to maintain appropriate liquidity include periodic adjustments to the securities portfolio, as management considers necessary, typically accomplished through the maturity schedule of investments purchased.
     The maturity distribution and average yields, on a fully tax equivalent basis, of the securities portfolio at December 31, 2007 is shown in Table 4, “Securities Maturity Schedule & Yields”.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 4 — Securities Maturity Schedule & Yields

			Greater than		Greater than
($ 000’s)			1 yr. and less		5 yrs. and less
Securities available	Less than or		than or equal		than or equal		Greater than
for sale	equal to 1 yr.		to 5 yrs.		to 10 yrs.		10 yrs.		Totals

As of December 31, 2007	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury	$1,005	4.88%	$0	0.00%	$0	0.00%	$0	0.00%	$1,005	4.88%
U.S. government- sponsored entities	23,406	3.78	35,053	5.33	0	0.00	0	0.00	58,459	4.71
States and political subdivisions (1)	3,218	5.32	5,329	5.17	549	3.63	4,888	6.17	13,984	5.49
Mortgage-backed securities (2)	480	3.42	0	0.00	50	8.00	65,863	5.72	66,393	5.71
Other bonds	0	0.00	0	0.00	0	0.00	9,808	7.05	9,808	7.05
Equity securities	3,628	4.15	0	0.00	0	0.00	0	0.00	3,628	4.15

Total	$31,737	4.01%	$40,382	5.31%	$599	3.99%	$80,559	5.91%	$153,277	5.35%

(1)	The yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

(2)	Mortgage-backed securities reflect the contractual maturity of the related instrument.
Table 5 — Loan and Lease Portfolio

($ 000’s)
As of December 31,	2007	2006	2005	2004	2003

Commercial	$55,763	$47,400	$58,802	$50,817	$42,151
Real estate-construction	51,024	46,806	42,567	42,872	37,696
Real estate-mortgage 1-4 family	52,541	36,352	38,145	43,270	27,853
Real estate-mortgage 5+ family	53,159	38,735	29,426	34,460	25,067
Real estate-mortgage commercial	190,916	169,064	185,219	216,569	177,034
Home equity	24,604	25,936	31,226	34,607	30,985
Leases	4,723	5,502	10,585	12,550	12,898
Installment	3,435	4,309	5,136	8,329	5,414

Total loans and leases	436,165	374,104	401,106	443,474	359,098
Deferred loan fees	(431)	(389)	(604)	(912)	(872)

Loans and leases, net of unearned income and deferred loan fees	435,734	373,715	400,502	442,562	358,226
Allowance for loan and lease losses	(4,606)	(7,162)	(10,618)	(7,812)	(4,383)

Loans and leases, net	$431,128	$366,553	$389,884	$434,750	$353,843

The Company had no foreign loans outstanding at December 31, 2007.
Loan and Lease Portfolio
     The Company’s loan and lease portfolio is the largest interest earning asset of the Company and on average earns the highest yields. In 2007 the Company’s loans and leases provided $27.8 million of interest income, over 72.3% of the interest income generated by the Company. In 2006 interest on loans and leases accounted for 73.4% of interest income. Most of the Company’s lending is to small to midsize businesses, although the Company does retail lending such as home equity loans and loan for consumer purchases such as auto loans. The Company has not participated in making subprime mortgages.
     For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 5, “Loan and Lease Portfolio”, loans and leases, net of unearned income and deferred loan fees at December 31, 2007 totaled $435.7 million, increasing $62.0 million from year-end 2006. At December 31, 2006, loans totaled $373.7
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Loan and Lease Portfolio (cont’d)
million and declined $26.8 million from December 31, 2005. The Company’s lending activities relate mainly to loans to small and mid-sized businesses in the Lake County, Illinois area and adjoining areas in the surrounding counties in northeastern Illinois and southeastern Wisconsin.
     At year-end 2007, over 85.3% of the Company’s loans were secured by real estate. The Company is cognizant that a decline in real estate values would undermine the value of the real estate securing its loans. The Company seeks to minimize its exposure to declining real estate values by having underwriting standards that require the real estate value to loan amount range from 75% to 80% or less. While using real estate as the principal collateral securing the loan, the Company will regularly require that business assets such as accounts receivable and equipment be provided by the borrower as additional collateral for the loan.
     In 2007, the Company continued its efforts to improve the generation of new loan business. Efforts were made to increase the effectiveness of the Company’s lending staff through accountability and measurement. The Company believes that its experienced lenders and personal service, the hallmark of our community bank, assisted it in meeting challenges presented by increased competition. These efforts came to fruition during 2007 and contributed to the $62.0 million increase to the loan portfolio. Draws made by borrowers on existing credit lines also contributed to the growth in loans.
     Loan growth in 2007 mainly came from increases to loans secured by real estate as the Company attempts to secure commercial purpose loans by real estate if applicable. At December 31, 2007, over 85% of the Company’s loans are secured by real estate. Real estate-mortgage commercial loans increased $21.9 million to $190.9 million at year-end 2007 compared with $169.0 million at year-end 2006. At year-end 2007, the loan portfolio also showed growth of $16.2 million in real estate-mortgage 1 – 4 family loans from 2006. The majority of the real estate-mortgage 1 – 4 family loans are for commercial purposes where residences are used to secure the loans. Real estate-mortgage 5+ family and real estate-mortgage construction loans also increased $14.4 million and $4.2 million, respectively in 2007.
     The increased loan activity in 2007 is also reflected by the increase in unfunded loan commitments at year-end 2007. The commitments totaled $136.7 million at December 31, 2007 and increased $31.2 million from $105.5 million at December 31, 2006. Standby letters of credit issued by the Company also grew by $2.7 million in 2007, totaling $10.7 million at December 31, 2007.
     The Company’s retail lending with home equity and installment loans declined in 2007 with the home equity product decreasing $1.3 million to $24.6 million at year-end 2007, continuing a four-year trend. The Company’s home equity product is a revolving line of credit with a variable interest rate tied to the prime lending rate. As the prime rate increased in the latter half of 2006 and remained at that increased rate into the third quarter of 2007, higher interest costs gave borrowers incentive to pay down their balances. As the prime rate declined in September 2007 and during the fourth quarter of 2007 and has decreased further subsequent to year-end 2007, the lower interest costs to borrowers may serve as a stimulant for borrowers to draw on their home equity lines.
     The Company has benefited by the growth in Lake County. As future development continues westward, the Company’s branches in the western part of the county, two of which were acquired in 2004 through the purchase of First State Bank, will become more important as this will provide loan and deposit opportunities to the Company.
     At December 31, 2007, the Company had loans totaling $1.5 million to related parties. Related parties are officers of the Company or its subsidiaries with titles of Vice President or above and Directors of the Company and their related interests. Commitments for loans to related parties at year-end 2007 totaled $1.9 million. Loans and commitments are made to related parties at the same terms and conditions that are available to the public.
     Table 5 shows the year end balance of loans outstanding by loan purpose for each of the last five years.
Maturity of Loans
     Table 6, “Loan Maturity Schedule”, highlights the maturity distribution of the Company’s commercial and real estate-construction loan portfolio at year-end 2007.
     Although Table 6 shows $35.5 million in construction loans maturing in greater than one year, these loans are for commercial building projects and the construction phase of the projects are expected to be completed in less than two years. At that time, the loans will be reclassified as real estate-mortgage loans.
     The short-term rate sensitivity of the commercial and real estate-construction loan portfolio to interest rate changes is reflected in the fact that approximately 45.9% of the loans are scheduled to mature within one year. Of the remaining loans maturing beyond one year, 40.0% are variable rate loans subject to immediate repricing.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 6 — Loan Maturity Schedule

		Greater Than
		1 yr. and less
($ 000’s)	Less than or	than or equal	Greater than
As of December 31, 2007	equal to 1 yr.	to 5 yrs.	5 yrs.	Totals

Commercial	$33,471	$15,818	$6,474	$55,763
Real estate-construction	15,504	31,863	3,657	51,024

Total	$48,975	$47,681	$10,131	$106,787

Percent of total	45.86%	44.65%	9.49%	100.00%

     Commercial and construction loans maturing after one year:

Fixed Rate:	$34,688
Variable Rate:	23,124

Total	$57,812

Real estate-construction loans reflect the contractual maturity of the related note. Due to anticipated roll-overs of real estate-construction notes, management estimates that the loans will actually mature between one and five years based upon the related types of construction. Loans that mature within one year are considered to be variable rate loans as they can be repriced upon maturity.
Nonperforming Assets
     Nonperforming assets consist of nonperforming loans and leases and other real estate owned. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. As shown in Table 7, nonperforming assets at year-end 2007 were $14.8 million, increasing $3.6 million from year-end 2006. During 2006, nonperforming assets declined by $15.1 million to $11.2 million compared with December 31, 2005 nonperforming asset levels of $26.3 million.
     Nonperforming loans are: (1) loans accounted for on a nonaccrual basis; and (2) accruing loans in the process of collection that are contractually past due ninety days or more as to interest or principal payment. Total nonperforming loans at December 31, 2007 were $12.0 million, increasing $3.8 million or 46.4% as compared with $8.2 million at December 31, 2006 and $21.9 million at December 31, 2005. Nonperforming loans increased in 2007 mainly as the result of the decline in the housing market as $5.0 million in construction loans were classified as nonaccrual loans at year-end 2007 due to the borrowers’ difficulties in selling the completed properties as compared with $1.6 million at year-end 2006. During 2006, nonperforming loans declined $13.7 million primarily as payments of $8.1 million were received on two nonaccrual loan relationships and $3.0 million in nonaccrual loans were charged-off against the allowance for loan and lease losses.
     At December 31, 2007, the largest portion of nonaccrual loans relates to a construction loan on a luxury home built in nearby Lake Forest, Illinois totaling $2.9 million. Due to the decline in the housing market, the builder has been unable to sell the home that is listed for $3.8 million, although it was appraised at $4.2 million. As the Company does not expect a loss on the loan balance, there is no specific allocation of the allowance for loan and lease losses allocated to this loan. The builder is attempting to sell this property and other properties owned by the builder in order to pay off this debt. In the meantime, the Company is instituting foreclosure proceedings on this property.
     At December 31, 2007, the Company has nonaccrual loans relating to lease pools carried at $2.0 million. At year-end 2006 the Company had carried these lease pools at $4.0 million and during 2007 the Company partially charged off $2.0 million of the lease pools to its allowance for loan and lease losses. The Company previously disclosed its involvement in certain lease pools purchased in 2000 and 2001 from Commercial Money Center (“CMC”). These lease pools were secured by the leased equipment as well as insurance policies issued by ACE/Illinois Union and surety bonds issued by RLI Insurance Company. The Company entered litigation to seek performance by the insurance companies under the terms of the insurance policies and surety bonds. On October 31, 2005, the court directed all parties to engage in mediation to resolve the issue. Also previously disclosed, the Company and NorStates Bank entered into a Settlement Agreement, Mutual Release and Policy Rescission with ACE/Illinois Union dated as of February 1, 2006 upon approval of the court of the agreement on May 17, 2006. As a result of the settlement, the balance of the Company’s nonaccrual
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Nonperforming Assets (cont’d)
loans and leases was reduced by $5.2 million during the quarter ended June 30, 2006. At year-end 2007, the Company is pursuing litigation against RLI Insurance Company on the lease pools that RLI insured. No assurance can be given as to the exact amounts that will ultimately be collected by the Company, if any, as a result of the litigation. At December 31, 2007, RLI Insurance Company had an A.M. Best rating of “A+”. At December 31, 2007, the Company had none of its allowance for loan and lease losses allocated to the lease pools based on its analysis of the litigation.
     Also on nonaccrual status at December 31, 2007 is a $1.5 million loan for a 90-unit condominium construction project which has been classified as a nonaccrual loan since December 31, 2003. The Company participated in this 90-unit condominium construction project with other financial institutions and only has a portion of the total loan. The construction project experienced substantial cost overruns and the principal borrowers declared bankruptcy. The construction project has been completed and all of the units have been sold, with the bankruptcy trustee holding the sale proceeds in escrow. There are disputed mechanic liens of which the majority are insured by a title company. The bankruptcy trustee during 2006 released $2.7 million of the loan proceeds to the Company from escrow reducing the loan balance by that amount. The bankruptcy court is still holding sale proceeds in escrow and the Company must wait until the disputed mechanic lien issues are resolved. Management expects to collect all of the remaining $1.5 million loan balance.
     Placed on nonaccrual status in 2007 were loans totaling $1.1 million to borrowers owning a landscaping/nursery business secured by commercial real estate. The borrowers have experienced deterioration in their financial condition and cash flow problems and are unable to make their contractual loan payments. The Company is well secured and expects to collect the loan balance due.
     At year-end 2007 the Company has loans totaling $1.0 million to a borrower in the heavy equipment business secured by commercial real estate and equipment that had been placed on nonaccrual status in 2006. During 2007 the borrower attempted to liquidate the business and sell the commercial real estate. Although some equipment had been sold in 2007 and the balance owed was lowered by $400,000, the borrower has experienced difficulties in selling the commercial real estate. The Company does not expect to incur any loss as it expects that the real estate will be sold in 2008.
     The Company has also placed a $926,000 loan secured by commercial property on nonaccrual status during 2007 due to deterioration in the value of the property and the borrower not meeting the terms and conditions of the loan. The borrower has been unable to show support for the necessary cash flow in order to make the remaining loan payments. The Company has allocated $452,000 of the allowance for loan and lease losses to this loan.
     The Company is also carrying real estate construction loans to two borrowers on nonaccrual status at December 31, 2007 that combined, total $525,000. These loans were placed on nonaccrual status in 2007 due to the borrowers being past due on their payments as they experienced difficulties in selling the completed properties. The Company has $35,000 of its allowance for loan and lease losses allocated to these loans.
     The Company has loans to a borrower totaling $465,000 at year-end 2007 on nonaccrual status that are secured by a commercial building consisting of a restaurant/bar and their personal residence. The borrower has experienced decreased cash flows and deterioration to their financial condition and the loans have become past due. The borrower is attempting to sell the properties. The Company has $13,000 of its allowance for loan and lease losses allocated to these loans.
     Impaired loans at December 31, 2007 totaled $10.7 million as compared with $9.5 million at year-end 2006 and $32.1 million at year-end 2005. The Company considers a loan impaired if full principal and interest will not be collected under the contractual terms of the note. Impaired loans and leases are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan or lease is collateral dependent. Nonaccrual and restructured loans are included as impaired.
     Restructured loans are loans in which the Company allows the borrower to enter into a change in the original loan terms to assist the borrower in working out noted deficiencies in cash flows and collateral. At year-end 2007 the Company had no restructured loans as compared with $1.5 million at December 31, 2006.
     Restructured loans were eliminated during 2007 as the Company received additional collateral in excess of the loan balance on the one restructured loan carried at December 31, 2006 in the amount of $1.5 million. At year-end 2006 the Company had $500,000 of the allowance for loan and lease losses specifically allocated to this loan. Due to the additional collateral, the Company was able to reduce the specific allocation to this loan. This restructured loan was later paid off in full during the second quarter of 2007.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Nonperforming Assets (cont’d)
     At December 31, 2007, Table 7 shows that the Company had $1.2 million in loans that were 90 days past due and still accruing interest compared with $118,000 last year-end. These loans at year-end 2007 were fully secured and in the process of collection.
     The Company is carrying a loan totaling $383,000 at year-end 2007 that is 90 days past due and still accruing interest that is fully secured by a commercial property. The primary borrower has passed away and the loan has become past due while the estate waits to be settled. It is expected that this will be resolved in 2008.
     At year-end 2007 commercial loans totaling $472,000 were 90 days past due and still accruing interest that were in negotiation for renewal. Subsequent to year-end these loans have been renewed.
     The Company is carrying a loan totaling $108,000 at year-end 2007 that is 90 days past due and still accruing interest that is fully secured by a commercial property that involves a divorce between the borrowers. The Company is attempting through foreclosure collection efforts to have the borrowers liquidate the property and pay off the loan in full.
     Another component of nonperforming assets is other real estate owned, consisting of assets acquired through foreclosure and repossession. At December 31, 2007, other real estate owned totaled $2.9 million as compared with $3.0 million at December 31, 2006. The fair value of other real estate owned is reviewed by management at least quarterly to help ensure the reasonableness of its carrying value, which is lower of cost or the fair value less estimated selling costs.
     During 2007, the Company sold one property carried as other real estate owned consisting of a vacant parcel valued at $126,000 at December 31, 2006. The Company received proceeds from the sale of $118,000 and booked a loss of $8,000 on the transaction.
     At year-end 2007 the Company is carrying $1.2 million as other real estate owned on a property consisting of a two story office building in Waukegan, Illinois that had been transferred to other real estate owned in 2004. At year-end 2006, there had been a contract to lease/purchase this property that the purchaser allowed to lapse during 2007. The Company is actively attempting to sell the property. The carrying value of this property is supported by a real estate appraisal.
     On December 31, 2007, one piece of property carried at $1.7 million accounted for approximately 60% of the total of other real estate owned. The property was acquired by the Bank through the receipt of a deed in lieu of foreclosure in 1987. The parcel consists of approximately 525,000 square feet of land overlooking Lake Michigan in Waukegan, Illinois. During the fourth quarter of 2002 the Bank formed Northern States Community Development Corporation (“NSCDC”), a subsidiary of the Bank. NSCDC assets consist of cash and this parcel of other real estate owned. This subsidiary was formed for the purpose of developing and selling this parcel as part of the City of Waukegan’s lakefront development plans. A problem with the development of this real estate is the need to move railroad tracks that are adjacent to the property between the property and Lake Michigan. The City of Waukegan has been in negotiations with the railroad to move these tracks as part of the city’s Lakefront Downtown Master Plan.
     This property is a former commercial/industrial site and environmental remediation costs may be incurred in disposing of this property. During the quarter ending December 31, 2007, the Company hired an independent environmental consultant to provide an opinion as to estimated environmental remediation costs with this property. The report estimated that the costs involved would be approximately $1.6 million to achieve acceptable levels of contaminants for commercial/industrial or residential land use and to prevent migration of contaminants to adjoining off-site properties and Lake Michigan. No determination has yet been made as to the ultimate end use of the property, which would need to be approved by the City of Waukegan as part of its Lakefront Downtown Master Plan. The appraised value of the property supports the Bank’s carrying value plus the estimated remediation costs and as such, at this time no liability has been recorded for these estimated environmental remediation costs.
     Management continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans, or segment of the loan portfolio not included in the discussion above as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.
     There were no other interest earning assets at December 31, 2007 that are required to be disclosed as non-performing.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 7 — Nonperforming Assets

($ 000’s)
December 31,	2007	2006	2005	2004	2003
Loans and leases
Nonaccrual status	$10,752	$8,064	$21,554	$19,131	$18,174
90 days or more past due, still accruing	1,230	118	358	343	1,476

Total nonperforming loans and leases	11,982	8,182	21,912	19,474	19,650
Other real estate owned	2,857	2,983	4,431	4,802	3,766

Total nonperforming assets	$14,839	$11,165	$26,343	$24,276	$23,416

Nonperforming loans and leases as a percentage of total loans and leases, net of unearned income and deferred loan fees	2.75%	2.19%	5.47%	4.40%	5.49%
Nonperforming assets as a percentage of total assets	2.33	1.57	3.65	3.24	3.41
Nonperforming loans and leases as a percentage of the allowance for loan and lease losses	260.14	114.24	206.37	249.28	448.32
Loans and leases are placed in nonaccrual status when they are 90 days past due, unless they are fully secured and in the process of collection.
Impaired Loans — At December 31, 2007, 2006, 2005, 2004 and 2003 impaired loans totaled $10,742,000, $9,500,000, $32,054,000, $29,887,000 and $18,152,000, respectively and included nonaccrual loans. At December 31, 2006, 2005 and 2004 impaired loans included $1,477,000, $10,533,000 and $10,673,000, respectively, of restructured loans.
Provision for Loan and Lease Losses
     A provision is credited to an allowance for loan and lease losses, which is maintained at a level considered by management to be adequate to absorb probable or inherent loan losses. For purposes of this discussion, when loans are mentioned it should be taken to include leases unless specified otherwise. The adequacy of the loan and lease loss allowance is analyzed at least quarterly. Factors considered in assessing the adequacy of the allowance include: changes in the type and volume of the loan portfolio; review of the larger credits within the Company; historical loss experience; current economic trends and conditions; review of the present value of expected cash flows and fair value of collateral on impaired loans; loan growth; and other factors management deems appropriate.
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
     Those loans rated satisfactory have an allocation made to the allowance using a percentage based on the 5-year average losses on loans of a similar type. Allocations to the allowance may be adjusted for based on an analysis of economic conditions or trends. In the Company’s market area, one of the major industries is the pharmaceutical industry as evidenced by Abbott Laboratories and Baxter Healthcare. A future major negative shift in this industry could possibly impact our loan portfolio and could require additional allocations of the allowance. In years prior to 2005, management considered the unallocated portion of the allowance necessary to allow for inherent subjective reserves that are needed based on general economic and specific economic factors as well as trends in the loan portfolio. During 2005, management included the subjective portion of the allowance as a part of the allocation process to the respective loan categories. Management does not deem this process to be a change in methodology, but rather a refinement in their loan loss calculation. Management believes that there would be no change in the balance of the allowance for loan and
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Provision for Loan and Lease Losses (cont’d)
lease losses if this approach was used in all the years presented in Table 9.
     During the first quarter of 2007 the Company recorded a negative provision for loan and lease losses of $1.4 million and reduced its corresponding allowance for loan and lease losses. This was done as the Company’s nonperforming loans declined $1.9 million during the quarter and loans having specific allocations of the allowance for loan and lease losses totaling $1.4 million were completely paid off or additional collateral was received removing the need for a specific allocation. During the second half of 2007, increases to nonperforming loans, general loan growth and worsening economic conditions required a provision for loan and lease losses of $1.5 million to be recognized. As a consequence, the Company recognized an $81,000 net expense for the provision for loan and lease losses for 2007 as compared with none in 2006 and $3.4 million in 2005. Throughout the year management reviewed the level of provision necessary to maintain an adequate allowance based on the methodology outlined above.
     As shown in Table 8, “Analysis of the Allowance for Loan and Lease Losses”, during 2007 there were net charge-offs of $2.6 million compared with $3.5 million in 2006 and $622,000 in 2005. The biggest charge-off during 2007 was the partial charge-off of $2.0 million on the CMC lease pools. The Company in 2007 also charged-off a $349,000 loan secured by a commercial property with potential environmental problems and $193,000 on the remaining balance on an entertainment center commercial loan in which the principal borrowers declared bankruptcy.
     Table 8 also indicates the types of loans charged-off and recovered for the five years from 2003 through 2007 as well as each year’s provision. The table shows that the largest loan charge-offs during those years were for commercial loans with the exception of the charge-off of $2.0 million in leases during 2007.
     The Company’s allocation of the allowance for loan losses is illustrated in Table 9, “Allocation of the Allowance for Loan and Lease Losses”. Table 9 shows the amount of $2.0 million allocated to real estate- mortgage commercial loans which includes $452,000 specifically allocated to a $926,000 nonaccrual loan. This loan is secured by commercial property that has deteriorated in value. Table 9 also shows $1.3 million allocated to commercial loans, as the past charge-off history has been higher with this category of loan. During 2007 the Company increased its allocation for economic conditions due to problems with the real estate market and worsening economic factors.
     It should be noted that negative changes to the collateral value or events that may disrupt the borrowers’ expected cash flows might require an increase to the provision. Larger allocations of the allowance for loan and lease losses might be required for those loans affected. The Company’s market has not been significantly affected by declining real estate values. The possibility exists that real estate values may decrease and the underlying collateral values on the nonperforming loans may necessitate increases to the allowance for loan and lease losses.
     Based upon management’s analysis, the allowance for loan and lease losses at December 31, 2007 is adequate to cover probable incurred loan losses.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 8 — Analysis of the Allowance for Loan and Lease Losses

($ 000’s)
Years ended December 31,	2007	2006	2005	2004	2003
Balance at beginning of year	$7,162	$10,618	$7,812	$4,383	$3,698
Additions due to acquisition	0	0	0	805	0
Charge-offs:
Commercial	(265)	(2,145)	(132)	(1,536)	(192)
Real estate-construction	(10)	(0)	(54)	(0)	(8)
Real estate-mortgage 1-4 family	(0)	(0)	(112)	(9)	(229)
Real estate-mortgage 5+ family	(0)	(0)	(0)	(0)	(32)
Real estate-mortgage commercial	(349)	(1,391)	(487)	(75)	(8)
Home equity	(0)	(0)	(0)	(0)	(0)
Leases	(2,000)	(0)	(0)	(300)	(0)
Installment	(69)	(31)	(39)	(112)	(40)

Total charge-offs	(2,693)	(3,567)	(824)	(2,032)	(509)
Recoveries:
Commercial	7	75	199	19	93
Real estate-construction	0	0	0	0	8
Real estate-mortgage 1-4 family	0	30	0	0	0
Real estate-mortgage 5+ family	0	0	0	0	0
Real estate-mortgage commercial	34	0	0	0	61
Home equity	0	0	0	0	0
Leases	0	0	0	5	0
Installment	15	6	3	7	2

Total recoveries	56	111	202	31	164

Net charge-offs	(2,637)	(3,456)	(622)	(2,001)	(345)

Net additions charged to operations	81	0	3,428	4,625	1,030

Balance at end of year	$4,606	$7,162	$10,618	$7,812	$4,383

Allowance as a % of total loans and leases net of unearned income and deferred loan fees	1.06%	1.92%	2.65%	1.77%	1.22%
Net charge-offs during the year to average loans and leases outstanding during the year	0.68%	0.89%	0.15%	0.46%	0.10%
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 9 — Allocation of the Allowance for Loan and Lease losses

($ 000’s)
December 31,	2007		2006		2005		2004		2003
		Percent		Percent		Percent		Percent		Percent
		of loans		of loans		of loans		of loans		of loans
	Amount	in each	Amount	in each	Amount	in each	Amount	in each	Amount	in each
		category		category		category		category		category
		to total		to total		to total		to total		to total
		loans		loans		loans		loans		loans
Commercial	$1,314	12.78%	$2,481	12.67%	$3,911	14.66%	$1,613	11.46%	$1,679	11.74%
Real estate- construction	325	11.70	214	12.51	293	10.61	102	9.67	305	10.50
Real estate- mortgage 1-4 family	347	12.05	276	9.72	114	9.51	48	9.76	45	7.75
Real estate- mortgage 5+ family	322	12.19	171	10.35	50	7.34	15	7.77	26	6.98
Real estate- mortgage commercial	2,047	43.77	1,787	45.20	3,723	46.18	1,349	48.83	129	49.30
Home equity	148	5.64	117	6.93	45	7.78	10	7.80	0	8.63
Leases	43	1.08	2,043	1.47	2,409	2.64	3,059	2.83	604	3.59
Installment	60	0.79	73	1.15	73	1.28	117	1.88	52	1.51
Unallocated	0	NA	0	NA	0	NA	1,499	NA	1,543	NA

Total	$4,606	100.00%	$7,162	100.00%	$10,618	100.00%	$7,812	100.00%	$4,383	100.00%

Noninterest Income
     Noninterest income totaled $5.0 million in 2007, decreasing $308,000 compared with $5.3 million of noninterest income generated in 2006. The Company generates noninterest income from service charges and fees assessed on deposit accounts, from trust operations and mortgage banking activities. It also generates gains or losses from sales of securities and other real estate owned. Other operating income consists of miscellaneous fees on loans, from safety deposit box rentals and from ATM and debit card transactions.
     Noninterest income decreased in 2007 as the Company recognized an $8,000 loss on the sale of other real estate owned compared with net gains from sales of other real estate owned that totaled $613,000 during 2006, a difference of $621,000. Partially offsetting this difference was an increase to service fees on deposits that increased $306,000 to $2.8 million in 2007 compared with $2.5 million in 2006 due to increased revenue from overdraft charges. The Company expects other operating income to grow in 2008 due to increased debit card transaction fees generated by its points program that began in 2008. This program provides redeemable points to customers when they do credit card transactions with their bank debit card.
     Comparing 2006 to 2005 showed an increase to noninterest income of $976,000 to $5.3 million in 2006 compared with $4.3 million in 2005. Noninterest income increased in 2006, as gains on sales of other real estate owned were $502,000 greater in 2006 than in 2005. Noninterest income also increased in 2006 as in 2005 the Company took a loss of $169,000 from the sale of securities to generate liquidity. Finally, service fees on deposits increased in 2006 by $130,000 due to increased revenue from overdraft charges.
Noninterest Expenses
     In 2007, total noninterest expenses were $16.8 million, decreasing by $473,000 from 2006 or 2.7%. As a percent of average assets, noninterest expenses were 2.52% in 2007, 2.45% in 2006 compared to 2.41% in 2005.
     The efficiency ratio, noninterest expenses divided by the sum of net interest income and noninterest income, is frequently used as an indicator of how well a financial institution manages its noninterest expenses. The Company’s efficiency ratio was 71.9% in 2007, compared to 81.3% in 2006, and 74.9% in 2005. The efficiency ratio improved
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Noninterest Expenses (cont’d)
in 2007 largely due to the increase to net interest income of $2.4 million and reduction to noninterest expenses of $473,000.
     The biggest factor affecting the decrease in noninterest expenses in 2007 was the reduction to salary and employee benefits expense of $303,000 or 3.4% in 2007 as compared with 2006. Salaries and employee expense declined as there were increased efficiencies due to the Company’s restructuring as less staff was necessary to service the reduced assets. The Company reviewed and streamlined its operations in 2007 and was able to reduce the number of full time equivalent employees to 166 at December 31, 2007 as compared to 180 at December 31, 2006.
     Other operating expenses declined $228,000 or 10.7% in 2007 as compared with 2006. The Company’s FDIC insurance expense decreased in 2007 by $95,000 due to improvement to the Bank’s rating with the FDIC. Other real estate owned expense declined $62,000 in 2007 as the Company received rent payments on one property through a lease/purchase agreement. The Company expects other real estate owned expenses to increase in 2008 as the lease/ purchase agreement was allowed to lapse by the purchaser and the rent payments are no longer being received. The Company may also increase its balances of other real estate owned and related expenses in 2008 through its collection efforts on its nonperforming loans. Miscellaneous employee expenses that are not considered salaries or employee benefits also declined $40,000 in 2007 as the number of full time equivalent employees were reduced.
     In 2007, occupancy and equipment expenses increased $99,000 or 4.5% due to increased maintenance expenses for the building and equipment as the physical plants of the Bank ages. Occupancy and equipment are expected to increase in 2008 due to increased depreciation expense, as the Company continues to remodel and update some of its buildings in 2008 and due to expected increases in energy costs.
     Comparing 2006 with 2005, noninterest expenses decreased by $705,000 to $17.3 million, a decrease of 3.9% from 2005. The largest cause of the decrease to noninterest expense in 2006 came from the one-time write down during 2005 to other real estate owned of $1.1 million to better reflect the fair value of the properties. Legal fees totaled $436,000 in 2006, increasing $252,000 from 2005. Litigation expenses pertaining to the nonperforming CMC lease pools increased during 2006 as depositions were taken. In 2006, occupancy and equipment expenses increased $126,000 over 2005 due to expenditures for a new parking lot at the Company’s main office and for depreciation of new signs installed in late 2005.
Federal and State Income Taxes
     For the years ended December 31, 2007, 2006 and 2005, the Company’s provision for federal and state taxes as a percentage of pretax earnings were 32.4%, 22.3% and 20.3%.
     The actual tax rates differ from the statutory rates because the pretax earnings include amounts of interest on U.S. Treasury and U.S. government-sponsored securities, which are nontaxable for state income tax purposes. Qualified interest on loans to local political subdivisions and on qualified state and local political subdivision securities are nontaxable for federal income tax purposes and also lower the actual tax rate compared to the statutory rate. Interest earned on local political subdivision securities that were nontaxable for federal income tax purposes were $311,000 in 2007, $235,000 in 2006 and $288,000 in 2005. The Company also receives federal tax credits from its investment in a low/moderate income housing partnership.
     The tax rate as a percentage of pretax earnings increased significantly during 2007. This occurred as pretax income rose to a greater extent than growth to tax exempt income. An example of this is that pretax earnings for 2007 compared with 2006 increased 63.0% while interest income on securities exempt from federal income taxes increased only 32.3%.
     Lower levels of interest on U.S. Treasury and U.S. government-sponsored entity securities, which are nontaxable for state income tax purposes, contributed to the increase in the tax rate as a percentage of pretax earnings for 2007. Interest on U.S. Treasury and U.S. government-sponsored entity securities decreased in 2007 to $7.2 million as compared with $8.2 million in 2006 and $7.6 million in 2005. During 2007, interest on U.S. Treasury and U.S. government-sponsored securities provided the Company with only a $41,000 credit for state income taxes as compared with a $240,000 credit in 2006 and a $367,000 credit in 2005. The state tax credit during 2007 was also reduced due to the increased pretax earnings in 2007. It is expected that in 2008 and later years the Company will have a state tax liability as it has restructured its balance sheet lowering its levels of U.S. government-sponsored entity securities and will consequently reduce interest income from this source. The Company is lowering its future U.S. government-sponsored entity securities interest income as it must have sufficient state taxable income within 13 years to apply against the existing tax credits or the tax credits will expire.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 10 — Maturity or Repricing of Assets and Liabilities

		Subject to Repricing within
		Immediate	90 Days	180 Day
($ 000's)		to	to	to	1 - 3	3 - 5	5 Years
December 31, 2007	Balances	90 Days	180 Days	365 Days	Years	Years	or Greater
Assets:
Interest bearing deposits in financial institutions	$180	$180	$0	$0	$0	$0	$0
Federal funds sold	9,181	9,181	0	0	0	0	0

Securities:
U.S. Treasury	1,005	0	1,005	0	0	0	0
U.S. government-sponsored entities	58,459	15,977	1,000	6,429	3,423	31,630	0
State & political subdivisions	13,984	581	842	1,795	4,845	484	5,437
Mortgage-backed securities (1)	66,393	0	480	222	0	0	65,691
Other bonds (2)	9,808	5,295	0	0	0	4,513	0
Equity securities (3)	5,073	5,073	0	0	0	0	0

Loans and leases:
Commercial	55,763	30,273	2,589	5,178	7,216	7,658	2,849
Real estate-construction	51,024	33,671	129	259	8,605	6,960	1,400
Real estate-mortgage 1-4 family	52,541	23,325	2,090	4,179	7,280	14,150	1,517
Real estate-mortgage 5+ family	53,159	6,790	870	1,740	17,515	16,893	9,351
Real estate-mortgage commercial	190,916	28,255	4,638	9,276	65,564	69,846	13,337
Home equity	24,604	24,456	0	0	148	0	0
Leases	4,723	981	0	0	2,005	1,737	0
Installment	3,435	332	112	225	1,983	547	236

Total Interest Earning Assets	$600,248	$184,370	$13,755	$29,303	$118,584	$154,418	$99,818

Liabilities:
NOW accounts	$44,406	$44,406	$0	$0	$0	$0	$0
Money market accounts	71,983	71,983	0	0	0	0	0
Savings	61,363	61,363	0	0	0	0	0
Time deposits, $100,000 and over	134,150	34,489	43,674	20,867	35,120	0	0
Time deposits, under $100,000	109,042	30,522	33,020	27,745	17,755	0	0
Securities sold under repurchase agreements	66,797	65,613	557	627	0	0	0
Subordinated debentures	10,000	5,000	0	0	5,000	0	0

Total Interest Bearing Liabilities	$497,741	$313,376	$77,251	$49,239	$57,875	$0	$0

Excess Interest Earning Assets (Liabilities)		$(129,006)	$(63,496)	$(19,936)	$60,709	$154,418	$99,818
Cumulative Excess Interest Earning Assets (Liabilities)		(129,006)	(192,502)	(212,438)	(151,729)	2,689	102,507
Cumulative Interest Rate Sensitivity Ratio (4)		0.59	0.51	0.52	0.70	1.01	1.21

(1)	Mortgage-backed securities reflect the time horizon when these financial instruments are subject to rate change or maturity.

(2)	Other bonds reflect the time horizon when these financial instruments are subject to rate change or maturity.

(3)	Equity securities includes Federal Home Loan Bank (FHLB) stock.

(4)	Cumulative interest-earning assets divided by cumulative interest-bearing liabilities.

This table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 11 — Time Deposits, $100,000 and Over Maturity Schedule

		Greater than	Greater than
		3 mos. and less	6 mos. and less
($ 000’s)	Less than or	than or equal	than or equal	Greater than
As of December 31, 2007	equal to 3 mos.	to 6 mos.	to 12 mos.	12 mos.	Total
Time deposits, $100,000 and over:
Retail	$13,159	$14,650	$11,814	$11,484	$51,107
Corporate	10,876	19,325	6,143	23,636	59,980
Public	10,454	9,699	2,910	0	23,063

Total time deposits, $100,000 and over	$34,489	$43,674	$20,867	$35,120	$134,150

The Company has no foreign banking offices or deposits.
Cash Flows and Liquidity
     The statement of cash flows shows the sources of cash to the Company and what the Company uses the cash for. The three major activities of the Company that create cash flows are operating, investing and financing.
     Cash flows from operating activities come primarily from net income, which is adjusted to a cash basis. Net cash from operating activities in 2007 were above accrual basis income by $2.5 million due to decreases to interest receivable of $1.2 million as the balance sheet was reduced and to decreases to other assets of $1.2 million in part as Bank maintained security deposits were reduced. In 2006 cash flows from operating activities were below accrual basis income by $365,000 mainly due to net gains on sales of other real estate owned of $613,000. In 2005, operating income cash flows were above accrual basis income by $4.3 million due to provision for loan and lease losses of $3.4 million and the write-down to other real estate owned of $1.1 million.
     Major cash flow investing activities are for funding loans and purchasing securities available for sale. There were net cash inflows from investing activities of $63.8 million in 2007, $14.9 million in 2006 and $23.3 million in 2005. During 2007, the maturities and calls of investment securities created incoming cash flows of $247.3 million from which $118.5 million was used to purchase new investment securities reducing the Company’s investment securities. During 2007 outgoing cash flows of $64.7 million were used to fund loan growth. Investing cash inflows during 2006 and 2005 occurred as loans were paid down by $20.9 million in 2006 and $40.5 million in 2005. Some of the 2006 and 2005 cash inflows were partially offset by the purchases of investment securities that caused net cash outflows of $10.8 million in 2006 and $17.3 million in 2005.
     Primary financing activities of the Company that create cash flows are in the areas of deposits, repurchase agreements, borrowings, payment of dividends and purchase of treasury stock. Total cash outflows in 2007 for financing activities were $77.1 million as the Company restructured its balance sheet to increase its net interest income. As part of the restructuring the Company lowered its levels of deposit, repurchase agreements and borrowings. Outgoing cash of $41.6 million was used to lower deposits and $20.0 million was used to reduce repurchase agreements. After increasing its Federal Home Loan Bank advances by $10.0 million early in 2007 for liquidity purposes, the Company had out flows of cash of $21.5 million, paying off all its Federal Home Loan Bank borrowings. In 2007 payments were made for dividends to stockholders of $.72 per share that amounted to $3.0 million and 55,000 shares of Northern States Financial Corporation stock were purchased for $1.2 million increasing the number of shares carried as treasury stock to 294,150 shares. It should be noted that at year-end 2007 the Company was in compliance with all regulatory capital requirements as indicated in Table 13 after the deductions to capital from the payment of dividends and purchase of treasury stock.
     During 2006, loans decreased and deposits were not needed to fund those loans. As such there were outgoing cash flows for deposits of $31.9 million. The Company increased its liquidity during 2006 by borrowing $5.0 million at the Federal Home Loan Bank and increased repurchase agreements by $13.7 million. Outgoing cash flows for payment of cash dividends were $2.8 million in 2006 and for the buyback of 62,000 shares of the Company’s stock as treasury stock were $1.3 million. Outgoing cash flows from financing activities during 2005 were $29.3 million and were primarily used to decrease deposits by $34.9 million. During 2005, the Company, at the holding company level, increased its liquidity by borrowing $10.0 million through participation in a trust preferred security pooled offering where subordinated debentures were issued. The subordinated debentures mature in September 2035 and until September 15, 2010, bear interest at a rate equal
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Cash Flows and Liquidity (cont’d)
to the sum of the product of 50% times the 3-month LIBOR plus 1.80% plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month LIBOR plus 1.80%. In 2005, the Company contributed $2.0 million of the proceeds from the offering to the Bank in order to increase the Bank’s capital position.
     The timing of these cash flows do not always match and the Company must use liquidity management to provide funds to fill the gaps caused by these timing differences. Liquidity management at the Bank involves the ability to meet the daily cash flow requirements of depositors wanting to withdraw funds and borrower needs for credit.
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
     Liquid assets at the Bank were $46.5 million at December 31, 2007 compared to $142.9 million at December 31, 2006. Liquid assets consist of cash and due from banks less reserve requirements, federal funds sold, interest bearing deposits in financial institutions-maturities less than 90 days, and unpledged securities available for sale less reserve requirements. The decline in liquid assets in 2007 came about as the Company restructured its balance sheet and lowered asset levels while increasing loans in order to increase its net interest income. Management reviews the liquidity ratio of the Bank at least monthly. The liquidity ratio is the net liquid assets divided by net deposits and short-term liabilities. At December 31, 2007, this ratio at the Bank was 10.9%, within management’s internal policy guidelines.
     The Company primarily uses federal funds sold, interest bearing deposits in banks and securities available for sale, particularly those of shorter maturities, as principal sources of liquidity. Federal funds sold at December 31, 2007 were $9.2 million as compared with $10.1 million at December 31, 2006. The Company classifies all of its securities as available for sale, which increases the Company’s flexibility in that the Company can use its unpledged securities to meet liquidity requirements by increasing its repurchase agreement balances or by selling the unpledged securities. Securities available for sale totaled $153.3 million at year-end 2007 of which $28.0 million were not pledged to secure public deposits and repurchase agreements.
     Although the Company can sell unpledged securities for liquidity purposes prior to their maturity date, the Company may have to recognize a loss on the sale to do so. At December 31, 2007, the Company has $23.4 million in securities issued by U.S. government-sponsored entities that will mature in 2008 and it is expected that liquidity will be made available in this way during 2008 without the need to sell any securities.
     Other sources of liquidity available to the Company are deposits and borrowings. Brokered deposits are a source of liquidity for the Company. Brokered deposits are time deposits placed in the Bank by a broker from depositors outside of the Banks geographic area. The Company normally offers time deposit rates for brokered time deposits that are 10 to 15 basis points greater than the terms and conditions that were offered to local depositors. At December 31, 2007, the Company had $43.8 million in brokered deposits as compared with $44.5 million at year-end 2006.
     Another short-term source of funds to the Company consists of securities sold under repurchase agreements that amounted to $66.8 million and $86.8 million at December 31, 2007 and 2006. At December 31, 2007, all repurchase agreements mature or reprice within one year. Securities sold under repurchase agreements are offered through either an overnight repurchase agreement product or a term product with maturities from 7 days to one year. Subsequent to year-end 2007, a large repurchase agreement relationship was closed reducing repurchase agreements by $20.0 million.
     To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company at December 31, 2007 had $35.0 million available through arrangements that allow the Company to purchase federal funds from two independent banks. At year-end 2006 the Company had available $25.0 million to purchase federal funds from one independent bank and during 2007 the Company made an additional arrangement with a second independent bank for $10.0 million to bolster its liquidity.
     A further source of liquidity is that, at December 31, 2007, the Bank had the ability to borrow $8.4 million from the Federal Home Loan Bank of Chicago. Subsequent to year-end 2007, this line was increased to $28.9 million and the Company drew $25.0 million on this line for liquidity purposes. This arrangement is based on the Bank’s levels of real estate-mortgage 1-4 family loans that could be used as collateral for the borrowing.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Deposits
     The Bank is a commercial banking company that provides traditional deposit banking services to retail, corporate and public entities. These include demand deposit checking accounts, NOW, money market, savings and time deposit accounts. The deposit function solidifies the Bank’s identity to the communities it serves and provides the foundation for future growth.
     At year-end 2007 the Bank’s deposits totaled $481.0 million, a decrease of $41.6 million from year-end 2006 deposit totals of $522.6 million. During 2006, deposits declined $31.9 million from year-end 2005. Much of the decrease in 2007’s deposits was expected as the Company restructured its balance sheet and lowered deposit rates in order to increase net interest income.
     Retail deposits totaled $321.7 million at December 31, 2007 compared with $340.3 million at year-end 2006 and $354.2 million at year-end 2005. Retail deposits declined $18.6 million in 2007, with the majority of the decline resulting from an $8.2 million decrease to higher costing retail time deposits, $100,000 or greater, a $6.6 million decrease to retail savings accounts and a $3.4 million decrease to retail NOW accounts. Retail deposits as a percentage of total deposits were approximately 67% at year-end 2007, 65% at year-end 2006, and 64% year-end 2005. Retail deposits are important to the Company as over half of the retail deposits at December 31, 2007 consisted of “core” deposits in lower costing demand, NOW, money market and savings accounts. These core deposits besides costing less are generally considered more stable.
     Core deposit growth continues to be one of the Bank’s goals for 2008. The Bank expects to achieve this goal through marketing efforts and employee incentives. The Bank believes that its network of 8 branches, 8 ATMs and innovative products such as internet banking, debit cards and telephone banking will assist with increasing core deposits. Subsequent to year-end 2007 the Company began a program, that provides redeemable points to customers when they do credit card transactions with their bank debit card, that the Company expects will assist core deposit growth in 2008. In 2006, the Bank began participating with and marketing the “Directo a Mexico” program that is a joint initiative with the U.S. Federal Reserve Banks and Banco de Mexico. “Directo a Mexico” allows Bank customers to send money to Mexico conveniently, safely and at a much lower cost. By better servicing the local Hispanic community, the Bank believes it will increase core deposits from this market.
     Much of the Bank’s loan portfolio is to commercial customers and the Bank provides these commercial loan customers with deposit products as well. Commercial deposits totaled $111.2 million at December 31, 2007, decreasing $12.4 million from year-end 2006 after increasing $2.0 million during 2006 from year-end 2005. Commercial deposits at year-end 2007 include $43.8 million of commercial brokered time deposits. Commercial deposits as a percentage of total deposits were approximately 23% at year-end 2007, 24% at year-end 2006 and 22% year-end 2005.
     The Bank’s main office and two of its branches are located in the county seat and the Bank has traditionally had deposit relationships with public entities. Public deposits have decreased $10.2 million during 2007 to $46.3 million at year-end 2007 from $56.5 million at year-end 2006 after decreasing $19.4 million from $75.9 million at year-end 2005. Public deposit balances decreased in 2007 due to the Bank decreasing its rates on deposits. The state of Illinois is offering highly competitive money market rates for deposits from local government units through its “Illinois Funds” program that are guaranteed by the state. As a result the Bank expects that maintaining public deposit levels will continue to be difficult.
      The effect of the Company’s 2007 strategy of increasing its net interest income by lowering its deposit rates is shown in Table 1. Average deposits in 2007 declined $43.3 million from 2006. Table 1 shows that the majority of the decrease to deposits was attributable to average time deposits that declined $28.6 million in 2007 even though average time deposit rates paid increased 40 basis points compared with 2006. The cause for this is that although time deposit rates paid increased in 2007, the Company’s rates offered were lower than competitive time deposit rates offered by other financial institutions in the Bank’s market area as well as offered by banks over the internet.
     Table 1 shows that during 2007 that, although money market account rates paid were 28 basis points less than in 2006, average money market account balances remained stable in 2007, increasing $689,000 as compared with 2006. It is believed that the flexibility of the money market product, as well as being paid the highest rate of any interest bearing deposit offered by the Company other than time deposits, appeals to customers.
     Average savings balances declined $9.6 million during 2007 as compared with 2006 and average NOW account balances decreased $5.2 million. Average rates paid in 2007 as compared with 2006 decreased 22 basis points on savings accounts and 19 basis points on NOW accounts.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Securities Sold Under Repurchase Agreements and Other Short-Term Borrowings
     Securities sold under repurchase agreements (repurchase agreements) and other short-term borrowings during 2007 have continued to be an alternative to certificates of deposit as a source of funds. At December 31, 2007, the Company had balances of $66.8 million made up of repurchase agreements of securities that had a carrying value of $68.4 million.
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
     The Company experienced a $20.0 million decrease in its repurchase agreements at year-end 2007 compared with year-end 2006 after a $13.7 million increase at year-end 2006 as compared with year-end 2005. As shown in Table 12, although year-end repurchase agreement levels declined in 2007, average repurchase agreements 2007 increased $4.5 million to $74.4 million as compared with $69.9 million in 2006. It is expected that in 2008, the level of average repurchase agreement will decline.
     At year-end 2007, one customer had repurchase agreements totaling $20.0 million that makes up 30% of the total repurchase agreements. Subsequent to year-end 2007, this customer closed the relationship lowering repurchase agreements by $20.0 million. Repurchase agreements issued to related parties of the Company totaled $6.4 million at December 31, 2007. The repurchase agreements to related parties were issued at the same terms and conditions that were offered to other customers.
     The Company is able to borrow up to $35.0 million combined in federal funds purchased from two money center banks, with which the Bank has correspondent relationships, for short periods of time as necessary for liquidity purposes. The Company’s borrowings in federal funds purchased averaged $1.2 million 2007 and $878,000 in 2006.
     At year-end 2007, the Company had the ability to borrow $8.4 million from the Federal Home Loan Bank of Chicago. The Company had no Federal Home Loan Bank term advances at year-end 2007. Subsequent to year-end 2007 this Federal Home Loan Bank line was increased to $28.9 million and the Company received a term advance of $25.0 million. The Company’s Federal Home Loan Bank term advance borrowings averaged $4.8 million in 2007 and $6.5 million in 2006.
Table 12 — Securities Sold Under Repurchase Agreements

($ 000’s)
At or for the Year Ended December 31,	2007	2006	2005

Balance at end of year	$66,797	$86,775	$73,093
Weighted average interest rate at end of year	3.45%	5.06%	3.80%
Maximum amount outstanding	$81,112	$86,775	$78,981
Average daily balance outstanding during the year	74,393	69,852	62,799
Weighted average interest rate during the year	4.56%	4.63%	2.97%
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Table 13 — Capital Standards
($ 000’s)
As of December 31, 2007

Qualifying for Tier I Capital:

Common stock	$1,789
Additional paid-in capital	11,584
Retained earnings	66,983
Treasury stock, at cost	(7,202)
Net unrealized loss on equity securities available for sale	(24)
Trust preferred securities	10,000
Less — Intangible assets	(10,912)

Total Qualifying Tier I Capital	$72,218

Risked-based Assets	Total	Risk-based

Zero percent risk weighting	$7,655	$0
Twenty percent risk weighting	133,561	26,712
Fifty percent risk weighting	73,547	36,774
One hundred percent risk weighting (1)	456,734	456,734

Total Risk-weighted Assets	$671,497	$520,220

Qualifying for Tier II Capital:

Total Qualifying Tier I Capital	$72,218
Allowance for loan losses-qualifying portion	4,606

Total Qualifying Tier II Capital	$76,824

Total Average Net Fourth Quarter Assets	$640,997

Minimum Capital Requirements	$	%

(Tier I Capital to Average Assets)
Required	$25,640	4.00%
Actual	72,218	11.27

Risked-based Capital:
Tier I:
Required	$20,809	4.00%
Actual	72,218	13.88
Tier II:
Required	$41,618	8.00%
Actual	76,824	14.77

(1)	Includes off-balance sheet items
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
Table 14 — Contractual Obligations, Commitments,
Contingent Liabilities and Off-Balance Sheet Arrangements

		Greater than	Greater than
		1 yr. and	3 yrs. and
($ 000’s)	One year	less than or	less than or	Greater than
As of December 31, 2007	or less	equal to 3 yrs.	equal to 5 yrs.	5 yrs.	Total

Long-term debt
Subordinated debentures	$0	$0	$0	$10,000	$10,000
Time deposits	190,317	52,875	0	0	243,192

Other contractual obligations
Standby letters of credit	10,717	0	0	0	10,717
Chicago Equity Fund investment commitment	221	50	0	0	271
Annual Report 2007
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
     Proper interest rare risk evaluation must include active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest rate risk. Several techniques might be used by an institution to minimize interest rate risk. Such activities fall under the broad definition of asset/liability management.
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
     Rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Rate sensitivity on loans tied to the prime rate differs considerably from long-term investment securities and fixed rate loans. Time deposits are usually more rate sensitive than savings accounts. Management has portrayed savings accounts and NOW accounts as immediately repricable in Table 10, because of management’s ability to change the savings and NOW account interest rate. As interest rates change, however, market conditions may allow rates on savings and NOW accounts to remain stable or these deposit product rates may change to a lesser extent than rates on money market accounts or time deposits.
     Table 11, “Time Deposits, $100,000 and Over Maturity Schedule”, allows one to calculate that at December 31, 2007, 26.2% of the time deposits $100,000 and over mature after one year, differing from 39.0% at December 31, 2006. This shows a shortening of maturities in this type of deposit during 2007.
     At December 31, 2007 and 2006, approximately 34% of the Company’s loan and lease portfolio float with the prime rate or are repricable within 90 days. Borrower preference has been for fixed rate loans. The subsequent to year-end decreases to the prime lending rate and further anticipated decreases as the Federal Reserve attempts to stabilize the economy may cause variable rate loans in 2008 to increase.
     Securities that reprice within 90 days amount to $26.9 million according to Table 10 as compared with $57.2 million at year-end 2006. It should be noted that in Table 10, the repricing of these securities is based on the maturity date of the investments. Mortgage-backed securities are shown in Table 10 based on their maturity date or when the security is subject to rate change if the security is rate adjustable. Table 10 does not reflect the monthly principal payments the Company receives on the mortgage-backed securities derived from the mortgages that underlie the securities. At December 31, 2007, all of the Company’s U.S. government-sponsored entity securities with maturities of greater than one year, or $35.1 million, have call options that allow the issuer to call or payoff the security prior to maturity. It is expected that as interest levels decline in 2008 that these securities will be called.
Annual Report 2007
Northern States Financial Corporation

Management’s Discussion and Analysis
Quantitative and Qualitative Disclosures About Market Risk (cont’d)
     Table 10 shows that at December 31, 2007, the Company has cumulative excess interest earning liabilities of $212 million within the one-year time frame. At year-end 2006, the Company had cumulative excess interest earning liabilities of $127 million within the one-year time frame. This shows a significant shift as the negative gap increased in 2007 as the Company has lengthened the repricing time frames of its interest bearing assets while shortening its maturities and repricing of its interest bearing liabilities.
     Another approach used by management to analyze interest rate risk is to periodically evaluate the “shock” to base 12 month projected net interest income of an assumed instantaneous decrease and increase in rates of 1% and 2% using computer simulation. Table 15 shows this analysis at December 31, 2007 and December 31, 2006. The computer simulation model used to do the interest rate shocks and calculate the effect on projected net interest income takes into consideration maturity and repricing schedules of the various assets and liabilities as well as call provisions on the Company’s securities. Current policy set by the Board of Directors limits exposure to net interest income from interest rate shocks of plus or minus 2% to plus or minus 10% of the base projected 12 month net interest income.
     At December 31, 2007 the computer simulation forecasted 2008 net interest income increases $418,000 when rates are shocked upwards 2% while net interest income decreases $222,000 for a 2% downwards rate shock. These changes to net interest income are within internal policy parameters for interest rate risk.
     One might expect that net interest income would not decrease as rates drop as Table 10 shows that the Company is in a cumulative negative gap position within the one-year time frame showing more rate sensitive liabilities repricing at the lower rates than assets. The computer simulation shows lower net interest income as rates are shocked downward as the simulation calculates that with a downward rate shock assets become more rate sensitive and some liabilities become less rate sensitive.
     With a downward rate shock more securities become rate sensitive. For example, any callable securities would likely be called when rates drop. With downward rate shocks, the $35.1 million of callable securities issued by U.S. government-sponsored entities with remaining maturities of greater than one year would be called. The computer simulation model also takes into consideration payment streams on the mortgage-backed securities and reflects that a downward rate shock would cause payments on mortgage-backed securities to increase as borrowers refinance the underlying mortgages at the lower rates.
     On the liability side, some rate sensitive deposit accounts become less rate sensitive with a downward rate shock. Examples of this are savings and NOW accounts that the Company has the contractual ability to change the rate at any time. At December 31, 2007 the Company’s regular savings rate was approximately .75% and regular NOW rate was .25%. Any downward rate shock would reflect that these deposit types are not rate sensitive, as the Company would not have the ability to lower these rates much further.
     Ways that the Company can manage interest rate risk include: selling existing assets or repaying certain liabilities and matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. Financial institutions are subject to prepayment risk in a falling rate environment. For example, a debtor may prepay financial assets so that the debtor may refinance obligations at new, lower rates. The Company attempts to mitigate this by having prepayment penalties on fixed rate loans. With downward rates the Company seeks to mitigate the effect on net interest income from variable rate loans by placing floors whenever possible on variable rate loans as to how low the rate may go. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields.
Table 15 — Effect of Interest Shocks on Net Interest Income

($ 000’s)	Down 2%	Down 1%	Up 1%	Up 2%

December 31, 2007
Dollar Change from Base	$(222)	$(137)	$334	$418
Percent Change from Base	-1.10%	-0.68%	1.66%	2.08%

December 31, 2006
Dollar Change from Base	$(10)	$(2)	$(326)	$(800)
Percent Change from Base	-0.06%	-0.01%	-1.94%	-4.77%
Annual Report 2007
Northern States Financial Corporation

Report of Independent
Registered Public Accounting Firm
Board of Directors and Stockholders
Northern States Financial Corporation and Subsidiaries
     We have audited the accompanying consolidated balance sheets of Northern States Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the two years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northern States Financial Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Northern States Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2008, expressed an unqualified opinion thereon.

Plante & Moran, PLLC
Chicago, Illinois
March 7, 2008
Annual Report 2007
Northern States Financial Corporation

Report of Independent
Registered Public Accounting Firm
Board of Directors and Stockholders
Northern States Financial Corporation
     We have audited the accompanying consolidated statements of income, stockholders’ equity, cash flows and comprehensive income of Northern States Financial Corporation for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Northern States Financial Corporation for the year ended December 31, 2005, in conformity with accepted accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC
Oak Brook, Illinois
March 27, 2006
Annual Report 2007
Northern States Financial Corporation

Consolidated Financial Statements
Consolidated Balance Sheets

($ 000’s, except per share data)
December 31,	2007	2006

Assets
Cash and due from banks	$14,273	$19,023
Interest bearing deposits in financial institutions – maturities less than 90 days	180	885
Federal funds sold	9,181	10,078

Total cash and cash equivalents	23,634	29,986
Securities available for sale	153,277	279,056
Loans and leases	435,734	373,715
Less: Allowance for loan and lease losses	(4,606)	(7,162)

Loans and leases, net	431,128	366,553
Federal Home Loan Bank stock	1,445	1,445
Office buildings and equipment, net	9,198	9,394
Other real estate owned	2,857	2,983
Accrued interest receivable	3,084	4,235
Goodwill	9,522	9,522
Core deposit intangible assets	1,390	1,854
Other assets	2,621	4,981

Total assets	$638,156	$710,009

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand — noninterest bearing	$60,015	$58,530
NOW accounts	44,406	51,164
Money market accounts	71,983	85,714
Savings	61,363	68,303
Time, $100,000 and over	134,150	152,912
Time, under $100,000	109,042	105,973

Total deposits	480,959	522,596
Securities sold under repurchase agreements	66,797	86,775
Federal Home Loan Bank advances	0	11,500
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	1,066	794
Accrued interest payable and other liabilities	5,880	6,881

Total liabilities	564,702	638,546

Stockholders’ Equity
Common stock (Par value $0.40 per share, authorized 6,500,000 shares, issued 4,472,255 shares at December 31, 2007 and 2006)	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	66,983	65,603
Treasury stock, at cost (294,150 shares in 2007 and 239,150 shares in 2006)	(7,202)	(5,961)
Accumulated other comprehensive income (loss)	300	(1,552)

Total stockholders’ equity	73,454	71,463

Total liabilities and stockholders’ equity	$638,156	$710,009

     The accompanying notes are an integral part of these consolidated financial statements.
Annual Report 2007
Northern States Financial Corporation

Consolidated Financial Statements
Consolidated Statements of Income

($ 000’s, except per share data)
Years Ended December 31,	2007	2006	2005

Interest income
Loans (including fee income)	$27,789	$26,897	$25,692
Securities
Taxable	9,509	8,730	8,087
Exempt from federal income tax	311	235	288
Federal funds sold and other	812	771	989

Total interest income	38,421	36,633	35,056

Interest expense
Time deposits	12,112	12,341	10,236
Other deposits	3,607	4,155	2,759
Repurchase agreements and federal funds purchased	3,456	3,278	1,910
Federal Home Loan Bank advances	205	259	289
Subordinated debentures	680	662	178

Total interest expense	20,060	20,695	15,372

Net interest income	18,361	15,938	19,684
Provision for loan and lease losses	81	0	3,428

Net interest income after provision for loan and lease losses	18,280	15,938	16,256

Noninterest income
Service fees on deposits	2,847	2,541	2,411
Trust income	794	753	710
Gain (loss) on sales of other real estate owned	(8)	613	111
Gain (loss) on sale of securities	0	0	(169)
Other operating income	1,405	1,439	1,307

Total noninterest income	5,038	5,346	4,370

Noninterest expense
Salaries and employee benefits	8,600	8,903	8,704
Occupancy and equipment, net	2,309	2,210	2,084
Data processing	1,564	1,565	1,505
Legal	439	436	184
Audit and professional	1,145	1,168	1,209
Amortization of intangible assets	464	464	464
Printing and supplies	403	423	420
Write-down of other real estate owned	0	0	1,067
Other operating expenses	1,906	2,134	2,371

Total noninterest expense	16,830	17,303	18,008

Income before income taxes	6,488	3,981	2,618
Provision for income taxes	2,100	889	531

Net income	$4,388	$3,092	$2,087

Earnings per share	$1.05	$0.72	$0.49
     The accompanying notes are an integral part of these consolidated financial statements.
Annual Report 2007
Northern States Financial Corporation

Consolidated Financial Statements
Consolidated Statements of Cashflows

($ 000’s)
Years Ended December 31,	2007	2006	2005

Cash flows from operating activities
Net income	$4,388	$3,092	$2,087
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	573	581	545
Net losses on sales of securities	0	0	169
Federal Home Loan Bank stock dividends	0	0	(98)
Provision for loan and lease losses	81	0	3,428
Write-down of other real estate owned	0	0	1,067
Deferred loan fees	42	(215)	(308)
Deferred tax expense (benefit)	68	95	(1,263)
Loans originated for sale	0	0	(748)
Proceeds from sales of loans	0	0	758
Net gains on sales of loans	0	0	(10)
Net (gains) losses on sales of other real estate owned	8	(613)	(111)
Amortization of intangible assets	464	464	464
Net change in interest receivable	1,151	(334)	(454)
Net change in other assets	1,120	(320)	(479)
Net change in interest payable and other liabilities	(1,001)	(23)	1,307

Net cash from operating activities	6,894	2,727	6,354

Cash flows from investing activities
Proceeds from maturities, calls and principal repayments of securities available for sale	247,289	108,418	95,121
Proceeds from sales of securities available for sale	0	0	6,127
Purchases of securities available for sale	(118,485)	(119,249)	(118,580)
Purchases of Federal Reserve Bank Stock	0	0	(492)
Redemption of Federal Home Loan Bank Stock	0	641	0
Redemption of Federal Reserve Bank Stock	0	0	642
Change in loans made to customers	(64,699)	20,881	40,495
Property and equipment expenditures	(377)	(548)	(659)
Proceeds from sales of other real estate owned	118	4,726	666

Net cash from investing activities	63,846	14,869	23,320

Cash flows from financing activities
Net increase (decrease) in:
Deposits	(41,637)	(31,853)	(34,895)
Securities sold under repurchase agreements and other short-term borrowings	(19,978)	13,682	(1,671)
Advances from borrowers for taxes and insurance	272	(36)	(76)
Federal Home Loan Bank advances	10,000	5,000	15,000
Repayment of Federal Home Loan Bank advances	(21,500)	0	(15,000)
Subordinated debentures issued	0	0	10,000
Purchases of treasury stock	(1,241)	(1,301)	0
Dividends paid	(3,008)	(2,770)	(2,663)

Net cash used in financing activities	(77,092)	(17,278)	(29,305)

Net change in cash and cash equivalents	(6,352)	318	369
Cash and cash equivalents at beginning of year	29,986	29,668	29,299

Cash and cash equivalents at end of year	$23,634	$29,986	$29,668

Annual Report 2007
Northern States Financial Corporation

Consolidated Financial Statements
Consolidated Statements of Cashflows (cont’d)

($ 000’s)
Years Ended December 31,	2007	2006	2005

Supplemental disclosures
Cash paid during the year for
Interest	$20,604	$19,983	$14,073
Income taxes	1,475	1,050	1,750
Noncash investing activities
Transfers from loans to other real estate owned	0	2,665	1,251
     The accompanying notes are an integral part of these consolidated financial statements.
Consolidated Statements of Stockholders’ Equity

($ 000’s, except per share data)		Additional		Treasury	Accumulated Other	Total
Years Ended December 31,	Common	Paid-in	Retained	Stock,	Comprehensive	Stockholders’
2007, 2006 and 2005	Stock	Capital	Earnings	at Cost	Income (Loss)	Equity

Balance, December 31, 2004	$1,789	$11,584	$66,102	$(4,660)	$(1,633)	$73,182
Net income			2,087			2,087
Cash dividends ($0.62 per share)			(2,663)			(2,663)
Unrealized net loss on securities available for sale					(1,854)	(1,854)

Balance, December 31, 2005	1,789	11,584	65,526	(4,660)	(3,487)	70,752
Correction of errors from previous years, January 1, 2006 (See Note 18)			(245)			(245)

Balance, January 1, 2006 restated	1,789	11,584	65,281	(4,660)	(3,487)	70,507
Net income			3,092			3,092
Purchase of 62,000 shares of common stock as treasury stock				(1,301)		(1,301)
Cash dividends ($0.65 per share)			(2,770)			(2,770)
Unrealized net gain on securities available for sale					1,935	1,935

Balance, December 31, 2006	1,789	11,584	65,603	(5,961)	(1,552)	71,463
Net income			4,388			4,388
Purchase of 55,000 shares of common stock as treasury stock				(1,241)		(1,241)
Cash dividends ($0.72 per share)			(3,008)			(3,008)
Unrealized net gain on securities available for sale					1,852	1,852

Balance, December 31, 2007	$1,789	$11,584	$66,983	$(7,202)	$300	$73,454

     The accompanying notes are an integral part of these consolidated financial statements.
Annual Report 2007
Northern States Financial Corporation

Consolidated Financial Statements
Consolidated Statements of Comprehensive Income

($ 000’s)
Years Ended December 31,	2007	2006	2005

Net income	$4,388	$3,092	$2,087
Other comprehensive income:
Unrealized gains (losses) on securities available for sale, net of tax	1,852	1,935	(1,854)

Comprehensive income	$6,240	$5,027	$233

     The accompanying notes are an integral part of these consolidated financial statements.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 1 — Summary of Significant Accounting Policies
     Principles of Consolidation: The consolidated financial statements include the accounts of Northern States Financial Corporation (“Company”), its wholly owned subsidiary, NorStates Bank (“Bank”), and NorStates Bank’s wholly-owned subsidiaries, Northern States Community Development Corporation (“NSCDC”) and Waukegan Hotels, LLC (“WHLLC”). NSCDC was formed in 2002 and the Bank contributed a parcel of the other real estate owned and cash to this entity. WHLLC was formed in 2006 to operate two motels that the Bank had acquired through foreclosure. The Bank contributed the two motels and cash to WHLLC. WHLLC was dissolved during the second quarter of 2007 as the motels were sold in the fourth quarter of 2006 and all operations were completed during the first quarter of 2007.
     On November 10, 2005, Bank of Waukegan and First State Bank of Round Lake, both wholly owned subsidiaries of the Company, were merged together. Bank of Waukegan was the resulting Bank from the merger, under a new name NorStates Bank. The Company acquired First State Bank of Round Lake on January 5, 2004. Significant intercompany transactions and balances are eliminated in consolidation.
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
     Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan and lease losses, fair value of financial instruments, fair value of other real estate owned and status of contingencies are particularly subject to change.
     Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks, federal funds sold and interest bearing deposits in financial institutions. Net cash flows are reported for customer loan and deposit transactions, securities sold under repurchase agreements and other short-term borrowings.
     Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax. Restricted securities, such as Federal Home Loan Bank stock, are carried at cost.
     Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of premiums and accretion of discounts. Securities are written down to fair value when a decline in fair value is determined as not being temporary.
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
     Federal Home Loan Bank Stock: The Company, as a member of the Federal Home Loan Bank of Chicago (FHLB), is required to maintain an investment in the capital stock of the FHLB. No ready market exists for the stock and it has no quoted market value. The stock is redeemable at par by the FHLB and is, therefore, carried at cost and periodically evaluated for impairment. The Company records dividends in income on the ex-dividend date. In October 2007, the FHLB entered into a consensual cease and desist order with its regulator, the Federal Housing Finance Board (Finance Board), which prohibits capital stock repurchases and redemptions without approval from the Finance Board, and requires certain capital ratios. FHLB management does not expect the order to impact any products or services offered to its members and is not paying dividends until certain capital ratios are met.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 1 — Summary of Significant Accounting Policies (cont’d)
     Loans and Leases: Loans and leases are reported at the principal balance outstanding, net of deferred loans fees and costs and the allowance for loan and lease losses.
     Interest income is reported on the accrual method and includes amortization of deferred loan fees over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged-off when they become more than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off if collection of principal or interest is considered doubtful.
     Interest received on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to actual accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
     Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs net of recoveries. Management estimated the allowance balance required using past loan and lease loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in the management’s judgement, should be charged-off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.
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
     Employee Benefits: A profit sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. Contributions totaled $216,000, $211,000 and $208,000 in 2007, 2006 and 2005, respectively. The plan allows employees to make voluntary contributions, although such contributions are not matched by the Company.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 1 — Summary of Significant Accounting Policies (cont’d)
     Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
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
     Recent Accounting Pronouncements: Statement of Financial Accounting Standard (“SFAS”) Number 157, “Fair Value Measurements” clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 will have a significant impact on the financial statements.
     Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No.115” provides an entity with the irrevocable option to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. When a company elects to apply the fair value option to existing specific items, the company reports the difference between the items’ carrying value and their fair value as a cumulative-effect adjustment to the opening balance of retained earnings. When a company elects to apply the fair value option to new items, the company reports the change in value through current period income. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for the Company is January 1, 2008. The Company expects that it will not elect to apply the fair value option to existing specific items and as such expects no impact on the financial statements from the adoption of SFAS No. 159.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 2 — Securities
     Year-end securities available for sale were as follows:

	Fair	Gross Unrealized
December 31, 2007	Value	Gains	Losses

U.S. Treasury	$1,005	$5	$0
U.S. government-sponsored entities	58,459	320	(25)
States and political subdivisions	13,984	123	(26)
Mortgage-backed securities	66,393	1,207	(3)
Other bonds	9,808	0	(1,072)
Equity securities	3,628	0	(39)

Total	$153,277	$1,655	$(1,165)

	Fair	Gross Unrealized
December 31, 2006	Value	Gains	Losses

U.S. Treasury	$999	$0	$(1)
U.S. government-sponsored entities	253,252	5	(2,417)
States and political subdivisions	10,513	53	(70)
Mortgage-backed securities	1,863	5	(25)
Other bonds	9,000	0	0
Equity securities	3,429	0	(84)

Total	$279,056	$63	$(2,597)

     Sales of securities available for sale were as follows:

	2007	2006	2005

Proceeds	$0	$0	$6,127
Gross gains	0	0	0
Gross losses	0	0	(169)
     Contractual maturities of debt securities available for sale at year-end 2007 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$27,629
Due after one year through five years	40,382
Due after five years through ten years	549
Due after ten years	14,696

83,256
Mortgage-backed securities	66,393
Equity securities	3,628

Total	$153,277

     The Company had no structured securities issued by U.S. government-sponsored entities at December 31, 2007.
     Securities issued by U.S. government-sponsored entities with call options totaled $43,043,000 and $174,643,000 at December 31, 2007 and 2006.
     Securities carried at $125,326,000 and $160,846,000 at year-end 2007 and 2006, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 2 — Securities (cont’d)
     At December 31, 2007, the Company had no securities of a single issuer, other than the U.S. government-sponsored entities, including the Federal Home Loan Bank (FHLB), the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC), that exceeded 10% of consolidated stockholders’ equity.
     Securities with unrealized losses at year-end 2007 and 2006 aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2007	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$0	$0	$0	$0	$0	$0
U.S. government-sponsored entities	0	0	12,974	(25)	12,974	(25)
States and political subdivisions	2,547	(21)	1,562	(5)	4,109	(26)
Mortgage-backed securities	0	0	480	(3)	480	(3)
Other bonds	9,808	(1,072)	0	0	9,808	(1,072)
Equity securities	0	0	3,628	(39)	3,628	(39)

Total temporarily impaired	$12,355	$(1,093)	$18,644	$(72)	$30,999	$(1,165)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$999	$(1)	$0	$0	$999	$(1)
U.S. government-sponsored entities	53,944	(240)	197,661	(2,177)	251,605	(2,417)
States and political subdivisions	5,443	(48)	1,196	(22)	6,639	(70)
Mortgage-backed securities	522	(9)	646	(16)	1,168	(25)
Equity securities	0	0	3,429	(84)	3,429	(84)

Total temporarily impaired	$60,908	$(298)	$202,932	$(2,299)	$263,840	$(2,597)

     At December 31, 2007, there were unrealized losses on other bonds that were greater than 5% of the amortized cost of these securities. These securities consisted of collateralized debt obligations of trust preferred securities that declined in fair value during the second half of 2007. Management has analyzed the payment streams on these collateralized debt obligations and management has the intent and ability to hold these securities for the foreseeable future. Management expects the fair value to recover as these securities approach their maturity dates.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 3 — Loans
     Year-end loans were as follows:

	2007	2006

Commercial	$55,763	$47,400
Real estate-construction	51,024	46,806
Real estate-mortgage 1-4 family	52,541	36,352
Real estate-mortgage 5+ family	53,159	38,735
Real estate-mortgage commercial	190,916	169,064
Home equity	24,604	25,936
Leases	4,723	5,502
Installment	3,435	4,309

Total loans	436,165	374,104
Less:
Deferred loan fees	(431)	(389)

Loans, net of unearned income and deferred loan fees	435,734	373,715
Allowance for loan losses	(4,606)	(7,162)

Loans, net	$431,128	$366,553

     Impaired loans were as follows:

	2007	2006	2005

Year-end impaired loans and leases with no allowance for loan and lease losses allocated	$8,825	$2,397	$8,083
Year-end impaired loans and leases with allowance for loan and lease losses allocated	1,917	7,103	23,971

Total impaired loans and leases impaired at year-end	$10,742	$9,500	$32,054

Amount of the allowance allocated to impaired loans and leases	$510	$3,301	$7,646
Average of impaired loans and leases during the year	7,311	24,355	29,285
Interest income recognized on impaired loans and leases during impairment, all on cash basis	71	1,107	941
     Non-performing loans and leases were as follows:

	2007	2006	2005

Nonaccrual loans and leases	$10,752	$8,064	$21,554
Loans and leases past due over 90 days and still accruing interest	1,230	118	358

Total nonperforming loans	$11,982	$8,182	$21,912

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
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 3 — Loans (cont’d)
     The Company was unable to come to an agreement through mediation with RLI Insurance Company on the lease pools that RLI Insurance Company had issued surety bonds. As of December 31, 2007, the Company is continuing to pursue litigation against RLI Insurance Company. RLI Insurance Company’s latest A. M. Best ratings are “A+”. At December 31, 2007, the Company had approximately $4.0 million in CMC lease pools for which RLI Insurance Company had issued surety bonds. The Company has a carrying value of approximately $2.0 million on these lease pools as of December 31, 2007.
     Related party loans were as follows:

2007

Total loans at beginning of year	$1,685
New loans	784
Repayments	(1,004)

Total loans at end of year	$1,465

     There were real estate-mortgage commercial loans to the hotel industry with a carrying value of $19,486,000 and $18,279,000 at December 31, 2007 and 2006.
     There were no loans held for sale at year-end 2007 and 2006.
Note 4 — Allowance for Loan and Lease Losses
     Activity in the allowance for loan losses for the year ended December 31, follows:

	2007	2006	2005

Balance at beginning of year	$7,162	$10,618	$7,812
Provision charged to operating expense	81	0	3,428
Loans charged off	(2,693)	(3,567)	(824)
Recoveries on loans previously charged off	56	111	202

Balance at end of year	$4,606	$7,162	$10,618

Note 5 — Office Buildings and Equipment
     Office and equipment consisted of the following at December 31, 2007 and 2006:

	2007	2006

Land	$2,895	$2,895
Office buildings and improvements	12,390	12,156
Furniture and equipment	3,697	3,608

Total cost	18,982	18,659
Accumulated depreciation	(9,784)	(9,265)

Net book value	$9,198	$9,394

     Depreciation expense amounted to $573,000 in 2007, $581,000 in 2006, and $545,000 in 2005.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 6 — Goodwill and Core Deposit Intangible Assets
     The change in goodwill during the year is as follows:

	2007	2006	2005

Balance at beginning of year	$9,522	$9,522	$9,522
Impairment	0	0	0

Balance at end of year	$9,522	$9,522	$9,522

     The core deposit intangible asset arising from the First State Bank of Round Lake acquisition on January 5, 2004 was recorded at $3,246,000. Amortization expense was $464,000 in 2007, 2006 and 2005. The core deposit intangible is being amortized on the straight-line method over seven years with three years remaining as of December 31, 2007.
     Acquired intangible assets were as follows as of year end:

	2007			2006
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit intangible	$3,246	$1,856	$1,390	$3,246	$1,392	$1,854

     Amortization for each of the next three years is expected as follows:

2008	$464
2009	464
2010	462
Note 7 — Deposits
     At year-end 2007, stated maturities of time deposits were:

2008	$190,317
2009	36,935
2010	15,940

$243,192

     Related party deposits at year-end 2007 and 2006 totaled $11,679,000 and $20,933,000, respectively. Brokered deposits at December 31, 2007 and 2006 totaled $43,825,000 and $44,475,000, respectively.
Note 8 — Borrowings
     Securities sold under agreements to repurchase totaled $66,797,000 and $86,755,000 at December 31, 2007 and 2006. These repurchase agreements were secured by U.S. government-sponsored entity or mortgaged-backed securities with a carrying amount of $68,411,000 and $89,422,000 at December 31, 2007 and 2006.
     Securities sold under agreements to repurchase are financing arrangements that mature within one year. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 8 — Borrowings (cont’d)

	2007	2006

Average daily balance during the year	$74,393	$69,852
Average interest rate during the year	4.56%	4.63%
Maximum month end balance during the year	$81,112	$86,775
Weighted average interest rate at year-end	3.45%	5.06%
     Related party securities sold under repurchase agreements at December 31, 2007 and 2006 totaled $6,370,000 and $9,370,000.
     At December 31, 2007, there were two customer relationships in which the customer had securities sold under repurchase agreements that totaled in excess of 10% of equity. One relationship totaled $20,032,000 and had a weighted average maturity of 9 days. The other relationship totaled $8,495,000 and had a weighted average maturity of 1 day in an overnight product. Subsequent to year-end 2007, the one relationship totaling $20,032,000 was closed reducing repurchase agreements by that amount.
     The Company had no Federal Home Loan Bank advances at December 31, 2007. Subsequent to year-end 2007, the Company received an advance from the Federal Home Loan Bank for $25,000,000 that is at a variable rate based on the FHLB Chicago Federal Funds rate plus 6 basis points that matures at March 14, 2008. At year-end December 31, 2006, advances from the Federal Home Loan Bank were as follows:

2006

Fixed rate, maturity at January 5, 2007, 5.39%	$5,000
Fixed rate, maturity at August 9, 2007, 3.90%	6,500

Total	$11,500

     The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank agrees to retain first mortgage loans with an unpaid principal balances aggregating no less than 167% of the outstanding secured advance from the FHLB.
     Federal funds purchased is a short-term borrowing from a money center bank. At December 31, 2007 and December 31, 2006 there were no federal funds purchased.
Note 9 — Subordinated Debentures
     On September 15, 2005, the Company issued $10 million of trust preferred securities through Northern States Statutory Trust I, an unconsolidated wholly-owned grantor trust. The Company then issued $10 million of subordinated debentures to Northern States Statutory Trust I. The subordinated debentures mature in September 2035, and at December 31, 2007, bear interest at a rate of 6.488%. At December 31, 2006, the subordinated debenture carried a rate of 6.673%. From December 2005 until September 15, 2010, the subordinated debentures bear interest at a rate equal to the sum of the product of 50% times the 3-month London Interbank Offered Rate (“LIBOR”) plus 1.80%, plus the product of 50% times 6.186%, and thereafter at a rate equal to the 3-month LIBOR plus 1.80%. The 3-month LIBOR rates used at December 31, 2007 and 2006 were 4.991% and 5.360%, respectively. For the years ended December 31, 2007, 2006 and 2005, interest expense on the subordinated debentures was $680,000, $662,000 and $178,000, respectively. The Company has the option to defer interest payments on the subordinated debentures at any time for up to 5 years. The subordinated debentures are redeemable by the Company at any time commencing in 2010 at par.
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
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 10 — Income Taxes
     A summary of federal and state income taxes on operations follows:

	2007	2006	2005

Current income tax expense	$2,032	$794	$1,794
Deferred tax	68	95	(1,263)

Provision for income taxes	$2,100	$889	$531

     The components of deferred tax assets and liabilities at December 31, 2007 and 2006 follow:

	2007	2006

Deferred tax assets:
Allowance for loan and lease losses	$2,564	$2,670
Deferred compensation and directors’ fees	87	84
Net operating loss carry forward for state income tax purposes	363	368
Unrealized net loss on securities available for sale	0	982
Other items	81	195

Gross deferred tax assets	3,095	4,299
Deferred tax liabilities:
Depreciation	(580)	(562)
Federal Home Loan Bank stock dividends	(195)	(195)
Deferred loan fees	(201)	(130)
Basis difference in acquired assets	(760)	(919)
Unrealized net gain on securities available for sale	(190)	0
Other items	5	(79)

Gross deferred tax liabilities	(1,921)	(1,885)

Net deferred tax asset (liability)	$1,174	$2,414

     No valuation allowance is required for deferred tax assets.
     In 2007, the Company generated a net operating loss for state income tax purposes of approximately $710,000, which will be carried forward to reduce future taxable income. The net operating loss carry forward will expire in 2020 if it is not utilized.
     The provision for income taxes differs from that computed at the statutory federal corporate rates as follows:

	2007	2006	2005

Income tax calculated at statutory rate (34%)	$2,206	$1,354	$890
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(135)	(103)	(125)
State income tax, net of federal tax benefit	(27)	(204)	(242)
Tax credits from low income housing investments	(81)	(80)	(80)
Other items, net	137	(78)	88

Provision for income taxes	$2,100	$889	$531

     Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the “Thrift”) qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts which differed from the provision charged to income in the financial statements. Tax legislation passed in 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2007 includes approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then prevailing rates, resulting in approximately $1,269,000 of deferred tax liability.
     The accounting pronouncement “FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes” became effective for the Company during 2007. This pronouncement requires that the Company recognize and report in its consolidated financial statements the impact of any uncertain tax positions. At year-end 2007, management reviewed whether it had any material contingent liabilities associated with uncertain tax positions and determined that it had none.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
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
     At year-end 2007 and 2006, reserves of $6,476,000 and $6,663,000, respectively were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
     Cash and cash equivalents at December 31, 2007 and 2006 included $14,097,000 and $21,040,000, respectively at the Company’s main correspondent bank, LaSalle National Bank, Chicago, IL.
     Some financial instruments are used in the normal course of business to meet the financial needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amounts reported in the financial statements.
     The same credit policies are used for commitments and conditional obligations as are used for loans. Collateral or other security is normally not required to support financial instruments with credit risk.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitment does not necessarily represent future cash requirements. Standby letters of credit and written financial guarantees are conditional commitments to guarantee a customer’s performance to a third party.
     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

	2007	2006

Unused lines of credit and commitments to make loans:
Fixed rate	$28,619	$18,370
Variable rate	108,046	87,091

Total	$136,665	$105,461

Standby letters of credit	$10,717	$8,003
     Commitments to make loans at a fixed rate have interest rates ranging primarily from 6.50% to 7.50% at December 31, 2007.
     Commitments to make loans to related parties were $1,919,000 at December 31, 2007 and $1,958,000 at December 31, 2006.
     Other real estate owned includes a property acquired in 1987 through the receipt of deed in lieu of foreclosure. This property is a former commercial/industrial site located overlooking Lake Michigan in Waukegan, Illinois, with a carrying value of $1,710,000 at December 31, 2007. Environmental remediation costs may be incurred in disposing of this property. There is no requirement to undertake any remediation activities at this time. Further, there is no pending or threatened litigation regarding the property’s environmental issues, nor are there any threatened or pending governmental orders, assessments or actions regarding the same. During the quarter ending December 31, 2007, the Company hired an independent environmental consultant to provide an opinion as to estimated remediation costs with this property. The report estimated that the costs involved would be approximately $1,600,000 to achieve acceptable levels of contaminants for commercial/industrial or residential land use and to prevent migration of contaminants to adjoining off-site properties and Lake Michigan. No determination has yet been made as to the ultimate end use of the property, which would need to be approved by the City of Waukegan as part of its Lakefront Downtown Master Plan. The appraised value of the property supports the Bank’s carrying value plus the estimated remediation costs and, as such, at this time no liability has been recorded for the estimated environmental remediation costs.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 12 — Fair Values of Financial Instruments
     The following methods and assumptions were used to estimate fair values for financial instruments. For cash, accrued interest receivable and accrued interest payable, carrying value approximates fair value. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and/or information about the issuer. For loans, leases, deposits, securities sold under repurchase agreements, fixed rate FHLB advances, and subordinated debentures, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements, and the fair value is not material.
     The estimated year end fair values of financial instruments were:

	Carrying	Estimated
2007	Value	Fair Value

Financial assets:
Cash and cash equivalents	$23,634	$23,634
Securities available for sale	153,277	153,277
Loans and leases, net	431,128	440,036
Federal Home Loan Bank stock	1,445	1,445
Accrued interest receivable	3,084	3,084

Financial liabilities:
Deposits	$(480,959)	$(483,142)
Securities sold under repurchase agreements	(66,797)	(66,777)
Subordinated debentures	(10,000)	(10,090)
Advances from borrowers for taxes and insurance	(1,066)	(1,066)
Accrued interest payable	(3,607)	(3,607)

	Carrying	Estimated
2006	Value	Fair Value

Financial assets:
Cash and cash equivalents	$29,986	$29,986
Securities available for sale	279,056	279,056
Loans and leases, net	366,553	368,203
Federal Home Loan Bank stock	1,445	1,445
Accrued interest receivable	4,235	4,235

Financial liabilities:
Deposits	$(522,596)	$(522,621)
Securities sold under repurchase agreements	(86,775)	(86,775)
Federal Home Loan Bank term advances	(11,500)	(11,436)
Subordinated debentures	(10,000)	(9,963)
Advances from borrowers for taxes and insurance	(794)	(794)
Accrued interest payable	(4,151)	(4,151)
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 13 — Regulatory Matters
     The Company and its subsidiary, NorStates Bank, are subject to regulatory capital requirements administerd by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.
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
     Acutal Capital levels and minimum required levels were as follows at December 31, 2007 and 2006:

					Minimum Required to be
			Minimum Required		Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount		Ratio

2007

Total Capital (to risk weighted assets)
Consolidated	$76,824	14.77%	$41,618	8.00%		N/A
NorStates Bank	72,404	14.23	40,717	8.00	$50,896		10.00%
Tier I Capital (to risk weighted assets)
Consolidated	72,218	13.88	20,809	4.00		N/A
NorStates Bank	67,798	13.32	20,358	4.00	30,538		6.00
Tier I Capital (to average assets)
Consolidated	72,218	11.27	25,640	4.00		N/A
NorStates Bank	67,798	10.64	25,477	4.00	31,846		5.00

2006

Total Capital (to risk weighted assets)
Consolidated	$77,478	16.39%	$37,811	8.00%		N/A
NorStates Bank	71,124	15.08	37,725	8.00	$47,156		10.00%
Tier I Capital (to risk weighted assets)
Consolidated	71,555	15.14	18,905	4.00		N/A
NorStates Bank	65,246	13.84	18,862	4.00	28,293		6.00
Tier I Capital (to average assets)
Consolidated	71,555	10.23	27,968	4.00		N/A
NorStates Bank	65,246	9.32	27,945	4.00	34,931		5.00
     The Company and its subsidiary, NorStates Bank, at year end 2007 were categorized as well capitalized. Management knows of no circumstances or events which would change these categorizations.
     The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from its subsidiaries. The subsidiaries are subject to certain restrictions on the amount of dividends that they may declare without regulatory approval. At December 31, 2007, $31,687,000 of NorStates Bank’s retained earnings was available for dividend declaration without prior regulatory approval.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 14 — Earnings Per Share and Capital Matters
     Net income was utilized to calculate both basic and diluted earnings per share for all years presented. Information regarding weighted average shares utilized in computing basic and diluted earnings per share is as follows:

	2007	2006	2005

Average outstanding common shares	4,189,256	4,279,154	4,295,105

     The Company has no dilutive shares.
     Information related to stockholders’ equity at December 31, 2007 and 2006 follows:

	2007	2006

Par value per share	$0.40	$0.40
Authorized shares	6,500,000	6,500,000
Issued shares	4,472,255	4,472,255
Outstanding shares	4,178,105	4,233,105
Treasury shares	294,150	239,150
     In April 2002, the Company announced a stock repurchase program to purchase up to 200,000 shares of its stock. In February 2003, the Company announced an additional stock repurchase plan to purchase another 200,000 shares once all shares from the initial stock repurchase plan were purchased. At year-end 2007, there remains a total of 105,850 shares of stock available for purchase by the Company under the program.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 15 — Parent Company Condensed Financial Statements
     Following are condensed parent company financial statements.

Condensed Balance Sheets
December 31,	2007	2006

Assets
Cash on deposit at subsidiary bank — noninterest bearing	$4,048	$5,837
Interest-bearing deposits in unaffiliated bank	47	46

Total cash and cash equivalents	4,095	5,883
Investment in wholly-owned subsidiary bank	78,949	75,068
Goodwill	85	85
Other assets	461	547

Total assets	$83,590	$81,583

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$136	$120
Subordinated debentures	10,000	10,000

Total liabilities	10,136	10,120
Stockholders’ equity	73,454	71,463

Total liabilities and stockholders’ equity	$83,590	$81,583

Condensed Statements of Income
Years ended December 31,	2007	2006	2005

Operating income
Dividends from NorStates Bank	$2,936	$2,650	$2,958
Interest income	2	2	1

Total operating income	2,938	2,652	2,959
Operating expenses
Interest expense	680	662	178
Other operating expenses	264	292	236

Total operating expenses	944	954	414

Income before income taxes and equity in undistributed (overdistributed) earnings of NorStates Bank	1,994	1,698	2,545
Income tax benefit	365	369	160

Income before equity in undistributed (overdistributed) earnings of NorStates Bank	2,359	2,067	2,705
Equity in undistributed (overdistributed) earnings of NorStates Bank	2,029	1,025	(618)

Net income	$4,388	$3,092	$2,087

Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 15 — Parent Company Condensed Financial Statements (cont’d)

Condensed Statements of Cash Flows
Years ended December 31,	2007	2006	2005

Cash flows from operating activities
Net income	$4,388	$3,092	$2,087
Adjustments to reconcile net income to net cash from operating activities
Equity in (undistributed) overdistributed earnings of NorStates Bank	(2,029)	(1,025)	618
(Increase) decrease in other assets	86	(133)	(88)

Increase (decrease) in other liabilities	16	(295)	141

Net cash from operating activities	2,461	1,639	2,758

Cash flows from investing activities
Capital infusion to NorStates Bank	0	0	(2,000)

Net cash from investing activities	0	0	(2,000)

Cash flows from financing activities
Purchases of treasury stock	(1,241)	(1,301)	0
Subordinated debentures issued	0	0	10,000
Dividends paid	(3,008)	(2,770)	(2,663)

Net cash from financing activities	(4,249)	(4,071)	7,337

Increase (decrease) in cash and cash equivalents	(1,788)	(2,432)	8,095
Cash and cash equivalents at beginning of year	5,883	8,315	220

Cash and cash equivalents at end of year	$4,095	$5,883	$8,315

Note 16 — Other Comprehensive Income (Loss)
     Other comprehensive income components and related taxes were as follows:

	2007	2006	2005

Change in unrealized gains (losses) on securities available for sale	$3,024	$3,157	$(3,194)
Less reclassification adjustments for gains (losses) recognized in income	0	0	(169)

Net change in unrealized gains (losses)	3,024	3,157	(3,025)
Tax effect	(1,172)	(1,222)	1,171

Other comprehensive income (loss)	$1,852	$1,935	$(1,854)

Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements December 31, 2007, 2006 & 2005
Note 17 — Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net	Earnings per Share
2007	Income	Income	Income	Basic and Diluted

First quarter (1)	$9,366	$3,984	$1,529	$0.36
Second quarter	9,631	4,480	1,047	0.25
Third quarter (2)	9,685	4,741	581	0.14
Fourth quarter (3)	9,739	5,156	1,231	0.30

	$38,421	$18,361	$4,388	$1.05

	Interest	Net Interest	Net	Earnings per Share
2006	Income	Income	Income	Basic and Diluted

First quarter	$8,751	$4,020	$543	$0.13
Second quarter (4)	9,141	4,342	912	0.21
Third quarter	9,426	3,889	721	0.17
Fourth quarter (5)	9,315	3,687	916	0.21

	$36,633	$15,938	$3,092	$0.72

(1)	During the first quarter 2007, there was a reduction to the allowance for loan and lease losses and the corresponding provision for loan and lease losses of $1,425,000 due to the improvement to the credit quality of the loan portfolio and additional collateral received on an impaired loan.

(2)	During the third quarter 2007, there was a provision for loan and lease lossses of $967,000 due to the growth in the loan portfolio and concerns over the weakening economy and its affect on the loan portfolio.

(3)	During the fourth quarter 2007, there was a provision for loan and lease lossses of $539,000 due to the growth in the loan portfolio and increased nonperforming loans

(4)	During the second quarter 2006, there was the one time cash basis collection of $307,000 on nonaccurual lease pools

(5)	During the fourth quarter 2006, the Company recognized a gain of $491,000 on the sale of other real estate owned. During the fourth quarter 2006, the Company reduced other operating income by $175,000 due to decreased ATM service charge income from the correction of bookkeeping errors. An additional $62,000 increased other operating expenses due to other ATM related issues.
Annual Report 2007
Northern States Financial Corporation

Notes to the Consolidated Financial Statements
(Table Amounts in Thousands of Dollars, except per share data)
Note 18 — Adoption of SEC Staff Accounting Bulletin No. 108 (“SAB 108”)
     In September 2006, the SEC staff issued SAB 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements.” SAB 108 was issued to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. SAB 108 establishes an approach that requires quantification of financial misstatements based on the effects of the misstatements on each of a company’s financial statements and related financial statement disclosures. SAB 108 allows the recording of aggregate cumulative misstatements to be adjusted to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. SAB 108 may be used for the correction of the misstatements if the misstatements are not material to any one year but the cumulative effect of the errors would be material if corrected in 2006.
     In the first quarter of 2007, the Company discovered a bookkeeping error in the posting of its ATM service charge income that affected not only 2006 but prior years as well. This error caused an overstatement of the Company’s reported cash and due from banks and noninterest income. The amount of the overstatement for the periods prior to 2006 totaled $426,000. SAB 108 allows that not only this $426,000 misstatement be corrected, but any other uncorrected misstatements previously identified for prior periods must also be corrected through this adjustment.
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

	Period in which the
	Misstatement Originated (1)
	Cumulative			Adjustment
	Prior to	Year Ended		Recorded as of
	January 1,	December 31,		January 1,
	2004	2004	2005	2006

ATM fee income (2)	$(163)	$(126)	$(137)	$(426)
Deferred loan costs (3)	143	27	(11)	159
Other real estate owned (4)			(133)	(133)

Effect on pretax income	(20)	(99)	(281)	(400)
Income tax effect (5)	(8)	(38)	(109)	(155)

Effect on net income (6)	$(12)	$(61)	$(172)

Retained earnings (7)				$(245)

(1)	These errors, other than the ATM fee income-related errors, were previously quantified under the roll-over method and management concluded that they were immaterial, both individually and in the aggregate, to the consolidated financial statements period.

(2)	ATM fee income was overstated due to a bookkeeping error. To correct this error, a decrease to cash and due from banks for $426,000 was recorded as of January 1, 2006 with a corresponding decrease to retained earnings and tax liability.

(3)	Deferred loan costs from loan originations were understated for periods prior to 2005 and overstated for 2005. Deferred loan origination costs were increased by $159,000 as of January 1, 2006 with a corresponding increase to retained earnings and tax liability in order to correct this misstatement.

(4)	Other real estate owned was incorrectly valued in 2005. A decrease was recorded to other real estate owned of $133,000 to correct this misstatement with a corresponding decrease to retained earnings and tax liability

(5)	As a result of the misstatements described above, the net provision for income tax was overstated by $155,000 using the Company’s effective tax rate of 38.818% and the tax liability was decreased by this amount.

(6)	These amounts represent the net over-statement of net income for each period resulting from these misstatements.

(7)	The amount of $245,000 represents the net reduction to retained earnings as of January 1, 2006 to reflect the initial application of SAB 108 and the adjustments described above.
Annual Report 2007
Northern States Financial Corporation